As filed with the Securities and Exchange Commission on September 17, 2026

Registration No. 333-298601

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Miluna Acquisition Corp*

(Exact name of Registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For Co-Registrants, see “Table of Co-Registrants” on the following page.

12F, No. 43,

Cheng Gong Road, Sec 4, Neihu

Taipei, Taiwan
Telephone: +886 900-605-199
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ying Li, Esq. Sally Yin, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 Telephone: (212) 530-2206	Debbie A. Klis, Esq. Rimôn PC 1050 Connecticut Avenue NW, Suite 500 Washington, DC, 20036 Telephone: (202) 935-3390

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this Registration Statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant and Co-Registrant hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant and Co-Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

* All securities being registered will be issued by Miluna Acquisition Corp, which will be renamed “Kukugan Corp” immediately following the consummation of the Business Combination described herein.

TABLE OF CO-REGISTRANT

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
CADV Ventures S.A.	Poland	7379	N/A

(1)	The Co-Registrant has the following principal executive office:

Plac Powstańców Warszawy 2

00-030 Warsaw, Poland

(2)	The agent for service for the Co-Registrant is:

Tengtu, Inc.

2807 Jackson Ave, FL 5th,

Long Island City, NY 11101

Telephone: (646) 952-1683

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described herein until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION — DATED September 17, 2026

Prospectus for up to 11,194,692 Class A Ordinary Shares

of: Miluna Acquisition Corp

(Following consummation of the Business Combination, Miluna Acquisition Corp will be Renamed “Kukugan Corp” in Connection With the Business Combination Described Herein)	Proxy Statement for Extraordinary General Meeting of: Miluna Acquisition Corp, a Cayman Islands Exempted Company

Dear Miluna Acquisition Corp Shareholders:

On April 23, 2026, the board of directors (the “SPAC Board”) and the special committee of the SPAC Board (the “Special Committee”) of Miluna Acquisition Corp (“SPAC” or “Miluna”), a Cayman Islands exempted company, unanimously approved the Business Combination Agreement, dated April 23, 2026, by and among SPAC, Kukugan Invest, a Cayman Islands exempted company (“Parent” or “Kukugan”), and CADV Ventures S.A., a Polish company and a wholly-owned subsidiary of Parent (the “Company” or “CADV”) (as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which the following will occur: Parent will merge with and into the SPAC, with the SPAC continuing as the surviving company, as a result of which the Company shall become a wholly-owned subsidiary of the surviving company (the “Merger” or the “Business Combination,” and the time of the Merger, the “Effective Time”). Following the Effective Time, Miluna will be renamed Kukugan Corp and is referred to herein as “PubCo.” The transactions contemplated by the Business Combination Agreement are referred to herein as the “Transactions.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

CADV is a technology company headquartered in Warsaw, Poland. CADV’s operations are focused on providing technical support services for information technology systems used in business operations. CADV’s primary objective is to assist companies in maintaining the stability and reliability of their IT infrastructure by providing access to a dedicated team of technology specialists and by deploying artificial intelligence-based tools and solutions. CADV seeks to redefine digital engagement through the application of artificial intelligence, with the goal of delivering personalized, predictive experiences to end users. CADV’s platform is designed to enable businesses, ranging from established financial institutions to early-stage companies, to enhance conversion rates, reduce customer wait times, and improve overall customer engagement. Through its AI-driven personalization and predictive analytics capabilities, CADV aims to set new industry benchmarks for engagement efficiency and customer experience outcomes. CADV’s active development of its proprietary enterprise AI platform has been paused due to funding constraints, and the platform is not currently operational. The Business Combination is intended to provide CADV with the capital necessary to redevelop and commercialize its next-generation proprietary AI platform.

CADV is ultimately controlled by Mr. Shang Ju Lin, the sole shareholder of Parent (the “Parent Shareholder”), who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026. Mr. Lin previously served as both the chief executive officer and director of SPAC until his resignation on December 1, 2025. He also previously served as the sole director and sole shareholder of MilunaC Technology Limited (the “Sponsor”), which holds 1,645,000 ordinary shares of SPAC (the “Insider Shares”) and 203,100 private units of the SPAC (the “Private Placement Units”). On November 12, 2025, Mr. Lin resigned as the sole director of the Sponsor, and Mr. Hao Yuan was appointed as the Sponsor’s sole director. In connection with this transition, Mr. Lin transferred 70% of the equity interests in the Sponsor to Mr. Yuan and another person. Following these transfers, and as of date of this prospectus, the Sponsor has three shareholders. No shareholder of the Sponsor has the right to vote or dispose of, or direct the voting or disposition of, the SPAC securities held by the Sponsor. Accordingly, the Sponsor reports beneficial ownership of 100% of the securities it directly holds, and no individual shareholder of the Sponsor is deemed to beneficially own more than his or her respective indirect pecuniary interest in such securities. On December 1, 2025, Mr. Lin resigned as chief executive officer and director of SPAC. Mr. Lin currently holds 25,000 Insider Shares and has agreed to vote all such Insider Shares in favor of all the proposals being presented at the extraordinary general meeting of SPAC.

Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. Because CADV is controlled by Mr. Lin, SPAC has entered into a business combination transaction with a company controlled by SPAC’s former chief executive officer and the former sole director of the Sponsor. On one hand, Mr. Lin may benefit from the completion of the Business Combination because, if the Business Combination is consummated, Mr. Lin’s direct 25,000 Insider Shares and his indirect economic interest in the Sponsor’s 1,645,000 Insider Shares and 203,100 Private Placement Units may retain value and avoid forfeiture, expiration or loss of value that could occur if SPAC fails to complete a business combination. Conversely, the Sponsor and SPAC’s officers and directors may benefit from Mr. Lin’s identification, reorganization and control of CADV as a potential business combination target because Mr. Lin’s control of CADV may facilitate CADV’s approval of the Business Combination and increase the likelihood that SPAC will complete a business combination. If SPAC completes the Business Combination, the Sponsor and SPAC’s officers and directors may avoid the forfeiture or loss of value of their SPAC securities, including the Sponsor’s 1,645,000 Insider Shares and 203,100 Private Placement Units and the 55,000 Insider Shares owned by SPAC’s officers and directors. These interests may create incentives for the Sponsor and SPAC’s officers and directors to support the Business Combination even if it is not in the best interests of SPAC’s public shareholders (the “Public Shareholders”). See the sections entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination” and “The Business Combination — Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination” for more information.

In recognition of these potential conflicts of interest and to mitigate potential conflicts of interest, the SPAC Board established a special committee comprised solely of independent and disinterested directors (the “Special Committee”) to evaluate and negotiate the Business Combination. The SPAC Board authorized the Special Committee, to the fullest extent permitted by applicable law and SPAC’s governing documents, to take all actions necessary or advisable in connection with its evaluation of the proposed Business Combination. The Special Committee was authorized to review, evaluate, negotiate and approve the definitive agreements relating to the Business Combination and to take such other actions as it considered necessary or appropriate in connection therewith, in each case acting in what it considered to be in the best interests of SPAC and its shareholders as a whole. In connection with its review of the proposed Transactions, the Special Committee engaged King Kee Appraisal and Advisory Limited (“KKG”) to render an opinion as to the fairness, from a financial point of view, to the SPAC’s unaffiliated shareholders of the aggregate transaction consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement. A copy of KKG’s fairness opinion is attached hereto as Annex H. Additionally, the Special Committee engaged the Law Offices of Jenny Chen-Drake (“JCD”) as its independent legal advisor. Neither JCD nor KKG had been engaged by CADV during the prior two years. See the sections entitled “The Business Combination — Special Committee Oversight” for more information.

Pursuant to the Business Combination Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any party or the holders of securities of the SPAC, the following will occur:

(1)	Each unit of SPAC (a “SPAC Unit”) that is issued and outstanding shall be automatically separated (the “Unit Separation”) into one ordinary share, par value $0.0001 per share, of SPAC (a “SPAC Ordinary Share”), and one warrant of SPAC in accordance with the terms of the SPAC Units (a “SPAC Warrant”);

(2)	Each SPAC Ordinary Share (including the SPAC Ordinary Shares issued upon the Unit Separation, but not including any treasury shares, dissenting shares and public shares validly submitted for redemption and not withdrawn), which is issued and outstanding immediately prior to the Effective Time, will remain issued and outstanding and be re-designated into one Class A ordinary share, par value $0.0001 per share, of PubCo (each, a “PubCo Class A Ordinary Share”);

(3)	Each SPAC Warrant issued and outstanding will remain issued and outstanding and unchanged. However, all SPAC Warrants shall be exercisable solely for PubCo Class A Ordinary Shares and shall not be exercisable for class B ordinary shares of a par value of $0.0001 each of PubCo (the “PubCo Class B Ordinary Shares,” together with PubCo Class A Ordinary Shares, the “PubCo Ordinary Shares”);

(4)	Each ordinary share of Parent (a “Parent Ordinary Share”) (but not including any treasury shares or dissenting shares of Parent), which is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive: (i) a number of PubCo Class A Ordinary Shares equal to that number of PubCo Class A Ordinary Shares determined by dividing (x) $250,000,000 (the “Aggregate Transaction Consideration Value”) by (y) $10.00 (the quotient obtained from dividing (x) by (y), the “Transaction Consideration Shares”); divided by the total number of Parent Ordinary Shares issued and outstanding immediately prior to the Effective Time;

(5)	SPAC will effect the redemption of the SPAC Ordinary Shares issued as part of the SPAC Units issued in SPAC’s initial public offering (the “IPO,” and the SPAC Ordinary Shares issued therein, the “Public Shares,”) that are validly submitted for redemption and not withdrawn (the “Redemptions”);

(6)	SPAC will adopt a new amended and restated memorandum and articles of association, which will become the amended and restated memorandum and articles of association of PubCo (the “PubCo A&R Articles”). The PubCo A&R Articles will authorize the issuance of PubCo Class B Ordinary Shares, subject to the following rights and restrictions: (i) each PubCo Class B Ordinary Share entitles the holder to fifteen (15) votes per share on all matters submitted to a vote of shareholders; (ii) the PubCo Class B Ordinary Shares are not convertible into PubCo Class A Ordinary Shares or any other securities; (iii) upon any liquidation, dissolution, winding up, or redemption of the surviving company, each PubCo Class B Ordinary Share shall be entitled to receive an amount equal to its par value only, with no further participation in remaining assets; (iv) PubCo Class B Ordinary Shares may only be beneficially and exclusively owned by the designated individual and are non-transferable, subject to limited exceptions for affiliates and entities established for the direct or indirect benefit of the designated individual; and (v) PubCo Class B Ordinary Shares shall carry no economic participation rights, including no entitlement to dividends or distributions, and may only be redeemed at par value.

In addition to the Transaction Consideration Shares, following the closing of the Business Combination (the “Closing”), PubCo will issue to the shareholders of Parent as of immediately prior to the Effective Time (the “Earn-Out Recipients”), their allocable portion of up to 5,000,000 PubCo Class A Ordinary Shares (the “Earn-Out Shares”), if PubCo achieves the consolidated revenue of at least $7,000,000 for the fiscal year ending December 31, 2027, as reflected in its audited consolidated financial statements for that fiscal year. Upon the achievement of this milestone, PubCo shall issue the Earn-Out Shares to Earn-Out Recipients on a pro-rata basis, based on their relative share of the Transaction Consideration Shares received pursuant to the Business Combination Agreement. The Earn-Out Shares shall be issued within ten (10) Business Days following the filing of PubCo’s annual report with the SEC for the fiscal year ending December 31, 2027.

Additionally, at the Effective Time, PubCo shall issue 10,000,000 PubCo Class B Ordinary Shares to KKXX Investment, a British Virgin Islands business company controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor, for nominal consideration, in accordance with the PubCo A&R Articles. Such issuance shall be in addition to, and shall not form part of, the Aggregate Transaction Consideration Value of $250,000,000.

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain closing conditions of the respective parties, including, without limitation: (i) this registration statement having been declared effective in accordance with the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of this registration statement being in effect, and no proceedings for purposes of suspending the effectiveness of this registration statement having been initiated or threatened in writing by the SEC; (ii) the approval and adoption of the Business Combination Agreement and the Transactions by requisite vote of each of the SPAC’s, Parent’s shareholders, and Special Committee (respectively, the “SPAC Shareholder Approval,” “Parent Shareholder Approval,” and “Special Committee Approval”); (iii) the PubCo’s securities having been conditionally approved for listing on the Nasdaq Stock Market LLC (“Nasdaq”), New York Stock Exchange American (“NYSE American”), or any other major U.S. national securities exchange, subject only to official notice thereof; (iv) the accuracy of the representations and warranties of each party to the Business Combination Agreement and the performance of the covenants and agreements of the parties to the Business Combination Agreement; (v) the absence of any Material Adverse Effect with respect to each of SPAC, Parent, and the Company; (vi) certain indebtedness of the Company having been discharged in full. Conditions (i) through (iii) above are for the benefit of all parties to the Business Combination Agreement and subject to waiver by the Company and SPAC, conditions (iv) and (v) above are for the benefit of each of SPAC and the Company, as applicable, and subject to waiver by such party individually, and condition (vi) is for the benefit of SPAC and subject to waiver by SPAC. For more information, see “The Business Combination Agreement — Conditions to Closing.”

In connection with the execution of the Business Combination Agreement, on April 23, 2026, SPAC, Parent and MilunaC Technology Limited, a British Virgin Islands business company, entered into a sponsor support agreement (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, among other things, (a) vote any SPAC Ordinary Shares held by such Sponsor, as applicable, in favor of the Business Combination Agreement and the transactions contemplated thereby, (b) waive its anti-dilution rights under the amended and restated memorandum and articles of association of SPAC (the “SPAC Articles”). The Sponsor Support Agreement also provides that the Sponsor has agreed irrevocably to waive its redemption rights in connection with the consummation of the Transactions with respect to any SPAC Ordinary Shares they may hold. The Sponsor Support Agreement expires upon the earlier of the Effective Time and the termination of the Business Combination Agreement. No consideration has been or will be paid by SPAC, Parent or the Company to the Sponsor in connection with such agreements. For more information, see “Ancillary Documents — Sponsor Support Agreement.”

Concurrently with the execution of the Business Combination Agreement, on April 23, 2026, Parent, the SPAC, and the Parent Shareholder entered into a support agreement (the “Parent Support Agreement”), pursuant to which the Parent Shareholder has agreed to (a) vote the Parent Ordinary Shares held by the Parent Shareholder (together with any other equity securities thereafter acquired by the Parent Shareholder, the “Parent Subject Securities”) in favor of the Business Combination Agreement and the transactions contemplated thereby, (b) be bound by certain other covenants and agreements related to the Transactions, and (c) be bound by certain transfer restrictions with respect to the Parent Subject Securities. The Parent Support Agreement expires upon the earlier of the Effective Time and the termination of the Business Combination Agreement. For more information, see “Ancillary Documents — Parent Support Agreement.”

The Business Combination Agreement contemplates that, at the Closing, PubCo, the Sponsor, certain shareholders of Parent and the other parties signatory thereto (each, a “Holder”) will enter into a Registration Rights Agreement (the “New Registration Rights Agreement”), pursuant to which PubCo will, from time to time, register for resale the SPAC Ordinary Shares held by the Holders immediately following the Closing, any SPAC Ordinary Shares that may be acquired upon the exercise, conversion, or redemption of any derivative security held by the Holders immediately following the Closing, any equity securities that are “restricted securities” or held by an “affiliate” (each as defined in Rule 144 under the Securities Act), and any other equity security issued in a share dividend, share split, or similar transaction (collectively, the “Registrable Securities”). Pursuant to the New Registration Rights Agreement, among other things, PubCo will agree to file a shelf registration statement on Form S-1 (“Shelf Registration Statement”) registering the sale or resale of all of the Registrable Securities no later than 30 days after the Closing. Additionally, (x) Holders of at least a majority-in-interest of the then outstanding number of Registrable Securities, (y) the Sponsor and (z) affiliates of the Sponsor may make written demands for registration under the Securities Act of all or part of their Registrable Securities, provided that the Registrable Securities are no longer subject to lock-up and at least 12 months have passed since the filing of the Form 10 information (as defined in Rule 144(i)(3) of the Securities Act) with the SEC. Pursuant to the New Registration Rights Agreement, PubCo will also provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement also provides that PubCo will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities. The New Registration Rights Agreement will terminate upon the earlier of the 7th anniversary of the date of the New Registration Rights Agreement, the date on which no Registrable Securities remain outstanding, and with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. For more information, see “Ancillary Documents — New Registration Rights Agreement.”

The Business Combination Agreement also contemplates that, at the Closing, PubCo will enter into a lock-up agreement (the “Lock-Up Agreement”) with the shareholders of Parent as of immediately prior to the Effective Time (the “Parent Closing Shareholders”) providing that the Parent Closing Shareholders, as the holders of the Parent Ordinary Shares, will not, subject to certain customary exceptions, transfer any PubCo Ordinary Shares received by the Parent Closing Shareholders pursuant to the Business Combination Agreement (together with any securities paid as bonus share issuance, dividends or distributions with respect to such securities or into which such securities are changed or exchanged or which are received in any recapitalization, share exchange, share conversion or similar transactions, the “Lock-Up Securities”) during the period commencing from the date of Closing until the earlier of (i) six months after the Closing or (ii) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction in which all of its shareholders have the right to exchange their ordinary shares for cash, securities or other property. For more information, see “Ancillary Documents — Lock-Up Agreement.” The Parent Closing Shareholders include Mr. Lin, who serves as chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor, and the following four advisory firms to Parent: Agile Advisory, Nexus Advisory, MMT2KKG Advisory, and Flux Advisory. Of the 25,000,000 Transaction Consideration Shares expected to be issued to the Parent Closing Shareholders, Mr. Lin is expected to receive 21,875,000 PubCo Class A Ordinary Shares, and the four advisory firms are expected to receive the remaining 3,125,000 PubCo Class A Ordinary Shares (approximately 12.5% of the Transaction Consideration Shares) in the aggregate, allocated as follows: (i) 875,000 shares to Agile Advisory, (ii) 500,000 shares to Nexus Advisory, (iii) 875,000 shares to MMT2KKG Advisory, and (iv) 875,000 shares to Flux Advisory. The Parent Closing Shareholders may have interests in the Business Combination that are different from, in addition to, or in conflict with, the unaffiliated shareholders of SPAC. See the section entitled “The Business Combination — Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination” for more information.

On April 17, 2026, the SPAC Board and Special Committee received a fairness opinion from KKG, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by KKG in preparing its opinion, the Aggregate Transaction Consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement is fair, from a financial point of view to the SPAC Unaffiliated Shareholders (defined as SPAC Shareholders other than the Sponsor, officers, directors, or affiliates of SPAC or the Sponsor, redeeming shareholders, and dissenting shareholders). A copy of KKG’s written opinion is attached hereto as Annex H. For more information, see “The Business Combination — Background of the Business Combination”, “— Interests of Certain SPAC Persons in the Business Combination” and “— Fairness Opinion.” In reaching its determination and recommendation, the SPAC Board considered, among other things, the unanimous recommendation of the Special Committee, the financial analysis and opinion of KKG, and the SPAC Board’s own review and evaluation of the Business Combination, including the terms of the Business Combination Agreement, the related transaction documents, CADV’s business, financial condition and prospects, and the other factors described in “The Business Combination — The Special Committee’s and SPAC Board’s Reasons for the Approval of the Business Combination.”

After careful consideration, including the matters described above, the Special Committee and SPAC Board have unanimously determined that the Business Combination is advisable and in the best interests of SPAC and its shareholders, unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement, and approval of the Transactions, including the Merger, and “FOR” all other proposals presented to the SPAC Shareholders in this proxy statement/prospectus. The Business Combination was not structured to require the approval of at least a majority of SPAC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law. When you consider the recommendation of the proposals herein by the SPAC Board, you should keep in mind that the Sponsor and SPAC’s directors and officers and their affiliates have interests in the Business Combination that may conflict with your interests as a shareholder. In particular, you should be aware that the Business Combination is with a company ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. See the section entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination” and “The Business Combination — Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination” for a further discussion of these considerations.

Immediately following the Closing, assuming no Redemptions of Public Shares, and without giving effect to any dilutive instruments, including the Earn-Out Shares and the shares issuable upon the exercise of the warrants, it is expected that the equity ownership of PubCo will be as follows: (i) Public Shareholders will own approximately 19.1% of PubCo Ordinary Shares issued and outstanding at that time, (ii) the Sponsor will own approximately 4.5% of the PubCo Ordinary Shares issued and outstanding at that time, (iii) the SPAC’s officers and directors will own approximately 0.2% of the PubCo Ordinary Shares issued and outstanding at that time, and (iv) the Parent Closing Shareholders will own approximately 69.1% of the PubCo Ordinary Shares issued and outstanding at that time. In terms of voting control of PubCo immediately following the Closing, assuming no Redemptions of Public Shares, and excluding any dilutive instruments, including the Earn-Out Shares and the shares issuable upon the exercise of the warrants, it is expected that the voting power of PubCo will be as follows: (i) Public Shareholders will hold approximately 3.7% of the total voting power of PubCo, (ii) the Sponsor will hold approximately 0.9% of the total voting power of PubCo, (iii) SPAC’s officers and directors will hold approximately 0.04% of the total voting power of PubCo, and (iv) the Parent Closing Shareholders will hold approximately 94.0% of the total voting power of PubCo. Mr. Shang Ju Lin, the Parent Shareholder, is expected to control approximately 92.32% of the total voting power of PubCo under the No Redemptions Scenario through (a) 21,875,000 PubCo Class A Ordinary Shares issued as Transaction Consideration Shares, (b) 25,000 PubCo Class A Ordinary Shares issuable upon conversion of the 25,000 Insider Shares that he holds directly, and (c) 10,000,000 PubCo Class B Ordinary Shares issuable to KKXX Investment, a British Virgin Islands business company controlled by Mr. Lin. Under the Maximum Redemptions Scenario, Mr. Lin is expected to control approximately 96.07% of the total voting power of PubCo. The difference between equity ownership and voting power is a result of the issuance at Closing of 10,000,000 PubCo Class B Ordinary Shares to KKXX Investment. Each PubCo Class B Ordinary Share carries 15 votes per share but has no economic rights, including no rights to dividends, distributions, or participation in the net assets of PubCo upon liquidation (other than nominal par value). Accordingly, such PubCo Class B Ordinary Shares are excluded from the equity ownership percentages of PubCo set forth above but are included in the voting power percentages set forth above.

The Public Shareholders currently own 78.2% of the issued and outstanding SPAC Ordinary Shares prior to the Business Combination. Accordingly, Public Shareholders, as a group, will experience immediate dilution as a consequence of the Business Combination. As redemptions increase, the overall percentage ownership held by the Sponsor, the members of SPAC Board and/or management team (the “Insiders”), and the Parent Closing Shareholders will increase as compared to the overall percentage ownership and voting percentage held by Public Shareholders, thereby increasing dilution to Public Shareholders. For more information on the percentage of the issued and outstanding PubCo Ordinary Shares immediately following the Closing that are expected to be held by security holders in various redemption scenarios, see “Questions and Answers About the Business Combination — What equity stake and voting power will current SPAC Shareholders and the Parent Closing Shareholders hold in PubCo immediately after the consummation of the Business Combination?” and for more information about dilution to Public Shareholders, see “Dilution.”

Material Financing Transactions

Prior to the SPAC’s IPO, the Sponsor paid an aggregate of $25,000 for 1,725,000 ordinary shares, par value $0.0001 per share of the SPAC (the “Insider Shares”), or approximately $0.014 per share. On July 18, 2025, the Sponsor transferred an aggregate of 80,000 Insider Shares to the then chief executive officer, chief financial officer and the then three independent directors of SPAC pursuant to executed share transfer agreements. Mr. Shang Ju Lin, in his capacity as SPAC’s then chief executive officer, received 25,000 Insider Shares pursuant to such arrangements. Simultaneously with the consummation of the IPO (including full exercise of the over-allotment option by the underwriters of the IPO), the Sponsor, purchased 203,100 Private Placement Units at a price of $10.00 per Unit in a private placement, generating gross proceeds to the SPAC of $2,031,000. Additionally, the Sponsor provided a non-interest bearing loan of $350,000 (the “Sponsor Loan”) pursuant to an unsecured promissory note dated June 24, 2025 (the “Promissory Note”). On October 24, 2025, SPAC fully repaid the borrowing under the Promissory Note.

Further, if necessary in order to finance transaction costs in connection with the Business Combination, the Sponsor or certain of the SPAC’s officers and directors may, but are not obligated to, loan the SPAC funds as may be required (“Working Capital Loans”). If SPAC completes the Business Combination, SPAC would repay any such Working Capital Loans out of the proceeds of the Trust Account released to SPAC, without interest, or, at the lender’s discretion, up to $3,000,000 of such Working Capital Loans may be convertible into Private Placement Units at a price of $10.00 per unit. Such units would be identical to the Private Placement Units sold in the private placement consummated simultaneously with the IPO. In the event that SPAC does not consummate an initial business combination, no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of the date of this proxy statement/prospectus, SPAC had no outstanding borrowings under Working Capital Loans.

The securities to be issued to the Sponsor and SPAC’s officers and directors may result in a material dilution of the equity interests of non-redeeming Public Shareholders. See “Dilution”, “The Business Combination — Interests of Certain SPAC Persons in the Business Combination”, “The Business Combination — Compensation to be Received by the Sponsor and SPAC’s Officers and Directors in Connection with the Business Combination” and “Information About SPAC — Executive and Director Compensation.”

The Sponsor and SPAC’s officers and directors will also be reimbursed for loans, advances, and out-of-pocket expenses incurred by them related to identifying, negotiating, investigating and completing the Business Combination. There are no advances or out-of-pocket reimbursable expenses as of the date of this proxy statement/prospectus. Additionally, the Sponsor and SPAC’s officers and directors will be entitled to continued indemnification and the continuation of directors’ and officer’s liability insurance after the Business Combination.

None of the funds in the Trust Account will be used to compensate SPAC’s officers or directors. Except as set forth above, no compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsor or SPAC’s officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. The reimbursement of expenses and advances to the Sponsor and SPAC’s officers and directors may result in a material dilution of the equity interests of non-redeeming Public Shareholders. See “Dilution”, “The Business Combination — Interests of Certain SPAC Persons in the Business Combination”, “— Compensation to be Received by the Sponsor and SPAC’s Officers and Directors in Connection with the Business Combination” and “Information About SPAC — Executive and Director Compensation.”

PIPE Investment

Pursuant to the Business Combination Agreement, during the Interim Period, SPAC and Parent shall use their good faith efforts to obtain commitments from certain investors (the “PIPE Investors”) for a private placement (the “PIPE Investment”) and/or secure an Equity Line of Credit (“ELOC”) of up to $50,000,000. If SPAC seeks either a PIPE Investment or an ELOC, Parent and the Company will cooperate with each other and their respective representatives, using commercially reasonable efforts to cause these transactions to occur. For the avoidance of doubt, the PIPE Investment and ELOC are not required for the consummation of the Business Combination and, if pursued, will be undertaken on a commercially reasonable efforts basis. As of the date of this proxy statement/prospectus, the parties to the Business Combination Agreement intend to obtain the PIPE Investment, but there is no assurance that they will be able to do so and there are currently no commitments for such investment. If the parties are unable to obtain the PIPE Investment, it would result in PubCo having less capital and funds available than originally anticipated for working capital purposes after the closing of the Business Combination and could make it more difficult to obtain, or maintain, listing of PubCo’s securities on a national securities exchange.

Compensation to be Received by the Sponsor and SPAC’s Directors and Officers

Set forth below is a summary of the amount of compensation and securities received, to be received or that may be received by the Sponsor, and SPAC’s directors, officers and their affiliates in connection with the Business Combination and related transactions.

Entity/Individual	Securities Issued or to be Issued	Other Compensation
Sponsor	203,100 Private Placement Units purchased simultaneously with the closing of the IPO and the over-allotment option of the underwriters of the IPO.	Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Sponsor, Officers and Directors	Repayment of working capital loans that our sponsor, officers, directors or their affiliates may, but are not obligated to, loan us from time to time, in whatever amount they deem reasonable in their sole discretion, to finance transaction costs, or the issuance of Private Placement Units upon the conversion of up to $3,000,000 of such working capital loans.	$10,000 per month until the closing of the initial business combination or the liquidation.
Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Business Combination.
The Sponsor and officers and directors of SPAC collectively own 1,700,000 Insider Shares, or approximately $0.014 per share.

Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; no such amounts are outstanding as of the date of this proxy statement/prospectus.

Potential conflicts of interest in connection with the Business Combination

There may be actual or potential material conflicts of interest between or among (i) the Sponsor and SPAC’s officers and directors, and the Company’s officers and directors and (ii) SPAC Unaffiliated Shareholders. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination, the shares to be issued to the Sponsor and SPAC’s officers and directors in connection with the Business Combination, and the reimbursement of loans and advances. In particular, Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. Because CADV is controlled by Mr. Lin, SPAC has entered into a business combination transaction with a company controlled by SPAC’s former chief executive officer and the former sole director of the Sponsor. On one hand, Mr. Lin may benefit from the completion of the Business Combination because, if the Business Combination is consummated, Mr. Lin’s direct 25,000 Insider Shares and his indirect economic interest in the Sponsor’s 1,645,000 Insider Shares and 203,100 Private Placement Units may retain value and avoid forfeiture, expiration or loss of value that could occur if SPAC fails to complete a business combination. Conversely, the Sponsor and SPAC’s officers and directors may benefit from Mr. Lin’s identification, reorganization and control of CADV as a potential business combination target because Mr. Lin’s control of CADV may facilitate CADV’s approval of the Business Combination and increase the likelihood that SPAC will complete a business combination. If SPAC completes the Business Combination, the Sponsor and SPAC’s officers and directors may avoid the forfeiture or loss of value of their SPAC securities, including the Sponsor’s 1,645,000 Insider Shares and 203,100 Private Placement Units and the 55,000 Insider Shares owned by SPAC’s officers and directors. These interests may create incentives for the Sponsor and SPAC’s officers and directors to support the Business Combination even if it is not in the best interests of Public Shareholders. See the section entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination,” “The Business Combination — Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination” and “The Business Combination — Compensation to be Received by the Sponsor and SPAC’s Officers and Directors in Connection with the Business Combination” for more information.

These interests include, among other things:

●	The Sponsor and directors and officers of SPAC hold 1,700,000 Insider Shares, initially purchased for $0.014 per share. Such 1,700,000 PubCo Class A Ordinary Shares that the Sponsor and directors and officers of SPAC will hold upon consummation of the Business Combination, if unrestricted and freely tradable, would have an aggregate value of approximately $17.19 million based on the closing price of $10.11 per SPAC Ordinary Share on Nasdaq on July 2, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

●	Given the differential in the purchase price that the Sponsor paid for the Insider Shares as compared to the price of the SPAC Ordinary Shares included in the SPAC Units sold in the IPO, the Sponsor may earn a positive rate of return on its investment even if the PubCo Ordinary Shares trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor will realize a gain on their investment at times when the Public Shareholders realize a loss.

●	The Sponsor purchased 203,100 Private Placement Units for $2,031,000, or $10.00 per Private Placement Unit, in a private placement that closed simultaneously with the IPO. Each Private Placement Unit consists of one SPAC Ordinary Share and one SPAC Warrant. Following the Business Combination, the 203,100 PubCo Ordinary Shares that the Sponsor will receive upon conversion of such Private Placement Units, if unrestricted and freely tradable, would have had an aggregate market value of approximately $2.05 million based on the closing price of $10.11 per SPAC Ordinary Share on Nasdaq on July 2, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

●	Each of the Sponsor and the directors and officers of SPAC will lose its entire investment in us, valued at approximately $2,055,638 for the Sponsor, if we do not complete a business combination by April 24, 2027 (or up to July 24, 2027 if the original date is extended as described in the prospectus relating to the IPO, subject to applicable law). If we do not consummate a business combination by such date, as promptly as reasonable but not more than ten business days thereafter, we will redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for the claims of creditors and the requirements of other applicable law. In such event, the 1,700,000 Insider Shares and 203,100 Private Placement Units held by the Sponsor and the directors and officers of SPAC, may be worth very little, because following the redemption of Public Shares, we would likely have few, if any, net assets and because the Sponsor have agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 203,100 SPAC Warrants underlying the Private Placement Units held by the Sponsor will expire and become worthless.

●	Mr. Shang Ju Lin, SPAC’s former chief executive officer and director and the former sole director and sole shareholder of the Sponsor, is the Parent Shareholder and ultimately controls CADV. In this capacity, Mr. Lin identified and reorganized CADV and presented it to the SPAC Board as a potential business combination target. As the ultimate controlling person of CADV through KKXX Investment, Mr. Lin has the ability to influence CADV’s approval of the Business Combination. This relationship may facilitate the identification and consummation of a business combination and may benefit the Sponsor and SPAC’s officers and directors by increasing the likelihood of completing a business combination within the required timeframe, thereby preserving the value of their entire investment in SPAC, which would otherwise be worthless if the SPAC does not complete a business combination by April 24, 2027 (or up to July 24, 2027 if the original date is extended as described in the prospectus relating to the IPO, subject to applicable law).

●	The Sponsor and the SPAC’s officers and directors have agreed not to redeem any of the SPAC Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

●	If the Trust Account is liquidated, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into a letter of intent, confidentiality or similar agreement or business combination agreement or claims of any third party for services rendered or products sold to us (other than our independent registered public accounting firm and the Representatives), but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

●	The SPAC’s existing and former officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination. Additionally, pursuant to the Letter Agreement and the Indemnification Agreement, the indemnification of the Sponsor, respectively, will survive the Closing.

●	In connection with the Closing, the Sponsor and the SPAC’s current officers and directors would be entitled to the repayment of any outstanding working capital loans and advances that have been made to the SPAC. In order to finance transaction costs in connection with a business combination, the Sponsor or certain of the SPAC’s officers or directors may, but are not obligated to, loan the SPAC Working Capital Loans. In the event that a business combination does not close, the SPAC may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $3,000,000 of such Working Capital Loans may be convertible into private placement units at $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. As of the date of this proxy statement/prospectus, no such Working Capital Loans are outstanding.

●	Additionally, the Sponsor would be entitled to the repayment of any loans that have been made to the SPAC pursuant to Sponsor Loan. In the event that a business combination does not close, the SPAC may use a portion of the working capital held outside the Trust Account to repay the Sponsor Loan, but no proceeds from the Trust Account would be used to repay the Sponsor Loan. As of the date of this proxy statement/prospectus, there is no outstanding balance under the Sponsor Loan.

●	Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Sponsor, and the SPAC’s current officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans. As of the date of this proxy statement/prospectus, no reimbursable out-of-pocket expenses, advances, and other loans were outstanding.

●

The fact that Luhuan Zhong is expected to be a director of PubCo following the Business Combination. As such, in the future, he may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that the PubCo Board determines to pay its non-employee directors.

●

Pursuant to the Registration Rights Agreement, the SPAC’s officers and directors, and the Sponsor and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the PubCo Ordinary Shares held by such parties following the consummation of the Business Combination. It is estimated that the Sponsor and the SPAC’s officers and directors will hold 1,848,100 and 55,000 PubCo Ordinary Shares, respectively, excluding the PubCo Ordinary Shares underlying the PubCo Warrant, which are eligible for registration.

●	The continued indemnification of former and current directors and officers of SPAC and the Sponsor and the continuation of directors’ and officers’ liability insurance after the Business Combination.

●	The fact that the Sponsor and SPAC’s current directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination, with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, which would cause the Sponsor to lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether CADV is an appropriate business with which to complete a business combination and/or in evaluating the terms of the Business Combination.

Interests of the Parent Shareholder and the Parent Closing Shareholders

The Parent Shareholder, Mr. Shang Ju Lin, who previously served as the chief executive officer and a director of SPAC and was also the former sole director and sole shareholder of the Sponsor of SPAC may have interests in the Business Combination that are different from, in addition to, or in conflict with, the unaffiliated shareholders of SPAC. In addition, the Parent Closing Shareholders, consisting of Mr. Lin and four advisory firms to Parent: Agile Advisory, Nexus Advisory, MMT2KKG Advisory, and Flux Advisory, may have interests in the Business Combination that are different from, in addition to, or in conflict with, the unaffiliated shareholders of SPAC. The Parent Closing Shareholders are expected to receive an aggregate of 25,000,000 PubCo Class A Ordinary Shares as Transaction Consideration Shares, of which Mr. Lin is expected to receive 21,875,000 PubCo Class A Ordinary Shares and the four advisory firms are expected to receive an aggregate of 3,125,000 PubCo Class A Ordinary Shares, representing approximately 12.5% of the Transaction Consideration Shares. The allocation of shares that the four advisory firms are expected to receive is as follows: (i) 875,000 shares to Agile Advisory, (ii) 500,000 shares to Nexus Advisory, (iii) 875,000 shares to MMT2KKG Advisory, and (iv) 875,000 shares to Flux Advisory.

These interests of the Parent Shareholder in the Business Combination include, among other things:

●

Mr. Lin holds 25,000 Insider Shares, which were transferred from the Sponsor in his capacity as the SPAC’s then chief executive officer pursuant to an executed share transfer agreement. Such 25,000 PubCo Class A Ordinary Shares that Mr. Lin will hold upon consummation of the Business Combination, if unrestricted and freely tradable, would have an aggregate value of approximately $0.25 million based on the closing price of $10.11 per SPAC Ordinary Share on Nasdaq on July 2, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

●	Mr. Lin currently holds 15,000 ordinary shares of the Sponsor. On November 12, 2025, Mr. Lin transferred 70% of the equity interests in the Sponsor, represented by 35,000 ordinary shares of the Sponsor, to two individuals, consisting of 20,000 ordinary shares to Mr. Yuan and 15,000 ordinary shares to another individual. Each of these individuals became a shareholder of the Sponsor in connection with such transfer, and neither of them is affiliated with Mr. Lin or any parties to the Business Combination or their affiliates. Following these transfers, the Sponsor has three shareholders, each of whom has sole voting and dispositive power over his or her respective equity interests in the Sponsor. No shareholder of the Sponsor, including Mr. Lin, has the right to vote or dispose of, or direct the voting or disposition of, the securities of SPAC held by the Sponsor. The Sponsor holds 1,645,000 Insider Shares and 203,100 Private Placement Units, which will not be subject to forfeiture if a business combination is consummated by April 24, 2027 (or up to July 24, 2027 if the original date is extended as described in the prospectus relating to the IPO, subject to applicable law).

●	Upon the consummation of the Business Combination, Mr. Lin, the chief executive officer and sole director of CADV, is expected to continue to serve as the chief executive officer of PubCo and as chairman of the PubCo Board, and will receive such compensation and benefits as may be determined by the PubCo Board from time to time. Mr. Lin will also be entitled to the benefit of directors’ and officers’ insurance coverage and indemnification arrangements with PubCo. The cost of such insurance and indemnification arrangements will be borne by the post-Business Combination company and, indirectly, by all PubCo shareholders, including unaffiliated SPAC shareholders, while the direct benefit of such arrangements accrues to the directors and officers of CADV; and

●	after the Closing, it is expected that Mr. Lin, as the Parent Shareholder, will control approximately 92.32% of the total voting power of PubCo under the No Redemptions Scenario and approximately 96.07% under the Maximum Redemptions Scenario, through (i) 21,875,000 PubCo Class A Ordinary Shares issued as Transaction Consideration Shares, (ii) 25,000 PubCo Class A Ordinary Shares issuable upon conversion of the 25,000 Insider Shares that he holds directly, and (iii) 10,000,000 PubCo Class B Ordinary Shares issuable to KKXX Investment, a British Virgin Islands business company controlled by Mr. Lin. The Parent Closing Shareholders as a group are expected to hold between 94.0% and 97.8% of the total voting power of PubCo, depending on the level of Redemptions and excluding the Earn-Out Shares. This level of voting power will give the Parent Shareholder the ability to control the outcome of virtually all matters submitted to PubCo’s shareholders for approval, including the election and removal of directors, approval of significant corporate transactions, and amendments to PubCo’s governing documents, subject to certain limitations described elsewhere in this proxy statement/prospectus. The interests of the Parent Shareholder may not always align with the interests of unaffiliated SPAC shareholders, who will hold a minority interest in PubCo and will have limited ability to influence the direction and management of the post-Business Combination company. Unaffiliated SPAC shareholders should be aware that, as minority shareholders, their ability to seek changes in corporate governance, management, or strategic direction will be significantly constrained.

If SPAC does not complete the Business Combination with the Company or another initial business combination by April 24, 2027, which date is 18 months from consummation of the IPO, or up to July 24, 2027 if the original date is extended as described in the prospectus relating to the IPO (the “completion window”), SPAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to SPAC (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SPAC’s remaining shareholders and the SPAC Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and SPAC’s officers and directors have no rights to liquidating distributions from the Trust Account with respect to any Insider Shares and any Public Shares held by them if SPAC fails to complete an initial business combination within the completion window, although they will be entitled to liquidating distributions from assets outside the Trust Account.

The SPAC Units, SPAC Ordinary Shares and SPAC Warrants are listed on Nasdaq under the symbols “MMTXU”, “MMTX”, and “MMTXW”. On April 24, 2026, the last trading date prior to the public announcement of the Business Combination, SPAC Units, SPAC Ordinary Shares and SPAC Warrants closed at $10.15, $10.05, and $0.17 respectively. As of July 2, 2026, the closing prices of the SPAC Units, SPAC Ordinary Shares and SPAC Warrants were $10.10, $10.11, and $0.13, respectively. PubCo intends to apply for listing, to be effective at Closing, of the PubCo Ordinary Shares and PubCo Warrants on Nasdaq under the symbols “KKGG” and “KKGGW,” respectively. It is a condition to SPAC’s, Parent’s, and the Company’s obligations to consummate the Business Combination that the PubCo Ordinary Shares to be issued in connection with the Business Combination Agreement, including the Transaction Consideration Shares, is approved for listing on Nasdaq or another major U.S. national securities exchange, subject only to official notice of issuance. SPAC, Parent and the Company believe that PubCo will satisfy the initial listing requirements of the Nasdaq Global Market at the Closing, but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination may not be consummated unless such condition is waived by SPAC and Parent. The Nasdaq listing condition may be waived by SPAC or Parent at any time prior to Closing, including after the deadline for submitting redemption requests or the EGM. If SPAC and Parent waive such condition, SPAC intends to file a Current Report on Form 8-K within four business days of such event, however you should know that given such timing you may not be notified before the deadline for submitting redemption requests or the EGM. It is important for you to consider that, at the time of the deadline for submitting redemption requests or the EGM, SPAC may not have received from Nasdaq either confirmation of the listing of the PubCo Ordinary Shares or confirmation that approval will be obtained prior to the consummation of the Business Combination, and you will not be notified prior to the deadline for submitting redemption requests or the EGM if SPAC has not yet received such approval or confirmation. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without knowing whether the PubCo Ordinary Shares will be listed on Nasdaq or another securities exchange and, further, it is possible that such listing may never be achieved and the Business Combination could still be consummated if such condition is waived.

SPAC is, and PubCo will be, an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

After the Closing, it is expected that the Parent Closing Shareholders as a group will hold between 94.0% and 97.8% of the total voting power of PubCo, depending on the level of Redemptions and excluding the Earn-Out Shares. Mr. Shang Ju Lin, the Parent Shareholder, is expected to control approximately 92.32% of the total voting power under the No Redemptions Scenario and approximately 96.07% under the Maximum Redemptions Scenario through his expected beneficial ownership of 21,875,000 PubCo Class A Ordinary Shares issued as Transaction Consideration Shares, 25,000 PubCo Class A Ordinary Shares issuable upon conversion of his Insider Shares, and 10,000,000 PubCo Class B Ordinary Shares issuable to KKXX Investment, a British Virgin Islands business company controlled by Mr. Lin. Accordingly, PubCo will qualify as a “controlled company” under the listing rules of Nasdaq. For so long as PubCo remains a controlled company, it is permitted to rely on certain exemptions from Nasdaq corporate governance requirements otherwise applicable to listed companies. Following the Closing, PubCo may opt to rely on the “controlled company” exemptions under the Nasdaq listing rules. If so, then as a controlled company, PubCo will not be required to comply with the following corporate governance requirements otherwise applicable to Nasdaq-listed companies:

Majority Independent Board Requirement. PubCo will not be required to have a majority of independent directors on its board of directors. Nasdaq Listing Rule 5605(b)(1) requires that a majority of the board of directors of a listed company be composed of independent directors. As a controlled company, PubCo would be exempt from this requirement and may have a board composed of a majority of directors who do not qualify as independent under the Nasdaq listing standards.

Independent Compensation Committee Requirement. PubCo will not be required to have a compensation committee composed entirely of independent directors. Nasdaq Listing Rule 5605(d) requires that compensation of executive officers be determined, or recommended to the board for determination, by a compensation committee composed solely of independent directors. As a controlled company, PubCo would be exempt from this requirement and may have a compensation committee that includes directors who are not independent or may forgo establishing a compensation committee entirely.

Independent Nominating Committee Requirement. PubCo will not be required to have director nominees selected, or recommended for the board’s selection, by a nominating committee composed entirely of independent directors or by a majority of independent directors. Nasdaq Listing Rule 5605(e) requires that director nominees be selected, or recommended for the board’s selection, either by a nominating committee composed solely of independent directors or by a majority of the independent directors. As a controlled company, PubCo would be exempt from this requirement and may have a nominating committee that includes directors who are not independent or may forego establishing a nominating committee entirely, with director nominations instead determined by the full board of directors.

PubCo does not intend to rely on any exemption from the requirement that it have an audit committee composed of at least three independent directors, as such requirement applies to all Nasdaq-listed companies regardless of controlled company status pursuant to Nasdaq Listing Rule 5605(c) and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Accordingly, PubCo will maintain an audit committee that satisfies the applicable independence requirements.

These exemptions will remain available to PubCo for so long as the Parent Shareholder continues to hold more than 50% of the total voting power of PubCo’s outstanding shares. PubCo does not intend to rely on the controlled-company exemptions upon listing, although it may do so in the future.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the EGM. SPAC encourages you to carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 48.

Following the consummation of the Business Combination, PubCo, with the CADV Ventures S.A. being its wholly-owned subsidiary, will be a Cayman Islands holding company. Investments in PubCo’s securities are not purchases of equity securities of its operating subsidiary in Poland or the other countries or areas, but instead are purchases of equity securities of a Cayman Islands holding company with no material operations of its own.

PubCo’s independent registered public accounting firm, Guangdong Prouden CPAs GP, is headquartered in Guangzhou, China (PCAOB ID: 7254). As of the date hereof, the PCAOB has vacated its prior determination regarding mainland China and is currently able to inspect audit firms in mainland China. However, if the PCAOB issues a new determination that it is unable to inspect or investigate completely PubCo’s auditor, and such inability continues for two consecutive years, PubCo’s securities may be prohibited from trading on a national securities exchange or over-the-counter market in the United States under the Holding Foreign Companies Accountable Act, or HFCAA. If the PCAOB is unable to inspect PubCo’s auditor, investors may be deprived of the benefits of PCAOB inspection, and any resulting trading prohibition could cause the value of PubCo’s securities to significantly decline or become worthless. See “Risk Factors — Risks Related to Being a Public Company” for more detail.

When you review the information included in the accompanying proxy statement/prospectus and consider the SPAC Board’s recommendation to vote in favor of the proposals described therein, you should keep in mind that the Sponsor and SPAC’s officers and directors have interests in the Business Combination that may conflict with your interests as a shareholder. For instance, the Sponsor and SPAC’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating SPAC. See the sections entitled “The Business Combination — Interests of Certain SPAC persons in the Business Combination” and “Beneficial Ownership of PubCo” in the accompanying proxy statement/prospectus for a further discussion.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                   , and is first being mailed to SPAC Shareholders on or about

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED September 17, 2026

Miluna Acquisition Corp

12F, No. 43,

Cheng Gong Road, Sec 4, Neihu

Taipei, Taiwan

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON , 2026

To the shareholders of Miluna Acquisition Corp:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “EGM”) of Miluna Acquisition Corp (“SPAC” or “Miluna”), a Cayman Islands exempted company, will be held virtually at                Eastern Time, on               , 2026. The EGM will be a virtual meeting conducted via live webcast at               . For the purposes of Cayman Islands law and amended and restated memorandum and articles of association of SPAC (the “SPAC Articles”), the physical location of the EGM will be at the offices of Hunter Taubman Fischer & Li LLC located at 950 Third Avenue, 19th Floor. You are cordially invited to attend the EGM, which will be held for the following purposes:

(1)	Proposal No. 1 — The Business Combination Proposal —To consider and vote upon a proposal to approve, subject to the approval of the Merger Proposal, by ordinary resolution, the Business Combination Agreement, dated April 23, 2026, by and among SPAC, Kukugan Invest, a Cayman Islands exempted company (“Parent” or “Kukugan”), and CADV Ventures S.A., a Polish company and a wholly-owned subsidiary of Parent (the “Company” or “CADV”) (as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which the following will occur: Parent will merge with and into the SPAC, with the SPAC continuing as the surviving company, as a result of which the Company shall become a wholly-owned subsidiary of the surviving company (the “Merger” or the “Business Combination,” and the time of the Merger, the “Effective Time”). Following the Effective Time, Miluna will be renamed Kukugan Corp and is referred to herein as “PubCo”. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Transactions.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that subject to the approval of the Merger Proposal, the entry by Miluna Acquisition Corp (“SPAC”) into the Business Combination Agreement, dated as of April 23, 2026, by and among SPAC, Kukugan Invest, and CADV Ventures S.A., attached to the proxy statement/prospectus accompanying the notice of meeting as Annex A (as it may be further amended, restated, supplemented and/or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which and among other things, on the terms and subject to the conditions set forth in the Business Combination Agreement, the parties will complete the Business Combination (as such term is defined in the proxy statement/prospectus) described in the proxy statement/prospectus, and the performance by SPAC of its obligations thereunder and the consummation of the Business Combination, be approved, ratified and confirmed in all respects.”

(2)	Proposal No. 2 — The Merger Proposal — To consider and vote upon a proposal to approve, subject to the approval of the Business Combination Proposal, by special resolution, the Plan of Merger with respect to the Merger (the “Plan of Merger”), and the transactions contemplated thereunder, including, without limitation that Parent will merge with and into SPAC, as a result of which the separate corporate existence of Parent will cease and SPAC will continue as the surviving company, with CADV becoming a wholly owned subsidiary of the surviving company. We refer to this proposal as the “Merger Proposal.” A copy of the Plan of Merger is attached to the accompanying proxy statement/prospectus as Annex B.

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution that, subject to the approval of the Business Combination Proposal:

(a)	Miluna Acquisition Corp (“SPAC”) be authorized to merge with Kukugan Invest (“Parent”) so that SPAC will be the surviving company (the “Surviving Company”) and all the rights, undertaking, property, business, goodwill, benefits, immunities, privileges and liabilities of Parent vest in the Surviving Company by virtue of such merger pursuant to the Companies Act (Revised) of the Cayman Islands and the Plan of Merger (the “Merger”);

(b)	the Plan of Merger in connection with the Merger substantially in the form attached to the proxy statement/prospectus accompanying the notice of meeting as Annex B, as it may be further amended and/or restated from time to time (the “Plan of Merger”), subject to such amendments as may be approved by SPAC, be authorized and approved in all respects;

(c)	SPAC be authorized to enter into the Plan of Merger, and any and all transactions provided for in the Plan of Merger; and

(d)	there being no holders of any outstanding security interest granted by SPAC immediately prior to the Effective Time (as defined in the Plan of Merger), the Plan of Merger be executed by any one director on behalf of the SPAC and any director or delegate or agent thereof be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies in the Cayman Islands (“Registrar”);

(3)	Proposal No. 3 — The Nasdaq Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the issuance of PubCo Ordinary Shares in connection with the Business Combination (the “Nasdaq Proposal”) in order to comply with Nasdaq Listing Rules 5635(a), (b), and (d), pursuant to which, at the Effective Time, PubCo will issue up to 25,000,000 PubCo Class A Ordinary Shares to the Parent Closing Shareholders at a deemed price of US$10.00 per share, and 10,000,000 PubCo Class B Ordinary Shares to KKXX Investment, in accordance with the PubCo Amended and Restated Articles of Association. We refer to this proposal as the “Nasdaq Proposal.”

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that:

the issuance by Miluna Acquisition Corp. (“SPAC”) of up to 25,000,000 PubCo Class A Ordinary Shares to the Parent Closing Shareholders at a deemed price of US$10.00 per share and 10,000,000 PubCo Class B Ordinary Shares to KKXX Investment, in accordance with the PubCo Amended and Restated Articles of Association, in connection with the Business Combination and for the purposes of complying with Nasdaq Listing Rules 5635(a), (b), and (d), be and is hereby authorized, approved, ratified, and confirmed in all respects.”

(4)	Proposal No. 4 — The Advisory Organizational Document Proposals — To consider and vote upon the following five separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve by a special resolution the following, among others, material differences between the SPAC Articles and the PubCo A&R Articles, the change of name by SPAC, and the adoption of the PubCo A&R Articles with effect from the Effective Time:

●	Advisory Organizational Documents Proposal 4A — Under the PubCo A&R Articles, the authorised share capital of PubCo is US$57,500 divided into 575,000,000 shares of par value of US$0.0001 each, comprising (i) 555,000,000 class A ordinary shares of a par value of US$0.0001 each and (ii) 20,000,000 class B ordinary shares of a par value of US$0.0001 each.

●	Advisory Organizational Documents Proposal 4B — The PubCo A&R Articles would implement a dual class structure in which PubCo’s outstanding share capital will be re-designated into Class A Ordinary Shares and Class B Ordinary Shares subject to the rights and restrictions set forth in the PubCo A&R Articles including, without limitation that the holders of Class A Ordinary Shares will be entitled to one vote per share and holders of Class B Ordinary Shares will be entitled to fifteen votes per share, on all matters properly submitted to the PubCo’s shareholders entitled to vote thereon.

●	Advisory Organizational Documents Proposal 4C — The PubCo A&R Articles would require the affirmative vote of at least two-thirds of the voting rights of the shares entitled to vote on such matter, voting together as a single class, whether in person or by proxy at a duly convened general meeting, to remove a director from office for cause.

●	Advisory Organizational Documents Proposal 4D — A change of SPAC’s name from “Miluna Acquisition Corp” to “Kukugan Corp,” be approved and the PubCo A&R Articles would (1) reflect the change of name from “Miluna Acquisition Corp” to “Kukugan Corp”, and (2) remove certain provisions related to the SPAC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

●	Advisory Organizational Documents Proposal 4E — The PubCo A&R Articles be approved and adopted in substitution for and to the exclusion of the SPAC Articles with effect from the Effective Time.

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the following provisions of the PubCo A&R Articles, including the differences between the PubCo A&R Articles and the SPAC Articles, the change of name by SPAC, and the adoption of the PubCo A&R Articles be confirmed, ratified and approved with effect from the Effective Time:

Proposal 4A: changes to the share capital;

Proposal 4B: creation of dual class structure;

Proposal 4C: changes to the removal of directors;

Proposal 4D: the change of name from “Miluna Acquisition Corp” to “Kukugan Corp”; and

Proposal 4E: the adoption of the PubCo A&R Articles in substitution for and to the exclusion of the SPAC Articles.”

(5)	Proposal No. 5 — The Incentive Plan Proposal — To approve, by ordinary resolution, the PubCo 2026 Equity Incentive Plan (the “2026 EIP”). A form of the 2026 EIP is attached to the accompanying proxy statement/prospectus as Annex J. We refer to this proposal as the “Incentive Plan Proposal.”

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that subject to the approval of the Business Combination Proposal and the Merger Proposal, the PubCo 2026 Equity Incentive Plan, in the form attached to the proxy statement/prospectus of the meeting as Annex J, be adopted and approved.”

(6)	Proposal No. 6 — The Adjournment Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the EGM to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the EGM, (ii) if SPAC Board determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements. We refer to this proposal as the “Adjournment Proposal.”

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that the chairman may adjourn the EGM to a later date or dates or another place, if the chairman deems it necessary or desirable, be approved.”

Approval of each of the Business Combination Proposal and the Merger Proposal is a condition to consummating the Business Combination. We refer to such proposals, collectively, as the “Condition Precedent Proposals.”

Only holders of record of SPAC Ordinary Shares at the close of business on               , 2026 (the “Record Date”) are entitled to notice of and vote at and to have their votes counted at the EGM and any adjournment of the EGM.

This proxy statement/prospectus and accompanying proxy card is being provided to SPAC’s shareholders in connection with the solicitation of proxies to be voted at the EGM and at any adjournment of the EGM. Whether or not you plan to attend the EGM, all of SPAC’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 48 of this proxy statement/prospectus.

After careful consideration, including the unanimous recommendation of the Special Committee, the financial analysis and opinion of KKG, and the SPAC Board’s own review and evaluation of the Business Combination and the related agreements and transactions, the Special Committee and SPAC Board have determined that each of (a) the Business Combination Proposal, (b) the Merger Proposal, (c) the Nasdaq Proposal, (d) the Advisory Organizational Documents Proposals, (e) the Incentive Plan Proposal and (f) the Adjournment Proposal, if presented, are advisable and in the best interests of SPAC and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals. The Business Combination was not structured to require the approval of at least a majority of SPAC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law. When you consider the recommendation of the proposals herein by the SPAC Board, you should keep in mind that the Sponsor and SPAC’s directors and officers and their affiliates have interests in the Business Combination that may conflict with your interests as a shareholder. In particular, you should be aware that the Business Combination is with a company ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. See the section entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination” and “The Business Combination — Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination” for a further discussion of these considerations.

Pursuant to the SPAC Articles, a holder of SPAC Ordinary Shares issued as a part of the SPAC Units in SPAC’s initial public offering (the “IPO,” and the shares, the “Public Shares,” and the holders of such shares, the “Public Shareholders”) may request to redeem all or a portion of its Public Shares for cash in connection with the Business Combination. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	(i) hold Public Shares or (ii) hold Public Shares through SPAC Units and elect to separate your SPAC Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(b)	submit a written request to Lucky Lucko, Inc. d/b/a Efficiency (“Efficiency”), including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that SPAC redeem all or a portion of your Public Shares for cash; and

(c)	deliver the certificates for your Public Shares (if any) along with the redemption forms to Efficiency, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [  ], 2026 (two business days before the initial scheduled date of the EGM) in order for their Public Shares to be redeemed.

Public Shareholders may elect to redeem all or a portion of the Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal, and regardless of whether they are a holder of record on the record date. If the Business Combination is abandoned, the Public Shares will be returned to the respective holder, broker or bank.

If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption rights to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Efficiency, SPAC will redeem such Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established in connection with the IPO (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination including interest earned on the Trust Account (such interest shall be net of taxes payable), divided by the number of then issued Public Shares (such amount, the “Redemption Price”). For illustrative purposes, as of the Record Date, this would have amounted to approximately $       per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. Prior to exercising redemption rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the price at which Public Shares may be redeemed. SPAC cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their Public Shares. See “Extraordinary General Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of shares, will be restricted from redeeming his, her or its Public Shares with respect to more than an aggregate of 15% of the Public Shares without SPAC’s prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of shares, seeks to redeem more than 15% of the SPAC Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash without SPAC’s prior consent.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the deadline for submitting redemption requests and thereafter, with SPAC’s consent, until the Closing. If a holder delivers his, her or its Public Shares for redemption to Efficiency and later decides to withdraw such request prior to the deadline for submitting redemption requests, the holder may request that Efficiency return the shares (physically or electronically).

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain closing conditions of the respective parties, including, without limitation: (i) this registration statement having been declared effective in accordance with the Securities Act, no stop order suspending the effectiveness of this registration statement being in effect, and no proceedings for purposes of suspending the effectiveness of this registration statement having been initiated or threatened in writing by the SEC; (ii) the SPAC Shareholder Approval, Parent Shareholder Approval, and the Special Committee Approval; (iii) the PubCo’s securities having been conditionally approved for listing on Nasdaq, NYSE American, or any other major U.S. national securities exchange, subject only to official notice thereof; (iv) the accuracy of the representations and warranties of each party to the Business Combination Agreement and the performance of the covenants and agreements of the parties to the Business Combination Agreement; (v) the absence of any Material Adverse Effect with respect to each of SPAC, Parent, and the Company; (vi) certain indebtedness of the Company having been discharged in full. Conditions (i) through (iii) above are for the benefit of all parties to the Business Combination Agreement and subject to waiver by the Company and SPAC, conditions (iv) and (v) above are for the benefit of each of SPAC and the Company, as applicable, and subject to waiver by such party individually, and condition (vi) is for the benefit of SPAC and subject to waiver by SPAC. For more information, see “The Business Combination Agreement — Conditions to Closing.”

Only holders of record of the SPAC Ordinary Shares at the close of business on the Record Date are entitled to notice of and to have their votes counted at the EGM and any adjournment of the EGM.

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. The Business Combination Proposal is conditioned on the approval of the Merger Proposal. Therefore, if the Merger Proposal is not approved, the Business Combination Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and Merger Proposal. Therefore, if the Business Combination Proposal and Merger Proposal are not approved, the Nasdaq Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

The approval of the Merger Proposal requires a special resolution, being the affirmative vote (in person (including virtually) or by proxy) of holders of not less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. The Merger Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Merger Proposal will have no effect, even if approved by the holders of SPAC Ordinary Shares.

The approval of each of the Advisory Organizational Documents Proposals requires a special resolution, being the affirmative vote (in person (including virtually) or by proxy) of holders of not less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. The Advisory Organizational Documents Proposals are conditioned upon the approval of the Business Combination Proposal and Merger Proposal. Therefore, if the Business Combination Proposal and Merger Proposal are not approved, the Advisory Organizational Documents Proposals will have no effect, even if approved by holders of SPAC Ordinary Shares.

The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. The Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal and Merger Proposal. Therefore, if the Business Combination Proposal and Merger Proposal are not approved, the Incentive Plan Proposal will have no effect, even if it is approved by holders of SPAC Ordinary Shares.

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

MilunaC Technology Limited (the “Sponsor”), and SPAC’s officers and directors have entered into a letter agreement (the “Letter Agreement”) with us, pursuant to which they agreed to waive their redemption rights with respect to their Insider Shares and any Public Shares they may hold in connection with the completion of an initial business combination. Such redemption rights waiver was provided by Sponsor and our officers and directors at the time of the IPO, or after they became our officers and directors, in each case without any separate consideration paid. Mr. Lin owns 25,000 Insider Shares, and the Sponsor, SPAC’s officers and directors collectively own 1,700,000 Insider Shares and 203,100 SPAC Ordinary Shares underlying the units purchased in the private placement consummated simultaneously with the IPO (the “Private Placement Units”) (and excluding the SPAC Ordinary Shares issuable upon exercise of the SPAC Warrants included therein, as such shares are not currently outstanding and entitled to vote), representing approximately 21.8% of the issued and outstanding SPAC Ordinary Shares as of the date of this proxy statement/prospectus.

Your vote is very important. Whether or not you plan to attend the EGM, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the EGM. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the EGM. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the EGM, and if the other conditions to Closing are satisfied or waived. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Advisory Organizational Documents Proposals and Incentive Plan Proposal are each conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the EGM. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the EGM in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the EGM and will not be voted. If a valid quorum is established, any such failure to vote or to provide voting instructions will have no effect on the outcome of any proposal in the accompanying proxy statement/prospectus. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but will not count as a vote cast at the EGM and otherwise will have no effect on a particular proposal because each proposal requires the affirmative vote of a particular number of votes cast and an abstention and a broker non-vote is not a vote cast. If you are a shareholder of record and you attend the EGM and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your SPAC Ordinary Shares, please contact               , our proxy solicitor, by email at               . Individuals may also call               toll free at               ; banks and brokers can call               . This notice of EGM and the proxy statement/prospectus are available at               .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,

Hao Yuan
Chairman and Chief Executive Officer
, 2026

Important Notice Regarding the Availability of Proxy Materials for the EGM to be held on               , 2026: This notice of EGM and the related proxy statement will be available at .

IF YOU RETURN YOUR PROXY CARD SIGNED AND WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR PROXY CARD WILL APPOINT HAO YUAN AND KEVIN SHANNON AS YOUR PROXY TO VOTE YOUR SHARES IN THEIR DISCRETION. HAO YUAN AND KEVIN SHANNON WILL VOTE ANY UNDIRECTED PROXIES IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) SUBMIT A WRITTEN REQUEST TO EFFICIENCY AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE EGM, WHICH REQUEST MUST INCLUDE THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE PUBLIC SHARES FOR WHICH REDEMPTION IS REQUESTED, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (2) TENDER OR DELIVER YOUR PUBLIC SHARES (AND SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS) TO EFFICIENCY, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE EXTRAORDINARY GENERAL MEETING — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

The accompanying proxy statement/prospectus is dated               , 2026 and is first being mailed to shareholders on or about               , 2026.

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ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that the accompanying proxy statement/prospectus describes other than those contained in the accompanying proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by SPAC, Parent or CADV. The accompanying proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of the accompanying proxy statement/prospectus nor any distribution of securities made under the accompanying proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of SPAC, Parent or CADV since the date of the accompanying proxy statement/prospectus or that any information contained therein is correct as of any time subsequent to such date.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and other documents incorporated by reference into this proxy statement/prospectus include or may include “forward-looking statements” regarding, among other things, the plans, strategies and prospects, both business and financial, of Miluna and CADV. These statements are based on the beliefs and assumptions of the management of Miluna and CADV. Although the parties believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, none of Miluna or CADV can assure you that they will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “predicts,” “projects,” “forecasts,” “may,” “might,” “will,” “could,” “should,” “would,” “seeks,” “plans,” “scheduled,” “possible,” “continue,” “potential,” “anticipates” or “intends” or similar expressions; provided that the absence of these does not mean that a statement is not forward-looking. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement/prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements. In particular, the financial projections included in this proxy statement/prospectus were prepared by CADV’s management based on assumptions that may prove to be materially inaccurate, and CADV’s actual results for the six months ended June 30, 2026 diverge from the Projections. Shareholders are cautioned that the inclusion of such projections should not be regarded as a representation that the projected results will be achieved.

We undertake no obligation to publicly update or revise any forward-looking statement contained in this proxy statement/prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein, whether as a result of new information, future events or otherwise, except as required by law.

In addition to these important factors and matters discussed elsewhere herein, and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

●	general economic, political and business conditions;

●	the inability of the parties to consummate the transactions contemplated by the Business Combination Agreement;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

●	the number of redemption requests made by the Public Shareholders in connection with the Business Combination;

●	the outcome of any legal proceedings that may be instituted against the parties following the announcement of the Transactions;

●	the risk that the approval of SPAC Shareholders for the potential transaction is not obtained;

●	the anticipated capitalization and enterprise value of PubCo following the consummation of the Business Combination;

●	the ability of PubCo to issue equity, equity-linked or other securities in the future;

●	failure to realize the anticipated benefits of the transactions contemplated by the Business Combination Agreement, including as a result of a delay in consummating the Business Combination;

●	the risk that the Business Combination may not be completed by Miluna’s business combination deadline and the potential failure to obtain an extension of its business combination deadline, if sought by Miluna;

●	the risks related to the rollout of CADV’s business and the timing of expected business milestones;

●	the ability of PubCo to execute its growth strategy, manage growth profitably and retain its key employees;

●	the ability of PubCo to obtain or maintain the listing of its securities on the Nasdaq following the Business Combination;

●	and other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC by Miluna.

We caution readers of this proxy statement/prospectus not to place undue reliance on these forward-looking statements.

All forward-looking statements made in this proxy statement/prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this proxy statement/prospectus, and we expressly disclaim any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, changes in future operating results over time or otherwise.

Please note in this registration statement, “we,” “us,” “our”, the “Company,” and “CADV” refers to CADV Ventures S.A., a company incorporated under the laws of Poland before consummation of the Business Combination, and to Kukugan Corp, a Cayman Islands exempted company and its subsidiaries, including CADV, after the Business Combination, unless the context otherwise require. References to “PubCo” refer to Kukugan Corp and its subsidiaries after the Business Combination. References to “Miluna,” and “SPAC” refers to Miluna Acquisition Corp, a Cayman Islands exempted company, before the Business Combination, which will be renamed as Kukugan Corp immediately following the consummation of the Business Combination.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (“SEC”) by Miluna and CADV, as the co-registrant (File No. 333-      ), constitutes a prospectus of Miluna and CADV under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the PubCo Ordinary Shares to be issued to CADV shareholders if the Business Combination is consummated. This document also constitutes a notice of meeting and a proxy statement of Miluna under Section 14(a) of the Exchange Act with respect to the EGM at which SPAC Shareholders will be asked to consider and vote upon proposals to adopt and approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, by the approval and adoption of the Business Combination Proposal.

This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date on the cover hereof, or the date referenced herein, as applicable. Neither the mailing of this proxy statement/prospectus to SPAC Shareholders nor the issuance by the PubCo of its securities in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding Miluna and its business, operations, management and other matters has been provided by Miluna and its representatives and information contained in this proxy statement/prospectus regarding CADV and its business, operations, management and other matters has been provided by CADV and its representatives.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the EGM, please contact Miluna’s proxy solicitor listed herein. You will not be charged for any of the documents that you request.

In order for you to receive the timely delivery of the documents in advance of the EGM to be held on [ ], 2026, you must request the information by [ ], 2026.

You may also obtain additional information about Miluna from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 229 of the accompanying proxy statement/prospectus.

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires, “$,” “USD” and “U.S. dollar” each refer to the United States dollar.

The determination of the functional and reporting currency of each group company is based on the primary currency in which the group company operates. The functional currency of Poland is called the złoty (plural: złote or złotych), which is abbreviated as PLN or zł.

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FINANCIAL STATEMENT PRESENTATION

SPAC was incorporated on June 24, 2025 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. This Registration Statement/Proxy Statement contains:

●	The audited financial statements of SPAC as of and for the period from June 24, 2025 (inception) through December 31, 2025;

●	The unaudited financial statements of SPAC as of and for the six months ended June 30, 2026;

●	The audited financial statements of CADV as of and for the years ended December 31, 2025 and December 31, 2024;

●	The audited financial statements of Kukugan Invest as of and for the period from September 3, 2025 (incorporation date) through December 31, 2025; and

●	The unaudited consolidated financial statements of Kukugan Invest as of June 30, 2026 and for the period from January 6 through June 30, 2026 and the unaudited financial statements of CADV for the period from January 1 through January 5, 2026 and the six months ended June 30, 2025.

IMPORTANT INFORMATION ABOUT GAAP

The SPAC’s financial statements included in this proxy statement/prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

CADV’s audited financial statements included in this proxy statement/prospectus have been prepared in conformity with GAAP for financial information and pursuant to the rules and regulations of the SEC.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, we present industry data, information and statistics regarding the markets in which the Company competes, as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with the Company’s own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and Company management’s judgment where information is not publicly available. This information appears in “Information About the Company” “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of this proxy statement/prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Although we believe that these third-party sources are reliable, this belief does not guarantee the accuracy or completeness of this information, and we have not independently verified this information. We have not commissioned any of the industry and market data included in this proxy statement/prospectus. Further, forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates. Notwithstanding the foregoing, we are responsible for the disclosure contained in this proxy statement/prospectus.

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FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires:

“2026 EIP” means PubCo 2026 Equity Incentive Plan.

“Advisory Organizational Documents Proposals” means the five separate proposals in connection with the replacement of the SPAC Articles with the PubCo A&R Articles that SPAC Shareholders are asked to consider and vote upon and approve by an ordinary resolution.

“Aggregate Transaction Consideration Value” means $250,000,000.

“ARC Advisory Shares” means the PubCo Class A Ordinary Shares that will be issued to ARC Group International Limited at the Closing of the Business Combination, with the final number of shares issued representing 4.9% of the fully diluted outstanding equity interests of PubCo immediately following the Closing. The ARC Advisory Shares will consist of 2,366,592 PubCo Class A Ordinary Shares, assuming no Redemptions of Public Shares; 2,277,712 PubCo Class A Ordinary Shares, assuming 25% Redemptions of Public Shares; 2,188,832 PubCo Class A Ordinary Shares, assuming 50% Redemptions of Public Shares; 2,099,951 PubCo Class A Ordinary Shares, assuming 75% Redemptions of Public Shares; and 2,011,071 PubCo Class A Ordinary Shares, assuming maximum Redemptions of Public Shares.

“AI” means artificial intelligence.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that certain Business Combination Agreement, attached to this proxy statement/prospectus as Annex A, dated as of April 23, 2026, by and among (i) Miluna Acquisition Corp, a Cayman Islands exempted company, (ii) Kukugan Invest, a Cayman Islands exempted company, and (iii) CADV Ventures S.A.

“CADV” or “CADV.AI” means CADV Ventures S.A., a Polish company and a wholly-owned Subsidiary of Kukugan.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Closing” means the closing of the Business Combination.

“Closing Date” means the day of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Ordinary Share” means an ordinary share of CADV.

“completion window” means the duration from the closing of the IPO until April 24, 2027, which date is 18 months from consummation of the IPO, or up to July 24, 2027 if the original date is extended as described the prospectus relating to the IPO.

“Condition Precedent Proposals” means, collectively, the Business Combination Proposal and Merger Proposal.

“Disclosure Schedules” means the disclosure schedules to the Business Combination Agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“Earn-out Shares” means up to 5,000,000 PubCo Class A Ordinary Shares which may be issued to the Earn-Out Recipients.

“Earn-Out Recipients” means the holders of Parent Ordinary Shares as of immediately prior to the Effective Time.

“Effective Time” means the effective time of the Merger.

“Efficiency” means Lucky Lucko, Inc., d/b/a Efficiency.

“ELOC” means an equity line of credit in an aggregate amount of Fifty Million Dollars (US$50,000,000), which is flexible financing arrangement to be entered into in connection with the Business Combination, as described in the Business Combination Agreement.

“Extraordinary General Meeting” or “EGM” means that certain extraordinary general meeting to be held by SPAC to consider matters relating to the Business Combination at [●], Eastern Time, on [●].

“Holder” means the PubCo, the Sponsor, certain shareholders of Parent and the other parties signatory to the New Registration Rights Agreement.

“Insiders” means the Sponsor, the members of SPAC Board and/or management team.

“Insider Shares” means the 1,725,000 SPAC Ordinary Shares purchased by the Sponsor prior to the IPO.

“IPO” means the initial public offering of SPAC.

“IT” means information technology.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“KKG” means King Kee Appraisal and Advisory Limited.

“Lock-Up Agreement” means the lock-up agreement that PubCo will enter into with Parent Closing Shareholders immediately prior to the Effective Time in connection with the Closing,

“Merger” means the merger of Kukugan with and into SPAC, with SPAC continuing as the surviving company in accordance with the terms of the Business Combination Agreement.

“MTM Election” means a mark-to-market election under Section 1296 of the Code.

“Nasdaq” means the NASDAQ Stock Market LLC.

“New Registration Rights Agreement” means the amended and restated registration rights agreement to be entered into by and among PubCo, the Sponsor, certain shareholders of Parent and the other parties signatory thereto.

“Parent” or “Kukugan” means Kukugan Invest, a Cayman Islands exempted company.

“Parent Closing Shareholders” means shareholders of Parent as of immediately prior to the Effective Time, which include Mr. Lin who serves as chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor, and the following four advisory firms to Parent: Agile Advisory, Nexus Advisory, MMT2KKG Advisory and Flux Advisory. Of the 25,000,000 Transaction Consideration Shares expected to be issued to the Parent Closing Shareholders, Mr. Lin is expected to receive 21,875,000 PubCo Class A Ordinary Shares, and the four advisory firms are expected to receive the remaining 3,125,000 PubCo Class A Ordinary Shares (approximately 12.5% of the Transaction Consideration Shares) in the aggregate, allocated as follows: (i) 875,000 shares to Agile Advisory, (ii) 500,000 shares to Nexus Advisory, (iii) 875,000 shares to MMT2KKG Advisory, and (iv) 875,000 shares to Flux Advisory.

“Parent Ordinary Share” means an ordinary share of Parent.

“Parent Shareholder” or “Mr. Lin” means Mr. Shang Ju Lin, the sole shareholder of Parent as of the date of the signing of the Business Combination Agreement, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. On November 12, 2025, Mr. Lin resigned as the sole director of the Sponsor.

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“Parent Shareholder Approval” means the approval and adoption of the Business Combination Agreement, and the transactions contemplated thereby, by requisite vote of the Parent Shareholder.

“Parent Subject Securities” means the Parent Ordinary Shares held by the Parent Closing Shareholders, together with any other equity securities thereafter acquired by the Parent Closing Shareholders.

“Parent Support Agreement” means that certain Parent Support Agreement, dated as of April 23, 2026, by and among MilunaC Technology Limited, Miluna Acquisition Corp, Parent, and the Parent Shareholder.

“PIPE,” “PIPE Financing” or “PIPE Investment” means a potential private investment in public equity (or similar financing) to be consummated in connection with the Business Combination, as described the Business Combination Agreement.

“PIPE Investors” means the investors party to the subscription or similar agreements providing for the PIPE Financing.

“Private Placement Units” means the units issued to Sponsor in the Private Placement, which are identical to the units sold in the IPO, subject to certain limited exceptions described in the prospectus filed on November 26, 2024.

“Private Placement Warrants” means the warrants sold as part of the Private Placement Units.

“Promissory Note” means the unsecured, non-interest-bearing promissory note, dated June 24, 2025, issued by the SPAC to the Sponsor in an aggregate principal amount of up to $350,000. The Promissory Note was fully repaid by SPAC on October 24, 2025, and no amounts remain outstanding thereunder.

“PubCo” means the surviving company of the Merger, which will be renamed as Kukugan Corp immediately following the consummation of the Business Combination.

“PubCo A&R Articles” means the proposed second amended and restated memorandum and articles of association of Miluna to be effective prior to consummation of the Business Combination.

“PubCo Class A Ordinary Shares” means class A ordinary shares of par value of $0.0001 each of PubCo.

“PubCo Class B Ordinary Shares” means class B ordinary shares of par value of $0.0001 each of PubCo.

“PubCo Ordinary Shares” means PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares.

“PubCo Warrants” means warrants of PubCo.

“Public Shareholders” means the holders of Public Shares of Miluna.

“Public Shares” means the ordinary shares sold as part of the Public Units in the IPO.

“Public Units” means the SPAC’s public unit consists of one ordinary share and one redeemable warrant of the Company, with each whole public warrant entitling the holder thereof to purchase one ordinary share at a price of $11.50 per share, subject to adjustment.

“Public Warrants” means warrants sold as part of the Public Units in the IPO.

“R&D” means research and development.

“Record Date” means [●].

“Redemptions” means the redemption of SPAC Ordinary Shares issued as part of the SPAC Units issued in the IPO that are validly submitted for redemption and not withdrawn.

“Redemption Price” means the price at which each Public Share may be redeemed.

“Registrable Securities” means, with respect to the New Registration Rights Agreement, any SPAC Ordinary Shares that may be acquired upon the exercise, conversion, or redemption of any derivative security held by the Holders immediately following the Closing, any equity securities that are “restricted securities” or held by an “affiliate” (each as defined in Rule 144 under the Securities Act), and any other equity security issued in a share dividend, share split, or similar transaction.

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“Registrar” means the Registrar of Companies of the Cayman Islands.

“Rule 144” means Rule 144 under the Securities Act.

“Rimon” means Rimon P.C., counsel to CADV.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shelf Registration Statement” means a shelf registration statement on Form S-1.

“SPAC” or “Miluna” means Miluna Acquisition Corp, a Cayman Islands exempted company.

“SPAC Articles” means the amended and restated memorandum and articles of association of SPAC adopted by a special resolution passed on August 28, 2025 and effective immediately prior to the completion of the initial public offering of SPAC Ordinary Share.

“SPAC Board” means the board of directors of SPAC.

“SPAC Ordinary Share” means the ordinary shares of par value of $0.0001 each of SPAC.

“SPAC Shareholder” means a holder of SPAC Ordinary Shares.

“SPAC Shareholder Approval” means the approval and adoption of the Business Combination Agreement, and the transactions contemplated thereby, by requisite vote of the SPAC Shareholders.

“SPAC Unaffiliated Shareholders” means the SPAC Shareholders other than the Sponsor, officers, directors, or affiliates of SPAC or the Sponsor, redeeming shareholders, and dissenting shareholders.

“SPAC Unit” means the Public Units and Private Units of SPAC.

“SPAC Warrant” means the Public Warrants and Private Warrants of SPAC.

“Special Committee” means the special committee of the SPAC Board.

“Special Committee Approval” means the approval and adoption of the Business Combination Agreement and the Transactions by requisite vote of the Special Committee, which approval was obtained on April 23, 2026 and must not have been withdrawn, modified or changed in a manner adverse to the SPAC prior to the Closing.

“Sponsor” means MilunaC Technology Limited, a British Virgin Islands business company.

“Sponsor Loan” means the loan evidenced by the Promissory Note.

“Sponsor Transition” means the changes in the ownership and governance of the Sponsor that commenced on November 12, 2025, when Mr. Shang Ju Lin resigned as the sole director of the Sponsor and Mr. Hao Yuan was appointed as the sole director. In connection with such transition, Mr. Lin transferred 70% of the equity interests in the Sponsor, represented by 35,000 ordinary shares of the Sponsor, to two individuals, consisting of 20,000 ordinary shares to Mr. Yuan and 15,000 ordinary shares to another individual.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of April 23, 2026, by and among (i) Miluna Acquisition Corp, a Cayman Islands exempted company, (ii) Kukugan Invest, a Cayman Islands exempted company, and (iii) MilunaC Technology limited, a British Virgin Islands business company.

“Transaction Consideration Shares” means the quotient obtained from dividing Aggregate Transaction Consideration Value by $10.00.

“Trust Account” means the trust account established in connection with the SPAC’s IPO.

“Unit Separation” means the separation of the SPAC Units into SPAC Ordinary Shares and SPAC Warrants.

“Working Capital Loans” means loans made to SPAC by the Sponsor or certain of the SPAC’s officers and directors, from time to time, for the purpose of financing transaction costs incurred in connection with the Business Combination.

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QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the EGM, including with respect to the Business Combination. The following questions and answers do not include all the information that is important to SPAC’s shareholders. SPAC urges shareholders to read this proxy statement/prospectus, including the annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Business Combination and the voting procedures for the EGM, which will be held virtually at            Eastern Time, on             , 2026. The EGM will be a virtual meeting conducted via live webcast at              . For the purposes of Cayman Islands law and the SPAC Articles), the physical location of the EGM will be at the office of Hunter Taubman Fischer & Li LLC located at 950 Third Avenue, 19th Floor, New York, New York 10022. To participate in the EGM online, visit and enter the 12-digit control number included on your proxy card. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the EGM, as described in this proxy statement/prospectus.

Q.	Why am I receiving this proxy statement/prospectus?

A.	SPAC Shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the Business Combination. The Business Combination Agreement provides that, among other things, Parent will merge with and into SPAC, as a result of which the separate corporate existence of Parent will cease and SPAC will continue as the surviving company, with CADV becoming a wholly owned subsidiary of the surviving company. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal” for more detail.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, which is incorporated by reference into this proxy statement/prospectus, and you are encouraged to read it in its entirety.

In connection with the completion of the Business Combination, SPAC will provide its Public Shareholders the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement and the SPAC Articles.

THE VOTE OF PUBLIC SHAREHOLDERS IS IMPORTANT. PUBLIC SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF SPAC AND CADV, CAREFULLY AND IN ITS ENTIRETY.

Q.	What proposals are shareholders of SPAC being asked to vote upon?

A.	At the EGM, SPAC is asking holders of SPAC Ordinary Shares to consider and vote upon:

●	The Business Combination Proposal;

●	The Merger Proposal;

●	The Nasdaq Proposal;

●	The Advisory Organizational Documents Proposals;

●	The Incentive Plan Proposal; and

●	The Adjournment Proposal, if presented.

If SPAC’s shareholders do not approve each of the Condition Precedent Proposals, then the Business Combination Agreement could be terminated and the Business Combination may not be consummated. See the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal” and “Proposal No. 2 — The Merger Proposal”.

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SPAC will hold the EGM to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the EGM. Shareholders of SPAC should read it carefully.

After careful consideration, the Special Committee and SPAC Board have determined that each of (a) the Business Combination Proposal, (b) the Merger Proposal, (c) the Nasdaq Proposal, (d) Advisory Organizational Documents Proposals, (e) the Incentive Plan Proposal, and (f) the Adjournment Proposal, if presented, are advisable and in the best interests of SPAC and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is advisable and in the best interests of SPAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SPAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. In particular, the Business Combination is with a company ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. See the section entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination” and “The Business Combination — Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination” for a further discussion of these considerations.

Q.	Are the proposals conditioned on one another?

A.	Yes. The Business Combination is conditioned on the approval of each of the Business Combination Proposal and the Merger Proposal at the EGM, which we refer to herein as the Condition Precedent Proposals. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Nasdaq Proposal, Advisory Organizational Documents Proposals and the Incentive Plan Proposal are conditioned upon the approval of the Business Combination Proposal and Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

Q.	I am a holder of Public Shares. Why am I receiving this proxy statement/prospectus?

A	Upon consummation of the Business Combination, and without any action on the part of any party or any other person, each outstanding SPAC Ordinary Shares (excluding Public Shares validly submitted for redemption) will remain issued and outstanding and be re-designated into one PubCo Ordinary Share. This proxy statement/prospectus includes important information about PubCo and the business of PubCo and its subsidiary following consummation of the Business Combination. SPAC urges you to read the information contained in this proxy statement/prospectus carefully.

Q.	I am a holder of public warrants. Why am I receiving this proxy statement/prospectus?

A.	This proxy statement/prospectus includes important information about SPAC, CADV and the business of PubCo following consummation of the Business Combination. As SPAC Warrants will remain issued and outstanding, and all SPAC Warrants shall be exercisable solely for PubCo Class A Ordinary Shares and shall not be exercisable for PubCo Class B Ordinary Shares, SPAC urges you to read the information contained in this proxy statement/prospectus carefully. No additional consideration will be required to be paid by a holder of SPAC Warrants in order to receive his, her or its PubCo Warrants upon consummation of the Business Combination.

Q.	Why is SPAC proposing the Business Combination?

A.	SPAC was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

CADV is a technology company headquartered in Warsaw, Poland. CADV’s operations are focused on providing technical support services for information technology systems used in business operations. CADV’s primary objective is to assist companies in maintaining the stability and reliability of their IT infrastructure by providing access to a dedicated team of technology specialists and by deploying artificial intelligence-based tools and solutions. CADV seeks to redefine digital engagement through the application of artificial intelligence, with the goal of delivering personalized, predictive experiences to end users. CADV’s platform is designed to enable businesses—ranging from established financial institutions to early-stage companies—to enhance conversion rates, reduce customer wait times, and improve overall customer engagement. Through its AI-driven personalization and predictive analytics capabilities, CADV aims to set new industry benchmarks for engagement efficiency and customer experience outcomes. CADV’s active development of its proprietary enterprise AI platform has been paused due to funding constraints, and the platform is not currently operational. The Business Combination is intended to provide CADV with the capital necessary to redevelop and commercialize its next-generation proprietary AI platform.

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CADV is ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026. Mr. Lin previously served as both the chief executive officer and director of SPAC until his resignation on December 1, 2025. He also previously served as the sole director and sole shareholder of the Sponsor, which holds 1,645,000 Insider Shares and 203,100 Private Placement Units of SPAC. On November 12, 2025, Mr. Lin resigned as the sole director of the Sponsor, and Mr. Hao Yuan was appointed as the Sponsor’s sole director. In connection with this transition, Mr. Lin transferred 70% of the equity interests in the Sponsor to Mr. Yuan and another person. Following these transfers, and as of date of this prospectus, the Sponsor has three shareholders. No shareholder of the Sponsor has the right to vote or dispose of, or direct the voting or disposition of, the SPAC securities held by the Sponsor. Accordingly, the Sponsor reports beneficial ownership of 100% of the securities it directly holds, and no individual shareholder of the Sponsor is deemed to beneficially own more than his or her respective indirect pecuniary interest in such securities. On December 1, 2025, Mr. Lin resigned as chief executive officer and director of SPAC. Mr. Lin currently holds 25,000 Insider Shares and has agreed to vote all such Insider Shares in favor of all the proposals being presented at the extraordinary general meeting of SPAC.

Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. Because CADV is controlled by Mr. Lin, SPAC has entered into a business combination transaction with a company controlled by SPAC’s former chief executive officer and the former sole director of the Sponsor. On one hand, Mr. Lin may benefit from the completion of the Business Combination because, if the Business Combination is consummated, Mr. Lin’s direct 25,000 Insider Shares and his indirect economic interest in the Sponsor’s 1,645,000 Insider Shares and 203,100 Private Placement Units may retain value and avoid forfeiture, expiration or loss of value that could occur if SPAC fails to complete a business combination. Conversely, the Sponsor and SPAC’s officers and directors may benefit from Mr. Lin’s identification, reorganization and control of CADV as a potential business combination target because Mr. Lin’s control of CADV may facilitate CADV’s approval of the Business Combination and increase the likelihood that SPAC will complete a business combination. If SPAC completes the Business Combination, the Sponsor and SPAC’s officers and directors may avoid the forfeiture or loss of value of their SPAC securities, including the Sponsor’s 1,645,000 Insider Shares and 203,100 Private Placement Units and the 55,000 Insider Shares owned by SPAC’s officers and directors. These interests may create incentives for the Sponsor and SPAC’s officers and directors to support the Business Combination even if it is not in the best interests of SPAC’s Public Shareholders. See the sections entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination” and “The Business Combination — Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination” for more information.

In recognition of these potential conflicts of interest and to mitigate potential conflicts of interest, the SPAC Board established a Special Committee comprised solely of independent and disinterested directors to evaluate and negotiate the Business Combination. The SPAC Board authorized the Special Committee, to the fullest extent permitted by applicable law and SPAC’s governing documents, to take all actions necessary or advisable in connection with its evaluation of the proposed Business Combination. The Special Committee was authorized to review, evaluate, negotiate and approve the definitive agreements relating to the Business Combination and to take such other actions as it considered necessary or appropriate in connection therewith, in each case acting in what it considered to be in the best interests of SPAC and its shareholders as a whole. In connection with its review of the proposed Transactions, the Special Committee engaged KKG to render an opinion as to the fairness, from a financial point of view, to the SPAC’s unaffiliated shareholders of the aggregate transaction consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement. A copy of KKG’s fairness opinion is attached hereto as Annex H. Additionally, the Special Committee engaged JCD as its independent legal advisor. Neither JCD nor KKG had been engaged by CADV during the prior two years. See the sections entitled “The Business Combination — Special Committee Oversight” for more information.

Based on SPAC’s due diligence investigations of CADV and the industry in which it operates, including the financial and other information provided by CADV in the course of SPAC’s due diligence investigations, the Special Committee and SPAC Board believes that the Business Combination with CADV is advisable and in the best interests of SPAC and its shareholders. However, there is no assurance of this. Although the SPAC Board believes that the Business Combination with CADV presents a unique business combination opportunity and is advisable and in the best interests of SPAC and its shareholders, the SPAC Board did consider certain potentially material negative factors in arriving at that conclusion. The positive and negative factors considered by the SPAC Board are discussed in greater detail in the section entitled “The Business Combination — The Special Committee’s and SPAC Board’s Reasons for the Approval of the Business Combination”, of this proxy statement/prospectus as well as in the section of this proxy statement/prospectus entitled “Risk Factors”.

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Q.	What will happen in the Business Combination?

A.	The Business Combination is structured as follows:

At the Effective Time:

(i) Each SPAC Unit that is issued and outstanding shall be automatically separated into one SPAC Ordinary Share and one SPAC Warrant;

(ii) Each SPAC Ordinary Share (including the SPAC Ordinary Shares issued upon the Unit Separation, but not including any treasury shares, dissenting shares and public shares validly submitted for redemption and not withdrawn), which is issued and outstanding immediately prior to the Effective Time, will remain issued and outstanding and be re-designated into one PubCo Class A Ordinary Share;

(iii) Each SPAC Warrant will remain issued and outstanding and unchanged. However, all SPAC Warrants shall be exercisable solely for PubCo Class A Ordinary Shares and shall not be exercisable for PubCo Class B Ordinary Shares;

(iv) Each Parent Ordinary Share (but not including any treasury shares or dissenting shares of Parent), which is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive: a number of PubCo Class A Ordinary Shares equal to that number of Class A Ordinary Shares determined by dividing (x) $250,000,000 by (y) $10.00; divided by the total number of Parent Ordinary Shares issued and outstanding immediately prior to the Effective Time;

(v) SPAC will effect the redemption of the SPAC Ordinary Shares issued as part of the SPAC Units issued in SPAC’s IPO that are validly submitted for redemption and not withdrawn;

(vi) SPAC will adopt a new amended and restated memorandum and articles of association, which will become the PubCo A&R Articles. The PubCo A&R Articles will authorize the issuance of PubCo Class B Ordinary Shares, subject to the following rights, preferences, and privileges: (a) each PubCo Class B Ordinary Share entitles the holder to fifteen (15) votes per share on all matters submitted to a vote of shareholders; (b) the PubCo Class B Ordinary Shares are not convertible into PubCo Class A Ordinary Shares or any other securities; (c) upon any liquidation, dissolution, winding up, or redemption of the surviving company, each PubCo Class B Ordinary Share shall be entitled to receive an amount equal to its par value only, with no further participation in remaining assets; (d) PubCo Class B Ordinary Shares may only be beneficially and exclusively owned by the designated individual and are non-transferable, subject to limited exceptions for affiliates and entities established for the direct or indirect benefit of the designated individual; and (e) PubCo Class B Ordinary Shares shall carry no economic participation rights, including no entitlement to dividends or distributions, and may only be redeemed at par value.

In addition to the Transaction Consideration Shares, following the Closing of the Business Combination, PubCo will issue to Earn-Out Recipients, their allocable portion of up to 5,000,000 PubCo Class A Ordinary Shares, if PubCo achieves the consolidated revenue of at least $7,000,000 for the fiscal year ending December 31, 2027, as reflected in its audited consolidated financial statements for that fiscal year. Upon the achievement of this milestone, PubCo shall issue the Earn-Out Shares to Earn-Out Recipients on a pro-rata basis, based on their relative share of the Transaction Consideration Shares received pursuant to the Business Combination Agreement. The Earn-Out Shares shall be issued within ten (10) Business Days following the filing of PubCo’s annual report with the SEC for the fiscal year ending December 31, 2027.

Additionally, at the Effective Time, PubCo shall issue 10,000,000 PubCo Class B Ordinary Shares to KKXX Investment, a British Virgin Islands business company controlled by Mr. Shang Ju Lin, the Parent Shareholder, who previously served as SPAC’s chief executive officer and director and was the sole director and sole shareholder of the Sponsor, for nominal consideration, in accordance with the PubCo A&R Articles. Such issuance shall be in addition to, and shall not form part of, the Aggregate Transaction Consideration Value of $250,000,000.

Q.	What will the Parent Closing Shareholders receive in connection with the Business Combination?

A.	Pursuant to the Business Combination Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any party of the holders of securities of Parent, each Parent Ordinary Share that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) a number of PubCo Ordinary Shares equal to that number of PubCo Class A Ordinary Shares determined dividing (x) $250,000,000 by (y) $10.00; divided by the total number of Parent Ordinary Shares issued and outstanding immediately prior to the Effective Time. Accordingly, the number of Transaction Consideration Shares is estimated to be 25,000,000 PubCo Class A Ordinary Shares. Of these 25,000,000 Transaction Consideration Shares, Mr. Lin, the Parent Shareholder, is expected to receive 21,875,000 PubCo Class A Ordinary Shares, and the four advisory firms to Parent (Agile Advisory, Nexus Advisory, MMT2KKG Advisory, and Flux Advisory) are expected to receive the remaining 3,125,000 PubCo Class A Ordinary Shares (approximately 12.5% of the Transaction Consideration Shares) in the aggregate. The allocation of shares that the four advisory firms are expected to receive is as follows: (i) 875,000 shares to Agile Advisory, (ii) 500,000 shares to Nexus Advisory, (iii) 875,000 shares to MMT2KKG Advisory, and (iv) 875,000 shares to Flux Advisory. In addition, Mr. Lin is expected to beneficially own 25,000 PubCo Class A Ordinary Shares issuable upon conversion of the 25,000 Insider Shares that he holds directly, and KKXX Investment, a British Virgin Islands business company controlled by Mr. Lin, will be issued 10,000,000 PubCo Class B Ordinary Shares. Because each PubCo Class B Ordinary Share carries 15 votes per share, Mr. Lin is expected to control approximately 92.32% of PubCo’s total voting power under the No Redemptions Scenario and approximately 96.07% under the Maximum Redemptions Scenario. The Parent Closing Shareholders as a group are expected to hold approximately 94.0% to 97.8% of PubCo’s total voting power, depending on the level of Redemptions and excluding the Earn-Out Shares. These figures are consistent with the beneficial ownership of PubCo table.

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Q.	What equity stake and voting power will current SPAC Shareholders and the Parent Closing Shareholders hold in PubCo immediately after the consummation of the Business Combination?

A.	Upon consummation of the Business Combination, the equity ownership of PubCo under (1) the No Redemptions Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the Maximum Redemptions Scenario, would be as follows:

	SHARE OWNERSHIP IN PUBCO(1)
	No Redemptions				25% Redemptions				50% Redemptions				75% Redemptions				Maximum Redemptions
PRO FORMA OWNERSHIP	No. of Shares	Percent Outstanding	No. of Shares-fully diluted	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	No. of Shares-fully diluted	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	No. of Shares-fully diluted	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	No. of Shares-fully diluted	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	No. of Shares-fully diluted	Fully Diluted Percent Outstanding
Public Shares(2)	6,900,000	19.1%	6,900,000	14.3%	5,175,000	15.1%	5,175,000	11.1%	3,450,000	10.6%	3,450,000	7.7%	1,725,000	5.6%	1,725,000	4.0%	-	-	-	-%
Public Warrants(3)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-%
Insider Shares(4)	80,000	0.2%	80,000	0.2%	80,000	0.2%	80,000	0.2%	80,000	0.2%	80,000	0.2%	80,000	0.3%	80,000	0.2%	80,000	0.3%	80,000	0.2%
Insider Shares held by the Sponsor(5)	1,645,000	4.5%	1,645,000	3.4%	1,645,000	4.8%	1,645,000	3.5%	1,645,000	5.1%	1,645,000	3.7%	1,645,000	5.3%	1,645,000	3.8%	1,645,000	5.7%	1,645,000	4.0%
Private Placement Units(6)	203,100	0.6%	203,100	0.4%	203,100	0.6%	203,100	0.4%	203,100	0.6%	203,100	0.5%	203,100	0.7%	203,100	0.5%	203,100	0.7%	203,100	0.5%
Transaction Consideration Shares (7)	25,000,000	69.1%	25,000,000	51.8%	25,000,000	72.7%	25,000,000	53.8%	25,000,000	76.8%	25,000,000	56.0%	25,000,000	81.3%	25,000,000	58.3%	25,000,000	86.4%	25,000,000	60.9%
ARC Advisory Shares(8)	2,366,592	6.5%	2,366,592	4.9%	2,277,712	6.6%	2,277,712	4.9%	2,188,832	6.7%	2,188,832	4.9%	2,099,951	6.8%	2,099,951	4.9%	2,011,071	6.9%	2,011,071	4.9%
Total	36,194,692	100%	36,194,692	74.9%	34,380,812	100%	34,380,812	74.0%	32,566,932	100%	32,566,932	72.9%	30,753,051	100%	31,019,692	71.8%	28,939,171	100%	28,939,171	70.5%

Potential Sources of Dilution
Earn-Out Shares(9)			5,000,000	10.4%			5,000,000	10.8%			5,000,000	11.2%			5,000,000	11.7%			5,000,000	12.2%
PubCo Warrants(10)			7,103,100	14.7%			7,103,100	15.3%			7,103,100	15.9%			7,103,100	16.6%			7,103,100	17.3%
Fully-Diluted Shares		100%	48,297,792	100%			46,483,912	100%			44,670,032	100%			42,856,151	100%			41,042,271	100%

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*	Less than 1%.
Percentages may not sum to 100.0% due to rounding.
(1)

Does not include 10,000,000 PubCo Class B Ordinary Shares to be issued to KKXX Investment, a British Virgin Islands business company controlled by Mr. Shang Ju Lin, at the Closing. Mr. Shang Ju Lin is the Parent Shareholder and has served as the chief executive officer and chairman of the board of CADV since January 6, 2026. He previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. These PubCo Class B Ordinary Shares carry 15 votes per share but have no economic rights (no rights to dividends, distributions, or net assets upon liquidation other than par value) and therefore are not included in the pro forma share ownership table above.

(2)	Represents the unredeemed Public Shares in a variety of redemption scenarios. Assumes the redemption of (i) 0 Public Shares in the No Redemptions Scenario, (ii) 1,725,000 Public Shares in the 25% Redemptions Scenario, (iii) 3,450,000 Public Shares in the 50% Redemptions Scenario, (iv) 5,175,000 Public Shares in the 75% Redemptions Scenario, and (v) all 6,900,000 Public Shares in the Maximum Redemptions Scenario, representing the redemption of 100% of the Public Shares.
(3)	The public warrants outstanding as of the Closing are not included in the table above, as they are not exercisable until 30 days after the Closing and do not represent issued and outstanding PubCo Ordinary Shares. Each warrant is exercisable for one PubCo Class A Ordinary Share at $11.50 per share.
(4)	Consists of 55,000 Insider Shares held by SPAC’s directors and officers, and 25,000 Insider Shares held by Mr. Lin, SPAC’s former chief executive officer and director and the former sole shareholder and director of the Sponsor.
(5)	Represents 1,645,000 shares held by MilunaC Technology Limited, the Sponsor.
(6)	Represents 203,100 Private Placement Shares held by the Sponsor.
(7)	Represents 25,000,000 PubCo Class A Ordinary Shares issued to the Parent Closing Shareholders as Transaction Consideration Shares, of which Mr. Lin is expected to receive 21,875,000 shares and the four advisory firms to Parent (Agile Advisory, Nexus Advisory, MMT2KKG Advisory, and Flux Advisory) are expected to receive the remaining 3,125,000 shares (approximately 12.5% of the Transaction Consideration Shares) in the aggregate, allocated as follows: (i) 875,000 shares to Agile Advisory, (ii) 500,000 shares to Nexus Advisory, (iii) 875,000 shares to MMT2KKG Advisory, and (iv) 875,000 shares to Flux Advisory.
(8)	Represents the PubCo Class A Ordinary Shares that will be issued to ARC Group International Limited at the Closing (the “ARC Advisory Shares”). The ARC Advisory Shares will constitute 4.9% of the total fully diluted post-Closing ownership. The ARC Advisory Shares will consist of 2,366,592 PubCo Class A Ordinary Shares, assuming no Redemptions of Public Shares; 2,277,712 PubCo Class A Ordinary Shares, assuming 25% Redemptions of Public Shares; 2,188,832 PubCo Class A Ordinary Shares, assuming 50% Redemptions of Public Shares; 2,099,951 PubCo Class A Ordinary Shares, assuming 75% Redemptions of Public Shares; and 2,011,071 PubCo Class A Ordinary Shares, assuming maximum Redemptions of Public Shares.
(9)	Represents up to 5,000,000 Earn-Out Shares issuable to the former holders of Parent Ordinary Shares if PubCo achieves consolidated revenue of no less than $7,000,000 for the fiscal year ending December 31, 2027. These are not included in undiluted shares but are assumed to be earned and issued in the fully diluted presentation.
(10)	Represents the aggregate of 6,900,000 Public Warrants and 203,100 Private Warrants. Each warrant entitles the holder to purchase one PubCo Class A Ordinary Share at an exercise price of $11.50 per share, subject to customary adjustments. The warrants are not exercisable until 30 days after the Closing. The Private Warrants are subject to substantially the same terms as the Public Warrants, except that they are not redeemable by PubCo. Warrants are not included in the calculation of issued and outstanding PubCo Ordinary Shares (undiluted) but are assumed to be exercised in the fully diluted presentation.

Upon consummation of the Business Combination, the voting power of PubCo under (1) the No Redemptions Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the Maximum Redemptions Scenario, would be as follows:

	VOTING POWER IN PUBCO
	No Redemptions				25% Redemptions				50% Redemptions				75% Redemptions				Maximum Redemptions
	No. of Shares	Percent Outstanding	No. of Shares-fully diluted	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	No. of Shares-fully diluted	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	No. of Shares-fully diluted	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	No. of Shares-fully diluted	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	No. of Shares-fully diluted	Fully Diluted Percent Outstanding
Public Shares(1)	6,900,000	3.7%	6,900,000	3.5%	5,175,000	2.8%	5,175,000	2.6%	3,450,000	1.9%	3,450,000	1.8%	1,725,000	1.0%	1,725,000	0.9%	-	-	-	-%
Public Warrants(2)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-%
Insider Shares(3)	80,000	0.0%	80,000	0.0%	80,000	0.0%	80,000	0.0%	80,000	0.0%	80,000	0.0%	80,000	0.0%	80,000	0.0%	80,000	0.0%	80,000	0.0%
Insider Shares held by the Sponsor(4)	1,645,000	0.9%	1,645,000	0.8%	1,645,000	0.9%	1,645,000	0.8%	1,645,000	0.9%	1,645,000	0.8%	1,645,000	0.9%	1,645,000	0.9%	1,645,000	0.9%	1,645,000	0.9%
Private Placement Units(5)	203,100	0.1%	203,100	0.1%	203,100	0.1%	203,100	0.1%	203,100	0.1%	203,100	0.1%	203,100	0.1%	203,100	0.1%	203,100	0.1%	203,100	0.1%
PubCo Class B Ordinary Shares(6)	10,000,000	80.6%	10,000,000	75.6%	10,000,000	81.4%	10,000,000	76.3%	10,000,000	82.2%	10,000,000	77.1%	10,000,000	83.0%	10,000,000	77.8%	10,000,000	83.8%	10,000,000	78.5%
Transaction Consideration Shares (7)	25,000,000	13.4%	25,000,000	12.6%	25,000,000	13.6%	25,000,000	12.7%	25,000,000	13.7%	25,000,000	12.8%	25,000,000	13.8%	25,000,000	13.0%	25,000,000	14.0%	25,000,000	13.1%
ARC Advisory Shares(8)	2,366,592	1.3%	2,366,592	1.2%	2,277,712	1.2%	2,277,712	1.2%	2,188,832	1.2%	2,188,832	1.1%	2,099,951	1.2%	2,099,951	1.1%	2,011,071	1.1%	2,011,071	1.1%
Total	46,194,692	100%	46,194,692	93.9%	44,380,812	100%	44,380,812	93.9%	42,566,932	100%	42,566,932	93.8%	40,753,051	100%	40,753,051	93.7%	38,939,171	100%	38,939,171	93.7%

Potential Sources of Dilution
Earn-Out Shares(9)			5,000,000	2.5%			5,000,000	2.5%			5,000,000	2.6%			5,000,000	2.6%			5,000,000	2.6%
PubCo Warrants(10)			7,103,100	3.6%			7,103,100	3.6%			7,103,100	3.6%			7,103,100	3.7%			7,103,100	3.7%
Fully-Diluted Shares		100%	58,297,792	100%			56,483,912	100%			54,670,032	100%			52,856,151	100%			51,042,271	100%

*	Less than 1%.
Percentages may not sum to 100.0% due to rounding.

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(1)	Represents the unredeemed Public Shares in a variety of redemption scenarios. Assumes the redemption of (i) 0 Public Shares in the No Redemptions Scenario, (ii) 1,725,000 Public Shares in the 25% Redemptions Scenario, (iii) 3,450,000 Public Shares in the 50% Redemptions Scenario, (iv) 5,175,000 Public Shares in the 75% Redemptions Scenario, and (v) all 6,900,000 Public Shares in the Maximum Redemptions Scenario, representing the redemption of 100% of the Public Shares.
(2)	The public warrants outstanding as of the Closing are not included in the table above, as they are not exercisable until 30 days after the Closing and do not represent issued and outstanding PubCo Ordinary Shares. Each warrant is exercisable for one PubCo Class A Ordinary Share at $11.50 per share.
(3)	Consists of 55,000 Insider Shares held by SPAC’s directors and officers, and 25,000 Insider Shares held by Mr. Lin, SPAC’s former chief executive officer and director and the former sole shareholder and director of the Sponsor.
(4)	Represents 1,645,000 shares held by MilunaC Technology Limited, the Sponsor.
(5)	Represents 203,100 Private Placement Shares held by the Sponsor.
(6)	Represents 10,000,000 PubCo Class B Ordinary Shares to be issued to KKXX Investment, a British Virgin Islands business company controlled by Mr. Shang Ju Lin, the Parent Shareholder, who previously served as SPAC’s chief executive officer and director and was the sole director and sole shareholder of the Sponsor. These shares carry 15 votes per share but have no economic rights (no rights to dividends, distributions, or net assets upon liquidation other than par value). Mr. Lin is also expected to receive 21,875,000 PubCo Class A Ordinary Shares as Transaction Consideration Shares and 25,000 PubCo Class A Ordinary Shares upon conversion of the 25,000 Insider Shares that he holds directly. Accordingly, Mr. Lin is expected to control approximately 92.32% of PubCo’s total voting power under the No Redemptions Scenario and approximately 96.07% under the Maximum Redemptions Scenario. The total voting power of the Parent Closing Shareholders includes both the Class A Ordinary Shares and the Class B Ordinary Shares held through KKXX Investment.
(7)	Represents 25,000,000 PubCo Class A Ordinary Shares issued to the Parent Closing Shareholders as Transaction Consideration Shares, of which Mr. Lin is expected to receive 21,875,000 shares and the four advisory firms to Parent (Agile Advisory, Nexus Advisory, MMT2KKG Advisory, and Flux Advisory) are expected to receive the remaining 3,125,000 shares (approximately 12.5% of the Transaction Consideration Shares) in the aggregate, allocated as follows: (i) 875,000 shares to Agile Advisory, (ii) 500,000 shares to Nexus Advisory, (iii) 875,000 shares to MMT2KKG Advisory, and (iv) 875,000 shares to Flux Advisory.
(8)	Represents the ARC Advisory Shares that will be issued to ARC Group International Limited at the Closing. The ARC Advisory Shares will constitute 4.9% of the total fully diluted post-Closing ownership. The ARC Advisory Shares will consist of 2,366,592 PubCo Class A Ordinary Shares, assuming no Redemptions of Public Shares; 2,277,712 PubCo Class A Ordinary Shares, assuming 25% Redemptions of Public Shares; 2,188,832 PubCo Class A Ordinary Shares, assuming 50% Redemptions of Public Shares; 2,099,951 PubCo Class A Ordinary Shares, assuming 75% Redemptions of Public Shares; and 2,011,071 PubCo Class A Ordinary Shares, assuming maximum Redemptions of Public Shares.
(9)	Represents up to 5,000,000 Earn-Out Shares issuable to the former holders of Parent Ordinary Shares if PubCo achieves consolidated revenue of no less than $7,000,000 for the fiscal year ending December 31, 2027. These are not included in undiluted shares but are assumed to be earned and issued in the fully diluted presentation.
(10)	Represents the aggregate of 6,900,000 Public Warrants and 203,100 Private Warrants. Each warrant entitles the holder to purchase one PubCo Class A Ordinary Share at an exercise price of $11.50 per share, subject to customary adjustments. The warrants are not exercisable until 30 days after the Closing. The Private Warrants are subject to substantially the same terms as the Public Warrants, except that they are not redeemable by PubCo. Warrants are not included in the calculation of issued and outstanding PubCo Ordinary Shares (undiluted) but are assumed to be exercised in the fully diluted presentation.

For more information about the consideration to be received in the Business Combination, these scenarios, and the underlying assumptions, see “Unaudited Pro Forma Combined Financial Information.” See also “Risk Factors — The SPAC’s shareholders will experience dilution due to the issuance of PubCo Ordinary Shares and securities convertible into PubCo Ordinary Shares in the Business Combination.”

Q.	How has the announcement of the Business Combination affected the trading price of the SPAC securities?

A.	On April 24, 2026, the last trading date prior to the public announcement of the Business Combination, SPAC Units, SPAC Ordinary Shares and SPAC Warrants closed at $10.15, $10.05, and $0.17, respectively. As of July 2, 2026, the last practicable trading day prior to the date of this proxy statement/prospectus, the closing prices for the SPAC Units, SPAC Ordinary Shares and SPAC Warrants were $10.10, $10.11, and $0.13, respectively.

14

Q.	Why was the Special Committee formed?

A.

As described under “The Business Combination—Background of the Business Combination,” on February 7, 2026, SPAC’s then Board of Directors met to discuss the proposed transaction with CADV and the potential conflicts of interest arising from Mr. Shang Ju Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV. The SPAC Board recognized that CADV is controlled by Mr. Lin, SPAC’s former chief executive officer and director and the former sole director and sole shareholder of the Sponsor, and that these relationships and prior affiliations could give rise to material potential conflicts of interest in connection with the negotiation, approval and recommendation of the Business Combination.

In particular, the SPAC Board considered that Mr. Lin may benefit from the completion of the Business Combination because, if the Business Combination is consummated, Mr. Lin’s direct ownership of 25,000 Insider Shares and his indirect economic interest in the Sponsor’s 1,645,000 Insider Shares and 203,100 Private Placement Units may retain value and avoid forfeiture, expiration or loss of value that could occur if SPAC fails to complete a business combination. The SPAC Board also considered that the Sponsor and SPAC’s officers and directors may benefit from Mr. Lin’s identification, reorganization and control of CADV as a potential business combination target because Mr. Lin’s control of CADV may facilitate CADV’s approval of the Business Combination and increase the likelihood that SPAC will complete a business combination. If SPAC completes the Business Combination, the Sponsor and SPAC’s officers and directors may avoid forfeiture or loss of value of their SPAC securities, including the Sponsor’s 1,645,000 Insider Shares and 203,100 Private Placement Units and the 55,000 Insider Shares owned by SPAC’s officers and directors. In light of these potential conflicts, and following discussion of the disinterested nature of certain directors with respect to the proposed transaction with CADV, the SPAC Board determined that it was advisable to form a special committee of independent and disinterested directors to evaluate, negotiate and oversee the proposed transaction on behalf of SPAC and its unaffiliated shareholders.

On February 25, 2026, by unanimous written consent, the SPAC Board approved the formation of the Special Committee, consisting of SPAC’s independent and disinterested directors, namely Ya Ting Lee, Yajuan Ding and Luhuan Zhong, with Yajuan Ding serving as chairwoman of the Special Committee. The SPAC Board authorized the Special Committee, to the fullest extent permitted by applicable law and SPAC’s governing documents, to take all actions necessary or advisable in connection with its evaluation of the proposed Business Combination. The Special Committee was empowered to, among other things, act as a disinterested body of the SPAC Board as appropriate for the purpose of exploring and evaluating the Business Combination; to engage and oversee one or more financial advisors, investment banking firms and accounting firms in connection with the Business Combination as the Special Committee deemed necessary or advisable in connection with fulfilling its responsibilities and to perform such other services and deliver such opinions as the Special Committee in its discretion requests, including providing an opinion, all at the expense of SPAC; consult with, advise, and oversee management, on behalf of the SPAC Board, in connection with due diligence activities relating to CADV, the evaluation of the Business Combination, and discussions and/or negotiations concerning potential terms and conditions of the Business Combination; engage and oversee separate legal counsel if the Special Committee determined it was necessary or advisable to do so; and review the Business Combination and, if the Special Committee determined it is advisable and in the interests of SPAC and its Public Shareholders, recommend to the SPAC Board that the SPAC Board approve the Business Combination.

In connection with its review of the proposed Transactions, the Special Committee engaged KKG to render an opinion as to the fairness, from a financial point of view, to the SPAC’s unaffiliated shareholders of the aggregate transaction consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement. A copy of KKG’s fairness opinion is attached hereto as Annex H. Additionally, the Special Committee engaged JCD as its independent legal advisor. Neither JCD nor KKG had been engaged by CADV during the prior two years. See the sections entitled “The Business Combination — Special Committee Oversight” for more information.

Q.	Did the SPAC Board or Special Committee obtain a third-party opinion in determining whether or not to proceed with the Business Combination?

A.	Yes. On April 17, 2026, the Special Committee received an opinion from KKG as to the fairness, as of such date, from a financial point of view, to the SPAC Unaffiliated Shareholders of the Aggregate Transaction Consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement, as set forth in such opinion, as more fully described in the subsection “The Business Combination — Opinion of King Kee Appraisal and Advisory Limited”. A copy of KKG’s opinion is attached hereto as Annex H.

Q.	What amendments will be made to the SPAC Articles?

A.	The consummation of the Business Combination is conditioned on, among other things, the Merger, pursuant to which Parent will merge with and into SPAC, as a result of which the separate corporate existence of Parent will cease and SPAC will continue as the surviving company, with CADV becoming a wholly owned subsidiary of the surviving company. Upon consummation of the Business Combination, SPAC will adopt a new amended and restated memorandum and articles of association, substantially in the form set forth in Annex C to this proxy statement/prospectus, which will become the PubCo A&R Articles. Accordingly, in addition to voting on the Business Combination and the Merger, SPAC Shareholders are also being asked to consider and vote upon, among others, the material differences between the SPAC Articles and the PubCo A&R Articles pursuant to the Advisory Organizational Documents Proposals and the adoption of the PubCo A&R Articles.

These differences are discussed in greater detail in the sections of this proxy statement/prospectus entitled “Proposal No. 4 — The Advisory Organizational Documents Proposals, “Description of PubCo Securities” and “Comparison of Shareholder Rights.”

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Q.	What are the material U.S. federal income tax consequences of the Merger to me?

A.

The material U.S. federal income tax considerations that may be relevant to you in respect of the Business Combination are discussed in more detail in the section titled “The Business Combination Proposal—United States Federal Income Tax Considerations.” The discussion of the U.S. federal income tax consequences contained in this proxy statement/prospectus/consent solicitation is intended to provide only a general discussion and is not a complete analysis or description of all of the U.S. federal income tax considerations that are applicable to you in respect of the Business Combination, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws.

Q.	Do I have redemption rights?

A.	If you are a Public Shareholder, you have the right to request that we redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal, and regardless of whether they held their Public Shares on the Record Date. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other Person with whom such Public Shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of shares, will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the then issued Public Shares without the prior consent of SPAC. Accordingly, if a Public Shareholder, alone or acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of shares, seeks to redeem more than 15% of the then issued Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has agreed to waive their redemption rights with respect to all of the Insider Shares in connection with the consummation of the Business Combination. No consideration has been or will be paid by Parent, SPAC or CADV to the Sponsor in connection with the Sponsor’ agreement to waive their redemption rights. The Insider Shares will be excluded from the pro rata calculation used to determine the Redemption Price.

Q.	How do I exercise my redemption rights?

A.	If you are a Public Shareholder and wish to exercise your right to redeem the Public Shares, you must:

(a)	(i) hold Public Shares or (ii) hold Public Shares through the SPAC Units and elect to separate your SPAC Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(b)	submit a written request to Efficiency, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that the SPAC redeem all or a portion of your Public Shares for cash; and

(c)	deliver your share certificates for Public Shares (if any) along with the redemption forms to Efficiency, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on              , 2026 (two business days before the initial scheduled date of the EGM) in order for their Public Shares to be redeemed.

The address of Efficiency is listed under the question “Who can help answer my questions?” of this proxy statement/prospectus.

Public Shareholders will be entitled to request that their Public Shares be redeemed for the Redemption Price. For illustrative purposes, as of the Record Date, this would have amounted to approximately $            per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of SPAC’s creditors, if any, which could have priority over the claims of the Public Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote, how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the deadline for submitting redemption requests and thereafter, with SPAC’s consent, until the Closing. If a holder delivers his, her or its Public Shares for redemption to Efficiency and later decides to withdraw such request prior to the deadline for submitting redemption requests, the holder may request that Efficiency return the shares (physically or electronically). No request for redemption will be honored unless the shareholder’s certificates for Public Shares (if any) along with the redemption forms have been delivered (either physically or electronically) to Efficiency, at least two business days prior to the initial scheduled date of the EGM.

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If a Public Shareholder properly makes a request for redemption and the certificates for Public Shares (if any) along with the redemption forms are delivered as described above, then, if the Business Combination is consummated, SPAC will redeem the Public Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the Trust Account (such interest shall be net of taxes payable), divided by the number of then issued Public Shares. If the Business Combination is abandoned, the Public Shares will be returned to the respective holder, broker or bank.

If you are a Public Shareholder and you exercise your redemption rights, such exercise will not result in the loss of any SPAC Warrants that you may hold.

Q.	If I am a SPAC Warrants holder, can I exercise redemption rights with respect to my SPAC Warrants?

A.	No. The SPAC Warrants holders have no redemption rights with respect to such SPAC Warrants.

Q.	How do the SPAC Units offered in SPAC’s IPO differ from the Private Placement Units and what are the related risks for any holders of SPAC Units after the Business Combination?

A.	The Private Placement Units are identical to the units sold in SPAC’s IPO in material terms and provisions, except that so long as they are held by the Sponsor, the SPAC’s directors and officers or their respective permitted transferees, the Private Placement Units (including their component securities) (i) may not be transferred, assigned or sold by the holders until the end of the Private Placement Lock-Up Period and (ii) are entitled to registration rights.

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

A.	The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences for U.S. Holders Exercising Redemption Rights.” If you are a U.S. Holder (defined below) of SPAC Ordinary Shares contemplating exercising your redemption rights, you are urged to consult your tax advisor to determine the tax consequences thereof.

Q.	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.	Following the closing of the IPO (including full exercise of the over-allotment option by the underwriters of the IPO), an amount equal to $69,000,000 ($10.00 per SPAC Unit) of the net proceeds from the IPO and the sale of the Private Placement Units and Sponsor Loan was placed in the Trust Account. As of the Record Date, funds in the Trust Account totaled $ and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) our completion of an initial business combination, and then only in connection with those Public Shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend our SPAC Articles (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by April 24, 2027 (or up to July 24, 2027 if the original date is extended as described in the prospectus relating to the IPO, subject to applicable law) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of our Public Shares if we are unable to complete an initial business combination by April 24, 2027 (or up to July 24, 2027 if the original date is extended as described in the prospectus relating to the IPO), subject to applicable law and as further described herein.

In connection with the Closing, the funds deposited in the Trust Account will be released to pay Public Shareholders who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of PubCo following the Business Combination. See the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Proposed Transaction”.

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Q.	Did the SPAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.	Yes. On April 17, 2026, the SPAC Board received a written opinion from KKG to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by KKG in preparing its opinion, the Aggregate Transaction Consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement is fair, from a financial point of view to the SPAC Unaffiliated Shareholders, as more fully described in the subsection “The Business Combination — Opinion of SPAC’s Financial Advisor.” A copy of KKG’s opinion is attached hereto as Annex H.

Q.	What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.	Our Public Shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders is reduced as a result of redemptions by Public Shareholders.

In the event of significant redemptions, with fewer Public Shares and Public Shareholders, the trading market for PubCo Ordinary Shares may be less liquid than the market for SPAC Ordinary Shares was prior to the Business Combination, and PubCo may not be able to meet the listing standards for Nasdaq, NYSE American or another national securities exchange.

In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into PubCo’s business will be reduced and PubCo may not be able to achieve its business plans.

The table below presents the Trust Account value per share to a Public Shareholder that elects not to redeem its shares across a range of varying redemption scenarios. This Trust Account value per share includes the per share cost of the deferred underwriting commission of $3,535,185.

As of June 30, 2026
Trust Account Value	$70,703,700
Total Public Shares	6,900,000
Trust Account Value per Public Share	$10.25

	No Redemptions	25% Redemptions	50% Redemptions	75% Redemptions	Maximum Redemptions
Redemptions ($)	—	17,675,925	35,351,850	53,027,775	70,703,700
Redemptions (Shares)	—	1,725,000	3,450,000	5,175,000	6,900,000
Deferred Fee(1)	$3,535,185	2,651,389	1,767,593	883,796	690,000
Cash left in the Trust Account post redemptions less Deferred Fee	$67,168,515	50,376,386	33,584,258	16,792,129	—
Public Shares post redemptions	6,900,000	5,175,000	3,450,000	1,725,000	—
Remaining Trust Proceeds Per Public Share	$9.73	9.73	9.73	9.73	N/A

(1)	Pursuant to the terms of the Underwriting Agreement, dated October 22, 2025, by and among SPAC, D. Boral Capital LLC, and ARC Group Securities LLC, the underwriters have agreed to defer underwriting commissions equal to 1.0% of the gross proceeds of the IPO (or an amount equal to 5.0% of the balance remaining in the trust account, without accrued interest, adjusted only to account for payment of redemptions and prior to any other disbursements therefrom, upon the consummation of an initial business combination, whichever amount is greater).

Furthermore, to the extent that Public Shareholders redeem their Public Shares in connection with the Business Combination, their Public Warrants will remain issued and outstanding notwithstanding the redemption of their Public Shares. The Sponsor hold an aggregate of 203,100 SPAC Ordinary Shares underlying the Private Placement Units.

For information on the relative ownership levels of holders of PubCo equity securities following the Business Combination under varying redemption scenarios and the fully diluted relative ownership levels of holders of PubCo equity securities following the Business Combination under varying redemption scenarios, see the question entitled “What equity stake and voting power will current SPAC Shareholders and the Parent Closing Shareholders hold in PubCo immediately after the consummation of the Business Combination?”

Q.	What underwriting fees are payable in connection with the Business Combination?

A.	Pursuant to that certain Underwriting Agreement by and among SPAC, D. Boral Capital LLC and ARC Group Securities LLC, as representatives of the several underwriters of the IPO (“Representatives”), dated October 22, 2025 (as it may be amended from time to time, the “Underwriting Agreement”), SPAC agreed to pay to the Representatives an aggregate amount equal to 1.0% of the gross proceeds of the IPO (or an amount equal to 5.0% of the balance remaining in the trust account, without accrued interest, adjusted only to account for payment of redemptions and prior to any other disbursements therefrom, upon the consummation of an initial business combination, whichever amount is greater) as deferred underwriting commissions (the “Deferred Fee”) upon the consummation of an initial business combination. The Deferred Fee will be paid solely from amounts remaining in the Trust Account following all properly submitted shareholder redemptions in connection with the consummation of the Business Combination.

The following table illustrates the effective underwriting discount on a percentage basis of the amount of cash in the Trust Account available to PubCo at each redemption level identified below and includes: (i) the cash underwriting fee that was paid in connection with the SPAC IPO and (ii) the payment of the Deferred Fee payable upon the consummation of the Business Combination:

	No Redemption Scenario(1)	25% Redemption Scenario(1)(2)	50% Redemption Scenario(1)(3)	75% Redemption Scenario(1)(4)	Maximum Redemption Scenario(1)(5)
Unredeemed Public Shares	6,900,000	5,175,000	3,450,000	1,725,000	—
Trust Account cash to PubCo(6)	$70,703,700	$53,027,775	$35,351,850	$17,675,925	$—
Upfront Underwriting Fee	$—	$—	$—	$—	$—
Deferred Fee(7)	$3,535,185	$2,651,389	$1,767,593	$883,796	$690,000
Total Underwriting Fee	$3,535,185	$2,651,389	$1,767,593	$883,796	$690,000
Total Underwriting Fee, as percentage of Trust Account cash to PubCo	5%	5%	5%	5%	N/A

(1)	Share numbers presented under each redemption scenario are presented for illustrative purposes. SPAC and CADV cannot predict how many Public Shares will be redeemed. As a result, the Trust Account cash to PubCo and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. Amounts are based on 6,900,000 Public Shares outstanding as of the date of this proxy statement/prospectus.

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(2)	This scenario assumes that 1,725,000 Public Shares or 25% of the Public Shares outstanding as of the date of this proxy statement/prospectus, are redeemed for an aggregate of approximately $17.68 million (based on the Trust Account balance as of June 30, 2026).

(3)	This scenario assumes that 3,450,000 Public Shares or 50% of the Public Shares outstanding as of the date of this proxy statement/prospectus are redeemed for an aggregate of approximately $35.35 million (based on the Trust Account balance as of June 30, 2026).

(4)	This scenario assumes that 5,175,000 Public Shares or 75% of the Public Shares outstanding as of the date of this proxy statement/prospectus are redeemed for an aggregate of approximately $53.03 million (based on the Trust Account balance as of June 30, 2026).

(5)	This scenario assumes that 6,900,000 Public Shares or 100% of the Public Shares outstanding as of the date of this proxy statement/prospectus are redeemed for an aggregate of approximately $70.70 million (based on the Trust Account balance as of June 30, 2026).

(6)	Based on the Trust Account balance as of June 30, 2026.

(7)	Pursuant to the terms of the Underwriting Agreement, SPAC agreed to pay to the Representatives an aggregate amount equal to 1.0% of the gross proceeds of the IPO (or an amount equal to 5.0% of the balance remaining in the trust account, without accrued interest, adjusted only to account for payment of redemptions and prior to any other disbursements therefrom, upon the consummation of an initial business combination, whichever amount is greater) as Deferred Fee upon the consummation of an initial business combination.

Q.	What conditions must be satisfied to complete the Business Combination?

A.	The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including without limitation: (i) this registration statement having been declared effective in accordance with the Securities Act, no stop order suspending the effectiveness of this registration statement being in effect, and no proceedings for purposes of suspending the effectiveness of this registration statement having been initiated or threatened in writing by the SEC; (ii) Parent Shareholder Approval, SPAC Shareholder Approval, and Special Committee Approval have been obtained; (iii) the PubCo’s securities having been conditionally approved for listing on Nasdaq, or any other major U.S. national securities exchange, subject only to official notice thereof; (iv) the accuracy of the representations and warranties of each party to the Business Combination Agreement and the performance of the covenants and agreements of the parties to the Business Combination Agreement; (v) the absence of any Material Adverse Effect with respect to each of SPAC, Parent, and CADV; and (vi) certain indebtedness of CADV having been discharged in full. Conditions (i) through (iii) above are for the benefit of all parties to the Business Combination Agreement and subject to waiver by CADV and SPAC, conditions (iv) and (v) above are for the benefit of each of SPAC, Parent and CADV, as applicable, and subject to waiver by such party individually, and condition (vi) is for the benefit of SPAC and subject to waiver by SPAC.

We cannot assure you as to whether these conditions will be satisfied or waived. For more information about conditions to the consummation of the Business Combination, see the section of this proxy statement/prospectus entitled “Business Combination Agreement”.

Q.	Will SPAC obtain financing in connection with the Business Combination?

A.	SPAC and Parent shall use their good faith efforts to obtain commitments from certain PIPE Investors for a private placement, the PIPE Investment and/or secure an ELOC of up to $50,000,000. If SPAC seeks either a PIPE Investment or an ELOC, Parent and the Company will cooperate with each other and their respective representatives, using commercially reasonable efforts to cause these transactions to occur. For the avoidance of doubt, the PIPE Investment and ELOC are not required for the consummation of the Business Combination and, if pursued, will be undertaken on a commercially reasonable efforts basis. As of the date of this proxy statement/prospectus, the parties to the Business Combination Agreement intend to obtain the PIPE Investment, but there is no assurance that they will be able to do so and there are currently no commitments for such investment. If the parties are unable to obtain the PIPE Investment, it would result in PubCo having less capital and funds available than originally anticipated for working capital purposes after the closing of the Business Combination and could make it more difficult to obtain, or maintain, listing of PubCo’s securities on a national securities exchange.

Q.	When do you expect the Business Combination to be completed?

A.	It is currently expected that the Business Combination will be consummated by the second half of 2026. This date depends, among other things, on the approval of the proposals to be put to SPAC Shareholders at the EGM. However, such meeting could be adjourned if the Adjournment Proposal is adopted by SPAC’s shareholders at the EGM and SPAC elects to adjourn the EGM to a later date or dates, if necessary or convenient, in the event SPAC has not received proxies and votes representing a sufficient number of shares to obtain the Shareholder Approval Matters. For a description of the conditions for the completion of the Business Combination, see “Business Combination Agreement” of this proxy statement/prospectus.

Q.	What happens if the Business Combination is not consummated?

A.	If SPAC is not able to complete the Business Combination with CADV by April 24, 2027 (or up to July 24, 2027 if the original date is extended as described in the prospectus relating to the IPO) and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the SPAC Articles, SPAC will, as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the SPAC Warrants may be worthless.

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Q.	Following the Business Combination, will PubCo’s securities trade on a stock exchange?

A.	PubCo intends to apply to list the PubCo Class A Ordinary Shares and PubCo Warrants on Nasdaq under the proposed symbols “KKGG” and “KKGGW,” respectively, upon the Closing. Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), the PubCo’s securities must have been conditionally approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. It is important for you to know that, at the time of our EGM, we may not have received from Nasdaq either confirmation of the listing of the PubCo’s securities or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the PubCo’s securities would not be listed on any nationally recognized securities exchange.

Q.	Do I have appraisal rights in connection with the Business Combination?

A.	The Cayman Companies Act prescribes when shareholder appraisal or dissenters’ rights will be available and sets limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise Redemption Rights, as set out herein. For more information, see the section of this proxy statement/prospectus entitled “Proposal No. 2 — The Merger Proposal — Appraisal Rights under the Cayman Companies Act.”

Q.	What do I need to do now?

A.	SPAC urges you to read this proxy statement/prospectus, including the annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or rights holder. SPAC’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?

A.	If you are a holder of record of SPAC Ordinary Shares on the Record Date for the EGM, you may vote in person (including virtually) at the EGM or by submitting a proxy for the EGM. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name”, which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the EGM and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name”, will my broker, bank or nominee automatically vote my shares for me?

A.	No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name”. If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote”. Broker non-votes are considered present for the purposes of establishing a quorum, but will not count as votes cast at the EGM, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

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Q.	When and where will the EGM be held?

A.	The EGM will be held virtually at Eastern Time, on , 2026. The EGM will be a virtual meeting conducted via live webcast at . For the purposes of Cayman Islands law and the SPAC Articles, the physical location of the EGM will be at the offices of Hunter Taubman Fischer & Li LLC at 950 Third Avenue, 19th Floor, New York, New York 10022.

Q.	Who is entitled to vote at the EGM?

A.	SPAC has fixed , 2026 as the Record Date for the EGM. If you were a SPAC Shareholder at the close of business on the Record Date, you are entitled to vote on matters that come before the EGM. However, a shareholder may only vote his or her shares if he or she is present in person (including virtually) or is represented by proxy at the EGM.

Q.	How many votes do I have?

A.	SPAC Shareholders are entitled to one vote at the EGM for each SPAC Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date for the EGM, there were SPAC Ordinary Shares issued and outstanding, of which were issued and outstanding Public Shares.

Q.	What constitutes a quorum?

A.	A quorum of SPAC Shareholders is necessary to hold a valid meeting. A quorum will be present at the EGM if the holders holding shares which carry in aggregate (or representing by proxy) not less than a majority of all votes attaching to all shares in issue and entitled to vote at the EGM present As of the Record Date for the EGM , SPAC Ordinary Shares would be required to achieve a quorum.

Q.	What vote is required to approve each proposal at the EGM?

A.	The Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. The Business Combination Proposal is conditioned on the approval of the Merger Proposal. Therefore, if the Merger Proposal is not approved, the Business Combination Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Merger Proposal — The approval of the Merger Proposal requires a special resolution, being the affirmative vote (in person (including virtually) or by proxy) of holders of not less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at the EGM. The Merger Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Merger Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Nasdaq Proposal — The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and Merger Proposal. Therefore, if the Business Combination Proposal and Merger Proposal are not approved, the Nasdaq Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, requires a special resolution, being the affirmative vote (in person (including virtually) or by proxy) of holders of not less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. The Advisory Organizational Documents Proposals are conditioned upon the approval of the Business Combination Proposal and Merger Proposal. Therefore, if the Business Combination Proposal and Merger Proposals are not approved, the Advisory Organizational Documents Proposals will have no effect, even if approved by holders of SPAC Ordinary Shares.

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Incentive Plan Proposal — The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. The Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal and Merger Proposal. Therefore, if each of the Business Combination Proposal and Merger Proposal are not approved, the Incentive Plan Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. The Adjournment Proposal is not conditioned upon any other proposal.

Each of the Sponsor, the directors and officers of SPAC the Parent Shareholder have agreed to vote all the Insider Shares and any Public Shares it may hold in favor of all the proposals being presented at the EGM. As of the Record Date, the Sponsor, the directors and officers of SPAC and the Parent Shareholder owned approximately                %, of the issued and outstanding SPAC Ordinary Shares. See the section of this proxy statement/prospectus entitled “Questions and Answers About the Business Combination — How do the Sponsor, the SPAC’s directors and officers, and the Parent Shareholder intend to vote their SPAC Ordinary Shares?”.

The Business Combination was not structured to require the approval of at least a majority of SPAC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

Q.	What are the recommendations of the Special Committee and SPAC Board?

A.	The Special Committee and SPAC Board believes that the Business Combination Proposal and the other proposals to be presented at the EGM are advisable and in the best interest of the SPAC Shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Merger Proposal, “FOR” the approval of the Nasdaq Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the EGM.

The Special Committee and SPAC Board, after careful consideration, have determined that the Business Combination is advisable and in the best interests of SPAC and its Shareholders, and approved, among other things, the Business Combination Agreement, the Business Combination and the other agreements and transactions contemplated thereby. See the subsection entitled “The Extraordinary General Meeting — Recommendation of the Special Committee and SPAC Board” for more information.

For a description of the Special Committee’s and SPAC Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the SPAC Board, see the subsection entitled “The Business Combination — The Special Committee’s and SPAC Board’s Reasons for the Approval of the Business Combination.”

When you consider the recommendation of the SPAC Board in favor of approval of these proposals, you should keep in mind that the Sponsor and SPAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated SPAC Shareholders. In particular, the Business Combination is with a company ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. See the section entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination” and “The Business Combination — Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination” for more information.

Q.	How do the Sponsor, the SPAC’s directors and officers, and the Parent Shareholder intend to vote their SPAC Ordinary Shares?

A.	Each of the Sponsor, the SPAC’s directors and officers, and Mr. Shang Ju Lin, the Parent Shareholder has agreed to vote all the Insider Shares and any Public Shares they may hold in favor of all the proposals being presented at the EGM. As of the Record Date, Mr. Lin owned 25,000 Insider Shares, and the Sponsor and the SPAC’s directors and officers owned 1,700,000 Insider Shares and 203,100 SPAC Ordinary Shares underlying the Private Placement Units, representing approximately 21.8% of the issued and outstanding SPAC Ordinary Shares, (but not including the SPAC Ordinary Shares underlying the SPAC Warrants included in such Private Placement Units). The Business Combination was not structured to require the approval of at least a majority of SPAC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law. To the extent that either Sponsor or our executive officers or directors purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.

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The existence of financial and personal interests of one or more of SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is advisable and in the best interests of SPAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SPAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. In particular, the Business Combination is with a company ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination” and “The Business Combination — Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination”.

Q.	Who is the Sponsor?

A.	MilunaC Technology Limited, a British Virgin Islands business company, was formed prior to the IPO for the purpose of acting as the sponsor of SPAC. Other than its investment in SPAC and its work on behalf of SPAC, Sponsor is not engaged in any business. The Sponsor made an initial investment in the SPAC of $25,000 on July 18, 2025, to cover certain pre-IPO expenses, in exchange for 1,725,000 Insider Shares. On the same date, the Sponsor transferred a total of 80,000 Insider Shares to the SPAC’s then-Chief Executive Officer, Mr. Shang Ju Lin, its Chief Financial Officer, and its then-serving three independent directors at the time, pursuant to executed share transfer agreements.

On November 12, 2025, Mr. Shang Ju Lin resigned as the sole director of the Sponsor, and Mr. Hao Yuan was appointed as the sole director. In connection with such transition, Mr. Lin transferred 70% of the equity interests in the Sponsor, represented by 35,000 ordinary shares of the Sponsor, to two individuals, consisting of 20,000 ordinary shares to Mr. Yuan and 15,000 ordinary shares to another individual. Each of these individuals became a shareholder of the Sponsor in connection with such transfer, and neither of them is affiliated with Mr. Lin or any parties to the Business Combination or their affiliates. Following these transfers, Mr. Lin retained 15,000 ordinary shares of the Sponsor. The Sponsor has three shareholders, each of whom has sole voting and dispositive power over his or her respective equity interests in the Sponsor. No shareholder of the Sponsor, including Mr. Lin, has the right to vote or dispose of, or direct the voting or disposition of, the securities of SPAC held by the Sponsor. Accordingly, the Sponsor reports beneficial ownership of 100% of the securities it directly holds, and no individual shareholder of the Sponsor is deemed to beneficially own more than his or her respective indirect pecuniary interest in such securities. On December 1, 2025, Mr. Lin resigned as chief executive officer of SPAC, effective December 1, 2025. On the same day, SPAC Board appointed Mr. Hao Yuan, to serve as chief executive officer and a director of SPAC, commencing on December 1, 2025.

In light of the conflicts of interests involving the Sponsor and the former chief executive officer of SPAC, the SPAC Board formed the Special Committee on February 25, 2026, to provide independent oversight in connection with the pursuit of the Business Combination. See the section of this proxy statement/prospectus entitled “Questions and Answers About the Business Combination — Why was the Special Committee formed?” Additionally, each of the Sponsor, the SPAC’s officers and directors and the Parent Shareholder have interests in the Business Combination that are different from, or in addition to, the interests of SPAC’s shareholders generally. In particular, the Business Combination is with a company ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. The Special Committee and SPAC Board were aware of and considered these interests, among other matters, in approving the Business Combination Agreement and the Business Combination, and in determining to recommend that SPAC’s shareholders vote in favor of the Business Combination Agreement and the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination” and “The Business Combination — Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination” for more information.

Q.	Do the Sponsor, SPAC’s directors and officers and the Parent Shareholder have interests in the Business Combination that differ from or are in addition to the interests of SPAC’s shareholders generally?

A.	Yes. Each of the Sponsor, SPAC’s officers and directors and the Parent Shareholder have interests in the Business Combination that are different from, or in addition to, the interests of SPAC’s shareholders generally. In particular, the Business Combination is with a company ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. The Special Committee and SPAC Board were aware of and considered these interests, among other matters, in approving the Business Combination Agreement and the Business Combination, and in determining to recommend that SPAC’s shareholders vote in favor of the Business Combination Agreement and the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination” and “The Business Combination — Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination” for more information.

The SPAC Board formed the Special Committee, comprised of three independent and disinterested members of the SPAC Board, Yajuan Ding, Ya Ting Lee, and Luhuan Zhong. The Special Committee was empowered to, among other things, act as a disinterested body of the SPAC Board as appropriate for the purpose of exploring and evaluating the Business Combination; to engage and oversee one or more financial advisors, investment banking firms and accounting firms in connection with the Business Combination as the Special Committee deemed necessary or advisable in connection with fulfilling its responsibilities and to perform such other services and deliver such opinions as the Special Committee in its discretion requests, including providing an opinion, all at the expense of SPAC; consult with, advise, and oversee management, on behalf of the SPAC Board, in connection with due diligence activities relating to CADV, the evaluation of the Business Combination, and discussions and/or negotiations concerning potential terms and conditions of the Business Combination; engage and oversee separate legal counsel if the Special Committee determines it is necessary or advisable to do so; and review the Business Combination and, if the Special Committee determines it is advisable and in the interests of SPAC and its Public Shareholders, recommend to the SPAC Board that the SPAC Board approve the Business Combination. The Special Committee engaged KKG to provide an opinion to the Special Committee as to the fairness, from a financial point of view, to the unaffiliated shareholders of SPAC of the Aggregate Transaction Consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement, a copy of such opinion is attached hereto as Annex H.

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Q.	Do the CADV directors and officers have interests in the Business Combination that differ from or are in addition to the interests of SPAC’s shareholders generally?

A:

Yes. CADV’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of SPAC Shareholders generally. These interests may create potential conflicts of interest because CADV’s directors and officers may have incentives to complete the Business Combination that differ from, or are in addition to, the interests of SPAC’s unaffiliated public shareholders. Shareholders should take these interests into account in deciding whether to approve the Business Combination.

For example, the receipt of transaction-related bonus compensation, equity awards, continued indemnification and insurance coverage and continued employment following the Closing may provide incentives for CADV directors and officers to support and pursue the consummation of the Business Combination even if the terms of the Business Combination are not viewed as favorable by SPAC’s unaffiliated public shareholders. The CADV Board was aware of and considered these interests, among other matters, in evaluating, negotiating and approving the Business Combination Agreement and the Business Combination, and in determining to recommend that CADV’s shareholders vote in favor of the proposals presented at the Special Meeting. These interests include, among other things, the interests listed below:

Continued Indemnification and Insurance. The Business Combination Agreement provides that, following the Closing, the surviving company will continue to indemnify CADV’s current and former directors and officers against claims arising out of or relating to their service to CADV in such capacity prior to the Closing. In addition, the Business Combination Agreement provides that the surviving company will maintain directors and officers’ liability insurance for a period of six years following the Closing on terms no less favorable than the coverage maintained by CADV immediately prior to the Closing (or a “tail” policy providing equivalent coverage), covering acts or omissions occurring at or prior to the Closing.

Continued Service Following the Business Combination. Certain of CADV’s directors and officers are expected to continue serving in director or officer capacities with the combined company following the Closing. As a result, these individuals may receive compensation and benefits from the combined company, including cash compensation, equity-based awards, and other benefits to be determined by the board of directors of the combined company. The terms of such future compensation have not yet been finalized and will be determined prior to the Closing. The continued involvement of certain CADV directors and officers in the combined company following the Business Combination may influence their decision to support and approve the Business Combination.

Equity Awards and Transaction Bonuses. In connection with the Business Combination, certain of CADV’s directors and officers may receive equity awards, cash bonuses, or other transaction-related compensation. Any such awards or bonuses would provide a direct financial benefit to those individuals upon or following the consummation of the Business Combination and would not be available if the Business Combination were not consummated.

PubCo’s dual class capital structure will have the effect of concentrating voting control with holders of Class B Ordinary Shares. PubCo’s Amended and Restated Memorandum and Articles of Association will provide for a dual class capital structure. Class B Ordinary Shares will be entitled to fifteen votes per share, while Class A Ordinary Shares will be entitled to one vote per share. As a result of this structure, Mr. Shang Ju Lin, the Parent Shareholder, is expected to control approximately 92.32% of the combined voting power of PubCo’s outstanding Ordinary Shares under the No Redemptions Scenario and approximately 96.07% under the Maximum Redemptions Scenario, through 21,875,000 PubCo Class A Ordinary Shares issued as Transaction Consideration Shares, 25,000 PubCo Class A Ordinary Shares issuable upon conversion of his 25,000 Insider Shares, and 10,000,000 PubCo Class B Ordinary Shares issuable to KKXX Investment, a British Virgin Islands business company controlled by Mr. Lin. The Parent Closing Shareholders as a group are expected to hold between 94.0% and 97.8% of the combined voting power following the consummation of the Business Combination. Because of this dual class structure, the Parent Shareholder will be able to control all matters submitted to PubCo’s shareholders for approval, including the election and removal of directors and amendments to PubCo’s certificate of incorporation and bylaws. This concentrated control could discourage others from initiating any potential merger, takeover, or other change-of-control transaction that other shareholders may view as beneficial.

Release of Restrictions on Insider Shares. In connection with the Business Combination, certain transfer restrictions and lock-up provisions applicable to the Insider Shares may be modified or released, thereby enabling CADV’s initial shareholders, including certain directors and officers, to transfer or dispose of such shares on terms more favorable than those currently applicable.

The CADV Board considered the foregoing interests, along with the other factors described under the section entitled “The Business Combination — CADV’s Board of Directors’ Reasons for Approval of the Business Combination,” in evaluating and negotiating the Business Combination and in recommending that CADV’s shareholders vote in favor of the proposals presented at the Special Meeting.

Please read the section of this proxy statement/prospectus entitled “Management of PubCo After the Business Combination”.

Q.	Are there material differences between my rights as a SPAC Shareholder and my rights as a PubCo shareholder?

A.	Yes, there are certain material differences between your rights as a SPAC Shareholder and your rights as a PubCo shareholder. Please read the sections entitled “Description of PubCo Securities” and “Comparison of Shareholder Rights.”

Q.	Do the Sponsor and SPAC’s officers and directors expect to purchase Public Shares from Public Shareholders or take other actions to incentivize non-redemption?

A.	At any time prior to the EGM, during a period when they are not then aware of any material nonpublic information regarding the SPAC or its securities, the Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market, or take other actions to incentivize non-redemption, although they are under no obligation to do so. There is no limit on the number of Public Shares or Public Warrants that such persons may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions. Such purchases may include a contractual acknowledgment that such shareholder, although still the record holder of SPAC securities, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining the SPAC Shareholder Approval of the Business Combination, (2) reduce the amount of Redemptions, or (3) reduce the number of Public Warrants outstanding. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our securities may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

In the event the Sponsor or the SPACs directors, managers, officers, advisors and their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act. To the extent that the Sponsor and the SPAC’s officers and directors or their affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination. See “The Business Combination — Potential Purchases of Public Shares” for more information.

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Q.	How will PubCo be managed and governed following the Business Combination?

A.	Upon consummation of the Business Combination, PubCo will be governed by the PubCo A&R Articles, which will be substantially in the form set forth in Annex C to this proxy statement/prospectus. The PubCo Board will be responsible for guiding PubCo’s business and affairs and overseeing management. PubCo’s management team will be derived from CADV’s existing employees and members of management, who will be responsible for the execution of the combined business’ strategy. Please see the section entitled “Management of PubCo After the Business Combination” for more information.

Q.	What happens if I sell my SPAC Ordinary Shares before the EGM?

A.	The Record Date for the EGM is earlier than the date of the EGM and earlier than the date that the Business Combination is expected to be completed. If you transfer your Public Shares after the Record Date, but before the EGM, unless you grant a proxy to the transferee, you will retain your right to vote at the EGM but the transferee, and not you, will have the ability to redeem such shares, so long as such transferee takes the required steps to elect to redeem such shares at least two business days prior to scheduled date of the EGM.

Q.	How can I vote my shares without attending the EGM?

A.	If you are a shareholder of record of our SPAC Ordinary Shares as of the close of business on the Record Date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card or at the EGM. Please note that if you are a beneficial owner of SPAC Ordinary Shares, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. Shareholders may send a later-dated, signed proxy card prior to the vote at the EGM (which is scheduled to take place on , 2026) or attend the EGM in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to SPAC’s Chief Executive Officer at the SPAC’s address set forth below, which must be received by SPAC’s Chief Executive Officer prior to the vote at the EGM. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.	What happens if I fail to take any action with respect to the EGM?

A.	If you fail to take any action with respect to the EGM and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a shareholder of PubCo. If you fail to take any action with respect to the EGM and the Business Combination is not approved, you will remain a shareholder and/or rights holder of SPAC. However, if you fail to vote with respect to the EGM, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, so long as you take the required steps to elect to redeem your shares at least two business days prior to the initially scheduled date of the EGM pursuant to the procedures described in this proxy statement/prospectus.

Q.	What happens if I vote against the Business Combination Proposal?

A.	If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the requisite shareholder approval described in this proxy statement/prospectus, then the Business Combination Proposal will be approved and, assuming the approval of the other Condition Precedent Proposals and the satisfaction or waiver of the other conditions to the closing of the Business Combination, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement. If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the requisite vote at the EGM, then the Business Combination Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination Proposal, we may continue to try to complete a business combination with a different target business until April 24, 2027 (or up to July 24, 2027 if the original date is extended as described in the prospectus relating to the IPO), then we will be required to dissolve and liquidate the Trust Account by returning then-remaining funds in the Trust Account to the Public Shareholders.

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Q.	What should I do with my share certificates, rights certificates or unit certificates?

A.	If you intend to redeem your Public Shares, then you must complete the procedures for electing to redeem your Public Shares, including electing to separate your SPAC Units into the underlying Public Shares and Public Warrants, if applicable, and the delivery of your Public Shares, in the manner described above prior to 5:00 p.m., Eastern Time, on , 2026 (two business days before the initial scheduled date of the EGM) in order for their Public Shares to be redeemed.

Public Shareholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares or SPAC Units.

Promptly upon the consummation of the Business Combination, we will direct registered holders of the SPAC Warrants to return their SPAC Warrants to Efficiency, our Rights Agent. Upon receipt of the SPAC Warrants, the Rights Agent will issue to the registered holder of such SPAC Right(s) the number of full PubCo Ordinary Shares to which he, she or it is entitled.

Q.	What should I do if I receive more than one set of voting materials?

A.	Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your SPAC Ordinary Shares.

Q.	Who will solicit and pay the cost of soliciting proxies for the EGM?

A.	SPAC will pay the cost of soliciting proxies for the EGM. SPAC has engaged to assist in the solicitation of proxies for the EGM. SPAC has agreed to pay a fee of $ , plus disbursements. SPAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of SPAC Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of SPAC Ordinary Shares and in obtaining voting instructions from those owners. SPAC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Where can I find the voting results of the EGM?

A.	The preliminary voting results are expected to be announced at the EGM. SPAC will publish final voting results of the EGM in a Current Report on Form 8-K within four business days after the EGM.

Q.	Who can help answer my questions?

A.	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

Tel:

Email:

You also may obtain additional information about SPAC from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information”. If you are a Public Shareholder and you intend to seek redemption, you will need to deliver the certificates for your Public Shares (if any) along with the redemption forms (either physically or electronically) to Efficiency, at the address below prior to the EGM. Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on               , 2026 (two business days prior to the initial scheduled date of the EGM) in order for their Public Shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) along with the redemption forms, please contact:

Efficiency

[*]

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SUMMARY

This summary provides an overview of selected information contained in this proxy statement/prospectus and does not contain all of the information that may be important to you. We encourage you to read carefully this entire proxy statement/prospectus, including the annexes and accompanying financial statements of Miluna and CADV, to fully understand the proposed Business Combination before voting on the proposals to be considered at the extraordinary general meeting. Please see the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

SPAC

SPAC is a blank check company incorporated on June 24, 2025 as a Cayman Islands exempted company, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

On October 24, 2025, SPAC consummated its IPO of 6,000,000 SPAC Units. Each SPAC Unit consists of one SPAC Ordinary Share and one SPAC Warrant, with each SPAC Warrant entitling the holder thereof to purchase one ordinary share at a price of $11.50 per share, subject to adjustment. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $60,000,000.

Simultaneously with the consummation of the IPO, SPAC consummated a private placement of 194,100 units Private Placement Units, at a price of $10.00 per Private Placement Unit, generating total proceeds of $1,941,100. The Private Placement Units were purchased by MilunaC Technology Limited, Sponsor of SPAC. The Private Placement Units are identical to the Units sold in the IPO, subject to certain exceptions. The purchaser of the Private Placement Units has agreed not to transfer, assign or sell any of the Private Placement Units (or underlying securities), subject to certain customary exceptions, until 30 days after the completion of SPAC’s initial business combination.

On October 25, 2025, the underwriters of its IPO notified SPAC of their full exercise of the over-allotment option and purchased 900,000 additional units at a price of $10.00 per Unit upon the closing of the over-allotment option, generating gross proceeds of $9,000,000. The over-allotment option closed on October 28, 2025. Simultaneously with the consummation of the closing of the over-allotment option, the Company consummated the private placement of an aggregate of 9,000 Private Placement Units to the Sponsor at a price of $10.00 per Unit, generating gross proceeds of $90,000.

The SPAC Ordinary Shares, SPAC Warrants and SPAC Units are listed on the Nasdaq Stock Market LLC under the symbols “MMTX,” “MMTXW” and “MMTXU,” respectively. SPAC’s principal executive offices are located at 12F, No. 43, Cheng Gong Road, Sec 4, Neihu, Taipei, 114 and its telephone number is +886 900-605-199.

CADV

CADV is a Polish company incorporated on February 28, 2013. CADV provides advanced technical support for organizations using extensive IT systems and delivers technical support services using an AI-assisted support model in which its CADV.AI platform analyzes incidents and automates operational tasks while expert engineers supervise the process and resolve complex cases. As a result, its clients benefit from a modern technical support model that combines the expertise of IT professionals with the capabilities of artificial intelligence. CADV.AI offers an IT protection service package that includes technical support for IT systems. This solution provides organizations with guaranteed access to a team of IT specialists in situations requiring a response to technical incidents or operational issues. CADV’s active development of its proprietary enterprise AI platform has been paused due to funding constraints, and the platform is not currently operational. The Business Combination is intended to provide CADV with the capital necessary to redevelop and commercialize its next-generation proprietary AI platform. In addition, CADV.AI intends to continue to execute on its accretive, programmatic acquisition strategy, adding highly specialized capabilities across its platform enabling it to provide a full suite of service solutions to its existing and pipeline customer base.

CADV is ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026. Mr. Lin previously served as both the chief executive officer and director of SPAC until his resignation on December 1, 2025. He also previously served as the sole director and sole shareholder of the Sponsor, which holds 1,645,000 Insider Shares and 203,100 Private Placement Units of SPAC.

The mailing address for CADV’s principal place of business is located at Plac Powstańców Warszawy 200-030 Warsaw, Poland and its telephone number is +48-508185791.

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KUKUGAN

Kukugan is a Cayman Islands exempted company and holding company of CADV.

Kukugan’s principal executive offices are located at Plac Powstańców Warszawy 200-030 Warsaw, Poland and its telephone number is +48-508185791. Kukugan’s Registered Office is located at c/o Stuarts Corporate Services Ltd., 69 Dr. Roy’s Drive, P.O. Box 2510, Grand Cayman KY1-1104, Cayman Islands

The Business Combination

General

Pursuant to the Business Combination Agreement, and subject to the satisfaction or waiver of certain conditions set forth therein, at the Effective Time, the following will occur:

(i) Each SPAC Unit that is issued and outstanding shall be automatically separated into one SPAC Ordinary Share and one SPAC Warrant;

(ii) Each SPAC Ordinary Share (including the SPAC Ordinary Shares issued upon the Unit Separation, but not including any treasury shares, dissenting shares and public shares validly submitted for redemption and not withdrawn), which is issued and outstanding immediately prior to the Effective Time, will remain issued and outstanding and be re-designated into one PubCo Class A Ordinary Share;

(iii) Each SPAC Warrant will remain issued and outstanding and unchanged. However, all SPAC Warrants shall be exercisable solely for PubCo Class A Ordinary Shares and shall not be exercisable for PubCo Class B Ordinary Shares;

(iv) Each Parent Ordinary Share (but not including any treasury shares or dissenting shares of Parent), which is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive: a number of PubCo Class A Ordinary Shares equal to that number of Class A Ordinary Shares determined by dividing (x) $250,000,000 by (y) $10.00; divided by the total number of Parent Ordinary Shares issued and outstanding immediately prior to the Effective Time;

(v) SPAC will effect the redemption of the SPAC Ordinary Shares issued as part of the SPAC Units issued in SPAC’s IPO that are validly submitted for redemption and not withdrawn;

(vi) SPAC will adopt a new amended and restated memorandum and articles of association, which will become the PubCo A&R Articles. The PubCo A&R Articles will authorize the issuance of PubCo Class B Ordinary Shares, subject to the following rights, preferences, and privileges: (a) each PubCo Class B Ordinary Share entitles the holder to fifteen (15) votes per share on all matters submitted to a vote of shareholders; (b) the PubCo Class B Ordinary Shares are not convertible into PubCo Class A Ordinary Shares or any other securities; (c) upon any liquidation, dissolution, winding up, or redemption of the surviving company, each PubCo Class B Ordinary Share shall be entitled to receive an amount equal to its par value only, with no further participation in remaining assets; (d) PubCo Class B Ordinary Shares may only be beneficially and exclusively owned by the designated individual and are non-transferable, subject to limited exceptions for affiliates and entities established for the direct or indirect benefit of the designated individual; and (e) PubCo Class B Ordinary Shares shall carry no economic participation rights, including no entitlement to dividends or distributions, and may only be redeemed at par value.

For more information about the Business Combination, please see the section titled “The Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

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Structure Diagrams

Simplified Pre-Combination Structure

Simplified Post-Combination Structure (No Redemption Scenario; Equity Ownership)

Simplified Post-Combination Structure (No Redemption Scenario; Voting Control)

Conditions for the Closing of the Business Combination

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain closing conditions of the respective parties, including, without limitation: (i) this registration statement having been declared effective in accordance with the Securities Act, no stop order suspending the effectiveness of this registration statement being in effect, and no proceedings for purposes of suspending the effectiveness of this registration statement having been initiated or threatened in writing by the SEC; (ii) the approval and adoption of the Business Combination Agreement and the Transactions by requisite vote of each of the SPAC Shareholder Approval, Parent Shareholder Approval, and Special Committee Approval; (iii) the PubCo’s securities having been conditionally approved for listing on the Nasdaq, NYSE American, or any other major U.S. national securities exchange, subject only to official notice thereof; (iv) the accuracy of the representations and warranties of each party to the Business Combination Agreement and the performance of the covenants and agreements of the parties to the Business Combination Agreement; (v) the absence of any Material Adverse Effect with respect to each of SPAC, Parent, and the Company; (vi) certain indebtedness of the Company having been discharged in full. Conditions (i) through (iii) above are for the benefit of all parties to the Business Combination Agreement and subject to waiver by the Company and SPAC, conditions (iv) and (v) above are for the benefit of each of SPAC and the Company, as applicable, and subject to waiver by such party individually, and condition (vi) is for the benefit of SPAC and subject to waiver by SPAC. For more information, see “The Business Combination Agreement — Conditions to Closing.”

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Ancillary Documents

Miluna and CADV have entered into or will enter into certain additional agreements pursuant to the Business Combination Agreement, which are summarized below. For additional information, see “Ancillary Documents.”

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, on April 23, 2026, SPAC, Parent and the Sponsor, entered into a Sponsor Support Agreement. Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, among other things, (a) vote any SPAC Ordinary Shares held by such Sponsor, as applicable, in favor of the Business Combination Agreement and the transactions contemplated thereby, (b) waive its anti-dilution rights under the SPAC Articles. The Sponsor Support Agreement also provides that the Sponsor has agreed irrevocably to waive its redemption rights in connection with the consummation of the Transactions with respect to any SPAC Ordinary Shares they may hold. The Sponsor Support Agreement expires upon the earlier of the Effective Time and the termination of the Business Combination Agreement. No consideration has been or will be paid by SPAC, Parent or the Company to the Sponsor in connection with such agreements.

Parent Support Agreement

Concurrently with the execution of the Business Combination Agreement, on April 23, 2026, Parent, the SPAC, and the Parent Shareholder entered into a Parent Support Agreement, pursuant to which the Parent Shareholder has agreed to (a) vote the Parent Ordinary Shares held by the Parent Shareholder (together with any other equity securities thereafter acquired by the Parent Shareholder) in favor of the Business Combination Agreement and the transactions contemplated thereby, (b) be bound by certain other covenants and agreements related to the Transactions, and (c) be bound by certain transfer restrictions with respect to the Parent Subject Securities. The Parent Support Agreement expires upon the earlier of the Effective Time and the termination of the Business Combination Agreement.

New Registration Rights Agreement

In connection with the Closing, PubCo, the Sponsor, certain shareholders of Parent and the other parties signatory thereto will enter into a Registration Rights Agreement, pursuant to which PubCo will, from time to time, register for resale the PubCo Ordinary Shares held by the Holders immediately following the Closing, any PubCo Ordinary Shares that may be acquired upon the exercise, conversion, or redemption of any derivative security held by the Holders immediately following the Closing, any equity securities that are “restricted securities” or held by an “affiliate” (each as defined in Rule 144 under the Securities Act), and any other equity security issued in a share dividend, share split, or similar transaction. Pursuant to the New Registration Rights Agreement, among other things, PubCo will agree to file a shelf registration statement on Form S-1 registering the sale or resale of all of the Registrable Securities no later than 30 days after the Closing. Additionally, (x) Holders of at least a majority-in-interest of the then outstanding number of Registrable Securities, (y) the Sponsor and (z) affiliates of the Sponsor may make written demands for registration under the Securities Act of all or part of their Registrable Securities, provided that the Registrable Securities are no longer subject to lock-up and at least 12 months have passed since the filing of the Form 10 information (as defined in Rule 144(i)(3) of the Securities Act) with the SEC. Pursuant to the New Registration Rights Agreement, PubCo will also provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement also provides that PubCo will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities. The New Registration Rights Agreement will terminate upon the earlier of the 7th anniversary of the date of the New Registration Rights Agreement, the date on which no Registrable Securities remain outstanding, and with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities.

Lock-Up Agreement

In connection with the Closing, PubCo will enter into a Lock-up Agreement with certain Parent Closing Shareholders a of immediately prior to the Effective Time providing that the Parent Closing Shareholders, as the holders of the Parent Ordinary Shares, will not, subject to certain customary exceptions, transfer any PubCo Ordinary Shares received by the Parent Closing Shareholders pursuant to the Business Combination Agreement (together with any securities paid as bonus share issuance, dividends or distributions with respect to such securities or into which such securities are changed or exchanged or which are received in any recapitalization, share exchange, share conversion or similar transactions) during the period commencing from the date of Closing until the earlier of (i) six months after the Closing or (ii) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction in which all of its shareholders have the right to exchange their ordinary shares for cash, securities or other property.

PIPE Investment

Pursuant to the Business Combination Agreement, during the Interim Period, SPAC and Parent shall use their good faith efforts to obtain commitments from certain PIPE Investors for a PIPE Investment and/or secure an ELOC of up to $50,000,000. If SPAC seeks either a PIPE Investment or an ELOC, Parent and the Company will cooperate with each other and their respective representatives, using commercially reasonable efforts to cause these transactions to occur. For the avoidance of doubt, PIPE Investment and ELOC are not required for the consummation of the Business Combination and, if pursued, will be undertaken on a commercially reasonable basis. As of the date of this proxy statement/prospectus, the parties to the Business Combination Agreement intend to obtain the PIPE Investment, but there is no assurance that they will be able to do so and there are currently no commitments for such investment. If the parties are unable to obtain the PIPE Investment, it would result in PubCo having less capital and funds available than originally anticipated for working capital purposes after the closing of the Business Combination and could make it more difficult to obtain, or maintain, listing of PubCo’s securities on a national securities exchange.

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The Special Committee’s and the SPAC Board’s Reasons for Approval of the Business Combination

Before reaching their respective unanimous decisions on April 23, 2026, the Special Committee and the SPAC Board consulted with its management team, legal counsel and other advisors. The Special Committee and the SPAC Board considered a variety of factors in connection with its evaluation of the Business Combination in approving and recommending the transaction to the Public Shareholders. In light of the complexity of those factors, the Special Committee and the SPAC Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the Special Committee and the SPAC Board may have given different weight to different factors in their evaluation of the Business Combination. Further, the prospectus for the IPO identified the general criteria and guidelines that SPAC believed would be important in evaluating prospective target businesses, although SPAC also indicated it may enter into a business combination with a target business that does not meet these criteria or guidelines. The Special Committee and the SPAC Board considered these criteria in their evaluation of CADV, which include (i) CADV’s management team, (ii) CADV’s business, (iii) CADV’s valuation and projected financial performance, (iv) review of other business combination opportunities reasonably available to SPAC, AND (v) review of selected public companies. The Special Committee and the SPAC Board determined that the Business Combination presents an attractive business opportunity in light of a variety of factors, including its strong and experienced management team, defensible market position, unique product offering and valuation. The Special Committee and the SPAC Board also reviewed the financial analysis and opinion of King Kee to the effect that, as of April 17, 2026, and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by KKG as set forth in its written opinion, the Aggregate Transaction Consideration to be paid by SPAC pursuant to the Business Combination Agreement was fair, from a financial point of view, to the SPAC Unaffiliated Shareholders. The Special Committee and the SPAC Board also considered the potential detriments of the Business Combination to CADV, including CADV’s limited operating history, regulatory risks, the uncertainty of the potential benefits of the Business Combination being achieved, macroeconomic risks, the absence of possible structural protections for minority shareholders, and the risks and costs to SPAC if the Business Combination is not achieved, including the risk that it may result in SPAC being unable to complete a business combination and force SPAC to liquidate.

For a description of the Special Committee’s and the SPAC Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the SPAC Board, see the subsection entitled “Proposal No. 1 — The Business Combination Proposal — The Special Committee’s and the SPAC Board’s Reasons for the Approval of the Business Combination”.

CADV’s Board of Directors’ Reasons for Approval of the Business Combination

CADV’s primary reason and interest in pursuing the Business Combination is the belief that CADV, as part of a public company with access to public finance markets, will be more likely to raise the required working capital funding needed over a period of two or more years to fully, timely and affordably fund its business plan to scale internationally, deepen its product capabilities, and build the commercial infrastructure to support sustained market expansion. As a private company with no hard assets typically needed to obtain asset-based loans and no significant or sustained revenue or operating history, CADV may have been unable to raise the sufficient, affordable and timely funding needed for its business plan. As a private company, CADV lacks the liquidity and potential appreciation in investment, and the public and audited/reviewed business and financial disclosures and reporting history of a public company, which typically make public companies usually more attractive as an investment to investors than private companies. Like many private companies, CADV has found raising sufficient, affordable and timely working capital as a private company is a difficult, time consuming and often unsuccessful endeavor.

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A secondary reason for CADV in the Business Combination is that a public company can offer stock-based incentive compensation to management and key personnel, which compensation is typically expected by management and key personnel in technology companies, including AI-based technologies companies like CADV, and is important in attracting and retaining executive management, attracting qualified directors, and attracting key technical personnel. A stock-based incentive plan also allows a company to conserve cash for operations that would have otherwise been required to pay out as salary or bonus compensation. While a private company can offer stock-based incentive compensation, such plans lack the liquidity and appreciation potential of, and hence the appeal and perceived value of, a public company’s stock-based incentive compensation.

A third reason for pursuing the Business Combination is that the perceived enhanced potential of a public company to raise working capital will possibly permit the payment of competitive and regular cash compensation to CADV executive officers, who are also expected to serve as executive officers of the PubCo. The CADV executive officers have been working without regular, competitive cash compensation. As a part of a public company, CADV may be able to pay regular, cash compensation to retain executive management and, more importantly, attract key personnel needed in the future to implement the CADV business plan, which is expected to be pursued by the PubCo after the consummation of the Business Combination.

Opinion of King Kee Appraisal and Advisory Limited

On April 17, 2026, KKG rendered its opinion to the Special Committee and SPAC Board to the effect that, as of such date and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by KKG as set forth in its written opinion, the Aggregate Transaction Consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement was fair, from a financial point of view, to the SPAC Unaffiliated Shareholders.

On April 17, 2026, KKG rendered its opinion to the SPAC Board to the effect that, as of such date and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by KKG as set forth in its written opinion, the Aggregate Transaction Consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement was fair, from a financial point of view, to the SPAC Unaffiliated Shareholders.

KKG’s opinion was directed to the Special Committee and SPAC Board (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Aggregate Transaction Consideration to be paid by SPAC in the Business Combination pursuant to the Business Combination Agreement, and did not address any other terms, aspects or implications of the Business Combination, or any agreements, arrangements or understandings entered into in connection with the Business Combination. The summary of KKG’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is attached as Annex H to this proxy statement/prospectus and which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by KKG in connection with the preparation of its opinion. Neither KKG’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Special Committee, SPAC Board, SPAC or any security holder as to whether they should elect to redeem their shares or how they should act or vote on any matter relating to the Business Combination or otherwise.

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Satisfaction of 80% Test

Nasdaq rules require that SPAC must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the Trust Account (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. As of April 23, 2026, the date the Business Combination Agreement was executed, the fair value of the funds held in the Trust Account was approximately $68.38 million, and 80% thereof represents approximately $54.70 million.

The Aggregate Transaction Consideration to be received by the Parent Closing Shareholders of $250.00 million exceeds 80% of the fair value of the funds held in the Trust Account as of April 23, 2026.

The Extraordinary General Meeting of SPAC Shareholders

Date, Time and Place of the EGM

The EGM will be held virtually at              Eastern Time, on              , 2026. The EGM will be a virtual meeting conducted via live webcast at              . For the purposes of Cayman Islands law and the SPAC Articles, the physical location of the EGM will be at the offices of Hunter Taubman Fischer & Li LLC located at 950 Third Avenue, 19th Floor, New York, New York 10022.

Proposals

At the EGM, SPAC is asking holders of the SPAC Ordinary Shares to consider and vote upon:

Proposal No. 1 — The Business Combination Proposal — A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

Proposal No. 2 — The Merger Proposal — The Plan of Merger is attached to this proxy statement/prospectus as Annex B;

Proposal No. 3 — The Nasdaq Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the issuance of PubCo Ordinary Shares in connection with the Business Combination to comply with Nasdaq Listing Rules 5635(a), (b), and (d).

Proposal No. 4 — The Advisory Organizational Document Proposals — To consider and vote upon the following five separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve by special resolution the following material differences between the SPAC Articles and the PubCo A&R Articles, the change of name by SPAC, and the adoption of the PubCo A&R Articles with effect from the Effective Time:

●	Advisory Organizational Documents Proposal 4A — Under the PubCo A&R Articles, the authorised share capital of PubCo is US$57,500 divided into 575,000,000 shares of par value of US$0.0001 each, comprising (i) 555,000,000 class A ordinary shares of a par value of US$0.0001 each and (ii) 20,000,000 class B ordinary shares of a par value of US$0.0001 each.

●	Advisory Organizational Documents Proposal 4B — The PubCo A&R Articles would implement a dual class structure in which PubCo’s outstanding share capital will be re-designated into Class A Ordinary Shares and Class B Ordinary Shares subject to the rights and restrictions set forth in the PubCo A&R Articles including, without limitation that the holders of Class A Ordinary Shares will be entitled to one vote per share and holders of Class B Ordinary Shares will be entitled to fifteen votes per share, on all matters properly submitted to the PubCo’s shareholders entitled to vote thereon.

●	Advisory Organizational Documents Proposal 4C — The PubCo A&R Articles would require the affirmative vote of at least two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class, to remove a director only for cause.

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●	Advisory Organizational Documents Proposal 4D — A change of SPAC’s name from “Miluna Acquisition Corp” to “Kukugan Corp,” be approved and the PubCo A&R Articles would (1) reflect the change of name from “Miluna Acquisition Corp” to “Kukugan Corp”, (2) make its corporate existence perpetual and (3) remove certain provisions related to the SPAC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

●	Advisory Organizational Documents Proposal 4E — The PubCo A&R Articles be approved and adopted in substitution for and to the exclusion of the SPAC Articles with effect from the Effective Time.

Proposal No. 5 — The Incentive Plan Proposal — To approve, by ordinary resolution, the PubCo 2026 Equity Incentive Plan (the “2026 EIP”). A form of the 2026 EIP is attached to the accompanying proxy statement/prospectus as Annex J. We refer to this proposal as the “Incentive Plan Proposal.”

Proposal No. 6 — The Adjournment Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the EGM to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the EGM, (ii) if SPAC Board determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements. We refer to this proposal as the “Adjournment Proposal.”

Registering for the EGM

Any shareholder wishing to attend the meeting should register for the meeting by 5:00 p.m., Eastern Time, on           , 2026.

Voting Power; Record Date

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a shareholder fails to return a proxy card and does not attend the EGM in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the EGM. If a valid quorum is established, any such failure to vote will have no effect on the outcome of any proposal in this proxy statement/prospectus.

Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on any of the proposals.

SPAC has fixed the close of business on              , 2026, as the “Record Date” for determining the SPAC Shareholders entitled to notice of and to attend and vote at the EGM. At the close of business on the Record Date, there were              SPAC Ordinary Shares outstanding and entitled to vote. Each share is entitled to one vote at the EGM.

Vote of the Sponsor and SPAC’s Other Directors and Officers

As of the Record Date, the Sponsor held of record and were entitled to vote an aggregate of              SPAC Ordinary Shares. SPAC’s officers and directors did not hold of record or beneficially own any SPAC Ordinary Shares as of the Record Date. The SPAC Ordinary Shares held by the Sponsor constitute approximately               % of the outstanding SPAC Ordinary Shares as of the Record Date. Pursuant to the SPAC Holders Support Agreement, the Sponsor have agreed to vote any SPAC Ordinary Shares held by them as of the Record Date in favor of the Business Combination, including voting in favor of each of the Condition Precedent Proposals. No consideration has been or will be paid by Parent, SPAC or CADV to the Sponsor in connection with such agreements. To the extent that the, Sponsor, SPAC’s directors and officers, or their affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.

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Quorum and Required Vote for the Proposals at the EGM

A quorum of SPAC Shareholders is necessary to hold a valid meeting. A quorum will be present at the EGM if the holders of at least one-third of the issued and outstanding SPAC Ordinary Shares entitled to vote at the EGM are represented in person (including virtually) or by proxy (which would include presence at the EGM).

As of the Record Date for the EGM,               SPAC Ordinary Shares would be required to achieve a quorum.

Each of the Sponsor, directors and officers of SPAC and the Parent Shareholder have agreed to vote all the Insider Shares and any Public Shares they may hold in favor of all the proposals being presented at the EGM. As of the Record Date, the Sponsor owned approximately              % of the issued and outstanding SPAC Ordinary Shares.

The Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. The Business Combination Proposal is conditioned on the approval of the Merger Proposal. Therefore, if the Merger Proposal is not approved, the Business Combination Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Merger Proposal — The approval of the Merger Proposal requires a special resolution, being the affirmative vote (in person (including virtually) or by proxy) of holders of not less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at the EGM. The Merger Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Merger Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Nasdaq Proposal — The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and Merger Proposal. Therefore, if the Business Combination Proposal and Merger Proposal are not approved, the Nasdaq Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which requires a special resolution, being the affirmative vote (in person (including virtually) or by proxy) of holders of not less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at the EGM. The Advisory Organizational Documents Proposals are conditioned upon the approval of the Business Combination Proposal and Merger Proposal. Therefore, if the Business Combination Proposal and Merger Proposals are not approved, the Advisory Organizational Documents Proposals will have no effect, even if approved by holders of SPAC Ordinary Shares.

Incentive Plan Proposal — The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. The Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal and Merger Proposal. Therefore, if each of the Business Combination Proposal and Merger Proposal are not approved, the Incentive Plan Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. The Adjournment Proposal is not conditioned upon any other proposal.

Recommendation to the SPAC Shareholders

The Special Committee and SPAC Board believes that each of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, the Advisory Organizational Documents Proposals, Incentive Plan Proposal and the Adjournment Proposal is advisable and is in the best interest of SPAC’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Merger Proposal, “FOR” the approval of the Nasdaq Proposal “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, and “FOR” the approval of the Adjournment Proposal, if presented to the EGM.

For a description of the SPAC Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the SPAC Board, see the subsection entitled “The Business Combination — The SPAC Board’s Reasons for the Approval of the Business Combination”.

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When you consider the recommendation of the SPAC Board in favor of approval of these proposals, you should keep in mind that, aside from their interests as shareholders, the Sponsor and SPAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated SPAC Shareholders. Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. See the section entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination” and “The Business Combination — Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination.”

Interests of Certain SPAC Persons in the Business Combination

In considering the unanimous recommendation of the SPAC Board to vote in favor of the Business Combination Proposal, Merger Proposal, Nasdaq Proposal, Advisory Organizational Documents Proposals, Incentive Plan Proposal and Adjournment Proposal, shareholders should keep in mind that the Sponsor and SPAC’s officers and directors, and entities affiliated with them, have interests in such proposals that are different from, or in addition to, the interests of the SPAC Unaffiliated Shareholders.

The existence of financial and personal interests of one or more of SPAC’s officers and directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is advisable and in the best interests of SPAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor has interests in the Business Combination that may conflict with your interests as a shareholder.

The personal and financial interests of the Sponsor and SPAC’s directors and officers may have influenced their motivation in identifying and selecting CADV as a business combination target, completing an initial business combination with CADV and influencing the operation of the business following the Closing. Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. In considering the recommendation of the SPAC Board to vote for the proposals, SPAC’s shareholders should consider these interests.

These interests include, among other things:

●	The Sponsor and directors and officers of SPAC hold 1,700,000 Insider Shares, initially purchased for $0.014 per share. Such 1,700,000 PubCo Class A Ordinary Shares that the Sponsor and directors and officers of SPAC will hold upon consummation of the Business Combination, if unrestricted and freely tradable, would have an aggregate value of approximately $17.19 million based on the closing price of $10.11 per SPAC Ordinary Share on Nasdaq on July 2, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

●	Given the differential in the purchase price that the Sponsor paid for the Insider Shares as compared to the price of the SPAC Ordinary Shares included in the SPAC Units sold in the IPO, the Sponsor may earn a positive rate of return on its investment even if the PubCo Ordinary Shares trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor will realize a gain on their investment at times when the Public Shareholders realize a loss.

●	The Sponsor purchased 203,100 Private Placement Units for $2,031,000, or $10.00 per Private Placement Unit, in a private placement that closed simultaneously with the IPO. Each Private Placement Unit consists of one SPAC Ordinary Share and one SPAC Warrant. Following the Business Combination, the 203,100 PubCo Ordinary Shares that the Sponsor will receive upon conversion of such Private Placement Units, if unrestricted and freely tradable, would have had an aggregate market value of approximately $2.05 million based on the closing price of $10.11 per SPAC Ordinary Share on Nasdaq on July 2, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

●	Each of the Sponsor and the directors and officers of SPAC will lose its entire investment in us, valued at approximately $2,055,638 for the Sponsor, if we do not complete a business combination by April 24, 2027 (or up to July 24, 2027 if the original date is extended as described in the prospectus relating to the IPO, subject to applicable law). If we do not consummate a business combination by such date, as promptly as reasonable but not more than ten business days thereafter, we will redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for the claims of creditors and the requirements of other applicable law. In such event, the 1,700,000 Insider Shares and 203,100 Private Placement Units held by the Sponsor and SPAC’s directors and officers, may be worth very little, because following the redemption of Public Shares, we would likely have few, if any, net assets and because the Sponsor have agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 203,100 SPAC Warrants underlying the Private Placement Units held by the Sponsor will expire and become worthless.

●	Mr. Shang Ju Lin, SPAC’s former chief executive officer and director and the former sole director and sole shareholder of the Sponsor, is the Parent Shareholder and ultimately controls CADV. In this capacity, Mr. Lin identified and reorganized CADV and presented it to the SPAC Board as a potential business combination target. As the ultimate controlling person of CADV through KKXX Investment, Mr. Lin has the ability to influence CADV’s approval of the Business Combination. This relationship may facilitate the identification and consummation of a business combination and may benefit the Sponsor and SPAC’s officers and directors by increasing the likelihood of completing a business combination within the required timeframe, thereby preserving the value of their entire investment in SPAC, which would otherwise be worthless if the SPAC does not complete a business combination by April 24, 2027 (or up to July 24, 2027 if the original date is extended as described in the prospectus relating to the IPO, subject to applicable law).

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●	The Sponsor and the SPAC’s officers and directors have agreed not to redeem any of the SPAC Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

●	If the Trust Account is liquidated, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into a letter of intent, confidentiality or similar agreement or business combination agreement or claims of any third party for services rendered or products sold to us (other than our independent registered public accounting firm and the Representatives), but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

●	The SPAC’s existing and former officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination. Additionally, pursuant to the Letter Agreement and the Indemnification Agreement, the indemnification of the Sponsor, respectively, will survive the Closing.

●	In connection with the Closing, the Sponsor and the SPAC’s current officers and directors would be entitled to the repayment of any outstanding working capital loans and advances that have been made to the SPAC. In order to finance transaction costs in connection with a business combination, the Sponsor or certain of the SPAC’s officers or directors may, but are not obligated to, loan the SPAC Working Capital Loans. In the event that a business combination does not close, the SPAC may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $3,000,000 of such Working Capital Loans may be convertible into private placement units at $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. As of the date of this proxy statement/prospectus, no such Working Capital Loans are outstanding.

●	Additionally, the Sponsor would be entitled to the repayment of any loans that have been made to the SPAC pursuant to Sponsor Loan. In the event that a business combination does not close, the SPAC may use a portion of the working capital held outside the Trust Account to repay the Sponsor Loan, but no proceeds from the Trust Account would be used to repay the Sponsor Loan. As of the date of this proxy statement/prospectus, there is no outstanding balance under the Sponsor Loan.

●	Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Sponsor, and the SPAC’s current officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans. As of the date of this proxy statement/prospectus, no reimbursable out-of-pocket expenses, advances, and other loans were outstanding.

●

The fact that Luhuan Zhong is expected to be a director of PubCo following the Business Combination. As such, in the future, he may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that the PubCo Board determines to pay its non-employee directors.

●	Pursuant to the Registration Rights Agreement, the SPAC’s officers and directors, and the Sponsor and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the PubCo Ordinary Shares held by such parties following the consummation of the Business Combination. It is estimated that the Sponsor and the SPAC’s officers and directors will hold 1,848,100 and 55,000 PubCo Ordinary Shares, respectively, excluding the PubCo Ordinary Shares underlying the PubCo Warrant, which are eligible for registration.

●	The continued indemnification of former and current directors and officers of SPAC and the Sponsor and the continuation of directors’ and officers’ liability insurance after the Business Combination.

●	The fact that the Sponsor and SPAC’s current directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination, with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, which would cause the Sponsor to lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether CADV is an appropriate business with which to complete a business combination and/or in evaluating the terms of the Business Combination.

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In addition, as a result of multiple business affiliations, our directors and officers have fiduciary, contractual or similar legal obligations to other entities, which may require our directors and officers to present a business combination opportunity to such other entity and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under Cayman Islands law. We believe, however, that there were no such corporate opportunities presented to our directors and officers which were not presented to the SPAC, and therefore that our directors’ and officers’ additional fiduciary, contractual, or similar legal obligations to other entities did not impact our search for a business combination target. For more information, see “Information About SPAC — Conflicts of Interest.”

In recognition of these potential conflicts of interest and to mitigate potential conflicts of interest, the SPAC Board established a Special Committee comprised solely of independent and disinterested directors to evaluate and negotiate the Business Combination. The SPAC Board authorized the Special Committee, to the fullest extent permitted by applicable law and SPAC’s governing documents, to take all actions necessary or advisable in connection with its evaluation of the proposed Business Combination. The Special Committee was authorized to review, evaluate, negotiate and approve the definitive agreements relating to the Business Combination and to take such other actions as it considered necessary or appropriate in connection therewith, in each case acting in what it considered to be in the best interests of SPAC and its shareholders as a whole. In connection with its review of the proposed Transactions, the Special Committee engaged KKG to render an opinion as to the fairness, from a financial point of view, to the SPAC’s unaffiliated shareholders of the aggregate transaction consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement. A copy of KKG’s fairness opinion is attached hereto as Annex H. Additionally, the Special Committee engaged JCD as its independent legal advisor. Neither JCD nor KKG had been engaged by CADV during the prior two years. See the sections entitled “The Business Combination — Special Committee Oversight” for more information.

Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination

The Parent Shareholder, Mr. Shang Ju Lin, who previously served as the chief executive officer and a director of SPAC and was also the former sole director and sole shareholder of the Sponsor of SPAC may have interests in the Business Combination that are different from, in addition to, or in conflict with, the unaffiliated shareholders of SPAC. In addition, the Parent Closing Shareholders, consisting of Mr. Lin and four advisory firms to Parent: Agile Advisory, Nexus Advisory, MMT2KKG Advisory, and Flux Advisory, may have interests in the Business Combination that are different from, in addition to, or in conflict with, the unaffiliated shareholders of SPAC. The Parent Closing Shareholders are expected to receive an aggregate of 25,000,000 PubCo Class A Ordinary Shares as Transaction Consideration Shares, of which Mr. Lin is expected to receive 21,875,000 PubCo Class A Ordinary Shares and the four advisory firms are expected to receive an aggregate of 3,125,000 PubCo Class A Ordinary Shares, representing approximately 12.5% of the Transaction Consideration Shares. The allocation of shares that the four advisory firms are expected to receive is as follows: (i) 875,000 shares to Agile Advisory, (ii) 500,000 shares to Nexus Advisory, (iii) 875,000 shares to MMT2KKG Advisory, and (iv) 875,000 shares to Flux Advisory.

These interests of the Parent Shareholder in the Business Combination include, among other things:

●	Mr. Lin holds 25,000 Insider Shares, which were transferred from the Sponsor in his capacity as the SPAC’s then chief executive officer pursuant to an executed share transfer agreement. Such 25,000 PubCo Class A Ordinary Shares that Mr. Lin will hold upon consummation of the Business Combination, if unrestricted and freely tradable, would have an aggregate value of approximately $0.25 million based on the closing price of $10.11 per SPAC Ordinary Share on Nasdaq on July 2, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

●	Mr. Lin currently holds 15,000 ordinary shares of the Sponsor. On November 12, 2025, Mr. Lin transferred 70% of the equity interests in the Sponsor, represented by 35,000 ordinary shares of the Sponsor, to two individuals, consisting of 20,000 ordinary shares to Mr. Yuan and 15,000 ordinary shares to another individual. Each of these individuals became a shareholder of the Sponsor in connection with such transfer, and neither of them is affiliated with Mr. Lin or any parties to the Business Combination or their affiliates. Following these transfers, the Sponsor has three shareholders, each of whom has sole voting and dispositive power over his or her respective equity interests in the Sponsor. No shareholder of the Sponsor, including Mr. Lin, has the right to vote or dispose of, or direct the voting or disposition of, the securities of SPAC held by the Sponsor. The Sponsor holds 1,645,000 Insider Shares and 203,100 Private Placement Units, which will not be subject to forfeiture if a business combination is consummated by April 24, 2027 (or up to July 24, 2027 if the original date is extended as described in the prospectus relating to the IPO, subject to applicable law).

●	Upon the consummation of the Business Combination, Mr. Lin, the chief executive officer and sole director of CADV, is expected to continue to serve as the chief executive officer of PubCo and as chairman of the PubCo Board, and will receive such compensation and benefits as may be determined by the PubCo Board from time to time. Mr. Lin will also be entitled to the benefit of directors’ and officers’ insurance coverage and indemnification arrangements with PubCo. The cost of such insurance and indemnification arrangements will be borne by the post-Business Combination company and, indirectly, by all PubCo shareholders, including unaffiliated SPAC shareholders, while the direct benefit of such arrangements accrues to the directors and officers of CADV; and

●	After the Closing, it is expected that Mr. Lin, as the Parent Shareholder, will control approximately 92.32% of the total voting power of PubCo under the No Redemptions Scenario and approximately 96.07% under the Maximum Redemptions Scenario, through (i) 21,875,000 PubCo Class A Ordinary Shares issued as Transaction Consideration Shares, (ii) 25,000 PubCo Class A Ordinary Shares issuable upon conversion of the 25,000 Insider Shares that he holds directly, and (iii) 10,000,000 PubCo Class B Ordinary Shares issuable to KKXX Investment, a British Virgin Islands business company controlled by Mr. Lin. The Parent Closing Shareholders as a group are expected to hold between 94.0% and 97.8% of the total voting power of PubCo, depending on the level of Redemptions and excluding the Earn-Out Shares. This level of voting power will give the Parent Shareholder the ability to control the outcome of virtually all matters submitted to PubCo’s shareholders for approval, including the election and removal of directors, approval of significant corporate transactions, and amendments to PubCo’s governing documents, subject to certain limitations described elsewhere in this proxy statement/prospectus. The interests of the Parent Shareholder may not always align with the interests of unaffiliated SPAC shareholders, who will hold a minority interest in PubCo and will have limited ability to influence the direction and management of the post-Business Combination company. Unaffiliated SPAC shareholders should be aware that, as minority shareholders, their ability to seek changes in corporate governance, management, or strategic direction will be significantly constrained.

Interests of CADV Officers and Directors

CADV’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of the CADV Shareholders generally.

These interests include the interests listed below:

● CADV’s executive officers are expected to become executive officers of PubCo upon the Effective Time. Specifically, Shang Ju Lin, who is the Chief Executive Officer of CADV, is expected to become the Chief Executive Officer of PubCo, Elzbieta Barbarska, who is the Chief Financial Officer of CADV, is expected to become the Chief Financial Officer of PubCo, Emilio Gomez, who is the current Chief Operating Officer of CADV and was formerly the Chief Executive Officer and president of the management board of CADV before the Reorganization, is expected to become the Chief Operating Officer of PubCo, and Hubert Kowalski, who is the Chief Technology Officer, is expected to become the Chief Technology Officer of PubCo, in each case upon the Effective Time. In each case, they are expected to receive substantially higher compensation and additional benefits, including equity awards, as they currently receive under from CADV, which is zero and, pursuant to the terms of the Business Combination Agreement, will enter into employment agreements with PubCo to this effect.

● The current director of CADV is expected to become a director of PubCo upon the Effective Time. Specifically: Mr. Shang Ju Lin, who is the sole director of CADV, is expected to become the Chairman of PubCo upon the Effective Time. He is expected to continue to receive the compensation and benefits, including equity awards, as he is currently compensated for his service on the PubCo Board, which he did not receive from CADV.

● In addition, Shang Ju Lin owns 100,000 shares of CADV, which will be converted into the right to receive shares of PubCo upon consummation of the Business Combination.

Compensation to be Received by the Sponsor and SPAC’s Directors and Officers

Set forth below is a summary of the amount of compensation and securities received, to be received or that may be received by the Sponsor, and SPAC’s directors, officers and their affiliates in connection with the Business Combination and related transactions.

Entity/Individual	Securities Issued or to be Issued	Other Compensation
Sponsor	203,100 Private Placement Units purchased simultaneously with the closing of the IPO and the over-allotment option of the underwriters of the IPO.	Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Business Combination.

$10,000 per month until the closing of the initial business combination or the liquidation.

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Sponsor, Officers and Directors	Repayment of working capital loans that our sponsor, officers, directors or their affiliates may, but are not obligated to, loan us from time to time, in whatever amount they deem reasonable in their sole discretion, to finance transaction costs, or the issuance of Private Placement Units the conversion of up to $3,000,000 of such working capital loans.	Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Business Combination.

The Sponsor and officers and directors of SPAC collectively own 1,700,000 Insider Shares, or approximately $0.014 per share.

Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; no such amounts are outstanding as of the date of this proxy statement/prospectus.

The securities to be issued to the Sponsor and SPAC’s officers and directors may result in a material dilution of the equity interests of non-redeeming Public Shareholders. None of the funds in the Trust Account will be used to compensate our officers or directors. Except as set forth above, no compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsor, SPAC’s officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, as detailed above, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, as discussed above. The reimbursement of expenses and advances to the Sponsor and SPAC’s officers and directors may result in a material dilution of the equity interests of non-redeeming Public Shareholders.

Redemption Rights

Pursuant to the SPAC Articles, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash in connection with the Business Combination. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	(i) hold Public Shares or (ii) hold Public Shares through SPAC Units and elect to separate your SPAC Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(b)	submit a written request to Efficiency, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that SPAC redeem all or a portion of your Public Shares for cash; and

(c)	deliver the certificates for your Public Shares (if any) along with the redemption forms to Efficiency, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on                   , 2026 (two business days before the initial scheduled date of the EGM) in order for their Public Shares to be redeemed.

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Any Public Shareholder (who is not a Sponsor, Representative, or officer or director of SPAC) may elect to redeem all or a portion of the Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal, and regardless of whether they are a holder of record on the record date. If the Business Combination is abandoned, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption rights to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Efficiency, SPAC will redeem such Public Shares for the Redemption Price, a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the Trust Account (such interest shall be net of taxes payable), divided by the number of then issued Public Shares. The Insider Shares will be excluded from the pro rata calculation used to determine the per-share Redemption Price. For illustrative purposes, as of the Record Date, this would have amounted to approximately $                  per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares.

If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s deposit withdrawal at custodian (“DWAC”) system. Efficiency will typically charge the tendering broker a nominal amount and it would be up to the broker to decide whether to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their Public Shares.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the deadline for submitting redemption requests and thereafter, with SPAC’s consent, until the Closing. If a holder delivers his, her or its Public Shares for redemption to Efficiency and later decides to withdraw such request prior to the deadline for submitting redemption requests, the holder may request that Efficiency return the shares (physically or electronically).

Any corrected or changed written exercise of redemption rights must be received by Efficiency at least two business days prior to the initial scheduled date of the EGM. No request for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to Efficiency at least two business days prior to the initial scheduled date of the EGM.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a partnership, limited partnership, syndicate or other group for the purposes of acquiring, holding, or disposing of Public Shares, will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the then issued Public Shares without the prior consent of SPAC. Accordingly, if a Public Shareholder, alone or acting in concert or as a partnership, limited partnership, syndicate or other group for the purposes of acquiring, holding, or disposing of Public Shares, seeks to redeem more than 15% of the then issued Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Holders of the SPAC Warrants will not have redemption rights with respect to the SPAC Warrants.

The closing price of Public Shares on             , the Record Date, was $             . As of the Record Date, funds in the Trust Account totaled $              and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $             per issued and outstanding Public Share.

Prior to exercising redemption rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. SPAC cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their Public Shares.

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Potential Purchases of Public Shares

At any time prior to the EGM, during a period when they are not then aware of any material nonpublic information regarding the SPAC or its securities, the Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates may purchase Public Shares or Public Rights in privately negotiated transactions or in the open market, or take other actions to incentivize non-redemption, although they are under no obligation to do so. There is no limit on the number of Public Shares or Public Rights that such persons may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or Public Rights in such transactions. Such purchases may include a contractual acknowledgment that such shareholder, although still the record holder of SPAC securities, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining the SPAC Shareholder Approval of the Business Combination, (2) reduce the amount of Redemptions, or (3) reduce the number of Public Rights outstanding. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our securities may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor, the SPAC’s or CADV’s directors, managers, officers, advisors and their affiliates were to purchase Public Shares or SPAC Warrants, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

●	this proxy statement/prospectus discloses the possibility that the Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates may purchase Public Shares or warrants from Public Shareholders outside the redemption process, along with the purpose of such purchases;

●	if the Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the Redemption Price;

●	any of our securities purchased by the Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

●	the Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

●	we will disclose in a Form 8-K, before the EGM, the following material items:

●	the amount of securities purchased outside of the redemption offer by the Sponsor or the SPAC’s, or CADV’s directors, managers, officers, advisors and their affiliates, along with the purchase price;

●	the purpose of the purchases by the Sponsor or the SPAC’s, the SPAC’s, or CADV’s directors, managers, officers, advisors and their affiliates;

●	the impact, if any, of the purchases by the Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

●	identities of the security holders who sold to the Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, the SPAC’s, or CADV’s directors, managers, officers, advisors and their affiliates; and

●	the number of Public Shares for which the SPAC has received redemption requests pursuant to its redemption offer.

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Entering into any such arrangements may increase the number of shares sold into the market, which may have a depressive effect on the price of the PubCo Ordinary Shares. In addition, the public “float” of our Public Shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on a national securities exchange.

Certain Information Relating to PubCo

Listing of PubCo Ordinary Shares and PubCo Warrants on Nasdaq

PubCo Ordinary Shares and PubCo Warrants currently are not traded on a stock exchange. PubCo intends to apply to list the PubCo Class A Ordinary Shares and PubCo Warrants on Nasdaq under the symbols “KKGG” and “KKGGW,” respectively, upon the closing of the Business Combination. We cannot assure you that PubCo Class A Ordinary Shares or PubCo Warrants will be approved for listing on Nasdaq.

Emerging Growth Company

PubCo is an “emerging growth company” as defined in the JOBS Act. PubCo will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the effective date of the registration statement of which this proxy statement/prospectus is a part, (b) in which PubCo has total annual gross revenue of at least $1.235 billion or (c) in which PubCo is deemed to be a large accelerated filer, which means the market value of PubCo Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of PubCo’s prior second fiscal quarter, and (ii) the date on which PubCo issued more than $1.0 billion in non-convertible debt during the prior three-year period. PubCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that PubCo’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

PubCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that PubCo’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, under the JOBS Act, an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public companies and private companies. PubCo has elected not to opt out of this extended transition period. Accordingly, PubCo may adopt new or revised accounting standards at the time private companies are required to adopt such standards, and PubCo may take advantage of the benefits of this extended transition period for so long as it remains an emerging growth company or until PubCo affirmatively and irrevocably opts out of the extended transition period. As a result, PubCo’s financial statements may not be comparable to the financial statements of companies that comply with public company effective dates for new or revised accounting standards, which may make it more difficult for investors to compare PubCo’s financial results with those of other public companies.

Comparison of Shareholder Rights

There are certain differences in the rights of PubCo’s shareholders and SPAC Shareholders prior to the Business Combination and following the consummation of the Business Combination. Please see the sections entitled “Comparison of Shareholder Rights” and “Cayman Islands Exempted Company Considerations.”

U.S. Federal Income Tax Considerations to the Business Combination

For a discussion summarizing the U.S. federal income tax considerations of the exercise of redemption rights in connection with the Business Combination, the Merger, and the ownership and disposition of PubCo Ordinary Shares after the Business Combination, please see the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders.”

Material Cayman Tax Considerations to the Business Combination

PubCo is a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, PubCo has applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (Revised) of the Cayman Islands, for a period of 30 years from the date of the undertaking (11 August 2025), no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to PubCo or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of PubCo’s shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by PubCo to its shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of PubCo.

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Anticipated Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Kukugan Invest (formerly known as Clomar Solutions Corp.) will be treated as the accounting acquirer and Miluna as the accounting acquiree for financial reporting purposes. This determination was primarily based on the former shareholders of Kukugan Invest (through CADV) holding the majority of the voting power of PubCo, the senior management of CADV comprising all of the senior management of PubCo, the relative size of CADV’s operations, assets, and revenue compared to those of Miluna, and CADV’s operations comprising the ongoing operations of PubCo. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Kukugan Invest issuing shares for the net assets of Miluna, accompanied by a recapitalization. The net assets of Miluna will be stated at historical cost, with no goodwill or other intangible assets recorded.

Appraisal or Dissenters’ Rights

The Cayman Companies Act prescribes when shareholder appraisal or dissenters’ rights will be available and sets limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise Redemption Rights, as set out herein. For more information, see the section of this proxy statement/prospectus entitled “Proposal No. 2 — The Merger Proposal — Appraisal Rights under the Cayman Companies Act”.

Regulatory Matters

Neither Miluna nor CADV are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal — Business Combination Agreement — Closing Conditions — Conditions to the Obligations of Each Party.” It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Proxy Solicitation

SPAC is soliciting proxies on behalf of the SPAC Board. This solicitation is being made by mail but also may be made by telephone or in person. SPAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SPAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. SPAC will bear the cost of the solicitation.

SPAC has engaged             to assist in the solicitation process and will pay                a fee of $              , plus disbursements.

SPAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SPAC will reimburse them for their reasonable expenses.

Risk Factor Summary

In evaluating the Business Combination and the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially review and consider the matters addressed under the heading “Cautionary Statements Regarding Forward-Looking Statements” and the risk factors set forth in the section entitled “Risk Factors.” These risks include, but are not limited to, the summary included below.

Risks Related to Company’s Business and Industry

●	Limited operating history. We were founded in 2013 and strategically pivoted our business model beginning in 2024 to expand into IT support and outsourced human resource services. Our limited operating history makes it difficult to evaluate our current business performance and future prospects, and if our assumptions regarding the risks and uncertainties we face are incorrect or change in response to market dynamics, our operating and financial results could differ materially from our expectations.

●	Competition. We operate in a highly competitive market and compete with numerous established and emerging companies, many of which have significantly greater financial, technical, marketing, and other resources than we currently possess. If we are unable to compete effectively, our business, operating results, and financial condition could be materially and adversely affected.

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●	Need for additional capital. The Company will need to raise additional capital to support its growth initiatives, including scaling internationally and deepening its product capabilities. Such capital may not be available on economically favorable terms, if at all, and the Company may raise funds through debt or equity financing on terms that could be unfavorable or dilutive to shareholders.

●	Dilution from future equity offerings. The Company intends to file registration statements providing for the registration of shares issued or reserved under its compensation plans, outstanding warrants, and in connection with the Private Placement Investment and Registration Rights Agreement. These registrations, together with staged lockup releases following the Business Combination, may result in additional shares entering the public market, which could dilute shareholders’ ownership and adversely affect the market price of PubCo Class A Ordinary Shares.

●	Evolving AI market. The market for AI-powered business solutions is nascent and rapidly evolving, and our future success depends on the growth and expansion of this market and the willingness of enterprises to adopt AI-driven tools. If this market does not grow as anticipated, our business and operating results could be adversely affected.

●	Rapid technological change. The AI and enterprise software industries are characterized by rapid technological change and evolving customer requirements. Our failure to innovate and adapt in a timely and cost-effective manner could cause our platform to become less competitive or technologically obsolete.

●

Customer concentration. We derive a substantial portion of our revenue from a limited number of related parties. For the year ended December 31, 2025, two significant customers, both related parties, generated approximately 92.5% (rounded to 93%) of our total revenue: GPA S.A. represented approximately 73.4% and Mobilum Tech UAB represented approximately 19.1%. For the year ended December 31, 2024, the same two customers generated approximately 99.1% (rounded to 100%) of our total revenue. For the Successor period from January 6 through June 30, 2026, four customers generated approximately 95% of total revenue. Of the revenue generated during the Successor period, related party revenue totaled $111,245, consisting of $90,369 from GPA S.A. and $20,876 from WKM Ltd, an entity controlled by Mr. Kaszycki, which was recognized prior to February 1, 2026, while Mr. Kaszycki was a member of CADV’s Supervisory Board. Mr. Kaszycki served as a member of CADV’s Supervisory Board from the Reorganization until his resignation on February 1, 2026. During this period, Mobilum Tech UAB and WKM Ltd, both entities controlled by Mr. Kaszycki, were treated as related parties of CADV. Following Mr. Kaszycki’s resignation from the Supervisory Board, Mobilum Tech UAB and WKM Ltd ceased to be related parties of CADV. Revenue generated from Mobilum Tech UAB and WKM Ltd on or after February 1, 2026, totaling approximately $521,799, was accordingly not classified as related party revenue, notwithstanding that CADV’s business relationships with these entities continued without material change following Mr. Kaszycki’s resignation. Any reduction in demand from, or deterioration of our relationship with, these key customers could materially and adversely affect our results of operations.

●	Ability to maintain and develop technology. Our operating results could be negatively affected if we are unable to maintain and increase our technological capabilities or develop new products on a timely basis, and there can be no assurance that we will be able to make the technological advances necessary to maintain our competitive advantages.

●	Dependence on key personnel. Our business is significantly dependent on our management team, particularly our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer. The loss of any key member of our management team could significantly delay or prevent us from achieving our business objectives.

●	Limited profitability. We have generated limited profits to date. We generated $110,132 in net profits for the year ended December 31, 2025 compared to a net loss of $502,769 for the year ended December 31, 2024. Our business model currently involves significant upfront costs that directly and negatively impact our gross margins, and there is no guarantee that increased size and scale will result in higher margins.

●	Uncertainty regarding capital raising plans. As of December 31, 2025, we had negative working capital of $156,459 and liquid current assets of approximately $23,062. We believe our existing cash and cash equivalents will be sufficient to fund currently planned operations for approximately 12 months from the date of issuance of our financial statements, and our ability to continue operations beyond that period is dependent on our ability to raise additional capital or generate additional revenue.

●	Intellectual property protection. CADV does not currently hold any patents, trademarks, licenses, or royalty agreements and may rely on trade secrets as its primary means of intellectual property protection. There can be no assurances that such protections will be adequate or that others will not independently develop similar or superior products or technology.

●	Responsible AI development. Our platform relies on AI models that may produce inaccurate, biased, or otherwise objectionable outputs, and the legal and regulatory framework governing AI technologies is evolving rapidly and remains uncertain. Failure to address ethical and regulatory concerns related to AI could adversely affect our business and reputation.

●	Data availability and quality. The performance and accuracy of our AI models depend on access to large, diverse, and high-quality datasets, and restrictions on data availability due to legal, regulatory, contractual, or competitive constraints could impair the effectiveness of our platform.

●	Cybersecurity risks. Our business and operations may be adversely affected by cybersecurity breaches, network intrusions, and vulnerabilities. Despite our efforts to protect our information technology systems, we may be unable to implement adequate preventive or remediation measures, and any unauthorized access to or use of our intellectual property, confidential information, or customer data could materially harm our competitive position, reputation, and financial results.

●	Workforce challenges. Our industry faces intense competition for highly skilled professionals, and our competitors may offer more attractive financial incentives. High attrition could lead to costly recruitment, onboarding delays, and productivity losses, potentially disrupting contract timelines or delivery of our products and services.

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Risks Related to Legal, Compliance and Regulations

●	Extensive governmental regulation. The Company operates in a highly regulated environment and is subject to complex and frequently changing foreign laws, rules, and regulations. Changes in applicable laws or regulations, or in their interpretation or enforcement, could require the Company to modify its operations, increase compliance costs, or restrict its ability to offer certain services, and any failure to comply could result in significant penalties, fines, or reputational harm.

●	Regulatory approvals for the Business Combination. Completion of the proposed Business Combination is conditioned upon the receipt of certain governmental and regulatory approvals, which may not be obtained on a timely basis, or at all, or which may involve the imposition of conditions that could delay or prevent the transaction, impose additional costs, or limit the revenues or operations of PubCo following completion of the Business Combination.

●	Legal proceedings and governmental inquiries. The Company is, and may in the future become, subject to legal proceedings, claims, investigations, and governmental inquiries arising in the ordinary course of business. Adverse judgments, settlements, or rulings could result in substantial monetary damages, penalties, or other remedies, and even successful defense of such matters could entail material costs and diversion of management attention.

●	Data privacy and security compliance. The Company is subject to a growing number of laws, regulations, and industry standards governing data privacy and security. The regulatory landscape is evolving rapidly, and any actual or perceived failure to comply could result in enforcement actions, fines, litigation, reputational harm, and loss of customer confidence.

●	Changes in tax laws or adverse audit outcomes. The Company is subject to income and other taxes in Poland and other jurisdictions, and changes in tax laws, regulations, or administrative practices could increase the Company’s effective tax rate or otherwise adversely affect its results of operations. Adverse outcomes from tax examinations could result in additional tax liabilities, penalties, and interest.

●	Exposure to legal proceedings as a public company. As a publicly traded company, PubCo will be subject to various regulatory requirements that may result in investigations, claims, and lawsuits, including an increasing trend in legal actions related to ESG disclosures and securities class actions. The outcome of any such proceedings is inherently uncertain.

●	Indemnification obligations. PubCo will indemnify its directors and officers to the fullest extent permitted by the Companies Act of the Cayman Islands, and claims for indemnification may reduce PubCo’s available funds to satisfy third-party claims or otherwise reduce the amount of money available to PubCo.

Risks Related to the Company’s Projections

●	Inherent uncertainty of financial projections. Certain unaudited prospective financial information prepared by the Company’s management was reviewed in connection with the proposed Business Combination. These financial projections reflect numerous estimates and assumptions that are difficult or impossible to predict, and actual results may differ materially from those projected.

●	Non-compliance with GAAP or SEC guidelines. The unaudited prospective financial information was not prepared in accordance with GAAP or the published guidelines of the SEC regarding projections. No independent accountant has compiled, examined, or performed any procedures with respect to such information or expressed any opinion or assurance on its achievability.

●	Projections not updated for subsequent events. The financial projections were prepared as of a specific date and have not been updated to reflect information or events occurring after their preparation, including any changes to the Company’s operations or general economic or industry conditions. The Company disclaims any obligation to update or revise such projections.

●	No undue reliance on projections. The inclusion of financial projections in the proxy statement/prospectus should not be regarded as an indication that the Company or any other person considers the projections to be a reliable prediction of future events, and shareholders are cautioned not to place undue reliance on such information in making a decision regarding the proposed Business Combination.

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Risks Related to Being a Public Company

●	Absence of active trading market. Prior to the Business Combination, there has been no public market for PubCo’s or CADV’s equity securities. There can be no assurance that an active trading market for PubCo’s securities will develop or be sustained following consummation of the Business Combination, and inactive trading markets tend to result in greater price volatility and less efficiency in the execution of purchase and sale orders.

●	Nasdaq listing uncertainty. PubCo will apply for listing of the PubCo Class A Ordinary Shares on Nasdaq in connection with the Business Combination, but may not be able to meet the initial listing requirements. Failure to obtain or maintain such listing could result in limited market quotations, reduced liquidity, decreased ability to raise additional capital, and other material adverse consequences.

●	Future sales of PubCo securities. The sale of shares of PubCo’s securities in the public market, or the perception that such sales could occur, could harm the prevailing market price of PubCo’s securities and make it more difficult for PubCo to sell equity securities in the future at favorable prices.

●	Issuance of additional shares without shareholder approval. PubCo may issue additional shares of PubCo Class A Ordinary Shares or other equity securities of equal or senior rank without shareholder approval, including pursuant to the PubCo Incentive Plan, which could decrease existing shareholders’ proportionate ownership, reduce per-share cash availability, diminish relative voting strength, and cause the market price of PubCo Class A Ordinary Shares to decline.

●	Senior claims of debt and preferred securities. PubCo may issue debt securities or preferred shares in the future, the holders of which would have rights senior to holders of PubCo Class A Ordinary Shares upon bankruptcy, liquidation, or with respect to dividends, which may adversely affect the level of return achievable from an investment in PubCo Class A Ordinary Shares.

●	No dividends for the foreseeable future. PubCo does not intend to pay dividends on PubCo Class A Ordinary Shares for the foreseeable future and intends to retain all available funds and future earnings to fund the development and growth of its business.

●	Stock price volatility. The market price of PubCo Class A Ordinary Shares may fluctuate significantly due to factors including variations in operating results, changes in financial estimates by analysts, conditions in the industries in which CADV operates, negative media coverage, and general market and macroeconomic conditions.

●	Dual class capital structure. PubCo’s dual class capital structure, under which Class B Ordinary Shares are entitled to fifteen votes per share and Class A Ordinary Shares are entitled to one vote per share, will have the effect of concentrating voting control with the Parent Shareholder. Mr. Shang Ju Lin is expected to control approximately 92.32% of the combined voting power following the Business Combination under the No Redemptions Scenario and approximately 96.07% under the Maximum Redemptions Scenario, through 21,875,000 PubCo Class A Ordinary Shares issued as Transaction Consideration Shares, 25,000 PubCo Class A Ordinary Shares issuable upon conversion of his 25,000 Insider Shares, and 10,000,000 PubCo Class B Ordinary Shares issuable to KKXX Investment, a British Virgin Islands business company controlled by Mr. Lin. The Parent Closing Shareholders as a group are expected to hold between 94.0% and 97.8% of the combined voting power following the Business Combination. This concentration could discourage change-of-control transactions and limit the ability of Class A holders to influence corporate matters.

●	Foreign private issuer status. PubCo expects to qualify as a “foreign private issuer” and will be exempt from certain Exchange Act provisions applicable to U.S. domestic issuers, including proxy solicitation rules, insider reporting requirements, and quarterly reporting on Form 10-Q. As a result, holders of PubCo’s securities may not be afforded the same protections or information generally available to investors in U.S. domestic public companies.

●	Holding Foreign Companies Accountable Act. The independent registered public accounting firm that audits PubCo’s financial statements, Guangdong Prouden CPAs GP, is headquartered in mainland China. If the PCAOB is unable to inspect or investigate the auditor for two consecutive years, PubCo could be identified as a Commission-Identified Issuer under the HFCAA and its securities may ultimately be prohibited from trading on U.S. national securities exchanges or over-the-counter markets. Although the PCAOB vacated its prior determination regarding mainland China on December 15, 2022, a new determination in the future could subject PubCo to delisting and other trading restrictions.

●	Emerging growth company status. PubCo expects to qualify as an “emerging growth company” under the JOBS Act and intends to take advantage of certain exemptions from reporting requirements, including reduced executive compensation disclosure and the extended transition period for new accounting standards, which could make PubCo’s securities less attractive to investors. PubCo has elected not to opt out of the extended transition period under the JOBS Act. Accordingly, PubCo may adopt new or revised accounting standards at the time private companies are required to adopt such standards, and PubCo may take advantage of the benefits of this extended transition period for so long as it remains an emerging growth company or until PubCo affirmatively and irrevocably opts out of the extended transition period. As a result, PubCo’s financial statements may not be comparable to the financial statements of companies that comply with public company effective dates for new or revised accounting standards, which may make it more difficult for investors to compare PubCo’s financial results with those of other public companies.

●	Pro forma financial information limitations. The unaudited pro forma condensed combined financial information included in the proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what PubCo’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

●	Ability to raise capital as a public company. PubCo may require additional funds to support its business, and additional financing may not be available on favorable terms, if at all. If PubCo incurs debt, the debt holders could have rights senior to holders of PubCo Class A Ordinary Shares to make claims on PubCo’s assets.

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Risks Related to SPAC and the Business Combination

●	Directors and officers of the SPAC, the Sponsor and their affiliates have interests in the Business Combination and the proposals described in this proxy statement/prospectus that are different from, or in addition to and/or in conflict with, those of the SPAC Shareholders generally.

●	Past performance by the Sponsor, our management team, and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, may not be indicative of future performance of an investment in PubCo.

●	The SPAC’s shareholders will experience dilution due to the issuance of PubCo Ordinary Shares and securities convertible into PubCo Ordinary Shares in the Business Combination.

●	PubCo’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

●	The ability of our Public Shareholders to exercise redemption rights with respect to a large number of our Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your Public Shares.

General Risk Factors

●	Data privacy and security laws. We are subject to complex and evolving laws and regulations regarding data privacy and security across multiple jurisdictions, including the CCPA/CPRA and the GDPR. The regulatory landscape is rapidly evolving, and any failure or perceived failure to comply could expose us to enforcement actions, fines, litigation, and reputational harm.

●	Need for substantial additional capital. We expect to continue to incur significant expenses as we expand our operations and may require additional capital that may not be available on commercially reasonable terms, or at all. If we are unable to obtain adequate financing when needed, we may be required to delay, reduce, or eliminate certain initiatives.

●	Risks associated with SPAC structure. Miluna was formed as a blank check company for the purpose of effecting a business combination, and unlike an operating company with an established operating history, the SPAC business combination involves additional risks, including that PubCo may not realize the expected benefits of the transaction and that the transaction may be more costly or time-consuming than anticipated.

●	International operations and Poland-specific risks. CADV’s business operations are headquartered and primarily conducted in Poland, subjecting PubCo to risks inherent in international operations, including exposure to local economic and political conditions, currency exchange rate fluctuations, changes in Polish and EU regulatory frameworks, and geopolitical instability in the region.

●	Currency exchange rate fluctuations. A significant portion of PubCo’s revenues and expenses are expected to be denominated in Polish zloty, while its financial results will be reported in U.S. dollars. Adverse movements in exchange rates could materially reduce PubCo’s reported results of operations and financial condition.

●	Difficulty attracting and retaining personnel. PubCo’s success will depend upon its ability to attract, retain, and motivate highly skilled personnel, and competition for qualified personnel is intense, particularly in Poland and the broader European market.

●	Interests of directors and officers in the Business Combination. The Sponsor, directors, and officers of the Company may have interests in the Business Combination that differ from those of public shareholders, including ownership of Insider Shares and Private Placement Warrants that would become worthless if the Business Combination is not consummated, which may have influenced the board’s decision to approve the transaction.

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RISK FACTORS

SPAC Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, including the financial statements and notes to the financial statements included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. These risks could have a material adverse effect on the business, results of operations or financial condition of Miluna, the Company, or PubCo following the Business Combination and could adversely affect the trading price of PubCo Ordinary Shares. Further, the occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of PubCo following the Business Combination.

Risks Related to CADV

Unless the context otherwise requires, all references to the “Company,” “CADV,” “we,” “us” or “our” refer to CADV Ventures S.A., a company incorporated under the laws of Poland prior to the consummation of the Business Combination and refer to Kukugan Corp, a Cayman Islands exempted company and its subsidiaries (including CADV Ventures S.A.) immediately following the consummation of the Business Combination. References to “PubCo” refer to Kukugan Corp and its subsidiaries after the Business Combination. References to “Miluna” or “SPAC” refers to Miluna Acquisition Corp, a Cayman Islands exempted company before the Business Combination, which will be renamed as Kukugan Corp immediately following the consummation of the Business Combination.

Risks Related to Our Business and Our Industry

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

We were founded relatively recently, and much of our growth has occurred in a short period of time. Our limited operating history makes it difficult to evaluate our current business performance and future prospects. We have encountered and will continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries, including challenges related to forecasting, budgeting, managing growth, developing and refining our platform, expanding our customer base, and attracting and retaining talented employees. If our assumptions regarding these and other risks and uncertainties are incorrect or change in response to market dynamics, our operating and financial results could differ materially from our expectations, and our business could suffer.

We were founded in 2013 and since then have been focused on developing our technology. However, beginning in 2024, we strategically pivoted our business model to expand into IT support and outsourced human resource services, responding to market dynamics in the software industry. This transition marked a fundamental shift in our revenue composition, with IT support and outsourced HR services becoming the primary drivers of growth in 2025. Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter. Risks and challenges we have faced or expect to face include our ability to:

●	produce and deliver our technology at an acceptable level of safety and performance;

●	properly price our solution;

●	plan for and manage our costs;

●	hire, integrate, and retain talented people;

●	forecast our revenue as well as budget for and manage our expenses;

●	attract new customers and retain and expand our deployment with existing customers;

●	navigate an evolving and complex regulatory environment;

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●	anticipate and respond to macroeconomic changes and changes in the markets in which we operate;

●	maintain and enhance the value of our reputation and brand;

●	effectively manage our growth and business operations, including the impacts of unforeseen market changes on our business;

●	develop and protect intellectual property; and

●	successfully develop new features, applications, and services to enhance the experience of our customers.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above, as well as those described elsewhere in this section entitled “Risk Factors,” our business, financial condition and results of operations may be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they may be if we had a longer operating history or operated in a more predictable market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. We use assumptions regarding these risks and uncertainties to plan and operate our business. If our assumptions are incorrect or change, or if we do not address these risks successfully, our results of operations may differ materially from our expectations and our business, financial condition, and results of operations may be adversely affected.

Our failure to compete effectively may adversely affect our ability to generate revenue.

We compete with other companies, many of whom are developing or can be expected to develop products similar to ours. Many of our competitors are also more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger operation scale and customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business. Increased competition could lead to lower revenues and higher costs. There is no guarantee that we will be able to compete effectively with current and future competitors, nor will it be possible to ensure that competitors will not actively resort to legal or illegal means which aim at destroying the brand and product quality of us or affecting the confidence of our consumers.

The Company will need to raise additional capital to support its growth initiatives, and such capital may not be available on economically favorable terms, if at all. This could hamper the Company’s growth and adversely affect its business.

The Company’s business involves providing advanced technical support for organizations using extensive IT systems and technical support services using an AI-assisted support model in which its CADV.AI platform analyzes incidents and automates operational tasks while expert engineers supervise the process and resolve complex cases. The Company’s growth agenda is to scale internationally, deepen its product capabilities, and build the commercial infrastructure to support sustained market expansion, which is expected to require significant capital investment. The Company may raise funds through the issuance of debt securities or through loan arrangements, the terms of which could require significant interest payments, covenants that restrict the Company’s business or other unfavorable terms. The Company may also raise funds through the sale of equity securities, which could dilute its shareholders.

Any future equity offerings or other financing arrangements, options, top-up awards and/or warrant exercises may dilute shareholders’ ownership and adversely affect the market price of the PubCo Class A Ordinary Shares.

Once the Company is eligible to do so, it intends to file a registration statement with the SEC on Form S-8 providing for the registration of shares of PubCo Class A Ordinary Shares issued or reserved for issuance under its compensation plans or under outstanding PubCo private warrants. Subject to the satisfaction of vesting conditions and the expiration of any applicable lockup agreements, such securities registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction.

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In addition, the Company intends to file a Resale Registration Statement, as promptly as practicable following the date on which the registration statement of which this proxy statement/prospectus forms a part becomes effective, which Resale Registration Statement is intended to become effective as promptly as practicable following Closing, to register the resale of PubCo Class A Ordinary Shares issued in connection with the Private Placement Investment and in connection with the Registration Rights Agreement. The existing CADV Shareholders and the Sponsor will also be subject to staged lockup releases following the Business Combination, which may permit the sale of additional PubCo Class A Ordinary Shares into the public market at various times after Closing.

The market for AI solutions is relatively new and evolving, and our future success depends on the growth and expansion of this market.

The market for AI-powered business solutions is nascent and rapidly evolving. We believe our future success will depend in large part on the growth and expansion of this market, including the willingness of enterprises to adopt AI-driven tools and integrate them into their existing operations. It is difficult to predict the rate of growth, if any, of this market, the pace at which existing customers will expand their use of our platform, or the size that this market will ultimately reach. If the market for AI-powered business solutions does not grow as quickly as anticipated, or if businesses choose to adopt alternative approaches to improving their operations, our business, operating results, and financial condition could be adversely affected.

Rapid technological change and evolving industry standards could render our platform and services less competitive or obsolete.

The AI and enterprise software industries are characterized by rapid technological change, frequent introductions of new products and services, and evolving customer requirements and industry standards. Our ability to attract new customers and increase revenue from existing customers will depend in significant part on our ability to enhance and improve our existing platform, increase adoption and usage of our products, and introduce new features and functionality on a timely basis. Any failure to innovate and adapt to these changes in a timely and cost-effective manner could cause our platform to become less competitive, technologically obsolete, or less attractive to current and potential customers.

We operate in a highly competitive market, and if we do not compete effectively, our business and operating results could be adversely affected.

The market for AI-driven enterprise solutions is intensely competitive and is expected to become more so in the future. We compete with large, well-established technology companies, including hyperscale cloud providers, that have significantly greater financial, technical, marketing, and other resources than we do. We also compete with numerous smaller and emerging companies that offer competing solutions. Some of our competitors may be able to devote greater resources to the development, promotion, and sale of their products and services, and they may offer lower prices or more comprehensive solutions than we do. If we are unable to compete successfully, our business, operating results, and financial condition could be materially and adversely affected.

Our customer base is highly concentrated and any inability to grow and diversify our customer base may adversely affect our business.

We derive a substantial portion of our revenue from a limited number of related parties. For the year ended December 31, 2025, two significant customers, both related parties, generated approximately 92.5% (rounded to 93%) of our total revenue. GPA S.A., a related party, represented approximately 73.4% of total revenue and Mobilum Tech UAB, a related party, represented approximately 19.1%. For the year ended December 31, 2024, GPA S.A. and Mobilum Tech UAB generated approximately 64.6% and 34.5%, respectively, or approximately 99.1% (rounded to 100%) in the aggregate. For the Successor period from January 6 through June 30, 2026, four customers generated approximately 95% of total revenue. Revenue from related parties was $111,245 for the six months ended June 30, 2026, compared to $467,721 in the prior period. Of this amount, GPA S.A. accounted for $90,369, derived from IT support services. The remaining related party revenue consisted of $20,876 from WKM Ltd, of which were 100% controlled by a former member of the supervisory board who resigned on February 1, 2026. For the comparable Predecessor period for the six months ended June 30, 2025, two customers generated approximately 98% of total revenue, of which GPA S.A. accounted for approximately 82% and Mobilum Tech UAB accounted for approximately 16%. Of the revenue generated during the Successor period, related party revenue totaled $111,245, consisting of $90,369 from GPA S.A. and $20,876 from WKM Ltd, an entity controlled by Mr. Kaszycki, which was recognized prior to February 1, 2026, while Mr. Kaszycki was a member of CADV’s Supervisory Board. Mr. Kaszycki served as a member of CADV’s Supervisory Board from the Reorganization until his resignation on February 1, 2026. During this period, Mobilum Tech UAB and WKM Ltd, both entities controlled by Mr. Kaszycki, were treated as related parties of the Company. Following Mr. Kaszycki’s resignation from the Supervisory Board, Mobilum Tech UAB and WKM Ltd ceased to be related parties of the Company. Revenue generated from Mobilum Tech UAB and WKM Ltd on or after February 1, 2026, totaling approximately $521,799, was accordingly not classified as related party revenue, notwithstanding that the Group’s business relationships with these entities continued without material change following Mr. Kaszycki’s resignation. While these long-standing relationships have historically provided us with a meaningful revenue base, revenue from related parties has declined significantly. This decline was driven by two factors: first, the Company pivoted toward new service offerings and one-time engagements; and second, the resignation of a former supervisory board member on February 1, 2026 resulted in two customers ceasing to be related parties. In addition, a significant portion of the historical revenue recognized was attributable to the release of deferred revenue, rather than from new business activities generated during those periods. Accordingly, this revenue base is not necessarily stable or predictable, and the Company remains exposed to significant concentration risk. Any reduction in demand from, or deterioration of our relationship with, these key related parties could materially and adversely affect our results of operations. We have made early progress in diversifying our customer base beyond the related party ecosystem. Revenue from non-related parties increased by 1,141% in 2025, though from a low base. Our ability to sustain and accelerate this diversification will be a critical determinant of our long-term revenue resilience and bargaining power.

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If we are not able to diversify our customer base, our business could be adversely affected. While we are actively working to develop and secure new customer relationships with the goal of reducing dependency on any single customer, there can be no assurance that we will be successful in mitigating our customer concentration risk. If we are unable to attract new customers and diversify our concentrated customer base, the loss of any single customer could materially impact our business operations and cash flows. There is no guarantee that we will be successful in these efforts or that we will achieve sustained revenue growth and profitability. If customers are not satisfied with our level of performance or if we otherwise fail to provide the products and services pursuant to customer contracts, we could become subject to litigation and our reputation in the industry may suffer, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our business could suffer if we are unable to maintain and increase our technological capabilities or develop new products on a timely basis.

Our operating results could be negatively affected if we were unable to maintain and increase our technological capabilities or develop new products on a timely basis. Although we believe that we have certain technological and other advantages over our competitors, maintaining such advantages will require continued investment in research and development, and sales and marketing initiatives. There can be no assurance that we will be able to make the technological or marketing advances necessary to maintain such competitive advantages or that we will recover the majority of expenses associated therewith.

The industries in which we operate are very competitive.

CADV competes with numerous companies including global companies providing AI-powered service desk platforms, virtual agents, and IT support automation solutions. The markets for the Company’s AI technology solutions are intensely competitive and subject to rapid technological change. The Company competes with a range of established and emerging companies that offer AI-powered customer service, IT service management, conversational AI, and digital customer engagement solutions. In addition, there is the possibility that new competitors could imitate our business model and produce competing products and services with a similar focus at competitive prices. Additionally, competitors could be better capitalized than we are, which could give them a significant advantage when bidding on new contracts, leading to the possibility that our current and future competitors could capture a significant portion of our current and intended market share.

We depend upon the experience and expertise of our management team, and the loss of any of these individuals may impair our ability to operate effectively. Additionally, our failure to attract or retain key personnel may have an adverse effect on our business and operating results.

Our business is significantly dependent on our management team, and our success is particularly dependent on our Chief Executive Officer, Shang Ju Lin, our Chief Financial Officer, Elzbieta Barbarska, and our Chief Operating Officer, Emilio Gomez. In particular, the loss of Mr. Lin or Mr. Gomez, who are critical to the execution of our business strategy, could significantly disrupt our operations, delay key initiatives, and adversely affect our ability to execute our business strategy effectively. Such a departure may also impact confidence in our business and our ability to attract and retain top talent. A transition in these roles could result in disruptions to our financial operations, delays in financial reporting or compliance matters, and increased costs or management distraction while a replacement is identified and onboarded. In addition, the loss of any other member of our management team could significantly delay or prevent us from achieving our business objectives, which could materially harm our business and customer relationships. If any of our key management team leave, are unable to work, or fail to perform, or if we are unable to recruit and retain qualified replacements and successfully manage leadership transitions, we may be unable to execute our business strategy and our business, financial condition, and results of operations could be materially and adversely affected.

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We have generated limited profits to date.

We have generated limited profits to date. Our business model is currently dependent on employing significant upfront costs and services, which directly and negatively impact our gross margins. Coupling this fact with our operating expenses, we have generated de minimis profits to date. We generated $573,587 in gross profits for the year ended December 31, 2025 compared to $343,837 for the year ended December 31, 2024. We generated $110,132 in net profits for the year ended December 31, 2025 compared to a net loss of $502,769 for the year ended December 31, 2024. We believe that as our business expands and if we are successful in acquiring complementary businesses, our increased size and scale will result in higher gross and net margins; however, such results cannot be guaranteed and depend on many factors that are outside of our direct control.

We cannot assure you that our plans to raise capital will be successful.

As of December 31, 2025, the Company had current assets of $86,284 and current liabilities of $86,553, resulting in negative working capital of $269. However, current assets include non-cash items such as deferred IPO costs of $56,190 and prepayments and other current assets of $7,032. Excluding these non-cash items, the Company’s liquid current assets, consisting primarily of cash and cash equivalents of $16,468 and amount of due from related party of $6,594 totaling $23,062. A significant portion of current liabilities consists of deferred revenue of $48,129, which requires no future cash settlement; related party payables of $19,391, which are supported by letters of non-demand in the next 12 months from the date of issuance of the financial statements. Excluding these items, the remaining current liabilities that require cash settlement within 12 months total approximately $19,034. As of December 31, 2025, the Company’s liquid resources, comprising cash of $16,468 and a collectible due from related party of $6,594, total approximately $23,062, which exceeds these cash obligations. Based on our current operating plan, we believe that our existing cash and cash equivalents will be sufficient to fund our currently planned operations for at least the next 12 months from the date of issuance of the financial statements.

Our ability to continue operations beyond that period is dependent on our ability to raise additional capital, generate additional revenue, reduce expenses, or otherwise obtain additional sources of liquidity. If we are unable to obtain such funding or implement alternative measures on acceptable terms, we may be required to significantly curtail, delay, or discontinue certain operations or initiatives, which could have a material adverse effect on our business, financial condition, and prospects.

PubCo may be adversely impacted if it is unable to adequately protect its intellectual property and proprietary interests.

In certain cases, CADV may rely on trade secrets to protect its intellectual property, proprietary technology, and processes. While CADV does not currently hold any patents, trademarks, licenses, or royalty agreements, we rely on trade secrets as our primary means of protection. There can be no assurances that confidentiality obligations imposed on CADV’s customers and suppliers will be honored or that others will not independently develop similar or superior products or technology. The protection of intellectual property and/or proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies, both in order to protect proprietary rights as well as for competitive reasons, even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain due to the rapid development of the principles of law pertaining to this area. CADV is also subject to the risk that other companies may make claims that we infringed on their intellectual property, technology, information, and data, the defense of which could be significant and result in negative impacts to our business, reputation, operations, and cash flows.

We face risks related to the responsible development and deployment of artificial intelligence technologies.

Artificial intelligence technologies, including large language models and machine learning systems, present emerging ethical, social, and legal challenges. Our platform relies on AI models that may produce inaccurate, biased, or otherwise objectionable outputs. Concerns regarding the ethical implications of AI, the potential for algorithmic bias, the use of training data, or the societal impact of AI-driven decision-making could lead to negative publicity, reduced adoption of our platform, or regulatory action. Additionally, the legal and regulatory framework governing AI technologies is evolving rapidly and remains uncertain. Failure to address these concerns, or the adoption of laws and regulations that impose onerous requirements or restrictions on the development or deployment of AI technologies, could adversely affect our business, reputation, and operating results.

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Our AI models depend on access to large volumes of high-quality data, and restrictions on data availability or quality could impair our platform’s effectiveness.

The performance and accuracy of our AI models depend on access to large, diverse, and high-quality datasets for training, fine-tuning, and validation. If access to relevant data becomes restricted due to legal, regulatory, contractual, or competitive constraints, or if the quality or relevance of available data deteriorates, the functionality and accuracy of our platform could be compromised. Furthermore, the use of certain types of data for AI training may become subject to increased legal scrutiny, including claims related to intellectual property rights, data privacy, and consent. Any of these factors could impair the effectiveness of our platform, limit our ability to develop and improve our AI models, and adversely affect our competitive position.

Our business and operations may be adversely affected by cybersecurity breaches or other information technology system or network intrusions.

Our business and operations may be adversely affected by cybersecurity breaches, other network intrusions and vulnerabilities. We depend on information technology and computerized systems to communicate and operate effectively. While we implement security measures designed to protect such information, we rely in part on the security and operational practices of these third-party service providers, and any failure or breach of their systems could result in unauthorized access to, disclosure of, or loss of such data. Attempts by others to gain unauthorized access to our information technology systems and data have become more frequent and sophisticated. These attempts, which might be related to industrial or foreign government espionage, activism, or other motivations, include covertly introducing malware and “ransomware” to our computers and networks, performing reconnaissance, impersonating authorized users, and stealing, corrupting or restricting our access to data, among other activities. Additionally, our reliance on third-party products, software, and services within our supply chain exposes us to additional cybersecurity risks. A breach of a supplier or service provider could potentially disrupt our operations, damage our reputation, and result in financial loss.

As with most companies, we have experienced attempts to breach our systems and we have been the target of cybersecurity attacks, none of which has resulted in loss of data or materially affected our business, operations or financial results. We have addressed past cybersecurity breaches by working with service providers specializing in incident response, risk management, and digital forensics services. In coordination with such service providers, we routinely aim to update our cybersecurity infrastructure, security tools (including firewalls and anti-virus software), and employee training and processes, with the goal of protecting our systems against cybersecurity threats and incidents, and prevent their recurrence. While our employees have been trained and instructed to detect and investigate such incidents, cybersecurity attacks and other data security breaches can, and are expected to, occur in the future. Despite our concentrated efforts, we may be unable to implement adequate preventive or remediation measures, as breach and disruption techniques change frequently and are generally not detected until after an incident has occurred.

The unauthorized access to, or use of, our intellectual property, confidential information, customer data, or personal information, or any disruption in the systems that store such information, could materially harm our competitive position, reputation, strategic initiatives, and otherwise reduce the value and expected benefits of our investment in research and development through the loss of trade secrets or other proprietary and competitively sensitive information. Additionally, any such unauthorized access or use of our sensitive information and systems could result in operational disruptions and delays, jeopardize the security of our facilities and information systems, interfere with our ability to access information systems at critical times, and otherwise materially and adversely affect our reputation, business, and financial results.

Any such intrusion may also result in fines, penalties, governmental investigations and proceedings, litigation, diminished competitive advantages through reputational damages and increased operational expenses (including remediation and damage expenses), the impacts of which could be material and significant to us. Many victims of cyber-attacks also are forced to pay significant ransoms or incur significant expenses to recover critical business systems and data. Additionally, we may incur additional costs to comply with data security and cybersecurity protections and standards imposed by our customers or the laws and regulations of countries in which we conduct business. We may be similarly harmed if any of the foregoing incidents occur at third parties that are connected to our networks and that are not under our direct control, the cost of which and impact to us could be significant.

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The competitive job market creates a challenge and potential risk as we grow and strive to attract and retain a highly skilled workforce.

Our industry faces intense competition for highly skilled professionals and our competitors may offer more attractive financial incentives, such as higher salaries, equity awards, or relocation packages, posing a risk of failing to attract or retain talent with critical experience. The industry also contends with challenges from significant investments in employee training for industry-specific quality standards or proprietary technologies increase their value to competitors, heightening turnover risks. High attrition could lead to costly recruitment, onboarding delays, and productivity losses, potentially disrupting contract timelines or delivery of our products and services. These factors may increase operating costs, reduce margins, hinder our ability to meet customer obligations, and reduce our ability to compete with competitors. Additionally, employee turnover can result in significant replacement costs and lost productivity.

Risks Related to Legal, Compliance and Regulations

The Company is subject to extensive governmental regulation, and changes in law or regulation, or the interpretation or application thereof, could adversely affect the Company’s business, financial condition, and results of operations.

The Company operates in a highly regulated environment and is subject to applicable foreign laws, rules, and regulations. These laws and regulations are complex, frequently change, and have tended to become more stringent over time. Changes in applicable laws or regulations, or in the interpretation or enforcement thereof, could require the Company to modify its operations, increase compliance costs, restrict the Company’s ability to offer certain services, or otherwise adversely affect the Company’s business, financial condition, and results of operations. In addition, the Company may not be able to predict the manner in which existing or new laws and regulations may be administered or interpreted, or the extent to which such administration or interpretation may differ from current practice. Any failure by the Company to comply with applicable laws and regulations could result in significant penalties, fines, restrictions on the Company’s ability to conduct its business, or reputational harm.

The proposed Business Combination is subject to regulatory approvals that may not be obtained, may take longer than expected to obtain, or may impose conditions that could have an adverse effect on PubCo.

Completion of the proposed Business Combination is conditioned upon, among other things, the receipt of certain governmental and regulatory approvals. There can be no assurance that such approvals will be obtained on a timely basis, or at all, or that the granting of such approvals will not involve the imposition of conditions on the completion of the proposed Business Combination or require changes to the terms of the proposed Business Combination. Such conditions or changes could have the effect of delaying or preventing completion of the proposed Business Combination, imposing additional costs on, or limiting the revenues or operations of, PubCo following completion of the proposed Business Combination, or otherwise reducing the anticipated benefits of the Business Combination. Any such outcome could adversely affect PubCo’s business, financial condition, and results of operations.

The Company is, and may in the future become, subject to legal proceedings, investigations, and governmental inquiries that could have a material adverse effect on its business, financial condition, and results of operations.

The Company is, and may from time to time become, subject to legal proceedings, claims, investigations, and governmental inquiries arising in the ordinary course of business or otherwise. These proceedings may include, among others, actions relating to commercial disputes, employment matters, intellectual property, securities laws, and regulatory compliance. The outcomes of such proceedings, investigations, and inquiries are inherently uncertain, and adverse judgments, settlements, or rulings could result in substantial monetary damages, penalties, injunctive relief, or other remedies that could have a material adverse effect on the Company’s business, financial condition, and results of operations. Even where the Company is ultimately successful in defending such matters, the costs associated with such defense and the diversion of management’s attention and resources could be material.

Failure to comply with data privacy and security laws, regulations, and obligations could adversely affect the Company’s business.

The Company collects, stores, processes, and uses personal data and other sensitive information in the course of its business operations. The Company is subject to a growing number of federal, state, local, and foreign laws, regulations, and industry standards governing data privacy and security, including those relating to the collection, use, retention, security, disclosure, transfer, and other processing of personal data. The regulatory landscape for data privacy and security is evolving rapidly and is likely to remain uncertain for the foreseeable future. Compliance with applicable data privacy and security laws and regulations may require the Company to incur significant expenditures, modify its data handling practices, or restrict certain business activities. Any actual or perceived failure to comply with such laws or regulations could result in enforcement actions, regulatory investigations, fines, penalties, litigation, reputational harm, and loss of customer confidence, any of which could adversely affect the Company’s business, financial condition, and results of operations.

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Changes in tax laws or regulations, or adverse tax audit outcomes, could adversely affect the Company’s business, financial condition, and results of operations.

The Company is subject to income and other taxes in Poland and other jurisdictions. Tax laws, regulations, and administrative practices are subject to change, and such changes could increase the Company’s effective tax rate or otherwise adversely affect the Company’s results of operations or financial condition. In addition, the Company is subject to examination by taxing authorities in the jurisdictions in which it operates. Any adverse outcome from such examinations, or any changes in the positions taken by taxing authorities with respect to the Company’s tax positions, could result in additional tax liabilities, penalties, and interest, which could be material. The Company cannot predict the outcome of any pending or future tax examinations or the potential effect on its business of any changes in applicable tax laws or regulations.

PubCo may be exposed to risks of legal proceedings.

As a publicly traded company, PubCo will be subject to various regulatory requirements, which may result in investigations, claims, lawsuits, and other legal proceedings. While CADV has not faced material litigation to date, there is an increasing trend in legal actions related to environmental issues, climate change, ESG (environmental, social and governance) disclosures, and securities class actions. The outcome of any such proceedings is inherently uncertain due to factors such as new evidence, emerging legal theories, judicial decisions, and potential appeals, all of which can make predicting the results of litigation difficult.

Claims for indemnification by PubCo’s directors and officers may reduce its available funds to satisfy successful third-party claims against PubCo and may reduce the amount of money available to PubCo.

As permitted by the Companies Act of the Cayman Islands and as permitted by the PubCo Charter, PubCo will indemnify its directors and officers for serving PubCo in those capacities or for serving other business enterprises at its request, to the fullest extent permitted by the Companies Act. The Companies Act provides that an exempted company may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of PubCo and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In addition, PubCo may, in its discretion, indemnify other persons to the extent and in the manner authorized or permitted by law. Also, PubCo will be required to advance expenses, as incurred, to its directors and officers in connection with defending or being a witness a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification. PubCo will not be obligated to indemnify a person with respect to proceedings initiated by that person against PubCo or its other indemnitees, except with respect to proceedings authorized by the PubCo Board or brought to enforce a right to indemnification. The rights conferred thereby are not exclusive to any rights an indemnitee may have under applicable law, an agreement, a vote of shareholders or disinterested directors, under any policy or policies of insurance purchased and maintained by PubCo on behalf of any indemnitee, or otherwise. In addition, PubCo may not retroactively amend the PubCo Charter or the PubCo Bylaws to reduce its indemnification obligations thereunder.

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Risks Related to Intellectual Property and Technology

Risks Related to Our Projections

The financial projections prepared by management are inherently uncertain and may not be realized.

CADV’s actual results for the six months ended June 30, 2026 diverge materially from the Projections. The Projections contemplate $3,000,000 in revenue for the full year 2026. However, approximately 64.9% of CADV’s total revenue for the first six months of 2026 was attributable to one-time, non-recurring engagements that are not expected to generate recurring revenue. Revenue from CADV’s core, recurring service offerings for the same period represented a significant decline compared to the prior-year period. There can be no assurance that CADV’s revenue for the full year 2026 will approach the projected amount, and the actual results to date suggest a material risk that the Projections will not be achieved. Shareholders should carefully consider the Projections in light of the actual financial results of CADV included elsewhere in this proxy statement/prospectus and the risk factors described herein before making an investment decision.

In connection with the evaluation of the proposed Business Combination, the board of directors of the Company reviewed and considered certain unaudited prospective financial information prepared by the Company’s management. These financial projections were not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections are included in this proxy statement/prospectus solely because they were made available to the board of directors and its financial advisor in connection with their respective evaluations of the proposed Business Combination.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market, and financial conditions, as well as matters specific to the Company’s business, all of which are difficult or impossible to predict and many of which are beyond the Company’s control. Important factors that may affect actual results and cause the financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives, and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions, and other factors described in this section. The financial projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the financial projections, and there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

The financial projections were prepared solely for internal use and were not prepared with a view toward compliance with published guidelines of the SEC, GAAP, or any other applicable body of accounting standards.

The unaudited prospective financial information was prepared by the Company’s management and was not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The financial projections may differ materially from results prepared under GAAP and do not comply with the published guidelines of the SEC regarding projections and forward-looking statements. Neither the Company’s independent registered public accounting firm, nor any other independent accountant, has compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or provided any form of assurance on such information or its achievability. The report of the Company’s independent registered public accounting firm included in this proxy statement/prospectus relates to the Company’s historical financial information and does not extend to the prospective financial information and should not be read to do so.

The financial projections do not take into account any circumstances or events occurring after the date on which they were prepared.

The financial projections were prepared as of a specific date and have not been updated or revised to reflect information or events that have occurred since the date of their preparation, including any changes to the Company’s operations, or any changes in general economic or industry conditions. The Company does not intend to, and disclaims any obligation to, update, revise, or correct the financial projections to reflect circumstances existing or arising after the date such projections were prepared. The financial projections do not take into account the effect of any failure of the proposed Business Combination to be completed and should not be viewed as accurate or continuing in that context. Furthermore, the financial projections do not take into account any potential effects of the proposed Business Combination on the Company, including the potential synergies that may be achieved as a result of the transaction, the effect of any business or strategic decision or action that has been or will be taken as a result of the proposed Business Combination, the effect of any business or strategic decision or action that would likely have been taken if the merger agreement had not been executed, or the effect of any risks related to the transaction.

Shareholders are cautioned not to place undue reliance on the financial projections in making their decision regarding the proposed Business Combination.

The inclusion of the financial projections in this proxy statement/prospectus should not be regarded as an indication that the Company, its board of directors, its financial advisor, or any other person considered or considers the projections to be a reliable prediction of future events, and the financial projections should not be relied upon as such. None of the Company, its board of directors, its affiliates, its financial advisor, or any other person assumes any responsibility to holders of Company ordinary shares for the accuracy of the prospective financial information. No representation is made by the Company or any other person to any shareholder regarding the ultimate performance of the Company compared to the information contained in the financial projections, and shareholders are cautioned not to place undue reliance on such information in making a decision regarding the proposed Business Combination.

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Risks Related to Being a Public Company

There may not be an active trading market for shares of PubCo Ordinary Shares, which may cause PubCo Class A Ordinary Shares to trade at a discount from their initial trading price and make it difficult to sell any PubCo Class A Ordinary Shares.

Prior to the business combination, there has been no public market for PubCo’s or CADV’s equity securities. Although Miluna’s securities are currently listed on a securities exchange, there can be no assurance that an active trading market for PubCo’s securities will develop or be sustained following the consummation of the business combination. If an active trading market does not develop or is not sustained, holders of PubCo’s securities may find it difficult to sell their securities at an attractive price, or at all. In addition, inactive trading markets tend to result in greater price volatility and less efficiency in the execution of purchase and sale orders.

Following the Business Combination, the price of PubCo Class A Ordinary Shares may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. In addition, the price of PubCo Class A Ordinary Shares after the Business Combination may vary due to general economic conditions and forecasts, PubCo’s general business condition and the release of PubCo’s financial reports going forward. Additionally, if the PubCo Class A Ordinary Shares are not listed on, or become delisted for any reason from, a national securities exchange, the liquidity and price of PubCo Class A Ordinary Shares may be more limited than if PubCo Class A Ordinary Shares were quoted or listed on a national securities exchange. You may be unable to sell your shares of PubCo Class A Ordinary Shares unless a market can be established or sustained.

Nasdaq may not list the PubCo Class A Ordinary Shares, which could limit investors’ ability to effect transactions in PubCo Class A Ordinary Shares and subject it to additional trading restrictions.

We will apply for listing of the PubCo Class A Ordinary Shares on Nasdaq in connection with the consummation of the Business Combination. We will be required to meet certain initial listing requirements to be listed, including having a minimum number of round lot shareholders. We may not be able to meet the initial listing requirements in connection with the Business Combination. It is a condition to Parent’s obligations to consummate the Business Combination that PubCo’s initial listing application with Nasdaq in connection with the Business Combination shall have been conditionally approved and, immediately following the Effective Time, that PubCo will satisfy any applicable initial listing requirements of Nasdaq, and in order to consummate the Business Combination, PubCo would need to waive this condition if Nasdaq has not approved the listing of the PubCo Class A Ordinary Shares. Further, even if the PubCo Class A Ordinary Shares are so listed, we may be unable to maintain such listing in the future.

If we fail to meet the initial listing requirements and Nasdaq does not approve PubCo’s application to list the PubCo Class A Ordinary Shares (and Parent waives the related closing condition), we could face significant material adverse consequences, including:

●	a limited availability of market quotations for the PubCo Class A Ordinary Shares;

●	a reduced level of trading activity in the secondary trading market for the PubCo Class A Ordinary Shares, resulting in reduced liquidity with respect thereto;

●	a limited amount of news and analyst coverage for PubCo;

●	determination that the shares of PubCo Class A Ordinary Shares are a “penny stock,” which will require brokers trading in shares of PubCo Class A Ordinary Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the PubCo Class A Ordinary Shares;

●	a decreased ability to issue additional securities or obtain additional financing in the future; and

●	PubCo’s securities would not be “covered securities” under the National Securities Markets Improvement Act of 1996, in which case its securities would be subject to regulation in each state where PubCo offers and sells securities.

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Future sales, or the perception of future sales, by PubCo or its shareholders in the public market could cause the market price for PubCo’s securities to decline.

The sale of shares of PubCo’s securities in the public market, including by entities to which Miluna or CADV has issued shares in connection with transactions, or the perception that such sales could occur, could harm the prevailing market price of PubCo’s securities. These sales, or the possibility that these sales may occur, also might make it more difficult for PubCo to sell equity securities in the future at a time and at a price that it deems appropriate. In the future, PubCo may establish additional equity incentive plans or issue securities in connection with investments or acquisitions. The number of shares of PubCo Class A Ordinary Share issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of PubCo Class A Ordinary Share. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to Miluna’s shareholders.

PubCo may issue additional shares or other equity securities without your approval, which would dilute your ownership interest and may depress the market price of the PubCo Class A Ordinary Share.

Pursuant to the PubCo Incentive Plan, following the consummation of the Business Combination, PubCo may initially issue an aggregate of up to 1,800,000 shares of PubCo Class A Ordinary Share, which amount will automatically increase annually and may further be subject to increase from time to time. For additional information about the PubCo Incentive Plan, please read the discussion under the heading “Proposal 4 — The Incentive Plan Proposal.” PubCo may also issue additional shares of PubCo Class A Ordinary Share or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

●	existing shareholders’ proportionate ownership interest in PubCo will decrease;

●	the amount of cash available per share, including for payment of dividends in the future, may decrease;

●	the relative voting strength of each previously outstanding PubCo Class A Ordinary Share may be diminished; and

●	the market price of PubCo Class A Ordinary Shares may decline.

Future issuances of debt securities, which would rank senior to the PubCo Class A Ordinary Share upon any bankruptcy or liquidation, and future issuances of preferred shares, which could rank senior to the PubCo Class A Ordinary Share for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in the PubCo Class A Ordinary Share.

PubCo may attempt to increase its capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of PubCo’s debt securities, and lenders with respect to other borrowings that PubCo may make, would receive distributions of PubCo’s available assets prior to any distributions being made to holders of the PubCo Class A Ordinary Share. Moreover, if PubCo issues preferred shares, the holders of such preferred shares could be entitled to preferences over holders of PubCo Class A Ordinary Share in respect of the payment of dividends and the payment of liquidating distributions. Because PubCo’s decision to issue debt or preferred shares in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond its control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of the PubCo Class A Ordinary Share must bear the risk that any future offerings that PubCo conducts or borrowings it makes may adversely affect the level of return, if any, they may be able to achieve from an investment in the PubCo Class A Ordinary Share.

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PubCo does not intend to pay dividends on the PubCo Class A Ordinary Share for the foreseeable future.

We currently intend for PubCo to retain all available funds and any future earnings to fund the development and growth of its business. As a result, we do not anticipate that PubCo will declare or pay any cash dividends on shares of PubCo Class A Ordinary Share in the foreseeable future following completion of the Business Combination. Any decision to declare and pay dividends in the future will be made at the discretion of the PubCo Board and will depend on, among other things, PubCo’s business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to its indebtedness, industry trends and other factors that the PubCo Board may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing PubCo’s current and future indebtedness. In addition, PubCo may incur additional indebtedness, the terms of which may further restrict or prevent PubCo from paying dividends on the PubCo Class A Ordinary Share. As a result, you may have to sell some or all of your shares of PubCo Class A Ordinary Share after price appreciation in order to generate cash flow from your investment, which you may not be able to do. PubCo’s inability or decision not to pay dividends, particularly when others in its industry have elected to do so, could also adversely affect the market price of the PubCo Class A Ordinary Share.

Fluctuations in operating results, quarter to quarter earnings and other factors, including incidents involving customers and negative media coverage, may result in significant decreases in the price of PubCo’s securities.

The stock markets experience volatility that is often unrelated to operating performance of the companies whose securities are listed thereon. These broad market fluctuations may adversely affect the trading price of PubCo Class A Ordinary Share and, as a result, there may be significant volatility in the market price of PubCo Class A Ordinary Share. Separately, if PubCo is unable to achieve profitability in line with investor expectations, the market price of PubCo Class A Ordinary Share will likely decline when it becomes apparent that such market expectations may not be realized. In addition to operating results, many economic factors outside of PubCo’s control could have an adverse effect on the price of PubCo Class A Ordinary Share and increase fluctuations in its results. These factors include certain of the risks discussed herein, operating results of other companies in the same industry, changes in financial estimates or recommendations of securities analysts, speculation in the press or investment community, negative media coverage or risk of proceedings or government investigation, changes in government regulation, foreign currency fluctuations, uncertainty regarding tax policies, the possible effects of war, terrorist and other hostilities, and other factors affecting general conditions in the economy.

Fluctuations in the market price of PubCo’s securities could result from a variety of factors, many of which are beyond PubCo’s control, including actual or anticipated variations in quarterly or annual operating results, changes in financial estimates by securities analysts, conditions or trends in the industries in which CADV operates, announcements by PubCo or its competitors of significant acquisitions, strategic partnerships, divestitures, or capital commitments, additions or departures of key personnel, sales or anticipated sales of substantial amounts of PubCo’s securities, changes in applicable laws or regulations, and general market and macroeconomic conditions. In addition, if PubCo’s results of operations fail to meet the expectations of investors or securities analysts, or if one or more securities analysts downgrades PubCo’s securities or ceases to cover them, the market price of PubCo’s securities could decline materially.

PubCo’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what PubCo’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, or the future consolidated results of operations or financial position of PubCo. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

PubCo’s ability to raise capital timely in the future may be limited, or may be unavailable on acceptable terms, if at all. PubCo’s failure to raise capital when needed could harm its business, operating results and financial condition. Debt issued to raise additional capital may reduce the value of PubCo Class A Ordinary Share.

PubCo intends to make investments to support PubCo’s business and may require additional funds. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, PubCo may be unable to invest in future growth opportunities, which could harm PubCo’s business, operating results and financial condition. If PubCo incurs debt, the debt holders could have rights senior to holders of PubCo Class A Ordinary Share to make claims on PubCo’s assets. The terms of any debt could restrict PubCo’s operations, including its ability to pay dividends on PubCo Class A Ordinary Share.

As a result, PubCo shareholders bear the risk of future issuances of debt securities reducing the value of PubCo Class A Ordinary Share.

Trading in PubCo’s securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or investigate completely our auditor.

On December 18, 2020, the Holding Foreign Companies Accountable Act, or HFCAA, was signed into law. The HFCAA requires the SEC to identify registrants whose audit reports are issued by a registered public accounting firm located in a foreign jurisdiction where the PCAOB is unable to inspect or investigate completely. The Accelerating Holding Foreign Companies Accountable Act, signed into law on December 29, 2022, reduced the consecutive non-inspection period from three years to two years before a trading prohibition may apply. PubCo’s auditor, Guangdong Prouden CPAs GP, is headquartered in Guangzhou, China, and is registered with the PCAOB under ID 7254. As of the date of this proxy statement/prospectus, the PCAOB vacated its December 16, 2021 determination regarding mainland China on December 15, 2022, meaning that auditors headquartered in China are currently subject to PCAOB inspection. However, there can be no assurance that the PCAOB will continue to be able to inspect or investigate completely PubCo’s auditor. If the PCAOB issues a new determination in the future that it is unable to inspect or investigate PubCo’s auditor, and such inability persists for two consecutive years, PubCo would be identified as a Commission-Identified Issuer and its securities would be prohibited from trading on any national securities exchange or over-the-counter market in the United States.

If PubCo were identified as a Commission-Identified Issuer, PubCo would be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in the foreign jurisdiction and make additional disclosures regarding the audit arrangements of, and governmental influence on, PubCo. If trading in PubCo’s securities were prohibited, the value of PubCo’s securities could significantly decline or become worthless. PubCo may decide to engage a different auditor not subject to these restrictions, but there can be no assurance that any such transition would be completed in a timely manner or without disruption.

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Risks Related to SPAC and the Business Combination

Unless the context otherwise requires, all references to the “SPAC,” “we,” “us” or “our” refer Miluna Acquisition Corp prior to the consummation of the Business Combination.

Directors and officers of SPAC, the Sponsor and their affiliates have interests in the Business Combination and the proposals described in this proxy statement/prospectus that are different from, or in addition to and/or in conflict with, those of the SPAC Shareholders generally.

When you consider the recommendation of the SPAC Board in favor of approval of the Business Combination Proposal and the other Shareholder Proposals included herein, you should keep in mind that the Sponsor and SPAC’s directors and officers have interests in such proposals that are different from, in addition to and/or in conflict with, those of the SPAC Shareholders generally. In particular, you should be aware that the Business Combination is with a company ultimately controlled by the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. These interests include, among other things:

●	The Sponsor and directors and officers of SPAC hold 1,700,000 Insider Shares, initially purchased for $0.014 per share. Such 1,700,000 PubCo Class A Ordinary Shares that the Sponsor and directors and officers of SPAC will hold upon consummation of the Business Combination, if unrestricted and freely tradable, would have an aggregate value of approximately $17.19 million based on the closing price of $10.11 per SPAC Ordinary Share on Nasdaq on July 2, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

●	Given the differential in the purchase price that the Sponsor paid for the Insider Shares as compared to the price of the SPAC Ordinary Shares included in the SPAC Units sold in the IPO, the Sponsor may earn a positive rate of return on its investment even if the PubCo Ordinary Shares trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor will realize a gain on their investment at times when the Public Shareholders realize a loss.

●	The Sponsor purchased 203,100 Private Placement Units for $2,031,000, or $10.00 per Private Placement Unit, in a private placement that closed simultaneously with the IPO. Each Private Placement Unit consists of one SPAC Ordinary Share and one SPAC Warrant. Following the Business Combination, the 203,100 PubCo Ordinary Shares that the Sponsor will receive upon conversion of such Private Placement Units, if unrestricted and freely tradable, would have had an aggregate market value of approximately $2.05 million based on the closing price of $10.11 per SPAC Ordinary Share on Nasdaq on July 2, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

●	Each of the Sponsor and the directors and officers of SPAC will lose its entire investment in us, valued at approximately $2,055,638 for the Sponsor, if we do not complete a business combination by April 24, 2027 (or up to July 24, 2027 if the original date is extended as described in the prospectus relating to the IPO, subject to applicable law). If we do not consummate a business combination by such date, as promptly as reasonable but not more than ten business days thereafter, we will redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for the claims of creditors and the requirements of other applicable law. In such event, the 1,700,000 Insider Shares and 203,100 Private Placement Units held by the Sponsor and the directors and officers of SPAC, may be worth very little, because following the redemption of Public Shares, we would likely have few, if any, net assets and because the Sponsor have agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 203,100 SPAC Warrants underlying the Private Placement Units held by the Sponsor will expire and become worthless.

●	Mr. Shang Ju Lin, SPAC’s former chief executive officer and director, and the former sole director and sole shareholder of the Sponsor, is the Parent Shareholder and ultimately controls CADV. In this capacity, Mr. Lin identified and reorganized CADV and presented it to the SPAC Board as a potential business combination target. As the ultimate controlling person of CADV through KKXX Investment, Mr. Lin has the ability to influence CADV’s approval of the Business Combination. This relationship may facilitate the identification and consummation of a business combination and may benefit the Sponsor and SPAC’s officers and directors by increasing the likelihood of completing a business combination within the required timeframe, thereby preserving the value of their entire investment in SPAC, which would otherwise be worthless if the SPAC does not complete a business combination by April 24, 2027 (or up to July 24, 2027 if the original date is extended as described in the prospectus relating to the IPO, subject to applicable law).

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●	The Sponsor and the SPAC’s officers and directors have agreed not to redeem any of the SPAC Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

●	If the Trust Account is liquidated, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into a letter of intent, confidentiality or similar agreement or business combination agreement or claims of any third party for services rendered or products sold to us (other than our independent registered public accounting firm and the Representatives), but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

●	The SPAC’s existing and former officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination. Additionally, pursuant to the Letter Agreement and the Indemnification Agreement, the indemnification of the Sponsor, respectively, will survive the Closing.

●	In connection with the Closing, the Sponsor and the SPAC’s current officers and directors would be entitled to the repayment of any outstanding working capital loans and advances that have been made to the SPAC. In order to finance transaction costs in connection with a business combination, the Sponsor or certain of the SPAC’s officers or directors may, but are not obligated to, loan the SPAC Working Capital Loans. In the event that a business combination does not close, the SPAC may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $3,000,000 of such Working Capital Loans may be convertible into private placement units at $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. As of the date of this proxy statement/prospectus, no such Working Capital Loans are outstanding.

●	Additionally, the Sponsor would be entitled to the repayment of any loans that have been made to the SPAC pursuant to Sponsor Loan. In the event that a business combination does not close, the SPAC may use a portion of the working capital held outside the Trust Account to repay the Sponsor Loan, but no proceeds from the Trust Account would be used to repay the Sponsor Loan. As of the date of this proxy statement/prospectus, there is no outstanding balance under the Sponsor Loan.

●	Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Sponsor, and the SPAC’s current officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans. As of the date of this proxy statement/prospectus, no reimbursable out-of-pocket expenses, advances, and other loans were outstanding.

●

The fact that Luhuan Zhong is expected to be a director of PubCo following the Business Combination. As such, in the future, he may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that the PubCo Board determines to pay its non-employee directors.

●

Pursuant to the Registration Rights Agreement, the SPAC’s officers and directors, and the Sponsor and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the PubCo Ordinary Shares held by such parties following the consummation of the Business Combination. It is estimated that the Sponsor and the SPAC’s officers and directors will hold 1,848,100 and 55,000 PubCo Ordinary Shares, respectively, excluding the PubCo Ordinary Shares underlying the PubCo Warrant, that are eligible for registration.

●	The continued indemnification of former and current directors and officers of SPAC and the Sponsor and the continuation of directors’ and officers’ liability insurance after the Business Combination.

●	The fact that the Sponsor and SPAC’s current directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination, with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, which would cause the Sponsor to lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether CADV is an appropriate business with which to complete a business combination and/or in evaluating the terms of the Business Combination.

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In addition, as a result of multiple business affiliations, our directors and officers have fiduciary, contractual or similar legal obligations to other entities, which may require our directors and officers to present a business combination opportunity to such other entity and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under Cayman Islands law. We believe, however, that there were no such corporate opportunities presented to our directors and officers which were not presented to the SPAC, and therefore that our directors’ and officers’ additional fiduciary, contractual, or similar legal obligations to other entities did not impact our search for a business combination target. For more information, see “Information About SPAC — Conflicts of Interest.”

The Sponsor, the directors and officers of SPAC, and the Parent Shareholder have agreed to vote in favor of the Business Combination, regardless of how our Public Shareholders vote.

The Sponsor, directors and officers of SPAC, and the Parent Shareholder, Mr. Shang Ju Lin have agreed to vote all the Insider Shares and any SPAC Ordinary Shares they may hold in favor of all the proposals being presented at the EGM. As of the Record Date, Mr. Lin owned 25,000 Insider Shares, and the Sponsor and directors and officers of SPAC collectively owned 1,700,000 Insider Shares and 203,100 SPAC Ordinary Shares, consisting of the SPAC Ordinary Shares underlying the Private Placement Units, representing approximately 21.8% of the issued and outstanding SPAC Ordinary Shares. As a result, we would only need 2,485,951, or 36.0% of the 6,900,000 Public Shares outstanding to be voted in favor of the Business Combination in order to approve the Business Combination Proposal by ordinary resolution, assuming that all outstanding SPAC Ordinary Shares are present and cast a vote at the EGM. Assuming that only the holders of 4,414,050 SPAC Ordinary Shares, representing a quorum under the SPAC Articles, vote at the EGM, we would need 278,926 Public Shares, representing approximately 4.0% of the Public Shares outstanding, in addition to the SPAC Ordinary Shares held by the Sponsor, directors and officers of SPAC, and Mr. Lin to be voted in favor of the Business Combination Proposal.

The SPAC Articles provide that the Merger Proposal requires approval pursuant to a special resolution, being the affirmative vote (in person (including virtually) or by proxy) of holders of not less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at the EGM. As a result, in addition to the Insider Shares and SPAC Ordinary Shares held by the Sponsor, directors and officers of SPAC and Mr, Lin, we would need 3,957,300 SPAC Ordinary Shares, or 57.4% of the 6,900,000 Public Shares outstanding to be voted in favor of the Merger in order to approve the Merger Proposal by special resolution, assuming that all outstanding SPAC Ordinary Shares are present and vote at the EGM. Assuming that only the holders of 4,414,050 SPAC Ordinary Shares, representing a quorum under the SPAC Articles, vote at the EGM, we would need 1,014,600 Public Shares, representing approximately 14.7% of the Public Shares outstanding, in addition to the SPAC Ordinary Shares held by the Sponsor, directors and officers of SPAC and Mr. Lin to be voted in favor of the Merger Proposal.

Past performance by the Sponsor, our management team, and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, may not be indicative of future performance of an investment in PubCo.

Information regarding the Sponsor, our management team, and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, is presented for informational purposes only. Any past experience and performance by the Sponsor, our management team, our advisors and their respective affiliates and the businesses with which they have been associated, is not a guarantee that we will be able to successfully identify a suitable candidate for our initial business combination, that we will be able to provide positive returns to our shareholders, or of any results with respect to any initial business combination we may consummate. You should not rely on the historical experiences of the Sponsor, our management team, and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, as indicative of the future performance of an investment in us or as indicative of every prior investment by the Sponsor, each of the members of our management team, or their respective affiliates. The market price of our securities may be influenced by numerous factors, many of which are beyond our control, and our shareholders may experience losses on their investment in our securities.

The SPAC’s shareholders will experience dilution due to the issuance of PubCo Ordinary Shares and securities convertible into PubCo Ordinary Shares in the Business Combination.

The SPAC’s shareholders will experience immediate dilution as a consequence of the issuance of PubCo Ordinary Shares to the Parent Closing Shareholders as consideration in the Business Combination, the issuance of PubCo Class A Ordinary Shares and Class B Ordinary Shares.

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Currently, the Public Shareholders and the Sponsor own 78.2% and 19.5% of the issued and outstanding SPAC Ordinary Shares, respectively. Immediately following the Closing, assuming no Redemptions of Public Shares, and without giving effect to any dilutive instruments, including the Earn-Out Shares and the shares issuable upon the exercise of the warrants, it is expected that the equity ownership of PubCo will be as follows: (i) Public Shareholders will own approximately 19.1% of PubCo Ordinary Shares issued and outstanding at that time, (ii) the Sponsor will own approximately 4.5% of the PubCo Ordinary Shares issued and outstanding at that time, (iii) the SPAC’s officers and directors will own approximately 0.2% of the PubCo Ordinary Shares issued and outstanding at that time, and (iv) the Parent Closing Shareholders will own approximately 69.1% of the PubCo Ordinary Shares issued and outstanding at that time. In terms of voting control of PubCo immediately following the Closing, assuming no Redemptions of Public Shares, and excluding any dilutive instruments, including the Earn-Out Shares and the shares issuable upon the exercise of the warrants, it is expected that the voting power of PubCo will be as follows: (i) Public Shareholders will hold approximately 3.7% of the total voting power of PubCo, (ii) the Sponsor will hold approximately 0.9% of the total voting power of PubCo, (iii) the SPAC’s officers and directors will hold approximately 0.04% of the total voting power of PubCo, and (iv) the Parent Closing Shareholders will hold approximately 94.0% of the total voting power of PubCo. Mr. Shang Ju Lin, the Parent Shareholder, is expected to control approximately 92.32% of the total voting power of PubCo under the No Redemptions Scenario through (a) 21,875,000 PubCo Class A Ordinary Shares issued as Transaction Consideration Shares, (b) 25,000 PubCo Class A Ordinary Shares issuable upon conversion of the 25,000 Insider Shares that he holds directly, and (c) 10,000,000 PubCo Class B Ordinary Shares issuable to KKXX Investment, a British Virgin Islands business company controlled by Mr. Lin. Under the Maximum Redemptions Scenario, Mr. Lin is expected to control approximately 96.07% of the total voting power of PubCo. The difference between equity ownership and voting power is a result of the issuance at Closing of 10,000,000 PubCo Class B Ordinary Shares to KKXX Investment. Each PubCo Class B Ordinary Share carries 15 votes per share but has no economic rights, including no rights to dividends, distributions, or participation in the net assets of PubCo upon liquidation (other than nominal par value). Accordingly, such PubCo Class B Ordinary Shares are excluded from the equity ownership percentages of PubCo set forth above but are included in the voting power percentages set forth above. As redemptions increase, the overall percentage ownership held by the Sponsor, Insiders, and the Parent Closing Shareholders will increase as compared to the overall percentage ownership and voting percentage held by Public Shareholders, thereby increasing dilution to Public Shareholders.

Further, PubCo will have PubCo Warrants outstanding at the Closing, the Parent Closing Shareholders will have the ability to earn the Earn-Out Shares, transaction bonus awards and equity incentives may be issued to CADV executives, and there will be up to 5% of the post-Closing issued and outstanding shares available for issuance under the PubCo Incentive Plan. Such securities represent additional sources of dilution.

Accordingly, Public Shareholders, as a group, will experience immediate dilution as a consequence of the Business Combination.

For more information on the percentage of the issued and outstanding PubCo Ordinary Shares immediately following the Closing that are expected to be held by securityholders, in various redemptions scenarios, see “Questions and Answers About the Business Combination — What equity stake and voting power will current SPAC Shareholders and the Parent Closing Shareholders hold in PubCo immediately after the consummation of the Business Combination?” and for more information about dilution to Public Shareholders, see “Dilution.”

PubCo’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what PubCo’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, or the future consolidated results of operations or financial position of PubCo. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or PubCo’s future results.

This proxy statement/prospectus contains projections prepared by CADV. None of the projections included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination, toward complying with GAAP or toward complying with SEC guidelines. The projections were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of CADV and the SPAC and exclude, among other things, transaction-related expenses, or the effect on CADV of any business or strategic decision or action that will or may be taken by PubCo as a result of the Business Combination having been closed. Important factors that may affect actual results and results of PubCo’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: (1) an evolving competitive landscape, (2) successful management of the business, (3) retention of key personnel, (4) unexpected expenses, and (5) general economic conditions. As such, these projections may be inaccurate and should not be relied upon as an indicator of actual past or future results. Furthermore, the projections do not take into account any circumstances or events occurring after the date on which the projections were prepared, which was April 5, 2026. The fairness opinion referencing these projections was issued on April 17, 2026.

CADV’s actual financial results for the six months ended June 30, 2026 diverge from the projections. Total revenue for the first six months of 2026 was $774,924, of which approximately 64.9% was attributable to one-time, non-recurring engagements (IT migration services and software testing and development services) that are not expected to generate recurring revenue. Revenue from CADV’s core service offerings declined significantly compared to the prior-year period. These results underscore the material risk that the projections and forecasts included in this proxy statement/prospectus may not be achieved. See “Certain Projected Financial Information” for additional information.

The SPAC’s officers and directors may negotiate employment and consulting agreements with CADV, and the Business Combination may be conditioned on the retention or resignation of such key personnel. These agreements may provide for them to receive compensation following the Business Combination and as a result, may cause them to have conflicts of interest in determining whether the Business Combination is the most advantageous.

The SPAC’s officers and directors may be able to remain with PubCo after the completion of the Business Combination only if they are able to negotiate employment or consulting agreements with CADV in connection with the Business Combination. In connection with the Business Combination Agreement, Sponsor is negotiating on behalf of certain of SPAC’s officers and directors to enter into consulting agreements with PubCo, pursuant to which those certain persons will provide consulting services to PubCo, and pursuant to the Business Combination Agreement. As of the date of this proxy statement/prospectus, there are no other commitments for PubCo and CADV to enter into employment or consulting agreements with the SPAC’s officers or directors. Such negotiations could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to us after the completion of the Business Combination. Such negotiations also could make such key personnel’s retention or resignation a condition to any such agreement. The personal and financial interests of such individuals may influence their motivation in completing the Business Combination, subject to their fiduciary duties under Cayman Islands law.

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The Sponsor or the SPAC’s directors, officers, advisors and their affiliates may elect to purchase Public Shares or Public Warrants, which may influence a vote on the Business Combination and reduce the public “float” of the Public Shares or Public Warrants.

At any time prior to the EGM, during a period when they are not then aware of any material nonpublic information regarding the SPAC or its securities, the Sponsor or the SPAC’s directors, officers, advisors and their affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market, or take other actions to incentivize non-redemption, although they are under no obligation to do so. There is no limit on the number of Public Shares or Public Warrants that such persons may purchase in such transactions, subject to compliance with applicable law and Nasdaq/NYSE rules. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions. Such purchases may include a contractual acknowledgment that such shareholder, although still the record holder of SPAC securities, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or the SPAC’s directors, officers, advisors and their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining the SPAC Shareholder Approval of the Business Combination, (2) reduce the amount of Redemptions, or (3) reduce the number of Public Warrants outstanding. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our securities may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor or the SPAC’s directors, officers, advisors and their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor, the SPAC’s or CADV’s directors, managers, officers, advisors and their affiliates were to purchase Public Shares or SPAC Warrants, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

●	this proxy statement/prospectus discloses the possibility that the Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates may purchase Public Shares or warrants from Public Shareholders outside the redemption process, along with the purpose of such purchases;

●	if the Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the Redemption Price;

●	any of our securities purchased by the Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

●	the Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

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●	we will disclose in a Form 8-K, before the EGM, the following material items:

●	the amount of securities purchased outside of the redemption offer by the Sponsor or the SPAC’s, or CADV’s directors, managers, officers, advisors and their affiliates, along with the purchase price;

●	the purpose of the purchases by the Sponsor or the SPAC’s, the SPAC’s, or CADV’s directors, managers, officers, advisors and their affiliates;

●	the impact, if any, of the purchases by the Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

●	the identities of the security holders who sold to the Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, the SPAC’s, or CADV’s directors, managers, officers, advisors and their affiliates; and

●	the number of Public Shares for which the SPAC has received redemption requests pursuant to its redemption offer.

Entering into any such arrangements may increase the number of shares sold into the market, which may have a depressive effect on the price of the PubCo Ordinary Shares. In addition, the public “float” of our Public Shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on a national securities exchange.

If a Public Shareholder fails to receive notice of our offer to redeem the Public Shares in connection with the Business Combination, or fails to comply with the procedures for submitting or tendering its Public Shares, such Public Shares may not be redeemed.

Pursuant to the SPAC Articles, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash in connection with the completion of the Business Combination. Public Shareholders may demand. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	(i) hold Public Shares or (ii) hold Public Shares through the SPAC Units and elect to separate your SPAC Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(b)	submit a written request to Efficiency, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that the SPAC redeem all or a portion of your Public Shares for cash; and

(c)	deliver your share certificates for Public Shares (if any) along with the redemption forms to Efficiency, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on               , 2026 (two business days before the initial scheduled date of the EGM) in order for their Public Shares to be redeemed. Any Public Shareholders who fail to properly elect to redeem their Public Shares and deliver their Public Shares in the manner described above will not be entitled to have her or his shares redeemed. See the section entitled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” for the procedures to be followed if you wish to have your Public Shares redeemed for cash.

A Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account may not put such shareholder in a better future economic position.

The price at which a shareholder may be able to sell its PubCo Ordinary Shares in the future following the completion of the Business Combination is not determinable as of the date of this proxy statement/prospectus. Certain events following the consummation of the Business Combination may cause an increase in the SPAC’s share price and may result in a lower value realized now than a Public Shareholder might realize in the future had the shareholder redeemed their Public Shares. Similarly, if a Public Shareholder does not redeem their Public Shares, the shareholder will bear the risk of ownership of PubCo Ordinary Shares after the consummation of the Business Combination, and a shareholder may not be able to sell its PubCo Ordinary Shares in the future for a greater amount than the Redemption Price set forth in this proxy statement/prospectus. A Public Shareholder should consult, and rely solely upon, the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

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If you or a “group” of shareholders are deemed to hold in excess of 15% of the Public Shares, you may lose the ability to redeem all such shares in excess of 15% of our Public Shares.

The SPAC Articles provide that a Public Shareholder, together with any affiliate of such shareholder or any other Person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares, which we refer to as the “Excess Shares”, without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions at a time when the trading price is less than the Redemption Price. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination. And as a result, you will continue to hold that number of Public Shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

If the net proceeds of the IPO and simultaneous private placement not being held in the Trust Account are insufficient to allow us to operate until the completion of the Business Combination, we will depend on loans from the Sponsor or management team to complete the Business Combination.

As of June 30, 2026, the SPAC had $136,583 in cash and a negative working capital of $665,090. While we believe that the funds available to us outside of the Trust Account will be sufficient to allow us to operate until at least the completion of the Business Combination, we cannot assure you that our estimate is accurate.

Neither the Sponsor, members of our management team nor any of their affiliates is under any obligation to advance funds to us in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to us upon the Closing. Up to $3,000,000 of any loans may be convertible into Private Placement Units at a price of $10.00 per Private Placement Unit at the option of the lender. Prior to the Closing, we do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account. If we are unable to complete the Business Combination within the required time period because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. Consequently, our Public Shareholders may only receive an estimated $10.00 per share, or possibly less, on our redemption of our Public Shares. The Public Warrants may expire worthless.

SPAC Shareholders who acquired Public Shares in the IPO will have their ownership interests diluted to the extent of the difference between the initial public offering price of $10.00 per Public Share sold in the IPO and the net tangible book value per share at the time of the Business Combination.

SPAC Shareholders who acquired Public Shares in the IPO will have their ownership interests diluted to the extent of the difference between the initial public offering price of $10.00 per Public Share sold in the IPO and the net tangible book value per share at the time of the Business Combination. As of June 30, 2026, SPAC’s net tangible book value was negative $0.67 million, calculated as total assets of $70.91 million less total liabilities of $0.87 million, and less Public Shares subject to redemption classified in temporary equity of $70.70 million. The number of SPAC Ordinary Shares outstanding as of June 30, 2026, was 8,828,100. In connection with the consummation of the Business Combination, after giving effect to funds released from the Trust Account at Closing across various redemption levels, transaction costs expected to be incurred by SPAC, but excluding the effects of the Business Combination transaction itself (that is, excluding the issuance of PubCo Ordinary Shares to the Parent Closing Shareholders, the Earn-Out Shares, CADV’s transaction expenses, any options or other grants that may be issued pursuant to the PubCo Incentive Plan), net tangible book value, as adjusted, will be $66.5 million in the No Redemptions Scenario, $49.7 million in the 25% Redemptions Scenario, $32.9 million in the 50% Redemptions Scenario, $16.1 million in the 75% Redemptions Scenario, and negative $1.4 million in the Maximum Redemptions Scenario. Total shares outstanding in each such redemptions scenario (excluding the effect of the Business Combination itself) will be 8,828,100 shares, 7,103,100 shares, 5,378,100 shares, 3,653,100 shares and 1,928,100 shares, respectively. Accordingly, the net tangible book value per share, as adjusted, will be $7.53 in the No Redemptions Scenario, $7.00 in the 25% Redemptions Scenario, $6.12 in the 50% Redemptions Scenario, $4.41 in the 75% Redemptions Scenario, and negative $0.70 in the Maximum Redemptions Scenario.

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The net tangible book value per share, as adjusted, is materially less than the $10.00 per share price of the IPO, materially less than the assumed $10.00 per share price ascribed to such shares in the Business Combination Agreement, and materially less than the amount per share that Public Shareholders would be entitled to receive upon exercise of their Redemption rights (which, for illustrative purposes, was approximately $10.00 per share as of June 30, 2026). Accordingly, Public Shareholders will experience material dilution. For additional information, including calculations of the net tangible book value per share, as adjusted, see the section of this proxy statement/prospectus entitled “Dilution.”

If we are unable to consummate the Business Combination or another initial business combination by the date required in the SPAC Articles, the Public Shareholders may be forced to wait beyond such date before redemption from our Trust Account.

If we are unable to consummate the Business Combination or another initial business combination by the date required in the SPAC Articles, the proceeds then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be less taxes payable and up to $100,000 to pay dissolution expenses), will be used to fund the redemption of our Public Shares, as further described herein. Any redemption of Public Shareholders from the Trust Account will be effected automatically by function of the SPAC Articles prior to any voluntary winding up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to our Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Companies Act. In that case, investors may be forced to wait beyond the end of the completion window before the redemption proceeds of our Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate the Business Combination or another initial business combination prior thereto and only then in cases where investors have properly sought to redeem their Public Shareholders. Only upon our redemption or any liquidation will Public Shareholders be entitled to distributions if we are unable to complete the Business Combination or another initial business combination.

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If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination or another initial business combination or force us to abandon our efforts to complete an initial business combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

●	restrictions on the nature of our investments; and

●	restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination, or any other initial business combination.

In addition, we may have imposed upon us burdensome requirements, including:

●	registration as an investment company with the SEC;

●	adoption of a specific form of corporate structure; and

●	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business is to identify and complete an initial business combination, such as the Business Combination. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.

In 2024, the SEC provided guidance that the determination of whether a SPAC, like us, is an “investment company” under the Investment Company Act is a facts and circumstances determination requiring individualized analysis and depends on a variety of factors, including a SPAC’s duration, asset composition, business purpose and activities. When applying these factors to us we do not believe that our principal activities will subject us to the Investment Company Act. To this end, the SPAC was formed for the purpose of completing an initial business combination with one or more businesses or entities, such as the Business Combination with CADV. Since our inception, our business has been and will continue to be focused on identifying and completing the Business Combination with CADV, or another initial business combination. Further, we do not plan to buy businesses or assets with a view to resale or profit from their resale and we do not plan to buy unrelated businesses or assets or to be a passive investor. In addition, the proceeds held in the Trust Account were invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. By restricting the investment of the proceeds in this manner, and by focusing our directors’ and officers’ time toward, and operating our business for the purpose of, acquiring and growing businesses for the long term (rather than buying and selling businesses in the manner of a merchant bank or private equity fund or investing in assets for the purpose of achieving investment returns on such assets), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Further, investing in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. Instead, the Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the SPAC Articles (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; or (iii) absent an initial business combination within the completion window, our return of the funds held in the Trust Account to our Public Shareholders as part of our redemption of the Public Shares subject to applicable law and the SPAC Articles. If we do not invest the proceeds as described above, we may be deemed to be subject to the Investment Company Act.

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If we were deemed to be an investment company for purposes of the Investment Company Act, we would need to register as such under the Investment Company Act and compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete the Business Combination or any other initial business combination. We may also be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate the Trust Account. In which case, our investors would not be able to realize the potential benefits of owning shares in a successor operating business, including the potential appreciation in the value of our securities following such a transaction, and our Rights would expire worthless. For illustrative purposes, in connection with the liquidation of our Trust Account, our Public Shareholders may receive only approximately $          per Public Share, which is based on estimates as of the Record Date, or less in certain circumstances, and our Rights may expire and become worthless. Further, under the subjective test of a “investment company” pursuant to Section 3(a)(1)(A) of the Investment Company Act, even if the funds deposited in the Trust Account were invested in the assets discussed above, there is a risk that we could be deemed an investment company and subject to the Investment Company Act based on the length of time such funds are invested in such assets.

To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, we may, at any time, instruct the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in cash until the earlier of the consummation of our initial business combination or our liquidation. As a result, following the liquidation of securities in the Trust Account, the interest earned on the funds held in the Trust Account may be materially reduced, which would reduce the dollar amount our Public Shareholders would receive upon any redemption or liquidation of the SPAC.

We intend to initially hold the funds in the Trust Account as cash or in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. U.S. government treasury obligations are considered “securities” for purposes of the Investment Company Act, while cash is not. As noted above, one of the factors the SEC identified as relevant to the determination of whether a SPAC which holds securities could potentially be deemed an “investment company” under the Investment Company Act is the SPAC’s duration. The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, the greater the risk that SPAC may be deemed to be an unregistered investment company, in which case SPAC may be required to liquidate. To mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, we may, at any time, instruct Efficiency, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of consummation of the our initial business combination or liquidation of the SPAC. Following such liquidation, the rate of interest we receive on the funds held in the Trust Account may be materially decreased. However, interest previously earned on the funds held in the Trust Account still may be released to us to pay our taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash would reduce the dollar amount our Public Shareholders would receive upon any redemption or liquidation of the SPAC.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to complete the Business Combination, and results of operations.

We are subject to rules and regulations by various national, regional and local governing bodies, including, for example, the SEC, and to new and evolving regulatory measures under applicable law. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly and our efforts to comply with such new and evolving laws and regulations have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention. In addition, these changes could have a material adverse effect on our business, investments and results of operations.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. For example, on January 24, 2024, the SEC issued final rules and guidance relating to SPACs, like us, regarding, among other things, disclosure in SEC filings in connection with initial business combination transactions; the financial statement requirements applicable to transactions involving shell companies; the use of financial projections in SEC filings in connection with proposed initial business combination transactions; and the potential liability of certain participants in proposed initial business combination transactions. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. A failure to comply with applicable laws or regulations and any subsequent changes, as interpreted and applied, could have a material adverse effect on our business, including our ability to complete the Business Combination.

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You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

Our Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) our completion of an initial business combination, and then only in connection with those Public Shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend our SPAC Articles (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by April 24, 2027 (or up to July 24, 2027 if the original date is extended as described in the prospectus relating to the IPO) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of our Public Shares if we are unable to complete an initial business combination by April 24, 2027 (or up to July 24, 2027 if the original date is extended as described in the prospectus relating to the IPO), subject to applicable law and as further described herein. In no other circumstances will Public Shareholders have any right or interest of any kind in the Trust Account. Holders of Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the Public Warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

The SPAC Board has not requested, and does not anticipate requesting, an updated opinion from its financial advisor reflecting changes in circumstances that may have occurred since the signing of the Business Combination Agreement.

On April 17, 2026, the Special Committee received an opinion from KKG as to the fairness, as of such date, from a financial point of view, to the SPAC Unaffiliated Shareholders of the Aggregate Transaction Consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement, as set forth in such opinion, as more fully described in the subsection “The Business Combination — Opinion of King Kee Appraisal and Advisory Limited”. A copy of KKG’s opinion is attached hereto as Annex H.

The SPAC’s ability to complete the Business Combination with CADV may be impacted if the Business Combination is subject to U.S. foreign investment regulations and review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”), and ultimately prohibited.

The Business Combination may be subject to regulatory review and approval requirements by governmental entities, or ultimately prohibited. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings, and to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties choose not to file voluntarily. If CFIUS determines that an investment subject to its jurisdiction presents national security risks, CFIUS has the power to require mitigation measures on the investment or can recommend that the President prohibit it or order divestment. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on — among other factors — the nature and structure of the transaction, the nationality of the parties, the level of beneficial ownership interest and the nature of any information or governance rights involved.

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If the Business Combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the transaction without notifying CFIUS and risk CFIUS intervention, before or after closing the transaction. If CFIUS were to review the Business Combination, CFIUS may decide to block or delay the Business Combination, impose conditions with respect to the Business Combination, recommend that the President of the United States order us to divest all or a portion of the U.S. target business of the Business Combination that we acquired without first obtaining CFIUS approval, or impose penalties if CFIUS believes that a mandatory notification requirement applied and was not met. The CFIUS review process could be lengthy. Because we have only a limited time to complete the Business Combination, our failure to obtain any required approvals within the completion window may require us to liquidate. If we are unable to consummate the Business Combination within the completion window, including as a result of extended regulatory review of the Business Combination, we will, as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, our shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment.

We may issue notes or other debt securities, or otherwise incur substantial debt, to complete the Business Combination, subject to CADV’s consent, which may adversely affect our leverage and financial condition and thus negatively impact the value of our shareholders’ investment in us.

Although we have no commitments as of the date of this proxy statement/prospectus to issue any notes or other debt securities, or to otherwise incur outstanding debt following the Closing, we may choose to incur substantial debt to complete the Business Combination, subject to CADV’s consent, pursuant to the covenants set forth in the Business Combination Agreement. The incurrence of debt could have a variety of negative effects, including:

●	default and foreclosure on our assets if our operating revenues after the Business Combination are insufficient to repay our debt obligations;

●	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

●	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

●	using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes;

●	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

●	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

●	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

In order to effectuate an initial business combination, SPACs have, in the recent past, amended various provisions of their charters and other governing instruments. We cannot assure you that we will not seek to amend the SPAC Articles or governing instruments in a manner that will make it easier for us to complete the Business Combination that our shareholders may not support.

In order to effectuate a business combination, SPACs have, in the recent past, amended various provisions of their charters and governing instruments. For example, SPACs have amended the definition of business combination, increased redemption thresholds and extended the time to consummate an initial business combination. Amending the SPAC Articles require a special resolution under Cayman Islands law, which requires the affirmative vote of at least two-thirds of the votes cast by the shareholders of the issued and outstanding shares present in person or represented by proxy and entitled to vote on such matter at a general meeting of the SPAC, and vote at the general meeting. In addition, the SPAC Articles require us to provide our Public Shareholders with the opportunity to redeem their Public Shares for cash if we propose an amendment to the SPAC Articles (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete an initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity. To the extent any of such amendments would be deemed to fundamentally change the nature of the securities offered through this registration statement, we would register, or seek an exemption from registration for, the affected securities. We cannot assure you that we will not seek to amend the SPAC Articles or extend the time to consummate an initial business combination in order to effectuate our initial business combination.

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The SPAC and CADV will incur significant transaction and transition costs in connection with the Business Combination.

The SPAC and CADV have incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination, and PubCo will experience recurring costs related to operating as a public company following the consummation of the Business Combination. PubCo may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs.

The SPAC may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on the SPAC’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect the SPAC’s and CADV’s respective businesses, financial condition and results of operation.

If third parties bring claims against the SPAC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.

The SPAC’s placing of funds in the Trust Account may not protect those funds from third party claims against the SPAC. Although the SPAC seeks to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against the SPAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, the SPAC’s management will consider whether competitive alternatives are reasonably available to it and will only enter into an agreement with such third party if management believes that such third party’s engagement would be advisable and in the best interests of the SPAC under the circumstances. Guangdong Prouden CPAs GP, the SPAC’s independent registered public accounting firm, and the underwriters of the IPO will not execute agreements with the SPAC waiving such claims to the monies held in the Trust Account.

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Examples of possible instances where the SPAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the SPAC and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if we are unable to complete the Business Combination or another initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination or another initial business combination, the SPAC will be required to provide for payment of claims of creditors that were not waived that may be brought against the SPAC within the 10 years following Redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors. Pursuant to the Letter Agreement which is filed as an exhibit to this registration statement of which this proxy statement/prospectus forms a part, the Sponsor has agreed that it will be liable to the SPAC if and to the extent any claims by a third party for services rendered or products sold to the SPAC (except for its independent auditors), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the SPAC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the SPAC has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations. Therefore, the SPAC cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination or another initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, the SPAC may not be able to complete the Business Combination or another initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of the SPAC’s officers or directors will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

The SPAC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of: (i) $10.00 per Public Share; and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, the SPAC’s Independent Directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While the SPAC currently expects that its Independent Directors would take legal action on its behalf against the Sponsor to enforce the Sponsor’s indemnification obligations to the SPAC, it is possible that the SPAC’s Independent Directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the Independent Directors to be too high relative to the amount recoverable or if the Independent Directors determine that a favorable outcome is not likely. If the SPAC’s Independent Directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Public Shareholders may be reduced below $10.00 per share.

The completion of the Business Combination is subject to certain closing conditions, including satisfaction of all closing conditions in the Business Combination Agreement, and any such conditions may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions, including those included in the Business Combination Agreement. The timing and completion of the Business Combination is not assured and is subject to risks, including the risk that the SPAC Shareholder Approval is not obtained and failure to obtain approval for listing of PubCo Ordinary Shares on Nasdaq, in each case subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Agreement — Conditions to Closing”), or that other closing conditions are not satisfied.

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If the SPAC does not complete the Business Combination, the SPAC could be subject to various risks, including:

●	the parties may be liable for damages to one another under certain circumstances pursuant to the terms and conditions of the Business Combination Agreement;

●	negative reactions from the financial markets, including declines in the price of the SPAC Ordinary Shares due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

●	the attention of the SPAC management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

The exercise of the SPAC’s management’s discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the SPAC Shareholders’ best interest.

In the period leading up to the Closing, events may occur that may require the SPAC to agree to amend the Business Combination Agreement, to consent to certain actions taken by CADV and Parent, or to waive rights that the SPAC is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of CADV’s business, a request by CADV to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, or the occurrence of other events that would have a material adverse effect on CADV’s business. In any of such circumstances, it would be at the SPAC’s discretion, acting through the SPAC Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is best for the SPAC and the SPAC Shareholders and what he or she or they may believe is best for himself or herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, the SPAC does not believe there will be any changes or waivers that the SPAC management would be likely to make after shareholder approval has been obtained. While certain changes could be made without further approval of the SPAC Shareholders, the SPAC will circulate a new or amended proxy statement/prospectus and re-solicit its shareholders if changes to the terms of the transaction that would have a material impact on the SPAC Shareholders are required prior to the vote on the Business Combination Proposal.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an underwritten public offering and may create risks for unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the Registration Statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a special purpose acquisition company does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.

In addition, going public via a business combination with a special purpose acquisition company does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a special purpose acquisition company transaction, the value of the target company is established by means of negotiations between the target company, the special purpose acquisition company and, in some cases, other investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a special purpose acquisition company business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the Closing. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

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The SPAC (or PubCo) will not have any right to make damage claims against CADV or Parent for the breach of any representation, warranty or covenant made by CADV or Parent in the Business Combination Agreement.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants that by their terms expressly apply in whole or in part after the Closing and then only with respect to breaches occurring after Closing, and claims based in whole or in part upon fraud. As a result, the SPAC (or PubCo) will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by CADV or Parent at the time of the Business Combination (so long as there has been no fraud).

We may not have sufficient funds to satisfy indemnification claims of our Sponsor, directors and officers.

We have agreed to indemnify each of the Sponsor and our officers and directors to the fullest extent permitted by law. However, our Sponsor, officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if: (i) we have sufficient funds outside of the Trust Account; or (ii) we consummate an initial business combination. Our obligation to indemnify our Sponsor, officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our Sponsor, officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our Sponsor, officers and directors pursuant to these indemnification provisions.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, the SPAC files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in the SPAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the SPAC Shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by the SPAC Shareholders in connection with our liquidation may be reduced.

If, after the SPAC distributes the proceeds in the Trust Account to its Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the SPAC Board may be viewed as having breached their fiduciary duties to the SPAC’s creditors, thereby exposing the members of the SPAC Board and the SPAC to claims of punitive damages.

If, after the SPAC distributes the proceeds in the Trust Account to its Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance”. As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by the SPAC Shareholders. In addition, the SPAC Board may be viewed as having breached its fiduciary duty to the SPAC’s creditors and/or having acted in bad faith, thereby exposing itself and the SPAC to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

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The SPAC’s shareholders may be held liable for claims by third parties against the SPAC to the extent of distributions received by them upon redemption of their shares.

If the SPAC is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it were proved that immediately following the date on which the distribution was made, the SPAC was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by the SPAC Shareholders. Furthermore, the SPAC’s directors may be viewed as having breached their fiduciary duties to the SPAC or its creditors and/or may have acted in bad faith, thereby exposing themselves and the SPAC to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. The SPAC cannot assure you that claims will not be brought against it for these reasons. The SPAC and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the SPAC’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of $18,293 and to imprisonment for five years in the Cayman Islands

SPAC, or after the Business Combination, PubCo, may be or may become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If PubCo is (or, before the Business Combination, SPAC was) a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences (including in connection with the exercise of redemption rights in connection with the Business Combination, the Merger, and the ownership and disposition of PubCo Ordinary Shares after the Business Combination) and may be subject to additional reporting requirements. SPAC believes that it likely was a PFIC for its first taxable year (ending December 31, 2025). Further, assuming the Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, PubCo will be treated as SPAC’s successor for U.S. federal income tax purposes. As discussed below, SPAC believes that it may be a PFIC for the taxable years ending December 31, 2025 and that PubCo may be a PFIC for the taxable year ending December 31, 2026.

U.S. Holders are urged to consult their own tax advisors regarding the possible application of the PFIC rules to SPAC Ordinary Shares, SPAC Warrants, and PubCo Ordinary Shares. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders.”

The Letter Agreement with the Sponsor and the SPAC’s officers and directors may be amended without shareholder approval.

The Letter Agreement with the Sponsor, and the SPAC’s officers and directors contains provisions relating to transfer restrictions of the Insider Shares, and Private Placement Units, indemnification of the Trust Account, waiver of redemption rights and participation in liquidating distributions from the Trust Account. The Letter Agreement may be amended without shareholder approval. While the SPAC does not expect the SPAC Board to approve any amendments to the Letter Agreement prior to the SPAC’s initial business combination, it may be possible that the SPAC Board, in exercising its business judgment and subject to its fiduciary duties, chooses to approve one or more amendments to the Letter Agreement. Any such amendments to the Letter Agreement would not require approval from the SPAC Shareholders and may have an adverse effect on the value of an investment in the SPAC’s securities. Concurrently with the execution of the Business Combination Agreement, the SPAC entered into the Sponsor Support Agreement with the Sponsor and CADV, pursuant to which Sponsor agreed to vote its shares in favor of all proposals being presented at the EGM. Amendment of the Sponsor Support Agreement would require approval from the SPAC, the Sponsor, Parent and CADV, but would not require approval from the SPAC Shareholders.

Members of our management team and board of directors have significant experience as board members, officers or executives of other companies. As a result, certain of those persons have been, may be, or may become, involved in proceedings, investigations and litigation relating to the business affairs of the companies with which they were, are, or may in the future be, affiliated. This may have an adverse effect on us, which may impede our ability to consummate the Business Combination.

During the course of their careers, members of our management team and board of directors have had significant experience as board members, officers or executives of other companies. As a result of their involvement and positions in these companies, certain persons were, are now, or may in the future become, involved in litigation, investigations or other proceedings relating to the business affairs of such companies or transactions entered into by such companies. Any such litigation, investigations or other proceedings may divert our management team’s and board’s attention and resources away from identifying and selecting a target business or businesses for our initial business combination and may negatively affect our reputation, which may impede our ability to complete an initial business combination.

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Members of our management team and affiliated companies may have been, and may in the future be, involved in civil disputes or governmental investigations unrelated to our business.

Members of our management team have been (and intend to be) involved in a wide variety of businesses. Such involvement has, and may lead to, media coverage and public awareness. As a result, members of our management team and affiliated companies may have been, and may in the future be, involved in civil disputes or governmental investigations unrelated to our business. Any such claims or investigations may be detrimental to our reputation and could negatively affect our ability to identify and complete an initial business combination and may have an adverse effect on the price of our securities.

Nasdaq may delist the SPAC Ordinary Shares from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

The SPAC Ordinary Shares are listed on Nasdaq. We cannot assure you that the SPAC Ordinary Shares will continue to be listed on Nasdaq prior to the Closing. In order to continue listing our securities on Nasdaq prior to the Business Combination, we must maintain certain financial, distribution and share price levels. Generally, we must maintain a minimum market value of listed securities (generally $50,000,000) and a minimum number of holders of our securities (generally 400 public holders). Additionally, in connection with the Business Combination, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to list PubCo’s securities on Nasdaq. For instance, unless we decide to list on a different Nasdaq tier such as the Nasdaq Capital Market which has different initial listing requirements, our share price would generally be required to be at least $4.00 per share and we would be required to have a minimum of 400 round lot holders of our securities. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If Nasdaq delists the SPAC Ordinary Shares from trading on its exchange and we are not able to list the SPAC Ordinary Shares on another national securities exchange, we expect the SPAC Ordinary Shares could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for the SPAC Ordinary Shares;

●	reduced liquidity for the SPAC Ordinary Shares;

●	a determination that the SPAC Ordinary Shares are a “penny stock” which will require brokers trading in the SPAC Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the SPAC Ordinary Shares;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because the SPAC Ordinary Shares are listed on Nasdaq, the SPAC Ordinary Shares will qualify as covered securities under the statute. Although the states are preempted from regulating the sale of the SPAC Ordinary Shares, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not qualify as covered securities under the statute and we would be subject to regulation in each state in which we offer our securities.

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Risks Related to the Adjournment Proposal

If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the chairman of the SPAC Board will not have the ability to adjourn the EGM to a later date in circumstances where such adjournment is necessary to permit the Business Combination to be approved.

If, at the EGM, the chairman of the SPAC Board determines that it would be advisable and in the best interests of the SPAC to adjourn the EGM to give the SPAC more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, or if additional time is needed to fulfill other closing conditions), the chairman of the SPAC Board will seek approval to adjourn the EGM to a later date or dates. If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the chairman of the SPAC Board will not have the ability to adjourn the EGM to a later date in order to solicit further votes or take other steps to cause the conditions to the Business Combination to be satisfied. In such event, the Business Combination would not be completed.

General Risk Factors

We are subject to complex and evolving laws and regulations regarding data privacy and security, and any failure to comply could harm our business.

We are subject to a variety of federal, state, local, and international laws and regulations relating to data privacy, data protection, and cybersecurity, including the California Consumer Privacy Act, as amended by the California Privacy Rights Act, the General Data Protection Regulation, and other similar laws in the jurisdictions in which we operate. These laws and regulations impose significant obligations on companies regarding the collection, use, storage, disclosure, and transfer of personal information. The regulatory landscape for data privacy and protection is rapidly evolving, and we may be required to expend significant resources to adapt our practices and systems to comply with new or modified legal requirements. Any failure or perceived failure to comply with these laws and regulations could expose us to enforcement actions, fines, litigation, and reputational harm.

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We may need substantial additional capital in the future to fund our operations and growth, and such capital may not be available on acceptable terms, or at all.

We expect to continue to incur significant expenses as we expand our operations, invest in research and development, and scale our go-to-market efforts. We may require additional capital in the future to fund these activities, and we cannot assure you that such capital will be available on commercially reasonable terms or at all. If we are unable to obtain adequate financing when needed, we may be required to delay, reduce, or eliminate certain initiatives, which could materially harm our competitive position and our business.

Our intellectual property rights may be difficult to establish, maintain, and enforce, and we may be subject to claims alleging infringement of third-party intellectual property rights.

Our success depends in part on our ability to protect our proprietary technology, trade secrets, and know-how. We rely on a combination of trade secret protections and contractual restrictions to protect our intellectual property. However, the steps we take to protect our intellectual property may be inadequate, and our intellectual property rights may be challenged, invalidated, or circumvented by third parties. In addition, we face the risk that third parties may assert claims of intellectual property infringement against us, including claims that our AI models or their outputs infringe upon copyrights, patents, or other proprietary rights. Defending against such claims, regardless of merit, could be costly and time-consuming and could divert management’s attention and resources from our business operations.

Because Miluna is a blank check company incorporated in the Cayman Islands as a special purpose acquisition company, the business combination involves risks that may differ from those associated with a traditional underwritten initial public offering or other forms of going-public transactions.

Miluna was formed as a blank check company incorporated in the Cayman Islands for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination. Unlike an operating company that has an established operating history, a SPAC business combination involves additional risks and uncertainties, including the risk that PubCo may not be able to realize the expected benefits of the transaction, the risk that the business combination may be more costly or time-consuming than anticipated, and the risk that PubCo’s management team may have limited experience in operating a public company following the consummation of the business combination. In addition, the structure of the business combination may give rise to certain conflicts of interest that would not exist in a traditional underwritten initial public offering.

CADV’s operations are based in Poland, and PubCo will be subject to risks associated with international operations and the economic and political conditions in Poland and the European Union.

CADV’s business operations are headquartered and primarily conducted in Poland. As a result, PubCo’s business, financial condition, and results of operations will be subject to risks inherent in international operations, including exposure to local economic and political conditions, fluctuations in foreign currency exchange rates, changes in Polish and European Union regulatory frameworks, potential trade restrictions or tariffs, compliance with local labor and employment laws, and geopolitical instability in the region. Poland’s membership in the European Union subjects CADV to a complex and evolving regulatory environment, and any changes in EU directives, regulations, or trade policies could have a significant impact on PubCo’s operations. There can be no assurance that PubCo will be able to manage these risks effectively, and any failure to do so could adversely affect its business, financial condition, and results of operations.

PubCo may be subject to risks related to currency exchange rate fluctuations, which could adversely affect its reported financial results.

Because CADV conducts its operations primarily in Poland, a significant portion of PubCo’s revenues and expenses are expected to be denominated in Polish zloty, while PubCo’s financial results following the business combination are expected to be reported in U.S. dollars. Fluctuations in the exchange rate between the Polish zloty (and other applicable currencies) and the U.S. dollar may have a material effect on PubCo’s reported financial results, including revenues, expenses, assets, and liabilities, when translated into U.S. dollars for financial reporting purposes. PubCo may not be able to effectively hedge against these currency fluctuations, and adverse movements in exchange rates could materially reduce PubCo’s reported results of operations and financial condition.

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PubCo may have difficulty attracting and retaining qualified personnel necessary to support its operations and growth following the business combination.

PubCo’s success will depend in large part upon its ability to attract, retain, and motivate highly skilled and experienced personnel, including executive officers, senior management, and other key employees of CADV. Competition for qualified personnel is intense, particularly in Poland and the broader European market, and there can be no assurance that PubCo will be able to attract or retain such personnel on acceptable terms, or at all. The loss of the services of one or more key employees, or the inability to attract additional qualified personnel, could impair PubCo’s ability to execute its business strategy and adversely affect its business, financial condition, and results of operations.

The unaudited pro forma financial information included in this proxy statement/prospectus may not be indicative of the combined company’s actual financial condition or results of operations following the Business Combination.

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is based on a number of assumptions and estimates. The actual financial condition and results of operations of the combined company following the Business Combination may differ materially from the pro forma financial information presented herein. Accordingly, investors should not place undue reliance on the pro forma financial information.

The directors, and officers of PubCo may have interests in the Business Combination that are different from, or in addition to, those of PubCo’s public shareholders.

The Sponsor, directors, and officers of the Company may have interests in the Business Combination that differ from the interests of the Company’s public shareholders. These interests include, among other things, their ownership of Insider Shares and Private Placement Warrants, which would become worthless if the Business Combination is not consummated, as well as the potential for continued involvement with the combined company in management or board positions following the closing. These interests may have influenced the decision of the Company’s board of directors to approve the Business Combination and to recommend that shareholders approve the proposals described in this proxy statement/prospectus.

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THE EXTRAORDINARY GENERAL MEETING OF SPAC SHAREHOLDERS

General

SPAC is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the SPAC Board for use at the EGM and at any adjournment or postponement thereof. This proxy statement/prospectus provides SPAC Shareholders with information they need to know to be able to vote or direct their vote to be cast at the EGM.

Date, Time and Place of the EGM

The EGM will be held virtually at                         Eastern Time, on                    , 2026. The EGM will be a virtual meeting conducted via live webcast at                      . For the purposes of Cayman Islands law and the SPAC Articles, the physical location of the EGM will be at the offices of Hunter Taubman Fischer & Li LLC at 950 Third Avenue, 19th Floor, New York, New York 10022.

Purpose of the EGM

At the EGM, SPAC is asking holders of SPAC Ordinary Shares to consider and vote upon:

●	the Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

●	the Merger Proposal. The Plan of Merger is attached to this proxy statement/prospectus as Annex B;

●	The Nasdaq Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the issuance of PubCo Ordinary Shares in connection with the Business Combination to comply with Nasdaq Listing Rules 5635(a), (b), and (d);

●	the Advisory Organizational Documents Proposals. The PubCo A&R Articles are attached to this proxy statement/prospectus as Annex C;

●	the Incentive Plan Proposal. The form of PubCo 2026 Equity Incentive Plan is attached to this proxy statement/prospectus as Annex J; and

●	the Adjournment Proposal.

The Closing is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Business Combination Proposal and the Merger Proposal are each cross-conditioned on each other. The Nasdaq Proposal, the Advisory Organizational Documents Proposals and the Incentive Plan Proposal are each conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. Therefore, if the Business Combination Proposal and Merger Proposals are not approved, the Advisory Organizational Documents Proposals and the Incentive Plan Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

Recommendation of the SPAC Board

The SPAC Board believes that each of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, each of the separate Advisory Organizational Documents Proposals, the Incentive Plan Proposal and the Adjournment Proposal is fair and is in the best interest of SPAC’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Merger Proposal, “FOR” the approval of the Nasdaq Proposal, “FOR” the approval, on an advisory basis, for each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the EGM.

After careful consideration and based on all information available and the factors presented to and considered by the SPAC Board, including the unanimous recommendation of the Special Committee, the financial analysis and opinion of KKG, and the SPAC Board’s own review and evaluation of the Business Combination and the related transaction documents, the SPAC Board determined that the Business Combination is advisable and in the best interests of SPAC and its shareholders, and approved, among other things, the Business Combination Agreement, the Business Combination and the other agreements and transactions contemplated thereby.

For a description of the SPAC Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the SPAC Board, see the subsection entitled “The Business Combination — The SPAC Board’s Reasons for the Approval of the Business Combination”.

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When you consider the recommendation of the SPAC Board in favor of approval of these proposals, you should keep in mind that, aside from their interests as shareholders, the Sponsor and SPAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated SPAC Shareholders. In particular, the Business Combination is with a company ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. Please see the subsection entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination” and “The Business Combination — Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination.”

In recognition of these potential conflicts of interest and to mitigate potential conflicts of interest, the SPAC Board established a Special Committee comprised solely of independent and disinterested directors to evaluate and negotiate the Business Combination. The SPAC Board authorized the Special Committee, to the fullest extent permitted by applicable law and SPAC’s governing documents, to take all actions necessary or advisable in connection with its evaluation of the proposed Business Combination. The Special Committee was authorized to review, evaluate, negotiate and approve the definitive agreements relating to the Business Combination and to take such other actions as it considered necessary or appropriate in connection therewith, in each case acting in what it considered to be in the best interests of SPAC and its shareholders as a whole. In connection with its review of the proposed Transactions, the Special Committee engaged KKG to render an opinion as to the fairness, from a financial point of view, to the SPAC’s unaffiliated shareholders of the aggregate transaction consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement. A copy of KKG’s fairness opinion is attached hereto as Annex H. Additionally, the Special Committee engaged JCD as its independent legal advisor. Neither JCD nor KKG had been engaged by CADV during the prior two years. Please see the subsection entitled “The Business Combination — Special Committee Oversight” for more information.

Record Date; Who is Entitled to Vote

SPAC Shareholders will be entitled to vote or direct votes to be cast at the EGM if they owned SPAC Ordinary Shares at the close of business on              , 2026 which is the “Record Date” for the EGM. Shareholders will have one vote for each SPAC Ordinary Share owned at the close of business on the Record Date on each Shareholder Proposal on which such SPAC Ordinary Share is entitled to vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. SPAC Warrants do not have voting rights. As of the close of business on the Record Date for the EGM, there were                 SPAC Ordinary Shares issued and outstanding, of which                 were issued and outstanding Public Shares.

The Sponsor and each director and each officer of SPAC have agreed to, among other things, vote in favor of the Business Combination, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any SPAC Ordinary Shares held by them. Neither Sponsor nor any of our directors or officers received separate consideration for their waiver of redemption rights. As of the Record Date, the Sponsor and directors and officers of SPAC owned approximately                 % and                 %, respectively, of the issued and outstanding SPAC Ordinary Shares.

Abstentions and Broker Non-Votes

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a SPAC Shareholder fails to return a proxy card and does not attend the EGM in person (or virtually), then the SPAC Shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the EGM. If a valid quorum is established, any such failure to vote will have no effect on the outcome of any other proposal in this proxy statement.

Abstentions will be counted in connection with the determination of whether a valid quorum is established but will not constitute votes cast at the EGM and therefore will have no effect on any of the proposals as a matter of Cayman Islands law.

Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. SPAC believes all the proposals presented to the SPAC Shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Proxies relating to “street name” shares that are returned to SPAC but marked by brokers as “not voted” are considered present for the purposes of establishing a quorum, but will not count as votes cast at the EGM, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

Quorum and Vote of SPAC Shareholders

A quorum of SPAC Shareholders is necessary to hold a valid meeting. A quorum will be present at the EGM if the holders of at least one-third of the issued and outstanding SPAC Ordinary Shares entitled to vote at the EGM are represented in person (including virtually) or by proxy (which would include presence at the EGM). Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the EGM and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

As of the Record Date for the EGM,                 SPAC Ordinary Shares would be required to achieve a quorum.

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Each of the Sponsor, the directors and officers of SPAC and the Parent Shareholder has agreed to vote all the Insider Shares and any Public Shares they may hold in favor of all the proposals being presented at the EGM. As of the Record Date, the Sponsor, directors and officers of SPAC and the Parent Shareholder owned approximately                 % of the issued and outstanding SPAC Ordinary Shares.

The Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. The Business Combination Proposal is conditioned on the approval of the Merger Proposal. Therefore, if the Merger Proposal is not approved, the Business Combination Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Merger Proposal — The approval of the Merger Proposal requires a special resolution, being the affirmative vote (in person (including virtually) or by proxy) of holders of not less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at the EGM. The Merger Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Merger Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

The Nasdaq Proposal — The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and Merger Proposal. Therefore, if the Business Combination Proposal and Merger Proposal are not approved, the Nasdaq Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which requires a special resolution, being the affirmative vote (in person (including virtually) or by proxy) of holders of not less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at the EGM. The Advisory Organizational Documents Proposals are conditioned upon the approval of the Business Combination Proposal and Merger Proposal. Therefore, if the Business Combination Proposal and Merger Proposals are not approved, the Advisory Organizational Documents Proposals will have no effect, even if approved by holders of SPAC Ordinary Shares.

Incentive Plan Proposal — The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. The Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal and Merger Proposal. Therefore, if each of the Business Combination Proposal and Merger Proposal are not approved, the Incentive Plan Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. The Adjournment Proposal is not conditioned upon any other proposal.

Voting Your Shares

Each SPAC Ordinary Share that you own in your name entitles you to one vote on each Shareholder Proposal on which such SPAC Ordinary Share is entitled to vote. Your proxy card shows the number of SPAC Ordinary Shares that you own.

If you are a record owner of your shares, there are two ways to vote your SPAC Ordinary Shares at the EGM:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy”, whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the SPAC Board “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Merger Proposal, “FOR” the approval of the Nasdaq Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the EGM. Votes received after a matter has been voted upon at the EGM will not be counted.

You Can Attend the EGM and Vote During the Meeting.

●	You can attend the EGM and vote in person (including virtually) even if you have previously voted by submitting a proxy pursuant to any of the methods noted above.

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●	If your shares are registered in your name with Efficiency and you wish to attend the EGM virtually, go to www. , enter the 12-digit control number included on your proxy card or notice of the EGM and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the EGM you will need to log back into the EGM site using your control number. Pre-registration is recommended but is not required in order to attend virtually.

●	Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the EGM must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to [*]. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the EGM. After contacting Efficiency, a beneficial holder will receive an e-mail prior to the EGM with a link and instructions for entering the EGM. Beneficial shareholders should contact Efficiency at least five business days prior to the EGM date in order to ensure access.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name”, you must obtain a legal proxy from your broker, bank or nominee. That is the only way SPAC can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a SPAC Shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	sending another proxy card with a later date prior to the vote at the EGM;

●	notifying Hao Yuan, Chairman and Chief Executive Officer of SPAC, in writing prior to the vote at the EGM that you have revoked your proxy; or

●	attending the EGM in person or virtually, revoking your proxy, and voting as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions about Voting Your Shares

If you are a SPAC Shareholder and have any questions about how to vote or direct a vote in respect of your SPAC Ordinary Shares, you may call                 , our proxy solicitor, by calling               , or banks and brokers can call collect at               , or by emailing              .

Redemption Rights

Pursuant to the SPAC Articles, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash in connection with the completion of the Business Combination. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	(i) hold Public Shares or (ii) hold Public Shares through SPAC Units and elect to separate your SPAC Units into the underlying Public Shares and SPAC Warrants prior to exercising your redemption rights with respect to the Public Shares;

(b)	submit a written request to Efficiency, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that SPAC redeem all or a portion of your Public Shares for cash; and

(c)	deliver the certificates for your Public Shares (if any) along with the redemption forms to Efficiency, physically or electronically through DTC.

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Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on                   , 2026 (two business days before the initial scheduled date of the EGM) in order for their Public Shares to be redeemed.

Any Public Shareholder (who is not a Sponsor, SPAC Officer or SPAC Director) may elect to redeem all or a portion of the Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal, and regardless of whether they are a holder of record on the record date. If the Business Combination is abandoned, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption rights to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Efficiency, SPAC will redeem such Public Shares for the Redemption Price, a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the Trust Account (such interest shall be net of taxes payable), divided by the number of then issued Public Shares. The Insider Shares will be excluded from the pro rata calculation used to determine the per-share Redemption Price. For illustrative purposes, as of the Record Date, this would have amounted to approximately $              per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares.

If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. Efficiency will typically charge the tendering broker a nominal amount and it would be up to the broker to decide whether to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their Public Shares.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the deadline for submitting redemption requests and thereafter, with SPAC’s consent, until the Closing. If a holder delivers his, her or its Public Shares for redemption to Efficiency and later decides to withdraw such request prior to the deadline for submitting redemption requests, the holder may request that Efficiency return the shares (physically or electronically).

Any corrected or changed written exercise of redemption rights must be received by Efficiency at least two business days prior to the initial scheduled date of the EGM. No request for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to Efficiency at least two business days prior to the initial scheduled date of the EGM.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a partnership, limited partnership, syndicate or other group for the purposes of acquiring, holding, or disposing of Public Shares, will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the then issued Public Shares without the prior consent of SPAC. Accordingly, if a Public Shareholder, alone or acting in concert or as a partnership, limited partnership, syndicate or other group, seeks to redeem more than 15% of the then issued Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Holders of the SPAC Warrants will not have redemption rights with respect to the SPAC Warrants.

The closing price of Public Shares on           , the Record Date, was $             . As of the Record Date, funds in the Trust Account totaled $               and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $            per issued and outstanding Public Share.

Prior to exercising redemption rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. SPAC cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their Public Shares.

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Appraisal Rights

The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein. For more information, see the section entitled “Proposal No 2 — The Merger Proposal — Appraisal Rights under the Cayman Companies Act.”

Proxy Solicitation

SPAC is soliciting proxies on behalf of the SPAC Board. This solicitation is being made by mail but also may be made by telephone or in person. SPAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SPAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. SPAC will bear the cost of the solicitation.

SPAC has engaged                  to assist in the solicitation process and will pay                     a fee of $            , plus disbursements.

SPAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SPAC will reimburse them for their reasonable expenses.

SPAC Shareholders

As of the Record Date, there were                    SPAC Ordinary Shares issued and outstanding, which include the Insider Shares held by the Sponsor and                  SPAC Ordinary Shares held by the Sponsor and directors and officers of SPAC. As of the Record Date, there was an aggregate of                   SPAC Warrants issued and outstanding, which included the                warrants underlying the Private Placement Units held by the Sponsor, and                  Public Warrants.

Potential Purchases of Public Shares

At any time prior to the EGM, during a period when they are not then aware of any material nonpublic information regarding the SPAC or its securities, the Sponsor or the SPAC’s directors, officers, advisors and their affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market, or take other actions to incentivize non-redemption, although they are under no obligation to do so. There is no limit on the number of Public Shares or Public Warrants that such persons may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions. Such purchases may include a contractual acknowledgment that such shareholder, although still the record holder of Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or the SPAC’s directors, officers, advisors and their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining the SPAC Shareholder Approval of the Business Combination, (2) reduce the amount of Redemptions, or (3) reduce the number of Public Warrants outstanding. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our securities may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of PubCo’s securities on a national securities exchange post-consummation of the Business Combination.

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The Sponsor or the SPAC’s directors, officers, advisors and their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor, the SPAC’s or CADV’s directors, managers, officers, advisors and their affiliates were to purchase Public Shares or SPAC Warrants, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

●	this proxy statement/prospectus discloses the possibility that the Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates may purchase Public Shares or SPAC Warrants from Public Shareholders outside the redemption process, along with the purpose of such purchases;

●	if the Sponsor or the SPAC’s directors, officers, advisors and their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the Redemption Price;

●	any of our securities purchased by the Sponsor or the SPAC’s directors, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

●	the Sponsor or the SPAC’s directors, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

●	we will disclose in a Form 8-K, before the EGM, the following material items:

●	the amount of securities purchased outside of the redemption offer by the Sponsor, the SPAC’s, or CADV’s directors, managers, officers, advisors and their affiliates, along with the purchase price;

●	the purpose of the purchases by the Sponsor or the SPAC’s, the SPAC’s, or CADV’s directors, managers, officers, advisors and their affiliates;

●	the impact, if any, of the purchases by the Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

●	the identities of the security holders who sold to the Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, the SPAC’s, or CADV’s directors, managers, officers, advisors and their affiliates; and

●	the number of Public Shares for which the SPAC has received redemption requests pursuant to its redemption offer.

Entering into any such arrangements may increase the number of shares sold into the market, which may have a depressive effect on the price of the PubCo Ordinary Shares. In addition, the public “float” of our Public Shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our PubCo’s securities on a national securities exchange post-consummation of the Business Combination.

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PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, SPAC Shareholders are being asked to consider and vote on the Business Combination Proposal to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination.

SPAC Shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination,” “The Business Combination Agreement” and “Ancillary Documents” for more information and a summary of certain terms of the Business Combination and Business Combination Agreement. SPAC Shareholders are urged to read carefully the Business Combination Agreement in its entirety before voting.

Vote Required for Approval

The Business Combination is conditioned on the approval of the Business Combination Proposal at the EGM.

The approval of the Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. Failure to vote by proxy or to vote in person (including virtually) at the EGM or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

The Business Combination Proposal is conditioned on the approval of the Merger Proposal. Therefore, if the Merger Proposal is not approved, the Business Combination Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

The approval of the Business Combination Proposal requires the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. As of the date of this proxy statement/prospectus, the Sponsor, the directors and officers of SPAC and the Parent Shareholder have agreed to vote any SPAC Ordinary Shares owned by them in favor of the Business Combination Proposal. As of the Record Date, the Sponsor, the directors and officers of SPAC and the Parent Shareholder owned approximately                  %, of the issued and outstanding SPAC Ordinary Shares. As a result, in addition to the approval by the Sponsor and the directors and officers of SPAC, approval of the Business Combination Proposal will require the affirmative vote of at least                Public Shares (or approximately              % of the Public Shares) if all SPAC Ordinary Shares are represented at the EGM and cast votes and the affirmative vote of at least               Public Shares (or approximately                % of the Public Shares) if only such shares as are required to establish a quorum are represented at the EGM and cast votes.

Resolution to be Voted Upon

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as an ordinary resolution, that subject to the approval of the Merger Proposal, the entry by Miluna Acquisition Corp (“SPAC”) into the Business Combination Agreement, dated as of April 23, 2026, by and among SPAC, Kukugan Invest, and CADV Ventures S.A., attached to the proxy statement/prospectus accompanying the notice of meeting as Annex A (as it may be further amended, restated, supplemented and/or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which and among other things, on the terms and subject to the conditions set forth in the Business Combination Agreement, the parties will complete the Business Combination (as such term is defined in the proxy statement/prospectus) described in the proxy statement/prospectus, and the performance by SPAC of its obligations thereunder and the consummation of the Business Combination, be approved, ratified and confirmed in all respects.”

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Recommendation of the Board of Directors

After careful consideration and based on all information available and the factors presented to and considered by the SPAC Board and the unanimous recommendation of the Special Committee, the SPAC Board believes that the Business Combination Proposal to be presented at the EGM is advisable and in the best interests of SPAC and its shareholders.

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT SPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is advisable and in the best interests of SPAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and SPAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. In particular, the Business Combination is with a company ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain Persons in the Transactions” and “The Business Combination — Interests of Certain SPAC Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 2 — THE MERGER PROPOSAL

This section describes certain terms of the Plan of Merger, which may be material, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Plan of Merger. A copy of the Plan of Merger is attached as Annex B to this proxy statement/prospectus and the following descriptions are qualified in their entirety by the full text in Annex B. SPAC Shareholders and other interested parties are urged to read the Plan of Merger in its entirety prior to voting on the proposals presented at the EGM.

Overview

As discussed in this proxy statement/prospectus, SPAC Shareholders are being asked to consider and vote on a proposal to authorize and approve, by special resolution, the Merger and the Plan of Merger. The form of the Plan of Merger is attached to this proxy statement/prospectus as Annex B.

As a matter of Cayman Islands law, approval of SPAC’s shareholders is required for the authorization of the Plan of Merger, including, without limitation:

(i) the merger of Parent with and into SPAC, with SPAC continuing as the surviving entity; and

(ii) the Plan of Merger to be entered into by SPAC and Parent in connection with the Merger.

Vote Required for Approval

The approval of the Merger Proposal will require a special resolution, being the affirmative vote (in person (including virtually) or by proxy) of holders of not less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at the EGM. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the EGM and otherwise will have no effect on the Merger Proposal because the Merger Proposal requires the affirmative vote of at least two-thirds of votes cast and an abstention and broker non-vote is not a vote cast.

The Business Combination is conditioned on the approval of the Merger Proposal at the EGM. The Merger Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Merger Proposal will have no effect, even if approved by the holders of SPAC Ordinary Shares.

As of the date of this proxy statement/prospectus, the Sponsor, the directors and officers of SPAC and the Parent Shareholder have agreed to vote any SPAC Ordinary Shares owned by them in favor of the Merger Proposal. As of the Record Date, the Sponsor, the directors and officers of SPAC and the Parent Shareholder owned approximately                 %, of the issued and outstanding SPAC Ordinary Shares. As a result, in addition to the approval by the Sponsor, directors officers of SPAC and the Parent Shareholder, approval of the Merger Proposal will require the affirmative vote of at least                Public Shares (or approximately               % of the Public Shares) if all SPAC Ordinary Shares are represented at the EGM and cast votes and the affirmative vote of at least                Public Shares (or approximately                    % of the Public Shares) if only such shares as are required to establish a quorum are represented at the EGM and cast votes.

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Resolution to be Voted Upon

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as a special resolution that, subject to the approval of the Business Combination Proposal:

(a)	Miluna Acquisition Corp (“SPAC”) be authorized to merge with Kukugan Invest (“Parent”) so that SPAC will be the surviving company (the “Surviving Company”) and all the rights, undertaking, property, business, goodwill, benefits, immunities, privileges and liabilities of Parent vest in the Surviving Company by virtue of such merger pursuant to the Companies Act (Revised) of the Cayman Islands and the Plan of Merger (the “Merger”);

(b)	the Plan of Merger in connection with the Merger substantially in the form attached to the proxy statement/prospectus accompanying the notice of meeting as Annex B, as it may be further amended and/or restated from time to time (the “Plan of Merger”), subject to such amendments as may be approved by SPAC, be authorized and approved in all respects;

(c)	SPAC be authorized to enter into the Plan of Merger, and any and all transactions provided for in the Plan of Merger; and

(d)	there being no holders of any outstanding security interest granted by SPAC immediately prior to the Effective Time (as defined in the Plan of Merger), the Plan of Merger be executed by any one director on behalf of the SPAC and any director or delegate or agent thereof be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands (“Registrar”);”

Recommendation of the Board of Directors

After careful consideration and based on all information available and the factors presented to and considered by the SPAC Board and the unanimous recommendation of the Special Committee, the SPAC Board believes that the Merger Proposal to be presented at the EGM is advisable and in the best interests of SPAC and its shareholders.

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT SPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

The existence of financial and personal interests of one or more of SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is advisable and in the best interests of SPAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and SPAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. In particular, the Business Combination is with a company ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain Persons in the Transactions” for a further discussion of these considerations.

Appraisal Rights under the Cayman Companies Act

The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein.

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Excerpts of relevant sections of the Cayman Companies Act follow:

Section 238 — Rights of dissenters

238(1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

238(2) A member who desires to exercise that person’s entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

238(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s shares if the merger or consolidation is authorized by the vote.

238(4) Within twenty (20) days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

238(5) A member who elects to dissent shall, within twenty (20) days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating (a) that person’s name and address; (b) the number and classes of shares in respect of which that person dissents; and (c) a demand for payment of the fair value of that person’s shares.

238(6) A member who dissents shall do so in respect of all shares that person holds in the constituent company.

238(7) Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in subsections (12) and (16).

238(8) Within seven days immediately following the date of the expiration of the period specified in subsection (5) or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s shares at a specified price that the company determines to be their fair value; and if, within thirty (30) days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s shares, the company shall pay to the member the amount in money forthwith.

238(9) If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty (20) days immediately following the date on which the period expires (a) the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and (b) the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

238(10) A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

238(11) At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

238(12) Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

238(13) The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

238(14) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

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238(15) Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

238(16) The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

Section 239 — Limitation on rights of dissenters

239(1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except —

(a)	shares of a surviving or consolidated company or depository receipts in respect thereof;

(b)	shares of any other company or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders;

(c)	cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or

(d)	any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

SPAC Shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Act.

Holders of SPAC Warrants and SPAC Units do not have appraisal rights in respect to such securities in connection with the Business Combination under the Cayman Companies Act.

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PROPOSAL NO. 3 —the nasdaq proposal

Overview

SPAC is proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b), and (d). Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of PubCo Ordinary Shares (or securities convertible into or exercisable for PubCo Ordinary Shares); or (B) the PubCo Ordinary Shares to be issued is or will be equal to or in excess of 20% of the number of PubCo Ordinary Shares outstanding before the issuance of the shares or securities. Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of PubCo Ordinary Shares (or securities convertible into or exercisable for PubCo Ordinary Shares) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the PubCo Ordinary Shares for the five trading days immediately preceding the signing of the binding agreement, if the number of PubCo Ordinary Shares (or securities convertible into or exercisable for PubCo Ordinary Shares) to be issued equals to 20% or more of the PubCo Ordinary Shares, or 20% or more of the voting power, outstanding before the issuance.

At the Effective Time, PubCo will issue up to 25,000,000 PubCo Class A Ordinary Shares with a deemed price per share US$10.00 to the Parent Closing Shareholders. Of the 25,000,000 Transaction Consideration Shares expected to be issued to the Parent Closing Shareholders, Mr. Lin is expected to receive 21,875,000 PubCo Class A Ordinary Shares, and the four advisory firms are expected to receive the remaining 3,125,000 PubCo Class A Ordinary Shares (approximately 12.5% of the Transaction Consideration Shares) in the aggregate, allocated as follows: (i) 875,000 shares to Agile Advisory, (ii) 500,000 shares to Nexus Advisory, (iii) 875,000 shares to MMT2KKG Advisory, and (iv) 875,000 shares to Flux Advisory. Additionally, PubCo will issue 10,000,000 PubCo Class B Ordinary Shares to KKXX Investment, a British Virgin Islands company controlled by Mr. Shang Ju Lin, the Parent Shareholder, who previously served as SPAC’s chief executive officer and director and was the sole director and sole shareholder of the Sponsor, for nominal consideration, in accordance with the PubCo A&R Articles. Because the number of PubCo Ordinary Shares we anticipate issuing as consideration in the Business Combination (1) will constitute more than 20% of PubCo’s outstanding ordinary shares and more than 20% of outstanding voting power prior to such issuance, and (2) will result in a change of control of SPAC, we are required to obtain SPAC Shareholder Approval of such issuance pursuant to Nasdaq Listing Rules 5635(a), (b) and (d).

Effect of Proposal on Current Shareholders

If the Nasdaq Proposal is adopted, up to an aggregate of 25,000,000 PubCo Class A Ordinary Shares and 10,000,000 PubCo Class B Ordinary Shares may be issued in connection with the Business Combination.

The issuance of the PubCo Ordinary Shares described above would result in significant dilution to SPAC Shareholders, and result in SPAC Shareholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of the combined company.

Vote Required for Approval

The approval of the Nasdaq Proposal will require an ordinary resolution under Cayman Islands law, which requires the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. Abstentions and broker non-votes will have no effect with respect to the approval of this proposal.

The Nasdaq Proposal is conditioned upon the approval of the Business Combination Proposal and Merger Proposal. If the Business Combination Proposal and Merger Proposal are not approved, the Nasdaq Proposal will have no effect even if approved by SPAC Shareholders.

Resolution to be Voted Upon

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as an ordinary resolution, that subject to the approval of the Business Combination Proposal and Merger Proposal, in order to comply with Nasdaq Listing Rules 5635(a), (b), and (d), including the issuance of up to 25,000,000 PubCo Class A Ordinary Shares to the Parent Closing Shareholders at a deemed price of US$10.00 per share and the issuance of 10,000,000 PubCo Class B Ordinary Shares to KKXX Investment for nominal consideration, in accordance with the PubCo Amended and Restated Articles of Association, be approved, ratified, and confirmed in all respects.”

Recommendation of the Board of Directors

After careful consideration and based on all information available and the factors presented to and considered by the SPAC Board and the unanimous recommendation of the Special Committee, the SPAC Board believes that the Business Combination Proposal to be presented at the EGM is advisable and in the best interests of SPAC and its shareholders.

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT SPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is advisable and in the best interests of SPAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and SPAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. In particular, the Business Combination is with a company ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain Persons in the Transactions” for a further discussion of these considerations.

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PROPOSAL NO. 4 — the advisory organizational documents proposals

In connection with the Business Combination, SPAC is asking its shareholders to vote on proposals to approve certain governance provisions contained in the PubCo A&R Articles. Pursuant to SEC guidance, SPAC is required to submit these provisions to its shareholders separately for approval, allowing shareholders the opportunity to present their separate views on important governance provisions. The PubCo A&R Articles will take effect at the Closing, assuming the adoption of the Business Combination Proposal and the Merger Proposal. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals.

Advisory Organizational Documents Proposal	SPAC Organizational Documents	PubCo Organizational Documents
Advisory Organizational Documents Proposal 4A — Changes in Share Capital	Under the SPAC Articles, the share capital of SPAC is US$55,500 divided into 555,000,000 shares of par value of US$0.0001 each, comprising (i) 550,000,000 ordinary shares of a par value of US$0.0001 each and (ii) 5,000,000 preferred shares of a par value of US$0.0001 each.	Under the PubCo A&R Articles, the authorised share capital of PubCo is US$57,500 divided into 575,000,000 shares of par value of US$0.0001 each, comprising (i) 555,000,000 class A ordinary shares of a par value of US$0.0001 each and (ii) 20,000,000 class B ordinary shares of a par value of US$0.0001 each.
Advisory Organizational Documents Proposal 4B — Dual Class	Under the SPAC Articles, SPAC’s share capital is comprised of Ordinary Shares and preference shares. There are no preference shares in issue.	Under the PubCo A&R Articles, immediately prior to the consummation of the Business Combination, PubCo’s outstanding share capital will be re-designated into Class A Ordinary Shares and Class B Ordinary Shares. Each Class A Ordinary Share is entitled to one vote and each Class B Ordinary Share is entitled to fifteen (15) votes at general meetings of PubCo’s shareholders.
Advisory Organizational Documents Proposal 4C — Changes in Removal of Directors	Under the SPAC Articles, prior to the closing of a Business Combination (as defined in the SPAC Organizational Documents), holders of the Insider Shares may remove any director of the SPAC Board by ordinary resolution, being a resolution passed by a simple majority of the holders of the Insider Shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting, and holders of SPAC Public Shares have no right to vote on the removal of any director of the SPAC Board. Following the closing of a business combination, directors of SPAC Board may be removed by ordinary resolution, being a resolution passed by a simple majority of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting.	Under the PubCo A&R Articles, a director may be removed from office for cause and only by shareholders holding not less than two-thirds (2/3) of the voting rights of the shares entitled to vote on such matter, voting together as a single class, whether in person or by proxy at a duly convened general meeting.
Advisory Organizational Documents Proposal 4D — Name Change	Under the SPAC Articles, SPAC’s name is “Miluna Acquisition Corp” and it contains various provisions applicable only to blank check companies and SPAC’s operations as a special purpose acquisition company prior to an initial business combination.	Under the proposed PubCo A&R Articles, PubCo would (1) change the name from “Miluna Acquisition Corp” to “Kukugan Corp”, and (2) remove certain provisions related to the SPAC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.
Advisory Organizational Documents Proposal 4E — Amendment and Restatement of the PubCo Charter		The existing PubCo articles will be amended and restated in its entirety with the PubCo A&R Articles in the form attached at Annex C as of the Effective Time.

Advisory Charter Proposal 4A — Changes in Share Capital — The PubCo A&R Articles are intended to provide adequate authorized share capital to (i) accommodate the issuance of PubCo Ordinary Shares as part of the consideration in the Business Combination, (ii) provide flexibility for future issuances of shares of PubCo if so determined to do so by the PubCo Board to be in the best interests of PubCo after the consummation of the Business Combination and (iii) to have additional shares for purposes of financing its business, acquiring other businesses, forming strategic partnerships and alliances, and for dividends and share consolidation, if applicable, in each case, without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.

Advisory Organizational Documents Proposal 4B — Dual Class — SPAC’s shareholders are being asked to approve and adopt an amendment to the existing SPAC Articles to authorize a dual class structure in which PubCo’s outstanding share capital will be re-designated into Class A Ordinary Shares and Class B Ordinary Shares and the holders of Class A Ordinary Shares will be entitled to one vote per share and holders of Class B Ordinary Shares will be entitled to fifteen votes per share, on all matters properly submitted to the PubCo’s shareholders entitled to vote thereon.

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Advisory Organizational Documents Proposal 4C — Changes in Removal of Directors — The SPAC Board believes that permitting shareholders to retain appropriate oversight of the PubCo Board by allowing for removal of directors only for cause and only upon a supermajority vote of all PubCo Ordinary Shares incentivizes the directors of the PubCo Board to align their actions with the interests of PubCo generally at all times thereafter. Additionally, SPAC Board believes that the above-mentioned requirements for removal of directors are a prudent corporate governance measure to reduce the possibility that a relatively small number of shareholders could seek to implement a sudden and opportunistic change in control of the PubCo Board without the support of the then incumbent board of directors. These changes will enhance the likelihood of continuity and stability in the composition of the PubCo Board, avoid costly takeover battles, reduce PubCo’s vulnerability to a hostile change of control and enhance the ability of the PubCo Board to maximize shareholder value in connection with any unsolicited offer to acquire PubCo.

Advisory Organizational Documents Proposal 4D — Name Change — The SPAC Board believes the change the name from “Miluna Acquisition Corp” to “Kukugan Corp”, and remove certain provisions related to the SPAC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination aligns with the consummation of the Business Combination.

Advisory Organizational Documents Proposal 4E — Amendment and Restatement of the PubCo Charter — The SPAC Board believes that the approval of the proposed PubCo A&R Articles in the form attached at Annex C as of the Effective Time aligns with the consummation of the Business Combination.

Vote Required for Approval

The approval of each of the Advisory Organizational Documents Proposals require a special resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of at least two-thirds of the issued and outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. Abstentions will be counted towards the quorum requirement but neither abstentions nor broker non-votes will not have an effect on each of the Advisory Organizational Documents Proposals. The adoption of the Advisory Organizational Documents Proposals are conditioned upon the adoption of the Condition Precedent Proposals.

The PubCo A&R Articles will take effect upon the Closing if the Condition Precedent Proposals are approved.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the following provisions of the PubCo A&R Articles, including the differences between the PubCo A&R Articles and the SPAC Articles, the change of name by SPAC, and the adoption of the PubCo A&R Articles be confirmed, ratified and approved with effect from the Effective Time:

Proposal 4A: changes to the share capital;

Proposal 4B: creation of dual class structure;

Proposal 4C: changes to the removal of directors;

Proposal 4D: the change of name from “Miluna Acquisition Corp” to “Kukugan Corp”; and

Proposal 4E: the adoption of the PubCo A&R Articles in substitution for and to the exclusion of the SPAC Articles.”

Recommendation of the SPAC Board

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

The existence of financial and personal interests of SPAC’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of SPAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and SPAC’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. In particular, the Business Combination is with a company ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain SPAC Persons in the Business Combination” and “The Business Combination — Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination” for a further discussion of these considerations.

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PROPOSAL NO. 5 — Incentive Plan Proposal

Overview

Assuming each of the Condition Precedent Proposals is approved, Miluna is asking its shareholders to approve the new PubCo 2026 Equity Incentive Plan (the “2026 EIP”). The 2026 EIP will be adopted by SPAC Board prior to the date of the EGM and subject to shareholder approval at the EGM. The 2026 EIP will become effective as of the latest to occur of (i) the date of its initial adoption by SPAC Board, (ii) the date of its initial approval by the SPAC Shareholders, or (iii) the Effective Time, assuming approval of this proposal by the SPAC Shareholders.

The following is a summary of the material terms of the 2026 EIP. A copy of the 2026 EIP is attached to this proxy statement/prospectus as Annex J.

Purpose of the 2026 EIP

The purpose of the 2026 EIP is to enhance PubCo’s and its subsidiaries’ ability to attract, retain and motivate persons who make (or are expected to make) important contributions to PubCo by providing these individuals with equity ownership opportunities or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of shareholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in PubCo and providing a means of recognizing their contributions to PubCo’s success. The SPAC Board believes that equity ownership opportunities and/or equity-linked compensatory opportunities are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help PubCo meet its goals.

Summary of the 2026 EIP

The following summarizes the expected material terms of the 2026 EIP. This summary is qualified in its entirety by reference to the full text of the 2026 EIP.

Administration. The Compensation Committee of the PubCo Board or such other committees (the “Committee”) to which the PubCo Board delegates such power or authority will serve as the plan administrator of the 2026 EIP. The Committee has full authority to determine eligibility, grant timing, award types and terms, vesting and forfeiture conditions, forms of payment, interpret the plan and awards, and correct defects. The PubCo Board may exercise the powers and duties of the Committee from time to time without further action of the Committee and may also delegate to one or more officers or directors of PubCo limited authority to grant awards under the 2026 EIP (subject to limitations imposed under Section 16 of the Exchange Act and other applicable law and regulation).

Share Reserve. The aggregate number of shares (including shares underlying the Incentive Share Options (the “ISOs”)) issuable under the 2026 EIP shall not exceed 1,800,000, plus an annual increase on the first day of each calendar year beginning January 1, 2027 and ending on and including December 31, 2037 equal to 5% of the outstanding shares of PubCo Ordinary Shares as of the prior year-end. Shares subject to awards that lapse, expire, are forfeited, canceled or otherwise terminate without issuance again become available for awards, subject to plan limitations. The total of equity grant date fair value and cash compensation to any non-employee director in any calendar year shall not exceed $500,000, subject to the specific exception for service as non-executive chair.

If an award (or any portion thereof) granted under the 2026 EIP expires, is forfeited, is canceled or otherwise terminates without the issuance of shares, any shares subject to such award again become available for grant under the 2026 EIP, subject to the limitations set forth in the 2026 EIP. For the avoidance of doubt, only awards that terminate without share issuance will return shares to the share reserve, and no other events shall increase the number of shares available other than as expressly provided in the 2026 EIP.

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The 2026 EIP provides that the sum of (i) any cash compensation paid to a non-employee director and (ii) the aggregate grant-date fair value (determined in accordance with FASB ASC Topic 718, or any successor standard) of all equity awards granted to such non-employee director as compensation for board or committee service in any calendar year shall not exceed $500,000, subject to the specific exception provided for service as non-executive chair as set forth in the 2026 EIP.

Eligibility. PubCo’s directors, employees and consultants, and employees and consultants of PubCo’s subsidiaries, will be eligible to receive awards, provided that awards may be granted only to natural persons providing bona fide services, and not in connection with capital-raising or for promoting or maintaining a market for the Company’s securities. ISOs may only be granted to employees of PubCo or its parent or subsidiary corporations.

Types of Awards. Authorized awards include stock options, stock appreciation rights, restricted stock and restricted stock units, unrestricted share awards, performance units and distribution equivalent rights as provided in the plan.

●	Stock Options and Share Appreciation Rights. Options shall have a maximum term of five years (or shorter as provided in the award agreement); Share Appreciation Rights (“SARs”) shall also have a maximum term of five years or a shorter term as set by the Committee consistent with the plan. Permitted exercise methods include cash, delivery of previously owned shares, broker-assisted cashless exercise (including sale or margin loan), and share reduction to cover the price, as provided in the award agreement.

●	Restricted Stock. Restricted stock is subject to transfer restrictions and vesting conditions during the restriction period; the Committee may provide for voting and dividend rights, with forfeiture of dividends if the underlying shares do not vest.

●	RSUs. Restricted Share Units vest and settle in cash or shares of PubCo Ordinary Shares at the times and on the conditions specified by the Committee and the applicable award agreement, consistent with applicable tax requirements.

●	Other Stock or Cash Based Awards. Unrestricted share awards and performance units may be granted as provided in the plan; cash payment may be used where specified in the applicable award agreement.

●	Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of PubCo Ordinary Shares. Distribution Equivalent Rights may be granted as a separate award, payable in cash or reinvested as determined by the Committee (including interest equivalents), and paid or forfeited as specified in the award agreement.

Adjustments; Corporate Transactions. The Committee may provide for assumption, substitution, cash-out or other treatment of awards in connection with a transaction, including acceleration where provided in an award agreement, subject to the 2026 EIP’s adjustment provisions.

Repricings. Without shareholder approval, the Committee may not reduce the exercise or base price of any outstanding option or SAR, cancel and regrant or exchange an option or SAR for cash or another award to effect a reduction in price, or otherwise take any action that would be treated as a repricing under the 2026 EIP.

Amendment and Termination. The PubCo Board may amend or terminate the 2026 EIP; shareholder approval is required for changes required by law or exchange rules, any increase to the share reserve, any increase to the non-employee director compensation limit; no amendment or termination may materially and adversely impair an outstanding award without the holder’s consent. The 2026 EIP will remain in effect until the 10th anniversary of its adoption, unless it is terminated earlier.

Clawback Provisions. All awards will be subject to any PubCo’s clawback policy adopted to comply with applicable law and Nasdaq listing standards.

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New Plan Benefits

No awards have been previously granted under the 2026 EIP and no awards have been granted that are contingent on shareholder approval of the 2026 EIP. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the 2026 EIP are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Interests of Certain Persons in this Proposal

All members of the PubCo Board and all executive officers of PubCo will be eligible to receive awards made under the 2026 EIP and, thus, have a personal interest in the approval of the 2026 EIP. Nevertheless, the SPAC Board believes that it is important to provide incentives and rewards for superior performance and the retention of experienced and highly qualified officers, employees, directors, consultants and other service providers by adopting the Incentive Plan.

Vote Required for Approval

Approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the EGM and otherwise will have no effect on the outcome of the vote on the Incentive Plan Proposal.

The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Merger Proposal. Therefore, if the Business Combination Proposal and the Merger Proposal are not approved, the Incentive Plan Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that subject to the approval of the Business Combination Proposal and the Merger Proposal, the PubCo 2026 Equity Incentive Plan, in the form attached to the proxy statement/prospectus of the meeting as Annex J, be adopted and approved.”

Recommendation of SPAC Board

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT SPAC SHAREHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of SPAC’s directors may result in a conflict of interest on the part of such director between what he, she or they may believe is in the best interests of SPAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and SPAC’s officers and directors have interests in the Business Combination that may conflict with your interests as a shareholder. In particular, the Business Combination is with a company ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain SPAC Persons in the Business Combination” and “The Business Combination — Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination” for a further discussion of these considerations.

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PROPOSAL NO. 6 — adjournment proposal

The Adjournment Proposal allows the chairman of the SPAC Board to submit a proposal to approve, by ordinary resolution, the adjournment of the EGM to a later date or dates, if necessary, or convenient, (i) to permit further solicitation and vote of proxies in the event that, based on the tabulated votes, there are not sufficient votes at the time of the EGM to approve the Condition Precedent Proposals, (ii) if SPAC determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Merger or any other Transaction. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor, SPAC and their members and shareholders, respectively, to make purchases of SPAC Ordinary Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the EGM.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the EGM and is not approved by the shareholders, the chairman of SPAC Board may not be able to adjourn the EGM to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the EGM to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the EGM and otherwise will have no effect on a particular proposal.

The Adjournment Proposal is not conditioned upon any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the EGM to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the EGM, (ii) if SPAC determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements, be approved.”

Recommendation of SPAC Board

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT SPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is advisable and in the best interests of SPAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and SPAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. In particular, the Business Combination is with a company ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain SPAC Persons in the Business Combination” and “The Business Combination — Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination” for a further discussion of these considerations.

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THE BUSINESS COMBINATION

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Business Combination Agreement is subject to, and is qualified in its entirety by reference to, the Business Combination Agreement. A composite copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus.

Structure of the Business Combination

the terms and conditions of the Business Combination Agreement, the following transactions will occur:

At the Effective Time:

(i) Each SPAC Unit that is issued and outstanding shall be automatically separated into one SPAC Ordinary Share and one SPAC Warrant;

(ii) Each SPAC Ordinary Share (including the SPAC Ordinary Shares issued upon the Unit Separation, but not including any treasury shares, dissenting shares and public shares validly submitted for redemption and not withdrawn), which is issued and outstanding immediately prior to the Effective Time, will remain issued and outstanding and be re-designated into one PubCo Class A Ordinary Share;

(iii) Each SPAC Warrant will remain issued and outstanding and unchanged. However, all SPAC Warrants shall be exercisable solely for PubCo Class A Ordinary Shares and shall not be exercisable for PubCo Class B Ordinary Shares;

(iv) Each Parent Ordinary Share (but not including any treasury shares or dissenting shares of Parent), which is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive: a number of PubCo Class A Ordinary Shares equal to that number of Class A Ordinary Shares determined by dividing (x) $250,000,000 by (y) $10.00; divided by the total number of Parent Ordinary Shares issued and outstanding immediately prior to the Effective Time;

(v) SPAC will effect the redemption of the SPAC Ordinary Shares issued as part of the SPAC Units issued in SPAC’s IPO that are validly submitted for redemption and not withdrawn;

(vi) SPAC will adopt a new amended and restated memorandum and articles of association, which will become the PubCo A&R Articles. The PubCo A&R Articles will authorize the issuance of PubCo Class B Ordinary Shares, subject to the following rights, preferences, and privileges: (a) each PubCo Class B Ordinary Share entitles the holder to fifteen (15) votes per share on all matters submitted to a vote of shareholders; (b) the PubCo Class B Ordinary Shares are not convertible into PubCo Class A Ordinary Shares or any other securities; (c) upon any liquidation, dissolution, winding up, or redemption of the surviving company, each PubCo Class B Ordinary Share shall be entitled to receive an amount equal to its par value only, with no further participation in remaining assets; (d) PubCo Class B Ordinary Shares may only be beneficially and exclusively owned by the designated individual and are non-transferable, subject to limited exceptions for affiliates and entities established for the direct or indirect benefit of the designated individual; and (e) PubCo Class B Ordinary Shares shall carry no economic participation rights, including no entitlement to dividends or distributions, and may only be redeemed at par value.

In addition to the Transaction Consideration Shares, following the Closing of the Business Combination, PubCo will issue to Earn-Out Recipients, their allocable portion of up to 5,000,000 PubCo Class A Ordinary Shares, if PubCo achieves the consolidated revenue of at least $7,000,000 for the fiscal year ending December 31, 2027, as reflected in its audited consolidated financial statements for that fiscal year. Upon the achievement of this milestone, PubCo shall issue the Earn-Out Shares to Earn-Out Recipients on a pro-rata basis, based on their relative share of the Transaction Consideration Shares received pursuant to the Business Combination Agreement. The Earn-Out Shares shall be issued within ten (10) Business Days following the filing of PubCo’s annual report with the SEC for the fiscal year ending December 31, 2027.

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Additionally, at the Effective Time, PubCo shall issue 10,000,000 PubCo Class B Ordinary Shares to KKXX Investment, a British Virgin Islands business company controlled by Mr. Shang Ju Lin, the Parent Shareholder, who previously served as SPAC’s chief executive officer and director and was the sole director and sole shareholder of the Sponsor, for nominal consideration, in accordance with the PubCo A&R Articles. Such issuance shall be in addition to, and shall not form part of, the Aggregate Transaction Consideration Value of $250,000,000.

Projected Equity Ownership of PubCo Post-Closing

Upon consummation of the Business Combination, the equity ownership of PubCo under (1) the No Redemptions Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the Maximum Redemptions Scenario, would be as follows:

	SHARE OWNERSHIP IN PUBCO(1)
	No Redemptions				25% Redemptions				50% Redemptions				75% Redemptions				Maximum Redemptions
PRO FORMA OWNERSHIP	No. of Shares	Percent Outstanding	No. of Shares-fully diluted	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	No. of Shares-fully diluted	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	No. of Shares-fully diluted	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	No. of Shares-fully diluted	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	No. of Shares-fully diluted	Fully Diluted Percent Outstanding
Public Shares(2)	6,900,000	19.1%	6,900,000	14.3%	5,175,000	15.1%	5,175,000	11.1%	3,450,000	10.6%	3,450,000	7.7%	1,725,000	5.6%	1,725,000	4.0%	-	-	-	-%
Public Warrants(3)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-%
Insider Shares(4)	80,000	0.2%	80,000	0.2%	80,000	0.2%	80,000	0.2%	80,000	0.2%	80,000	0.2%	80,000	0.3%	80,000	0.2%	80,000	0.3%	80,000	0.2%
Insider Shares held by the Sponsor(5)	1,645,000	4.5%	1,645,000	3.4%	1,645,000	4.8%	1,645,000	3.5%	1,645,000	5.1%	1,645,000	3.7%	1,645,000	5.3%	1,645,000	3.8%	1,645,000	5.7%	1,645,000	4.0%
Private Placement Units(6)	203,100	0.6%	203,100	0.4%	203,100	0.6%	203,100	0.4%	203,100	0.6%	203,100	0.5%	203,100	0.7%	203,100	0.5%	203,100	0.7%	203,100	0.5%
Transaction Consideration Shares (7)	25,000,000	69.1%	25,000,000	51.8%	25,000,000	72.7%	25,000,000	53.8%	25,000,000	76.8%	25,000,000	56.0%	25,000,000	81.3%	25,000,000	58.3%	25,000,000	86.4%	25,000,000	60.9%
ARC Advisory Shares(8)	2,366,592	6.5%	2,366,592	4.9%	2,277,712	6.6%	2,277,712	4.9%	2,188,832	6.7%	2,188,832	4.9%	2,099,951	6.8%	2,099,951	4.9%	2,011,071	6.9%	2,011,071	4.9%
Total	36,194,692	100%	36,194,692	74.9%	34,380,812	100%	34,380,812	74.0%	32,566,932	100%	32,566,932	72.9%	30,753,051	100%	31,019,692	71.8%	28,939,171	100%	28,939,171	70.5%

Potential Sources of Dilution
Earn-Out Shares(9)			5,000,000	10.4%			5,000,000	10.8%			5,000,000	11.2%			5,000,000	11.7%			5,000,000	12.2%
PubCo Warrants(10)			7,103,100	14.7%			7,103,100	15.3%			7,103,100	15.9%			7,103,100	16.6%			7,103,100	17.3%
Fully-Diluted Shares		100%	48,297,792	100%			46,483,912	100%			44,670,032	100%			42,856,151	100%			41,042,271	100%

(1)

Does not include 10,000,000 PubCo Class B Ordinary Shares to be issued to KKXX Investment, a British Virgin Islands business company controlled by Mr. Shang Ju Lin, at the Closing. Mr. Shang Ju Lin is the Parent Shareholder and has served as the chief executive officer and chairman of the board of CADV since January 6, 2026. He previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. These PubCo Class B Ordinary Shares carry 15 votes per share but have no economic rights (no rights to dividends, distributions, or net assets upon liquidation other than par value) and therefore are not included in the pro forma share ownership table above.

(2)	Represents the unredeemed Public Shares in a variety of redemption scenarios. Assumes the redemption of (i) 0 Public Shares in the No Redemptions Scenario, (ii) 1,725,000 Public Shares in the 25% Redemptions Scenario, (iii) 3,450,000 Public Shares in the 50% Redemptions Scenario, (iv) 5,175,000 Public Shares in the 75% Redemptions Scenario, and (v) all 6,900,000 Public Shares in the Maximum Redemptions Scenario, representing the redemption of 100% of the Public Shares.
(3)	The public warrants outstanding as of the Closing are not included in the table above, as they are not exercisable until 30 days after the Closing and do not represent issued and outstanding PubCo Ordinary Shares. Each warrant is exercisable for one PubCo Class A Ordinary Share at $11.50 per share.
(4)	Consists of 55,000 Insider Shares held by SPAC’s directors and officers, and 25,000 Insider Shares held by Mr. Lin, SPAC’s former chief executive officer and director and the former sole shareholder and director of the Sponsor.
(5)	Represents 1,645,000 shares held by MilunaC Technology Limited, the Sponsor.
(6)	Represents 203,100 Private Placement Shares held by the Sponsor.
(7)	Represents 25,000,000 PubCo Class A Ordinary Shares issued to the Parent Closing Shareholders as Transaction Consideration Shares, of which Mr. Lin is expected to receive 21,875,000 shares and the four advisory firms to Parent (Agile Advisory, Nexus Advisory, MMT2KKG Advisory, and Flux Advisory) are expected to receive the remaining 3,125,000 shares (approximately 12.5% of the Transaction Consideration Shares) in the aggregate. Agile Advisory, MMT2KKG Advisory, and Flux Advisory are each expected to receive 875,000 PubCo Class A Ordinary Shares, and Nexus Advisory is expected to receive 500,000 PubCo Class A Ordinary Shares.
(8)	Represents the ARC Advisory Shares that will be issued to ARC Group International Limited at the Closing. The ARC Advisory Shares will constitute 4.9% of the total fully diluted post-Closing. The ARC Advisory Shares will consist of 2,366,592 PubCo Class A Ordinary Shares, assuming no Redemptions of Public Shares; 2,277,712 PubCo Class A Ordinary Shares, assuming 25% Redemptions of Public Shares; 2,188,832 PubCo Class A Ordinary Shares, assuming 50% Redemptions of Public Shares; 2,099,951 PubCo Class A Ordinary Shares, assuming 75% Redemptions of Public Shares; and 2,011,071 PubCo Class A Ordinary Shares, assuming maximum Redemptions of Public Shares.
(9)	Represents up to 5,000,000 Earn-Out Shares issuable to the former holders of Parent Ordinary Shares if PubCo achieves consolidated revenue of no less than $7,000,000 for the fiscal year ending December 31, 2027. These are not included in undiluted shares but are assumed to be earned and issued in the fully diluted presentation.
(10)	Represents the aggregate of 6,900,000 Public Warrants and 203,100 Private Warrants. Each warrant entitles the holder to purchase one PubCo Class A Ordinary Share at an exercise price of $11.50 per share, subject to customary adjustments. The warrants are not exercisable until 30 days after the Closing. The Private Warrants are subject to substantially the same terms as the Public Warrants, except that they are not redeemable by PubCo. Warrants are not included in the calculation of issued and outstanding PubCo Ordinary Shares (undiluted) but are assumed to be exercised in the fully diluted presentation.

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Projected Voting Power of PubCo Post-Closing

Upon consummation of the Business Combination, the voting power of PubCo under (1) the No Redemptions Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the Maximum Redemptions Scenario, would be as follows:

	VOTING POWER IN PUBCO
	No Redemptions				25% Redemptions				50% Redemptions				75% Redemptions				Maximum Redemptions
	No. of Shares	Percent Outstanding	No. of Shares-fully diluted	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	No. of Shares-fully diluted	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	No. of Shares-fully diluted	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	No. of Shares-fully diluted	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	No. of Shares-fully diluted	Fully Diluted Percent Outstanding
Public Shares(1)	6,900,000	3.7%	6,900,000	3.5%	5,175,000	2.8%	5,175,000	2.6%	3,450,000	1.9%	3,450,000	1.8%	1,725,000	1.0%	1,725,000	0.9%	-	-	-	-%
Public Warrants(2)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-%
Insider Shares(3)	80,000	0.0%	80,000	0.0%	80,000	0.0%	80,000	0.0%	80,000	0.0%	80,000	0.0%	80,000	0.0%	80,000	0.0%	80,000	0.0%	80,000	0.0%
Insider Shares held by the Sponsor(4)	1,645,000	0.9%	1,645,000	0.8%	1,645,000	0.9%	1,645,000	0.8%	1,645,000	0.9%	1,645,000	0.8%	1,645,000	0.9%	1,645,000	0.9%	1,645,000	0.9%	1,645,000	0.9%
Private Placement Units(5)	203,100	0.1%	203,100	0.1%	203,100	0.1%	203,100	0.1%	203,100	0.1%	203,100	0.1%	203,100	0.1%	203,100	0.1%	203,100	0.1%	203,100	0.1%
PubCo Class B Ordinary Shares(6)	10,000,000	80.6%	10,000,000	75.6%	10,000,000	81.4%	10,000,000	76.3%	10,000,000	82.2%	10,000,000	77.1%	10,000,000	83.0%	10,000,000	77.8%	10,000,000	83.8%	10,000,000	78.5%
Transaction Consideration Shares (7)	25,000,000	13.4%	25,000,000	12.6%	25,000,000	13.6%	25,000,000	12.7%	25,000,000	13.7%	25,000,000	12.8%	25,000,000	13.8%	25,000,000	13.0%	25,000,000	14.0%	25,000,000	13.1%
ARC Advisory Shares(8)	2,366,592	1.3%	2,366,592	1.2%	2,277,712	1.2%	2,277,712	1.2%	2,188,832	1.2%	2,188,832	1.1%	2,099,951	1.2%	2,099,951	1.1%	2,011,071	1.1%	2,011,071	1.1%
Total	46,194,692	100%	46,194,692	93.9%	44,380,812	100%	44,380,812	93.9%	42,566,932	100%	42,566,932	93.8%	40,753,051	100%	40,753,051	93.7%	38,939,171	100%	38,939,171	93.7%

Potential Sources of Dilution
Earn-Out Shares(9)			5,000,000	2.5%			5,000,000	2.5%			5,000,000	2.6%			5,000,000	2.6%			5,000,000	2.6%
PubCo Warrants(10)			7,103,100	3.6%			7,103,100	3.6%			7,103,100	3.6%			7,103,100	3.7%			7,103,100	3.7%
Fully-Diluted Shares		100%	58,297,792	100%			56,483,912	100%			54,670,032	100%			52,856,151	100%			51,042,271	100%

*	Less than 1%.
Percentages may not sum to 100.0% due to rounding.

(1)	Represents the unredeemed Public Shares in a variety of redemption scenarios. Assumes the redemption of (i) 0 Public Shares in the No Redemptions Scenario, (ii) 1,725,000 Public Shares in the 25% Redemptions Scenario, (iii) 3,450,000 Public Shares in the 50% Redemptions Scenario, (iv) 5,175,000 Public Shares in the 75% Redemptions Scenario, and (v) all 6,900,000 Public Shares in the Maximum Redemptions Scenario, representing the redemption of 100% of the Public Shares.
(2)	The public warrants outstanding as of the Closing are not included in the table above, as they are not exercisable until 30 days after the Closing and do not represent issued and outstanding PubCo Ordinary Shares. Each warrant is exercisable for one PubCo Class A Ordinary Share at $11.50 per share.
(3)	Consists of 55,000 Insider Shares held by SPAC’s directors and officers, and 25,000 Insider Shares held by Mr. Lin, SPAC’s former chief executive officer and director and the former sole shareholder and director of the Sponsor.
(4)	Represents 1,645,000 shares held by MilunaC Technology Limited, the Sponsor.
(5)	Represents 203,100 Private Placement Shares held by the Sponsor.
(6)	Represents 10,000,000 Class B Ordinary Shares to be issued to KKXX Investment, a British Virgin Islands business company controlled by Mr. Shang Ju Lin, the Parent Shareholder, who previously served as SPAC’s chief executive officer and director and was the sole director and sole shareholder of the Sponsor. These shares carry 15 votes per share but have no economic rights (no rights to dividends, distributions, or net assets upon liquidation other than par value). Mr. Lin is also expected to receive 21,875,000 PubCo Class A Ordinary Shares as Transaction Consideration Shares and 25,000 PubCo Class A Ordinary Shares upon conversion of the 25,000 Insider Shares that he holds directly. Accordingly, Mr. Lin is expected to control approximately 92.32% of PubCo’s total voting power under the No Redemptions Scenario and approximately 96.07% under the Maximum Redemptions Scenario. The total voting power of the Parent Closing Shareholders includes both the Class A Ordinary Shares and the Class B Ordinary Shares held through KKXX Investment.
(7)	Represents 25,000,000 PubCo Class A Ordinary Shares issued to the Parent Closing Shareholders as Transaction Consideration Shares, of which Mr. Lin is expected to receive 21,875,000 shares and the four advisory firms to Parent (Agile Advisory, Nexus Advisory, MMT2KKG Advisory, and Flux Advisory) are expected to receive the remaining 3,125,000 shares (approximately 12.5% of the Transaction Consideration Shares) in the aggregate. Agile Advisory, MMT2KKG Advisory, and Flux Advisory are each expected to receive 875,000 PubCo Class A Ordinary Shares, and Nexus Advisory is expected to receive 500,000 PubCo Class A Ordinary Shares.
(8)	Represents the ARC Advisory Shares that will be issued to ARC Group International Limited at the Closing. The ARC Advisory Shares will constitute 4.9% of the total fully diluted post-Closing ownership. The ARC Advisory Shares will consist of 2,366,592 PubCo Class A Ordinary Shares, assuming no Redemptions of Public Shares; 2,277,712 PubCo Class A Ordinary Shares, assuming 25% Redemptions of Public Shares; 2,188,832 PubCo Class A Ordinary Shares, assuming 50% Redemptions of Public Shares; 2,099,951 PubCo Class A Ordinary Shares, assuming 75% Redemptions of Public Shares; and 2,011,071 PubCo Class A Ordinary Shares, assuming maximum Redemptions of Public Shares.
(9)	Represents up to 5,000,000 Earn-Out Shares issuable to the former holders of Parent Ordinary Shares if PubCo achieves consolidated revenue of no less than $7,000,000 for the fiscal year ending December 31, 2027. These are not included in Undiluted shares but are assumed to be earned and issued in the fully diluted presentation.
(10)	Represents the aggregate of 6,900,000 Public Warrants and 203,100 Private Warrants. Each warrant entitles the holder to purchase one PubCo Class A Ordinary Share at an exercise price of $11.50 per share, subject to customary adjustments. The warrants are not exercisable until 30 days after the Closing. The Private Warrants are subject to substantially the same terms as the Public Warrants, except that they are not redeemable by PubCo. Warrants are not included in the calculation of issued and outstanding PubCo Ordinary Shares (undiluted) but are assumed to be exercised in the fully diluted presentation.

Ancillary Documents

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, on April 23, 2026, SPAC, Parent and the Sponsor, entered into a Sponsor Support Agreement. Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, among other things, (a) vote any SPAC Ordinary Shares held by such Sponsor, as applicable, in favor of the Business Combination Agreement and the transactions contemplated thereby, (b) waive its anti-dilution rights under the SPAC Articles. The Sponsor Support Agreement also provides that the Sponsor has agreed irrevocably to waive its redemption rights in connection with the consummation of the Transactions with respect to any SPAC Ordinary Shares they may hold. The Sponsor Support Agreement expires upon the earlier of the Effective Time and the termination of the Business Combination Agreement. No consideration has been or will be paid by SPAC, Parent or the Company to the Sponsor in connection with such agreements.

Parent Support Agreement

Concurrently with the execution of the Business Combination Agreement, on April 23, 2026, Parent, the SPAC, and the Parent Shareholder entered into a Parent Support Agreement, pursuant to which the Parent Shareholder has agreed to (a) vote the Parent Ordinary Shares held by the Parent Shareholder (together with any other equity securities thereafter acquired by the Parent Shareholder) in favor of the Business Combination Agreement and the transactions contemplated thereby, (b) be bound by certain other covenants and agreements related to the Transactions, and (c) be bound by certain transfer restrictions with respect to the Parent Subject Securities. The Parent Support Agreement expires upon the earlier of the Effective Time and the termination of the Business Combination Agreement.

New Registration Rights Agreement

In connection with the Closing, PubCo, the Sponsor, certain shareholders of Parent and the other parties signatory thereto will enter into a Registration Rights Agreement, pursuant to which PubCo will, from time to time, register for resale the PubCo Ordinary Shares held by the Holders immediately following the Closing, any PubCo Ordinary Shares that may be acquired upon the exercise, conversion, or redemption of any derivative security held by the Holders immediately following the Closing, any equity securities that are “restricted securities” or held by an “affiliate” (each as defined in Rule 144 under the Securities Act), and any other equity security issued in a share dividend, share split, or similar transaction. Pursuant to the New Registration Rights Agreement, among other things, PubCo will agree to file a shelf registration statement on Form S-1 registering the sale or resale of all of the Registrable Securities no later than 30 days after the Closing. Additionally, (x) Holders of at least a majority-in-interest of the then outstanding number of Registrable Securities, (y) the Sponsor and (z) affiliates of the Sponsor may make written demands for registration under the Securities Act of all or part of their Registrable Securities, provided that the Registrable Securities are no longer subject to lock-up and at least 12 months have passed since the filing of the Form 10 information (as defined in Rule 144(i)(3) of the Securities Act) with the SEC. Pursuant to the New Registration Rights Agreement, PubCo will also provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement also provides that PubCo will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities. The New Registration Rights Agreement will terminate upon the earlier of the 7th anniversary of the date of the New Registration Rights Agreement, the date on which no Registrable Securities remain outstanding, and with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities.

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Lock-Up Agreement

In connection with the Closing, PubCo will enter into a Lock-up Agreement with certain Parent Closing Shareholders a of immediately prior to the Effective Time providing that the Parent Closing Shareholders, as the holders of the Parent Ordinary Shares, will not, subject to certain customary exceptions, transfer any PubCo Ordinary Shares received by the Parent Closing Shareholders pursuant to the Business Combination Agreement (together with any securities paid as bonus share issuance, dividends or distributions with respect to such securities or into which such securities are changed or exchanged or which are received in any recapitalization, share exchange, share conversion or similar transactions) during the period commencing from the date of Closing until the earlier of (i) six months after the Closing or (ii) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction in which all of its shareholders have the right to exchange their ordinary shares for cash, securities or other property.

Background of the Business Combination

SPAC is a special purpose acquisition company that was incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

CADV is a Polish company incorporated on February 28, 2013. CADV provides advanced technical support for organizations using extensive IT systems and delivers technical support services using an AI-assisted support model. CADV is ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026. Mr. Lin previously served as both the chief executive officer and director of SPAC until his resignation on December 1, 2025. He also previously served as the sole director and sole shareholder of the Sponsor, which holds 1,645,000 Insider Shares and 203,100 Private Placement Units. On November 12, 2025, Mr. Lin resigned as the sole director of the Sponsor, and Mr. Hao Yuan was appointed as the Sponsor’s sole director. In connection with this transition, Mr. Lin transferred 70% of the equity interests in the Sponsor to Mr. Yuan and another person. Following these transfers, and as of date of this prospectus, the Sponsor has three shareholders. No shareholder of the Sponsor has the right to vote or dispose of, or direct the voting or disposition of, the SPAC securities held by the Sponsor. Accordingly, the Sponsor reports beneficial ownership of 100% of the securities it directly holds, and no individual shareholder of the Sponsor is deemed to beneficially own more than his or her respective indirect pecuniary interest in such securities. On December 1, 2025, Mr. Lin resigned as chief executive officer and director of SPAC. Mr. Lin currently holds 25,000 Insider Shares and has agreed to vote all such Insider Shares in favor of all the proposals being presented at the extraordinary general meeting of SPAC.

Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. Because CADV is controlled by Mr. Lin, SPAC has entered into a business combination transaction with a company controlled by SPAC’s former chief executive officer and the former sole director of the Sponsor. On one hand, Mr. Lin may benefit from the completion of the Business Combination because, if the Business Combination is consummated, Mr. Lin’s direct 25,000 Insider Shares and his indirect economic interest in the Sponsor’s 1,645,000 Insider Shares and 203,100 Private Placement Units may retain value and avoid forfeiture, expiration or loss of value that could occur if SPAC fails to complete a business combination. Conversely, the Sponsor and SPAC’s officers and directors may benefit from Mr. Lin’s identification, reorganization and control of CADV as a potential business combination target because Mr. Lin’s control of CADV may facilitate CADV’s approval of the Business Combination and increase the likelihood that SPAC will complete a business combination. If SPAC completes the Business Combination, the Sponsor and SPAC’s officers and directors may avoid the forfeiture or loss of value of their SPAC securities, including the Sponsor’s 1,645,000 Insider Shares and 203,100 Private Placement Units and the 55,000 Insider Shares owned by SPAC’s officers and directors. These interests may create incentives for the Sponsor and SPAC’s officers and directors to support the Business Combination even if it is not in the best interests of the Public Shareholders. See the sections entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination” and “The Business Combination — Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination” for more information.

In recognition of these potential conflicts of interest and to mitigate potential conflicts of interest, the SPAC Board established a Special Committee comprised solely of independent and disinterested directors to evaluate and negotiate the Business Combination. The SPAC Board authorized the Special Committee, to the fullest extent permitted by applicable law and SPAC’s governing documents, to take all actions necessary or advisable in connection with its evaluation of the proposed Business Combination. The Special Committee was authorized to review, evaluate, negotiate and approve the definitive agreements relating to the Business Combination and to take such other actions as it considered necessary or appropriate in connection therewith, in each case acting in what it considered to be in the best interests of SPAC and its shareholders as a whole. In connection with its review of the proposed Transactions, the Special Committee engaged KKG to render an opinion as to the fairness, from a financial point of view, to the SPAC’s unaffiliated shareholders of the aggregate transaction consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement. A copy of KKG’s fairness opinion is attached hereto as Annex H. Additionally, the Special Committee engaged JCD as its independent legal advisor. Neither JCD nor KKG had been engaged by CADV during the prior two years. See the sections entitled “The Business Combination — Special Committee Oversight” for more information.

The terms of the Business Combination with CADV are the result of negotiations between representatives of SPAC and CADV. Prior to the Business Combination, SPAC had not entered into a definitive agreement with any target business.

IPO and Sponsor Transition

SPAC completed its IPO of 6,000,000 Units on October 24, 2025. On October 28, 2025, the underwriters of its IPO fully exercised their over-allotment option of 900,000 Units. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to SPAC of $69,000,000. Prior to the consummation of its IPO, neither SPAC, nor anyone on its behalf, selected any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with SPAC.

In line with its disclosed business strategy, the SPAC identified several general criteria to guide its evaluation of prospective target businesses, including: (i) key technologies and attractive competitive position; (ii) knowledgeable management teams with proven track records and relevant industry experience; (iii) demonstrate high revenue growth or significant growth potential; (iv) the ability to generate future profits and free cash flows; and (v) companies that would benefit from becoming a publicly traded company. Although the criteria mentioned above are not intended to be exhaustive, these factors formed the principal framework for its evaluation of potential business combination opportunities.

From the consummation of its IPO through the leadership transition, SPAC, through MilunaC Technology Limited, the Sponsor, and SPAC’s management, reviewed numerous potential business combination opportunities across multiple industries and sectors and engaged in discussions with several potential targets. As of the signing of the Business Combination Agreement, more than ten potential business combination targets had been evaluated, four non-disclosure agreements had been executed, and nine non-binding letters of intent had been entered into with nine other potential targets, excluding CADV.

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Prior to and at the time of consummation of the IPO on October 24, 2025, Mr. Lin was the sole shareholder and director of the Sponsor, owning 100% of the outstanding shares of the Sponsor, and has the sole voting and dispositive power of the shares held by the Sponsor. Following the consummation of the IPO, Mr. Lin continued to serve as the sole shareholder and sole director of the Sponsor until November 12, 2025. On November 12, 2025, Mr. Shang Ju Lin resigned as the sole director of the Sponsor, and Mr. Hao Yuan was appointed as the sole director. In connection with such transition, Mr. Lin transferred 70% of the equity interests in the Sponsor, represented by 35,000 ordinary shares of the Sponsor, to two individuals, consisting of 20,000 ordinary shares to Mr. Yuan and 15,000 ordinary shares to another individual. Each of these individuals became a shareholder of the Sponsor in connection with such transfer, and neither of them is affiliated with Mr. Lin or any parties to the Business Combination or their affiliates. Following these transfers, Mr. Lin retained 15,000 ordinary shares of the Sponsor. The Sponsor has three shareholders, each of whom has sole voting and dispositive power over his or her respective equity interests in the Sponsor. No shareholder of the Sponsor, including Mr. Lin, has the right to vote or dispose of, or direct the voting or disposition of, the securities of SPAC held by the Sponsor. Accordingly, the Sponsor reports beneficial ownership of 100% of the securities it directly holds, and no individual shareholder of the Sponsor is deemed to beneficially own more than his or her respective indirect pecuniary interest in such securities. On December 1, 2025, Mr. Lin resigned as chief executive officer of SPAC, effective December 1, 2025. On the same day, SPAC Board appointed Mr. Hao Yuan, to serve as chief executive officer and a director of SPAC, commencing on December 1, 2025. See “Information About the SPAC — The Sponsor Transition” for more information. In February 2026, Yajuan Ding was appointed to the SPAC Board as a third independent director to fill the vacancy created by the resignation of independent director Tsai Mei Chi on February 17, 2026.

Summary of Other Targets

Target A

On March 13, 2026, a representative from ARC Group International Limited (“ARC”) reached out to SPAC to determine SPAC’s interest in a potential business combination with a Malaysia-based property technology company (“Target A”). On March 16, 2026, SPAC’s management team held an initial zoom meeting with Target A’s management team and representatives from ARC to introduce the SPAC team to Target A and to learn more about Target A. After the initial call, SPAC conducted further due diligence, which included industry research and a review of Target A’s materials, including the pitch deck and financial projections. SPAC entered into a non-disclosure agreement with Target A on March 24, 2026, and delivered a draft letter proposing a pre-money valuation of approximately $100 million on March 26. On March 31, Target A countered with a minimum pre-money valuation of approximately $150 million. After several additional discussions internally and with the Special Committee, on April 2, 2026, SPAC formally decided not to proceed further with a business combination with Target A due to the valuation gap and concerns relating to Target A’s business model.

Target B

On January 2, 2026, through a mutual contact introduction, the founder of a France-based integrated digital assets company operating across the blockchain and crypto value chain (“Target B”) initiated the contact with SPAC. On January 24, 2026, SPAC’s management team held an initial Zoom meeting with Target B’s co-founder, chief executive officer, and a director to introduce the SPAC team to Target B and to learn more about Target B’s business. Following the initial call, SPAC entered into a non-disclosure agreement with Target B, and Target B granted SPAC access to its data room. On the same day, SPAC and Target B entered into a letter of intent reflecting a preliminary valuation of approximately $300 million for Target B. During February and March 2026, SPAC conducted further due diligence on Target B’s business, including a review of the documents in the data room. On March 11, 2026, the SPAC team and the Special Committee scheduled a due diligence call with Target B’s management. After further due diligence and internal deliberation, on March 15, 2026, the Special Committee and SPAC’s management ultimately determined a valuation of $50 million for Target B and decided not to proceed with a potential business combination due to the valuation gap and concerns relating to Target B’s readiness to operate as a public company.

Target C

On December 2, 2025, an advisor of a South Korea-based artificial intelligence and edge computing company focused on AI, AIoT, edge computing and Physical AI (“Target C”), contacted SPAC’s chief executive officer to gauge his interest for a potential business combination with Target C. Following initial discussions, Target C provided SPAC with access to a virtual data room containing corporate, financial, legal, technical, and operational due diligence materials, including audited financial statements for fiscal years 2021 through 2024 and materials relating to its AI and AIoT project portfolio. On December 8, 2025, the parties executed a non-binding letter of intent reflecting a preliminary valuation of approximately $350 million for Target C. After further review of the due diligence materials and internal deliberation, on March 6, 2026, SPAC determined not to proceed with a potential business combination with Target C due to Target C’s early-stage financing profile and concerns regarding its readiness to operate as a public company.

Target D

On December 3, 2025, a mutual contact of SPAC’s chief executive officer and the chief executive officer of a Hong Kong based company focused on trading automation systems (“Target D”) reached out to SPAC regarding a potential business combination with Target D. On December 9, 2025, representatives of SPAC and Target D held an online meeting to discuss Target D’s business model, technology architecture, client base, valuation framework and post-acquisition integration considerations. Between December 12, 2025 and January 2, 2026, SPAC conducted due diligence on Target D, including industry research and engaged in the management discussions, and the parties exchanged drafts of a non-binding letter of intent, with the final version executed on January 2, 2026, reflecting a preliminary valuation of approximately $475 million for Target D. After further review of the due diligence materials and internal deliberation, on March 5, 2026, SPAC determined not to proceed with a potential business combination with Target D due to concerns regarding regulatory and execution risks associated with Target D’s trading automation business, the predictability of its revenue model, and its readiness to become a public company.

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Target E

On December 3, 2025, a mutual contact of SPAC’s chief executive officer and the chief executive officer of a South Korea-based company focused on AI computation innovations (“Target E”) reached out to SPAC regarding a potential business combination with Target E. On December 4, 2025, representatives of SPAC and Target E held an online meeting during which Target E provided an overview of its AI computation platform, partnership arrangements and growth projections, and SPAC discussed the proposed acquisition structure and valuation benchmarks. Between December 4, 2025 and December 23, 2025, SPAC conducted due diligence on Target E, including industry research and engaged in the management discussions, and the parties exchanged drafts of a non-binding letter of intent, with the final version executed on December 23, 2025, reflecting a preliminary valuation of approximately $400 million for Target E. After further due diligence and internal deliberation, on March 5, 2026, SPAC determined not to proceed with a potential business combination with Target E due to concerns regarding the early stage of commercialization of Target E’s technology, limited visibility into near-term revenue growth, and the need for further validation of its valuation assumptions.

Target F

On December 24, 2025, through a mutual contact introduction, the founder of a Hong Kong-based advisory business company (“Target F”), initiated the discussion with SPAC regarding a potential business combination. On January 5, 2026, representatives of SPAC and Target F held an online meeting during which Target F provided an overview of its advisory business lines, institutional client base and senior management team, and SPAC discussed its SPAC listing pathway and post-acquisition integration strategy. On January 7, 2026, the parties executed a non-binding letter of intent, reflecting a preliminary valuation of approximately $600 million for Target F. After further due diligence and internal deliberation, on March 5, 2026, SPAC determined not to proceed with a potential business combination with Target F due to concerns regarding Target F’s business model and the scalability of its operations as a standalone public company.

Target G

On December 18, 2025, through a mutual contact introduction, the chief executive officer of SPAC initiated a discussion with a co-founder of a France-based Web3 payments company (“Target G”), for a potential business combination. During initial discussions, SPAC outlined its acquisition plans and proposed transaction structure. On December 20, 2025, the parties executed a non-binding letter of intent, reflecting a preliminary valuation of approximately $400 million for Target G. Subsequently, Target G’s co-founder shared a corporate presentation deck and provided a detailed walkthrough of the company’s current business operations, product offerings and growth outlook. After further review of Target G’s materials, including the presentation deck, and internal deliberation, on March 5, 2026, SPAC determined not to proceed with a potential business combination with Target G due to its early-stage business nature and concerns regarding its overall readiness to become a public company.

Target H

On December 16, 2025, a co-founder of a Hong Kong-based company (“Target H”) conducting Web3 decentralized physical infrastructure network, reached out to the chief executive officer of SPAC to discuss a potential business combination. During initial discussions, SPAC outlined its acquisition plans and proposed transaction structure, and Target H’s co-founder shared a corporate presentation deck and provided an overview of the company’s operations and market positioning. On December 20, 2025, the parties executed a non-binding letter of intent, reflecting a preliminary valuation of approximately $450 million for Target H. Following the execution of the letter of intent, SPAC engaged in further discussions with Target H’s co-founder to obtain additional detail on the company’s operating metrics and financial performance. After further review and internal deliberation, on March 5, 2026, SPAC determined not to proceed with a potential business combination with Target H due to concerns regarding the limited scalability of the company’s business model and related considerations regarding its ability to support the revenue growth necessary for a potential public company valuation.

Target I

On December 19, 2025, a co-founder of a UK-based developer tools company (“Target I”), reached out to the chief executive officer to discuss a potential business combination. During initial discussions, SPAC outlined its acquisition plans and proposed transaction structure, and Target I’s co-founder provided a preliminary overview of the company’s product suite and market positioning. On December 20, 2025, the parties executed a non-binding letter of intent, reflecting a preliminary valuation of approximately $450 million for Target I. Subsequently, Target I’s co-founder shared a corporate presentation deck with additional detail on the company’s technology platform and product roadmap. After further review of the presentation deck of Target I and internal deliberation, on March 5, 2026, SPAC determined not to proceed with a potential business combination with Target I due to its early-stage business nature, lack of a clear path to profitability, and limited visibility into near-term revenue growth.

Chronology of the Current Transaction

On January 6, 2026, following Mr. Shang Ju Lin’s acquisition of the remaining 99.9% of the equity interest in and control of CADV from Kogom Ltd., as described below, Mr. Lin, a director of CADV and former chief executive officer and director of SPAC, contacted Hao Yuan, the chief executive officer of SPAC, to introduce CADV and gauge SPAC’s preliminary interest in a potential business combination with CADV, a Polish company operating an AI-driven platform that analyzes user behavior in real time and personalizes digital experiences. During this initial outreach, Mr. Lin introduced CADV’s business and preliminary transaction rationale on a high-level, introductory basis. No specific transaction terms, including valuation, consideration structure, governance arrangements or post-closing roles, were agreed at that time.

On January 6, 2026, prior to Mr. Lin’s outreach to SPAC described above, Clomar Solutions Corp. (“Clomar”), which was subsequently renamed Kukugan Invest and is referred to herein as Parent, entered into an exchange agreement with Kogom Ltd., pursuant to which Clomar acquired 100% of the outstanding equity interests of CADV from Kogom Ltd. in exchange for 99,900 newly issued shares of Clomar ordinary shares, representing 99.9% of the total issued and outstanding shares of Clomar immediately following such exchange. On the same date, Kogom Ltd. and Mr. Lin entered into a Transfer Agreement pursuant to which Kogom Ltd. transferred those 99,900 shares of Clomar ordinary shares to Mr. Lin for consideration of US$100, making Mr. Lin the controlling, 99.9% shareholder of Clomar. Clomar subsequently re-domiciled from its prior jurisdiction to the Cayman Islands and changed its name to Kukugan Invest. As a result of these steps, Mr. Lin acquired control of Parent, and thus of CADV, on January 6, 2026, shortly before he contacted SPAC’s chief executive officer later that same day and approximately three and a half months before the Business Combination Agreement was signed on April 23, 2026.

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The Share Exchange was structured as an exchange of CADV’s equity interests for newly issued shares of Clomar, rather than as a cash acquisition, because the parties intended the Share Exchange to qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(B) of the U.S. Internal Revenue Code, which requires that the consideration paid by the acquiring corporation consist solely of voting stock. A direct cash acquisition of CADV by Clomar would not have satisfied this requirement. Kogom Ltd.’s subsequent sale of its Clomar shares to Mr. Lin for US$100 in cash was a separate transaction, entered into after Kogom Ltd. had received the Exchange Shares in the Share Exchange.

Before the Reorganization, Kogom was the sole shareholder of CADV and Mr. Emilio Gomez is the founder and Chief Executive Officer of Kogom. Consequently, Mr. Gomez was the Chief Executive Officer, president of the management board and controlling shareholder of CADV before the Reorganization. Mr. Gomez currently serves as CADV’s Chief Operating Officer.

Agile Advisory and Nexus Advisory have provided the Parent Shareholder with management, operational, and legal/compliance advisory support, as CADV has relied on external advisors due to its limited internal personnel resources. MMT2KKG Advisory and Flux Advisory have provided the Parent Shareholder with strategic networking and market intelligence support, including introductions to potential strategic partners and analysis of market trends. As compensation for these services, upon the closing of the Business Combination, the four advisory firms, each of which is a Parent Closing Shareholder, are expected to receive an aggregate of 3,125,000 PubCo Class A Ordinary Shares, representing approximately 12.5% of the Transaction Consideration Shares, allocated as follows: (i) 875,000 shares to Agile Advisory, (ii) 500,000 shares to Nexus Advisory, (iii) 875,000 shares to MMT2KKG Advisory, and (iv) 875,000 shares to Flux Advisory. The Parent Closing Shareholders may have interests in the Business Combination that are different from, in addition to, or in conflict with, the unaffiliated shareholders of SPAC. See the section entitled “The Business Combination — Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination” for more information.

Following the initial introduction on January 6, 2026, Mr. Wojciech Kaszycki, a member of the supervisory board of CADV, engaged directly with SPAC’s management, beginning with a January 13, 2026 call with Mr. Yuan, as described below.

During the call, Mr. Kaszycki provided an overview of CADV’s business, technology platform, financial profile and strategic rationale for a potential business combination, and SPAC’s management discussed SPAC’s acquisition criteria, expected transaction timeline and proposed business combination structure. Following the call, SPAC and CADV entered into a non-disclosure agreement. On the same day, SPAC submitted a non-binding letter of intent to CADV, and the parties reviewed and executed a non-binding letter of intent. The letter of intent reflected a preliminary pre-transaction equity value of $300 million for CADV, which had been proposed by CADV and calculated by CADV using a simple revenue multiple based on preliminary, unaudited financial information then available. The preliminary equity value did not reflect the results of any due diligence, valuation analysis or other review by SPAC, the SPAC Board or the Special Committee, and remained subject to SPAC’s due diligence, valuation analysis, negotiation of definitive documentation and approval by the SPAC Board and, once formed, the Special Committee. The parties expressly agreed the $300 million figure represented a preliminary starting point for negotiations, and did not constitute an agreed or final valuation, as SPAC had not yet conducted any due diligence, valuation analysis or independent review of the proposed transaction. The non-binding letter of intent also addressed, among other matters, the proposed transaction structure, rollover of existing CADV equity interests, treatment of SPAC founder shares, PIPE financing arrangements, minimum cash requirements, post-closing governance matters and customary closing conditions. Because the Special Committee had not yet been formed as of January 13, 2026, SPAC’s evaluation of and negotiation regarding the non-binding letter of intent, including the preliminary $300 million value, were conducted on SPAC’s behalf by Mr. Yuan and SPAC’s management. Following the formation of the Special Committee on February 25, 2026, as described below under “The Business Combination—Special Committee Oversight,” the Special Committee was authorized to take all actions necessary or advisable in connection with its evaluation of the proposed Business Combination. In exercising that authority, the Special Committee independently reviewed and reassessed all terms that had been agreed prior to its formation, including the preliminary $300 million value for CADV. As discussed below, that review and reassessment, together with subsequent negotiations between the Special Committee and CADV, resulted in a revised pre-transaction equity value of $250 million for CADV.

On January 15, 2026, Hunter Taubman Fischer & Li LLC (“HTFL”), legal counsel to SPAC, sent Rimon P.C. (“Rimon”), legal counsel to CADV, a legal due diligence request list for purposes of completing its legal due diligence review of CADV. On the same day, CADV provided SPAC and representatives of HTFL with access to an online data room containing further business, financial, operational, accounting, legal, intellectual property and other documentation with respect to CADV and its business.

Between January 15, 2026 and April 22, 2026, SPAC’s legal advisors conducted due diligence with respect to CADV and its business, in each case, based on information available in the data room and written responses from representatives of CADV. The due diligence process by SPAC’s legal advisors included multiple rounds of supplemental requests which requests were addressed by CADV.

In preparation for the due diligence request and meetings conducted between January 15, 2026 and April 24, 2026, Mr. Lin coordinated with key members of CADV’s senior management team based in Poland, including Mr. Wojciech Kaszycki who resigned on February 1, 2026, Emilio Gomez, the current Chief Operating Officer of CADV and the former Chief Executive Officer and president of the management board of CADV before the Reorganization, Hubert Kowalski, Chief Technology Officer of CADV, and Elżbieta Barbarska, Chief Financial Officer of CADV, each of whom had been involved in regular internal discussions since January 2026. Mr. Gomez assumed primary responsibility for leading the preparation of technology and platform-related materials in connection with the proposed transaction, including coordinating with CADV’s development team on CADV’s next-generation platform roadmap and technical specifications to support the disclosure requirements of the registration statement, while Mr. Kowalski, as Chief Technology Officer, provided the underlying technical input regarding CADV’s AI-driven platform architecture, algorithms and development pipeline that informed those materials.

In advance of the March 14, 2026 due diligence call, Mr. Gomez and Mr. Kowalski also provided Mr. Lin with preparatory materials regarding CADV’s technology platform, development pipeline, and product roadmap, which Mr. Lin presented and discussed with SPAC’s management and the Special Committee during the call. Ms. Barbarska, working in conjunction with CADV’s auditors, who had been engaged by CADV since October 2025, assumed primary responsibility for reviewing and overseeing CADV’s financial projections and coordinating on the financial reporting requirements for the registration statement, with her contributions spanning the period from approximately January 2026 through March 2026, including responses to financial due diligence inquiries raised by SPAC’s advisors. Given the time zone differences between CADV’s Poland-based management team and SPAC’s management and counsels, Mr. Lin, in his capacity as Chief Executive Officer of CADV, served as the primary point of contact and lead negotiator in communications with SPAC, based on relevant technical and financial information provided by Mr. Gomez, Mr. Kolwaski and Ms. Barbarska.

On February 7, 2026, SPAC’s then Board of Directors, consisting of Ms. Tsai Mei Chi, Mr. Yuan, Mr. Mace, Mr. Luhuan Zhong, and Ms. Lee Ya Ting, held a board meeting to discuss the proposed transaction with CADV and potential conflicts of interest, including Mr. Shang Ju Lin’s prior roles as former chief executive officer and director of SPAC, his former role as sole director and sole shareholder of the Sponsor, his continuing ownership of 25,000 Insider Shares, his continuing ownership of ordinary shares of the Sponsor, as well as an indirect economic interest through the Sponsor’s ownership of 1,645,000 Insider Shares and 203,100 Private Placement Units, and his relationship with CADV as its controlling shareholder. The SPAC Board determined that these relationships and prior affiliations could create actual or potential conflicts of interest in connection with the negotiation of the proposed transaction with Mr. Lin and CADV, the approval of the proposed transaction, and the recommendation that SPAC Shareholders approve the Business Combination and related proposals following execution of a definitive agreement. In light of these considerations, the SPAC Board discussed the advisability of forming a special committee of independent and disinterested directors to independently evaluate, negotiate, and oversee the proposed transaction on behalf of SPAC and its unaffiliated shareholders, and to make a recommendation to the SPAC Board with respect to the potential transaction with CADV.

On February 17, 2026, SPAC received Ms. Tsai’s resignation as a director, effective immediately. The resignation of Ms. Tsai did not result from any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. On February 25, 2026, the SPAC Board passed a resolution to appoint Ms. Yajuan Ding as an independent director to replace Ms. Tsai and to formally establish a special committee, composed of SPAC’s independent and disinterested directors, to evaluate, negotiate, oversee, and make a recommendation to the SPAC Board with respect to the potential transaction with CADV (the “Special Committee”). Ms. Yajuan Ding serves as the chairwoman of the Special Committee. The SPAC Board authorized the Special Committee to, among other things, review, evaluate, negotiate, and approve any definitive agreement relating to a potential business combination with any potential acquisition targets, and to take such actions as it considers necessary or advisable in connection therewith, in each case acting in what it considers to be in the best interests of SPAC and its shareholders as a whole.

On February 20, 2026, Mr. Yuan, Mr. Mace, and Mr. Lin held a conference call regarding CADV’s core business operations, organizational and personnel structure, and the company’s strategic plans for future growth and development. The call was informational in nature and no specific transaction terms were discussed.

On February 23, 2026, HTFL circulated an initial draft of the Business Combination Agreement to the Special Committee and SPAC, which included terms generally consistent with the non-binding letter of intent, including the proposed transaction structure, consideration framework, representations and warranties, covenants, closing conditions and termination provisions.

On February 24, 2026, the SPAC Board engaged KKG to provide an opinion to the Special Committee and the SPAC Board as to the fairness, from a financial point of view to the SPAC Unaffiliated Shareholders, of the Aggregate Transaction Consideration to be paid by SPAC in the Business Combination pursuant to the Business Combination Agreement. The SPAC Board determined that a fairness opinion was advisable in light of the proposed business combination transaction and the potential material conflicts of interest, including that the proposed business combination is with a company ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Of various providers, KKG was selected because of its experience in similar transactions and its reputation in the investment community.

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Although Mr. Lin previously served as SPAC’s chief executive officer and director, as well as the sole director and the sole shareholder of the Sponsor, he resigned as the sole director of the Sponsor on November 12, 2025, transferred 70% of his equity interests in the Sponsor while retaining 30% of the equity interests in the Sponsor, and resigned from his positions as SPAC’s chief executive officer and director effective December 1, 2025. All of the foregoing actions occurred prior to the commencement of discussions regarding the Business Combination. Mr. Lin held no officer, director or employee role with SPAC during the negotiation of the Business Combination. In connection with the proposed transaction, Mr. Lin acted solely on behalf of CADV and Parent. He did not participate in, and was not present for, any meeting or deliberation of the SPAC Board or the Special Committee concerning the Business Combination, did not participate in the formation of the Special Committee or the selection or engagement of KKG or JCD, and did not vote on, participate in, influence or otherwise direct any decision of the SPAC Board or the Special Committee regarding the proposed transaction. SPAC’s evaluation of, and negotiations regarding the Business Combination were conducted on SPAC’s behalf by Mr. Yuan and SPAC’s other independent and disinterested directors through the Special Committee, with the assistance of HTFL, as legal counsel to SPAC, and JCD, as legal counsel to the Special Committee.

On March 16, 2026, the Special Committee formally engaged JCD as the Special Committee’s independent legal advisor. Representative of JCD confirmed that JCD had no disabling conflicts of interest or relationships with any related parties would impair its ability to perform its responsibilities as legal counsel to the Special Committee.

During the period from February 23, 2026 to April 23, 2026, SPAC, the Special Committee, HTFL, and JCD, on behalf of the Special Committee, reviewed and refined the key terms and provisions of the draft Business Combination Agreement, including the proposed capital structure, valuation methodology, earn-out mechanics, representations and warranties, pre-closing covenants, closing conditions, indemnification provisions and termination rights, as well as the allocation of transaction-related fees and expenses among the parties. During the course of negotiations, representatives of the Special Committee, with the assistance of JCD, raised concerns regarding the supportability of the $300 million valuation in light of, among other factors, CADV’s historical and projected financial performance, prevailing market conditions for comparable transactions, and the inherent execution risks associated with CADV’s business plan. On March 24, 2026, HTFL circulated a draft of the Business Combination Agreement to Rimon. This draft proposed, among other things: (i) an equity value of CADV of $200 million; and (ii) an earn-out period of three years following the closing of the Business Combination, during which the existing shareholders of Parent may receive up to an additional 10,000,000 ordinary shares of PubCo in two tranches if certain target trading prices of PubCo’s ordinary shares are achieved. Between March 24, 2026, and April 22, 2026, HTFL and Harneys Westwood & Riegels (“Harneys”), Cayman counsel to the SPAC, Rimon and Stuarts Humphries, Cayman counsel to CADV (“Stuarts”), on behalf of CADV, exchanged revised drafts of the Business Combination Agreement.

On March 14, 2026, Mr. Yuan, Mr. Mace, the Special Committee, CADV’s Chairman, and representatives from ARC held a due diligence call. During the call, the parties discussed CADV’s business update, valuation considerations, a potential PIPE Investment of ELOC financing, audit timelines, revenue growth validation, and Nasdaq listing requirements. Both parties agreed to further discussions on the valuation framework, potentially incorporating earn-out mechanisms, following the fairness opinion analysis. Between March 14, 2026, and April 14, 2026, SPAC’s management, the Special Committee, and CADV continued discussions regarding the valuation, and introduced an earn-out structure, as well as a dual class share structure of the listing company following the Business Combination. Specifically, after consulting with Mr. Gomez and Ms. Barbarska, Mr. Lin countered with the following material terms: (i) an equity value of CADV of $250 million; (ii) an earn-out period of three years following the closing of the Business Combination, during which the existing shareholders of Parent may receive up to an additional 15,000,000 Class A ordinary shares of PubCo in three tranches if certain revenue targets are achieved; (iii) an earn-out share escrow mechanism; and (iv) a dual-class share structure under which holders of the PubCo Class B Ordinary Shares are entitled to 50 votes per share but have no economic rights.

Following arm’s-length negotiations among the parties, including multiple discussions between representatives of CADV and the Special Committee, and after considering the Special Committee’s analysis and the input of its advisors, the parties discussed a base valuation of $250 million and to introduce an earn-out structure pursuant to which CADV’s equity holders would be entitled to receive additional Earn-Out Shares upon the achievement of specified financial performance milestones through fiscal year 2027. The Special Committee determined that this revised structure appropriately balanced the parties’ respective views on CADV’s intrinsic value by deferring a portion of the consideration to a period in which CADV could demonstrate its ability to achieve the projected financial results that had informed the original $300 million valuation proposal.

On April 1, 2026, Mr. Yuan, Mr. Mace, the Special Committee, JCD, and representatives from HTFL held a working session to review the remaining open terms of the Business Combination Agreement. At the meeting, HTFL presented an issues list summarizing the principal commercial points, and the group discussed the key outstanding items, including capital structure, earn-out structure, transaction valuation, finder’s fee arrangements, equity incentive plan, allocation of fees and expenses, and Special Committee-related provisions. The updated markup of the Business Combination Agreement included the following terms: (i) an equity value of CADV of $250 million; (ii) an earn-out period of three years following the closing of the Business Combination, during which the existing shareholders of Parent may receive up to an additional 15,000,000 Class A ordinary shares of PubCo in three tranches if certain revenue targets are achieved; (iii) no earn-out share escrow mechanism; (iv) a dual-class share structure under which holders of Class B shares are entitled to 15 votes per share but have no economic rights; and (v) CADV shall split half of SPAC’s transaction fees six months after the date of the Business Combination Agreement. On April 20, 2026, the Special Committee and the SPAC further proposed revised earn-out terms, including only one earn-out tranche of 5,000,000 PubCo Class A ordinary shares, issuable if PubCo reports consolidated revenue of at least $7,000,000 for the fiscal year ending December 31, 2027.

On April 4, 2026, HTFL circulated the initial drafts of the ancillary agreements, which consisted of the Parent Support Agreement, Sponsor Support Agreement, Lock-up Agreement, and Amended and Restated Registration Rights Agreement. HTFL, JCD, and Rimon exchanged drafts on April 7, April 8, April 15, and April 22, which contained non-substantive, clean-up changes to the Parent Support Agreement, Sponsor Support Agreement, and Amended and Restated Registration Rights Agreement. With respect to the Lock-up Agreement, the parties engaged in discussions of the lock-up period, and ultimately agreed to proceed with a six-month lock-up period.

KKG rendered a written opinion on April 17, 2026 (the “KKG Opinion”), to the effect that, as of that date and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by KKG as set forth in its written opinion, the Aggregate Transaction Consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement was fair, from a financial point of view, to the SPAC Unaffiliated Shareholders.

On April 23, 2026, the Special Committee held a video conference and reviewed the principal terms of the definitive agreements for a transaction between SPAC and CADV and the KKG Opinion. The Special Committee’s counsel, JCD, also attended the call and advised the Special Committee regarding its fiduciary duties in connection with the proposed Business Combination. Following review of each of the agreements and opinion, the Special Committee resolved that the Business Combination, the Business Combination Agreement, and each ancillary agreement were advisable and in the best interests of the SPAC and its shareholders and approved, and recommended that the board approve and adopt, the Business Combination, the Business Combination Agreement, and each ancillary agreement. The Special Committee also resolved that certain key terms of the business combination, including the merger consideration, the earn-out consideration and the earn-out milestone, the issuance of PubCo Class B shares to KKXX Investment, a British Virgin Islands business company controlled by Mr. Shang Ju Lin, were each advisable and in the best interests of SPAC and its shareholders.

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In approving the dual-class structure and the issuance of the PubCo Class B Ordinary Shares to KKXX Investment, a British Virgin Islands business company controlled by Mr. Shang Ju Lin, the Special Committee considered that the structure would result in Mr. Lin holding voting control of PubCo following the Closing. The Special Committee determined that this structure was acceptable in light of (i) its successful negotiation reducing the voting power of the Class B shares from the 50 votes per share initially proposed by CADV to 15 votes per share; (ii) the fact that the Class B shares carry no economic rights, so that Mr. Lin’s voting control would not be accompanied by any disproportionate economic interest in PubCo; (iii) the Special Committee’s view that, in light of Mr. Lin’s extensive investment, management, and related industry experience, the continued future leadership and equity alignment of Mr. Lin, as the controlling shareholder and chief executive officer, was important to executing CADV’s business plan and technology roadmap; (iv) the minority and interim-period protections negotiated by the Special Committee, including its consent rights and the closing condition relating to its recommendation; and (v) the disclosure of Mr. Lin’s expected voting control and the associated risks to SPAC’s unaffiliated shareholders in this proxy statement/prospectus. After weighing these considerations against the potential benefits of the Business Combination, the Special Committee concluded that the dual-class structure, as negotiated, was advisable and in the best interests of SPAC and its unaffiliated shareholders.

On the same date, all members of the SPAC Board also met via video conference and reviewed the principal terms of the definitive agreements for a transaction between SPAC and CADV and the KKG Opinion. Prior to the meeting, the SPAC Board was provided with a copy of the substantially final draft of the Business Combination Agreement and each ancillary agreement. The SPAC Board and the Special Committee were aware of the potential conflicts of interest inherent in the proposed Business Combination, including that the Business Combination is with a company ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination, as described in the section of this proxy statement/prospectus titled “Interests of Certain SPAC Persons in the Business Combination” and “Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination.” Later in the day, the SPAC Board was provided with updated versions of the Business Combination Agreement, each ancillary agreement, and the KKG opinion. Following review of each of the agreements and the KKG Opinion, the SPAC Board resolved that the Business Combination was advisable and in the best interests of the SPAC and its shareholders and approved, the Business Combination Agreement, and each of the ancillary agreements. The SPAC Board also resolved that certain key terms of the business combination, including the merger consideration, the earn-out consideration and the earn-out milestone, the issuance of the Class B ordinary shares of PubCo to KKXX Investment were each advisable and in the best interests of SPAC and its shareholders.

On April 23, 2026, SPAC, Parent, CADV and the other parties executed the Business Combination Agreement, Parent Support Agreement and Sponsor Support Agreement.

On April 27, 2026, the transactions were publicly announced prior to market opening, following which SPAC filed the Business Combination Agreement, ancillary agreements, and the press release, with the SEC as exhibits to a Current Report on Form 8-K.

Special Committee Oversight

As described under “The Business Combination—Background of the Business Combination,” on February 7, 2026, SPAC’s then Board of Directors met to discuss the proposed transaction with CADV and the potential conflicts of interest arising from Mr. Shang Ju Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV. The SPAC Board recognized that CADV is controlled by Mr. Lin, SPAC’s former chief executive officer and director and the former sole director and sole shareholder of the Sponsor, and that these relationships and prior affiliations could give rise to material potential conflicts of interest in connection with the negotiation, approval and recommendation of the Business Combination.

In particular, the SPAC Board considered that Mr. Lin may benefit from the completion of the Business Combination because, if the Business Combination is consummated, Mr. Lin’s direct ownership of 25,000 Insider Shares and his indirect economic interest in the Sponsor’s 1,645,000 Insider Shares and 203,100 Private Placement Units may retain value and avoid forfeiture, expiration or loss of value that could occur if SPAC fails to complete a business combination. The SPAC Board also considered that the Sponsor and SPAC’s officers and directors may benefit from Mr. Lin’s identification, reorganization and control of CADV as a potential business combination target because Mr. Lin’s control of CADV may facilitate CADV’s approval of the Business Combination and increase the likelihood that SPAC will complete a business combination. If SPAC completes the Business Combination, the Sponsor and SPAC’s officers and directors may avoid forfeiture or loss of value of their SPAC securities, including the Sponsor’s 1,645,000 Insider Shares and 203,100 Private Placement Units and the 55,000 Insider Shares owned by SPAC’s officers and directors. In light of these potential conflicts, and following discussion of the disinterested nature of certain directors with respect to the proposed transaction with CADV, the SPAC Board determined that it was advisable to form a special committee of independent and disinterested directors to evaluate, negotiate and oversee the proposed transaction on behalf of SPAC and its unaffiliated shareholders.

On February 25, 2026, by unanimous written consent, the SPAC Board approved the formation of the Special Committee, consisting of SPAC’s independent and disinterested directors, namely Ya Ting Lee, Yajuan Ding and Luhuan Zhong, with Yajuan Ding serving as chairwoman of the Special Committee. The SPAC Board authorized the Special Committee, to the fullest extent permitted by applicable law and SPAC’s governing documents, to take all actions necessary or advisable in connection with its evaluation of the proposed Business Combination. The Special Committee was empowered to, among other things, act as a disinterested body of the SPAC Board as appropriate for the purpose of exploring and evaluating the Business Combination; to engage and oversee one or more financial advisors, investment banking firms and accounting firms in connection with the Business Combination as the Special Committee deemed necessary or advisable in connection with fulfilling its responsibilities and to perform such other services and deliver such opinions as the Special Committee in its discretion requests, including providing an opinion, all at the expense of SPAC; consult with, advise, and oversee management, on behalf of the SPAC Board, in connection with due diligence activities relating to CADV, the evaluation of the Business Combination, and discussions and/or negotiations concerning potential terms and conditions of the Business Combination; engage and oversee separate legal counsel if the Special Committee determined it was necessary or advisable to do so; and review the Business Combination and, if the Special Committee determined it is advisable and in the interests of SPAC and its Public Shareholders, recommend to the SPAC Board that the SPAC Board approve the Business Combination.

As part of its evaluation of the Business Combination, the Special Committee considered the chronology of events and potential conflicts of interest involving Mr. Lin, including: (i) SPAC’s filing of its registration statement for its initial public offering on September 2, 2025, at which time Mr. Lin was the chief executive officer of SPAC and the sole director of the Sponsor; (ii) the SEC’s declaration of effectiveness of SPAC’s registration statement on September 30, 2025; (iii) the consummation of SPAC’s initial public offering on October 24, 2025; (iv) Mr. Lin’s resignation as sole director of the Sponsor on November 12, 2025 and transfer of 70% of the equity interests in the Sponsor while retaining 30% of the equity interests in the Sponsor; (v) Mr. Lin’s resignation as chief executive officer and director of SPAC on December 1, 2025 while retaining 25,000 Insider Shares; (vi) the January 6, 2026 reorganization, pursuant to which CADV became the primary operating subsidiary of Parent and Mr. Lin acquired the remaining 99.9% of the equity and control of CADV from Kogom Ltd.; (vii) Mr. Lin’s outreach to SPAC’s chief executive officer on January 6, 2026 to explore a potential business combination with CADV; (viii) Mr. Lin’s indirect economic interest, through his retained ownership of the Sponsor, in the Sponsor’s 1,645,000 Insider Shares and 203,100 Private Placement Units; and (ix) the terms of the Business Combination Agreement, pursuant to which Mr. Lin will receive 10,000,000 PubCo Class B Ordinary Shares of PubCo, which will carry 15 votes per share but will have no economic rights and are expected to give Mr. Lin voting control of PubCo following the Closing.

The Special Committee also considered that Mr. Lin’s control of CADV could facilitate CADV’s approval of the Business Combination and thereby increase the likelihood that SPAC would complete a business combination, which could benefit the Sponsor and SPAC’s officers and directors by preserving the potential value of their SPAC securities.

To mitigate these potential conflicts, the Special Committee engaged JCD as its independent legal advisor and KKG to provide a fairness opinion. Neither JCD nor KKG had been engaged by CADV during the prior two years. The Special Committee, with the assistance of its advisors, reviewed and negotiated the Business Combination Agreement and related transaction terms, including CADV’s valuation, the earn-out structure, the dual-class voting structure, the scope of the PubCo Class B Ordinary Shares, closing conditions and other material terms of the transaction. As a result of these negotiations, among other things, the parties revised the implied equity valuation of CADV from the initial $300 million proposal to the final $250 million valuation, revised the earn-out structure, and reduced the voting power of the PubCo Class B Ordinary Shares from the 50 votes per share proposed by CADV to 15 votes per share, with such shares having no economic rights.

The Special Committee also negotiated and retained certain rights under the Business Combination Agreement designed to preserve its oversight role after signing. These rights include, among others, consent rights over specified interim-period actions by Parent and CADV, consent rights over certain affiliate or related-party transactions involving SPAC, the ability to withhold, withdraw, qualify or modify its approval or recommendation if required by its fiduciary duties, including in connection with a superior proposal, and a closing condition requiring that the Special Committee’s approval and recommendation of the Business Combination not have been withdrawn, modified or changed in a manner adverse to SPAC. These rights were intended to allow the Special Committee to continue to oversee the transaction process and address potential conflicts of interest during the period between signing and Closing.

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After considering the foregoing, including the chronology of events, the material potential conflicts of interest, the advice of its independent legal advisor, the results of negotiations with CADV and Parent, and the KKG fairness opinion, the Special Committee unanimously determined that the Business Combination Agreement and the transactions contemplated thereby were advisable and in the best interests of SPAC and its shareholders, and recommended that the SPAC Board approve the Business Combination Agreement and the transactions contemplated thereby and that SPAC shareholders approve the Business Combination proposal and related proposals.

The Special Committee’s and SPAC Board’s Reasons for the Approval of the Business Combination

On April 23, 2026, pursuant to the recommendation of the Special Committee, the SPAC Board, by unanimous written resolutions, unanimously (i) approved the Business Combination Agreement, the ancillary agreements to be entered into by SPAC and the Business Combination contemplated thereby and (ii) determined that the Business Combination is in the best interests of SPAC and its shareholders. The SPAC Board also recommended that SPAC Shareholders approve and adopt the Business Combination Agreement, the transactions contemplated thereby and the other proposals to be presented at the EGM.

Before reaching their respective determinations and recommendations, the Special Committee and the SPAC Board consulted with SPAC’s management team, legal counsel and other advisors. The Special Committee and the SPAC Board considered a variety of factors in connection with their evaluation of the Business Combination and in approving and recommending the transaction to SPAC Shareholders. In light of the number and complexity of the factors considered, the Special Committee and the SPAC Board did not consider it practicable to, nor did they attempt to, quantify or otherwise assign relative weights to the specific factors they considered in reaching their respective determinations and recommendations. Different individual members of the Special Committee and the SPAC Board may have given different weight to different factors in their evaluation of the Business Combination.

In evaluating CADV, the Special Committee and the SPAC Board considered, among other things, the general criteria and guidelines identified in SPAC’s IPO prospectus for evaluating prospective target businesses, while recognizing that SPAC had disclosed that it may enter into a business combination with a target business that does not meet all of those criteria or guidelines. The factors considered by the Special Committee and the SPAC Board included, among others: (i) CADV’s management team; (ii) CADV’s business, technology platform and market opportunity; (iii) CADV’s valuation and projected financial performance; (iv) SPAC’s review (and the participation of the Special Committee in such review process) of other business combination opportunities reasonably available to SPAC; and (v) selected public company and transaction analyses reviewed in connection with the evaluation of CADV.

In addition to the business, financial and strategic factors described above, the Special Committee and the SPAC Board considered the material potential conflicts of interest described under “The Business Combination—Special Committee Oversight,” including the chronology of events involving Mr. Shang Ju Lin’s prior roles with SPAC and the Sponsor, his retained direct and indirect economic interests in SPAC securities, his acquisition and control of CADV and Parent, his initiation of discussions with SPAC regarding a potential business combination with CADV, and his expected post-Closing voting control of PubCo through the PubCo Class B Ordinary Shares. The Special Committee and the SPAC Board also considered the potential benefits to the Sponsor and SPAC’s officers and directors from the completion of a business combination, including the preservation of potential value in the Sponsor’s 1,645,000 Insider Shares and 203,100 Private Placement Units and the 55,000 Insider Shares owned by SPAC’s officers and directors.

The Special Committee and the SPAC Board considered these potential conflicts together with the procedural safeguards implemented in connection with the Business Combination, including the formation of the Special Committee, the Special Committee’s authority to evaluate, negotiate and oversee the transaction, the engagement of independent legal counsel, the receipt of the KKG Opinion, the Special Committee’s negotiation of key transaction terms, and the rights retained by the Special Committee under the Business Combination Agreement. Such retained rights include certain consent rights over specified interim-period actions by Parent and CADV, consent rights over certain affiliate or related-party transactions involving SPAC, the ability to withhold, withdraw, qualify or modify its approval or recommendation if required by its fiduciary duties, including in connection with a superior proposal, and the requirement that the Special Committee’s approval and recommendation not be withdrawn, modified or changed in a manner adverse to SPAC as a condition to Closing.

The Special Committee and the SPAC Board also considered that members of the Special Committee hold 30,000 Insider Shares in the aggregate, the value of which may be affected by the consummation of the Business Combination. The Special Committee and the SPAC Board considered this interest in evaluating the Business Combination and related conflicts, but determined that the procedural safeguards described above, including the composition and authority of the Special Committee, the Special Committee’s engagement of independent legal counsel, the receipt of the KKG Opinion and the disclosure of material potential conflicts of interest in this proxy statement/prospectus, supported the Special Committee’s and SPAC Board’s ability to evaluate the Business Combination.

The Special Committee and the SPAC Board nonetheless determined that the members of the Special Committee were able to function as a disinterested body capable of evaluating, negotiating and overseeing the Business Combination on behalf of SPAC’s unaffiliated shareholders, based on the following considerations:

●	Nature of interest is shared with, not divergent from, unaffiliated shareholders. The members’ Insider Shares give them an interest in completing a value-maximizing transaction on terms favorable to SPAC, an interest that is generally aligned with that of SPAC’s unaffiliated shareholders. The interest arising from the Insider Shares is the type of generalized incentive to complete a business combination that is shared by SPAC’s directors and officers generally and is distinct from the transaction-specific interests giving rise to the material conflicts addressed by the formation of the Special Committee—namely, Mr. Lin’s relationships with, and control of, Parent and CADV and his retained interests in SPAC and the Sponsor.

●	Independence and disinterestedness from the conflicted parties. Each member of the Special Committee qualifies as an independent director and as determined by the SPAC Board, is disinterested with respect to the proposed transaction with CADV. None of the members of the Special Committee is, or was, an officer or employee of CADV, Parent or the Sponsor; has any economic interest in CADV, Parent, the Sponsor or Mr. Lin; or has any relationship with Mr. Lin or his affiliates that would impair his or her ability to evaluate the Business Combination impartially. Unlike Mr. Lin and the Sponsor, no member of the Special Committee holds any equity interest in the Sponsor, any Private Placement Units, or any interest in CADV or Parent, and no member will receive any consideration, or other benefit in PubCo as a result of the Business Combination other than (i) in respect of securities held in common with SPAC’s unaffiliated shareholders, and (ii) with respect to Mr. Zhong, his appointment to serve as an independent director of PubCo following the Business Combination, for which he may receive the compensation, including cash fees, equity-based awards, and such other compensation as may be approved by the PubCo Board for its non-employee directors.

●	Relative size of the interest. The 30,000 Insider Shares held in the aggregate by the members of the Special Committee are modest relative to the Insider Shares and Private Placement Units held by the Sponsor and by Mr. Lin, directly and indirectly, and the Special Committee and the SPAC Board did not consider this holding to be of a magnitude that would impair the members’ ability to act in the best interests of SPAC’s unaffiliated shareholders.

●	Procedural safeguards. The Special Committee was composed solely of independent and disinterested directors and was advised by its own independent legal counsel, JCD, and obtained the KKG opinion from KKG. Neither JCD nor KKG had been engaged by, or had any material relationship with, Mr. Lin, the Sponsor, Parent or CADV, or any of their respective affiliates, during the two years prior to its engagement by the Special Committee, and each confirmed that it had no disabling conflicts of interest or relationships with any related party that would impair its ability to perform its responsibilities to the Special Committee. The Special Committee was empowered to evaluate, negotiate, oversee and reject the Business Combination and to negotiate its terms on behalf of SPAC’s unaffiliated shareholders. The Special Committee exercised this authority by, among other things, negotiating a reduction in CADV’s implied equity valuation from $300 million to $250 million, revising the earn-out structure, and reducing the voting power of the PubCo Class B Ordinary Shares from 50 votes per share to 15 votes per share.

●	Disclosure. The interest of the members of the Special Committee in the Insider Shares is disclosed in this proxy statement/prospectus, including in the sections titled “Interests of Certain SPAC Persons in the Business Combination,” so that SPAC’s unaffiliated shareholders may take this interest into account in evaluating the Business Combination and the recommendation of the Special Committee and the SPAC Board.

After considering the foregoing, the Special Committee and the SPAC Board concluded that the members’ ownership of Insider Shares did not impair the ability of the Special Committee to act as a disinterested body in evaluating, negotiating and overseeing the Business Combination, and that the procedural safeguards described above, including the composition and authority of the Special Committee, its engagement of independent legal counsel, the receipt of the KKG Opinion and the disclosure of material potential conflicts of interest in this proxy statement/prospectus, supported the ability of the Special Committee and the SPAC Board to evaluate the Business Combination on behalf of SPAC and its unaffiliated shareholders.

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CADV’s Board of Directors’ Reasons for Approval of the Business Combination

CADV’s primary reason and interest in pursuing the Business Combination is the belief that CADV, as part of a public company with access to public finance markets, will be more likely to raise the required working capital funding needed over a period of two or more years to fully, timely and affordably fund its business plan to scale internationally, deepen its product capabilities, and build the commercial infrastructure to support sustained market expansion. As a private company with no hard assets typically needed to obtain asset-based loans and no significant or sustained revenue or operating history, CADV may have been unable to raise the sufficient, affordable and timely funding needed for its business plan. As a private company, CADV lacks the liquidity and potential appreciation in investment, and the public and audited/reviewed business and financial disclosures and reporting history of a public company, which typically make public companies usually more attractive as an investment to investors than private companies. Like many private companies, CADV has found raising sufficient, affordable and timely working capital as a private company is a difficult, time consuming and often unsuccessful endeavor.

A secondary reason for CADV in the Business Combination is that a public company can offer stock-based incentive compensation to management and key personnel, which compensation is typically expected by management and key personnel in technology companies, including AI-based technologies companies like CADV, and is important in attracting and retaining executive management, attracting qualified directors, and attracting key technical personnel. A stock-based incentive plan also allows a company to conserve cash for operations that would have otherwise been required to pay out as salary or bonus compensation. While a private company can offer stock-based incentive compensation, such plans lack the liquidity and appreciation potential of, and hence the appeal and perceived value of, a public company’s stock-based incentive compensation.

A third reason for pursuing the Business Combination is that the perceived enhanced potential of a public company to raise working capital will possibly permit the payment of competitive and regular cash compensation to CADV executive officers, who are also expected to serve as executive officers of the PubCo. The CADV executive officers have been working without regular, competitive cash compensation. As a part of a public company, CADV may be able to pay regular, cash compensation to retain executive management and, more importantly, attract key personnel needed in the future to implement the CADV business plan, which is expected to be pursued by the PubCo after the consummation of the Business Combination.

Certain Projected Financial Information

In connection with Miluna’s consideration of the potential Business Combination, CADV provided its internally-derived forecasts for its operations to Miluna for use as a component of their overall evaluation of CADV. Those forecasts included certain performance metrics for 2026 through 2030 (the “Projections”), which are also included in this proxy statement/prospectus solely to provide SPAC Shareholders access to information made available in connection with SPAC Board’s consideration of the Business Combination. The Projections should not be viewed as public guidance.

The Projections were prepared in good faith by CADV’s management team and are based on CADV management’s belief that the estimates and assumptions with respect to the expected future financial performance of CADV were reasonable at the time the Projections were prepared and such Projections speak only as of that time. The Projections do not take into account the costs of consummating the Business Combination and other effects on Miluna. The Projections do not include the expenses that have been or may be incurred by CADV or Miluna in preparation for or in connection with the Business Combination, or the effect on CADV of any business or strategic decision or action that will or may be taken by the combined company as a result of the Closing.

The Projections reflect numerous estimates and assumptions including with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to CADV’s business, all of which are difficult to predict and many of which are beyond CADV’s and Miluna’s control and are subject to significant economic, competitive, and other uncertainties. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than the Projections. There undoubtedly will be differences between actual and projected results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time over which these assumptions apply. Since the Projections cover multiple years, such information by its nature becomes less predictive with each successive year. These Projections are subjective in many respects and thus are susceptible to multiple interpretations and are subject to periodic changes based on actual experience, events and business developments, and changes in CADV’s capital requirements and net working capital needs.

The disclosure of the Projections should not be regarded as an indication that CADV’s or Miluna’s boards of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such financial projections necessarily to be predictive of actual future results or to support or fail to support any decision with respect to the Business Combination. Multiple unknown factors, as well as the known factors described herein could cause the forecasts or the underlying assumptions to be inaccurate. As a result, the Projections may not be realized, and actual results may significantly differ from the Projections. The Projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond CADV’s and Miluna’s control. The various risks and uncertainties include those set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CADV” and “Cautionary Note Regarding Forward-Looking Statements”

As of the date of this proxy statement/prospectus, CADV’s management has affirmed that the Projections reflect their current view of CADV’s future financial performance. The Projections were prepared based on assumptions and estimates that were considered reasonable at the time of their preparation, but they have not been updated, or re-evaluated in light of CADV’s actual results of operations for the six months ended June 30, 2026 or any subsequent developments.

The board of directors of Miluna (the “SPAC Board”) has considered CADV’s actual financial results for the six months ended June 30, 2026 in the context of the Projections. Total revenue for the Successor period from January 6 through June 30, 2026 was $774,924, of which approximately $503,236 (or 64.9%) was attributable to one-time, non-recurring engagements — specifically, $388,564 from IT migration services and $114,672 from software testing and development services. Revenue from CADV’s core, recurring service offerings (IT support services and outsourced human resource services) totaled $271,688 for the six months ended June 30, 2026, compared to $467,721 for the comparable prior-year period, representing a decline of approximately 41.9%. The SPAC Board notes that the Projections contemplate $3,000,000 in revenue for the full year 2026, supported by signed customer contracts in CADV’s existing pipeline. Actual revenue for the first six months of 2026, even including one-time engagements, represents approximately 25.8% of the projected annual figure. CADV’s ability to achieve the projected 2026 revenue of $3,000,000 remains dependent on the conversion of memoranda of understanding into definitive agreements and the generation of revenue under those agreements during the second half of 2026. The SPAC Board recognizes that the achievement of the Projections is subject to significant execution and other risks, including the risks associated with converting memoranda of understanding into definitive agreements and generating the projected revenue thereunder. In light of CADV’s actual results for the six months ended June 30, 2026, the SPAC Board has considered the extent to which such results differ from the Projections. The SPAC Board continues to consider the Projections as one component of the information available to it in evaluating the proposed Business Combination, including in light of CADV management’s affirmation that the Projections continue to reflect management’s views regarding CADV’s future performance.

The Projections were not prepared for the purpose of providing guidance regarding CADV’s future financial performance, and neither CADV, Kukugan, Miluna, PubCo, nor any of their respective affiliates, officers, directors, or advisors makes any representation or warranty to any person regarding the ultimate performance of CADV compared to the information contained in the Projections. The significant divergence between CADV’s actual results for the first half of 2026 and the annualized Projections underscores the inherent uncertainty of financial projections and the material risk that actual results may differ significantly from projected results.

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In arriving at the Projections, the material assumptions considered, included, but were not limited to, the following:

● Revenue forecasts are based on CADV achieving specific contract milestones, the timing of new business lines, market fluctuations, expansion of the sales team, and the acquisition of new contracts;

● Anticipated improvements in margins are predicated on CADV’s ability to leverage operational efficiencies and capitalize on insights gained from previous program initiatives; and

● Operating expenses and working capital projections incorporate assumptions regarding the timing of CADV’s growth agenda to scale internationally, deepen its product capabilities, and build the commercial infrastructure to support sustained market expansion, its capital expenditure needs, the ability to attract and retain essential personnel, and access to capital resulting from the business combination.

The Projections were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections were prepared by CADV’s management in connection with the Business Combination and not for the purpose of providing such Projections publicly or at any other time. Neither the independent registered public accounting firms of CADV or Miluna nor any other registered public accounting firms, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their accuracy or achievability, and the independent registered public accounting firms of CADV and Miluna assume no responsibility for, and disclaim any association with, the Projections. The report of Guangdong Prouden CPAs GP included in the financial statements in this proxy statement/prospectus relates to the historical financial statements of CADV. It does not extend to the Projections and should not be read to do so.

Furthermore, the Projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the Projections is provided in this proxy statement/prospectus because the Projections were made available to Miluna. The inclusion of the Projections in this proxy statement/prospectus should not be regarded as an indication that Miluna, SPAC Board, or their respective affiliates, advisors or other representatives considered, or now considers, such Projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. No person has made or makes any representation or warranty to any Miluna shareholder regarding the information included in these Projections. The Projections are not fact and are not necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue, or any, reliance on this information. The Projections should not be viewed as public guidance.

The Projections are not included in this proxy statement/prospectus in order to induce any SPAC Shareholders to vote in favor of any of the proposals at the EGM. Miluna and CADV urge you to review the financial statements of CADV included in the Proxy Statement/Prospectus, as well as the financial information in the section of this Proxy Statement/Prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and to not rely on any single financial measure or Projections taken as a whole. The Projections are being provided for information purposes only, have not been affirmed by CADV’s management or CADV’s board of directors and are not and should not be viewed as public guidance regarding the future performance of CADV or the combined company following the consummation of the Business Combination.

CADV uses certain financial measures in the Projections that are not prepared in accordance with GAAP as supplemental measures to evaluate operational performance. While CADV believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of CADV’s competitors and may not be directly comparable to similarly titled measures of CADV’s competitors. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in the Projections provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, no reconciliation of the financial measures included in the Projections were prepared, and therefore none have been provided in this proxy statement/prospectus. The definitions of the non-GAAP measures included in the projections may not align with those underlying the non-GAAP measures presented in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CADV.”

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Statement Regarding Unaudited Prospective Financial Information of CADV

Neither SPAC nor CADV, as a matter of course, makes public projections as to future sales, earnings or other results. However, CADV management prepared certain prospective financial information that was provided to SPAC and KKG solely for use by KKG in connection with the rendering of the KKG Opinion and the performance of its related financial analyses. The prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information.

Summary of Projected Results (USD, in thousands)

	2026E	2027E	2028E	2029E	2030E
Revenue	$3,000	$7,000	$15,750	$31,500	$55,125
Revenue Growth	288%	133%	125%	100%	75%
Operating Income	$1,002	$2,468	$6,137	$12,625	$22,502
Operating Margin	45%	47.5%	52.5%	54%	55%
Net Income	$792	$1,950	$4,848	$9,973	$17,777

In arriving at the Projections, the material assumptions considered, included, but were not limited to, the following:

●	Revenue projections for 2026 and 2027 are based on signed customer contracts in CADV’s existing pipeline, aggregating to $3,000,000 in 2026 and $7,000,000 in 2027. Revenue projections for 2028 through 2030 reflect management’s assumed growth rates of 125%, 100% and 75%, respectively, based on management’s expectations regarding the addition of new customers, expansion of CADV’s product capabilities, and international expansion. The 2028 to 2030 figures are not supported by signed contracts and are inherently more speculative than the 2026 and 2027 projections; and

●	Operating margin is projected to expand from 45% in 2026 to 55% in 2030. This reflects management’s expectation that operating expenses will not scale proportionally with revenue, as CADV’s existing platform, personnel base, and infrastructure are expected to support materially higher revenue without commensurate increases in cost. Margin expansion assumes successful execution of CADV’s growth strategy, and there can be no assurance that these efficiencies will be realized.

The material bases and assumptions underlying the foregoing prospective financial information included CADV management’s assumptions that revenue for fiscal years from 2026 through 2030 would be generated from the conversion of existing memoranda of understanding into definitive agreements and the realization of revenue under those definitive agreements. CADV management assumed that certain existing memoranda of understanding may not ultimately result in definitive agreements or revenue but nevertheless viewed the revenue estimates as reasonable because the estimates did not include revenue from new memoranda of understanding or contracts not yet signed. CADV management also assumed continued growth in customer contract activity after 2027, cost of goods sold remaining generally consistent as a percentage of revenue, operating margin expansion as revenue increases because certain operating expenses, including research and development expenses, are not expected to increase proportionately with revenue, an assumed income tax rate of 21%, and no material impact from foreign currency translation gains or losses.

The prospective financial information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond CADV’s control, including assumptions regarding the execution of definitive agreements, the timing and amount of revenue recognized under those agreements, customer adoption, market demand, operating expense levels, tax rates, foreign currency effects and general economic and business conditions. The prospective financial information is forward-looking and should not be regarded as an indication that CADV, Parent, SPAC, KKG or any other recipient of the information considered, or now considers, the projections to be necessarily predictive of actual future results. Actual results may differ materially from those reflected in the prospective financial information. None of CADV, Parent, SPAC or KKG undertakes any obligation, except as required by applicable law, to update or otherwise revise the prospective financial information to reflect circumstances existing after the date on which it was prepared or to reflect the occurrence of future events.

As described under “Certain Projected Financial Information” above, as of the date of this proxy statement/prospectus, CADV’s management has affirmed that the prospective financial information reflects their current view of CADV’s future financial performance. CADV’s actual results for the six months ended June 30, 2026 diverge from the prospective financial information, and shareholders are urged to review CADV’s actual historical financial results included elsewhere in this proxy statement/prospectus.

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The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The prospective financial information was based on numerous variables and assumptions that were deemed to be reasonable as of the date on which such forecasts were finalized, including, among other things, CADV’s expectations, which may not prove to be accurate, relating to the business, earnings, cash flow, assets, liabilities and prospects of CADV, industry metrics and the regulatory and commercial probability of success and expenses adjusted on the basis thereof. While presented in this proxy statement/prospectus with numeric specificity, the information set forth herein was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of CADV’s management, including, among other things, the matters described in the sections entitled “Forward-Looking Statements,” “Industry and Market Data” and “Risk Factors.”

Important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to CADV’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change.

The accompanying prospective financial information covers an extended period of time, and this information by its nature becomes subject to greater uncertainty with each successive year. In particular, the below information extends for a period of 10 years, and the risks and uncertainties regarding the prospective financial information, including the potential for adverse development such as additional competition or changes in the competitive or regulatory landscape. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the prospective financial information will prove accurate or that any of such prospective information will be realized.

The prospective financial information set forth below is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. The inclusion of the below information should not be regarded as an indication that SPAC, CADV, PubCo or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results. Moreover, the below information is not included to influence your views on the Business Combination and is summarized in this proxy statement/prospectus solely to provide shareholders access to certain non-public information considered by the SPAC Board in connection with its evaluation of the merger and provided to KKG to assist with its financial analyses. The information below should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding CADV in this proxy statement/prospectus.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. In addition, various assumptions underlying the forecasts may prove to not have been accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

Neither CADV’s independent registered public accounting firm nor any other independent accountants has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The report of CADV’s independent registered public accounting firm included in this proxy statement/prospectus relates to CADV’s historical audited financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.

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EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR THE COMPANY, NONE OF SPAC, CADV, KKG OR PUBCO UNDERTAKES ANY OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF SPAC, CADV OR PUBCO NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SPAC SHAREHOLDER, CADV SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by CADV may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with the financial advisor rendering an opinion on a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures. The financial projections were requested by, and disclosed to, SPAC for use as a component in its overall evaluation of CADV and are included in this proxy statement/prospectus on that account.

Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any of SPAC, CADV, PubCo or any other person that the results contained in the prospective financial information will be achieved, and should not be regarded as an indication that SPAC, the SPAC Board, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, or any part of the transactions contemplated by it, as the projections may be materially different than actual results. PubCo will not refer back to the financial projections in its future periodic reports filed under the Exchange Act.

PubCo does not expect to generally publish its business plans and strategies or make external disclosures of its anticipated financial position or operating results in the manner provided with respect to CADV to SPAC in connection with the Business Combination. Accordingly, PubCo does not intend to update or otherwise revise the projected financial information provided to SPAC to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, PubCo does not intend to update or revise the projected financial information provided to SPAC to reflect changes in general economic or industry conditions.

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Opinion of King Kee Appraisal and Advisory Limited

On February 24, 2026, SPAC engaged KKG to evaluate for the benefit of, and to advise, the SPAC Board regarding the Aggregate Transaction Consideration Value in connection with the Business Combination. KKG was retained by SPAC to provide its opinion as to the fairness, from a financial point of view to the shareholders of SPAC regarding the Business Combination. On April 17, 2026, KKG delivered the KKG Opinion to the SPAC Board, to the effect that, based on financial, business and operating information available to it as of March 31, 2026, the total consideration to be paid by SPAC in the Business Combination is fair to the SPAC shareholders from a financial perspective.

The full text of the KKG Opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by KKG in rendering its opinion, is attached as Annex H and is incorporated into this proxy statement/prospectus by reference in its entirety. Shareholders of SPAC are encouraged to read the KKG Opinion carefully in its entirety. The KKG Opinion was addressed to the SPAC Board for the use and benefit of the members of the SPAC Board (in their capacities as such) in connection with its evaluation of the Business Combination. The KKG Opinion was just one of the several factors the SPAC Board took into account in making its determination to approve the Business Combination, including those described elsewhere in this proxy statement/prospectus.

The KKG Opinion only addressed whether, as of the date of the KKG Opinion, the Aggregate Transaction Consideration Value pursuant to the Business Combination Agreement was fair, from a financial point of view, to SPAC. It did not address any other terms, aspects, or implications of the Business Combination, the Business Combination Agreement or any related or other transaction or agreement, including, without limitation, (i) the lock-up agreements, the Support Agreement and the Registration Rights Agreement which were entered into simultaneously with the execution of the Business Combination Agreement, (ii) any term or aspect of the Business Combination that is not susceptible to financial analysis, (iii) the fairness of the Business Combination, or all or any portion of the Aggregate Transaction Consideration Value, to any securityholders of SPAC, CADV or any other person or any creditors or other constituencies of SPAC, CADV or any other person, (iv) the appropriate capital structure of SPAC or CADV or whether PubCo should be issuing debt or equity securities or a combination of both in the Business Combination, (v) any capital raising or financing transaction contemplated by SPAC, including, without limitation, any other financing, nor (vi) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Business Combination, or any class of such persons, relative to the Aggregate Transaction Consideration Value, or otherwise. KKG did not express any opinion as to what the value of PubCo Ordinary Shares or any other security of PubCo actually will be when issued in the Business Combination or the prices at which shares of SPAC or any other securities of SPAC, CADV or PubCo could trade, be purchased or sold at any time.

The KKG Opinion did not address the relative merits of the Business Combination as compared to any alternative transaction or business strategy that might have existed for SPAC, or the merits of the underlying decision by the SPAC Board or SPAC to engage in or consummate the Business Combination. The financial and other terms of the Business Combination were determined pursuant to negotiations between the parties to the Business Combination Agreement and were not determined by or pursuant to any recommendation from KKG. In addition, KKG was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving SPAC.

KKG was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with respect to the Business Combination, the securities, assets, businesses or operations of SPAC, CADV or any other party, or any alternatives to the Business Combination, (b) negotiate the terms of the Business Combination, or (c) advise the SPAC Board, SPAC or any other party with respect to alternatives to the Business Combination. KKG’s analyses and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of the date of the KKG Opinion and upon certain assumptions regarding such financial, economic, market and other conditions, which were subject to unusual volatility and which, if different than assumed, could have a material impact on KKG’s analyses and opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, KKG did not assume any obligation to update, review, or reaffirm its opinion to SPAC or any other person or otherwise to comment on or consider events occurring or coming to KKG’s attention after the date of its opinion.

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In connection with its analysis, KKG has made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. KKG also took into account its assessment of general economic, market, and financial conditions, as well as its experience in business valuation in general, and with respect to similar transactions, in particular. KKG’s procedures, investigations, and financial analyses included, but were not limited to a review of:

●	the Letter of Intent dated February 24, 2026;

●	the draft of Business Combination Agreement as of April 17, 2026;

●	CADV’s financial statements for the years ended December 31, 2024, December 31, 2025, and March 31, 2026;

●	forward-looking projections provided by CADV’s management;

●	industry and market research;

●	discussions with CADV and SPAC’s management; and

●	other documents related to the Business Combination and CADV.

Fees Paid to KKG

KKG received professional fees of $30,000, subject to hourly fees for material revisions for rendering its opinion and presentations to the SPAC Board, no portion of which was contingent upon the completion of the Business Combination. In addition, SPAC agreed to indemnify KKG and certain related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion.

No portion of KKG’s fee is refundable or contingent upon the conclusion reached in the KKG Opinion. The terms of the fee arrangements with KKG, which SPAC believes are customary in transactions of this nature, were negotiated at arm’s length, and the SPAC Board is aware of these fee arrangements.

KKG

KKG is an independent valuation advisory and consulting firm. KKG has served 1,200 public companies and assisted with approximately 20 initial public offerings per year regarding valuation opinions or conclusions of value.

KKG’s principals and senior staff have issued numerous fairness opinions for boards of directors and company shareholders for a period of 26 years. Within the last couple of years, KKG has issued multiple opinions relating to SPAC and “de-SPAC” transactions. Additionally, KKG has extensive experience with SPACs outside of fairness opinions and has recently conducted valuations of public and private warrants as well as rights for approximately a dozen SPACs.

Valuation Methodology — Income and Market Approaches

There are three generally accepted valuation approaches for an equity interest valuation, namely the cost approach, the income approach, and the market approach. These valuation approaches are based on International Valuation Standards 105 — Valuation Approaches and Methods.

KKG considered that the cost approach was not an appropriate approach for the valuation of CADV, as this approach does not take the potential future value of CADV into consideration. Furthermore, given that there is some uncertainty in CADV’s financial forecasts, KKG found it unreasonable to apply an income approach for valuing the 100% equity value of CADV.

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KKG relied on the comparable companies method and comparable transaction method analysis under the market approach in determining the opinion of value, and also performed a cross-check on the value using the comparable transaction method under the market approach.

Comparable Companies Method Analysis

KKG performed an analysis under the Comparable Companies Method by analyzing the valuation of comparable public companies that KKG deemed to be relevant. Price-to-Earnings (“P/E”) multiple is selected for the assessment, considering that the Company has generated profits in 2025.

KKG selected comparable public companies (“Comparable Companies”) that:

● Are primarily engaged in the application software industry;

● Main business includes artificial intelligence services; and

● Are listed on a U.S. stock exchange or other major international stock exchange and searchable in Capital IQ database.

KKG used primarily a database provided by Capital IQ to screen for companies that met the above criteria based on their business descriptions, business information and exchange-listing status, and further reviewed the selected public companies’ corporate websites and other publicly-available information to confirm their suitability as Comparable Companies.

The market capitalization of the Comparable Companies was calculated based on closing stock prices on 31 March, 2026, and the earnings figures were based on last-twelve-month (“LTM”) reported net income of the Comparable Companies.

Comparable Companies for CADV

Ticker Symbol/Identifier	Company Name	P/E
NasdaqCM:AMPL	Amplitude, Inc.	nmf
NasdaqGS:BRZE	Braze, Inc.	nmf
BIT:EXAI	Expert.ai S.p.A.	nmf
ENXTPA:ALBFR	Sidetrade SA	26.8x
TSX:CVO	Coveo Solutions Inc.	nmf
AIM:ADVT	AdvancedAdvT Limited	37.6x
NasdaqGS:IIIV	i3 Verticals, Inc.	27.9x
NasdaqGM:RMNI	Rimini Street, Inc.	8.1x
NYSE:TUYA	Tuya Inc.	24.1x
NasdaqGS:INTA	Intapp, Inc.	nmf
Average		24.9x
Median		26.8x

KKG estimated a range of equity values of CADV using (i) the median and average P/E ratio of 26.8x and 24.9x for the Comparable Companies; (ii) the projected net income of CADV in 2030 of $17.8 million provided by the management of CADV; and (iii) a discount factor of 0.51, based on a 17.1% discount rate for discounting the future value of the projected net income in 2030 to the date of the analysis (a discount-term of 4.25 years assuming mid-period discount). Then the equity value was adjusted for a control premium of 25% (as further explained in the following paragraphs) to estimate an equity value range of $333.0 million to $354.0 million.

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Component	Low-end	High-end	Formula
Selected multiple	24.9x	26.8x	a
Company financials (USD millions)	9.1	9.1	b = c*d
2030 expected net income (USD millions)	17.8	17.8	c
Discount factor	0.51	0.51	d = 1 / (1+17.1%)^4.25
Equity value (USD millions)	226.4	243.8	e = a * b
Control premium	25%	25%	g
100% equity value (rounded, USD millions)	283.0	305.0	h = e * g + e

The discount rate (weighted-average cost of capital) was projected to be 17.1%, which was calculated by adopting the risk-free rate, beta, debt to equity ratio, equity risk premium, small-company size premium, company specific premium, and cost of debt. KKG used the 10-year Poland government bond yield as the estimate for the risk-free rate (5.9% on 31 March, 2026), 1.17 as the median beta of the selected public companies, 0.0% as the market debt to equity ratio, 5.3% as the equity risk premium, 3.0% for the small-company size adjustment, 2.0% for the company specific premium, and 5.5% as the post-tax cost of debt. These adjustments resulted in an estimated discount rate of 16.3%. Set forth below is a table describing the calculation of the discount rate in more detail:

Component	CADV	Formula
Debt to equity ratio	0.0%	a
Risk free rate	5.9%	b
Equity risk premium	5.3%	c
Leveraged beta	1.17	d
Small-company size premium	3.0%	e
Company specific premium	2.0%	f
Cost of equity	17.1%	g=b+c*d+e+f
Cost of debt (post-tax)	4.4%	h
WACC	17.1%	i=g/(1+a)+h/(1+a)*a

Minority shareholders are often in a passive position in investment, and it is difficult to make contributions to the operation of the company or even make no contributions. Therefore, when the minority equity of companies is traded, there is usually a discount to the potential net asset value. This reflects the relationship between the lack of control and minority shareholders’ equity. On the contrary, when most shareholders’ equity is traded, there is usually a premium to the net asset value. We consider the market multiple based on market daily valuation of the comparable companies implies a valuation on a non-control basis, and as such an adjustment has been made to the market multiple result in order to conclude on a control basis. The 25% control premium comes from two studies: one study shows that the average acquisition premium is between 35% and 42%, while another study on the transaction shows that the average acquisition premium is between 16% and 29%. We selected 25% as the reasonable control premium of the target company. The acquisition premium not only reflects the premium required for control, but also includes the view on the degree of merger benefits.

Comparable Transaction Method Analysis

KKG performed an analysis under the Comparable Transactions Method by analyzing the valuation of comparable transactions that KKG deemed to be relevant. P/E multiple is selected for the assessment, considering that the Company has generated profits in 2025.

KKG selected comparable transactions (“Comparable Transactions”) that:

● Target companies of the transactions are primarily engaged in the application software industry;

● Main business of the target companies includes artificial intelligence services;

● Transaction status: closed;

● Merger/Acquisition features: acquisition of majority stake; and

● Searchable in Capital IQ database.

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Target Company	Transaction Date	P/E
Cloud Service Co., Ltd.	2024/12/27	39.9x
Gray Matters Inc.	2021/12/10	33.1x
AI Soft Company Limited	2019/11/18	14.4x
Average		29.1x
Median		33.1x

KKG estimated a range of equity value of CADV using (i) the median and average P/E ratio of 33.1x and 29.1x for the Comparable Transactions; (ii) the projected net income of CADV in 2030 of $17.8 million provided by the management of CADV; and (iii) a discount factor of 0.51, based on a 17.1% discount rate for discounting the future value of the projected net income in 2030 to the date of the analysis. Then the equity value range was estimated between $265.0 million to $300.0 million.

Component	Low-end	High-end	Formula
Selected multiple	29.1x	33.1x	a
Company financials (USD millions)	9.1	9.1	b = c*d
2030 expected net income (USD millions)	17.8	17.8	c
Discount factor	0.51	0.51	d = 1 / (1+17.1%)^4.25
100% equity value (rounded, USD millions)	265.0	300.0	e = a * b

The comparable companies that KKG considered re as below:

1. Amplitude, Inc. (NasdaqCM:AMPL)

Amplitude, Inc., together with its subsidiaries, provides an AI analytics platform that helps analyze customer behavior within digital products in the United States and internationally. It offers Amplitude Analytics, which provides real-time insights into user behavior; Amplitude Session Replay, a tool that offers a qualitative perspective by reconstructing user journeys; Amplitude Feature Experimentation, which enables product, data, and engineering teams to build experiments; Amplitude Web Experimentation, a solution that reduces the need for engineering support and accelerates testing; Amplitude Activation, which resolves identity conflicts, streamlines data integration, and facilitates organizations to personalize and activate campaigns and experiences; Amplitude Guides and Surveys that helps companies to deploy in-product guides, tours, and surveys using the power of behavioral insights to fuel great results; Amplitude AI Agents, accomplish specific goals, such as increasing checkout conversions or feature adoption; Amplitude MCP, is a server enables teams to analyze product data, experiments, and user behavior using conversational AI; Amplitude AI Visibility gives marketers unprecedented insights into how their brand show up; Amplitude AI Feedback, is a feedback engine that uses proprietary large language models to convert raw user input into actionable insights; and Amplitude Automated Insights, is a replicates standard analysis process, executes chained tool calls, and it searches charts and reports to investigate experiments, campaigns, and product releases. It also provides customer support related to initial implementation setup, ongoing support services, and application training. It delivers its application over the Internet as a subscription service using a software-as-a-service model. It was formerly known as Sonalight, Inc. and changed to Amplitude, Inc. in December 2014. The company was incorporated in 2011 and is based in San Francisco, California.

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2. Braze, Inc. (NasdaqGS:BRZE)

Braze, Inc. operates a customer engagement platform that provides interactions between consumers and brands worldwide. It offers Braze software development kits that automatically manage data ingestion and deliver mobile and web notifications, in-application/in-browser interstitial messages, and content cards; REST API to import or export data or to trigger workflows between Braze and brands’ existing technology stacks; Partner Data Integrations, that allow brands to sync user cohorts from partners; Data Transformation, in which brands can programmatically sync and transform user data; Braze Cloud Data Ingestion that offers direct connections to cloud services and data warehouses, marketing, product, and growth teams; Braze Currents to stream data in real time; and Snowflake Data Sharing to track and store data. It also provides segmentation that define reusable segments of consumers based upon attributes, events, or predictive propensity scores; segment insights, which allows customers to analyze how segments are performing relative to each other across a set of pre-selected key performance indicators; and predictive suite that allows customers to identify groups of consumers that are of critical business value. In addition, the company offers Canvas, an orchestration tool; campaigns, which allows customers; event and API triggering; marketing pressure management; and reporting and analytics, as well as content generation and quality assurance platform, content management, catalogs, templating language, connected content, and intelligent timing and channel products. Further, it provides decisioning studio; agent console; liquid assistant and AI copywriter; personalized variant; AI item recommendations; and MCP Servers. The company was formerly known as Appboy, Inc. and changed its name to Braze, Inc. in November 2017. Braze, Inc. was incorporated in 2011 and is headquartered in New York, New York.

3. Expert.ai S.p.A. (BIT:EXAI)

Expert.ai S.p.A., an artificial intelligence (AI) platform company, develops and sells cognitive computing software products based on AI algorithms to read and understand written language worldwide. The company offers expert.ai Platform that captures the strategic value of language data; expert.ai Answers, a customer support automation software that allows human like interaction between customers and internal staff, using the language of business and users; expert.ai Discover, a text analytics, and extraction and categorization software; expert.ai for Insurance that automate insurance claims management with natural language understanding; and expert.ai for Life Sciences to mimic the human like comprehension of scientific content, such as publications, patents, clinical trials, or medical reports. It serves the banking and insurance, public administration, life science and pharma, oil and gas, media and publishing, and telecom and utilities industries, as well as defense, and intelligence and law enforcement industries. Expert.ai S.p.A. has a strategic partnership agreement with WealthIntel Inc. to facilitate innovations in natural language and text analytics. The company was formerly known as Expert System S.p.A. and changed its name to Expert.ai S.p.A. in May 2021. Expert.ai S.p.A. was founded in 1989 and is headquartered in Modena, Italy.

4. Sidetrade SA (ENXTPA:ALBFR)

Sidetrade SA operates as a SaaS company in France and internationally. The company offers Aimie, an artificial intelligence (AI)-powered order-to-cash assistant; Augmented Cash, a cash and credit management software solution; Augmented Order, which automates sales order processing; Credit Risk Management, a credit management software for real-time credit risk decisions; Credit Risk Expert for AI-driven credit onboarding, decisioning, and risk exposure management; Augmented Invoice, which ensures invoicing automation directly from the ERP; and Cash Application for cash flow with AI-based payment and remittance matching. It also provides Augmented Collection, an AI-powered accounts receivable software; Sidetrade Payment Intelligence, an objective statistical analysis about AR predictive payment behaviors; Sidetrade Analytics for real-time accounts receivable analytics using Tableau; Digital Case, a case management software; and Sidetrade Connectors, Integrations & APIs, which integrate with ERPs, business, and financial systems. The company exports its products. It serves the construction and mining, consumer packaged goods, financial services, ICT, life sciences, manufacturing, retail, services, transport and logistics, and utilities and environment industries. Sidetrade SA was founded in 2000 and is headquartered in Boulogne-Billancourt, France.

5. Coveo Solutions Inc. (TSX:CVO)

Coveo Solutions Inc. provides software-as-a-service artificial intelligence (AI) platform in Canada, the United States, and internationally. The company offers Coveo AI-Relevance Platform that powers search, recommendations, and generative answering in digital experiences across commerce, service, website, and workplace applications. Its AI-Relevance platform includes Coveo Relevance Generative Answering (CRGA) capability integrates large language models technology with Coveo’s platform to feed generative AI with a common, secure unified index, and real-time content. The company serves high tech, healthcare, manufacturing, financial services, retail, and telecommunication industries. The company was formerly known as Copernic Business Solutions Inc. and changed its name to Coveo Solutions Inc. in October 2004. Coveo Solutions Inc. was incorporated in 2004 and is headquartered in Québec, Canada.

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6. AdvancedAdvT Limited (AIM:ADVT)

AdvancedAdvT Limited engages in the provision of software solutions in Europe, the United Kingdom, North America, and internationally. It offers business solutions and healthcare compliance; and human capital management. The company also operates financial management software, healthcare intelligence compliance and accreditation software, resource planning, talent management software, as well as offers workforce management software services. In addition, it operates machine-learning AI based intelligent process automation platform. AdvancedAdvT Limited was formerly known as Marwyn Acquisition Company I Limited and changed its name to AdvancedAdvT Limited in March 2021. The company was incorporated in 2020 and is headquartered in London, the United Kingdom.

7. i3 Verticals, Inc. (NasdaqGS:IIIV)

i3 Verticals, Inc. provides enterprise software and services solutions to public sector entities in the United States and Canada. The company offers digital solutions for dynamic processes to plan, coordinate, evaluate, record, and provide up to date information within court systems; E-Filing and revenue cycle management solutions for courts; solutions for computer aided dispatch, records management, evidence management, jail management, mobile solutions, and livescan; and software solutions for vehicle title and registration, driver’s license and permit management, and motor carrier compliance for departments of transportation. It also provides digital customer engagement platform, comprising web, mobile, chat, and voice options; billing and back-office management software solutions and services; solutions for school lunch programs, including meal account management, point of sale, menu planning, nutritional analysis, food inventory and free, and reduced meal applications, as well as school event solutions, such as ticketing and concessions. In addition, the company offers government fund accounting software; digital land records solutions, including AI indexing of information; computer assisted mass appraisal solutions; licensing and permitting solutions that include automation every step of the application, renewal, and payment process; and tax and revenue collection management solutions. i3 Verticals, Inc. was founded in 2012 and is based in Nashville, Tennessee.

8. Rimini Street, Inc. (NasdaqGM:RMNI)

Rimini Street, Inc. provides enterprise software support, managed services, and Agentic AI ERP solutions. The company engages in the provision of support services for Oracle and SAP enterprise software products. It also provides Rimini Agentic UX, an AI-driven orchestration, automation, and user experience (UX) design to deliver a unified and composable interface for enterprise workflows; Rimini Support, a mission-critical support for Oracle, SAP and VMware applications, proprietary and open-source database, and technology software; Rimini Manage, a suite of managed services for application and database software; and Rimini Protect, a suite of personalized software security services and solutions. The company also offers Rimini Connect, a suite of managed interoperability solutions for browsers, operating systems, and email systems; Rimini Watch, a suite of observability solutions that include monitoring and system health check solutions; Rimini Consult, a suite of professional services for clients’ enterprise software customization, configuration, implementation, integration, interoperability, migration, staff augmentation, and other project needs; and Rimini Custom, a program that expands support and related services to a broader portfolio of enterprise software. The company serves Fortune 500 companies and Fortune Global 100 companies across various industries. It sells its solutions primarily through direct sales organizations in North America, Latin America, Europe, Africa, the Middle East, Asia, and the Asia-Pacific. The company was founded in 2005 and is headquartered in Las Vegas, Nevada.

9. Tuya Inc. (NYSE:TUYA)

Tuya Inc. provides AI cloud platform services in the People’s Republic of China. The company through, its TuyaOpen open-source development framework and universal AI Agent engines, including the AI Agent development platform, integrates AI capabilities to lower barriers for AI development. It offers physical AI solutions for smart devices, commercial applications, and industry developers through its cloud computing and spatial intelligence capabilities. The company also provides AIoT ecosystem. This fosters a developer community comprising brands, OEMs, AI agents, system integrators, and independent software vendors who collaborate to create smart solution ecosystems embodying the principles of sustainability, security, efficiency, agility, and openness. The company has a strategic partnership with Shanghai Luobo Intelligent Technology Co., Ltd. for the development of AI companion powered by cellular connectivity. The company was founded in 2014 and is based in Hangzhou, the People’s Republic of China.

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10. Intapp, Inc. (NasdaqGS:INTA)

Intapp, Inc., through its subsidiary, Integration Appliance, Inc., provides AI-powered solutions in the United States, the United Kingdom, and internationally. It provides DealCloud that manages client relationships, prospective clients, investments, and current engagements, as well as provides customer relationship management, deal management, experience management, and relationship intelligence solutions. The company also offers compliance products that help firms thoroughly evaluate new business, onboard clients quickly, and monitor relationships for risk throughout their business lifecycle; and time solutions provides AI-enabled software solutions that include time capture, enhance billing, and facilitate compliance with client requirements. In addition, it provides collaboration products that offer intelligent client-centric teamwork with Microsoft 365, Teams, and SharePoint; a unified system for managing emails, documents, chats, and tasks; and Assist, an AI-driven transformation that integrates advanced machine learning and natural language processing into Intapp products, such as Intapp DealCloud and Intapp Terms, as well as streamlines critical workflows, enhances decision-making, and delivers measurable results. Further, the company operates technology platforms, such as cloud-based architecture, low-code configurability and personalized UX, applied AI, and industry-specific data architecture. It serves private capital, investment banking, legal, accounting, and consulting firms, and real assets. The company was formerly known as LegalApp Holdings, Inc. and changed its name to Intapp, Inc. in February 2021. Intapp, Inc. was founded in 2000 and is headquartered in Palo Alto, California.

Conclusion & Opinion

KKG’s analysis provided a fair market valuation of CADV equity value range of approximately $333,000,000 to $354,000,000, based on the comparable company method under market approach. According to KKG’s analysis, it is KKG’s opinion that the Business Combination is “fair” to shareholders of SPAC from a financial perspective.

Disclosure of Prior Relationships

During the two years preceding the date of the KKG Opinion, KKG has not had any material relationship with any party to the Business Combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Interests of Certain SPAC Persons in the Business Combination

The personal and financial interests of the Sponsor and SPAC’s directors and officers may have influenced their motivation in identifying and selecting CADV as a business combination target, completing an initial business combination with CADV and influencing the operation of the business following the Closing. In particular, the Business Combination is with a company ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. In considering the recommendation of the SPAC Board to vote for the proposals, SPAC’s shareholders should consider these interests.

These interests include, among other things:

●	The Sponsor and directors and officers of SPAC hold 1,700,000 Insider Shares, initially purchased for $0.014 per share. Such 1,700,000 PubCo Class A Ordinary Shares that the Sponsor and directors and officers of SPAC will hold upon consummation of the Business Combination, if unrestricted and freely tradable, would have an aggregate value of approximately $17.19 million based on the closing price of $10.11 per SPAC Ordinary Share on Nasdaq on July 2, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

●	Given the differential in the purchase price that the Sponsor paid for the Insider Shares as compared to the price of the SPAC Ordinary Shares included in the SPAC Units sold in the IPO, the Sponsor may earn a positive rate of return on its investment even if the PubCo Ordinary Shares trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor will realize a gain on their investment at times when the Public Shareholders realize a loss.

●	The Sponsor purchased 203,100 Private Placement Units for $2,031,000, or $10.00 per Private Placement Unit, in a private placement that closed simultaneously with the IPO. Each Private Placement Unit consists of one SPAC Ordinary Share and one SPAC Warrant. Following the Business Combination, the 203,100 PubCo Ordinary Shares that the Sponsor will receive upon conversion of such Private Placement Units, if unrestricted and freely tradable, would have had an aggregate market value of approximately $2.05 million based on the closing price of $10.11 per SPAC Ordinary Share on Nasdaq on July 2, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

●	Each of the Sponsor and the directors and officers of SPAC will lose its entire investment in us, valued at approximately $2,055,638 for the Sponsor, if we do not complete a business combination by April 24, 2027 (or up to July 24, 2027 if the original date is extended as described in the prospectus relating to the IPO, subject to applicable law). If we do not consummate a business combination by such date, as promptly as reasonable but not more than ten business days thereafter, we will redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for the claims of creditors and the requirements of other applicable law. In such event, the 1,700,000 Insider Shares and 203,100 Private Placement Units held by the Sponsor and the directors and officers of SPAC, may be worth very little, because following the redemption of Public Shares, we would likely have few, if any, net assets and because the Sponsor have agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 203,100 SPAC Warrants underlying the Private Placement Units held by the Sponsor will expire and become worthless.

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●	Mr. Shang Ju Lin, SPAC’s former chief executive officer and director, and the former sole director and sole shareholder of the Sponsor, is the Parent Shareholder and ultimately controls CADV. In this capacity, Mr. Lin identified and reorganized CADV and presented it to the SPAC Board as a potential business combination target. As the ultimate controlling person of CADV through KKXX Investment, Mr. Lin has the ability to influence CADV’s approval of the Business Combination. This relationship may facilitate the identification and consummation of a business combination and may benefit the Sponsor and SPAC’s officers and directors by increasing the likelihood of completing a business combination within the required timeframe, thereby preserving the value of their entire investment in SPAC, which would otherwise be worthless if the SPAC does not complete a business combination by April 24, 2027 (or up to July 24, 2027 if the original date is extended as described in the prospectus relating to the IPO, subject to applicable law).

●	The Sponsor and the SPAC’s officers and directors have agreed not to redeem any of the SPAC Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

●	If the Trust Account is liquidated, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into a letter of intent, confidentiality or similar agreement or business combination agreement or claims of any third party for services rendered or products sold to us (other than our independent registered public accounting firm and the Representatives), but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

●	The SPAC’s existing and former officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination. Additionally, pursuant to the Letter Agreement and the Indemnification Agreement, the indemnification of the Sponsor, respectively, will survive the Closing.

●	In connection with the Closing, the Sponsor and the SPAC’s current officers and directors would be entitled to the repayment of any outstanding working capital loans and advances that have been made to the SPAC. In order to finance transaction costs in connection with a business combination, the Sponsor or certain of the SPAC’s officers or directors may, but are not obligated to, loan the SPAC Working Capital Loans. In the event that a business combination does not close, the SPAC may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $3,000,000 of such Working Capital Loans may be convertible into private placement units at $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. As of the date of this proxy statement/prospectus, no such Working Capital Loans are outstanding.

●	Additionally, the Sponsor would be entitled to the repayment of any loans that have been made to the SPAC pursuant to Sponsor Loan. In the event that a business combination does not close, the SPAC may use a portion of the working capital held outside the Trust Account to repay the Sponsor Loan, but no proceeds from the Trust Account would be used to repay the Sponsor Loan. As of the date of this proxy statement/prospectus, there is no outstanding balance under the Sponsor Loan.

●	Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Sponsor, and the SPAC’s current officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans. As of the date of this proxy statement/prospectus, no reimbursable out-of-pocket expenses, advances, and other loans were outstanding.

●

The fact that Luhuan Zhong is expected to be a director of PubCo following the Business Combination. As such, in the future, he may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that the PubCo Board determines to pay its non-employee directors.

●	Pursuant to the Registration Rights Agreement, the SPAC’s officers and directors, and the Sponsor and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the PubCo Ordinary Shares held by such parties following the consummation of the Business Combination. It is estimated that the Sponsor and the SPAC’s officers and directors will hold 1,848,100 and 55,000 PubCo Ordinary Shares, respectively, excluding the PubCo Ordinary Shares underlying the PubCo Warrant, that are eligible for registration.

●	The continued indemnification of former and current directors and officers of SPAC and the Sponsor and the continuation of directors’ and officers’ liability insurance after the Business Combination.

●	The fact that the Sponsor and SPAC’s current directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination, with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, which would cause the Sponsor to lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether CADV is an appropriate business with which to complete a business combination and/or in evaluating the terms of the Business Combination.

In addition, as a result of multiple business affiliations, our directors and officers have fiduciary, contractual or similar legal obligations to other entities, which may require our directors and officers to present a business combination opportunity to such other entity and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under Cayman Islands law. We believe, however, that there were no such corporate opportunities presented to our directors and officers which were not presented to the SPAC, and therefore that our directors’ and officers’ additional fiduciary, contractual, or similar legal obligations to other entities did not impact our search for a business combination target. For more information, see “Information About SPAC — Conflicts of Interest.”

In recognition of these potential conflicts of interest and to mitigate potential conflicts of interest, the SPAC Board established a Special Committee comprised solely of independent and disinterested directors to evaluate and negotiate the Business Combination. The SPAC Board authorized the Special Committee, to the fullest extent permitted by applicable law and SPAC’s governing documents, to take all actions necessary or advisable in connection with its evaluation of the proposed Business Combination. The Special Committee was authorized to review, evaluate, negotiate and approve the definitive agreements relating to the Business Combination and to take such other actions as it considered necessary or appropriate in connection therewith, in each case acting in what it considered to be in the best interests of SPAC and its shareholders as a whole. In connection with its review of the proposed Transactions, the Special Committee engaged KKG to render an opinion as to the fairness, from a financial point of view, to the SPAC’s unaffiliated shareholders of the aggregate transaction consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement. A copy of KKG’s fairness opinion is attached hereto as Annex H. Additionally, the Special Committee engaged JCD as its independent legal advisor. Neither JCD nor KKG had been engaged by CADV during the prior two years. See the sections entitled “The Business Combination — Special Committee Oversight” for more information.

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Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination

The Parent Shareholder, Mr. Shang Ju Lin, who previously served as the chief executive officer and a director of SPAC and was also the former sole director and sole shareholder of the Sponsor of SPAC may have interests in the Business Combination that are different from, in addition to, or in conflict with, the unaffiliated shareholders of SPAC.

In addition, the Parent Closing Shareholders, consisting of Mr. Lin and four advisory firms to Parent: Agile Advisory, Nexus Advisory, MMT2KKG Advisory, and Flux Advisory, may have interests in the Business Combination that are different from, in addition to, or in conflict with, the unaffiliated shareholders of SPAC. The Parent Closing Shareholders are expected to receive an aggregate of 25,000,000 PubCo Class A Ordinary Shares as Transaction Consideration Shares, of which Mr. Lin is expected to receive 21,875,000 PubCo Class A Ordinary Shares and the four advisory firms are expected to receive an aggregate of 3,125,000 PubCo Class A Ordinary Shares, representing approximately 12.5% of the Transaction Consideration Shares. The allocation of shares that the four advisory firms are expected to receive is as follows: (i) 875,000 shares to Agile Advisory, (ii) 500,000 shares to Nexus Advisory, (iii) 875,000 shares to MMT2KKG Advisory, and (iv) 875,000 shares to Flux Advisory.

These interests of the Parent Shareholder in the Business Combination include, among other things:

●

Mr. Lin holds 25,000 Insider Shares, which were transferred from the Sponsor in his capacity as the SPAC’s then chief executive officer pursuant to an executed share transfer agreement. Such 25,000 PubCo Class A Ordinary Shares that Mr. Lin will hold upon consummation of the Business Combination, if unrestricted and freely tradable, would have an aggregate value of approximately $0.25 million based on the closing price of $10.11 per SPAC Ordinary Share on Nasdaq on July 2, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

●	Mr. Lin currently holds 15,000 ordinary shares of the Sponsor. On November 12, 2025, Mr. Lin transferred 70% of the equity interests in the Sponsor, represented by 35,000 ordinary shares of the Sponsor, to two individuals, consisting of 20,000 ordinary shares to Mr. Yuan and 15,000 ordinary shares to another individual. Each of these individuals became a shareholder of the Sponsor in connection with such transfer, and neither of them is affiliated with Mr. Lin or any parties to the Business Combination or their affiliates. Following these transfers, the Sponsor has three shareholders, each of whom has sole voting and dispositive power over his or her respective equity interests in the Sponsor. No shareholder of the Sponsor, including Mr. Lin, has the right to vote or dispose of, or direct the voting or disposition of, the securities of SPAC held by the Sponsor. The Sponsor holds 1,645,000 Insider Shares and 203,100 Private Placement Units, which will not be subject to forfeiture if a business combination is consummated by April 24, 2027 (or up to July 24, 2027 if the original date is extended as described in the prospectus relating to the IPO, subject to applicable law).

●	Upon the consummation of the Business Combination, Mr. Lin, the chief executive officer and sole director of CADV, is expected to continue to serve as the chief executive officer of PubCo and as chairman of the PubCo Board, and will receive such compensation and benefits as may be determined by the PubCo Board from time to time. Mr. Lin will also be entitled to the benefit of directors’ and officers’ insurance coverage and indemnification arrangements with PubCo. The cost of such insurance and indemnification arrangements will be borne by the post-Business Combination company and, indirectly, by all PubCo shareholders, including unaffiliated SPAC shareholders, while the direct benefit of such arrangements accrues to the directors and officers of CADV; and

●	after the Closing, it is expected that Mr. Lin, as the Parent Shareholder, will control approximately 92.32% of the total voting power of PubCo under the No Redemptions Scenario and approximately 96.07% under the Maximum Redemptions Scenario, through (i) 21,875,000 PubCo Class A Ordinary Shares issued as Transaction Consideration Shares, (ii) 25,000 PubCo Class A Ordinary Shares issuable upon conversion of the 25,000 Insider Shares that he holds directly, and (iii) 10,000,000 PubCo Class B Ordinary Shares issuable to KKXX Investment, a British Virgin Islands business company controlled by Mr. Lin. The Parent Closing Shareholders as a group are expected to hold between 94.0% and 97.8% of the total voting power of PubCo, depending on the level of Redemptions and excluding the Earn-Out Shares. This level of voting power will give the Parent Shareholder the ability to control the outcome of virtually all matters submitted to PubCo’s shareholders for approval, including the election and removal of directors, approval of significant corporate transactions, and amendments to PubCo’s governing documents, subject to certain limitations described elsewhere in this proxy statement/prospectus. The interests of the Parent Shareholder may not always align with the interests of unaffiliated SPAC shareholders, who will hold a minority interest in PubCo and will have limited ability to influence the direction and management of the post-Business Combination company. Unaffiliated SPAC shareholders should be aware that, as minority shareholders, their ability to seek changes in corporate governance, management, or strategic direction will be significantly constrained.

Compensation to be Received by the Sponsor and SPAC’s Directors and Officers

Set forth below is a summary of the amount of compensation and securities received, to be received or that may be received by the Sponsor, and SPAC’s directors, officers and their affiliates in connection with the Business Combination and related transactions.

Entity/Individual	Securities Issued or to be Issued	Other Compensation
Sponsor	203,100 Private Placement Units purchased simultaneously with the closing of the IPO and the over-allotment option of the underwriters of the IPO.	Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Business Combination.

$10,000 per month until the closing of the initial business combination or the liquidation.

Sponsor, Officers and Directors	Repayment of working capital loans that our sponsor, officers, directors or their affiliates may, but are not obligated to, loan us from time to time, in whatever amount they deem reasonable in their sole discretion, to finance transaction costs, or the issuance of Private Placement Units upon the conversion of up to $3,000,000 of such working capital loans.	Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Business Combination.

The Sponsor and officers and directors of SPAC collectively own 1,700,000 Insider Shares, or approximately $0.014 per share.

Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; no such amounts are outstanding as of the date of this proxy statement/prospectus.

The securities to be issued to the Sponsor and SPAC’s officers and directors may result in a material dilution of the equity interests of non-redeeming Public Shareholders. None of the funds in the Trust Account will be used to compensate our officers or directors. Except as set forth above, no compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsor, SPAC’s officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, as detailed above, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, as discussed above. The reimbursement of expenses and advances to the Sponsor and SPAC’s officers and directors may result in a material dilution of the equity interests of non-redeeming Public Shareholders.

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THE BUSINESS COMBINATION AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a composite copy of which is attached as Annex A hereto. You are urged to read carefully the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary. For the purposes of this section “The Business Combination Agreement”, capitalized terms not defined herein shall have the meaning ascribed to them in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which are referred to herein as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Miluna, and CADV do not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Miluna, or CADV or any other matter.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by Miluna, the Company, and Parent, as of the date of such agreement or other specific dates for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect, knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the ancillary documents thereto, subject to certain customary exceptions.

In the Business Combination Agreement, Miluna made certain customary representations and warranties to Parent and the Company, including among others, related to the following: corporate matters, including due organization, existence and good standing; authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; governmental approvals; non-contravention; capitalization; filings and financial statements with the Securities and Exchange Commission (“SEC”); absence of certain changes; compliance with laws; actions, orders and permits; taxes and returns; employees and employee benefit plans; properties; material contracts; transactions with affiliates; Investment Company Act of 1940, as amended; finders and brokers; certain business practices; insurance; independent investigation; information supplied; and Miluna’s trust account.

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In the Business Combination Agreement, the Company made certain customary representations and warranties to Miluna, including representations and warranties related to the following: corporate matters, including due organization, existence and good standing; authority and binding effect relating to execution and delivery of the Business Combination Agreement and other ancillary documents; capitalization; the Company’s subsidiaries; non-contravention; financial statements; absence of certain changes; compliance with laws; the Company’s permits; litigation; material contracts; intellectual property; privacy compliance; taxes and tax returns; finders and brokers; real property; personal property; title to and sufficiency of assets; employee matters; benefit plans; environmental matters; transactions with related parties; insurance; top customers and suppliers; certain business practices; finders and brokers; information supplied; and independent investigation.

In addition, Parent made certain customary representations and warranties to Miluna, including representations and warranties related to the following: corporate matters, including due organization, existence and good standing; authority and binding effect relating to execution and delivery of the Business Combination Agreement and other ancillary documents; ownership; government approvals; non-contravention; finders and brokers; information supplied; and independent investigation.

Covenants of the Parties

Each party agreed to the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms (the “Interim Period”), including covenants regarding: the provision of access to their properties, books and personnel; the operation of their respective businesses in the ordinary course of business; Miluna’s public filing obligations and the Company’s obligation to deliver financial statements; no solicitation of, or entering into, any alternative competing transactions; no insider trading; notifications of certain breaches, consent requirements or other matters; efforts to obtain third party and regulatory approvals; further assurances; Registration Statement; public announcements; confidentiality; PubCo A&R Articles; indemnification of directors and officers after the Closing and tail insurance; use of trust proceeds after the Closing; transaction financing; issuance of equity awards by Purchaser on terms and conditions determined by Parent; working capital loans; matters under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”); and valuation adjustment.

The parties also agreed to take all necessary actions to cause the PubCo’s board of directors immediately after the Closing to consist of those directors mutually agreed between Purchaser and Parent.

Each party agreed to use commercially reasonable efforts during the Interim Period to complete a private equity investment (“PIPE Investment”) and/or secure an Equity Line of Credit (“ELOC”) of up to $50,000,000. If Purchaser seeks either a PIPE Investment or an ELOC, Parent and the Company will cooperate with each other and their respective representatives, using commercially reasonable efforts to cause these transactions to occur. There is no present requirement to pursue either a PIPE Investment or an ELOC. None of the terms of the Business Combination Agreement are contingent upon the closing of a PIPE Investment or ELOC.

Conditions to Closing

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Transactions as set forth in the Proxy Statement by the requisite vote of Miluna’s shareholders; (ii) the approval of the Transactions by the requisite vote of Parent’s shareholders; (iii) no law or order preventing or prohibiting the Transactions; (iv) the Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing; (v) the PubCo Class A Ordinary Shares shall have been approved for listing on Nasdaq, NYSE American or any other major U.S. national securities exchange, subject only to official notice thereof; (vi) the majority of independent directors and the Special Committee of Miluna shall have approved the Business Combination Agreement and the Transactions.

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In addition, the obligations of Parent and the Company to consummate the Transactions are further subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of Miluna being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to specified exceptions); (ii) Miluna having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior to the date of the Closing; (iii) absence of any Material Adverse Effect with respect to Miluna since the date of the Business Combination Agreement which is continuing and uncured; (iv) all Ancillary Documents (as defined in the Business Combination Agreement) shall have been duly executed by each respective party thereto and shall be in full force and effect in accordance with their terms as of the Closing; and (v) except for continuing officers and directors, all officers and directors of Miluna shall have executed written resignations effective as of immediately prior to the Closing.

The obligations of Miluna to consummate the Transactions are further subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of the Company and Parent being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to specified exceptions); (ii) the Company and Parent having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior to the date of the Closing; (iii) absence of any Material Adverse Effect with respect to the Company or Parent since the date of the Business Combination Agreement which is continuing and uncured; (iv) Miluna shall have received a certificate from the Company by an executive officer of the Company certifying as to the satisfaction of certain closing conditions of the Registration Rights Agreement and Lock-Up Agreement; (v) a counterpart to the Ancillary Documents required to be executed by the Parent, Company, and the Key Personnel at or prior to the Closing having been executed and delivered to Miluna; and (vi) all of the Indebtedness due and outstanding under the Contracts listed on the Company Disclosure Schedules having been discharged in full.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either Miluna or Parent if the Closing has not been satisfied or waived by the date that is nine (9) months after the date of the Business Combination Agreement (the “Outside Date”). A party is not entitled to terminate the Business Combination Agreement if the failure of the Closing to occur by such date was caused by or the result of a breach of the Business Combination Agreement by such party.

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances prior to the Closing, including, among other reasons: (i) by mutual written consent of Miluna and Parent; (ii) by either Miluna or Parent if any of the Closing conditions have not been satisfied or waived by the Outside Date, provided that the right to terminate shall not be available to a Party if the breach by such Party was the primary cause of the failure of the Closing; (iii) by written notice by either Miluna or Parent if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iv) by written notice by Parent for Miluna’s material uncured breach of the Business Combination Agreement, if the breach would result in the failure of the related Closing condition; (v) by written notice by Miluna for the material uncured breach of the Business Combination Agreement by the Company, Parent or any Seller, if the breach would result in the failure of the related Closing condition; (vi) by written notice by Miluna if there has been a Material Adverse Effect with respect to the Company which is uncured and continuing; (vii) by either Miluna or Parent if the Special Meeting to approve the Business Combination is held and concluded and the requisite approval of Miluna’s shareholders is not obtained; (viii) by written notice by Parent to Miluna if Miluna receives a delisting determination by Nasdaq, or trading in Miluna’s securities is suspended for more than one trading day or (ix) by written notice by Parent to Miluna if the Special Committee has withdrawn, modified or changed its approval or recommendation of the Business Combination Agreement or the Transactions in a manner adverse to Miluna.

If the Business Combination Agreement is terminated, all obligations of the parties under the Business Combination Agreement (except for certain obligations related to public announcements, confidentiality, fees and expenses, trust account waiver, termination and general provisions) will terminate, and no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for certain fraud claims or for willful breach of the Business Combination Agreement prior to the termination.

Governing Law

The Business Combination Agreement is governed by the Laws of the State of New York. Any state or federal court located in New York, New York will have exclusive jurisdiction.

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ANCILLARY DOCUMENTS

This section describes the material provisions of certain additional agreements that were entered into concurrently with, or will be entered into pursuant to (as applicable) the Business Combination Agreement, which are referred to herein as the “Ancillary Documents,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Documents. Shareholders and other interested parties are urged to read such Ancillary Documents in their entirety prior to voting on the proposals presented at the EGM. For the purposes of this section “Ancillary Documents”, capitalized terms not defined herein shall have the meaning ascribed to them in the Business Combination Agreement and/or Ancillary Documents as relevant.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, on April 23, 2026, SPAC, Parent and the Sponsor, entered into a Sponsor Support Agreement. Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, among other things, (a) vote any SPAC Ordinary Shares held by such Sponsor, as applicable, in favor of the Business Combination Agreement and the transactions contemplated thereby, (b) waive its anti-dilution rights under the SPAC Articles. The Sponsor Support Agreement also provides that the Sponsor has agreed irrevocably to waive its redemption rights in connection with the consummation of the Transactions with respect to any SPAC Ordinary Shares they may hold. The Sponsor Support Agreement expires upon the earlier of the Effective Time and the termination of the Business Combination Agreement. No consideration has been or will be paid by SPAC, Parent or the Company to the Sponsor in connection with such agreements.

Parent Support Agreement

Concurrently with the execution of the Business Combination Agreement, on April 23, 2026, Parent, the SPAC, and the Parent Shareholder entered into a Parent Support Agreement, pursuant to which the Parent Shareholder has agreed to (a) vote the Parent Ordinary Shares held by the Parent Shareholder (together with any other equity securities thereafter acquired by the Parent Shareholder) in favor of the Business Combination Agreement and the transactions contemplated thereby, (b) be bound by certain other covenants and agreements related to the Transactions, and (c) be bound by certain transfer restrictions with respect to the Parent Subject Securities. The Parent Support Agreement expires upon the earlier of the Effective Time and the termination of the Business Combination Agreement.

New Registration Rights Agreement

In connection with the Closing, PubCo, the Sponsor, certain shareholders of Parent and the other parties signatory thereto will enter into a Registration Rights Agreement, pursuant to which PubCo will, from time to time, register for resale the PubCo Ordinary Shares held by the Holders immediately following the Closing, any PubCo Ordinary Shares that may be acquired upon the exercise, conversion, or redemption of any derivative security held by the Holders immediately following the Closing, any equity securities that are “restricted securities” or held by an “affiliate” (each as defined in Rule 144 under the Securities Act), and any other equity security issued in a share dividend, share split, or similar transaction. Pursuant to the New Registration Rights Agreement, among other things, PubCo will agree to file a shelf registration statement on Form S-1 registering the sale or resale of all of the Registrable Securities no later than 30 days after the Closing. Additionally, (x) Holders of at least a majority-in-interest of the then outstanding number of Registrable Securities, (y) the Sponsor and (z) affiliates of the Sponsor may make written demands for registration under the Securities Act of all or part of their Registrable Securities, provided that the Registrable Securities are no longer subject to lock-up and at least 12 months have passed since the filing of the Form 10 information (as defined in Rule 144(i)(3) of the Securities Act) with the SEC. Pursuant to the New Registration Rights Agreement, PubCo will also provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement also provides that PubCo will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities. The New Registration Rights Agreement will terminate upon the earlier of the 7th anniversary of the date of the New Registration Rights Agreement, the date on which no Registrable Securities remain outstanding, and with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities.

Lock-Up Agreement

In connection with the Closing, PubCo will enter into a Lock-up Agreement with certain Parent Closing Shareholders a of immediately prior to the Effective Time providing that the Parent Closing Shareholders, as the holders of the Parent Ordinary Shares, will not, subject to certain customary exceptions, transfer any PubCo Ordinary Shares received by the Parent Closing Shareholders pursuant to the Business Combination Agreement (together with any securities paid as bonus share issuance, dividends or distributions with respect to such securities or into which such securities are changed or exchanged or which are received in any recapitalization, share exchange, share conversion or similar transactions) during the period commencing from the date of Closing until the earlier of (i) six months after the Closing or (ii) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction in which all of its shareholders have the right to exchange their ordinary shares for cash, securities or other property.

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MATERIAL TAX CONSIDERATIONS

The following discussion is a brief summary of the material U.S. federal income tax considerations applicable to you if you are a U.S. Holder (as defined below) of SPAC Ordinary Shares and SPAC Warrants, as a consequence of (i) electing to have your shares redeemed for cash pursuant to the redemption provisions described in the section entitled “The Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” (a “Redemption”), (ii) the exercise of your SPAC Warrants or the cancellation of your SPAC Warrants, (iii) the Merger, and/or (iv) the ownership and disposition of PubCo Ordinary Shares after the Business Combination. With respect to the ownership and disposition of PubCo Ordinary Shares, this discussion is limited to PubCo Ordinary Shares received in the Business Combination solely as a result of holding SPAC Ordinary Shares. This brief discussion addresses only those U.S. Holders that hold SPAC Ordinary Shares and/or SPAC Warrants as capital assets within the meaning of Section 1221 of the Code (generally property held for investment).

This brief discussion does not address the U.S. federal income tax consequences to SPAC’s the Sponsor or any other officers or directors of SPAC, or to any holders of Private Placement Units. In addition, this summary does not address any U.S. federal income tax consequences to investors that directly or indirectly hold equity interests in CADV prior to the Business Combination, including direct or indirect holders of equity interests in SPAC that also hold, directly or indirectly, equity interests in CADV. Moreover, this discussion does not address all U.S. federal income tax considerations that may be relevant to any particular investor’s particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

●	banks, financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market tax accounting rules;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	pension funds;

●	mutual funds;

●	regulated investment companies;

●	real estate investment trusts;

●	persons that acquired SPAC Ordinary Shares or SPAC Warrants pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	“specified foreign corporations” (including controlled foreign corporations), passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

●	tax-exempt organizations (including private foundations);

●	persons that hold SPAC Ordinary Shares or SPAC Warrants or who will hold PubCo Ordinary Shares as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” “wash sale,” or other integrated or similar transaction for U.S. federal income tax purposes;

●	persons that have a functional currency other than the U.S. dollar;

●	U.S. expatriates or former long-term residents of the U.S.;

●	persons owning or considered as owning (directly, indirectly, or through attribution) 5 percent (measured by vote or value) or more of the SPAC Ordinary Shares, or, following the Business Combination, PubCo Ordinary Shares;

●	persons who acquire or acquired shares, warrants, rights, or other securities as part of or in connection with a potential PIPE Investment or ELOC, or any similar arrangement;

●	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

●	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes, including S corporations) and any beneficial owners of such partnerships or other pass-through entities; and

●	persons who are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds SPAC Ordinary Shares, SPAC Warrants, or PubCo Ordinary Shares, the tax treatment of a partner or other member in such partnership or other pass-through entity generally will depend upon the status of the partner or other member, the activities of the partnership or other pass-through entity and certain determinations made at the partner or member level. If you are a partner or member of a partnership or other pass-through entity holding SPAC Ordinary Shares, SPAC Warrants, or PubCo Ordinary Shares, you are urged to consult your tax advisor regarding the tax consequences to you of a Redemption, the exercise of your SPAC Warrants or the cancellation of your SPAC Warrants, the Merger, and/or the ownership and disposition of PubCo Ordinary Shares by the partnership or other pass-through entity.

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This discussion is based on the Code, the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. Neither SPAC nor PubCo has sought, or intends to seek, any rulings from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH A REDEMPTION, THE CONVERSION OF YOUR SPAC WARRANTS INTO SPAC ORDINARY SHARES OR THE CANCELLATION OF YOUR SPAC WARRANTS, THE MERGER, AND THE OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF A REDEMPTION, THE CONVERSION OF YOUR SPAC WARRANTS INTO SPAC ORDINARY SHARES OR THE CANCELLATION OF YOUR SPAC WARRANTS, THE MERGER, AND THE OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

No statutory, administrative or judicial authority directly addresses the treatment of a unit or instruments similar to a unit for U.S. federal income tax purposes, and therefore, that treatment is not entirely clear. For purposes of this discussion, because any SPAC Unit consisting of one SPAC Ordinary Share and one SPAC Warrant is separable at the option of the holder, SPAC is treating any SPAC Ordinary Share and SPAC Warrant held by a U.S. Holder in the form of a single SPAC Unit as separate instruments and is assuming that the SPAC Unit itself will not be treated as an integrated instrument. Accordingly, the separation of a SPAC Unit in connection with the consummation of the Business Combination should not be a taxable event for U.S. federal income tax purposes. For U.S. federal income tax purposes, each U.S. Holder of a SPAC Unit must allocate the purchase price paid by such holder for such SPAC Unit between the one SPAC Ordinary Share and the one SPAC Warrant based on the relative fair market value of each at the time of issuance. Under U.S. federal income tax law, each U.S. Holder must make his or her own determination of such value based on all the relevant facts and circumstances. Therefore, each U.S. Holder is strongly urged to consult his or her tax advisor regarding the determination of value for these purposes. The price allocated to the SPAC Ordinary Share and the SPAC Warrant should be the U.S. Holder’s initial tax basis in such SPAC Ordinary Share or SPAC Warrant, as applicable. The foregoing treatment of the SPAC Units, SPAC Ordinary Shares and SPAC Warrants and a U.S. Holder’s purchase price allocation are not free from doubt and are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the SPAC Unit, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each U.S. Holder is urged to consult its tax advisors regarding the tax consequences with respect to their SPAC Units. The balance of this brief discussion assumes that the characterization of the SPAC Units described above is respected for U.S. federal income tax purposes.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of SPAC Ordinary Shares or SPAC Warrants, or of PubCo Ordinary Shares, as the case may be, that is:

●	an individual who is a U.S. citizen or resident of the United States;

●	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Tax Consequences for U.S. Holders Exercising Redemption Rights

If you are a U.S. Holder and elect to redeem some or all of your SPAC Ordinary Shares in a Redemption, subject to the discussion below of the rules applicable to a PFIC, the treatment of the transaction for U.S. federal income tax purposes generally will depend on whether the Redemption qualifies as a sale of the SPAC Ordinary Shares under Section 302 of the Code that is taxable as described below under the heading “— Taxable Sale or Exchange of SPAC Ordinary Shares,” or rather as a distribution that is taxable as described below under the heading “ — Taxation of Distributions.” Generally, whether the Redemption qualifies for sale or distribution treatment will depend largely on the total number of SPAC Ordinary Shares held or treated as held by the U.S. Holder immediately after the Redemption (including any shares constructively owned by the U.S. Holder and taking into account any ownership in PubCo Ordinary Shares immediately after the Business Combination) relative to the total number of SPAC shares held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption generally will be treated as a sale of SPAC Ordinary Shares (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in SPAC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also SPAC shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option. In order to meet the substantially disproportionate test, the percentage of outstanding voting stock of SPAC (including the PubCo Ordinary Shares received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the Redemption must, among other requirements, be less than 80% of such voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the SPAC shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the SPAC shares actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, the U.S. Holder does not constructively own any other stock and certain other requirements are met. A Redemption will not be essentially equivalent to a dividend if such Redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in SPAC. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in SPAC will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the Redemption will be treated as a distribution and the tax effects will be as described below under “— Taxation of Distributions.”

U.S. Holders of SPAC Ordinary Shares considering exercising their Redemption rights are urged to consult their tax advisors to determine whether the Redemption would be treated as a sale or as a distribution under the Code.

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Taxable Sale or Exchange of SPAC Ordinary Shares

Subject to the discussion of the PFIC rules below, if any Redemption qualifies as a sale of a SPAC Ordinary Share (rather than a distribution with respect to such SPAC Ordinary Share), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption and (ii) the U.S. Holder’s adjusted tax basis in such SPAC Ordinary Share. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such SPAC Ordinary Share exceeds one year. A U.S. Holder’s adjusted tax basis in a SPAC Ordinary Share generally will equal the U.S. Holder’s acquisition cost of such share (which, if such SPAC Ordinary Share was acquired as part of a SPAC Unit, is the portion of the purchase price of the SPAC Unit allocated to such SPAC Ordinary Share). Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Taxation of Distributions

Subject to the PFIC rules discussed below, if a Redemption is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from SPAC’s current or accumulated earnings and profits, in each case, as determined under U.S. federal income tax principles. Distributions in excess of SPAC’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its SPAC Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the SPAC Ordinary Shares and will be treated as described above under “— Taxable Sale or Exchange of SPAC Ordinary Shares.” PubCo (which, as discussed below, should be a continuation of SPAC for U.S. federal income tax purposes) does not expect that it will maintain calculations of earnings and profits under U.S. federal income tax principles for purposes of determining whether a distribution is a dividend for U.S. federal income tax purposes. Thus, it is expected that the full amount of any distributions will be reported as dividends for U.S. federal income tax purposes. Amounts treated as dividends that SPAC pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if the SPAC Ordinary Shares are readily tradable on an established securities market in the United States, SPAC is not treated as a PFIC at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. Because SPAC believes that it likely was a PFIC for its taxable year preceding the taxable year of the Business Combination (as discussed below under “— PFIC Considerations in the Business Combination”), dividends that SPAC pays to a non-corporate U.S. Holder may not constitute “qualified dividends” that would be taxable at a reduced rate.

IF YOU ARE A HOLDER OF SPAC CLASS A ORDINARY SHARES CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Treatment of SPAC Warrants

The treatment of the SPAC Warrants is uncertain. The SPAC Warrants may be viewed as a forward contract, derivative security or similar interest in SPAC (analogous to an option with no exercise price), and thus the holder of the right would not be viewed as owning SPAC Ordinary Shares issuable pursuant to the SPAC Warrants until such SPAC Ordinary Shares are actually issued. There may be other alternative characterizations of the SPAC Warrants that the IRS may successfully assert, including that the SPAC Warrants are treated as equity in the SPAC at the time the warrants were issued.

The tax consequences of an acquisition of SPAC Ordinary Shares pursuant to SPAC Warrants, as well as the cancellation of any SPAC Warrants not converted in SPAC Ordinary Shares, are unclear. For example, depending on which characterization is successfully applied to the SPAC Warrants, different PFIC consequences may result for U.S. Holders. It is also likely that a U.S. Holder would not be able to make a QEF or mark-to-market election (discussed below) with respect to such U.S. Holder’s SPAC Warrants. Accordingly, U.S. Holders should consult their tax advisors regarding the tax treatment of the SPAC Warrants and the consequences with respect to the acquisition, ownership, and the conversion of the SPAC Warrants into SPAC Ordinary Shares or cancelation of the SPAC Warrants. U.S. Holders should also consult with their tax advisors regarding the tax treatment with respect to any SPAC Ordinary Shares into which any SPAC Warrants were converted, including in connection with the Merger and ownership and disposition of PubCo Ordinary Shares in the Merger in exchange for SPAC Ordinary Shares.

Tax Consequences of the Merger to U.S. Holders

The U.S. federal income tax consequences of the Merger will depend primarily upon whether such transaction qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Section 368(a)(1)(F) of the Code describes a reorganization as a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Merger, Parent will merge with and into SPAC, with SPAC surviving.

Hunter Taubman Fischer & Li LLC will deliver an opinion that, based on customary assumptions, representations and covenants, the Merger should qualify as an F Reorganization, which opinion will be filed by amendment as Exhibit 8.1 to the Registration Statement of which this proxy statement/prospectus forms a part. The obligations of SPAC to undertake the Business Combination are not conditioned on the receipt of an opinion regarding the qualification of the Merger as an F Reorganization. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected. An opinion of counsel represents counsel’s legal judgment and is not binding on the IRS or any court. SPAC has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the Merger qualifying as an F Reorganization. Accordingly, each U.S. Holder is urged to consult its tax advisor with respect to the particular tax consequence of the Merger to such U.S. Holder.

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Assuming that the Merger qualifies as an F Reorganization, the tax consequences of the Merger to U.S. Holders of SPAC Ordinary Shares might vary depending on whether SPAC is treated as a PFIC for U.S. federal income tax purposes (discussed in detail below).

If SPAC is not treated as a PFIC, a U.S. Holder that exchanges its SPAC Ordinary Shares in the Merger for PubCo Ordinary Shares should not recognize any gain or loss on such exchange. The aggregate adjusted tax basis of the PubCo Ordinary Shares received in the Merger by a U.S. Holder should be equal to the adjusted tax basis of the SPAC Ordinary Shares surrendered in exchange therefor. The holding period of the PubCo Ordinary Shares should include the period during which the SPAC Ordinary Shares surrendered in the Merger in exchange therefor were held (or deemed held) by a U.S. Holder, although the running of the holding period for the SPAC Ordinary Shares may be suspended as a result of the redemption rights with respect thereto (as described above in this proxy statement/prospectus).

If SPAC is treated as a PFIC, the tax consequences of the Merger to U.S. Holders should generally be similar to those described above. Under proposed Treasury Regulations, if the Merger otherwise qualifies as an F Reorganization, the treatment of SPAC as a PFIC would not adversely impact the tax consequences of the Merger to U.S. Holders. The proposed Treasury Regulations, if finalized in their current form, would be effective prior to the date hereof. Thus, it is expected that consequences similar to those described above should apply if SPAC is a PFIC, in the absence of any final Treasury Regulations to the contrary. It is difficult to predict, however, if the proposed Treasury Regulations will be adopted, whether such proposed Treasury Regulations will be adopted in their current form, and whether any such Treasury Regulations, as finally adopted, would be effective retroactive to the date of the Merger.

If the Merger does not qualify as an F Reorganization, it is not clear how the transactions would be characterized for U.S. federal income tax purposes and what the resulting tax consequences would be. In such case, the tax consequences of the Merger to U.S. Holders may depend, among other things, on whether the Merger would otherwise qualify for tax-free treatment under Section 368 or Section 351 of the Code and whether PubCo and/or SPAC are treated as PFICs, and U.S. Holders might be required to recognize any gain realized on SPAC Ordinary Shares, although possibly not any loss realized. If SPAC is treated as a PFIC, the nature and character of any gain required to be recognized would be similar to those described below.

The tax matters described above are very complicated and U.S. Holders are urged to consult their tax advisors regarding the potential tax consequences to them if the Merger does not qualify as an F Reorganization.

PFIC Considerations in the Business Combination

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Pursuant to the start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “Start-Up Year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation establishes to the satisfaction of the IRS that it will not be a PFIC for either of the first two taxable years following the Start-Up Year; and (3) the corporation is not in fact a PFIC for either of those years (the “Start-Up Exception”).

Assuming the Merger qualifies as an F Reorganization, PubCo will be treated as SPAC’s successor for U.S. federal income tax purposes and SPAC’s current taxable year will not close and will continue under PubCo. Thus, for purposes of the PFIC rules, PubCo Ordinary Shares generally will be treated as the SPAC Ordinary Shares exchanged in the Merger. Following the Business Combination, the annual PFIC income and asset tests in respect of PubCo will be applied based on the assets and activities of the combined business. To determine whether the PFIC asset test has been met, a calendar-year corporation generally divides the average of the values of passive assets at the end of each quarter by the average value of all assets at the end of each quarter. Because SPAC is a blank-check company with no current active business, based upon the composition of SPAC’s income and assets for its first taxable year (ending December 31, 2025) and because (as discussed below) CADV may be a PFIC, SPAC believes that it may be a PFIC for the taxable years ending December 31, 2025 and that PubCo may be a PFIC for the taxable year ending December 31, 2026.

However, because PFIC status is based on income, assets and activities for the entire taxable year, it is not possible to determine the PFIC status of SPAC or PubCo for any taxable year until after the close of the taxable year. In addition, SPAC’s U.S. counsel expresses no opinion with respect to SPAC and PubCo’s PFIC status for any taxable year.

If SPAC is determined to be a PFIC, any income or gain recognized by a U.S. Holder electing to have its SPAC Ordinary Shares redeemed would generally be subject to a special tax and interest charge if such U.S. Holder did not make either a qualified electing fund (“QEF”) election or a mark-to-market election for SPAC’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such shares, or a QEF election along with an applicable purging election (collectively, the “PFIC Elections”). These rules are described more fully below under “— Tax Consequences of Ownership and Disposition of PubCo Ordinary Shares — Passive Foreign Investment Company Rules.”

The rules dealing with PFICs discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders are strongly urged to consult their tax advisors concerning the application of the PFIC rules to their particular circumstances, including as a result of PFIC Elections that such U.S. Holders may have made (or may wish to make for the taxable year including the Business Combination).

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Treatment of PubCo

PubCo is incorporated as an exempted company under the laws of the Cayman Islands. Under current Cayman Islands law, PubCo is not subject to income tax, corporation tax, capital gains tax, or any other taxes on its income or gains. The Cayman Islands currently has no form of income, corporate, or capital gains tax, and no estate duty, inheritance tax, or gift tax is applicable to PubCo or to payments made by PubCo to its shareholders or warrant holders. No taxes are levied in the Cayman Islands on profits, income, or gains, and there is no taxation in the nature of an estate duty, inheritance tax, or capital transfer tax applicable to PubCo or its shareholders or warrant holders. PubCo has obtained, or following the closing of the business combination expects to obtain, an undertaking from the Financial Secretary of the Cayman Islands Government pursuant to Section 6 of the Tax Concessions Act (Revised) of the Cayman Islands that, for a period of twenty years from the date of such undertaking, no law enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains, or appreciations shall apply to PubCo or its operations, and that no such tax or any tax in the nature of an estate duty or inheritance tax shall be payable on the ordinary shares, warrants, or other obligations of PubCo.

No stamp duty, registration tax, or similar charge is payable in the Cayman Islands in connection with the issuance, transfer, or redemption of the ordinary shares or warrants of PubCo following the closing of the business combination. There is no double taxation treaty between the Cayman Islands and the United States or any other country. Accordingly, dividends, if any, paid on the ordinary shares of PubCo, as well as gains derived from the sale or other disposition of such ordinary shares or warrants, will not be subject to any Cayman Islands income or withholding tax. No withholding tax will be required on payments of dividends or distributions, if any, to holders of PubCo ordinary shares or warrants, and no deduction of Cayman Islands tax will be made from any payments made by PubCo to its shareholders or warrant holders. Holders of ordinary shares and warrants of PubCo who are not resident in the Cayman Islands will not be subject to any income, withholding, or capital gains tax in the Cayman Islands with respect to such securities.

Prospective investors should consult their own tax advisors regarding the Cayman Islands tax consequences of the business combination and the ownership and disposition of the ordinary shares and warrants of PubCo based on their particular circumstances, as well as the tax consequences arising under the laws of any state, local, or non-U.S. taxing jurisdiction, including, without limitation, the U.S. federal income tax consequences discussed elsewhere in this registration statement.

Tax Consequences to Ownership and Disposition of PubCo Ordinary Shares and PubCo Public Warrants

Distributions on PubCo Ordinary Shares.

This section is subject to further discussion under “— Passive Foreign Investment Company Rules” below.

Distributions paid by PubCo out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. holder’s basis in the PubCo Ordinary Shares and thereafter as capital gain. However, PubCo does not intend to maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. holders should therefore assume that any distribution by PubCo with respect to its shares will be treated as dividend income. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations.

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Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation as “qualified dividend income,” provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation generally will be treated as a qualified foreign corporation if the PubCo Ordinary Shares are readily tradable on an established securities market in the United States and PubCo is not a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See discussion below under “— Passive Foreign Investment Company Rules.”

There can be no assurance that PubCo Ordinary Shares will be considered “readily tradable” on an established securities market in any taxable year. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (concerning the deduction for investment interest expense) will not be eligible for the reduced rates of taxation, regardless of PubCo’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the U.S. holder receiving a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Non-corporate U.S. holders should consult their tax advisors regarding the potential availability of the lower rate of taxation for dividends paid with respect to PubCo Ordinary Shares. Dividends on PubCo Ordinary Shares will generally constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by PubCo with respect to the PubCo Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Ordinary Shares and PubCo Public Warrants.

This section is subject to further discussion under “— Passive Foreign Investment Company Rules,” below.

A U.S. holder generally would recognize gain or loss on any sale, exchange, redemption or other taxable disposition of PubCo Ordinary Shares or PubCo Public Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such PubCo Ordinary Shares or such PubCo Public Warrants, as applicable. Any gain or loss recognized by a U.S. holder on a taxable disposition of PubCo Ordinary Shares or PubCo Public Warrants generally will be capital gain or loss. A noncorporate U.S. holder, including an individual, who has held the PubCo Ordinary Shares or PubCo Public Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. holders should consult their tax advisors regarding the ability to claim a foreign tax credit.

For purposes of the discussion immediately above, it is assumed that any redemption of PubCo Ordinary Shares would qualify for sale or exchange treatment under Section 302(b) of the Code. For other possible treatments of a redemption of PubCo Ordinary Shares, see generally the discussion under “Redemption of Public Shares” above.

Exercise or Lapse of a PubCo Public Warrant.

This section is subject to further discussion under “— Passive Foreign Investment Company Rules” below.

A U.S. holder generally will not recognize gain or loss upon the acquisition of a PubCo Ordinary Share on the exercise of a PubCo Public Warrant for cash. A U.S. holder’s initial tax basis in its PubCo Ordinary Shares received upon exercise of the PubCo Public Warrant generally would be an amount equal to the sum of the U.S. holder’s tax basis in the PubCo Public Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a PubCo Ordinary Share received upon exercise of the PubCo Public Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the PubCo Public Warrant and will not include the period during which the U.S. holder held the PubCo Public Warrant. If a PubCo Public Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the PubCo Public Warrant. The deductibility of capital losses is subject to limitations.

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The tax consequences of a cashless exercise of a PubCo Public Warrant are not clear under current tax law. Subject to the PFIC rules discussed under “— Passive Foreign Investment Company Rules” below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s basis in the PubCo Ordinary Shares received should equal the holder’s basis in the PubCo Public Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, a U.S. holder’s holding period in the PubCo Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the PubCo Public Warrants and will not include the period during which the U.S. holder held the PubCo Public Warrants.

If the cashless exercise were treated as a recapitalization, the holding period of the PubCo Ordinary Shares would include the holding period of the PubCo Public Warrants exercised therefor. It is also possible that a cashless exercise of a PubCo Public Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized, in which case U.S. holders may be taxable in a manner similar to the manner set forth above under “— Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Ordinary Shares and PubCo Public Warrants.” In such event, a U.S. holder could be deemed to have surrendered a number of PubCo Public Warrants equal to the number of Public Shares having an aggregate fair market value equal to the exercise price for the total number of PubCo Public Warrants to be exercised. Subject to the discussion below under “— Passive Foreign Investment Company Rules”, the U.S. holder would recognize capital gain or loss with respect to the PubCo Public Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the PubCo Ordinary Shares that would have been received in a regular exercise of the PubCo Public Warrants deemed surrendered and (ii) the U.S. holder’s tax basis in such PubCo Public Warrants. In this case, a U.S. holder’s aggregate tax basis in the PubCo Ordinary Shares received would equal the sum of (i) such U.S. holder’s tax basis in the PubCo Public Warrants deemed exercised and (ii) the aggregate exercise price of such PubCo Public Warrants.

A U.S. holder’s holding period for the PubCo Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the PubCo Public Warrants and will not include the period during which the U.S. holder held the PubCo Public Warrants. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, including when a U.S. holder’s holding period would commence with respect to the PubCo Ordinary Share received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of PubCo Public Warrants.

Possible Effect of the Change in the PubCo.

Public Warrant Conversion Ratio The terms of each PubCo Public Warrant provide for an adjustment to the number of PubCo Ordinary Shares for which the PubCo Public Warrant may be exercised or to the exercise price of the PubCo Public Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the PubCo Public Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases such U.S. holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of PubCo Ordinary Shares that would be obtained upon exercise or through a decrease in the exercise price of the PubCo Public Warrants), which adjustment may be made as a result of a distribution of cash or other property to the holders of our PubCo Ordinary Shares. Such constructive distribution to a U.S. holder of PubCo Public Warrants would be treated as if such U.S. holder had received a cash distribution from us generally equal to the fair market value of such increased interest (taxed as described above under “— Distributions on PubCo Ordinary Shares”).

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Passive Foreign Investment Company (PFIC) Rules

The treatment of U.S. holders of PubCo Ordinary Shares and PubCo Public Warrants could be materially different from that described above if PubCo is treated as a PFIC for U.S. federal income tax purposes. A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income.

PFIC status is determined annually and depends on the composition of a company’s income and assets and the fair market value of its assets and no assurance can be given as to whether PubCo will be a PFIC in the taxable year of the Business Combination or for any future taxable year. In addition, PubCo’s U.S. counsel expresses no opinion with respect to PubCo’s PFIC status for any taxable year. It is not entirely clear how various aspects of the PFIC rules apply to the PubCo Public Warrants. Section 1298(a)(4) of the Code provides that, to the extent provided in Treasury regulations, any person who has an option to acquire stock in a PFIC shall be considered to own such stock in the PFIC for purposes of the PFIC rules. No final Treasury regulations are currently in effect under Section 1298(a)(4) of the Code. However, proposed Treasury regulations under Section 1298(a)(4) of the Code if promulgated will have a retroactive effective date (the “Proposed PFIC Option Regulations”).

Each U.S. holder is urged to consult its tax advisors regarding the possible application of the Proposed PFIC Option Regulations to an investment in the PubCo Public Warrants. Solely for discussion purposes, the following discussion assumes that the Proposed PFIC Option Regulations will apply to the PubCo Public Warrants. Although PubCo’s PFIC status is determined annually, an initial determination that PubCo is a PFIC generally will apply for subsequent years to a U.S. holder who held PubCo Ordinary Shares or PubCo Public Warrants while PubCo was a PFIC, whether or not PubCo meets the test for PFIC status in those subsequent years.

The impact of the PFIC rules on a U.S. holder of Public Shares may also depend on whether the U.S. holder has made a mark-to-market election under Section 1296 of the Code (an “MTM Election”).If PubCo is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of PubCo Ordinary Shares or PubCo Public Warrants and, in the case of PubCo Ordinary Shares, the U.S. holder did not make either a timely MTM Election or a QEF Election for PubCo’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) PubCo Ordinary Shares, as described below, such U.S. holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. holder on the sale or other disposition of its PubCo Ordinary Shares or PubCo Public Warrants (which may include gain realized by reason of transfers of PubCo Ordinary Shares or PubCo Public Warrants that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the PubCo Ordinary Shares during the three preceding taxable years of such U.S. holder or, if shorter, the portion of such U.S. holder’s holding period for the PubCo Ordinary Shares that preceded the taxable year of the distribution) (together, the “excess distribution rules”).

Under these excess distribution rules:

●	the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the PubCo Ordinary Shares or PubCo Public Warrants;

●	the amount allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of PubCo’s first taxable year in which PubCo is a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder without regard to the U.S. holder’s other items of income and loss for such year; and

●	an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. holder with respect to the tax attributable to each such other taxable year of the U.S. holder.

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In general, if PubCo is determined to be a PFIC, a U.S. holder may be able to avoid the excess distribution rules described above with respect to PubCo Ordinary Shares (but, under current law, not the PubCo Public Warrants) by making a timely and valid QEF Election (if eligible to do so) to include in income its pro rata share of PubCo’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. holder in which or with which PubCo’s taxable year ends. A U.S. holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF Election rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. holder makes a QEF Election with respect to its PubCo Ordinary Shares in a year after PubCo’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) PubCo Ordinary Shares, then notwithstanding such QEF Election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF Election, will continue to apply with respect to such U.S. holder’s PubCo Ordinary Shares, unless the U.S. holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. holder will be deemed to have sold such PubCo Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the PubCo Ordinary Shares.

Under current law, a U.S. holder may not make a QEF Election with respect to its PubCo Public Warrants to acquire PubCo Ordinary Shares. As a result, if a U.S. holder sells or otherwise disposes of such PubCo Public Warrants (other than upon exercise of such PubCo Public Warrants) and PubCo was a PFIC at any time during the U.S. holder’s holding period of such PubCo Public Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. holder that exercises such PubCo Public Warrants properly makes and maintains a QEF Election with respect to the newly acquired PubCo Ordinary Shares (or has previously made a QEF Election with respect to PubCo Ordinary Shares), the QEF Election will apply to the newly acquired PubCo Ordinary Shares. Notwithstanding such QEF Election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF Election, will continue to apply with respect to such newly acquired PubCo Ordinary Shares (which, while not entirely clear, generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. holder held the PubCo Public Warrants), unless the U.S. holder makes a purging election under the PFIC rules.

U.S. holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances. The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. holder generally makes a QEF Election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed United States federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances.

In order to comply with the requirements of a QEF Election, a U.S. holder must receive a PFIC annual information statement from PubCo. However, PubCo does not expect to provide U.S. holders with a PFIC annual information statement for any taxable year. As such, U.S. holders may not be able to comply with the requirements of a QEF Election with respect to PubCo. If a U.S. holder has made a QEF Election with respect to PubCo Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF Election for PubCo’s first taxable year as a PFIC in which the U.S. holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of PubCo Ordinary Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if PubCo is a PFIC for any taxable year, a U.S. holder of PubCo Ordinary Shares that has made a QEF Election will be currently taxed on its pro rata share of PubCo’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. holder.

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The tax basis of a U.S. holder’s shares in PubCo will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if PubCo is not a PFIC for any taxable year, such U.S. holder will not be subject to such inclusion regime with respect to PubCo Ordinary Shares for such a taxable year. Alternatively, if a U.S. holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. holder may make an MTM Election with respect to such shares for such taxable year. If the U.S. holder makes a valid MTM Election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) PubCo Ordinary Shares and for which PubCo is determined to be a PFIC, such U.S. holder generally will not be subject to the excess distribution rules described above with respect to its PubCo Ordinary Shares. Instead, in general, the U.S. holder will include as ordinary income in each taxable year the excess, if any, of the fair market value of its PubCo Ordinary Shares at the end of its taxable year over its adjusted basis in its PubCo Ordinary Shares.

These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its PubCo Ordinary Shares over the fair market value of its PubCo Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election).

The U.S. holder’s basis in its PubCo Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its PubCo Ordinary Shares will be treated as ordinary income. Under current law, an MTM Election may not be made with respect to PubCo Public Warrants. The MTM Election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, an MTM Election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the PubCo Ordinary Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. holders are urged to consult their own tax advisors regarding the availability and tax consequences of an MTM Election with respect to PubCo Ordinary Shares under their particular circumstances. If PubCo is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if PubCo receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. holders otherwise are deemed to have disposed of an interest in the lower-tier PFIC. PubCo does not expect to cause any lower-tier PFIC to provide to a U.S. holder the information that may be required to make or maintain a QEF Election with respect to the lower-tier PFIC.

An MTM Election generally would not be available with respect to such lower-tier PFIC. U.S. holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs. A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder, may have to file an IRS Form 8621 (whether or not a QEF Election or MTM Election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS. The rules dealing with PFICs and with QEF Elections, purging elections, and MTM Elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of PubCo Ordinary Shares and PubCo Public Warrants should consult their own tax advisors concerning the application of the PFIC rules to PubCo Ordinary Shares and PubCo Public Warrants under their particular circumstances.

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Tax Reporting.

Certain U.S. holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to PubCo. Substantial penalties may be imposed on a U.S. holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. holders who are individuals and certain entities will be required to report information with respect to such U.S. holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include PubCo Ordinary Shares and PubCo Public Warrants if they are not held in an account maintained with a U.S. financial institution. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in PubCo Ordinary Shares and PubCo Public Warrants.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of PubCo ordinary shares or public warrants, as the case may be, that is:

● an individual who is a U.S. citizen or resident of the United States;

● a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

● an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

● a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the U.S. Tax Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner of Public Securities or PubCo Ordinary Shares or PubCo Public Warrants that is for U.S. federal income tax purposes:

1. a nonresident alien individual, other than certain former citizens and residents of the United States;

2. a foreign corporation (or other foreign entity taxable as a corporation for U.S. federal income tax purposes); or

3. a foreign estate or trust that is not a U.S. holder;

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but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of Public Securities or PubCo Ordinary Shares or PubCo Public Warrants. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of Public Securities, PubCo Ordinary Shares, and PubCo Public Warrants. Non-U.S. Holders Exercising Redemption Rights with Respect to Public Shares The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. holder’s Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Public Shares, as described above under “U.S. Holders — Redemption of Public Shares.” Any redeeming non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such non-U.S. holder’s U.S. federal income tax liability unless one of the exceptions described below under “— Ownership and Disposition of PubCo Ordinary Shares and PubCo Public Warrants by Non-U.S. Holders” applies in respect of such gain or loss. Any amount characterized as a dividend will be taxable as described below under “— Ownership and Disposition of PubCo Ordinary Shares and PubCo Public Warrants by Non-U.S. Holders.” Tax Consequences of the Business Combination to Non-U.S. Holders Any non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the Mergers or be able to utilize a loss in computing such non-U.S. holder’s U.S. federal income tax liability unless one of the exceptions described below under “— Ownership and Disposition of PubCo Ordinary Shares and PubCo Public Warrants by Non-U.S. Holders” applies in respect of such gain or loss. Ownership and Disposition of PubCo Ordinary Shares and PubCo Public Warrants by Non-U.S. Holders A non-U.S. holder of PubCo Ordinary Shares or PubCo Public Warrants will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on PubCo Ordinary Shares or any gain recognized on a sale or other disposition of PubCo Ordinary Shares (including any distribution in excess of current and accumulated earnings and profits to the extent it exceeds the adjusted basis in the non-U.S. holder’s PubCo Ordinary Shares) or PubCo Public Warrants unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States. Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate. The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a PubCo Public Warrant, or the lapse of a PubCo Public Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a PubCo Public Warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a PubCo Public Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. holder’s gain on the sale or other disposition of the PubCo Ordinary Shares and PubCo Public Warrants. Information Reporting and Backup Withholding Dividend payments with respect to Public Shares and PubCo Ordinary Shares and proceeds from the sale, exchange or redemption of Public Shares, PubCo Ordinary Shares, or PubCo Public Warrant may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Cayman Islands Tax Considerations

The following summary contains a description of material Cayman Islands income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisors on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion of material Cayman Islands income tax consequences of an investment in PubCo Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to holders of our ordinary shares levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought to or produced before a court of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered into with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by PubCo. There are no exchange control regulations or currency restrictions in the Cayman Islands.

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Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

PubCo has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Law

Undertaking as to Tax Concessions

In accordance with the Tax Concessions Law, the following undertaking is hereby given to:

Kukugan Invest, “the Company”

(a) That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b) In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i) on or in respect of the shares, debentures or other obligations of the Company; or

(ii) by way of the withholding in whole or part, of any relevant payment as defined in The Tax Concessions Law.

These concessions shall be for a period of TWENTY years from the 12th day of May 2026.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

For purposes of this pro forma presentation, “Successor” refers to the historical consolidated results of Kukugan Invest and CADV Ventures S.A. following the Reorganization on January 6, 2026, and “Predecessor” refers to the historical results of CADV Ventures S.A. prior to the Reorganization.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2026, combines the historical unaudited balance sheet of Miluna Acquisition Corp. as of June 30, 2026, and the historical unaudited consolidated balance sheets as of June 30, 2026 of Kukugan Invest and CADV (Successor), giving pro forma effect to the Business Combination, and certain other related events, collectively referred to as the “Transactions” for purpose of this section, as if the Transaction had occurred on June 30, 2026.

The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 combines the historical unaudited statement of operations of Miluna Acquisition Corp. for the six months ended June 30, 2026 and the historical unaudited consolidated statements of operations of Successor for the period from January 6, 2026 to June 30, 2026, and the historical unaudited statements of operations of Predecessor for the period from January 1, 2026 to January 5, 2026. Giving pro forma effect to the Transactions as if they had occurred on January 1, 2026.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the historical audited statements of operations for the year ended December 31, 2025 of CADV, and for the period from June 24, 2025 (inception) through December 31, 2025 of Miluna, giving pro forma effect to the Transactions as if the Transactions had occurred on January 1, 2025, the beginning of the period presented.

Description of the Transactions

On January 6, 2026, Clomar Solutions Corp. (“Clomar”) completed a series of reorganization transactions (collectively, the “Reorganization”) with Kogom Ltd. pursuant to which Clomar acquired 100% of the outstanding equity interests of CADV. The Reorganization consisted of the following steps: (i) an exchange agreement between Clomar and Kogom Ltd., pursuant to which Clomar acquired all of the outstanding equity interests of CADV from Kogom Ltd. in exchange for 99,900 newly issued shares of Clomar ordinary shares (the “Share Exchange”), representing 99.9% of the total issued and outstanding shares of Clomar immediately following the Share Exchange; (ii) a Transfer Agreement between Kogom Ltd. and Shang Ju Lin, pursuant to which Kogom transferred 99,900 shares of Clomar ordinary shares, representing 99.9% of the total issued shares of Clomar, to Shang Ju Lin at a consideration of US$100; and (iii) a re-domiciliation of Clomar from its prior jurisdiction to the Cayman Islands (the “Re-domicile”), following which Clomar changed its name to Kukugan Invest. Although the underlying transaction documents outlined a reverse merger structure, the substance of the Reorganization was evaluated and concluded that the acquisition of CADV should be accounted for as a business combination under ASC 805, with Clomar identified as the accounting acquirer and CADV as the accounting acquiree. This conclusion was based on an assessment of the factors set forth in ASC 805-10-55-11 through 55-15, including the relative voting rights in the combined entity, the composition of the governing body and senior management of the combined entity. Upon completion of the Reorganization, the ultimate controlling shareholder of CADV was changed to Shang Ju Lin.

The Share Exchange was structured as an exchange of CADV’s equity interests for newly issued shares of Clomar, rather than as a cash acquisition, because the parties intended the Share Exchange to qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(B) of the U.S. Internal Revenue Code, which requires that the consideration paid by the acquiring corporation consist solely of voting stock. A direct cash acquisition of CADV by Clomar would not have satisfied this requirement. Kogom Ltd.’s subsequent sale of its Clomar shares to Mr. Lin for US$100 in cash was a separate transaction, entered into after Kogom Ltd. had received the Exchange Shares in the Share Exchange.

The US$100 consideration was an amount agreed between Kogom Ltd. and Mr. Lin for the transfer of the Clomar shares. Clomar was a newly formed shell company with no substantive operations and no economic value prior to the Reorganization. While CADV’s revenue improved in 2025, that improvement was partially attributable to the recognition of deferred revenue from prior periods (38.4% of total revenue), and the contribution from new orders was insufficient to indicate sustainable growth. The nominal consideration reflected Kogom Ltd.’s decision to exit its interest in CADV, as Kogom Ltd. had determined that the overall business operations and existing contractual obligations had become difficult to manage and sustain given the limited resources available to the shareholder, and it was no longer in a position to continue growing the business as planned. Mr. Lin, having identified the opportunity to restructure and reposition CADV’s business and technology platform, agreed to acquire control of the business in exchange for his industry expertise and ongoing contribution to the business in lieu of cash compensation, consistent with the manner in which founders often acquire significant equity interests for nominal consideration. Following the Reorganization, Mr. Lin and CADV’s new management team brought in new sales and generated additional revenue for CADV, demonstrating the value of Mr. Lin’s industry expertise, network and hands-on involvement in the business, which had been reflected in CADV’s financial statements as of June 30, 2026.

Before the Reorganization, Kogom was the sole shareholder of CADV. Mr. Emilio Gomez, is the founder, Chief Executive Officer and sole shareholder of Kogom, and was consequently the CEO, President, and controlling shareholder of CADV prior to the Reorganization. Mr. Gomez currently serves as CADV’s Chief Operating Officer. There were no officers or directors of Clomar Corp. (now Kukugan Invest) at any time prior to or at the time of the Reorganization other than Mr. Shang Ju Lin. No individual who served as management of CADV prior to the Reorganization, other than Mr. Gomez, who continues as COO of CADV, currently serving as management of Kukugan Invest.

On April 23, 2026, Miluna Acquisition Corp, Kukugan Invest, and CADV entered into a Business Combination Agreement. Pursuant to the Business Combination Agreement, Parent merged with and into Miluna, with Miluna continuing as the surviving company, and following the Merger, Miluna renamed Kukugan Corp. As a result of the Merger, CADV will become a wholly-owned subsidiary of PubCo.

CADV is ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026. Mr. Lin previously served as both the chief executive officer and director of SPAC until his resignation on December 1, 2025. He also previously served as the sole director and sole shareholder of the Sponsor, which holds 1,645,000 Insider Shares and 203,100 Private Placement Units of SPAC. On November 12, 2025, Mr. Lin resigned as the sole director of the Sponsor, and Mr. Hao Yuan was appointed as the Sponsor’s sole director. In connection with this transition, Mr. Lin transferred 70% of the equity interests in the Sponsor to Mr. Yuan and another person. Following these transfers, and as of date of this prospectus, the Sponsor has three shareholders. No shareholder of the Sponsor has the right to vote or dispose of, or direct the voting or disposition of, the SPAC securities held by the Sponsor. Accordingly, the Sponsor reports beneficial ownership of 100% of the securities it directly holds, and no individual shareholder of the Sponsor is deemed to beneficially own more than his or her respective indirect pecuniary interest in such securities. On December 1, 2025, Mr. Lin resigned as chief executive officer and director of SPAC. Mr. Lin currently holds 25,000 Insider Shares and has agreed to vote all such Insider Shares in favor of all the proposals being presented at the extraordinary general meeting of SPAC.

Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. Because CADV is controlled by Mr. Lin, SPAC has entered into a business combination transaction with a company controlled by SPAC’s former chief executive officer and the former sole director of the Sponsor. On one hand, Mr. Lin may benefit from the completion of the Business Combination because, if the Business Combination is consummated, Mr. Lin’s direct 25,000 Insider Shares and his indirect economic interest in the Sponsor’s 1,645,000 Insider Shares and 203,100 Private Placement Units may retain value and avoid forfeiture, expiration or loss of value that could occur if SPAC fails to complete a business combination. Conversely, the Sponsor and SPAC’s officers and directors may benefit from Mr. Lin’s identification, reorganization and control of CADV as a potential business combination target because Mr. Lin’s control of CADV may facilitate CADV’s approval of the Business Combination and increase the likelihood that SPAC will complete a business combination. If SPAC completes the Business Combination, the Sponsor and SPAC’s officers and directors may avoid the forfeiture or loss of value of their SPAC securities, including the Sponsor’s 1,645,000 Insider Shares and 203,100 Private Placement Units and the 55,000 Insider Shares owned by SPAC’s officers and directors. These interests may create incentives for the Sponsor and SPAC’s officers and directors to support the Business Combination even if it is not in the best interests of SPAC’s Public Shareholders. See the sections entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination” and “The Business Combination — Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination” for more information.

In recognition of these potential conflicts of interest and to mitigate potential conflicts of interest, the SPAC Board established a Special Committee comprised solely of independent and disinterested directors to evaluate and negotiate the Business Combination. The SPAC Board authorized the Special Committee, to the fullest extent permitted by applicable law and SPAC’s governing documents, to take all actions necessary or advisable in connection with its evaluation of the proposed Business Combination. The Special Committee was authorized to review, evaluate, negotiate and approve the definitive agreements relating to the Business Combination and to take such other actions as it considered necessary or appropriate in connection therewith, in each case acting in what it considered to be in the best interests of SPAC and its shareholders as a whole. In connection with its review of the proposed Transactions, the Special Committee engaged KKG to render an opinion as to the fairness, from a financial point of view, to the SPAC’s unaffiliated shareholders of the aggregate transaction consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement. A copy of KKG’s fairness opinion is attached hereto as Annex H. Additionally, the Special Committee engaged JCD as its independent legal advisor. Neither JCD nor KKG had been engaged by CADV during the prior two years. See the sections entitled “The Business Combination — Special Committee Oversight” for more information.

142

At the closing of the Business Combination, all issued and outstanding ordinary shares of Parent were cancelled and converted into the right of the Parent Closing Shareholders to receive newly issued PubCo Class A Ordinary Shares. The aggregate transaction consideration value under the Business Combination Agreement is $250,000,000, resulting in the issuance of 25,000,000 PubCo Class A Ordinary Shares to the Parent Closing Shareholders, calculated based on a per-share price of $10.00. Of the 25,000,000 Transaction Consideration Shares expected to be issued to the Parent Closing Shareholders, Mr. Lin is expected to receive 21,875,000 PubCo Class A Ordinary Shares, and the four advisory firms are expected to receive the remaining 3,125,000 PubCo Class A Ordinary Shares (approximately 12.5% of the Transaction Consideration Shares) in the aggregate, allocated as follows: (i) 875,000 shares to Agile Advisory, (ii) 500,000 shares to Nexus Advisory, (iii) 875,000 shares to MMT2KKG Advisory, and (iv) 875,000 shares to Flux Advisory.

In addition to the Transaction Consideration Shares, the Business Combination Agreement provides an earn-out arrangement (the “Earn-Out Shares”). The former holders of Parent Ordinary Shares are entitled to receive, in the aggregate, up to an additional 5,000,000 PubCo Class A Ordinary Shares if, for the fiscal year ending December 31, 2027, PubCo reports consolidated revenue of no less than $7,000,000, as indicated in its audited consolidated financial statements for such fiscal year.

Pursuant to the Business Combination Agreement, the PubCo A&R Articles authorizes a class of Class B Ordinary Shares with enhanced voting rights, which will be issued to KKXX Investment and carry no economic rights.

Accounting for the Business Combination

For accounting purposes, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Kukugan Invest (formerly known as Clomar Solutions Corp.) will be treated as the accounting acquirer and Miluna as the accounting acquiree for financial reporting purposes. This determination was primarily based on the former shareholders of Kukugan Invest (through CADV) holding the majority of the voting power of PubCo, the senior management of CADV comprising all of the senior management of PubCo, the relative size of CADV’s operations, assets, and revenue compared to those of Miluna, and CADV’s operations comprising the ongoing operations of PubCo. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Kukugan Invest issuing shares for the net assets of Miluna, accompanied by a recapitalization. The net assets of Miluna will be stated at historical cost, with no goodwill or other intangible assets recorded.

Financing Agreements

As of the date of these financial statements, no PIPE investment or ELOC financing agreement has been entered into or consummated in connection with the Business Combination. Accordingly, no pro forma adjustments related to PIPE or ELOC have been reflected. The terms of the Business Combination Agreement are not contingent upon the closing of a PIPE Investment or an ELOC. The PIPE Investment and ELOC are not required for the consummation of the Business Combination and, if pursued, will be undertaken on a commercially reasonable efforts basis.

Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and is for informational purposes only.

The following table sets out the share ownership following the Closing(1)(2):

	Assuming no redemption		Assuming maximum redemption
Shareholders	Number of Ordinary Shares Owned	%	Number of Ordinary Shares Owned	%
SPAC Shareholders:	8,828,100	24.4%	1,928,100	6.7%
SPAC Public Shareholders	6,900,000	19.1%	—	—%
Parent Shareholder, Sponsor’s Directors and Officers	80,000	0.2%	80,000	0.3%
Sponsor	1,645,000	4.5%	1,645,000	5.7%
SPAC Private Placement Units Holders	203,100	0.6%	203,100	0.7%
Parent Closing Shareholders	25,000,000	69.1%	25,000,000	86.4%
ARC Advisory Shares	2,366,592	6.5%	2,011,071	6.9%
PIPE Investors	—	—%	—	—%
Total	36,194,692	100.0%	28,939,171	100.0%

(1)	Does not give effect to the issuance of any ordinary shares upon the exercise of warrants.

(2)	10,000,000 PubCo Class B Ordinary Shares authorized under the PubCo A&R Articles will be issued to KKXX Investment, a British Virgin Islands business company controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor, at the Closing. These shares carry 15 votes per share but have no economic rights (no rights to dividends, distributions, or net assets upon liquidation other than par value) and therefore are not included in the pro forma share ownership table above.

143

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2026
(in US$, except share and per share amounts)

	Miluna (Historical)	Kukugan Invest and CADV (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
ASSETS
Current assets
Cash and cash equivalents	$136,583	$36,789	$70,703,700	A	$67,341,887	$(70,703,700)	F	$—
			(3,535,185)	B		3,361,813	G
Deferred offering costs	—	204,000	—		204,000	—		204,000
Accounts receivable	—	120,869	—		120,869	—		120,869
Prepaid expenses and other current assets	72,508	49,049	—		121,557	—		121,557
Total current assets	209,091	410,707	67,168,515		67,788,313	(67,341,887)		446,426
Cash and marketable securities held in trust account	70,703,700	—	(70,703,700)	A	—	—		—
Long term prepayment	—	48,480	—		48,480	—		48,480
Goodwill	—	156,766	—		156,766	—		156,766
Total assets	$70,912,791	$615,953	$(3,535,185)		$67,993,559	$(67,341,887)		$651,672

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT (EQUITY)
Current liabilities
Accounts payable	$—	$147,571	$—		$147,571	$—		$147,571
Accrued expenses and other liabilities	184,181	43,190	—		227,371	—		227,371
Deferred revenue	—	163,122	—		163,122	—		163,122
Tax payable	—	334	—		334	—		334
Accounts payable to related parties	—	8,155	—		8,155	—		8,155
Deferred underwriting fee payable	690,000	—	(690,000)	B	—	516,628	G	516,628
Total current liabilities	874,181	362,372	(690,000)		546,553	516,628		1,063,181
Amount due to a related party, non-current	—	348,543	—		348,543	—		348,543
Total liabilities	874,181	710,915	(690,000)		895,096	516,628		1,411,724

144

UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET — (Continued)
AS OF JUNE 30, 2026
(in US$, except share and per share amounts)

	Miluna (Historical)	Kukugan Invest and CADV (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
Ordinary share subject to possible redemption	70,703,700	—	(70,703,700)	C	—	—		—

Shareholders’ deficit (equity)
Ordinary Shares	193	1,000	3,619	D	3,619	(690)	F	2,894
			(1,000)	D		(35)	I
			(193)	E
Class B Ordinary Shares	—	—	1,000	H	1,000	—		1,000
Additional paid-in capital	—	100	70,703,700	C	67,188,906	(70,703,010)	F	(668,884)
			(2,845,185)	B		2,845,185	G
			(3,619)	D		35	I
			193	E
			(665,283)	E
			1,000	D
			(1,000)	D
			(1,000)	H
Subscription receivable	—	(1,000)	1,000	D	—	—		—
Accumulated deficit	(665,283)	(105,668)	665,283	E	(105,668)	—		(105,668)
Accumulated other comprehensive income	—	10,606	—		10,606	—		10,606
Total shareholders’ deficit (equity)	(665,090)	(94,962)	67,858,515		67,098,463	(67,858,515)		(760,052)
Total liabilities, temporary equity, and shareholders’ deficit (equity)	$70,912,791	$615,953	(3,535,185)		67,993,559	(67,341,887)		651,672

145

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2026
(in US$, except share and per share amounts)

	Miluna (Historical)	Kukugan Invest (Historical) Successor		CADV (Historical) Predecessor		Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)		Pro Forma Combined (Assuming Maximum Redemption)			Pro Forma Combined (Assuming No Redemption)
Revenue	$—		$774,924		$—		$—		$774,924		$—			$774,924
Cost of sales	—		668,956		—		—		668,956		—			668,956
Gross profit	—		105,968		—		—		105,968		—			105,968

Operating costs
Formation and operations	676,348		—		—		—		676,348		—			676,348
Selling and marketing expenses	—		2,777		—		—		2,777		—			2,777
General and administrative expenses	—		187,279		333		—		187,612		—			187,612
Research and development expenses	—		—		—		—		—		—			—
Total operating expenses	676,348		190,056		333		—		866,737		—			866,737
Loss from operations	(676,348)		(84,088)		(333)		—		(760,769)		—			(760,769)
Other income (expense), net
Interest income	1,232,214		—		—		—		1,232,214		(1,232,214)	AA		—
Other expenses, net	—		(21,580)		—		—		(21,580)		—			(21,580)
Total other income (expense), net	1,232,214		(21,580)		—		—		1,210,634		(1,232,214)			(21,580)
Income (loss) from operations before income taxes	555,866		(105,668)		(333)		—		449,865		(1,232,214)			(782,349)
Income tax expense	—		—		—		—		—		—			—
Net income (loss)	$555,866		$(105,668)		$(333)		$—		$449,865		$(1,232,214)			$(782,349)
Foreign currency translation gain	—		10,606		126		—		10,732		—			10,732
Comprehensive income (loss)	$555,866		$(95,062)		$(207)		$—		$460,597		$(1,232,214)			$(771,617)
Net income per share:
Weighted average shares outstanding of ordinary shares	—		100,000		22,640,989		13,453,703		36,194,692		(7,255,521)			28,939,171
Basic and diluted net income per share of ordinary shares	$—		$(1.06)		$(0.00)		$—		$0.01		$—			$(0.03)
Basic and diluted weighted average shares outstanding, redeemable ordinary shares	6,900,000		—		—		—		—		—			—
Basic and diluted net income per share, redeemable ordinary share	$0.06		$—		$—		$—		$—		$—			$—
Basic and diluted weighted average shares outstanding, non-redeemable ordinary shares	1,928,100						—		—		—			—
Basic and diluted net income per share, non-redeemable ordinary shares	$0.06	$		$		$		$		$			$

146

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2025
(in US$, except share and per share amounts)

	Miluna (Historical)	Kukugan Invest (Historical)		CADV (Historical)		Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)		Pro Forma Combined (Assuming Maximum Redemption)			Pro Forma Combined (Assuming No Redemption)
Revenue	$—		$—		$772,833		$—		$772,833		$—			$772,833
Cost of sales	—		—		199,246		—		199,246		—			199,246
Gross profit	—		—		573,587		—		573,587		—			573,587

Operating costs
Formation and operations	154,977		—		—		—		154,977		—			154,977
Selling and marketing expenses	—		—		7,390		—		7,390		—			7,390
General and administrative expenses	—		—		192,170		—		192,170		—			192,170
Research and development expenses	—		—		256,858		—		256,858		—			256,858
Total operating expenses	154,977		—		456,418		—		611,395		—			611,395
(Loss) income from operations	(154,977)		—		117,169		—		(37,808)		—			(37,808)
Other income (expense), net
Interest income	471,486		—		—		—		471,486		(471,486)	AA		—
Other expenses, net	—		—		(7,037)		—		(7,037)		—			(7,037)
Total other income (expense), net	471,486		—		(7,037)		—		464,449		(471,486)			(7,037)
Income from operations before income taxes	316,509		—		110,132		—		426,641		(471,486)			(44,845)
Income tax expense	—		—		—		—		—		—			—
Net income	$316,509		$—		$110,132		$—		$426,641		$(471,486)			$(44,845)
Foreign currency translation loss	—		—		(134,956)		—		(134,956)		—			(134,956)
Comprehensive income (loss)	$316,509		$—		$(24,824)		$—		$291,685		$(471,486)			$(179,801)
Net income per share:
Weighted average shares outstanding of ordinary shares	—		—		3,892,917		31,678,166		35,571,083		(6,900,000)			28,671,083
Basic and diluted net income per share of ordinary shares	$—		$—		$0.03		$—		$0.01		$—			$0.01
Basic and diluted weighted average shares outstanding, redeemable ordinary shares	2,450,526		—		—		—		—		—			—
Basic and diluted net income per share, redeemable ordinary share	$0.07		$—		$—		$—		$—		$—			$—
Basic and diluted weighted average shares outstanding, non-redeemable ordinary shares	1,770,262						—		—		—			—
Basic and diluted net income per share, non-redeemable ordinary shares	$0.07	$		$		$		$		$			$

147

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2026, which assumes that the Business Combination and related transactions occurred on June 30, 2026, combines the historical unaudited balance sheet of Miluna Acquisition Corp. as of June 30, 2026, and the historical unaudited consolidated balance sheets as of June 30, 2026 of Kukugan Invest and CADV (Successor), giving pro forma effect to the Business Combination, and certain other related events, collectively referred to as the “Transactions” for purpose of this section, as if the Transaction had occurred on June 30, 2026. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 combines the historical unaudited statement of operations of Miluna Acquisition Corp. for the six months ended June 30, 2026 and the historical unaudited consolidated statements of operations of Successor for the period from January 6, 2026 to June 30, 2026, and the historical unaudited statements of operations of Predecessor for the period from January 1, 2026 to January 5, 2026. Giving pro forma effect to the Transactions as if they had occurred on January 1, 2026. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 gives pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2025. These periods are presented on the basis that Kukugan Invest is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of CADV and Miluna, as well as the financial statements of Kukugan Invest (formerly Clomar).

Note 2. Accounting Policies and Reclassifications

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align Miluna’s financial statement presentation with that of Kukugan Invest, the accounting acquirer.

148

Note 3. Adjustments to Unaudited Pro Forma Condensed combined financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. Miluna has not had any historical relationship with Kukugan Invest (formerly Clomar) or CADV prior to the Business Combination.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2026 are as follows:

A.	Reflects the reclassification of $70,703,700 of cash and cash equivalents held in the trust account at the balance sheet date that becomes available to fund expenses in connection with the Business Combination.

B.

Reflects the deferred underwriting fee was paid from the trust account proceeds to the underwriters upon consummation of the Business Combination. The underwriting fee equals to 5.0% of the balance remaining in the trust account.

C.	Reflects the reclassification of $70,703,700 of ordinary shares subject to possible redemption into permanent equity assuming no redemptions of Miluna public shares.

D.

Reflects the recapitalization of share capital. The par value of all PubCo Class A Ordinary Shares is reclassified to Ordinary Shares (Common Stock). Each PubCo Ordinary Share has a par value of $0.0001 and the total amount 3,619 equals to total shares of 36,194,692 times par value of $0.0001.

E.	Reflects the elimination of all Miluna’s historical equity amounts into additional paid-in capital as part of the reverse recapitalization.

F.	Reflects the maximum redemption of 6,900,000 Miluna public shares for aggregate redemption payments of $70,703,700 allocated to ordinary shares and additional paid-in capital using par value of $0.0001.

G.	Reflects the adjustment to the deferred underwriting fee in the maximum redemption scenario. In the maximum redemption scenario, the Company has insufficient cash to pay the full $690,000 deferred underwriting fee. It results in payable amount to underwriter reflected in liabilities under the maximum redemption scenario.

H.	Reflects the issuance of 10,000,000 PubCo Class B Ordinary Shares to KKXX Investment at the Closing, at par value of $0.0001 per share (aggregate par value $1,000). The issuance is recorded as a reduction to additional paid-in capital.

I.	Reflects the adjustment to the difference in shares to be issued to ARC Group International Limited at the Closing under the maximum redemption scenario.

149

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

AA.	Reflects the adjustment to eliminate all interest income on the trust account under the maximum redemption scenario since all funds would have been paid to the redeeming shareholders.

Note 4. Net Income per Share

Net income per share was calculated using the pro forma shares outstanding as of the closing of the Business Combination, assuming such shares were outstanding since January 1, 2025 and 2026. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of pro forma shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented.

	For the six months ended June 30, 2026
(in US$, except share and per share amounts)	Assuming No Redemption	Assuming Maximum Redemption
Numerator:
Pro forma net income (loss)	$449,865	$(782,349)
Denominator:
Pro forma shares outstanding — basic and diluted	36,194,692	28,939,171
Net income (loss) per share:
Basic and diluted	$0.01	$(0.03)
Weighted average shares outstanding – basic and diluted:
SPAC Public Shareholders	6,900,000	—
Parent Shareholder, Sponsor’s Directors and Officers	80,000	80,000
Sponsor	1,645,000	1,645,000
SPAC Private Placement Units Holder	203,100	203,100
Parent Closing Shareholders	25,000,000	25,000,000
ARC Advisory Shares	2,366,592	2,011,071
PIPE investors	—	—
Total	36,194,692	28,939,171

	For the year ended December 31, 2025
(in US$, except share and per share amounts)	Assuming No Redemption	Assuming Maximum Redemption
Numerator:
Pro forma net income (loss)	$426,641	$(44,845)
Denominator:
Pro forma shares outstanding — basic and diluted	36,194,692	28,939,171
Net income (loss) per share:
Basic and diluted	$0.01	$(0.002)
Weighted average shares outstanding – basic and diluted:
SPAC Public Shareholders	6,900,000	—
Parent Shareholder, Sponsor’s Directors and Officers	80,000	80,000
Sponsor	1,645,000	1,645,000
SPAC Private Placement Units Holder	203,100	203,100
Parent Closing Shareholders	25,000,000	25,000,000
ARC Advisory Shares	2,366,592	2,011,071
PIPE investors	—	—
Total	36,194,692	28,939,171

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Note 5. Redemption of Public Shares and Sensitivity Analysis

To illustrate the potential impact of redemptions on the post-Business Combination entity (“Combined Company”), the table below presents pro forma information at various redemption levels.

The Business Combination Agreement provides the holders of Miluna’s public shares with the right to redeem their shares for a pro rata portion of the funds held in the trust account in connection with the shareholder vote to approve the Business Combination. The redemption price per share is approximately $10.25, representing the aggregate amount then on deposit in the trust account divided by the number of then-outstanding public shares.

As of the date of these pro forma financial statements, no redemption decisions have been made. Accordingly, the pro forma condensed combined balance sheet assumes that no public shares are redeemed, and all funds held in the trust account become available to the Combined Company. However, actual redemptions could be significant and would reduce the cash available to the Combined Company.

Redemption Sensitivity Analysis

To illustrate the potential impact of redemptions on the combined company’s financial position and dilution to non-redeeming shareholders, the table below presents pro forma information at various redemption levels, assuming a redemption price of approximately $10.25 per share:

(in US$, except share amounts)	0% Redemption	25% Redemption	50% Redemption	75% Redemption	100% Redemption
Shares redeemed	—	1,725,000	3,450,000	5,175,000	6,900,000
Cash paid to redeeming shareholders	$—	$17,675,925	$35,351,850	$53,027,775	$70,703,700
Pro forma trust account proceeds available to the combined company (after redemptions) (1)	$70,703,700	$53,027,775	$35,351,850	$17,675,925	$—
Pro forma shares outstanding after redemptions (2)	36,194,692	34,380,812	32,566,932	30,753,051	28,939,171
Pro forma net tangible book value per share (as adjusted) (3)	$1.85	$1.43	$0.97	$0.45	$(0.13)

(1) Represents the funds remaining in the trust account after giving effect to redemptions at each assumed level, calculated as the trust account balance of $70,703,700 less cash paid to redeeming shareholders.

(2) Pro forma shares outstanding after redemptions assumes that the total shares outstanding of 36,194,692 are reduced by the number of shares redeemed at each level, as redeemed shares are cancelled and cease to be outstanding.

(3) Calculated as total tangible assets less total liabilities and less cash paid to redeeming shareholders, divided by pro forma shares outstanding after redemptions.

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Dilution

SPAC Shareholders who acquired Public Shares in the IPO will have their ownership interests diluted to the extent of the difference between the initial public offering price of $10.00 per Public Share sold in the IPO and the net tangible book value per share at the time of the Business Combination assuming various sources of material probable dilution described below but excluding the effects of the consummation of the Business Combination itself.

As of June 30, 2026, SPAC’s net tangible book value was negative $0.67 million, calculated as total assets of $70.91 million less total liabilities of $0.87 million, and less Public Shares subject to redemption classified in temporary equity of $70.70 million. The number of SPAC Ordinary Shares outstanding as of June 30, 2026, was 8,828,100.

The following table presents the net tangible book value per share at various redemption levels that may occur in connection with the consummation of the Business Combination assuming various sources of material probable dilution, but excluding the effects of the Business Combination transaction itself.

	Basic Dilution
	Assuming No Redemption	Assuming 25% Redemption	Assuming 50% Redemption	Assuming 75% Redemption	Assuming Maximum Redemption
Offering Price of the Securities in the Initial Registered offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00
Net tangible book value, as adjusted(1)	$66,503,425	$49,711,296	$32,919,168	$16,127,039	$(1,355,090)
Total Shares, as adjusted(2)	8,828,100	7,103,100	5,378,100	3,653,100	1,928,100
Net tangible book value per share as of June 30, 2026, as adjusted	$7.53	$7.00	$6.12	$4.41	$(0.70)
Dilution per share to Public Shareholders	$2.47	$3.00	$3.88	$5.59	$10.70

(1) See table below for reconciliation of net tangible book value, as adjusted.

(2) See table below for reconciliation of as adjusted shares.

The following table illustrates the as adjusted net tangible book value to the SPAC Shareholders and increase in net tangible book value to the SPAC Shareholders as a result of transaction costs incurred by SPAC, and funds released from the Trust Account at the Closing.

	Assuming No Redemption(1)	Assuming 25% Redemption(2)	Assuming 50% Redemption(3)	Assuming 75% Redemption(4)	Assuming Maximum Redemption(5)

Numerator adjustments
Historical net tangible book value as of June 30, 2026	$(665,090)	$(665,090)	$(665,090)	$(665,090)	$(665,090)
Add: reclassification of mezzanine equity to permanent equity	70,703,700	70,703,700	70,703,700	70,703,700	70,703,700
Less: cash paid to redeeming public shareholders	$—	(17,675,925)	(35,351,850)	(53,027,775)	(70,703,700)
Less: deferred underwriting fee (5% of trust balance after redemptions) (6)	(3,535,185)	(2,651,389)	(1,767,593)	(883,796)	(690,000)
As adjusted net tangible book value	$66,503,425	$49,711,296	$32,919,168	$16,127,039	$(1,355,090)

Denominator adjustments
Public Shares	6,900,000	5,175,000	3,450,000	1,725,000	—
Insider Shares	80,000	80,000	80,000	80,000	80,000
Insider Shares held by the Sponsor	1,645,000	1,645,000	1,645,000	1,645,000	1,645,000
Private Placement Shares	203,100	203,100	203,100	203,100	203,100
As adjusted SPAC’s shares outstanding	8,828,100	7,103,100	5,378,100	3,653,100	1,928,100

(1)	Reclassification of shares subject to redemption assumes that no Public Shareholders exercise their redemption rights with respect to their SPAC Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)	Assumes that 25% of Public Shareholders, holding 1,725,000 SPAC Ordinary Shares, exercise their redemption rights for an aggregate payment of approximately $17,675,925 (based on the estimated per-share Redemption Price of approximately $10.25 per share) from the Trust Account. The remaining amount held in the Trust Account of approximately $53,027,775 is reclassified to equity.

(3)	Assumes that 50% of Public Shareholders, holding 3,450,000 SPAC Ordinary Shares, exercise their redemption rights for an aggregate payment of approximately $35,351,850 (based on the estimated per-share Redemption Price of approximately $10.25 per share) from the Trust Account. The remaining amount held in the Trust Account of approximately $35,351,850 is reclassified to equity.

(4)	Assumes that 75% of Public Shareholders, holding 5,175,000 SPAC Ordinary Shares, exercise their redemption rights for an aggregate payment of approximately $53,027,775 (based on the estimated per-share Redemption Price of approximately $10.25 per share) from the Trust Account. The remaining amount held in the Trust Account of approximately $17,675,925 is reclassified to equity.

(5)	Assumes that all Public Shareholders, holding 6,900,000 SPAC Ordinary Shares, exercise their redemption rights for an aggregate payment of approximately $70,703,700 (based on the estimated per-share Redemption Price of approximately $10.25 per share) from the Trust Account.

(6)	The underwriting fee of 5.0% of the trust balance remaining after redemptions is deducted from trust proceeds.

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SPAC issued 6,900,000 SPAC Units, each consisting of one SPAC Ordinary Share and one Warrant, at a price of $10.00 per unit in its IPO. Following the IPO, there are 6,900,000 Public Shares underlying the SPAC Units issued and outstanding. In connection with the Business Combination, there will be 25,000,000 shares issued to the Parent Closing Shareholders. The No Redemptions Scenario, 25% Redemptions Scenario, 50% Redemptions Scenario, 75% Redemptions Scenario and Maximum Redemptions Scenario have been disclosed in the table below as required by Item 1604(c).

For purposes of Item 1604(c)(1) of Regulation S-K, PubCo would have 36,194,692 PubCo Ordinary Shares issued and outstanding after giving effect to the Business Combination under the No Redemptions Scenario. Where there are no redemptions, the valuation of SPAC is based on the offering price each SPAC Ordinary Share underlying the SPAC Units in the IPO of $10.00 and is therefore calculated as: $10.00 (Per share price at IPO) times 36,194,692 shares, or $ 361,946,920. The following table illustrates the valuation based on the offering price of the securities at the IPO price of $10.00 per share under each redemption scenario:

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
SPAC Ordinary Shares valuation based on offering price of the securities in the IPO of $10.00 per share(1)	$88,281,000	$71,031,000	$53,781,000	$36,531,000	$19,281,000
SPAC Public Shareholder shares outstanding post-Closing	6,900,000	5,175,000	3,450,000	1,725,000	—
Company Ordinary Shares valuation based on offering price of the securities in the IPO of $10.00 per share (Transaction Consideration Shares and ARC Advisory Shares) (2)	$273,665,920	$272,777,120	$271,888,320	$270,999,510	$270,110,710
Transaction Consideration Shares outstanding post-Closing	25,000,000	25,000,000	25,000,000	25,000,000	25,000,000
Total valuation based on offering price of the securities in IPO of $10.00 per share	$361,946,920	$343,808,120	$325,669,320	$307,530,510	$289,391,710
Total shares outstanding post-Closing	36,194,692	34,380,812	32,566,932	30,753,051	28,939,171

(1)	Include: (i) 6,900,000 Public Shares, (ii) 80,000 Insider Shares, (iii) 1,645,000 Insider Shares held by the Sponsor and (iv) 203,100 Private Placement Shares.

(2)	Company Ordinary Shares valuation is calculated based on the 25,000,000 Transaction Consideration Shares and 2,366,592 ARC Advisory Shares issued in connection with the Business Combination, each valued at $10.00 per share. The number of ARC Advisory Shares varies across redemption scenarios because such shares are required to constitute 4.9% of the total fully diluted post-Closing ownership. The ARC Advisory Shares will consist of 2,366,592 PubCo Class A Ordinary Shares, assuming no Redemptions of Public Shares; 2,277,712 PubCo Class A Ordinary Shares, assuming 25% Redemptions of Public Shares; 2,188,832 PubCo Class A Ordinary Shares, assuming 50% Redemptions of Public Shares; 2,099,951 PubCo Class A Ordinary Shares, assuming 75% Redemptions of Public Shares; and 2,011,071 PubCo Class A Ordinary Shares, assuming maximum Redemptions of Public Shares.

This required disclosure is not a guarantee that the trading price of the PubCo Ordinary Shares will not be below the IPO offering price of SPAC, nor is the disclosure a guarantee that the valuation of PubCo will attain one of the stated levels of valuation.

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After taking into account the effects of the consummation of the Business Combination itself, for each of the No Redemptions Scenario, 25% Redemptions Scenario, 50% Redemptions Scenario, 75% Redemptions Scenario, and Maximum Redemptions Scenario, the valuation of CADV would need to equal $362 million, $344 million, $326 million, $308 million, and $289 million, respectively, in order for the non-redeeming shareholders’ interest per share to be at least equal to the IPO price per Public Share ($10.00 per share).

	Fully diluted table
	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Net tangible assets (as adjusted)	$66,503,425	$49,711,296	$32,919,168	$16,127,039	$(1,355,090)
Fully diluted shares outstanding	48,297,792	46,483,912	44,670,032	42,856,151	41,042,271
Net tangible book value per share, as adjusted (fully diluted)	$1.38	$1.07	$0.74	$0.38	$(0.03)
Initial offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00
Dilution to public shareholders (fully diluted)	$8.62	$8.93	$9.26	$9.62	$10.03

	Fully Diluted Shares Outstanding — Components
	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Basic shares	36,194,692	34,380,812	32,566,932	30,753,051	28,939,171
Public warrants (exercisable at $11.50)	6,900,000	6,900,000	6,900,000	6,900,000	6,900,000
Private warrants	203,100	203,100	203,100	203,100	203,100
Earn-Out Shares (maximum)	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000
Total fully diluted shares	48,297,792	46,483,912	44,670,032	42,856,151	41,042,271

Fully diluted shares include all basic shares plus (i) 6,900,000 Public Warrants, (ii) 203,100 Private Placement Warrants, and (iii) 5,000,000 maximum Earn-Out shares.

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INFORMATION ABOUT THE COMPANY

Unless the context otherwise requires, all references in this “Information About the Company” section to the “Company,” “CADV,” “CADV.AI,” “we,” “us” or “our” and similar first-person references are intended to refer to CADV Ventures S.A., a company incorporated under the laws of Poland prior to the consummation of the Business Combination and refer to Kukugan Corp, a Cayman Islands exempted company and its subsidiaries (including CADV Ventures S.A.) immediately following the consummation of the Business Combination. References to “PubCo” refer to Kukugan Corp and its subsidiaries after the Business Combination.

Company Overview and History

CADV Ventures S.A. is a Polish company formed on January 8, 2013 and a wholly-owned subsidiary of Kukugan Invest, a Cayman Islands exempted company (“Parent”). CADV is a technology company based in Warsaw, Poland whose operations focus on providing technical support services for IT systems used in business operations. The Company’s goal is to help companies maintain the stability of their IT systems by providing access to a team of technology specialists utilizing AI-based tools. CADV is ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026. Mr. Lin previously served as both the chief executive officer and director of SPAC until his resignation on December 1, 2025. He also previously served as the sole director and sole shareholder of the Sponsor, which holds 1,645,000 Insider Shares and 203,100 Private Placement Units of SPAC. CADV’s active development of its proprietary enterprise AI platform has been paused due to funding constraints, and the platform is not currently operational. The Business Combination is intended to provide CADV with the capital necessary to redevelop and commercialize its next-generation proprietary AI platform.

1 Customer A — GPA S.A., a related party of the Company. GPA S.A. represented approximately 73.4% and 64.6% of the Company’s total revenues in 2025 and 2024, respectively.

2 Customer B — Mobilum Tech UAB, a related party of the Company. Mobilum Tech UAB represented approximately 19.1% and 34.5% of the Company’s total revenues in 2025 and 2024, respectively. Customer A and Customer B together represented approximately 92.5% (rounded to 93%) of total revenues in 2025 and approximately 99.1% (rounded to 100%) in 2024.

3 ING Bank — historical user of the Company’s proprietary AI-powered content personalization platform. ING Bank represented approximately 1.9% and 0.9% of the Company’s total revenues in 2025 and 2024, respectively. ING Bank is not currently a customer of the Company.

4 BTCS — engagement related to a limited-duration IT staffing project and was not associated with the Company’s AI platform activities. BTCS represented approximately 5.6% of the Company’s total revenues in 2025. No revenue was generated from BTCS in 2024.

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Core Business Operations

The Company’s operations historically consisted of three revenue-generating service lines. In the six months ended June 30, 2026, the Company expanded with two additional service lines, generating $388,564 of revenue from IT migration services and $114,672 of revenue from software testing and development services, representing approximately 50.1% and 14.8% of total revenue, respectively, for that period. IT migration services was a one-time, limited-duration arrangement entered into with a single customer to perform a comprehensive infrastructure migration of the customer’s E-Wallet System. Software testing and development services were also one-time, limited duration arrangements. The Company entered into two software testing and development engagements during the second quarter of 2026: (i) a fixed-scope software delivery engagement generating $100,217 in revenue recognized at a point in time upon customer acceptance, and (ii) an ongoing technical assistance engagement generating $14,455 in revenue recognized over time as services were rendered. The Company does not have any other executed agreements or binding commitments to provide similar migration services or software testing and development services, and does not expect recurring revenue from IT migration services or software testing and development services. The Company may, however, evaluate future opportunities to provide those services as part of its broader growth strategy.

●	IT Support Services: The Company provides a modern model of IT technical support to organizations operating extensive IT systems, using AI-based tools to maintain the stability of business IT systems. The Company’s offering combines the expertise of its technology specialists with the capabilities of its proprietary CADV.AI platform, which analyzes incidents and automates selected operational tasks while expert engineers supervise the process and resolve complex cases. IT support services represented the Company’s primary revenue stream in 2025, accounting for approximately 70.5% of total revenue, and contributed 27.8% of total revenue during the six months ended June 30, 2026. IT support services revenue declined from $126,420 in the first quarter of 2026 to $89,205 in the second quarter of 2026, reflecting the Company’s evolving service mix. See “The Company’s Management’s Discussion and Analysis” for additional information.

●	Outsourced Human Resource Services: The Company provides outsourced human resource services to its clients. Outsourced human resource services represented the Company’s second-largest revenue stream in 2025, accounting for approximately 27.6% of total revenue, and contributed 7.2% of total revenue during the six months ended June 30, 2026.

●	IT Migration Services: During the six months ended June 30, 2026, the Company performed a comprehensive infrastructure migration for a customer’s E-Wallet System. This service included environment inventory and architecture assessment, database and multi-environment migration, and data integrity testing. The Company recognized $388,564 in revenue from this engagement, which represented approximately 50.1% of total revenue during the six months ended June 30, 2026. This was a one-time engagement, and all services were completed and accepted by the customer in March 2026. The Company does not have any other agreements or commitments to provide similar migration services.

●	Software testing and development service: Revenues generated from software testing and development service is earned by the Company to provide fixed scope software delivery and ongoing technical assistance services. The Company recognized $114,672 in revenue from these engagements, which represented approximately 14.8% of total revenue during the six months ended June 30, 2026. These are one-time, limited-duration engagements. The fixed scope software delivery includes customer software delivery, installation, configuration, commissioning and operational verification. The ongoing technical assistance includes application testing ongoing platform technical assistance include architectural support, API analysis, implementation support and general technical problem solution.

●	Licensing Services: The Company licenses its proprietary software to a limited number of legacy customers using prior versions of the Company’s software. The Company no longer actively develops this software and expects this revenue stream to wind down over time. Licensing services accounted for approximately 1.9% of total revenue in 2025.

CADV.AI Technology

The Company entered into the migration agreement with the customer on January 2, 2026, and commenced performance shortly thereafter. All services under the agreement, including infrastructure migration, database migration, testing, documentation and knowledge transfer, were completed and accepted by the customer in March 2026. This was a one-time engagement, and the Company does not have any other executed agreements or binding commitments to provide similar migration services. Accordingly, the Company does not expect recurring revenue from IT migration services.

CADV is a proprietary artificial intelligence technology company focused on the development and commercialization of enterprise AI solutions. The Company has a track record of developing and deploying proprietary AI technology and is seeking to leverage the proceeds of the Business Combination to redevelop and commercialize its next-generation AI platform as described below. During the current interim period, the Company continues to serve its clients through AI-enabled IT support services while its proprietary platform redevelopment is underway.

Historical Proprietary Platform

CADV previously developed a proprietary AI-powered platform built entirely in-house by the Company’s development team. The platform was designed to deliver automated content personalization and IT operational support services to enterprise clients, including large financial institutions such as Santander and ING. The platform was deployed on a client-by-client basis and integrated with the relevant customer-facing digital channels and IT infrastructure.

The platform was built on a PHP/Symfony and MySQL backend architecture, with a Redis-based caching layer and a proprietary C++ rule engine that powered the platform’s core automation and decision logic. PHP/Symfony is an open-source web application framework written in the PHP programming language, widely used for building scalable and structured server-side applications. MySQL is an open-source relational database management system used to store, organize and retrieve structured data. Together, PHP/Symfony and MySQL formed the core application and data layer of the platform, providing the foundation for its operational logic and data processing capabilities. The rule engine enabled real-time analysis of operational data and user interaction patterns to drive automated actions, recommendations, and incident responses. The platform was developed entirely in-house and did not incorporate third-party AI models or externally licensed AI technology.

Schematic: How CADV support works:

The platform’s service delivery followed a four-stage workflow:

●	Stage 1: Issue Reporting. The client reported a technical issue or a need for IT system support to the Company.
●	Stage 2: Analysis. The Company’s AI system and team of external technology specialists jointly analyzed the reported issue and identified the probable cause of the problem.
●	Stage 3: Resolution. Appropriate operational actions were taken either by automated systems within the platform, or by the Company’s technology specialists, depending on the complexity of the incident.
●	Stage 4: Stabilization. Once the incident was resolved, the affected systems were restored to stable operation and the incident was closed.

While the platform demonstrated the Company’s capability to design, build and deploy enterprise-grade proprietary AI technology, active development was paused due to funding constraints and the platform is no longer operational. The Company has preserved institutional knowledge from the original platform through a team member with prior implementation experience, and intends to build upon this foundation by assembling a broader multidisciplinary engineering and AI team post-Business Combination as described below. The Company has deliberately refrained from deploying interim third-party AI solutions, maintaining its strategic focus on developing a fully proprietary next-generation platform.

The experience and know-how gained through the development and enterprise deployment of this platform forms the foundation for the Company’s next-generation proprietary AI platform, which the Company intends to develop and commercialize using the proceeds of the Business Combination as described below.

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Forward-Looking Platform Development

The Business Combination is intended to provide CADV with the capital necessary to redevelop and commercialize its next-generation proprietary AI platform. Building on the Company’s prior experience in developing and deploying enterprise AI technology, the redeveloped platform will be an AI-powered autonomous IT operations and incident remediation solution, designed to significantly reduce manual operational workload and accelerate issue resolution for enterprise clients.

Vision and Architecture

Unlike the Company’s historical rule-based platform, the redeveloped platform will leverage large language models (LLMs) as core reasoning components, enabling dynamic, context-aware decision-making rather than static rule execution. The platform will integrate directly with enterprise ticketing, monitoring, and alerting systems including Jira, ServiceNow, Zendesk, GitHub Issues, and other operational tools. Upon receiving a new ticket or alert, the platform will automatically analyze the issue, retrieve relevant historical knowledge and documentation through Retrieval-Augmented Generation (RAG), determine potential remediation paths, and execute approved actions through integrated tools and infrastructure APIs.

The platform itself will be proprietary. The Company intends to develop proprietary orchestration, workflow automation, knowledge retrieval, integration, security, and remediation layers, while leveraging leading third-party foundation models as underlying reasoning components. The architecture is designed to be model-agnostic, allowing enterprise clients to utilize commercial, open-source, or self-hosted AI models based on their regulatory and operational requirements. The platform will support hybrid deployment architectures combining on-premise infrastructure with cloud-based AI services.

AI Capabilities

The next-generation platform is expected to incorporate the following AI capabilities:

●	Incident detection and classification: The platform continuously monitored client IT environments and applied machine learning algorithms to detect anomalies and classify incidents based on type, severity, and historical patterns.
●	Incident analysis: Once an incident was detected, the platform analyzed relevant operational data and system events to identify the probable cause and generate a set of potential remediation actions for review by the Company’s technology specialists.
●	Workflow automation: For recurring or lower-complexity incidents where resolution pathways were well-established, the platform automated selected operational tasks, reducing manual effort and resolution time.
●	LLM integration for reasoning and autonomous decision-making across incident types.
●	Retrieval-Augmented Generation (RAG) leveraging client-specific documentation, runbooks, knowledge bases, incident history, and operational procedures.
●	Agentic workflows capable of multi-step planning, execution, validation, and escalation.
●	Root cause analysis and automated troubleshooting.
●	Context-aware remediation recommendations.
●	Continuous learning from resolved incidents and operational feedback.
●	Fine-tuning and customization options for enterprise-specific environments where appropriate.
●	Human-in-the-loop approval workflows for higher-risk or escalated actions.

Example use cases include disk space remediation, container and service restarts, certificate regeneration and renewal, configuration corrections, infrastructure scaling, log analysis, and other common operational tasks.

Target Markets

The Company’s initial target markets for the redeveloped platform include enterprise IT operations, managed service providers (MSPs), SaaS companies, cloud infrastructure operators, financial services organizations, telecommunications providers, healthcare organizations, and government and regulated industries requiring operational automation. Primary use cases span incident management, infrastructure operations, DevOps automation, platform engineering, site reliability engineering (SRE), compliance operations, and service desk automation.

Development Roadmap

The estimated funding and resource requirements for each phase of the development roadmap, including the resources needed to achieve the platform’s planned AI capabilities, are based on management’s current expectations, which are preliminary and subject to change. The anticipated development roadmap, together with the estimated funding and resources required for each stage, is as follows:

●	Stage 1: Prototype and Core Architecture (3–6 months post-closing)
The Company intends to develop the core architecture of the next-generation platform during this initial stage, including its LLM integration layer, initial RAG framework, and foundational orchestration logic. This stage is expected to require a team of approximately 4 AI/ML engineers and 2 backend software engineers, at an estimated cost of approximately $300,000. Key resource requirements include cloud compute infrastructure, LLM API access and licensing costs, vector database services, development tooling, testing environments, and security infrastructure.

●	Stage 2: Initial Beta Release with Selected Customers (6–12 months post-closing)
Following completion of the prototype, the Company intends to deploy the platform on a limited basis with selected customers to validate its incident detection, analysis, and remediation capabilities in real-world environments. This stage is expected to require a team of approximately 8 engineers, 2 product managers, and 3 customer success/support personnel, at an estimated cost of approximately $1 500,000. Key resource requirements include expanded cloud infrastructure, customer integration support, testing and staging environments, security and compliance reviews, monitoring and observability tooling, customer onboarding infrastructure, and technical support resources.

●	Stage 3: Production-Ready Commercial Platform (12–18 months post-closing)
Building on the results of the beta phase, the Company intends to finalize the platform for general commercial availability, including scaling infrastructure, hardening security, and expanding integration support for additional enterprise ticketing and monitoring systems. This stage is expected to require a team of approximately 18 engineers, 4 infrastructure/DevOps specialists, and 3 security/compliance specialists, at an estimated cost of approximately $4,000,000. Key resource requirements include production-grade cloud infrastructure, multi-region deployment capabilities, compliance certifications, security auditing and penetration testing, monitoring and disaster recovery infrastructure, enterprise support systems, and go-to-market resources.

●	Stage 4: Advanced Autonomous Remediation and Enterprise-Scale Deployment (18–24 months post-closing)
In the final stage, the Company intends to expand the platform’s autonomous remediation capabilities and support enterprise-scale deployments across its target markets. This stage is expected to require a team of approximately 22 engineers and 10 additional personnel across sales, support, and compliance functions, at an estimated cost of approximately $6,000,000. Key resource requirements include enterprise-scale cloud infrastructure, advanced model training and fine-tuning, GPU compute resources, enterprise deployment and support infrastructure, regulatory compliance across target industries, and international go-to-market capabilities.

The Company estimates that the total funding required to complete the development roadmap described above is approximately $11,800,000. The Company intends to fund this development primarily through the proceeds of the Business Combination, together with cash generated from its existing operations. The exact allocation of funding across the stages described above remains subject to change based on the Company’s business needs, available resources, and strategic priorities at the relevant time.

The development effort is expected to be carried out by a multidisciplinary team of AI and machine learning engineers, backend software engineers, platform and infrastructure specialists, and product managers engaged by the Company. Actual timelines, costs and resource requirements may vary based on customer requirements, regulatory considerations, and available development resources. There can be no assurance that the Company will complete development within the anticipated timeframes, at the estimated costs, or that the next-generation platform will achieve commercial success. See “Risk Factors” for additional information.

Third-Party AI Products

Where CADV utilizes third-party AI products, such products are generally used pursuant to standard commercial or enterprise terms made available by the relevant providers. CADV’s rights to use such products are subject to the applicable provider’s terms of service, usage limits, data processing terms, confidentiality provisions, acceptable-use policies and pricing terms. CADV does not have exclusive rights to such third-party AI models and may be dependent on the continued availability, performance, pricing and permitted use of those third-party products.

The Business Opportunity

The current landscape of enterprise technology is defined by a paradox: as systems become more sophisticated through microservices and cloud-native architectures, they become increasingly fragile and difficult for humans to manage. This complexity has birthed a significant business opportunity for an AI technology company that can bridge the gap between automated incident analysis and human expert intuition. A business model built on this “collaborative intelligence” offers a sustainable competitive advantage by solving the two greatest pain points in modern IT: alert fatigue and the loss of institutional knowledge.

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The primary value proposition of this venture lies in transforming incident management from a reactive, “firefighting” activity into a streamlined, augmented workflow. Currently, site reliability engineers (“SREs”) are inundated with thousands of disjointed alerts, many of which are “noise.” An AI system capable of performing deep-link analysis, which is correlating telemetry data, logs, and traces in real-time, and can provide a curated “evidence locker” for human teams. By automating the “what” and “where” of a system failure, the AI allows expensive human talent to focus exclusively on the “why” and “how to fix.” This synergy drastically reduces the Mean Time to Repair (MTTR), a metric that directly impacts a company’s bottom line, as enterprise downtime can cost upwards of hundreds of thousands of dollars per hour.

Furthermore, the business opportunity extends beyond immediate troubleshooting into the realm of organizational memory. A significant risk for many tech companies is “tribal knowledge,” the reality that specific, critical system fixes exist only in the minds of a few senior engineers. A collaborative AI platform can ingest the remediation steps taken by these experts, effectively “learning” from human judgment calls. This creates a virtuous cycle: the AI performs the initial heavy lifting of data analysis, the human expert applies the final creative solution, and the system records the interaction to automate similar resolutions in the future. This transforms the AI from a mere monitoring tool into a dynamic repository of the company’s collective intelligence.

Strategically, the market is ripe for a solution that prioritizes “explainable AI.” Many current AIOps tools operate as black boxes, offering conclusions without context, which leads to skepticism among engineering teams. A company that builds an interface where AI-generated insights are presented as conversational hypotheses—inviting human validation rather than demanding blind trust—will see much higher adoption rates. By positioning the technology as a “force multiplier” for engineers rather than a replacement for them, the company can bypass the cultural resistance often associated with automation.

The opportunity for an AI-human collaborative platform is rooted in the necessity of modern scale. As digital infrastructure continues to outpace human cognitive limits, the winning tech companies will be those that don’t just offer better data, but better partnership. By marrying the speed of machine learning with the nuanced experience of veteran technology teams, a startup can command a premium position in the high-growth DevOps and IT operations market.

In 2026 and beyond, the economic benefits of customer retention have overtaken the traditional emphasis on customer acquisition. While gaining new clients remains important, a growing body of research demonstrates that it costs up to five times more to acquire new customers than to retain existing ones. The profitability from repeat buyers increases over time since long-term customers spend more and advocate for brands through referrals. Improving retention rates by just 5% can yield profit increases between 25% and 95% according to marketing analytics studies. As businesses look to optimize budgets, robust automation strategies focusing on loyal customers deliver lasting revenue streams and reduce vulnerability to churn. Marketing professionals now leverage automation platforms to maximize the retention value from every stage in the customer lifecycle.

Prediction models used to be about probabilities; now they’re more focused on precision. In 2026, next-generation predictive engines will anticipate customer needs before the customer is even aware of them. This marks a major shift in how organizations approach AI and customer experience, because the customer journey becomes less reactive and more anticipatory.1 Customer experience teams benefit from predictable AI because predictability reduces risk, which makes it easier to move GenAI from proof of concept to production. Many of the roadblocks to using AI with customers come from internal security and AI governance concerns.

The challenge with AI governance and security is that, even after working through long checklists, you still don’t know how effective your guardrails are until you’ve done extensive manual testing (that often misses edge cases) and turned on AI agents with live with customers.2 Most customer experience teams can justify increasing or maintaining their budget by building advanced customer experience analytics capabilities that focus on proactive, data-driven insights that tie into company goals and revenue-generating activities.

Industry Overview and Global Market Demand

The rapid evolution of artificial intelligence into core business infrastructure has created a transformative business opportunity for 2026: the Unified AI Operations (UAIO) platform. This opportunity moves beyond isolated “tools” to a centralized ecosystem where security, customer lifecycle, and supply chain functions are interconnected. The global AI market is projected to reach $539.45 billion in 2026, growing at a CAGR of over 30%. Organizations are shifting from experimental AI to agentic workflows—autonomous systems that don’t just recommend actions but execute them across the enterprise.

1. AI-Driven Security & Governance — In 2026, security is no longer a separate IT function but a foundational “assurance layer” for all AI interactions due to:

●	Continuous Threat Detection: AI agents monitor internal and external workflows to identify anomalies, such as data leaks or unauthorized model access, in real-time.

●	Automated Compliance: Platforms automatically audit AI decisions against global regulations like the EU AI Act, ensuring transparency and ethical fairness.

●	Predictable AI Guardrails: Using simulated environments to test and verify AI outputs before they reach live customers, reducing the risk of “hallucinations” or biased interactions.

1 See Top AI Trends That Will Reshape the Customer Journey in 2026, Tiffany Perkins-Munn, Ph.D., January 23, 2026.

2 See Three critical AI trends shaping customer experience in 2026, Riah Lawry, January 26, 2026.

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2. Enhanced Customer Interactions & Personalization — Customer service is shifting from “deflecting” tickets to “resolving” complex issues autonomously through Autonomous Customer Experience (ACX) systems.

●	Hyper-Personalized Journeys: AI maps individual behavioral patterns that shift hourly, adjusting everything from website layouts to offer timing based on real-time intent.

●	Multimodal Agents: Customers interact via voice, text, or images, with AI agents that “remember” context across all channels to provide a seamless, non-linear experience.

●	Emotion-Aware Interfaces: Using natural language processing (NLP) to detect sentiment and tone, allowing AI to handle routine tasks while escalating high-emotion cases to humans.

3. Advanced Retention: Predictive Churn Mitigation — Retention has become more profitable than acquisition in 2026, as acquiring a new customer costs 5x more than keeping an existing one.

●	Early Warning Systems: Machine learning identifies subtle signs of disengagement—such as declining login frequency or session duration—well before a customer considers leaving.

●	Automated Interventions: When a high churn risk is detected, the platform triggers personalized re-engagement campaigns, such as exclusive offers or proactive support check-ins.

●	Measurable ROI: Implementing AI-driven churn prediction typically reduces churn rates by 25-35% within the first year.

4. Smart Pricing & Value Optimization — Pricing is no longer “set and forget.” In 2026, it is a dynamic, high-frequency function that balances margin and fairness.

●	Real-Time Price Engines: Systems refresh prices thousands of times per day based on competitor drops, stock levels, and even weather-driven demand spikes.

●	Micro-Segmentation: Prices are optimized at the individual level, ensuring “perceived fairness” by aligning costs with customer value and historical loyalty.

●	Competitive Intelligence: AI agents instantly compare vendor pricing across the market, forcing businesses to adopt “sharper” execution on value-based pricing models.

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5. Supply Chain Optimization — AI transforms supply chains into agile, data-driven ecosystems that proactively manage risk.

●	Demand Forecasting Precision: By analyzing non-traditional data like social media trends and global economic shifts, AI reduces forecasting errors by 30-50%.

●	Dynamic Inventory Placement: AI automatically rebalances stock across distribution centers to minimize shipping times and prevent stockouts.

●	Logistics & Route Optimization: Real-time traffic and fuel efficiency analysis can reduce transportation costs by up to 25% and delivery costs by up to 40%.

Products Market Size and Opportunity

The global AI market is currently undergoing a structural transformation, evolving from a period of experimental hype into a massive industrial buildout characterized by high capital intensity and the rise of agentic systems. For technology companies, the landscape is defined by a “platform war” between established hyper-scalers and agile AI-native challengers, with total worldwide IT spending projected to reach $6.15 trillion in 2026, up 10.8% from 2025, according to the latest forecast by Gartner, Inc., a business and technology insights company.3 Server spending is projected to accelerate in 2026, growing 36.9% year-over-year. Total data center spending is expected to increase 31.7%, surpassing $650 billion in 2026, up from nearly $500 billion the previous year. Gartner’s IT spending forecast methodology relies heavily on rigorous analysis of the sales by over a thousand vendors across the entire range of IT products and services.

The market for IT stability services, defined by the convergence of technology specialist teams and AI-based tools (“AIOps”) is undergoing a period of rapid expansion. Driven by the need for operational resilience in increasingly complex digital environments, this sector is shifting from traditional reactive support to proactive, AI-augmented managed services, such as CADV.AI. The core market for these services is captured through the lens of managed services and AIOps platforms:

●	Global Managed Services Market: This broad sector, which includes IT stability and maintenance, is projected to reach approximately $430.56 billion by 2026, up from roughly $390.21 billion in 2025.

●	AI for IT Operations (AIOps): The specific market for AI tools that maintain system stability is estimated at $14.44 billion to $20.91 billion in 2026 and to grow to $41.6 billion by 2030.

●	Growth Trajectory: This niche is expected to grow at a CAGR of 15% to 30% through 2030, potentially reaching over $92 billion by 2035 as AI becomes a baseline requirement for IT maintenance.

The key market drivers for IT stability services, such as the services provided by CADV.AI, include:4

●	Infrastructure Complexity: The rise of multi-cloud and hybrid environments has made human-only monitoring insufficient, driving a 40-60% reduction in ticket volumes when AI agents are deployed alongside specialists.

●	Proactive Resilience: Enterprises are prioritizing “intelligent operations” over traditional manual maintenance to reduce downtime, with high-margin contracts (over 40%) now favoring providers who offer automated predictive maintenance.

●	Labor Efficiency: With 87% of Managed Service Providers (MSPs) planning to increase AI investments by 2026, the technology is viewed as a necessary tool to offset global talent shortages in site reliability engineering.

3 See Gartner Forecasts Worldwide IT Spending to Grow 10.8% in 2026, Totaling $6.15 Trillion, February 3, 2026.

4 See AIOpsMarket Report 2026, The Market Research Company, March 2026

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The regional and industry insights for IT stability services, such as the services provided by CADV.AI, include:

●	Dominant Regions: North America currently leads the market, holding approximately 35-40% of global revenue due to high digital transformation maturity.

●	Fastest Growing: The Asia-Pacific region is expected to exhibit the highest growth rates, spurred by national digitization programs in India, China, and South Korea.

●	Sector Adoption: The Banking, Financial Services, and Insurance (BFSI) sector is the leading end-user (approx. 21.6% share), as it requires the highest levels of system uptime and real-time security compliance.

By 2026, the industry is expected to move past the “experimentation phase” where AI is no longer a premium add-on but the operational core of IT service delivery. Successful companies in this space will be those that integrate specialist expertise with AI to provide “digital trust architecture,” focusing on measurable outcomes like reduced cost-per-ticket and improved service level agreement (SLA) adherence.

The growing complexity of IT environments, combined with the need for faster and more accurate problem-solving, has accelerated the adoption of AIOps solutions across various industries, including banking, healthcare, retail, and manufacturing. Additionally, the integration of AIOps with other technologies, such as DevOps and cloud computing, has further expanded its application areas.

Recent technological advancements have paved the way for AI in IT operations. Several companies are adopting the connection of knowledge, NLP, and domain-enriched ML techniques to offer improved AIOps platforms and services. Over recent years, several advanced elements have been identified, analyzed, and acknowledged for self-driving cars. Deep learning algorithms are applied to assist self-driving cars in contextualizing information picked up by their sensors, such as speed of movement, distance from other objects, and a prediction of where they will be in 5-10 seconds. AIOps platform uses intelligence and ML-based self-learning algorithms to automate regular IT tasks. It also detects and anticipates possible events via historical and behavioral data analysis. Moreover, it provides cognitive data analysis by leveraging big data analytics and derives meaningful information from data for comprehensive processing.

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Growth Strategy

The Company’s growth strategy is centered on the development and commercialization of advanced artificial intelligence solutions that address critical operational and strategic needs across a range of industries. The Company intends to pursue the following key growth initiatives:

●	Automated Marketing Optimization. The Company intends to develop AI-driven technology that autonomously plans, decides, and executes marketing campaigns at scale on behalf of its clients, with the objective of delivering higher campaign return on investment with less operational overhead and freeing client teams to focus on strategy over execution. Specifically, the Company’s automated marketing optimization technology is designed to autonomously plan and optimize campaigns across channels using real-time behavioral data, and to continuously learn from performance signals to refine targeting, timing, and messaging without manual input.

●	Predictive Analytics for Forecasting and Demand. The Company intends to develop predictive analytics solutions that convert data into actionable foresight, enabling clients to achieve leaner operations and sharper planning cycles, reduce waste, and improve response speed to market changes. The Company’s predictive analytics technology is designed to convert historical and live data into high-accuracy demand forecasts across inventory, capacity, and resource planning, and to flag emerging market shifts early so as to enable proactive decision-making rather than reactive adjustments.

●	Natural Language Processing for Content and Sentiment Analysis. The Company intends to develop natural language processing technology that enables clients to understand what their customers are communicating at scale, with faster feedback-to-action cycles that enable product and commercial teams to respond to customer needs before they escalate. The Company’s natural language processing solutions are expected to be designed to process customer reviews, social media content, and support communications at scale to extract meaningful sentiment signals, and to identify trends and unmet needs across all written touchpoints in real time.

There can be no assurance that the Company will be successful in executing any or all of the foregoing growth initiatives, or that such initiatives, if pursued, will result in increased revenue or improved operating results. The development and commercialization of new AI solutions is inherently uncertain, and the Company may encounter significant technical, competitive, regulatory, and market-related challenges in connection with the pursuit of its growth strategy. See “Risk Factors” for additional information regarding risks related to the Company’s growth strategy.

Research and Development

CADV.AI’s research and development efforts are focused on increasing system reliability and minimizing downtime through predictive technology and automated resilience. Unlike routine maintenance, research and development in this sector involves systematic work to create new algorithms, theories, and applications for maintaining complex digital ecosystems. The Company maintains a continuous and structured approach to research and development, focused on enhancing the performance, scalability, and applicability of its AI solutions. On an annual basis, the Company’s research and development efforts are centered around several key areas:

●	Model Improvement and Optimization. The Company continuously refines its AI models to increase accuracy, reduce latency, and improve cost-efficiency. This includes testing new architectures, fine-tuning models on domain-specific data, and leveraging the latest advancements in machine learning. Through these efforts, the Company seeks to ensure that its technology platform remains competitive and capable of delivering high-quality results across a range of client applications.

●	Development of New Use Cases and Vertical Applications. The Company actively explores new industry applications where artificial intelligence can drive measurable value for clients. This involves building and testing prototypes tailored to specific sectors, allowing the Company to expand its service offerings into new markets and address the evolving needs of its client base.

●	Experimentation and Innovation Cycles. The Company runs ongoing internal testing and experimentation programs to validate new ideas, tools, and approaches before deploying them in client environments. These structured innovation cycles enable the Company to evaluate emerging technologies and methodologies on a continuous basis, reducing the risks associated with the introduction of new capabilities into production systems.

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The Company’s research and development expenses were $256,858 and $649,169 for the fiscal years ended December 31, 2025 and December 31, 2024, respectively. The Company expects to continue to invest in research and development as it seeks to enhance its existing technology platform, develop new solutions, and maintain its competitive position in the artificial intelligence industry. See “Risk Factors” for additional information regarding risks related to the Company’s research and development activities.

Sales and Marketing

CADV.AI employs several channels to market and sell its artificial intelligence technology solutions and related services to its clients. To date, the Company has developed its client base primarily through direct relationships maintained by members of the Company’s senior management team. The Company’s management team leverages its industry expertise, professional networks, and long-standing relationships with key decision-makers across target industries to identify and cultivate new business opportunities. These direct relationships have enabled the Company to develop a deep understanding of its clients’ operational needs and to tailor its AI-driven solutions accordingly.

The Company has not established a formal sales organization or a dedicated sales department. Instead, client acquisition and business development efforts have been driven organically by the Company’s management team and technical personnel, who engage directly with prospective and existing clients to demonstrate the capabilities and value proposition of the Company’s service offerings. A significant portion of the Company’s client engagements have been generated through referrals from existing clients and industry contacts, reflecting the strength of the Company’s reputation and the quality of its services. In addition, the Company benefits from repeat engagements with existing clients, who have expanded the scope and nature of their use of the Company’s AI technology platform over time.

The Company’s principal marketing activities to date have included participation in industry conferences and events, the maintenance of its corporate website and digital presence, direct outreach by members of management, and the development of thought leadership content intended to demonstrate the Company’s technical capabilities and subject matter expertise in the application of artificial intelligence technology. The Company also utilizes targeted digital marketing initiatives, including content marketing, social media engagement, and search engine optimization strategies, to increase brand awareness and generate inbound inquiries from prospective clients.

As the Company continues to grow, CADV intends to evaluate the expansion of its sales and marketing infrastructure, which may include the establishment of a dedicated sales team, the development of strategic channel partnerships, and the implementation of a more formalized go-to-market strategy. There can be no assurance, however, that the Company will be successful in expanding its sales and marketing capabilities or that any such expansion will result in increased revenue. See “Risk Factors” for additional information regarding risks related to the Company’s sales and marketing efforts.

Intellectual Property

CADV.AI does not currently hold any patents.

CADV.AI does not currently hold any registered trademarks.

The Company relies primarily on trade secret protection to safeguard its proprietary execution knowledge, client service methodologies, operational processes, and business concepts. The Company protects this information through confidentiality and non-disclosure obligations imposed on its employees, contractors, and third parties with access to such information.

Competition

CADV.AI operates in the emerging segment of AI-driven IT support, particularly focused on augmenting and automating second-line (L2) support functions within service desk and IT Service Management (“ITSM”) environments. ITSM refers to the end-to-end processes used to design, plan, deliver, operate, and control information technology services to meet business needs. It emphasizes providing value to customers through a combination of people, processes, and technology, often utilizing frameworks like ITIL to improve service quality and efficiency. ITIL (Information Technology Infrastructure Library) is a widely adopted framework of best practices for ITSM that aligns IT services with business needs.

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CADV.AI competes with numerous companies; its competitive landscape includes global companies providing AI-powered service desk platforms, virtual agents, and IT support automation solutions. Therefore, representative competitors in this space might include:

The markets for the Company’s AI technology solutions are intensely competitive and subject to rapid technological change. The Company competes with a range of established and emerging companies that offer AI-powered customer service, IT service management, conversational AI, and digital customer engagement solutions. The Company’s principal competitors include:

Zendesk. Zendesk, Inc. is a leading AI-powered customer service platform headquartered in San Francisco, California. Zendesk offers its Resolution Platform, which integrates AI agents, a knowledge graph, automation tools, quality assurance, and analytics into a unified customer service solution. Zendesk was named a Leader in the 2025 Gartner® Magic Quadrant™ for CRM Customer Engagement Center and a Strong Performer in The Forrester Wave™: Customer Service Solutions, Q1 2026. As of 2025, the company reported over $200 million in AI annual recurring revenue and supports approximately 20,000 customers, resolving approximately $4.6 billion tickets annually. Zendesk claims its AI agents can resolve up to 80% of support issues without human intervention. In 2026, Zendesk acquired Forethought, an AI agent platform, to further expand its autonomous AI service capabilities. Zendesk (formerly NYSE: ZEN) was acquired by a consortium of private equity firms led by Hellman & Friedman and Permira for approximately billion in November 2022, causing it to be delisted from the NYSE and ending its status as a publicly traded company. As of 2026, the company is privately held.

Freshworks (Freshservice). Freshworks Inc. (NASDAQ: FRSH) is a publicly traded software company headquartered in San Mateo, California, that provides cloud-based customer experience and employee experience software. Its flagship IT service management product, Freshservice, is an AI-powered ITSM platform that unifies IT service, asset, and operations management with proactive and predictive workflows. Freshservice is powered by the company’s Freddy AI technology, which provides AI-driven intelligent routing, conversational AI agents, and predictive analytics. Freshworks serves approximately 75,000 companies globally, including enterprises such as Bridgestone, New Balance, and Sony Music, and was named a Strong Performer in The Forrester Wave™: Enterprise Service Management Platforms, Q4 2025. As of the third quarter of 2025, the company reported trailing twelve-month revenue of approximately $720 million.

Intercom. Intercom is a privately held customer service platform headquartered in San Francisco, California, that positions itself as the only helpdesk designed for the AI agent era. Founded in 2011, Intercom combines a shared inbox, omnichannel messaging, automation workflows, and its proprietary Fin AI Agent, a purpose-built AI agent for customer service that resolves millions of customer queries monthly. Intercom has invested over $100 million in re-platforming its business around AI and counts customers including Anthropic, Lightspeed, and Clay among its user base. The company offers pricing starting at $29 per seat per month plus $0.99 per AI resolution.

Ada. Ada is a privately held AI customer experience platform founded in 2016 and headquartered in Toronto, Canada. The company provides an agentic customer experience platform that enables enterprises to deploy AI agents capable of autonomously resolving customer inquiries across messaging, email, voice, and other channels. Ada’s platform is powered by its proprietary Reasoning Engine, which combines multiple AI models, knowledge retrieval, and safety guardrails to dynamically plan and execute resolution paths. Ada reports that its AI agents achieve over 80% autonomous resolution rates across all channels and processes over 1.5 trillion tokens monthly. Ada’s customers include major enterprises such as Meta, Shopify, Square, and Pinterest, and the platform is compliant with SOC 2, GDPR, PCI, HIPAA, and AIUC-1 standards.

LivePerson. LivePerson, Inc. (NASDAQ: LPSN) is a publicly traded global technology company headquartered in New York, New York, that develops conversational AI software for enterprise digital customer conversations. Founded in 1995 as a pioneer of online chat for brands, LivePerson offers its Conversational Cloud platform, which enables brands to manage AI-driven customer engagements across digital and voice channels with a focus on customer service, digital commerce, and contact center transformation. The company handles over one billion messages per month and claims its platform can deliver up to a 30% reduction in operating costs and a 90% automation rate. LivePerson was named a Leader in the Aragon Research Globe™ for Agent Platforms, 2026, and was recognized as a Niche Player in the 2025 Gartner® Magic Quadrant™ for Conversational AI Platforms. As of its most recent fiscal reporting, the company reported trailing twelve-month revenue of approximately $244 million.

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Tidio. Tidio is a privately held all-in-one AI customer support software company headquartered in San Francisco, California, with additional offices in Poland. Founded in 2013, Tidio combines live chat, AI-powered chatbot automation, a help desk, and lead generation features into a single platform designed primarily for small and medium-sized businesses and e-commerce merchants. The platform’s core AI feature, the Lyro AI Agent, is a conversational AI agent capable of resolving up to 67% of common customer inquiries automatically. Tidio serves over 300,000 businesses worldwide, integrates with platforms such as Shopify and WordPress, and supports over 45 languages. Tidio was recognized as AI Company of the Year at the Global Business Tech Awards 2025.

Crisp. Crisp is a privately held, bootstrapped AI customer support platform founded in 2015 and headquartered in Nantes, France. Crisp provides an all-in-one customer messaging platform that combines live chat, a shared inbox, AI chatbot, CRM, knowledge base, and status page capabilities into a single workspace. The platform supports omnichannel communication across web chat, email, WhatsApp, Facebook Messenger, Instagram, and other channels. Crisp is notable for its flat-rate, per-workspace pricing model, which includes up to 20 seats at its highest tier for $95 per month, making it significantly more affordable than many competitors. The company serves over 10,000 businesses and recently introduced Hugo, an AI-powered support agent for automating customer interactions. Crisp is GDPR compliant and operates its infrastructure within the European Economic Area.

DXC Technology. DXC Technology Company (NYSE: DXC) is a Fortune 500 global IT services and consulting company headquartered in Ashburn, Virginia. Formed through the merger of Computer Sciences Corporation and the Enterprise Services business of Hewlett Packard Enterprise in 2017, DXC provides technology consulting, outsourcing, and support services through two principal operating segments: Global Business Services and Global Infrastructure Services. The company offers a broad portfolio of IT services, including AI and data analytics, cloud and infrastructure management, application development and modernization, cybersecurity, business process services, and modern workplace solutions. DXC operates in over 70 countries, employs approximately 115,000 people, and has delivered IT transformation services for over 60 years. As of its most recent fiscal reporting, the company reported trailing twelve-month revenue of approximately $12.7 billion.

Serval. Serval is a privately held, venture-backed AI startup founded in 2024 and headquartered in San Francisco, California. The company provides an AI-native IT service management platform designed to automate help desk operations, access management, and workflow automation using natural language-driven AI agents. Serval’s platform features a Help Desk Agent that handles employee requests through Slack, email, or web portals, an Automation Agent that builds workflow automations from plain English descriptions, and an Insights Agent that surfaces actionable recommendations. The company reports that its technology automates more than 50% of IT tickets for its customers. In December 2025, Serval raised $75 million in a Series B funding round led by Sequoia Capital at a $1 billion valuation, bringing its total funding to $127 million. Notable customers include Perplexity AI, Together AI, and Mercor. The platform is compliant with SOC 2, HIPAA, and GDPR standards.

The Company believes its competitive strengths include its deep domain expertise in artificial intelligence, its ability to deliver tailored solutions across multiple industry verticals, and its focus on predictive technology, automated resilience, and marketing optimization. However, many of the Company’s competitors have significantly greater financial, technical, marketing, and other resources, as well as greater name recognition and larger customer bases. There can be no assurance that the Company will be able to compete successfully against current and future competitors. See “Risk Factors” for additional information regarding risks related to competition.

These companies provide AI-powered service desk and help desk solutions that automate ticket handling, assist human agents, and enable faster issue resolution through virtual agents and intelligent workflows.

Depending on the specific implementation model (AI layer vs. full service desk platform), CADV.ai may compete with both all-in-one ITSM providers and specialized AI solutions that integrate into existing enterprise support environments.

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Employees

CADV. AI had three full-time employees and one full-time independent contractor, as of December 31, 2025, 2024 and 2023, respectively. CADV.AI currently has three employees and one full-time independent contractor.

Facilities

The Company is headquartered in Warsaw, Poland, at Plac Powstancow Warszawy 2. The Company does not own any real property and currently does not lease any office space.

Regulatory Environment

As an IT stability services company headquartered in Poland, the Company operates within a robust, EU-aligned regulatory framework that emphasizes digital resilience and data protection. The Company’s parent entity is organized under the laws of the Cayman Islands. As of early 2026, the regulatory environment applicable to the Company’s operations is characterized by a significant shift toward stricter cybersecurity mandates and increased accountability for management boards.

EU Artificial Intelligence Act. The European Union’s Artificial Intelligence Act (Regulation (EU) 2024/1689), which entered into force on August 1, 2024, establishes the first comprehensive legal framework for AI worldwide. The AI Act adopts a risk-based approach, categorizing AI systems from minimal to unacceptable risk, with escalating compliance obligations corresponding to higher levels of potential harm. Prohibited AI practices became effective in February 2025, and rules for general-purpose AI models became applicable in August 2025. The majority of the remaining obligations, including those applicable to high-risk AI systems, are scheduled to become applicable on August 2, 2026, with certain product-related high-risk AI system rules applicable from August 2, 2027. The AI Act applies to any organization that places AI systems on the EU market or whose AI system outputs are used within the EU, regardless of where the organization is established. High-risk AI systems are subject to strict obligations, including risk management systems, data governance requirements, technical documentation, logging and traceability, human oversight measures, and accuracy, robustness, and cybersecurity standards. Non-compliance with the AI Act may result in administrative fines of up to €35 million or 7% of total worldwide annual turnover for prohibited AI violations, and up to €15 million or 3% of total worldwide annual turnover for violations of high-risk AI system obligations. The Company is in the process of evaluating the classification of its AI solutions under the AI Act’s risk-based framework and the compliance obligations that may apply to its service offerings.

NIS2 Directive and Polish Cybersecurity Law. Directive (EU) 2022/2555 (the “NIS2 Directive”) establishes a unified legal framework to uphold cybersecurity across 18 critical sectors in the EU, significantly expanding the scope of regulated entities and strengthening governance, incident reporting, and supervisory requirements. In Poland, the NIS2 Directive has been transposed through amendments to the Act on the National Cybersecurity System (the “UKSC”), which was signed into law by the President of Poland on February 19, 2026, and entered into force on April 3, 2026. The amended UKSC significantly expands the number of regulated entities in Poland from several hundred under the prior regime to potentially tens of thousands across multiple sectors. Entities classified as “essential” or “important” under the UKSC must implement a comprehensive information security management system, establish incident detection and reporting mechanisms (including 24-hour early warning, 72-hour notification, and one-month final report requirements), conduct supply chain security reviews, and ensure documented management oversight of cybersecurity. Members of governing bodies bear personal responsibility for cybersecurity obligations and may face personal financial penalties for non-compliance. Essential entities are subject to administrative fines of up to €10 million or 2% of total worldwide annual turnover, and important entities face fines of up to €7 million or 1.4% of total worldwide annual turnover. The UKSC additionally provides for extraordinary penalties of up to PLN 100 million where a violation causes a direct and serious cyberthreat to national defense, state security, public safety and order, or human life and health. Essential entities are required to undergo a security audit at least once every three years. The Company is in the process of evaluating its classification and compliance obligations under the amended UKSC.

General Data Protection Regulation. The Company is subject to Regulation (EU) 2016/679, the General Data Protection Regulation (“GDPR”), which governs the processing of personal data within the EU and the European Economic Area. The GDPR imposes comprehensive obligations on data controllers and data processors, including requirements related to lawful processing, data minimization, data subject rights, cross-border data transfers, data protection impact assessments, and breach notification. Non-compliance with the GDPR may result in administrative fines of up to €20 million or 4% of total worldwide annual turnover. As the Company’s AI solutions involve the processing of client data, including potentially personal data, the Company must ensure that its data processing activities comply with applicable GDPR requirements.

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Cayman Islands Regulatory Considerations. The Company’s parent entity is incorporated under the laws of the Cayman Islands. The Cayman Islands does not currently impose a comprehensive data protection or AI-specific regulatory framework comparable to that of the EU. However, the Company’s parent entity is subject to the Cayman Islands Data Protection Regulations (2021 Revision), which establishes data protection principles applicable to the processing of personal data in or from the Cayman Islands. The Company’s parent entity is also subject to applicable Cayman Islands corporate governance, anti-money laundering, and beneficial ownership transparency requirements.

Additional Regulatory Considerations. The Company’s operations may also be subject to additional EU and Polish regulatory frameworks, including the Digital Operational Resilience Act (“DORA”) to the extent the Company provides services to financial sector entities, the Cyber Resilience Act with respect to products with digital elements, and sector-specific regulations applicable to the industries in which the Company’s clients operate. The regulatory landscape for artificial intelligence and cybersecurity is rapidly evolving, and the Company expects that it will be subject to increasing regulatory scrutiny and compliance obligations over time. See “Risk Factors” for additional information regarding risks related to the Company’s regulatory environment.

Legal Proceedings

From time to time, we may become a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. While the outcomes of these matters are uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows. We are currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material and adverse effect on our business, financial condition, cash flow, or results of operations.

Websites

The Company maintains one active website, https://www.cadv.ai, which serves as its corporate website and contains information about the Company and its business. The information included on the Company’s website is not incorporated by reference into this proxy statement/prospectus or in any other report or document filed with the SEC, and any reference to such website is intended to be an inactive textual reference only.

Corporate Information

CADV Ventures S.A. is a Polish company formed on February 28, 2013 whose registered office and corporate mailing address is Plac Powstańców Warszawy 2, 00-030 Warsaw, Poland and email address is contact@cadv.ai.

The Company’s telephone number is 48-508185791.

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THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of CADV Ventures S.A.’s (for purposes of this section, “Company,” “we,” or “CADV”) financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and CADV Ventures S.A.’s consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. CADV Ventures S.A.’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Key Factors Affecting Results of Operations” and elsewhere in this proxy statement/prospectus.

Company Overview and History

CADV is a Polish company formed in 2013, whose operations focus on providing technical support services for IT systems used in business operations to help companies maintain the stability of their IT systems, providing access to a team of technology specialists and utilizing AI-based tools. The Company specializes in providing advanced IT technical support. CADV initially focused on artificial intelligence solutions licensing, however, beginning in 2024, we strategically pivoted our business model to expand into IT support and outsourced human resource services, responding to market dynamics on the solutions industry. This transition marked a fundamental shift in our revenue composition, with IT support and outsourced human resources services becoming the primary drivers of growth in 2025. CADV is ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026. Mr. Lin previously served as both the chief executive officer and director of SPAC until his resignation on December 1, 2025. He also previously served as the sole director and sole shareholder of the Sponsor, which holds 1,645,000 Insider Shares and 203,100 Private Placement Units of SPAC.

We strategically reduced our reliance on external third-party subcontractors, while simultaneously streamlining our internal cost structure. Procurement from related parties increased during the period, primarily in connection with expanded service delivery activities. The shift in revenue significantly impacted our gross margin. IT support services, which became the dominant revenue stream in 2025, carry inherently lower costs, primarily related to second-line support personnel, whereas outsourced human resource services, which constituted a larger portion of revenue in 2024, involve higher direct labor costs. This structural change in revenue composition, combined with our cost optimization efforts, drove the substantial gross margin expansion. As part of this transition, we have deepened our collaboration with key related parties, while also making early but meaningful progress in diversifying our customer base beyond the related party ecosystem. Revenue from non-related parties grew by over 1,100% in 2025, primarily driven by artificial intelligence solutions licensing and outsourced human resource services.

The CADV’s technology model is based on combining incident analysis performed by artificial intelligence systems with the expertise of technology teams. CADV’s technology is an artificial intelligence platform supporting IT technical support. One of the key elements that sets CADV apart from other companies providing technical support services is the use of the proprietary CADV solution. CADV delivers technical support services using an AI-assisted support model in which the CADV platform analyzes incidents and automates selected operational tasks, while expert engineers supervise the process and resolve complex cases.

This technology was designed to support the identification of technical issues, incident analysis, and the automation of selected operational activities related to the management of IT environments. The CADV system analyzes operational data and system events, supporting the problem diagnosis process and identifying potential actions to resolve them. In many cases, the process of delivering technical support services is supported by AI-based systems.

In 2024, we recorded total revenue of $0.54 million, which increased to $0.77 million in 2025, representing a 43.4% increase. Gross margin expanded from 63.8% in 2024 to 74.2% in 2025, driven by the Company’s successful strategic pivot toward higher-margin services and disciplined cost management. We returned to profitability in 2025, recording a net income of $0.11 million, compared to a net loss of $0.50 million in 2024. In 2025, we executed a strategic evolution of our operating model. We proactively shifted our business focus toward services with inherently higher gross margins. IT support services grew to become our dominant revenue stream, while outsourced human resource services, which involve higher direct labor costs, accounted for a smaller portion of revenue compared to 2024. As part of this transition, we shifted our business focus toward higher-margin services. This change was the main reason for our margin expansion.

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In December 2025, Wojciech Andrzej Kaszycki (“Mr. Kaszycki”), a related party and debt holder of the Company entered a debt transfer agreement (“Debt Transfer Agreement”) with Kogom Ltd (“Kogom”), the then sole shareholder of the Company. According to the Debt transfer agreement, Mr. Kaszycki agreed to transfer his debt claim on the Company of US$542,316, along with all claims on existing and future interest, to Kogom. After the transfer, Kogom agreed with the Company to issue 19,440,939 Ordinary Shares of the Company to Kogom to settle this debt claim to the Company. This transaction substantially strengthened our balance sheet.

Proposed Business Combination

On April 23, 2026, we entered into the Business Combination Agreement with Miluna Acquisition Corp, a Cayman Islands exempted company (together with its successors, “Purchaser”) and Kukugan Invest, a Cayman Islands exempted company (“Parent”), of which CADV Ventures S.A., is a wholly-owned subsidiary. Purchaser is a special purpose acquisition company formed for the purpose of effecting a business combination with one or more businesses. The Business Combination Agreement provides for, among other things, at the Effective Time, Purchaser and Parent shall consummate the Merger, pursuant to which Parent shall be merged with and into Purchaser, following which the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving corporation (the “Surviving Corporation”).

On the Closing Date, Purchaser and Parent shall file the Plan of Merger to effect the Merger with the Cayman Registrar as provided by Section 233 of the Cayman Companies Act. The Merger shall become effective on the date the Plan of Merger is registered by the Cayman Registrar or at such later time or on such later date as may be agreed Purchaser and Parent in writing and, in either case, as specified in the Plan of Merger in accordance with the Cayman Companies Act (the “Effective Time”).

At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Parent and Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Parent and Purchaser set forth in this Agreement, and the Company shall continue its existence as a wholly-owned Subsidiary of the Surviving Corporation. See also “The Business Combination” and “The Business Combination Agreement” elsewhere in this proxy statement/prospectus, which disclosure is incorporated herein by reference.

The Business Combination is expected to be accounted for as a reverse capitalization in accordance with U.S. GAAP.

Under this method of accounting, Purchaser will be treated as the acquired company and Parent will be treated as the accounting acquirer and the survivor for financial statement reporting purposes. Parent expects to be deemed the accounting predecessor of the combined business and will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to be treated as the equivalent of Parent issuing stock for the net assets of Purchaser accompanied by a recapitalization. The net assets of the Purchaser will approximate its historical cost with no goodwill or intangible assets recorded in connection with the Business Combination.

The Business Combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization. The most significant changes are expected to be the net increase in cash from the release of the Trust Account at Closing, after giving effect to redemptions and transaction costs. Under the no redemption scenario, the net cash increase is estimated to be approximately $66.0 million, after deducting estimated transaction costs of approximately $3.5 million. Under the maximum redemption scenario, the net cash increase is estimated to be approximately $0.5 million, with no deferred underwriting fee payable. In both scenarios, there are no gross proceeds from any potential PIPE Investment or ELOC financing, which financing is not a condition to the Closing. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the Business Combination, we will become the successor to a Nasdaq-listed reporting company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, non-employee director fees, and additional internal and external accounting, legal and administrative resources.

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Our Revenue Model

CADV is categorized within the “Other Information Services” industry.

Key Factors Affecting Our Performance

We believe that our performance, financial condition and results of operations are influenced by a range of factors specific to our business model, customer base, service delivery strategy, cost structure, and capital resources. The following are the key factors that management believes have materially affected, and are reasonably likely to continue to affect our operations and financial performance.

Customer Concentration and Related Party Dependency

We derive a substantial portion of our revenue from a limited number of related parties. For the year ended December 31, 2025, two significant customers, both related parties, generated approximately 92.5% (rounded to 93%) of our total revenue. Among these, GPA S.A., a related party, represented approximately 73.4% and Mobilum Tech UAB, a related party, represented approximately 19.1% of our total revenue. For the year ended December 31, 2024, GPA S.A. and Mobilum Tech UAB represented approximately 64.6% and 34.5%, respectively, or approximately 99.1% (rounded to 100%) in the aggregate.

For the Successor period from January 6 through June 30, 2026, four customers generated approximately 95% of total revenue. Revenue from related parties was $111,245 for the six months ended June 30, 2026, compared to $467,721 in the prior period. Of this amount, GPA S.A. accounted for $90,369, derived from IT support services. The remaining related party revenue consisted of $20,876 from WKM Ltd, of which were 100% controlled by a former member of the supervisory board who resigned on February 1, 2026. For the comparable Predecessor period for the six months ended June 30, 2025, two customers generated approximately 98% of total revenue, of which GPA S.A. accounted for approximately 82% and Mobilum Tech UAB accounted for approximately 16%.

While these long-standing relationships have historically provided us with a meaningful revenue base, revenue from related parties has declined significantly. This decline was driven by two factors: first, the Company pivoted toward new service offerings and one-time engagements; and second, the resignation of a former supervisory board member on February 1, 2026 resulted in two customers ceasing to be related parties. In addition, a significant portion of the historical revenue recognized was attributable to the release of deferred revenue, rather than from new business activities generated during those periods. Accordingly, this revenue base is not necessarily stable or predictable, and the Company remains exposed to significant concentration risk. Any further reduction in demand from, or deterioration in our relationship with, these key related parties could materially and adversely affect our results of operations.

We have made early progress in diversifying our customer base beyond the related party ecosystem. Revenue from non-related parties increased by 1,141% in 2025, though from a low base. For the six months ended June 30, 2026, revenue from non-related parties was $663,679, compared to $9,387 in the prior year period. Our ability to sustain and accelerate this diversification will be a critical determinant of our long-term revenue resilience and bargaining power.

Service Delivery Approach and Profit Margin Impact

Our gross profit is highly sensitive to the mix between internally delivered services and subcontracted services.

In 2025, we made a strategic decision to shift our business focus toward higher-margin IT support services. This change in revenue mix, combined with a reduction in third-party subcontracting costs, drove our gross margin expansion from 63.8% in 2024 to 74.2% in 2025.

For the six months ended June 30, 2026, our revenue mix shifted significantly toward IT migration services and software testing and development services, both of which carry higher service delivery costs compared to our IT support services. This shift resulted in a gross margin decrease from 83.1% in the prior year period to 13.7% in the current period. The IT migration engagement was completed and accepted by the customer in March 2026, and the Company does not expect recurring revenue from this service stream. Similarly, the software testing and development services introduced in the second quarter of 2026 were one-time engagements. Revenue from fixed-scope software delivery is recognized upon customer acceptance, while revenue from technical assistance services is recognized over time as services are rendered, consistent with the nature of the respective arrangements. Management anticipates that the revenue mix will normalize as the Company continues to focus on its core IT support and outsourced human resource services, and expects margins to improve as the Company scales its core service offerings and achieves operational efficiencies through optimized resource allocation.

We believe this structural improvement is sustainable, as we continue to prioritize service delivery models that maximize value capture and operational control. However, any future increase in reliance on third-party subcontractors, whether due to capacity constraints or strategic pivots, could compress our gross profit.

Cost Management

We maintain rigorous cost discipline across all operating expense categories. When comparing fiscal 2025 with fiscal 2024:

●	Sales and marketing expenses declined by 82.9%, consistent with our shift away from direct outbound marketing.

●	Research and development expenses declined by 60.4%, reflecting reduced subcontracting to related parties and a strategic pause in product development.

For the six months ended June 30, 2026, total operating expenses increased to $190,056 compared to $170,562 in the prior period, driven by higher general and administrative expenses associated with public company readiness activities. Sales and marketing expenses decreased by 61.2% to $2,777 from $7,166 in the prior period, and research and development expenses decreased by 100% to nil from $128,364, reflecting our continued focus on service delivery and strategic pause in product development activities.

Related Party Financing and Debt Structure

Historically, our operations have been supported by advances and loans from related parties, including Mr. Kaszycki. These arrangements carried interest obligations and resulted in significant related party payables on our balance sheet.

In December 2025, Mr. Kaszycki entered the Debt Transfer Agreement with Kogom, the then sole shareholder of the Company. According to the Debt Transfer Agreement, Mr. Kaszycki agreed to transfer his debt claim on the Company of PLN1,944,094 (US$542,316), along with all claims on existing and future interest, to Kogom. After the transfer, Kogom agreed with the Company to issue 19,440,939 Ordinary Shares of the Company to Kogom to settle this debt claim to the Company. Kogom also waived all outstanding interest arising from the debt claim which amounted to PLN 1,104,718 (US$307,781). The waived interest is recorded as additional paid-in capital by the Company. As a result, our balance sheet is now significantly deleveraged, and we are no longer exposed to interest rate risk or repayment pressure associated with this obligation.

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Results of Operations

The following table sets forth a summary of the Company’s results of operations for the periods indicated. This information should be read in conjunction with our financial statements and related notes included elsewhere or incorporated by reference. The operating results in any period are not necessarily indicative of results that may be expected for any future period.

Six Months Ended June 30, 2026 Compared to the Six Months Ended June 30, 2025

In connection with the Reorganization of CADV Ventures S.A. (the “Reorganization”) described in Note 1 to the financial statements, the results of operations for the six months ended June 30, 2026 are presented on a “Successor” basis for the period from January 6, 2026 to June 30, 2026, reflecting the consolidated results of Kukugan Invest and CADV Ventures S.A. following the Business Combination. The period from January 1, 2026 to January 5, 2026 (5 days) is presented on a “Predecessor” basis, reflecting CADV’s historical cost results prior to the Business Combination. The comparative results for the six months ended June 30, 2025 are presented on a “Predecessor” basis, as they reflect CADV’s historical results for that period. Kukugan Invest is a holding company with no material operations of its own. The 5-day Predecessor period in 2026 is not material to the overall results for the six months ended June 30, 2026. Accordingly, the discussion below presents the consolidated Successor and Predecessor results for the six months ended June 30, 2026 on a consistent basis with the six months ended June 30, 2025.

	Successor		Predecessor
	For the period from January 6 through June 30, 2026		For the period from January 1 through 5, 2026		For the six months ended June 30, 2025
Revenues
Sales of service – third parties	US$	663,679	US$	—	US$	9,387
Sales of service – related parties		111,245		—		467,721
Total revenues		774,924		—		477,108

Cost of revenues
Cost of sales of service – third parties		612,889		—		44,114
Cost of sales of service – related parties		56,067		—		36,563
Total cost of revenues		668,956		—		80,677

Gross profit		105,968		—		396,431

Operating expenses
Sales and marketing expenses		2,777		—		7,166
General and administrative expenses		187,279		333		35,032
Research and development expenses		—		—		128,364
Total operating expenses		190,056		333		170,562

(Loss) income from operations		(84,088)		(333)		225,869

Other expense, net		(21,580)		—		(35,122)

(Loss) profit before income tax		(105,668)		(333)		190,747
Income tax expenses		—		—		—
Net (loss) profit	US$	(105,668)	US$	(333)	US$	190,747

Revenue

Total revenue increased by 62.4% to $774,924 for the six months ended June 30, 2026, compared to $477,108 for the six months ended June 30, 2025. This growth reflects the continued execution of our strategic business transformation, with IT migration services and software testing and development services becoming primary drivers of growth following the launch of new service offerings in 2026.

	Successor			Predecessor
	For the period from January 6 through June 30, 2026			For the period from January 1 through 5, 2026		For the six months ended June 30, 2025
	US$		%	US$		US$		%
Revenue stream
IT support service	US$	215,625	27.8%	US$	—	US$	389,402	81.6%
Outsourced human resources service		56,063	7.2%		—		78,319	16.4%
IT migration service		388,564	50.2%		—		—	0.0%
Software testing and development services		114,672	14.8%		—		—	0.0%
Licensing service		—	0.0%		—		9,387	2.0%
Total		774,924	100%		—		477,108	100%

Revenue by Service Stream

IT support services revenue decreased by 44.6% to $215,625 for the six months ended June 30, 2026, from $389,402 in the prior year period, representing 27.8% of total revenue in 2026 compared to 81.6% in 2025. The decrease was driven by a reduction in services provided to GPA S.A., as the Company reallocated a portion of its resources to the completion of one-time IT migration and software testing and development engagements that it undertook in 2026.

Outsourced human resource services revenue decreased by 28.4% to $56,063 for the six months ended June 30, 2026, from $78,319 in the prior year period, representing 7.2% of total revenue in 2026 compared to 16.4% in 2025.

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IT migration services revenue was $388,564 for the six months ended June 30, 2026, representing 50.2% of total revenue. The Company entered into the migration agreement with the customer on January 2, 2026, and commenced performance shortly thereafter. Under the IT migration agreement, the Company performed a comprehensive infrastructure migration for the customer’s E-Wallet System. The scope of services included environment inventory and architecture assessment, backup copies of databases, documentation package, multi-environment migration, and data integrity testing. All services under the agreement, including infrastructure migration, database migration, testing, and knowledge transfer, were completed in March 2026 and accepted by the customer at that time. Accordingly, the Company recognized the full revenue upon completion and customer acceptance in March 2026. This was a one-time engagement with a customer and, the Company does not have any other executed agreements or binding commitments to provide similar migration services. However, the Company may evaluate future opportunities to provide migration services as part of its broader growth strategy.

Software testing and development services revenue was $114,672 for the six months ended June 30, 2026, representing 14.8% of total revenue. The Company entered into two engagements for software testing and development services during the second quarter of fiscal 2026: (i) a fixed-scope software delivery engagement with a third-party customer for the delivery, installation, configuration, commissioning, and operational verification of an APC Data Analysis Tool solution, which was executed in April 2026 and completed upon customer acceptance in May 2026; and (ii) a technical assistance engagement with another third-party customer for application testing and platform technical assistance (including architectural support, API analysis, implementation support, and general technical problem resolution), which was executed in April 2026 and was completed in May 2026. Of the $114,672 in total software testing and development services revenue, approximately $100,217 was attributable to fixed-scope software delivery services and recognized at a point in time upon customer acceptance, and approximately $14,455 was attributable to ongoing technical assistance services and recognized over time as services were rendered during the second quarter of 2026. With respect to both the fixed-scope software delivery engagement and the technical assistance engagement, all services have been completed and no additional revenue is expected. These were one-time, limited-duration engagements, and the Company does not currently have any other executed agreements or binding commitments to provide similar services.

Licensing service revenue was $nil for the six months ended June 30, 2026 compared to $9,387 in the prior period. The prior period licensing service revenue was derived from legacy arrangements relating to the Company’s artificial intelligence solutions, which are no longer actively developed by the Company.

Revenue from the Company’s core service offerings decreased between the two quarters. IT support services revenue decreased from $126,420 in the first quarter of 2026 to $89,205 in the second quarter of 2026, a decline of approximately 29.4%. This decline was primarily attributable to a reduction in the volume of services provided to certain existing customers during the second quarter, as the Company allocated resources to the completion of one-time software testing and development engagements. Outsourced human resource services revenue also declined modestly between the two quarters. The decline in IT support services revenue reflects the Company’s evolving service mix and the ongoing transition of its business model, and there can be no assurance that revenue from IT support services will recover to prior levels in future periods. With respect to IT migration services, the IT migration engagement was completed and accepted by the customer in March 2026. The Company does not currently have any executed agreements or binding commitments to provide additional IT migration services. While the Company may evaluate future opportunities to provide similar migration services as part of its broader growth strategy, including through responses to customer inquiries and proposals, the Company is not currently actively marketing IT migration services and does not anticipate generating recurring revenue from this service stream in the near term.

Revenue from related parties decreased by 76.2% to $111,245 for the six months ended June 30, 2026, from $467,721 in the prior period. During the Successor period, four customers generated approximately 94.6% of total revenue. This decrease was attributable to the resignation of a former supervisory board member on February 1, 2026, following which two customers ceased to be related parties. Consequently, revenue that would have been classified as related party revenue in prior periods is now classified as third-party revenue. Excluding this classification change, the underlying business relationship with these customers remained stable. The services provided under the existing arrangements continued without interruption, and the fee rates applied were consistent with those charged to third-party customers for comparable services, with no preferential terms or concessions granted as a result of the previous related party status.

Cost of Revenues

Total cost of revenues increased significantly to $668,956 for the six months ended June 30, 2026, compared to $80,677 for the six months ended June 30, 2025. The increase was directly attributable to the commencement of IT migration services from January 2026, which required significant utilization of technical resources and external service providers during the initial implementation phase. The Company incurred substantially higher subcontracting costs for the contracted services in the current period. These costs were incurred to fulfill the specific migration contract and did not create any assets or resources that could be used to generate future revenue. Accordingly, they were expensed as incurred and included in cost of revenues, consistent with the nature of the services provided.

The most significant change to our cost of revenues was an increase in subcontracting costs, from $75,260 in the six months ended June 30, 2025 to $663,013 in the six months ended June 30, 2026.

The increase was driven by the expansion of the Company’s service delivery activities. In the prior period, cost of revenues consisted of costs associated with IT support services, which involve lower service delivery costs. During the current period, the Company’s revenue mix shifted toward IT migration services and software testing and development services, both of which are one-time engagements that carry higher subcontracting costs compared to the IT support services that dominated the prior period. This shift in service mix, together with the overall growth in revenue, resulted in a significant increase in total cost of revenues.

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Gross Profit

Gross profit decreased by 73.3% to $105,968 for the six months ended June 30, 2026, compared to $396,431 for the six months ended June 30, 2025. Gross margin decreased from 83.1% to 13.7%. The decrease was attributable to the shift in revenue mix toward IT migration services and software testing and development services, which carry higher service delivery costs compared to the IT support services that dominated revenue in the prior period. Management expects margins to improve as the Company scales its service offerings and achieves operational efficiencies through optimized resource allocation.

Operating Expenses

The operating expenses consist of sales and marketing expenses, general and administrative expenses, and research and development expenses. The following table sets forth operating expenses for the periods indicated, both in dollar amounts and as a percentage of net revenues:

	Successor		Predecessor
	For the period from January 6 through June 30, 2026		For the period from January 1 through 5, 2026	For the six months ended June 30, 2025
	$	As % of Revenue	$	$	As % of Revenue
Sales and marketing expenses	2,777	0.4%	—	7,166	1.5%
General and administrative expenses	187,279	24.2%	333	35,032	7.3%
Research and development expenses	—	0.0%	—	128,364	26.9%
Total	190,056	24.5%	333	170,562	35.8%

Total operating expenses increased to $190,056 for the six months ended June 30, 2026, compared to $170,562 for the six months ended June 30, 2025, representing an increase of 11.4%. The increase was driven by higher general and administrative expenses, which increased by $152,247 from $35,032 in the prior period to $187,279 in the current period, offset by a decrease in research and development expenses to nil and a decrease in sales and marketing expenses. The increase in G&A expenses was associated with public company readiness activities.

Selling and Marketing Expenses

Sales and marketing expenses decreased by 61.2% to $2,777 for the six months ended June 30, 2026, compared to $7,166 in the prior year period. This decrease reflects our strategic decision to focus on growth through existing management relationships and reduce discretionary marketing spending.

General and Administrative Expenses

Our general and administrative expenses consist of salaries and benefits of management, accounting and administrative personnel, professional service fees, software subscriptions, office-related expenses, and other administrative costs.

General and administrative expenses increased to $187,279 for the six months ended June 30, 2026, compared to $35,032 in the prior period. The increase was attributable to: (i) a $148,080 increase in professional service fees associated with public company readiness activities; (ii) a $6,527 bad debt provision during the six months ended June 30, 2026 compared to nil in the prior period, offset by a $2,360 decrease in other administrative costs.

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Research and Development Expenses

Research and development expenses decreased to nil for the six months ended June 30, 2026, compared to $128,364 in the prior year period, reflecting a strategic pause in product development activities. The Company has not incurred similar expenses for the six months ended June 30, 2026 as it focuses on service delivery and customer acquisition.

Other Expenses

Other expense, net decreased by $13,542 to $21,580 for the six months ended June 30, 2026, compared to $35,122 in the prior period. The decrease was primarily attributable to: (i) a decrease in exchange loss of $8,571, from $22,335 in the prior period to $13,764 in the current period; and (ii) a decrease in interest expenses of $10,501, from $14,344 in the prior period to $3,843 in the current period, offset by an increase in other expenses of $5,530.

Income Tax Expense

The Company recorded no income tax expense for the six months ended June 30, 2026 and 2025, due to the utilization of prior year tax loss carryforwards and permanent differences between book and tax income. As a result, the effective tax rate was 0% for both periods, compared to the Polish statutory rate of 19%.

As of June 30, 2026, the Company had a net operating loss carryforwards of approximately $177,453 available to offset future taxable income.

Year Ended December 31, 2025 Compared to the Year Ended December 31, 2024

	For the years ended December 31,
	2025		2024
Revenues
Sales of service – third parties	US$	57,664	US$	4,645
Sales of service – related parties		715,169		534,421
Total revenues		772,833		539,066

Cost of revenues
Cost of sales of service – third parties		89,163		134,420
Cost of sales of service – related parties		104,277		59,245
Taxes and other surcharges		5,806		1,564
Total cost of revenues		199,246		195,229

Gross profit		573,587		343,837

Operating expenses
Sales and marketing expenses		7,390		43,273
General and administrative expenses		192,170		107,190
Research and development expenses		256,858		649,169
Total operating expenses		456,418		799,632

Income (loss) from operations		117,169		(455,795)

Other expense, net		(7,037)		(46,974)

Profit/(loss) before income tax		110,132		(502,769)
Income tax expenses		—		—
Net profit/(loss)	US$	110,132	US$	(502,769)

Revenue

Total revenue increased by 43.4% to $772,833 in 2025, compared to $539,066 in 2024. This growth reflects the successful execution of our strategic business transformation. Historically, the Company’s revenue was centered on artificial intelligence solutions licensing. However, beginning in 2024, we began pivoting toward service-based offerings in response to market dynamics, including the disruptive impact of AI on the traditional solutions industry. By 2025, this transition had delivered meaningful results, with service-related businesses, particularly IT support services, becoming the primary drivers of our growth.

Revenue Stream	Fiscal 2025%		Fiscal 2024%
IT support service	545,219	70.5%	348,205	64.6%
Outsourced human resource service	213,050	27.6%	186,216	34.5%
Licensing service	14,564	1.9%	4,645	0.9%
Total	772,833	100%	539,066	100%

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Revenue by Service Stream

IT support services revenue grew by $196,990, or 56.6%, to $545,219 in 2025 from $348,229 in 2024, representing 70.5% of total revenue in 2025 compared to 64.6% in 2024. IT support services revenue was generated solely from related parties during both periods. The increase was driven by an increase of $197,014 in services provided to GPA S.A. The shift toward higher-margin IT support services was a key factor in our gross margin expansion.

Outsourced human resource services revenue increased by $26,834, or 14.4%, to $213,050 in 2025 from $186,216 in 2024, representing 27.6% of total revenue in 2025 compared to 34.5% in 2024. The increase was attributable to $43,099 of revenue from a non-related-party client acquired during 2025, an increase of $22,083 in revenue from an existing related party client but previously not engaged in this revenue stream, partially offset by a decrease of $38,348 in revenue from another existing related party client. While the absolute revenue from this stream grew, its share of total revenue decreased due to the faster growth of IT support services.

Artificial intelligence solutions licensing revenue increased by $9,943 to $14,564 in 2025 from $4,621 in 2024. The sustainability of this revenue stream remains uncertain given competitive dynamics in the AI solutions market.

Revenue from related parties increased by $180,748, or 33.8%, to $715,169 in 2025 from $534,421 in 2024. This net increase resulted from an increase of $219,095 in revenue from GPA S.A., offset by a decrease of $38,347 in revenue from Mobilum Tech UAB. The increase in revenue from GPA S.A. was attributable to expanded IT support services engagements, while the decrease in revenue from Mobilum Tech UAB reflected a reduction in outsourced services provided during the period.

Revenue from non-related parties increased by $53,019, or 1,141.4%, to $57,664 in 2025 from $4,645 in 2024. This increase was attributable to $9,919 of software licensing revenue from an existing customer and $43,100 of outsourced human resource services revenue from a new customer. IT support services continued to be provided exclusively to a related party during both periods.

Cost of Revenues

Our total cost of revenues increased slightly by 2.1% to $199,246 in 2025, compared to $195,229 in 2024. This modest increase, alongside a 43.4% growth in revenue, reflects a fundamental structural improvement in the Company’s cost structure.

The most significant change to our cost of revenues was a reduction in third-party subcontracting costs, from $124,726 in 2024 to $78,150 in 2025, driven by our strategic decision to reduce reliance on external vendors. This was partially offset by an increase in related party purchase costs, which rose to $104,277 in 2025 from $59,245 in 2024, reflecting higher procurement of services from related parties in connection with our expanded service operation.

The substantial reduction in our third-party purchased services was the primary driver of the improvement in our cost structure. Although this was partially offset by higher related party procurement costs and increased staff salaries, revenue grew significantly faster than total costs, resulting in gross margin expansion.

Gross Profit

Gross profit expanded from 63.8% in 2024 to 74.2% in 2025. This improvement was driven by the following reasons: 1. We achieved a 33.7% reduction in third-party subcontracting costs, reflecting our strategic decision to reduce reliance on external vendors and leverage internal capacity. 2. Revenue grew by 43.4%, significantly outpacing the 2.1% increase in total cost of revenues. This operational leverage, where revenue grows faster than costs, allowed more of our revenue to flow through to profit.

Operating Expenses

For our continuing operations, the operating expenses principally consist of sales and marketing expenses, general and administrative expenses, and research and development expenses. The following table sets forth operating expenses for the periods indicated, both in absolute amount and as a percentage of net revenues:

	Fiscal 2025		Fiscal 2024
	$	As % of Revenue	$	As % of Revenue
Sales and marketing expenses	7,390	1.0%	43,273	8.0%
General and administrative expenses	192,170	24.9%	107,190	19.9%
Research and development expenses	256,858	33.2%	649,169	120.4%
Total operating expenses	456,418	59.1%	799,632	148.3%

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Total operating expenses decreased by 42.9% to $456,418 in 2025 from $799,632 in 2024. The most significant reduction was in research and development expenses, which declined by 60.4% to $256,858 from $649,169, exclusively due to reduced service purchases from a related party, TTP Limited. Sales and marketing expenses also decreased by 82.9% to $7,390, while general and administrative expenses increased by 79.3% from $107,197 to $192,170, driven by increased IPO-related professional fee of $100,000, and higher personnel-related costs.

Selling and Marketing Expenses

Selling and marketing expenses consist of marketing expenses paid to third party companies for performing marketing service. Selling and marketing expenses were reduced by 82.9% to $7,390. This decrease reflects a strategic decision to reduce discretionary marketing expenses and focus on direct customer engagement through existing management relationships.

General and Administrative Expenses

Our general and administrative expenses consist of salaries and benefits of management, accounting and administrative personnel, professional service fees, software subscriptions, office-related expenses, and other administrative costs.

General and administrative expenses increased by $84,980, or 79.3%, from $107,190 in 2024 to $192,170 in 2025. The increase was attributable to: (i) $100,000 of IPO-related professional fees incurred in connection with the Company’s preparation for becoming a public company; and (ii) a $22,663 increase in staff salaries. These increases were partially offset by an $8,635 decrease in accounting and HR service fees. Higher personnel-related costs reflecting the Company’s strategic investment in internal administrative capacity.

The increase in general and administrative expenses reflects the Company’s strategic investments in infrastructure and professional capabilities necessary to support its growth trajectory and public company transition.

Research and Development Expenses

Research and development expenses consist of expenses paid to a related party for technology and development functions. Research and development expenses declined by $392,311, representing a 60.4% decrease, reflecting a deliberate reallocation of resources from product development to service delivery, consistent with the strategic pivot. Research and development services were sourced exclusively from TTP Limited, a related party.

Other Expenses

Other expense, net decreased by $39,937, or 85.0%, from $46,974 in 2024 to $7,037 in 2025. The decrease was attributable to: (i) a $19,330 decrease in interest expense due to the gradual repayment of related party loans and a decrease in the agreed interest rate; and (ii) a $21,389 legal settlement expense incurred in 2024 that did not recur in 2025.

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Income Tax Expense

The Company recorded no income tax expense for the years ended December 31, 2025 and 2024, due to the utilization of prior year tax loss carryforwards and permanent differences between book and tax income. As a result, the effective tax rate was 0% for both periods, compared to the Polish statutory rate of 19%.

As of December 31, 2025, the Company had a net operating loss carryforwards of approximately $249,689 available to offset future taxable income.

Liquidity and Capital Resources

As of June 30, 2026, the Company held cash and cash equivalents of $36,789. The increase of $20,321 from $16,468 as of December 31, 2025 reflects the net effect of cash provided by operating activities of $11,516, a foreign exchange gain of $8,973 on cash and cash equivalents, and the Predecessor cash balance of $16,300 that was carried over to the Successor following the Reorganization on January 6, 2026. There were no cash flows from financing activities during the current period, as all related party financial support was provided through non-cash transactions. During the six months ended June 30, 2026, the Company’s controlling shareholder paid $195,432 of expenses on behalf of the Company, which was recorded as a non-cash transaction. During the six months ended June 30, 2026, the Company also made income tax payments of $5,450.

The Company’s primary sources of liquidity include cash generated from operations and, historically, advances and loans from related parties. During the six months ended June 30, 2026, the Company generated net cash of $11,516 from operating activities, compared to net cash provided by operating activities of $436 in the prior period.

As of June 30, 2026, the Company had current assets of $410,707 and current liabilities of $362,372, resulting in working capital of $48,335. A significant portion of current assets consists of accounts receivable of $120,869. Subsequent to June 30, 2026, these receivables were fully collected. A significant portion of current liabilities consists of accounts payable of $147,571, of which $147,566 is payable to companies controlled by a former member of the supervisory board who resigned on February 1, 2026. Based on the parties’ long-standing cooperation history and ongoing good relationship, the counterparties have agreed and the Company has obtained a letter of non-demand from these companies, confirming that they will not seek payment of the outstanding balance for at least 12 months from the date of issuance of these financial statements. Excluding this item and deferred revenue of $163,122, which requires no cash settlement, the remaining current liabilities that require cash settlement within 12 months total approximately $49,684. As of June 30, 2026, the Company’s cash of $36,789, together with the subsequent collection of accounts receivable of $120,869, provides more than sufficient coverage for these cash obligations.

Management believes its current liquidity, together with subsequent collection of accounts receivable and expected cash flows from operations, is sufficient to meet its obligations as they become due. The Company’s revenue diversification efforts demonstrate its ability to generate revenue from multiple customer sources. Although the Company remains subject to certain liquidity risks, including historical dependence on related party support, management believes these risks are mitigated by the Company’s improved cost structure, revenue diversification efforts and the non-demand letter obtained from the vendors. Accordingly, management expects the Company will have sufficient financial resources to meet its obligations as they become due for at least the next 12 months from the date of issuance of the financial statements.

Cashflow Analysis

Six Months Ended June 30, 2026 Compared to the Six Months Ended June 30, 2025

	Successor	Predecessor
	For the period from January 6 through June 30, 2026	For the period from January 1 through January 5, 2026	For the six months ended June 30, 2025
Net cash provided by (used in) operating activities	$11,516	(155)	449
Net cash provided by investing activities	16,300	—	—
Net cash used in financing activities	—	—	—
Effect of exchange rate changes on cash and cash equivalents	8,973	(13)	4,373
Net increase (decrease) in cash and cash equivalents	$36,789	(168)	4,822

Operating Activities:

For the six months ended June 30, 2026, net cash provided by operating activities was $11,516, compared to net cash provided by operating activities of $449 in the prior period. The improvement was driven by an increase in accounts payable of $119,659, an increase in deferred revenue of $115,486, an increase in amounts due to related parties of $8,155, and an increase in accrued expenses and other liabilities of $81,090, offset by an increase in accounts receivable of $120,869 and an increase in deposits, prepayments and other current assets of $97,040, as the Company expanded its service delivery activities.

For the six months ended June 30, 2025, net cash provided by operating activities of $449 was driven by net income of $190,747, offset by a decrease in deferred revenue of $206,018.

Investing Activities:

Cash provided by investing activities for the six months ended June 30, 2026 was $16,300, relating to cash acquired through the Reorganization on January 6, 2026. Cash used in investing activities was nil in the prior period.

Financing Activities:

Cash used in financing activities for the six months ended June 30, 2026 was nil, compared to nil in the prior period. During the six months ended June 30, 2026, the Company’s controlling shareholder paid $195,432 of expenses on behalf of the Company, which was recorded as a non-cash transaction in the financing section.

Year Ended December 31, 2025 Compared to the Year Ended December 31, 2024

	For the year ended December 31,
	2025	2024
Net cash provided by (used in) operating activities	$46,945	(166,878)
Net cash provided by (used in) investing activities	167,246	(21,588)
Net cash (used in) provided by financing activities	(233,730)	72,687
Effect of exchange rate changes on cash and cash equivalents	3,637	(2,688)
Net decrease in cash and cash equivalents	$(15,902)	(118,467)

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Operating Activities:

Cash provided by operating activities for the year ended December 31, 2025 was $46,945, compared to $166,878 used in the prior year. The $213,823 improvement was driven by the Company’s return to profitability, partially offset by significant working capital movements. In fiscal 2024, the net loss of $502,769 was the primary driver of negative operating cash flows, while in fiscal 2025, net income of $110,132 contributed positively.

Cash flows from operating assets and liabilities in 2025 included a $277,325 decrease in deferred revenue, reflecting the recognition of previously deferred revenue as performance obligations were satisfied. This was partially offset by a $37,706 decrease in prepayments and other current assets, a $50,049 decrease in prepayment to a related party, and an $8,431 decrease in related party trade receivables, reflecting continued collection efforts. It also included a $24,919 increase in accounts payable to related parties, a $48 increase in accounts payable, a $92,780 increase in accrued expenses and other liabilities, and a $205 increase in tax payable. In fiscal 2024, operating cash flows were negatively impacted by a $305,471 increase in deferred revenue, a $154,660 decrease in related party trade receivables, and a $31,577 increase in accounts payable to related parties, offset by a $73,923 decrease in accrued expenses and other liabilities, a $47,268 increase in prepayment to a related party, and a $27,647 decrease in accounts payable.

Investing Activities:

Cash provided by investing activities for the year ended December 31, 2025 was $167,246, compared to $21,588 used in the prior year. The $188,834 improvement was driven by $182,344 in loan repayments received from related parties in 2025, compared to $90,475 in 2024. This was partially offset by $15,098 in new loans made to a related party in 2025, compared to $112,063 in 2024.

Financing Activities:

Cash used in financing activities for the year ended December 31, 2025 was $233,730, compared to $72,687 provided in the prior year. The $306,417 swing was attributable to repayments of loans due to related parties in 2025 totalling $233,730, compared to no such repayments in 2024. In 2024, financing cash inflows consisted of $72,687 in proceeds from related parties.

Non-cash financing and investing activities for the year ended December 31, 2025 included a $542,316 debt settlement with equity, a $307,781 waiver of interest due to a related party pursuant to the December 2025 debt-to-equity conversion agreement, as well as a $156,190 paid by a third party on the Company’s behalf for IPO expenses. The Company also received $5,889 in cash for interest and paid $6,282 in cash for income tax during the year ended December 31, 2025.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have an effect on its financial condition, results of operations, liquidity, or capital resources.

Material Weaknesses in Internal Control Over Financial Reporting

In connection with the preparation of CADV’s financial statements as of and for the fiscal years ended December 31, 2025 and December 31, 2024 and Kukugan’s financial statements as of and for the period from September 3, 2025 to December 31, 2025, which are included elsewhere in this registration statement on Form S-4, CADV and Kukugan’s independent registered public accounting firm, Prouden, identified two material weaknesses in CADV and Kukugan’s internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified were as follows:

1.	CADV and Kukugan lacked sufficient financial reporting and accounting personnel with appropriate knowledge of GAAP and SEC reporting requirements to properly address complex GAAP technical accounting issues and to prepare and review financial statements and related disclosures in accordance with GAAP and the reporting requirements set forth by the SEC.

2.	CADV and Kukugan lacked a formal risk assessment process and internal control framework over financial reporting necessary to identify, assess, and manage risks of material misstatement in its financial statements.

These material weaknesses did not result in any identified misstatements to CADV and Kukugan’s financial statements, and there were no changes to previously released financial results. However, these material weaknesses could result in a misstatement of CADV and Kukugan’s account balances or disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected.

Remediation Plans

CADV and Kukugan’s management, with the oversight of CADV and Kukugan’s board of directors, has begun implementing, and following the consummation of the Business Combination intends to continue implementing measures designed to remediate the material weaknesses described above. These remediation measures include, but are not limited to, the following:

1.	Hiring additional qualified accounting and financial reporting personnel with relevant experience in GAAP and SEC reporting requirements, including personnel with technical accounting expertise to address complex accounting matters that may arise in the ordinary course of business.
2.	Engaging external advisors and consultants with GAAP and SEC reporting expertise to supplement CADV and Kukugan’s internal accounting resources and to assist in the review of complex accounting matters and the preparation of financial statements and related disclosures.
3.	Designing and implementing a formal risk assessment process to identify and evaluate the risks of material misstatement in the financial statements, whether due to error or fraud, and to develop and maintain appropriate internal controls to mitigate such risks.
4.	Establishing a comprehensive internal control framework over financial reporting, including the documentation, implementation, and testing of internal controls and procedures across all significant accounts and disclosures.
5.	Implementing formal accounting policies and procedures, including procedures for the review and approval of journal entries, account reconciliations, and financial statement disclosures.

CADV and Kukugan believe that these measures, once fully implemented and operational for a sufficient period of time, will remediate the material weaknesses described above. However, the material weaknesses cannot be considered remediated until the applicable controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. CADV and Kukugan cannot assure you that the measures it has taken to date, and actions it may take in the future, will be sufficient to remediate the material weaknesses or that additional material weaknesses will not be identified in the future. If CADV and Kukugan are unable to successfully remediate these material weaknesses, or if additional material weaknesses are identified in the future or CADV and Kukugan otherwise fail to establish and maintain an effective system of internal control over financial reporting, CADV and Kukugan’s ability to accurately and timely report their financial results could be adversely affected, which could have a material adverse effect on CADV and Kukugan’s business, financial condition, results of operations, and the trading price of its securities following the consummation of the Business Combination.

Market Risks

The Company is exposed to various market risks in the ordinary course of business, including interest rate risk and foreign currency exchange rate risk. The following is a discussion of these risks and how they are managed.

Interest rate risk

The Company is exposed to interest rate risk through its interest-bearing borrowings lent to and borrowed from related parties and a third party. Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market interest rates. For the years ended December 31, 2025 and 2024, all interest-bearing borrowings of the Company are fixed rate debt facilities.

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The Company monitors and manages its interest rate exposure by assessing the mix of fixed-rate and variable-rate debt within its capital structure. As of the balance sheet date, the Company did not hold any interest rate swaps or other derivative financial instruments to hedge its exposure to interest rate fluctuations.

If market interest rates were to change by 100 basis points, with all other variables held constant, the Company’s annual interest expense and future cash flows would change proportionately based on the principal amount of outstanding variable-rate borrowings. The potential change in interest expense is not expected to have a material impact on the Company’s results of operations, financial position, or liquidity.

Foreign Currency Exchange Rate Risk

The Company operates primarily in Poland, with the Polish Zloty (PLN) as its functional currency, while its reporting currency is the U.S. Dollar (USD). The Company is exposed to foreign currency exchange rate risk through the translation of its PLN-denominated assets, liabilities, revenues, and expenses into USD for financial reporting purposes. Fluctuations in the PLN/USD exchange rate could result in significant translation adjustments recorded in accumulated other comprehensive income (loss). However, these are non-cash adjustments and do not affect the Company’s operating cash flows. The Company does not currently hedge its foreign currency translation exposure. A change in the PLN/USD exchange rate would result in a corresponding adjustment to accumulated other comprehensive income, but would not have a material impact on the Company’s liquidity or operational results.

Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. When reading our financial statements, you should consider our selection of critical accounting policies, the judgment and other uncertainties affecting the application of such policies and the sensitivity of reported results to changes in conditions and assumptions. Our critical accounting policies and practices include the following: (i) revenue recognition; (ii) income taxes; (iii) business combination. We consider the following accounting estimates to be critical due to the inherent uncertainty involved and the significance of the underlying amounts.

Current expected credit loss

ASC 326 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Pursuant to ASC 326, an allowance for expected credit losses for financial assets is carried at amortized cost to the net amount expected to be collected as of the balance sheet date.

Such allowance is based on expected credit losses expected to arise over the life of the financial asset’s contractual term using the aging method, which includes consideration of accounts receivable from related parties, amount due from related parties, amount due from a related party, non-current and other current assets. Assets are written off when the Company determines that such financial assets are deemed uncollectible and are recognized as a deduction from the allowance for expected credit losses. Expected recoveries of amounts previously written off, not to exceed the aggregate of the amount previously written off, are included in determining the necessary reserve at the balance sheet date.

The Company estimated its provision for expected credit losses using relevant available information from internal and external sources relating to past events including aging schedules of receivables, migration risk of receivables, assessment of receivables due from specific identifiable countries that are considered at risk of uncollectible, current conditions and reasonable and supportable forward-looking factors.

During the Successor period from January 6 through June 30, 2026, the Company accrued US$6,527 provision for expected credit losses related to financial assets. During the Predecessor periods from January 1 through January 5, 2026 and six months ended June 30, 2025, the Company accrued nil provision for expected credit losses on the financial statement related to financial assets. As of December 31, 2025 and June 30, 2026, there are nil and US$6,527 provision for expected credit losses, respectively.

During the years ended December 31, 2024 and 2025, the Company accrued nil provision for expected credit losses on the financial statement related to financial assets. As of December 31, 2024 and 2025, there are nil provision for expected credit losses.

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The allowance for credit losses involves significant estimation uncertainty, as it requires management to make assumptions about future collectability. Key assumptions include the timing and amount of future cash collections, the creditworthiness of customers, and the impact of macroeconomic factors such as economic growth and industry trends. Changes in these assumptions could lead to materially different allowances. For example, if economic conditions were to deteriorate, leading to higher customer default rates, the required allowance could increase.

Allowance of deferred tax assets

The Company follows the guidance of ASC Topic 740 “Income taxes” and uses liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets, if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in statement of income and comprehensive income in the period that includes the enactment date.

The assessment of valuation allowance involves significant judgment, particularly regarding projections of future taxable income and tax planning strategies. Changes in these assumptions could materially affect the Company’s effective tax rate and net income.

Impairment of goodwill

Goodwill is not amortized but is tested for impairment at least annually, or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable. The impairment test involves a comparison of the fair value of the reporting unit to its carrying amount. If the carrying amount exceeds the fair value, an impairment loss is recognized. The assessment requires management to make significant estimates and assumptions, including projected future cash flows, discount rates, and comparable company multiples.

As of June 30, 2026, the Company had goodwill of $156,766, which arose from the Reorganization on January 6, 2026. Based on management’s assessment, no impairment of goodwill existed as of June 30, 2026. Changes in market conditions, operating performance, or other relevant factors could result in future impairment charges that may be material.

Recent Accounting Pronouncements

Refer to Note 2, Summary of Significant Accounting Policies – Recently issued accounting pronouncements, of the notes to our financial statements included in this filing for information regarding the effect of newly adopted accounting pronouncements on our financial statements.

Related Party Transactions

The following is a list of the related parties with whom the Company conducted transactions during the Successor period from January 6 through June 30, 2026 and the Predecessor period from January 1 through 5, 2026 and for the six months ended June 30, 2025, and their relation with the Company.

Mr. Emilio Gomez, the current Chief Operating Officer of CADV, is the founder and Chief Executive Officer of Kogom Ltd. Prior to the Reorganization on January 6, 2026, Kogom Ltd. was the sole shareholder of CADV and, through Mr. Gomez’s 100% ownership of Kogom Ltd., Mr. Gomez served as the Chief Executive Officer, President and controlling shareholder of CADV.

Name of the related parties	Relationship
Mr. Lin#	Chief executive officer and president of the management board
Wojciech Kaszycki (“Mr. Kaszycki”)*	Member of supervisory board
Hubert Kowalski	Chief technology officer
Emilio Gomez (“Mr. Gomez”)	Chief operating officer; formerly Chief Executive Officer and president of the management board of CADV before the Reorganization; founder and Chief Executive Officer of Kogom Ltd.
GPA S.A.	Entity of which Mr. Gomez holds 66% of equity interests
Santochi Co.	Entity to which the spouse of Mr. Gomez is a director
Kogom Ltd. (“Kogom”)	Former Shareholder of the Company, 100% controlled by Mr. Gomez
Mobilum Tech UAB*	100% controlled by Mr. Kaszycki
Mobilum OU*	100% controlled by Mr. Kaszycki
TTP Ltd*	100% controlled by Mr. Kaszycki
WKM Ltd*	100% controlled by Mr. Kaszycki
WKM2 sp.z.o.o. (“WKM2”)*	100% controlled by Mr. Kaszycki
Handsfull#	100% controlled by Mr. Lin

*Mr. Kaszychi ceased to be the member of supervisory board since February 1, 2026. All these entities and persons are not related parties to the Group since February 1, 2026.

#Mr. Lin became the controlling shareholder of the Group since January 6, 2026 and since then Handsfull became the related party to the Group.

The Company had certain related party balances and transactions and disclosed in Note 11, Related parties balances and transactions, of the notes to our financial statements.

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INFORMATION ABOUT SPAC

Unless the context otherwise requires, all references in this section to the “Company,” “SPAC,” “we,” “us” or “our” refer to Miluna Acquisition Corp prior to the consummation of the Business Combination.

General

We are a blank check company incorporated on June 24, 2025, in the Cayman Islands as an exempted company, for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to throughout this proxy statement/prospectus as our initial business combination. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, the SPAC is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

The IPO

On October 24, 2025, SPAC consummated an initial public offering of 6,000,000 Units. On October 28, 2025, the underwriters of its IPO fully exercised their over-allotment option of 900,000 Units. Each Unit consists of one SPAC Ordinary Share and one SPAC Warrant, each SPAC Warrant entitling the holder thereof to purchase one ordinary share at a price of $11.50 per share, subject to adjustment. The Units were sold at a price of $10.00 per unit, generating gross proceeds to SPAC of $69,000,000. Simultaneously with the consummation of the closing of the IPO and the underwriters’ over-allotment option on October 28, 2025, pursuant to purchase agreements entered into with the Sponsor (collectively, the “Private Placement Units Purchase Agreements”), the SPAC completed the private sale of 203,100 Private Placement Units at a purchase price of $10.00 per unit to the Sponsor, generating gross proceeds of $2,031,000 in the aggregate. Such Private Placement Units are identical to the Public Units sold in the IPO, except that, so long as they are held by the Sponsor, SPAC’s officers and directors, and each of their permitted transferees: (i) they may not be transferred, assigned or sold by the holder until thirty (30) days after the completion of a Business Combination, and (ii) they are entitled to registration rights.

A total of $69,000,000 of the net proceeds from the IPO, including proceeds of the sale of the Private Placement Units, was deposited in the Trust Account, located in the United States with Efficiency acting as trustee and will be held as cash or in demand deposit accounts or invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in direct U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the SPAC. Except with respect to interest earned on the funds held in the Trust Account that may be released to the SPAC for taxes payable and up to $100,000 to pay dissolution expenses, the proceeds from the IPO, the sale of the Private Placement Units and the Sponsor Loan will not be released from the Trust Account until the earliest of (i) the completion of an initial business combination, (ii) the redemption of the Public Shares if we are unable to complete an initial business combination within the completion window, subject to applicable law, or (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to amend the SPAC Articles to (A) modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter or to redeem 100% of our Public Shares if we have not consummated an initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity.

The Sponsor Transition

On November 12, 2025, Mr. Shang Ju Lin resigned as the sole director of the Sponsor, and Mr. Hao Yuan was appointed as the sole director. In connection with such transition, Mr. Lin transferred portions of his ordinary shares of the Sponsor to two individuals who became shareholders of the Sponsor in connection with such transition, consisting of 20,000 ordinary shares of the Sponsor to Mr. Yuan and 15,000 ordinary shares of the Sponsor to the other individual. Neither Mr. Yuan nor the other individual is affiliated with Mr. Lin or any parties to the Business Combination or their affiliates. Following these transfers, Mr. Lin retained 15,000 ordinary shares of the Sponsor. The Sponsor has three shareholders, each of whom has sole voting and dispositive power over his or her respective equity interests in the Sponsor. No shareholder of the Sponsor, including Mr. Lin, has the right to vote or dispose of, or direct the voting or disposition of, the securities of SPAC held by the Sponsor. Accordingly, the Sponsor reports beneficial ownership of 100% of the securities it directly holds, and no individual shareholder of the Sponsor is deemed to beneficially own more than his or her respective indirect pecuniary interest in such securities. On December 1, 2025, Mr. Lin resigned as chief executive officer of SPAC, effective December 1, 2025. On the same day, SPAC Board appointed Mr. Hao Yuan, to serve as chief executive officer and a director of SPAC, commencing on December 1, 2025.

In light of the conflicts of interests involving the Sponsor and the former chief executive officer of SPAC, the SPAC Board formed the Special Committee on February 25, 2026, to provide independent oversight in connection with the pursuit of the Business Combination. See the section of this proxy statement/prospectus entitled “Questions and Answers About the Business Combination — Why was the Special Committee formed?” Additionally, each of the Sponsor, SPAC’s officers and directors and the Parent Shareholder have interests in the Business Combination that are different from, or in addition to, the interests of SPAC’s shareholders generally. In particular, the Business Combination is with a company ultimately controlled by Mr. Shang Ju Lin, the Parent Shareholder, who has served as the chief executive officer and chairman of the board of CADV since January 6, 2026, previously served as the chief executive officer and a director of SPAC until his resignation on December 1, 2025, and previously served as the sole director and sole shareholder of the Sponsor. Mr. Lin’s relationships and prior affiliations with SPAC, the Sponsor, Parent and CADV give rise to material potential conflicts of interest in connection with the Business Combination. The Special Committee and SPAC Board were aware of and considered these interests, among other matters, in approving the Business Combination Agreement and the Business Combination, and in determining to recommend that SPAC’s shareholders vote in favor of the Business Combination Agreement and the Business Combination. See the sections of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination” and “The Business Combination — Interests of the Parent Shareholder and the Parent Closing Shareholders in the Business Combination” for more information.

Effecting the SPAC’s Initial Business Combination

On April 23, 2026, we entered into a Business Combination Agreement with CADV, a Cayman Islands exempted company, and Parent, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, Parent will merge with and into the SPAC, with the SPAC continuing as the surviving company, as a result of which the Company shall become a wholly-owned subsidiary of the surviving company. See “The Business Combination” for more information.

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We are not presently engaged in, and we will not engage in, any operations until the consummation of the Business Combination. We intend to effectuate the Business Combination using cash held in the Trust Account, and shares issued to CADV.

If not all of the funds released from the Trust Account are used for redemptions of the SPAC Ordinary Shares, we may use the balance of the cash released to us from the Trust Account for general corporate purposes, including to pay transaction expenses and for PubCo’s working capital.

Fair Market Value of CADV’s Business; 80% test

Pursuant to the SPAC Articles and Nasdaq listing rules, the SPAC’s initial business combination must occur with one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the definitive agreement to enter into the business combination. The SPAC will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. The Special Committee and SPAC Board determined that this test was met in connection with the Business Combination.

Shareholder Approval of the Business Combination

Under the SPAC Articles, because the SPAC is seeking shareholder approval in connection with the Business Combination, it may only complete such the Business Combination if it receives an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at the EGM. Further, pursuant to the SPAC Articles, in connection with such shareholder approval, the SPAC must provide its Public Shareholders with the opportunity to redeem their Public Shares. For more information, please see the section entitled “The Extraordinary General Meeting.”

Potential Purchases of Public Shares

At any time prior to the EGM, during a period when they are not then aware of any material nonpublic information regarding the SPAC or its securities, the Sponsor or the SPAC’s directors, officers, advisors and their affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market, or take other actions to incentivize non-redemption, although they are under no obligation to do so. There is no limit on the number of Public Shares or Public Warrants that such persons may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions. Such purchases may include a contractual acknowledgment that such shareholder, although still the record holder of SPAC securities, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or the SPAC’s directors, managers, officers, advisors and their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining the SPAC Shareholder Approval of the Business Combination, (2) reduce the amount of Redemptions, or (3) reduce the number of Public Warrants outstanding. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our securities may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

In the event the Sponsor or the SPAC’s directors, officers, advisors and their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act. To the extent that the Sponsor and the SPAC’s officers and directors or their affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination. See “The Business Combination — Potential Purchases of Public Shares” for more information.

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Liquidation if No Business Combination

The SPAC Articles provide that we have until the date that is twenty-one months from the consummation of the IPO. If we have not completed our initial business combination within such time period and shareholders have not otherwise approved an amendment to the SPAC Articles to extend such time period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the SPAC Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our rights, which will expire worthless if we fail to complete our initial business combination within the completion window.

In connection with the IPO, our Sponsor, officers and directors have entered into the Letter Agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Insider Shares held by them if we fail to complete our initial business combination within the completion window, although they will be entitled to liquidating distributions from assets outside the Trust Account. Such redemption rights waiver was provided without any separate consideration paid in connection with providing such waiver. However, if our Sponsor or management team acquire Public Shares in or after the SPAC’s IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination within the completion window.

Our Sponsor, officers and directors have agreed, pursuant to the Letter Agreement, that they will not propose any amendment to the SPAC Articles (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter or to redeem 100% of our Public Shares if we do not complete our initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, in each case unless we provide our Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be paid using available borrowing capacity under the Promissory Note, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the IPO, sale of Private Placement Units, and loans under the Sponsor Loan, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account less taxes payable, the per-share redemption amount received by shareholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

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Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be advisable and in the best interests of the SPAC under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Guangdong Prouden CPAs GP, our independent registered public accounting firm, and the Representatives will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (except for the SPAC’s independent registered public accounting firm), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the Representatives against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor have sufficient funds to satisfy its indemnity obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our Independent Directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our Independent Directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our Independent Directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the Independent Directors to be too high relative to the amount recoverable or if the Independent Directors determine that a favorable outcome is not likely. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share Redemption Price will not be less than $10.00 per share.

If we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our Public Shareholders. Additionally, if we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy/insolvency laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a liquidator or bankruptcy or other court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to us or our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

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Our Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not complete our initial business combination within the completion window, (ii) in connection with a shareholder vote to amend the SPAC Articles (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to the SPAC Articles or to redeem 100% of our Public Shares if we do not complete our initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event that we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of the SPAC Articles, like all provisions of the SPAC Articles, may be amended with a shareholder vote.

Facilities

We currently maintain our corporate offices at 12F, No. 43, Cheng Gong Road, Sec 4, Neihu, Taipei, Taiwan. The cost for this space is included in the $10,000 per month fee that we pay our Sponsor for office space, administrative and support services. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We currently have two officers: Hao Yuan, our Chief Executive Officer, and Daniel Albert Mace, our Chief Financial. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of an initial business combination.

The Sponsor

Our Sponsor was formed prior to the IPO for the purpose of acting as the sponsor of the SPAC. It was responsible for organizing, directing, and managing the business and affairs of the SPAC from its incorporation, through the consummation of the IPO. The Sponsor’s activities included identifying and negotiating terms with the underwriters, other third-party service providers such as the SPAC’s auditors and legal counsel, and the SPAC’s directors and officers, searching for and negotiating with potential business combination targets and negotiating with potential business combination targets. Other than its investment in the SPAC and its work on behalf of the SPAC, the Sponsor is not engaged in any business. The Sponsor made an initial investment of $25,000 to cover certain pre-IPO expenses, in exchange for the issuance of Insider Shares, or approximately $0.014 per share. The Sponsor also purchased 203,100 Private Placement Units in a private placement that consummated simultaneously with the IPO, and loaned the SPAC $350,000 pursuant to the Sponsor Loan.

Directors and Executive Officers; Biographies

Our directors and executive officers are listed below.

Name	Age	Position
Hao Yuan	47	Chief Executive Officer and Director
Daniel Albert Mace	49	Chief Financial Officer and Director
Luhuan Zhong	37	Independent Director
Ya Ting Lee	30	Independent Director
Yajuan Ding	33	Independent Director

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Below is a summary of the business experience of each of our executive officers and directors:

Mr. Hao Yuan has served as our chief executive officer and director since December 2025. Mr. Yuan has served as a venture partner at Lbank Labs since May 2023, where he manages multiple strategic funds with assets totaling $100 million, including hedge funds, primary investments, and funds of funds. From March 2018 to August 2022, Mr. Yuan served as a managing director of Fundamental Labs, where he was responsible for overseeing investment activities and made strategic investments in several blockchain and technology-related projects. From April 2015 to March 2018, Mr. Yuan served as a general partner and member of the investment committee at Longcapital for venture capital investing. From September 2007 to March 2015, Mr. Yuan held senior F&A manager and controller positions at IBM. Mr. Yuan received a bachelor’s degree in accounting from Anhui University in June 1999, a master’s degree in finance from Tongji University in March 2002, and an Executive MBA degree from the Cheung Kong Graduate School of Business in October 2016. We believe Mr. Yuan’s extensive experience in investment and management qualifies him to serve on our board of directors.

Mr. Daniel Albert Mace has served as our chief financial officer and director since July 2025. Mr. Mace has comprehensive financial expertise and experience in investment and financial operations. From June 2022 to May 2024, Mr. Mace served as a tax partner of Baker Tilly US, LLP, where he provided consulting service for businesses in terms of financial reporting and compliance. From June 2010 to May 2022, Mr. Mace served as a senior manager at Henry & Horne LLP and was promoted to tax partner in June 2021 prior to Henry & Horne LLP’s merger with Baker Tilly US. Mr. Mace has been serving as a volunteer board member of Casa Grande Friends of the Arts Inc since July 2009 and Pinal 40, Inc since December 2014 for bookkeeping and compliance matters, which are non-profit organizations. Mr. Mace obtained a Bachelor of Science Degree in Accountancy from Arizona State University in 1998. We believe Mr. Mace’s extensive experience in financial management, accounting and tax advisory qualifies him to serve on our board of directors.

Mr. Luhuan Zhong has served as our independent director since July 2025. He also currently serves as independent director of LBKX, a position he has held since July 2025. Since July 2025, he has served as an independent director of Shenzhen HQVT Technology Co., Ltd., a multispectral AI technology enterprise in China. Since March 2025, he has held the position of partner at Zhonghong Jin Kong Investment Management Co., Ltd., where he is responsible for investment management and strategic oversight. Mr. Zhong brings over a decade of experience in finance, auditing and capital markets, with deep expertise in SPAC transactions, initial public offerings, and cross-border investments. Since March 2025, Mr. Zhong has served as chief financial officer of Caedryn Acquisition Corporation I (“CAEA”). CAEA is a blank check company of comparable size, formed for purposes substantially similar to those of our Company. Since February 2025, Mr. Zhong has been the founder and a director of Creekstone Ventures Ltd, a venture capital investment company focused on AI application and hardware, and since February 2021, he has been the chief financial officer of Flag Ship Acquisition Corporation (Nasdaq: “FSHP”), referred to as “FSHP,” a blank check company. From August 2022 to March 2025, Mr. Zhong served as the managing director at Hony Capital, where he was responsible for launching an AI-focused investment initiative. Before that, from February 2022 to August 2022, Mr. Zhong led the initial public offering and corporate finance teams at China International Capital Corporation. From October 2018 to February 2022, Mr. Zhong served as a consultant at various periods in Orisun Acquisition Corp., Greenland Acquisition Corporation, Longevity Acquisition Corporation, Venus Acquisition Corporation, and Golden Path Acquisition Corporation. Mr. Zhong holds a Master of Arts in Finance from the Stern School of Business of New York University in 2013 and from University of Technology, Sydney in 2012, as well as Bachelor’s Degrees in Finance and Law from Macquarie University in 2010. We believe Mr. Zhong’s extensive experience in finance, capital markets, and SPAC transactions qualifies him to serve on our board of directors.

Ms. Ya Ting Lee has served as independent director since July 2025. She also currently serves as independent director of LBKX, a position she has held since July 2025. From July 2024, she works as a SaaS product manager in Damai Internet Co., Ltd, a platform known for its online event ticketing, where she is responsible for planning and optimizing features for restaurants reservation system, enhancing user experience and operational efficiency. From December 2023 to April 2024, Ms. Lee worked as software product manager in FUCO & Ryzo Co., Ltd, a no-code mobile web application platform, where she led optimization projects in a no-code web application platform focusing on search and filtering functionalities. From May 2023 to June 2023, Ms. Lee acted as a SaaS product manager in Adbert Tech Media Co., Ltd, a company focused on SaaS talent management system, where she managed stakeholder and beta client requirements, prioritized features for enterprise pilot phase, and completed product planning for 4 modules within 2 months, with 2 modules tested online. From December 2021 to March 2023, Ms. Lee served as a product manager in Jooca Inc., a mobile app developer, where she managed internal and external stakeholder communication and coordination and acted as project planner to ensure on schedule product delivery. From February 2020 to August 2021, Ms. Lee was a customer success specialist in Foodpanda Taiwan co., Ltd, a food delivery platform, where she conducted qualitative interviews, and developed tailored marketing and sales strategies to increase regional store orders by roughly 250 per week, and bridged communication between sales and customer service teams. Ms. Lee earned a Bachelor of Arts in Economics from Tunghai University from 2018. We believe Ms. Lee’s diverse experience in product management and technology qualifies her to serve on our board of directors.

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Ms. Yajuan Ding has served as independent director since February 2026. Ms. Yajuan Ding has served as director of strategic investment at Youzu Network Co., Ltd. since March 2024, overseeing equity investments, strategic synergies, and post-investment management. From May 2022 to March 2024, Ms. Ding served as senior investment manager at Shanghai Futeng Private Equity Fund Management Co., Ltd., responsible for fund-of-funds investments and fundraising. From January 2019 to April 2022, Ms. Ding served as senior investment manager at Shanghai Maosi Enterprise Management Consulting Co., Ltd., where she led the formation of special purpose acquisition companies (“SPACs”), identified and evaluated acquisition targets, and coordinated the M&A process. Ms. Ding has served as financial consultant for multiple SPACs, including Venus Acquisition Corporation (Nasdaq: VENA) from February 2021 to April 2022, Golden Path Acquisition Corporation (Nasdaq: GPCO) from June 2021 to February 2022, Longevity Acquisition Corporation (Nasdaq: LOAC) from October 2019 to February 2021, and Greenland Acquisition Corporation (Nasdaq: GLAC) from December 2018 to October 2019. From April 2017 to December 2018, Ms. Ding served as investment manager of Jupai Investment Group, where she was responsible for structuring fund products, designing marketing strategies, and fundraising. From October 2015 to April 2017, Ms. Ding served as auditor at Deloitte Touche Tohmatsu CPA LLP in the Shanghai office. Ms. Ding received a bachelor’s degree in accounting from Michigan State University in 2015 and a master’s degree in business administration from Fudan University in 2024.

Number, Terms of Office and Election of Executive Officers and Directors

Our board of directors consists of five members elected as to serve across three classes. Each director shall hold office until his or her earlier death, resignation or removal.

Approval of our initial business combination will require an affirmative vote of a majority of our board directors. Subject to any other special rights applicable to the shareholders, the board may, by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting, appoint any person as a director, to fill a casual vacancy on the board or as an addition to the board.

Subject to SPAC Articles, the directors may from time to time appoint any natural person or corporation, whether or not a director to hold such office in the company as the directors may think necessary for the administration of the company, including but not limited to, chief executive officer, one or more other executive officers, president, one or more vice presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the directors may think fit.

Committees of the Board of Directors

We have established three committees under the board of directors: an audit committee; a compensation committee; and a nominating and corporate governance committee. Each of our audit committee, our compensation committee and our nominating and corporate governance committee are composed solely of independent directors. Each committee operates under a charter that is approved by our board and has the composition and responsibilities described below. The committee assignments set forth below were in effect as of the date of this proxy statement/prospectus.

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Audit Committee

We have established an audit committee of the board of directors. Our audit committee consists of Luhuan Zhong, Ya Ting Lee, and Yajuan Ding, each of whom satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Luhuan Zhong will serve as the Chairperson of the audit committee. The board of directors has determined that Luhuan Zhong is qualified as an “audit committee financial expert,” as defined under the rules and regulations of the SEC. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Compensation Committee

We have established a compensation committee of the board of directors, which consists of Luhuan Zhong, Ya Ting Lee, and Yajuan Ding, each of whom is an independent director under the Nasdaq Stock Market Listing Rules. Yajuan Ding serves as the Chairperson of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officer;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

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●	reviewing and approving the compensation disclosure and analysis prepared by Company management to be included in our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, including our directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

Nominating and Corporate Governance Committee

We have established a corporate governance and nominating committee of the board of directors, which consists of Luhuan Zhong, Ya Ting Lee, and Yajuan Ding, each of whom is an independent director under the Nasdaq Stock Market Listing Rules. Ya Ting Lee serves as the Chairperson of the corporate governance and nominating committee. The corporate governance and nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The corporate governance and nominating committee considers persons identified by its members, management, shareholders, investment bankers and others. The guidelines for selecting nominees, which are specified in the Corporate Governance and Nominating Committee Charter, generally provide that persons to be nominated:

● should have demonstrated notable or significant achievements in business, education or public service;

● should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

● should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The corporate governance and nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The corporate governance and nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The board of directors will also consider director candidates recommended for nomination by our shareholders at the annual meeting of shareholders, if any (or, if applicable, a special meeting of shareholders). Our shareholders that wish to nominate a director for election to the board of directors should follow the procedures set forth in SPAC Articles. The corporate governance and nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all of our executive officers, directors and employees. The code of conduct and ethics codifies the business and ethical principles that govern all aspects of our business.

Clawback Policy

We have adopted a compensation recovery policy that is compliant with Nasdaq listing rules as required by the Dodd-Frank Act.

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Conflicts of Interest

Under Cayman Islands law, directors owe the following fiduciary duties:

●	duty to act in good faith in what the director believes to be in the best interests of the company as a whole;

●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

●	directors should not improperly fetter the exercise of future discretion;

●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

●	duty to exercise independent judgment.

In addition to the above, directors also owe a duty to act with skill, care and diligence. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the SPAC Articles or alternatively by shareholder approval at general meetings.

Our management team is responsible for the management of our affairs. As described above and below, certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary, contractual or other obligations or duties to one or more other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entities. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for one or more entities to which he or she has fiduciary, contractual or other obligations or duties, he or she will honor these obligations and duties to present such business combination opportunity to such entities, and only present it to us if such entities reject the opportunity and he or she determines to present the opportunity to us. These conflicts may not be resolved in our favor and a potential target business may be presented to another entity, prior to its presentation to us.

The following table summarizes the other relevant pre-existing fiduciary or contractual obligations of our officers and directors:

Name of Individual	Name of Affiliated Company	Industry	Affiliation
Hao Yuan	LBank Labs	Venture capital	Venture partner
Luhuan Zhong	Creekstone Ventures Ltd	Venture capital	Director
	Flag Ship Acquisition Corporation	Special purpose acquisition corporation	Chief financial officer
	BoluoC Acquisition Corporation	Special purpose acquisition corporation	Director
	Caedryn Acquisition Corporation I	Special purpose acquisition corporation	Chief financial officer
	Shenzhen HQVT Technology Co., Ltd.	Technology	Independent director
	Zhonghong Jin Kong Investment Management Co., Ltd.	Investment Management	Partner
Ya Ting Lee	BoluoC Acquisition Corporation	Special purpose acquisition corporation	Director
Yajuan Ding	Youzu Network Co., Ltd.	Equity Investment	Director

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SPAC Articles provide that, to the fullest extent permitted by applicable law, no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by applicable law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for a director or officer, on the one hand, and the company, on the other. except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, a director or officer shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the company or its members for breach of any fiduciary duty as a member, director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

As a result, the fiduciary duties or contractual obligations of our officers or directors could result in conflicts of interest when our board evaluates a particular business opportunity and materially affect our ability to complete our initial business combination.

None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities are first listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we will pay our Sponsor $10,000 per month for office space, utilities and secretarial and administrative support. Our Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates.

Executive and Director Compensation

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time such materials are distributed, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined by a compensation committee constituted solely by independent directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. The SPAC Articles provide that every director (including any alternate director), secretary, assistant secretary, or other officer for the time being and from time to time of our company (but not including our company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere

Our current and former officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever if we liquidate without completing a business combination, then officers/directors would be paid a pro rata portion of the Trust Account for any Public Shares they hold. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions of the SPAC Articles, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against the SPAC or any members of its management team in their capacity as such, and the SPAC and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

The SPAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, the SPAC’s annual reports contain consolidated financial statements audited and reported on by the SPAC’s independent registered public accounting firm.

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spac’s MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of the financial condition and results of operations of Miluna Acquisition Corp (for purposes of this section, “SPAC”, “Miluna,” “we”, “us” and “our”) should be read in conjunction with the financial statements and related notes of SPAC included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company incorporated on June 24, 2025, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar combination with one or more businesses or assets, which we refer to throughout this prospectus as our initial business combination.

Upon the closing of the IPO and the private placement on October 28, 2025, a total of $69,000,000 from the net proceeds of the IPO and the sale of the Private Placement Units was placed in a trust account maintained by Lucky Lucko, Inc. d/b/a Efficiency as a trustee and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest only in direct U.S. government treasury obligations. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of taxes payable by us, if any), to acquire a target business or businesses and to pay our expenses relating thereto. We expect the interest earned on the amount in the Trust Account will be sufficient to pay any income taxes. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

We have until 18 months from the closing of our initial public offering, subject to extension up to 21 months by means of three one-month extensions provided that $0.033 per public share is deposited into the trust account for each one-month extension and further provided that the Company has entered into an agreement for an initial business combination within that 18-month period. If we are unable to consummate our initial business combination within the allotted time period, we will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the trust account, including interest (net of taxes payable and up to $100,000 of interest to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs. This redemption of public shareholders from the trust account shall be effected as required by function of SPAC Articles and articles of association and prior to any voluntary winding up, although at all times subject to the Companies Act.

Business Combination Agreement

On April 23, 2026, SPAC, Kukugan Invest, a Cayman Islands exempted company, and CADV Ventures S.A., a Polish company entered into a Business Combination Agreement, pursuant to which Kukugan Invest will merge with and into SPAC, with SPAC continuing as the surviving company, and as a result of which, CADV Ventures S.A. will become a wholly-owned subsidiary of SPAC. Upon the closing of the transactions contemplated by the Business Combination Agreement, the combined company will be renamed Kukugan Corp. The Business Combination Agreement and related agreements are further described in this proxy statement/prospectus.

Liquidity and Capital Resources

On October 24, 2025, we consummated our IPO of 6,000,000 Units, at $10.00 per Unit. In connection with the closing of the IPO, the underwriters fully exercised their over-allotment option to purchase 900,000 additional Units for an aggregate of 6,900,000 Units sold. The Units were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $69,000,000. Simultaneously with the closing of our IPO, the over-allotment option and the sale of the Units, we consummated the sale of 203,100 Private Placement Units at a price of $10.00 per private unit in a private placement to the Sponsor, generating total gross proceeds of $2,031,000.

Upon the closing of the IPO and the private placement on October 28, 2025, a total of $69,000,000 from the net proceeds of the IPO and the sale of the Private Placement Units was placed in a trust account maintained by Lucky Lucko, Inc. d/b/a Efficiency as a trustee and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest only in direct U.S. government treasury obligations.

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We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of taxes payable by us, if any), to acquire a target business or businesses and to pay our expenses relating thereto. We expect the interest earned on the amount in the Trust Account will be sufficient to pay any income taxes. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30 2026, we had cash of $136,583 held outside the Trust Account. Subsequent to the consummation of the IPO, our liquidity has been satisfied through the net proceeds from the consummation of the IPO and the private placement held outside of our trust account. In addition, in order to meet our working capital needs following the consummation of the IPO until the completion of an initial business combination, our Sponsor, officers and directors or their affiliates may, but are not obligated to, loan us funds, from time to time, in whatever amount they deem reasonable in their sole discretion. Such loans will be repayable upon the consummation of our initial business combination, and the lender has the option to convert up to $3,000,000 of such loans into Private Placement Units at a price of $10.00 per unit prior to or upon the consummation of our initial business combination. If a business combination is not consummated, the loans will not be repaid except to the extent that we have funds available outside of the trust account.

Off-Balance Sheet Arrangements

As of June 30, 2026, we had no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of June 30, 2026, we do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay our Sponsor an aggregate of $10,000 per month for office space, secretarial and administrative support. We began incurring these fees on October 23, 2025, and will continue to incur these fees monthly until completion of the Company’s initial business combination or liquidation.

The underwriters are entitled to a deferred underwriting commission of $0.10 per unit or $690,000 in the aggregate of the gross proceeds of the IPO and the over-allotment option held in the Trust Account upon the completion of the Company’s initial business combination subject to the terms of the underwriting agreement.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. As of June 30, 2026, we did not have any critical accounting estimates to be made.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. As of June 30, 2026, the Company has identified the following critical accounting policies:

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Net Income Per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. The Company has two outstanding classes of shares, which are referred to as redeemable ordinary shares and non-redeemable ordinary shares. Net income is shared pro rata between the two classes of ordinary shares. Net income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. At June 30, 2026, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Ordinary Shares subject to possible redemption

Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, as of June 30, 2026, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheet. As of June 30, 2026, 6,900,000 ordinary shares were issued and outstanding and subject to possible redemption.

Warrant Instruments

We account for Warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to a company’s common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of a company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of Warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. Upon review of the Warrant Agreement, Management concluded that the public warrants and private warrants issued pursuant to such warrant agreement qualify for equity accounting treatment.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. Financial Accounting Standards Board (“FASB”) ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Public Units between ordinary shares and warrants based on their relative fair values. Offering costs allocated to the ordinary shares subject to possible redemption was charged to temporary equity, and offering costs allocated to the warrants included in the Public Units and Private Placement Units charged to shareholder’s equity as the warrants, after management’s evaluation, was accounted for under equity treatment. As of June 30, 2026, the Company had total offering costs of $1,889,764.

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MANAGEMENT OF PUBCO AFTER THE BUSINESS COMBINATION

Unless the context otherwise requires, all references to the “Company,” “CADV,” “we,” “us” or “our” refer to CADV Ventures S.A., a company incorporated under the laws of Poland prior to the consummation of the Business Combination and refer to Kukugan Corp, a Cayman Islands exempted company and its subsidiaries (including CADV Ventures S.A.) immediately following the consummation of the Business Combination. References to “PubCo” refer to Kukugan Corp and its subsidiaries after the Business Combination. References to “Miluna” refer to Miluna Acquisition Corp, a Cayman Islands exempted company before the Business Combination, which will be renamed as Kukugan Corp immediately following the consummation of the Business Combination

Executive Officers and Directors After the Business Combination

The following persons are expected to serve as PubCo’s executive officers and directors following the Business Combination. The biographical information concerning the executive officers and directors has been set forth as below as of the date of this proxy statement/prospectus.

Name	Age	Position
Executive Officers
Shang Ju Lin	42	Chief Executive Officer, Chairman and Director Nominee
Elzbieta Barbarska	53	Chief Financial Officer
Emilio Gomez	50	Chief Operating Officer
Hubert Kowalski	54	Chief Technology Officer

Directors
Shang Ju Lin	42	Chairman and Director Nominee
Luhuan Zhong	37	Director Nominee
Hoan S. Lee, Ph.D.	43	Director Nominee
Jeffrey Chi	58	Director Nominee

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

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Executive Officers

CEO – Shang Ju (“Czhang”) Lin – Mr. Lin has served as the Chief Executive Officer and Chairman of the board of directors of CADV since January 6, 2026. Mr. Lin is a prominent entrepreneur, venture capitalist, and executive leader within the digital asset, blockchain, and Web3 industries. He currently serves as the Co-Chief Executive Officer of Black Titan Corporation (NASDAQ: BTTC) since November 10, 2025 and serves as the Chief Executive Officer of CADV and Chairman of the Board since January 6, 2026. Previously, from June 2025 through December 1, 2025, Mr. Lin served as a director of Miluna Acquisition Corp (NASDAQ: MMTX) and served as its chief executive officer from July 2025 through December 1, 2025. Additionally, Mr. Lin served as the sole director and sole shareholder of MilunaC Technology Limited, the Sponsor of Miluna Acquisition Corp, from November 2022 to November 2025. Since June 2020, he has served as a partner and member of the investment committee board at LBank Labs, where he manages multiple strategic funds with assets totaling $100 million, including hedge funds, primary investments, and funds of funds. Over the past five years, Mr. S. Lin has invested in more than 30 primary projects and 10 blockchain funds, and has demonstrated his leadership in managing teams of employees. Mr. Lin earned a dual EMBA degree from Institut Européen d’Administration des Affaires (INSEAD) and Tsinghua University in 2015, and received his Bachelor of Science in Electrical Engineering from the University of West Ontario in 2006. We believe Mr. Lin’s extensive experience in investment and management qualifies him to serve on our board of directors.

CFO - Elzbieta Barbarska – Ms. Barbarska has served as the Chief Financial Officer of CADV since January 6, 2026 and has served as the President of Rachu Vert Limited Liability Company, a Polish accounting firm based in Serock/Stasi Las, specializing in accounting services, tax advisory, and professional business support since January 2024. Prior to that, from May 2012 to December 2023, Ms. Barbarska served as an office owner of Rachu Vert and provided services to business entities in the field of taxes and bookkeeping, Human Resources and payroll matters. From November 2004 to 2023, Ms. Barbarska worked as Chief Accountant for Central General Partnership Kochanowscy, Grabowski, Poland where her responsibilities included the preparation of documentation concerning accounting policy, keeping the company’s accounting books, valuation of assets and liabilities, inventory of assets and liabilities, determining the financial result and preparing financial statements, control of document circulation, conducting HR and payroll matters and prior to that she worked for that firm as Accountant from January 1997 to November 2004. Ms. Barbarska received her certification from the Accountants Association in Poland (SKwP) in 2011. She is a 1999 graduate as an Economist Technician from the Technical School of Economics Business School in Poland, a 2010 graduate of Kozminski University with a Bachelor’s Degree in Finance and Accounting Studies and Kozminski University’s Master’s degree program in Finance and Accounting specializing in Accounting and Financial Reporting in 2012.

COO - Emilio Gomez - Mr. Gomez has served as the Chief Operating Officer of CADV since January 6, 2026. Before the Reorganization, Mr. Gomez is the founder, Chief Executive Officer and sole shareholder of Kogom, and was consequently the Chief Executive Officer, President, and controlling shareholder of CADV. He currently serves as CADV’s Chief Operating Officer. Mr. Gomez has also served as the Chief Executive Officer of Santochi CO, which helps businesses thrive by providing expert consulting, strategic growth solutions, and access to global markets, since 2016. Also since 2016, Mr. Gomez has served as Founder and Chief Executive Officer of Kogom Ltd., UK, which provides comprehensive solutions for internet and social media presence, project management assistance, and IT team support. Since 2011, he has served as Founder and Chief Executive Officer of GPA SA, which specializes in IT support and advisory for financial institutions where he managed critical projects, business strategies, and client partnerships. From 2001 to 2011, Mr. Gomez served as Founder and Chief Executive Officer of Platinum Technologies Ltd. where he managed international trading operations specializing in the export of food products from the EU to developing countries. He handled logistics, negotiations, and regulatory compliance to ensure smooth and profitable transactions. Mr. Gomez graduated with a Bachelor’s Degree in Economics from Nadburzanska Szkola Wyzsza, Poland in 2011.

CTO - Hubert Kowalski - Mr. Kowalski is a highly experienced technology executive and entrepreneur who has served as the Chief Technology Officer of CADV since January 6, 2026. Known for his deep understanding of intersecting tech and business strategies, Kowalski oversees the technical roadmap, product innovation, and software infrastructure behind the organization’s artificial intelligence and digital operations. As Chief Technology Officer, Kowalski leads the engineering team to implement high-impact digital solutions, aligning advanced automation with broader corporate metrics. Mr. Kowalski is the owner and founder of Kreator, an independent business specializing in cutting-edge, customized software development since June 1997. Prior to his executive leadership roles, Mr. Kowalski built a diverse corporate foundation working in various technical and technical-adjacent capacities for multinational major brands, including PepsiCo, Red Bull, and Reuters. He is a graduate of University of Information Technology and Management with a Masters degree in Information Technology & Artificial Intelligence in 2007.

No other former CADV management currently serves in Kukugan management.

Nominees to the Board of Directors

Director and Chairman of the Board- Shang Ju (“Czhang”) Lin – Mr. Lin is expected to serve as Chairman of the board of directors of the PubCo following the Business Combination. Mr. Lin has served as the Chief Executive Officer and Chairman of the board of directors of CADV since January 6, 2026. Mr. Lin is a prominent entrepreneur, venture capitalist, and executive leader within the digital asset, blockchain, and Web3 industries. He currently serves as the Co-Chief Executive Officer of Black Titan Corporation (NASDAQ: BTTC) since November 10, 2025 and serves as the Chief Executive Officer of CADV and Chairman of the Board since January 6, 2026. Previously, from June 2025 through December 1, 2025, Mr. Lin served as a director of Miluna Acquisition Corp (NASDAQ: MMTX) and served as its chief executive officer from July 2025 through December 1, 2025. Additionally, Mr. Lin served as the sole director and sole shareholder of MilunaC Technology Limited, the Sponsor of Miluna Acquisition Corp, from November 2022 to November 2025. Since June 2020, he has served as a partner and member of the investment committee board at LBank Labs, where he manages multiple strategic funds with assets totaling $100 million, including hedge funds, primary investments, and funds of funds. Over the past five years, Mr. S. Lin has invested in more than 30 primary projects and 10 blockchain funds, and has demonstrated his leadership in managing teams of employees. Mr. Lin earned a dual EMBA degree from Institut Européen d’Administration des Affaires (INSEAD) and Tsinghua University in 2015, and received his Bachelor of Science in Electrical Engineering from the University of West Ontario in 2006. We believe Mr. Lin’s extensive experience in investment and management qualifies him to serve on our board of directors.

Independent Director - Luhuan Zhong - Mr. Zhong is expected to serve as a director of PubCo following the Business Combination. Mr. Zhong currently serves as an independent director of Miluna Acquisition Corp (Nasdaq: MMTX) and BoluoC Acquisition Corp, positions he has held since July 2025. Since July 2025, he has also served as an independent director of Shenzhen HQVT Technology Co., Ltd., a multispectral AI technology enterprise in China. Since March 2025, Mr. Zhong has been a partner at Zhonghong Jin Kong Investment Management Co., Ltd., responsible for investment management and strategic oversight, and has served as chief financial officer of Caedryn Acquisition Corporation I. Since February 2025, he has been the founder and a director of Creekstone Ventures Ltd, a venture capital firm focused on AI application and hardware. Since February 2021, Mr. Zhong has served as the chief financial officer of Flag Ship Acquisition Corporation (Nasdaq: FSHP). From August 2022 to March 2025, he served as managing director at Hony Capital. From February 2022 to August 2022, he led the IPO and corporate finance teams at China International Capital Corporation.  From October 2018 to February 2022, Mr. Zhong served as a consultant at various special purpose acquisition companies, including Orisun Acquisition Corp., Greenland Acquisition Corporation, Longevity Acquisition Corporation, Venus Acquisition Corporation, and Golden Path Acquisition Corporation. Mr. Zhong holds a Master of Arts in Finance from New York University’s Stern School of Business (2013) and the University of Technology, Sydney (2012), and Bachelor’s Degrees in Finance and Law from Macquarie University (2010). We believe Mr. Zhong is qualified to serve as a director of PubCo because of his experience in corporate finance, investment management, and the financial oversight of publicly traded companies.

Independent Director - Hoan S. Lee, Ph.D. – Dr. Lee is expected to serve as a director of PubCo following the Business Combination. Dr. Lee has extensive experience in quantitative finance, investment management, and AI infrastructure. Since 2022, he has served as Chief Executive Officer, Chief Financial Officer, and Director of Exascale Labs Inc, a next-generation AI infrastructure provider. Since 2019, he has served as Founder and Managing Director of HSL Capital Management LLC, a multi-strategy quantitative equity and derivatives firm. From 2020 to 2025, he served as a consultant (Senior Director of Economics) to l’Air Liquide S.A. (Euronext: AI). From 2017 to 2019, he served as Head of Quantitative Investments at China Merchants Bank (HKEX: 3968), where his fund won the 2017 HKCAMA-Bloomberg Best Alternative Manager Award. From 2013 to 2017, Dr. Lee served as a Managing Director and Partner of TusPark Ventures, a subsidiary of Tsinghua Holdings, where he was responsible for strategic planning, fundraising and investment management for the Tsinghua USD Fund. From 2013 to 2020, he was an Assistant Professor of Finance at Tsinghua University, where he received the National Natural Science Foundation of China Young Scholars Award in 2014 and 2017. From 2010 to 2013, Dr. Lee was a doctoral candidate at Harvard University. During that period, he also served as a Staff Economist at the Council of Economic Advisers at the White House from 2010 to 2011. Dr. Lee received an A.M. in Business Economics in 2010 and Ph.D. in Business Economics in 2013 from Harvard University and dual A.B. degrees in Applied Mathematics and Economics with highest honors from the University of California, Berkeley in 2008. We believe Dr. Lee is qualified to serve as a director of PubCo because of his expertise in quantitative finance, investment management, and artificial intelligence infrastructure.

Independent Director – Jeffrey Chi – Mr. Chi h is expected to serve as a director of PubCo following the Business Combination. He is the Founder and Chief Executive Officer of VantageX, a private capital and advisory platform focused on healthcare and sustainability, a position he has held since 2025.  From 2005 to 2025, he served as Co-Founder and Vice Chairman (Asia) of Vickers Venture Partners, a global venture capital firm investing in healthcare, technology, and sustainability, where he served on the boards of portfolio companies across Asia and globally, guided multiple companies through initial public offerings and strategic exits, and chaired ESG and responsible investment initiatives.  Earlier in his career, Mr. Chi served as Executive Director of Pegasus Capital from 2002 to 2005, where he led expansion into China transactions and technology sector coverage and led one of Singapore’s first biotech companies to go public, and as Managing Director of Spandeck Engineering from 1992 to 1999, where he led operations across Singapore, Taiwan, and Malaysia.

Mr. Chi currently serves as Lead Independent Director of Aardvark Therapeutics (NASDAQ: AARD), a clinical-stage biopharmaceutical company, since 2019, where he chairs the Compensation Committee and is a member of the Audit Committee.  He has served as a Board Member of Jing-Jin Electric (SHA: 688280), a Shanghai-listed EV drivetrain manufacturer, since 2008, where he chairs the Strategy Committee, having led the company’s IPO and continued to oversee its strategic direction and capital allocation following listing.  He has also served as a Board Member of Aetherium Acquisition Corp (NASDAQ: GMFI), a NASDAQ-listed special purpose acquisition company, since 2025, supporting governance and strategic decision-making, including oversight of restructuring initiatives and strategic alternatives.  From 2020 to 2022, Mr. Chi served as Chairman and Chief Executive Officer of Vickers Vantage Acquisition Corp I (NASDAQ: VCKA), a NASDAQ-listed special purpose acquisition company, where he led governance, capital raising, and the de-SPAC transaction process.  Within the past five years, Mr. Chi has served as a director of the following other companies that file periodic reports with the SEC: Aardvark Therapeutics, Vickers Vantage Acquisition Corp I, and Aetherium Acquisition Corp.

Mr. Chi is a citizen of the United States and a resident of Singapore and he holds a Ph.D. in Systems Engineering (2001) and an S.M. in Project Management (1992) from the Massachusetts Institute of Technology, and a B.A. and M.A. in Engineering (1990) from the University of Cambridge.  He is a Chartered Financial Analyst (since 2004), a Chartered Valuer & Appraiser under the Institute of Valuers and Appraisers, Singapore (since 2018), and a Licensed Fund Practitioner under the Asset Management Association of China (since 2017), the latter qualifying him to advise PRC-regulated investment funds.  We believe Mr. Chi is qualified to serve as a director based on his more than 30 years of experience in capital markets, corporate governance, and cross-border investment, including his track record guiding companies through initial public offerings, strategic transactions, and complex regulatory environments, his audit and risk oversight experience gained through service on multiple public company boards and committees, and his deep experience advising on China market strategy, regulatory navigation, and geopolitical risk.

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Corporate Governance

We will structure our corporate governance in a manner we believe will closely align our interests with those of our shareholders following the Business Combination. Notable features of this corporate governance include:

●	we will have independent director representation on our audit, compensation and nominating and corporate governance committees [at the time of the Business Combination], and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors; and
●	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC.

Election of Officers

Each executive officer will serve at the discretion of our Board and will hold office until his or her successor is duly appointed or until his or her earlier resignation or removal.

Board Composition

Effective upon the Closing, the PubCo Board will consist of five directors. The board designation arrangement is set forth in Section 1.5(a) of the Business Combination Agreement, pursuant to which the parties have agreed that the Post-Closing Board will consist of five individuals, of whom (i) two will be designated by Miluna (the “Purchaser Designees”) and (ii) three will be designated by CADV (the “Company Designees”). At least three of the five directors must qualify as independent directors under Nasdaq listing rules. The Purchaser Designees are expected to be Luhuan Zhong and Hoan S. Lee. The Company Designees are expected to be Shang Ju Lin, who will serve as Chairman of the PubCo Board, Jeffrey Chi, and one additional individual to be designated by CADV prior to the Closing. The identity of the one remaining Company Designee will be disclosed in an amendment to this proxy statement/prospectus prior to the effectiveness of the registration statement. The fifth director will be designated by CADV, such that all five directors will be designated by Miluna (two) and CADV (three), as described above.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the PubCo Board to satisfy its oversight responsibilities effectively in light of its business and structure, the PubCo Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Independence of our Board of Directors

Based on information provided by each director concerning his or her background, employment, and affiliations, our Board is expected to determine that the Board will meet independence standards under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our Board will consider the current and prior relationships that each non-employee director has with PubCo and all other facts and circumstances our Board deems relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

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The PubCo Board will undertake a review of its composition, the composition of its committees and the independence of its directors and consider whether any director has a material relationship with the PubCo that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the PubCo Board is expected to determine that Luhuan Zhong, Hoan S. Lee. and Jeffrey Chi of the PubCo’s directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the Nasdaq rules. In making these determinations, the PubCo Board will consider the relationships that each non-employee director has with the PubCo and all other facts and circumstances the PubCo Board deemed relevant in determining their independence, including the director’s beneficial ownership of the PubCo Ordinary Shares.

Board Committees

The PubCo Board will direct the management of its business and affairs, as provided by Cayman Islands law, and will conduct its business through meetings of the board of directors and standing committees. The PubCo will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter. In addition, from time to time, special committees may be established under the direction of the PubCo Board when the PubCo Board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of the PubCo’s committee charters will be posted on its website, www._______.com, as required by applicable SEC and the Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

Upon the consummation of the Business Combination, it is anticipated that the PubCo’s audit committee will consist of Luhuan Zhong (Chair), Hoan S. Lee. and Jeffrey Chi. Prior to the Closing, the PubCo Board will have determined that each of Luhuan Zhong, Hoan S. Lee. and Jeffrey Chi meets the independence requirements of the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and each of the individuals meets the applicable listing standards of the Nasdaq and that Mr. Luhuan Zhong qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. Each member of the PubCo’s audit committee will meet the requirements for financial literacy under the applicable Nasdaq rules. In making this determination, the PubCo Board will examine each audit committee member’s formal education and previous and current experience in financial and accounting roles.

The primary purpose of the audit committee is to discharge the responsibilities of the PubCo Board with respect to the PubCo’s accounting, financial, and other reporting and internal control practices and to oversee its independent registered accounting firm. Specific responsibilities of the audit committee are expected to include, among other things:

●	appointing, compensating, retaining, evaluating, terminating and overseeing the PubCo’s independent registered public accounting firm;

●	discussing with the PubCo’s independent registered public accounting firm their independence from management;

●	reviewing with the PubCo’s independent registered public accounting firm the scope and results of their audit;

●	setting the compensation of the independent auditor;

●	pre-approving all audit and permissible non-audit services to be performed by the PubCo’s independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and the PubCo’s independent registered public accounting firm the interim and annual financial statements that the PubCo files with the SEC;

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●	reviewing and monitoring the PubCo’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

●	establishing policies regarding the hiring of employees or former employees of the independent auditor;

●	preparing the audit committee report required by SEC rules;

●	discussing generally the type and presentation of information to be disclosed in the PubCo’s earnings press releases;

●	reviewing and discussing the PubCo’s management and independent auditor the PubCo’s quarterly financial statements;

●	coordinating the PubCo Board’s oversight of the PubCo’s internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

●	coordinating the PubCo Board’s oversight of the performance of the PubCo’s internal audit function;

●	discussing the PubCo’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the PubCo’s exposure to risk is handled;

●	reviewing and discussing with management the PubCo’s major risk exposures, including financial, operational, privacy and cybersecurity, competition, legal, regulatory, compliance and reputational risks, and the steps the PubCo takes to prevent, detect, monitor and actively manage such exposures;

●	establishing procedures for (i) the receipt, retention and treatment of complaints received by the PubCo regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the PubCo of concerns regarding questionable accounting or auditing matters;

●	reviewing the PubCo’s policies and procedures for reviewing and approving “related party transactions”;

●	discussing with the PubCo’s General Counsel (i) any legal matters that may have a material impact on the PubCo’s financial statements, accounting policies, compliance with applicable laws and regulations and (ii) any material reports, notices or inquiries received from regulators or governmental agencies; and

●	reviewing and approving the PubCo’s entry into swaps and adopting and reviewing annually a policy related to the PubCo’s use of non-financial end-user exception, to the extent applicable.

The composition and function of the audit committee will comply with applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. The PubCo intends to add an additional independent director to its board prior to the first anniversary of the Closing pursuant to Nasdaq listing rules.

Compensation Committee

Our compensation committee will be responsible for, among other things:

●	reviewing and approving or recommending that the Board approve the compensation of our Chief Executive Officer and other executive officers;

●	reviewing and setting or making recommendations to the PubCo’s Board regarding the compensation of our other executive officers;

●	reviewing and making recommendations to the PubCo’s Board regarding director compensation;

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●	reviewing and approving or making recommendations to the PubCo’s Board regarding our compensation and equity-based plans and

●	appointing and overseeing any compensation consultants.

Our compensation committee is expected to consist of Jeffrey Chi (Chair), Luhuan Zhong and Hoan S. Lee. The PubCo’s Board expects to determine that both individuals qualify as “independent” “ under Nasdaq’s additional standards applicable to compensation committee members and each member of the compensation committee is a “non-employee director” as defined in Section 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

Upon the consummation of the Business Combination, it is anticipated that the PubCo’s nominating and corporate governance committee will consist of Hoan S. Lee (Chair), Luhuan Zhong and Jeffrey Chi. Prior to the Closing, the PubCo Board will have determined that each of such directors is “independent” as defined under the applicable listing standards of Nasdaq. The nominating and corporate governance committee’s responsibilities are expected to include, among other things:

●	identifying individuals qualified to become members of the PubCo Board, consistent with criteria approved by the PubCo Board;

●	recommending to the PubCo Board the nominees for election to the PubCo Board at annual meetings of the PubCo’s shareholders;

●	approving the criteria for selecting nominees for directors to the PubCo;

●	retaining and terminating any search firm to be used to identify director nominees, including authority to approve search firm’s fees and other retention terms;

●	reviewing the composition of each committee of the PubCo Board and making recommendations to the PubCo Board for changes or rotation of committee members, the creation of additional committees and changes to committee charters;

●	developing and recommending to the PubCo Board a set of corporate governance guidelines;

●	reviewing the PubCo Board’s leadership structure;

●	overseeing an evaluation of the PubCo Board and its committees; and

●	overseeing a review of the PubCo Board on succession planning for executive officers.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.

Compensation Committee Interlocks and Insider Participation

None of the intended members of the PubCo’s compensation committee has ever been an executive officer or employee of the PubCo. None of the PubCo’s intended executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the PubCo Board or compensation committee.

Oversight of Cybersecurity Risks

The PubCo will face a number of risks, including cybersecurity risks and those other risks described under the section entitled “Risk Factors” included in this proxy statement/prospectus. The audit committee will be responsible for overseeing the steps management has taken with respect to cybersecurity risk exposure. As part of this oversight, the audit committee will receive regular reports from management of the PubCo on cybersecurity risk exposure and the actions management has taken to limit, monitor or control such exposures at its regularly scheduled meetings. Management will work with third-party service providers to maintain appropriate controls. We believe this division of responsibilities is the most effective approach for addressing the PubCo’s cybersecurity risks and that the PubCo Board leadership structure supports this approach.

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Role of Our Board of Directors in Risk Oversight

Upon the consummation of the Business Combination, one of the key functions of our Board is informed oversight of our risk management process. Our Board will administer this oversight function directly both through our Board as a whole, and through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board will be responsible for monitoring and assessing strategic risk exposure, and our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also have the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. Our nominating and corporate governance committee will be responsible for periodically evaluating our corporate governance policies and systems in light of the governance risks that we face and the adequacy of our policies and procedures designed to address such risks. Our compensation committee will assess and monitor whether any of our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

Following the Closing, our Board will adopt a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of our employees, executive officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The Code of Conduct will be available on our website after adoption. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on our website to the extent required by applicable rules and exchange requirements.

Corporate Governance Guidelines

Following the Closing, we intend to adopt a set of corporate governance guidelines to provide the framework for the governance of our Board and to assist our Board in the exercise of its responsibilities. These guidelines will reflect our Board’s commitment to monitoring the effectiveness of policy and decision-making both at the board and management levels, with a view to enhancing shareholder value over the long term. The corporate governance guidelines will be available on our website.

Compensation of PubCo Executive Officers and Directors

Employment Agreements

Overview of Anticipated Executive Compensation Program

●	Shang Ju Lin, Chief Executive Officer, Director and Chairman – new salary $180,000
●	Elzbieta Barbarska, Chief Financial Officer – new salary $60,000
●	Emilio Gomez, Chief Operating Officer – new salary $120,000
●	Hubert Kowalski, Chief Technology Officer – new salary $96,000

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DESCRIPTION OF PUBCO SECURITIES

This section of the proxy statement/prospectus includes a description of the material terms of PubCo A&R Articles and applicable Cayman Islands law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of PubCo A&R Articles, which are included as Annex C to this registration statement and incorporated in this proxy statement/prospectus by reference. We urge you to read the full text of PubCo A&R Articles. For purposes of this section the words “we” “our” “us” and the “Company” refers to PubCo.

PubCo is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Its corporate affairs are governed by its memorandum and articles of association, as amended and restated from time to time, and the Companies Act (Revised) of the Cayman Islands, which we refer to as the “Companies Act” below, and the common law of the Cayman Islands.

The rights of shareholders described in this section are available only to PubCo’s shareholders. For the purposes of this proxy statement/prospectus, a “shareholder” means a person who is registered as the holder of one or more shares in the register of members of PubCo. This summary is not complete and should be read together with the PubCo A&R Articles as described in “The Memorandum and Articles Proposal” and the full text of the PubCo A&R Articles attached as Annex C to this proxy statement/prospectus.

Authorized Shares

PubCo’s authorized share capital will be US$57,500, divided into divided into 575,000,000 shares of par value of US$0.0001 each, comprising (i) 555,000,000 class A ordinary shares of a par value of US$0.0001 each (the “Class A Ordinary Shares”) and (ii) 20,000,000 class B ordinary shares of a par value of US$0.0001 each (the “Class B Ordinary Shares”). The Class A Ordinary Shares and the Class B Ordinary Shares are referred to collectively in this proxy statement/prospectus as the “PubCo Ordinary Shares.” All of PubCo’s Ordinary Shares issued and outstanding at the consummation of the Business Combination will be fully paid and non-assessable. The PubCo A&R Articles will become effective upon consummation of the Business Combination. The following are summaries of material provisions of the PubCo A&R Articles and the Companies Act insofar as they relate to the material terms of PubCo’s share capital.

Ordinary Shares

General

PubCo’s shares are issued in registered form and are issued when registered in our register of members. PubCo may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Holders of PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders, except as otherwise required by applicable law or the PubCo A&R Articles. Each PubCo Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each PubCo Class B Ordinary Share shall entitle the holder thereof to fifteen (15) votes on all matters subject to vote at general meetings of the Company. PubCo will maintain a register of members in accordance with the Companies Act. A shareholder may only be entitled to a share certificate if the directors resolve that share certificates shall be issued.

Immediately following the consummation of the Business Combination, Mr. Shang Ju Lin, our Chief Executive Officer and Chairman will control the voting power of a substantial majority of the outstanding PubCo Ordinary Shares as a result of his ownership of PubCo Class B Ordinary Shares, which carry fifteen votes per share on all matters subject to vote at general meetings of the Company. As a result, Mr. Lin will be able to control or significantly influence matters submitted to PubCo shareholders for approval, including the election of directors, amendments to the PubCo A&R Articles and approval of significant corporate transactions, subject to applicable law and the terms of the PubCo A&R Articles.

Although Mr. Lin will control a substantial majority of the voting power of the issued and outstanding PubCo Ordinary Shares immediately following the consummation of the Business Combination, that control is not permanent and may be reduced or eliminated at any time or after certain periods as a result of a variety of factors. These factors include the automatic cancellation of all PubCo Class B Ordinary Shares for nil consideration upon the death of Mr. Lin, as the Designated Holder under the PubCo A&R Articles, or if Mr. Lin ceases for any reason to hold the PubCo Class B Ordinary Shares, in accordance with the PubCo A&R Articles; any issuance by PubCo of additional PubCo Class A Ordinary Shares or other equity securities carrying voting rights, including in connection with equity financings, acquisitions, equity incentive awards, or other corporate transactions; any repurchase, redemption, cancellation, forfeiture or other reduction in the number of Class B Ordinary Shares held by Mr. Lin or his affiliates; and any amendment to the PubCo A&R Articles that modifies or eliminates the high-vote rights of the PubCo Class B Ordinary Shares. If any of these events occurs, Mr. Lin’s voting power may decrease, and he may cease to control a majority of the voting power of the issued and outstanding PubCo Ordinary Shares.

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PubCo Class B Ordinary Shares

The PubCo Class B Ordinary Shares have the same rights as the PubCo Class A Ordinary Shares, except with respect to voting and conversion rights and any other rights expressly provided in the PubCo A&R Articles. The PubCo A&R Articles will authorize the issuance of PubCo Class B Ordinary Shares, subject to the following rights, preferences, privileges, and restrictions:

Voting. Each PubCo Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each PubCo Class B Ordinary Share shall entitle the holder thereof to fifteen (15) votes on all matters subject to vote at general meetings of PubCo. Holders of PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders.

Conversion. In no event shall PubCo Class B Ordinary Shares be convertible into PubCo Class A Ordinary Shares, and in no event shall PubCo Class A Ordinary Shares be convertible into PubCo Class B Ordinary Shares under any circumstances.

Dividends and Distributions. PubCo Class B Ordinary Shares do not confer upon the holders thereof any right to receive any dividend or other distribution made by PubCo, or any return of capital or distribution of surplus assets of PubCo. Only holders of PubCo Class A Ordinary Shares are entitled to receive dividends and distributions as provided for in the PubCo A&R Articles.

Liquidation. Upon any liquidation, dissolution or winding up of PubCo, each PubCo Class B Ordinary Share shall be entitled to receive an amount equal to its par value, and no more, prior and in preference to any distribution to Shareholders of PubCo Class A Ordinary Shares, and shall not participate further in any remaining assets of PubCo after payment of that par value amount.

Redemption. PubCo Class B Ordinary Shares shall not be subject to redemption or repurchase by PubCo or at the option of any holder thereof for an amount exceeding their par value.

Transferability and Beneficial Ownership. PubCo Class B Ordinary Shares may only be beneficially held by the Designated Holder (being Shang Ju Lin, the founder of PubCo). No PubCo Class B Ordinary Share shall be transferable by the Designated Holder or any registered holder thereof to any person under any circumstances whatsoever, whether voluntarily, involuntarily, by operation of law or otherwise, including upon the death, incapacity, bankruptcy or liquidation of the Designated Holder or any registered holder thereof, except that the Designated Holder may transfer PubCo Class B Ordinary Shares to a Permitted Transferee, provided that the Designated Holder shall at all times remain the ultimate sole beneficial owner of the PubCo Class B Ordinary Shares and any such transferee agrees in writing to be bound by the PubCo A&R Articles. Any purported transfer of PubCo Class B Ordinary Shares in contravention of the PubCo A&R Articles shall be null and void and of no effect, and PubCo shall not register any such transfer in its register of members. Permitted Transferee means, in respect of the Designated Holder, any of the following persons to whom the Designated Holder may transfer his PubCo Class B Ordinary Shares without the consent of the board of directors of PubCo:

(a) an affiliate of the Designated Holder;

(b) any trust, foundation, partnership, limited liability company or other entity (i) established for the direct or indirect benefit of such Designated Holder and (ii) with respect to which the Designated Holder is the sole or primary beneficial owner of the assets (including the shares of PubCo) held by such entity, provided that, in each case, the Designated Holder shall at all times remain the ultimate sole beneficial owner of the transferred Class B Ordinary Shares and such transferee agrees in writing to be bound by the terms of the PubCo A&R Articles.

Automatic Cancellation. Upon the death of the Designated Holder, or if the Designated Holder ceases for any reason to hold the PubCo Class B Ordinary Shares, all PubCo Class B Ordinary Shares shall be automatically cancelled for nil consideration and the directors of PubCo shall update the register of members accordingly.

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Dividends

PubCo A&R Articles provide that subject to any rights and restrictions for the time being attached to any shares, the directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the same out of the funds of PubCo lawfully available therefor. In addition, subject to any rights and restrictions for the time being attached to any shares, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under the laws of the Cayman Islands, PubCo may pay a dividend out of profit and/or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in PubCo being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

A shareholder may participate in a general meeting in person or by proxy. At any general meeting, a resolution put to the vote of the meeting shall be decided by poll. In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote. Holders of PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders. Each PubCo Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of PubCo, and each PubCo Class B Ordinary Share shall entitle the holder thereof to fifteen (15) votes on all matters subject to vote at general meetings of the PubCo.

An ordinary resolution means a resolution: (a) passed by a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of the PubCo held in accordance with PubCo A&R Articles (in computing the majority regard shall be had to the number of votes to which each shareholder is entitled by our memorandum and articles of association); or (b) approved in writing by all of the shareholders entitled to vote at a general meeting of the PubCo in one or more instruments each signed by one or more of the shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

A special resolution means a special resolution of PubCo passed in accordance with the Companies Act, being a resolution: (a) passed by not less than two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of the PubCo of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or (b) approved in writing by all of the shareholders entitled to vote at a general meeting of the PubCo in one or more instruments each signed by one or more of the shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

Under Cayman Islands law, certain matters, such as amending the memorandum and articles of association, changing the name or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require the approval of shareholders by a special resolution.

Transfer of Ordinary Shares

Subject to any applicable requirements set forth in PubCo A&R Articles and provided that a transfer of ordinary shares complies with applicable rules of the Nasdaq, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by Nasdaq or in any other form approved by our board of directors, executed by or on behalf of the transferor and if in respect of a nil or partly paid up share, or if so required by the directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer.

The transferor shall be deemed to remain a shareholder until the name of the transferee is entered in the register of members in respect of the relevant shares.

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PubCo’s board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which PubCo have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with the PubCo, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as Nasdaq may determine to be payable, or such lesser sum as the board of directors may from time to time require, is paid to the PubCo in respect thereof.

If PubCo’s directors refuse to register a transfer they shall, within two calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required by the applicable rules of the Nasdaq, be suspended and our register of members closed at such times and for such periods as our board of directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the register of members closed for more than thirty calendar days in any calendar year.

Liquidation

If the PubCo shall be wound up the liquidator may, with the sanction of a special resolution of the PubCo and any other sanction required by the Companies Act, divide amongst the shareholders in species or in kind the whole or any part of the assets of the PubCo (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like sanction, shall think fit, but so that no shareholder shall be compelled to accept any asset upon which there is a liability.

Redemption, Repurchase and Surrender of Ordinary Shares

Subject to the provisions of the Companies Act and PubCo A&R Articles, the PubCo may by action of our directors: (a) issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder, in such manner and upon such terms as may be determined, before the issue of such shares, by our directors; (b) purchase our own shares (including any redeemable shares) on such terms and in such manner and terms as have been approved by the directors, or are otherwise authorized by our memorandum and articles of association; and (c) make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Companies Act, including out of capital. Under the Companies Act, the redemption or repurchase of any share may be paid out of PubCo’s profits, share premium or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if PubCo can, immediately following the date on which the payment out of capital is proposed to be made, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, or (b) if such redemption or repurchase would result in there being no shares outstanding. In addition, our directors may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

Whenever the capital of PubCo is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially and adversely varied by, inter alia, the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by PubCo.

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General Meetings of Shareholders

As a Cayman Islands exempted company, PubCo are not obliged by the Companies Act to call shareholders’ annual general meetings.

PubCo A&R Articles provide that PubCo may (but shall not be obliged to) in each calendar year hold a general meeting as our annual general meeting and shall specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. The chairman or a majority of the directors (acting by a resolution of the board) may call general meetings, and they shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of the PubCo. A shareholders’ requisition is a requisition of shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third (1/3) of the total number of votes attaching to all issued and outstanding shares that as at the date of the deposit carry the right to vote at general meetings of the PubCo. The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office, and may consist of several documents in like form each signed by one or more requisitionists. If there are no directors as at the date of the deposit of the shareholders’ requisition, or if the directors do not within twenty-one (21) calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) calendar days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three calendar months after the expiration of the said twenty-one (21) calendar days. At least ten (10) clear days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed: (a) in the case of an annual general meeting, by all the shareholders (or their proxies) entitled to attend and vote thereat; and (b) in the case of an extraordinary general meeting, by holders of two-thirds of the shareholders having a right to attend and vote at the meeting Present or, in the case of a corporation or other non-natural person, represented by its duly authorised representative or proxy. Notice of every general meeting shall be given to (a) all shareholders holding shares with the right to receive notice and who have supplied to the PubCo an address for the giving of notices to them; and (b) every person entitled to a share in consequence of the death or bankruptcy of a shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting. Subject to PubCo A&R Articles, a general meeting of the PubCo shall, whether or not the notice has been given and whether or not the provisions of PubCo A&R Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed: (a) in the case of an annual general meeting, by all the shareholders (or their proxies) entitled to attend and vote thereat; and (b) in the case of an extraordinary general meeting, by holders of two-thirds of the shareholders having a right to attend and vote at the meeting present or, in the case of a corporation or other non-natural person, represented by its duly authorized representative or proxy.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than a majority of all votes attaching to all shares in issue and entitled to vote at such general meeting. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved.

The chairman of any general meeting at which a quorum is present may with the consent of the meeting (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

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Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (other than the memorandum and articles of association and any special resolutions passed by our shareholders, and the register of mortgages and charges of PubCo). Under Cayman Islands law, the names of current directors of PubCo can be obtained from a search conducted at the Registrar of Companies in the Cayman Islands. Under PubCo A&R Articles, our directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations our accounts and books or any of them shall be open to the inspection of shareholders not being directors, and no shareholder (not being a director) shall have any right to inspect any of our account or book or document except as conferred by law or authorized by the directors, provided that the shareholders shall receive the annual audited financial statements of PubCo.

Changes in Capital PubCo may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the PubCo in general meeting may determine.

PubCo may by ordinary resolution:

(a) increase its share capital by new shares of such amount as it thinks appropriate;

(b) consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

(c) divide its shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the PubCo in general meeting, as the directors may determine provided always that, for the avoidance of doubt, where a class of shares has been authorised by the PubCo, no resolution of the company in general meeting is required for the issuance of shares of that class and the directors may issue shares of that class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the PubCo issues shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such shares and where the equity capital includes shares with different voting rights, the designation of each class of shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;

(d) subdivide its shares, or any of them, into shares of an amount smaller than that fixed by the PubCo A&R Articles, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e) cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

PubCo may by special resolution reduce its share capital and any capital redemption reserve in any manner authorised by the Companies Act.

Warrants

Set forth below is also a description of warrants of PubCo that will be issued and outstanding upon the consummation of the Business Combination. These warrants will replace the warrants issued and outstanding in connection with the IPO of Miluna and have the same terms and conditions. Miluna is not issuing any warrant to CADV shareholders in connection with the Business Combination.

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Each warrant entitles the holder thereof to purchase one PubCo Ordinary Share at a price of $11.50 per full share, subject to adjustment as described below, at any time commencing upon the closing of the Business Combination. No warrants will be exercisable for cash unless we have an effective and current registration statement covering the issuance of the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the issuance of the ordinary shares issuable upon exercise of the public warrants is not effective within 52 days from the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the closing of our initial business combination at 5:00 p.m., New York City time or earlier redemption.

If (x) Miluna issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of Miluna’s initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination, and (z) the volume weighted average trading price of our ordinary shares during the 20 trading day period starting on the trading day prior to the day on which Miluna consummates its initial business combination (such price, the “Market Price”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Price.

The private warrants and any warrants underlying units issued to the Sponsor, Initial Shareholders, officers, directors or their affiliates in payment of working capital loans made to Miluna will be identical to the public warrants underlying the units sold in the IPO, except that such warrants will be exercisable for cash (even if a registration statement covering the issuance of the ordinary shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

Miluna (or PubCo following the Closing) may call the warrants for redemption (excluding the private warrants, and any outstanding Representative’s Warrants, and any warrants underlying units issued to the Sponsor, Initial Shareholders, officers, directors or their affiliates in payment of working capital loans made to Miluna), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-trading day period ending on the third trading business day prior to the notice of redemption to warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the issuance of the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

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If and when the warrants become redeemable, Miluna (or PubCo following the Business Combination) may not exercise the redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue-sky laws or Miluna (or PubCo following the Business Combination) is unable to effect such registration or qualification. Miluna (and PubCo following the Business Combination) will use best efforts to register or qualify such ordinary shares under the blue-sky laws of the state of residence in those states in which the warrants were offered by Miluna in the IPO.

If the warrants are called for redemption as described above, Miluna’s (or PubCo’s following the Business Combination) management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of the SPAC Ordinary Shares or PubCo Ordinary Shares, respectively, at the time the warrants are called for redemption, and Miluna’s (or PubCo’s following the Business Combination) cash needs at such time and concerns regarding dilutive share issuances.

The warrants are issued in registered form under a warrant agreement between Efficiency, INC., as warrant agent, and Miluna (or PubCo following the Business Combination). The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no public warrants will be exercisable and Miluna (or PubCo following the Business Combination) will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, Miluna has agreed (and PubCo following the Business Combination will agree) to use best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, Miluna (and PubCo) cannot assure you that we will be able to do so and, if Miluna (or PubCo) does not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and Miluna (or PubCo) will not be required to settle any such warrant exercise. If the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, Miluna (or PubCo) will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the ordinary shares outstanding.

Miluna has agreed (and PubCo following the Business Combination will agree) that, subject to applicable law, any action, proceeding or claim against Miluna or PubCo, as applicable, arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Miluna has (and PubCo following the Business Combination will) irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Transfer Agent and Registrar

The Transfer Agent and registrar for the shares of PubCo will be Lucky Lucko, Inc. d/b/a Efficiency.

Listing

PubCo intends to apply to list the PubCo Class A Ordinary Shares and PubCo Warrants on Nasdaq under the symbols “KKGG” and “KKGGW,” respectively, following the Business Combination.

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CADV EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2025 Summary Compensation Table” below.

●	Shang Ju Lin, Chief Executive Officer, Director and Chairman (appointed January 6, 2026)
●	Elzbieta Barbarska, Chief Financial Officer (appointed January 6, 2026)
●	Emilio Gomez, Chief Operating Officer (formerly Chief Executive Officer and President of the Management Board of CADV before the Reorganization)
●	Hubert Kowalski, Chief Technology Officer (appointed January 6, 2026)

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the Business Combination may differ materially from the currently planned programs summarized in this discussion.

2025 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2025.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Emilio Gomez, Chief Executive Officer and President of the Management Board before the Reorganization; current Chief Operating Officer*	2025	—	—	—	—	—

* Mr. Gomez did not receive any base salary or other compensation from CADV in respect of his prior role as Chief Executive Officer and President of the Management Board of CADV before the Reorganization.

Narrative to Summary Compensation Table

2025 Base Salaries

The named executive officers did not receive a base salary to compensate them for services rendered to CADV or other compensation.

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COMPARISON OF SHAREHOLDER RIGHTS

In connection with the Business Combination, SPAC Shareholders will become shareholders of PubCo and their rights will be governed by the laws of the Cayman Islands and PubCo’s proposed second amended and restated memorandum and articles of association, which we refer to herein as PubCo A&R Articles. While SPAC is also a Cayman Islands exempted company, the PubCo A&R Articles will differ in certain material respects from the existing amended and restated memorandum and articles of association of SPAC, adopted by a special resolution passed on August 28, 2025 and effective immediately prior to the completion of its initial public offering, which we refer to herein as the SPAC Articles. As a result, when you become a shareholder of PubCo, your rights will differ in some regards as compared to when you were a SPAC Shareholder.

Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of SPAC Articles and the PubCo A&R Articles. The following summaries are qualified by reference to the complete text of the SPAC Articles and the PubCo A&R Articles, a copy of which is attached to this proxy statement/prospectus as Annex C. All SPAC Shareholders are encouraged to read the PubCo A&R Articles in its entirety for a more complete description of their terms.

Provision	SPAC	PubCo
Structure of the board

Unless otherwise determined by SPAC in general meeting, the number of directors shall not be less than one (1) director, the exact number of directors to be determined from time to time by the board of directors.

An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between Miluna and the director, if any; but no such term shall be implied in the absence of express provision. Any director whose term of office expires shall be eligible for re-election at a meeting of the members or re-appointment by the board.

Unless otherwise determined by the PubCo in general meeting, the number of directors shall not be less than one (1) directors, the exact number of directors to be determined from time to time by the board of directors.

An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the PubCo and the director, if any; but no such term shall be implied in the absence of express provision. Any director whose term of office expires shall be eligible for re-election at a meeting of the shareholders or re-appointment by the board.

Removal of directors	A director may be removed from office by an ordinary resolution, notwithstanding anything in the SPAC Articles or in any agreement between SPAC and such director (but without prejudice to any claim for damages under such agreement). A vacancy on the board created by the removal of a director under the previous sentence may be filled by an ordinary resolution or by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting. The notice of any meeting at which a resolution to remove a director shall be proposed or voted upon must contain a statement of the intention to remove that director and such notice must be served on that director not less than ten (10) calendar days before the meeting. Such director is entitled to attend the meeting and be heard on the motion for his removal.

A director may be removed from office for Cause and only by Shareholders holding not less than two-thirds (2/3) of the voting rights of the shares entitled to vote on such matter, voting together as a single class, whether in person or by proxy at a duly convened general meeting. For the purposes of the PubCo A&R Articles, “Cause” shall mean fraud, willful misconduct, gross negligence, material breach of fiduciary duty, incapacity, bankruptcy or such other events as may be specified in these Articles or finally determined by a court of competent jurisdiction. Any resolution for the removal of a director shall be proposed only if the notice of the meeting expressly states the intention to consider such removal, and such notice must be served on that director not less than ten (10) calendar days before the meeting. Such director is entitled to attend the meeting and be heard on the motion for his removal. A vacancy on the board created by the removal of a director under the previous sentence may be filled by an ordinary resolution or by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting.

Vacancies on the board

Except as Cayman Islands law or any applicable law may otherwise require, the board may, by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting, appoint any person as a director, to fill a casual vacancy on the board or as an addition to the board.

The board may, by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting, appoint any person as a director, to fill a casual vacancy on the board or as an addition to the board.

Action by written consent	Ordinary and special resolutions may be passed by unanimous written consent.	Ordinary Resolutions and Special Resolutions may be passed by unanimous written consent.

Calling of extraordinary general meetings

The chairman or a majority of the directors (acting by a resolution of the board) may call general meetings, and they shall on a member’s requisition forthwith proceed to convene an extraordinary general meeting of the Company.

The chairman or a majority of the directors (acting by a resolution of the board) may call general meetings, and they shall on a member’s requisition forthwith proceed to convene an extraordinary general meeting of the PubCo.

Amendments to the organizational documents	Subject to the Companies Act, SPAC may at any time and from time to time by special resolution alter or amend the SPAC Articles in whole or in part.	Subject to the Companies Act, the PubCo may at any time and from time to time by special resolution alter or amend the PubCo A&R Articles in whole or in part.

SPAC Provisions	SPAC Articles contain provisions relating to the operation of SPAC as a blank check company prior to the consummation of its initial business combination, including, for example, provisions pertaining to the Trust Account of SPAC and time limits within which it must consummate an initial business combination.	PubCo A&R Articles will not contain SPAC provisions and will have an infinite life.

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CAYMAN ISLANDS EXEMPTED COMPANY CONSIDERATIONS

The following is a summary of the main legal requirements and general principles applicable to the incorporation, operation and maintenance of exempted companies in the Cayman Islands. This summary is based on the law as currently in effect and is general in nature as of the date of this proxy statement/prospectus.

Companies Act

Exempted companies are the most common form of offshore company in the Cayman Islands and are incorporated or registered under the Companies Act (Revised) of the Cayman Islands (the “Companies Act”).

A company may apply to be registered as exempted if its objects are to be carried out mainly outside the Cayman Islands or pursuant to a license to carry on business in the Cayman Islands and it submits a declaration to the Registrar of Companies (the “Registrar”) to this effect. An exempted company may not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands unless such exempted company holds a license to carry on business in the Cayman Islands under any applicable law. In addition, an exempted company is prohibited from making any invitation to the public in the Cayman Islands to subscribe for any of its shares or debentures.

These restrictions do not prevent an exempted company which does not hold a license to carry on business in the Cayman Islands from effecting and concluding contracts in the Cayman Islands and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands. There is no prohibition on Cayman Islands resident individuals holding shares of an exempted company. The shares of an exempted company may be held by another exempted company, by a Cayman Islands exempted limited partnership, by a foundation company or by a limited liability company.

Legal Form

An exempted company is a body corporate which has separate legal personality capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, and having perpetual succession.

Constitutional Documents

The constitution of an exempted company is contained in two documents: the memorandum of association and the articles of association (the “Articles”).

Memorandum of Association — The memorandum of association contains the following items:

(a)	Company name. The Registrar will not register a company the name of which is identical to the name of an existing company or so nearly resembles that name as to be calculated to deceive. There are certain other sensitive words which, in some cases, may not be included in a company’s name at all and, in other cases, require the consent of the Registrar, for example “bank,” “trust,” “insurance” and “royal.” There is no requirement for an exempted company to include any suffix such as “Ltd,” “Limited” or “Inc.” An exempted company (other than a limited liability company) may not be registered using the abbreviation “LLC” or the words “limited liability company” in its name. An exempted company may be incorporated with a dual name in a foreign script (which need not be a translation of the company’s English name).

(b)	Registered office. An exempted company must have a registered office in the Cayman Islands provided by a service provider licensed for such purpose in the Cayman Islands. The registered office of a company may be changed by resolution of its directors.

(c)	Objects and powers. The objects of a company may be listed in full and limited to those listed, or the objects may be unrestricted. If the business of a company is not restricted to particular objects, then the company will have full power and authority to carry out any object not prohibited by law. In the furtherance of those objects a company is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

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(d)	Declaration of limited liability. The liability of the shareholders is stated to be limited to the amounts from time to time unpaid on such shareholders’ shares. It is possible to provide instead that the liability of the shareholders is limited to the amount they undertake to contribute to the company on its winding up (a company limited by guarantee), but this is uncommon.

(e)	Authorised share capital. The memorandum of association will state the aggregate amount of the authorised share capital, together with details of the number of shares into which it is divided and the par value of those shares. The share capital and the par value of the shares may be expressed in one or more currencies. An exempted company may have a capital divided into shares of no par value, but may not have a capital divided into shares, some of which have a par value and some of which do not. An exempted company may not issue bearer shares. Share certificates need not be issued in respect of any shares. Where share certificates are issued, they are admissible in evidence as proof of ownership, but generally the register of members will take precedence.

Articles of Association — The Articles govern the administration of a company. They generally provide for:

●	the issue, transfer and repurchase or redemption of shares;

●	voting rights and members’ meetings;

●	the appointment of directors and officers and their meetings, powers and indemnification;

●	the payment of dividends;

●	the winding-up of the company; and

●	the financial year end.

A copy of the memorandum of association and the Articles must be made available to every member of the company on request. Companies are normally incorporated with a general purpose memorandum of association and Articles. Where necessary, these may be tailored for the specific purposes of the company after incorporation.

Procedure for Incorporation

There must be submitted to the Registrar the signed original memorandum of association and Articles, together with the appropriate incorporation fee and a declaration made by a subscriber of the company that the operation of the proposed exempted company will be conducted mainly outside the Cayman Islands or pursuant to a licence to carry on business in the Cayman Islands. It typically takes three to five business days for the Registrar to register an exempted company using the standard incorporation service. Upon payment of an express incorporation fee, a company may be registered in one to two business days.

Directors and Officers

The Articles typically provide that there must be at least one director of a Cayman company. There is no requirement that any of the directors be ordinarily resident in the Cayman Islands. The initial director(s) are appointed by the subscriber(s) to the memorandum of association. Thereafter, the appointment and/or removal of directors will normally be effected in accordance with the provisions of the Articles. Generally, the Articles will specify that the management of a Cayman company is the responsibility of, and is carried out by, its board of directors. Except as may be expressly provided in the company’s Articles, the members can exercise control over the management of the company through their power to appoint and dismiss its directors.

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Under Cayman Islands law, all of our directors owe fiduciary duties to the Company, including a duty of loyalty, a duty to act honestly and a duty to act in good faith in what they consider to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our Company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Directors owe fiduciary duties to the company. These include a duty:

●	of loyalty and to act in the best interests of the company;

●	to act for a proper purpose;

●	not to fetter the director’s discretion;

●	to avoid conflicts;

●	not to make secret profits from the director’s position as director;

●	to act fairly as between different shareholders; and

●	to act with skill and care.

These duties are owed to the company itself, and not generally to individual shareholders. In the event of a breach of duty, the directors may be personally liable to account to the company. There is no Cayman Islands law requirement for an exempted company to appoint a company secretary or any other officers of the company, though it may do so.

In accordance with PubCo A&R Articles, the powers of PubCo’s board of directors include, among others, (i) convening shareholders’ general meetings, (ii) declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the same out of the funds of our Company lawfully available therefor, (iii) appointing and removing any natural person or corporation, whether or not a director to hold such office in our Company as the directors may think necessary for the administration of our company, and (iv) approving the transfer of shares of our company. In addition, in case of an equality of votes, the chairman of the meeting of the directors of our company shall have a second or casting vote.

Share Capital

As noted above, the memorandum of association must specify the authorised share capital. This represents the notional maximum amount of share capital that the company may issue (although this maximum may be increased by an ordinary resolution of the shareholders). The authorised share capital is therefore to be distinguished from the issued share capital. There are no thin capitalisation rules in the Cayman Islands and no requirement for the issue of more than one share, or for an exempted company to have more than one shareholder. The Articles invariably permit an exempted company to issue fractions of a share. The Articles may provide for the share capital to be divided into classes with differing rights.

Dividends and Distributions

Subject to any contrary provisions in the Articles, a company may pay dividends out of profits or its share premium account, if shares have been issued at a premium. No dividend may be paid out of the share premium account unless immediately following the payment the company is able to pay its debts as they fall due in the ordinary course of business.

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Redemption and Repurchase of Shares

A company may, if authorised by its Articles:

●	issue shares which are to be redeemed or are liable to be redeemed at the option of the company or the member; and/or

●	purchase its own shares, including any redeemable shares.

No redemption or purchase may take place unless the shares are fully paid, or if as a result of the redemption or purchase there would no longer be any other shares in issue. Shares may be redeemed or repurchased using the profits of the company or the proceeds of a fresh issue of shares made for the purposes of the redemption or purchase. The premium, if any, payable on redemption or purchase must have been provided out of the company’s profits or out of the share premium account before or at the time the shares are redeemed or purchased.

Continuing Requirements

Registers — Each exempted company is required to maintain the following registers:

(a)	Register of directors and officers. This is required only to contain the names and addresses of the directors and officers, but normally also contains their dates of appointment and removal or resignation. This is the only register that the company is required to file with the Registrar.

(b)	Register of members. This must contain the names and addresses of the shareholders of the company, the numbers of shares held by each, the distinguishing numbers (if any) of those shares, the amount paid or agreed to be paid on the shares, whether such shares carry voting rights and if such rights are conditional, together with the date on which each person became and ceased to be a shareholder of the company. The register of members is prima facie evidence of the details required to be inserted therein, so it is essential to keep it current. An exempted company that is not licensed to carry on business in the Cayman Islands may keep its register of members outside of the Cayman Islands.

(c)	Register of mortgages and charges. This must contain details of all mortgages and charges specifically affecting property of the company, including a short description of the property mortgaged or charged, the amount of the charge created and the names of the mortgagees or persons entitled to the charge.

In addition, unless falling within an exemption, an exempted company must maintain a beneficial ownership register at its registered office containing the information set out under “Beneficial Ownership Register” below.

Accounts — Every company is required to keep proper books of account with respect to its receipts and expenditures, sales and purchases and assets and liabilities. Those accounts must give a true and fair view of the state of the company’s affairs and explain its transactions. The Companies Act does not require that accounts be audited or that the accounts be filed with any authority.

Filings — The Registrar must be notified if a company changes its registered office. The Registrar must also be notified of any appointments and resignations or removals of directors and officers within 30 days. A copy of any special resolution of the shareholders (necessary to change the memorandum of association or Articles, and for certain other purposes) must be filed with the Registrar within 15 days.

Meetings — There is no requirement for any annual meeting of shareholders or directors, unless otherwise prescribed in the Articles. Companies that are required to meet economic substance requirements described under “Economic Substance” below and regulated investment funds will be subject to different requirements.

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Minutes — Exempted companies are required to keep written minutes of all resolutions and proceedings of its shareholders and its directors. The minute book is not required to be maintained in the Cayman Islands.

Annual Requirements — An exempted company that does not hold a licence to carry on business in the Cayman Islands must file an annual return, together with the appropriate annual filing fee, with the Registrar in January of each year. The annual return confirms that the requirements of the Companies Act in relation to exempted companies have been complied with since the date of incorporation or, as the case may be, since the previous annual return.

Publicly Available Information

A list of the names of the current directors and alternative directors of a company filed with the Registrar can be obtained on the Registrar’s online portal upon payment of the prescribed fee. The Registrar is required to maintain a register of certain prescribed information in respect of each company and to make such registers available for inspection by the public upon payment of a prescribed fee. The prescribed information includes the type of company (that is to say, ordinary or exempted), its date of incorporation, company number, status (that is to say, active or dissolved), the location of its registered office, details of its authorised share capital, the names and addresses of the initial subscribers to the company and the number of shares taken by each subscriber, date of execution of the memorandum of association, date of filing of the memorandum of association, the nature of business of the company, if applicable, a statement that the company is limited by guarantee or is unlimited and the date of the company’s financial year end.

The register of mortgages and charges of an exempted company may be inspected by any shareholder or creditor of the company.

Where the exempted company causes its books and records to be kept at any place other than at the registered office of the exempted company or at any other place within the Cayman Islands, the exempted company shall, upon service of an order or notice by the Tax Information Authority pursuant to the Tax Information Authority Act, cause to make available at its registered office copies of its books of account or records as are specified in such order or notice.

Beneficial Ownership Register

The Beneficial Ownership Transparency Act (Revised) (the “BOT Act”) came into force on July 31, 2024 and, together with the Beneficial Ownership Transparency Regulations (Revised) (the “Regulations”), replaced the existing beneficial ownership regime in the Cayman Islands. A grace period was granted in respect of the enforcement of the new BOT Act and Regulations until January 1, 2025.

Exempted companies fall within the definition of a “legal person” in the BOT Act. Unless an exempted company can benefit from an alternative route to compliance under the BOT Act, it must establish and maintain a beneficial ownership register at its registered office and must take reasonable steps to identify any registrable beneficial owner whose details must be entered in such register. An exempted company can benefit from an alternative route to compliance if it is listed, or is a subsidiary of a listed entity, on the Cayman Islands Stock Exchange or an approved stock exchange, licensed under a specified regulatory law, or a fund registered under the Mutual Funds Act (Revised) or the Private Funds Act (Revised).

A registrable beneficial owner of a legal person is an individual who satisfies the beneficial owner definition in the BOT Act or is a reportable legal entity, being a Cayman Islands legal entity that would be classified as a beneficial owner if it were an individual. The BOT Act contains a revised definition of a beneficial owner. It provides that in relation to a legal person a beneficial owner is an individual who meets one or more of the following criteria:

●	ultimately owns or controls, whether through direct or indirect ownership or control, 25% or more of the shares, voting rights or partnership interests in the legal person;

●	otherwise exercises ultimate effective control over the management of the legal person; or

●	is identified as exercising control of the legal person through other means,

except where that individual operates solely in the capacity of a “professional advisor” (including a lawyer, an accountant or a financial advisor who provides advice or direction in a professional capacity) or “professional manager” (including a liquidator, a receiver or a restructuring officer who exercises a statutory function).

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In relation to a legal person, where a trust meets one of the specified conditions in respect of an individual under the definition of a beneficial owner, a trustee of the trust must be identified as a contact person of that legal person (a “Trustee”). Where neither a registrable beneficial owner nor a Trustee is identified, the legal person must identify a senior managing official as its contact person for the purposes of the BOT Act.

An exempted company that does not benefit from an alternative route to compliance is required to engage a licensed Cayman corporate services provider (“CSP”) to maintain an adequate, accurate and current beneficial ownership register for that exempted company at its registered office. The exempted company is required to serve written notices in accordance with the BOT Act, including (subject to certain exceptions) to the registrable beneficial owners it has identified (and on any person that it knows or has reasonable cause to believe is a registrable beneficial owner) seeking confirmation of their registrable beneficial owner status and required particulars before they are filed with the CSP. The company is also required to file updated required particulars with the CSP if there is any relevant change to information previously filed. The CSP is required by law to submit the beneficial ownership register of the exempted company to a secure centralized registry maintained by the competent authority in the Cayman Islands.

An exempted company that benefits from an alternative route to compliance is required to provide to its CSP written confirmation of its alternative route to compliance and the required particulars relating to the particular alternative route to compliance. The CSP will report this information to the competent authority in the Cayman Islands.

An exempted company that is itself a registrable beneficial owner by virtue of its ownership and control of an underlying legal person may also be required to notify such underlying legal person of its status as such and to provide relevant particulars within thirty days of becoming aware that it may be a registrable beneficial owner of that legal person.

Cayman Islands Taxation

Exempted companies are not subject to any income, withholding or capital gains taxes in the Cayman Islands. Shareholders will not be subject to any income, withholding or capital gains taxes in the Cayman Islands with respect to their shares and dividends received on those shares, nor will they be subject to any estate or inheritance taxes in the Cayman Islands. There are no exchange controls in the Cayman Islands.

An exempted company is further entitled to apply under the Tax Concessions Act (Revised) for an undertaking that no law enacted in the Cayman Islands after the date of the undertaking imposing any tax to be levied on profits, income, gains or appreciations shall apply to the company or its operations, and that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable on or in respect of the shares, debentures or other obligations of the company or by way of withholding in whole or in part on any dividend payment or other distribution of income or capital by the company to its members or to a payment of principal or interest or other sums due under a debenture or other obligation of the company.

The undertaking may be for a period not exceeding 30 years from the date of approval of the application. In practice, the undertaking is normally given for 20 years.

Termination

An exempted company may be wound up by the appointment of a liquidator either pursuant to a voluntary or compulsory liquidation, or may be struck off following an application to the Registrar.

Voluntary Liquidation — Where the exempted company has been active and has, or has had, substantial assets and liabilities, a voluntary liquidation pursuant to the Companies Act would generally be the appropriate procedure. The voluntary winding up must be approved by the appropriate majority required for a special resolution of the shareholders as set out in the Articles, typically a two-thirds majority of the shareholders present at a general meeting or alternatively, if permitted by the Articles, by a resolution in writing signed by all of the members entitled to vote. A copy of the special resolution is filed with the Registrar and notice of the winding up and appointment of the liquidator is published in the Cayman Islands Gazette.

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The Companies Act contains provisions for the application and distribution of the exempted company’s assets on winding up and, following distribution to creditors, any surplus shall be distributed to shareholders in accordance with the Articles. Once the affairs of the company are fully wound up, the liquidator is required to advertise the final general meeting of the company, which is to be held not less than one month after the date the notice is published, for the purposes of explaining the final accounts of the liquidation. The liquidator will prepare a return relating to the final meeting in the prescribed form which is filed with the Registrar. The exempted company will be deemed to be dissolved three months from the date of the filing of the return.

Compulsory Liquidation — An exempted company may be wound up following presentation of a winding up petition to the court by the company, one or more creditors and/or the shareholders. Such a petition will nominate a liquidator and briefly summarize the grounds for the winding up petition as set out in the Companies Act. An application may also be made for the winding up to be supervised by the court. Once the winding up is complete, and the assets of the company have been distributed, the dissolution of the company will be ordered by the court.

Strike Off — An exempted company may apply to the Registrar to be struck off and the Registrar has the power to strike off a company if the Registrar believes the company is no longer carrying on business. A creditor or shareholder who objects to the company being struck off may, for a period of up to 10 years following the date the company was struck off, apply to the court for the company to be reinstated.

The strike off provisions provide a convenient, simpler alternative to a winding up, avoiding the need for the appointment of a liquidator; but the reinstatement provisions mean that a strike off is a less certain method of dissolving an exempted company. For this reason, strike off tends to be appropriate only where a company has not operated, or has operated only as a pass-through vehicle without having had any external shareholders or without having incurred any liabilities to third parties.

Change of Form

An exempted company may apply to register as:

●	a segregated portfolio company;

●	a limited duration company;

●	a special economic zone company;

●	a limited liability company; or

●	an ordinary resident company.

FATCA and the CRS

Under the U.S. Foreign Account Tax Compliance Act (“FATCA”), certain foreign vehicles must disclose to the Cayman Islands Tax Information Exchange Authority the name, address and taxpayer identification number of certain United States persons that own, directly or indirectly, an interest in such vehicle pursuant to the terms of an intergovernmental agreement between the United States and the Cayman Islands (the “U.S. IGA”) and implementing legislation and regulations which have been adopted by the Cayman Islands.

In addition, over 100 countries have signed the OECD Multilateral Competent Authority Agreement and Common Reporting Standard (“CRS”) for the implementation of the automatic exchange of tax information based on the OECD’s Multilateral Convention on Mutual Administrative Assistance in Tax Matters. The CRS is similar in form and substance to the U.S. IGA. It is necessary to assess any exempted company’s activities and to classify it under FATCA/CRS regardless of the location of its activities or its shareholders, to determine if any notification and reporting requirements exist.

Economic Substance

The International Tax Co-operation (Economic Substance) Act (Revised) (the “Economic Substance Act”) requires in-scope entities (“Relevant Entities”) that carry on particular activities (“Relevant Activities”) to have demonstrable economic substance in the Cayman Islands. Relevant Entities will include most Cayman exempted companies except:

●	investment funds or companies through which investment funds directly or indirectly invest or operate;

●	companies which are tax resident outside the Cayman Islands; and

●	companies which are authorized to carry on business locally in the Cayman Islands as a domestic company.

All Cayman exempted companies are required to make an annual declaration as to whether they have conducted any Relevant Activities in the preceding financial period and whether or not they are Relevant Entities for the purpose of the Economic Substance Act. Exempted companies that are carrying on a Relevant Activity and are tax resident in a jurisdiction outside the Cayman Islands are required to provide certain prescribed additional information, but are otherwise not required to demonstrate economic substance in the Cayman Islands. Relevant Activities are fund management, banking, insurance, finance and leasing, distribution and service centre business, headquarters business, intellectual property business, shipping, and holding company business. Relevant Entities are required to satisfy the economic substance test in relation to any Relevant Activity as set out in the Economic Substance Act.

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RELATED PARTY TRANSACTIONS

SPAC’s Relationships and Related Party Transactions

Insider Shares

On July 18, 2025, the Sponsor purchased an aggregate of 1,725,000 Insider Shares for an aggregate of $25,000 (or approximately $0.014 per share), up to 225,000 of which shall be surrendered to us for no consideration after the closing of the IPO on the extent to which the underwriters’ over-allotment option is exercised. On the same date, 2025, the Sponsor transferred an aggregate of 80,000 Insider Shares to the SPAC’s then chief executive officer, Mr. Shang Ju Lin, the SPAC’s chief financial officer and our three independent directors. As a result of the underwriters’ exercise of the over-allotment option on October 25, 2025, none of the Insider Shares are subject to surrender or forfeiture.

Pursuant to the letter agreement, each of the Sponsor, the directors and officers of SPAC and the Parent Shareholder have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Insider Shares or SPAC Ordinary Shares issuable upon conversion thereof until the earliest of (i) six months after the completion of an initial business combination and (ii) subsequent to our initial business combination, (A) if the last reported sale price of our ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing any time 150 days after completion of our initial business combination or (B) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement of Units

Simultaneously with the consummation of the IPO, the over-allotment option and the sale of the Units, the Company consummated the private placement of 203,100 Private Placement Units, each private unit consisting of one ordinary share and one redeemable warrant, to the Sponsor at a price of $10.00 per private unit, generating total gross proceeds of $2,031,000. The Private Placement Units purchased in the private placement may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until thirty (30) days after the completion of a business combination.

Administrative Services Agreement

On July 8, 2025, the Sponsor has agreed, commencing from October 23, 2025, through the earlier of the SPAC’s consummation of a Business Combination and its liquidation, to make available to the SPAC certain office space, utilities and secretarial and administrative support as may be reasonably required by the SPAC. The SPAC has agreed to pay to our Sponsor, $10,000 per month, for up to 18 months, subject to extension to up to 21 months, as provided in the SPAC’s registration statement, for such administrative services.

Related Party Loans

On June 24, 2025, SPAC issued an unsecured promissory note to the Sponsor with an aggregate principal amount of up to $350,000, which is non-interest-bearing. The principal of this note may be drawn down from time to time upon a written request from the SPAC to the Sponsor. The principal under the note is payable on the date on which the SPAC consummates the initial public offering or the date on which we determine not to conduct an initial public offering of our securities. On October 24, 2025, SPAC fully repaid the borrowing under the promissory note with the Sponsor.

In order to finance transaction costs in connection with the Business Combination, the Sponsor, officers and directors or their affiliates may, but are not obligated to, loan the SPAC funds, from time to time, in whatever amount they deem reasonable in their sole discretion. Such loans will be repayable upon the consummation of the Business Combination, and the lender has the option to convert up to $3,000,000 of such loans into Private Placement Units at a price of $10.00 per unit prior to or upon the consummation of the Business Combination. If a business combination is not consummated, the loans will not be repaid except to the extent that we have funds available outside of the trust account.

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Agreements Related to the Business Combination

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, on April 23, 2026, SPAC, Parent and the Sponsor, entered into a Sponsor Support Agreement. Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, among other things, (a) vote any SPAC Ordinary Shares held by such Sponsor, as applicable, in favor of the Business Combination Agreement and the transactions contemplated thereby, (b) waive its anti-dilution rights under the SPAC Articles. The Sponsor Support Agreement also provides that the Sponsor has agreed irrevocably to waive its redemption rights in connection with the consummation of the Transactions with respect to any SPAC Ordinary Shares they may hold. The Sponsor Support Agreement expires upon the earlier of the Effective Time and the termination of the Business Combination Agreement. No consideration has been or will be paid by SPAC, Parent or the Company to the Sponsor in connection with such agreements.

New Registration Rights Agreement

In connection with the Closing, PubCo, the Sponsor, certain shareholders of Parent and the other parties signatory thereto will enter into a Registration Rights Agreement, pursuant to which PubCo will, from time to time, register for resale the PubCo Ordinary Shares held by the Holders immediately following the Closing, any PubCo Ordinary Shares that may be acquired upon the exercise, conversion, or redemption of any derivative security held by the Holders immediately following the Closing, any equity securities that are “restricted securities” or held by an “affiliate” (each as defined in Rule 144 under the Securities Act), and any other equity security issued in a share dividend, share split, or similar transaction. Pursuant to the New Registration Rights Agreement, among other things, PubCo will agree to file a shelf registration statement on Form S-1 registering the sale or resale of all of the Registrable Securities no later than 30 days after the Closing. Additionally, (x) Holders of at least a majority-in-interest of the then outstanding number of Registrable Securities, (y) the Sponsor and (z) affiliates of the Sponsor may make written demands for registration under the Securities Act of all or part of their Registrable Securities, provided that the Registrable Securities are no longer subject to lock-up and at least 12 months have passed since the filing of the Form 10 information (as defined in Rule 144(i)(3) of the Securities Act) with the SEC. Pursuant to the New Registration Rights Agreement, PubCo will also provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement also provides that PubCo will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities. The New Registration Rights Agreement will terminate upon the earlier of the 7th anniversary of the date of the New Registration Rights Agreement, the date on which no Registrable Securities remain outstanding, and with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities.

Lock-Up Agreement

In connection with the Closing, PubCo will enter into a Lock-up Agreement with certain Parent Closing Shareholders of immediately prior to the Effective Time providing that the Parent Closing Shareholders, as the holders of the Parent Ordinary Shares, will not, subject to certain customary exceptions, transfer any PubCo Ordinary Shares received by the Parent Closing Shareholders pursuant to the Business Combination Agreement (together with any securities paid as bonus share issuance, dividends or distributions with respect to such securities or into which such securities are changed or exchanged or which are received in any recapitalization, share exchange, share conversion or similar transactions) during the period commencing from the date of Closing until the earlier of (i) six months after the Closing or (ii) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction in which all of its shareholders have the right to exchange their shares of common stock for cash, securities or other property.

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SPAC’s Policy for Approval of Related Party Transactions

The SPAC Board has adopted code of conduct and ethics, which requires SPAC to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) we or any of SPAC’s subsidiaries is a participant, and (iii) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of SPAC’s ordinary shares, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict-of-interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

The audit committee of the SPAC Board, pursuant to its written charter, are responsible for reviewing and approving related-party transactions to the extent SPAC enters into such transactions. All ongoing and future transactions between SPAC and any of its officers and directors or their respective affiliates will be on terms believed by SPAC to be no less favorable to SPAC than are available from unaffiliated third parties. Such transactions will require prior approval by SPAC’s audit committee and a majority of SPAC’s uninterested “independent” directors, or the members of SPAC’s board who do not have an interest in the transaction, in either case who had access, at SPAC’s expense, to SPAC’s attorneys or independent legal counsel. We will not enter into any such transaction unless SPAC’s audit committee and a majority of SPAC’s disinterested independent directors determine that the terms of such transaction are no less favorable to SPAC than those that would be available to SPAC with respect to such a transaction from unaffiliated third parties. Additionally, we require each of SPAC’s directors and executive officers to complete a directors’ and officer’s questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer. To further minimize potential conflicts of interest, the SPAC has agreed not to consummate a business combination with an entity which is affiliated with any of SPAC’s sponsor, officers, directors or their affiliates unless such transaction is approved by a majority of SPAC’s independent directors who do not have an interest in such transaction. Furthermore, in no event will any of SPAC’s sponsor, officers or directors, or any entity with which they are affiliated, be paid any finder’s fee or consulting fee for any services they render in order to effectuate the consummation of a business combination.

CADV Relationships and Related Party Transactions

The following is a list of the related parties with whom the Company conducted transactions during the Successor period from January 6 through June 30, 2026 and the Predecessor period from January 1 through 5, 2026 and for the six months ended June 30, 2025, and their relation with the Company.

Mr. Emilio Gomez, the current Chief Operating Officer of CADV, is the founder and Chief Executive Officer of Kogom Ltd. Prior to the Reorganization on January 6, 2026, Kogom Ltd. was the sole shareholder of CADV and, through Mr. Gomez’s 100% ownership of Kogom Ltd., Mr. Gomez served as the Chief Executive Officer, President and controlling shareholder of CADV.

Name of the related parties	Relation with the Company
Mr. Lin#	Chief executive officer and president of the management board
Wojciech Kaszycki (“Mr. Kaszycki”)*	Member of supervisory board
Hubert Kowalski	Chief technology officer
Emilio Gomez (“Mr. Gomez”)	Chief operating officer; formerly Chief Executive Officer and president of the management board of CADV before the Reorganization; founder and Chief Executive Officer of Kogom Ltd.
GPA S.A.	Entity of which Mr. Gomez holds 66% of equity interests
Santochi Co.	Entity to which the spouse of Mr. Gomez is a director
Kogom Ltd. (“Kogom”)	Former Shareholder of the Company, 100% controlled by Mr. Gomez
Mobilum Tech UAB*	100% controlled by Mr. Kaszycki
Mobilum OU*	100% controlled by Mr. Kaszycki
TTP Ltd*	100% controlled by Mr. Kaszycki
WKM Ltd*	100% controlled by Mr. Kaszycki
WKM2 sp.z.o.o. (“WKM2”)*	100% controlled by Mr. Kaszycki
Handsfull#	100% controlled by Mr. Lin

*Mr. Kaszychi ceased to be the member of supervisory board since February 1, 2026. All these entities and persons are not related parties to the Group since February 1, 2026.

#Mr. Lin became the controlling shareholder of the Group since January 6, 2026 and since then Handsfull became the related party to the Group.

		Successor As of June 30, 2026		Predecessor As of December 31, 2025
		US$		US$
Amount due from a related party
WKM2	US$	—	US$	6,594

Amount due from a related party represents advances to a related party for its operation. These amounts are interest free, unsecured and repayment on demand.

221

	As of June 30, 2026		As of December 31, 2025
		US$		US$
Accounts payable to related parties
Hubert Kowalski	US$	8,155	US$	—
TTP Limited		—		19,130
Santochi Co.		—		253
		8,155		19,383

Account payable to related parties represents payables to these related parties for their provision of service during the Company’s daily operation.

		As of June 30, 2026		As of December 31, 2025
		US$		US$
Amount due to a related party
Mr. Kaszychi	US$	—	US$	8

Amount due to a related party, non-current
Handsfull	US$	296,915	US$	—
Mr. Lin		49,401		—
		348,543		—

Mr. Lin and Handsfull became related party of the Group after the Reorganization on January 6, 2026. Current balance due to Handsfull represents advances from the related party for daily operation. Please refer to note 5 to the Notes to Kukugan Invest’s Unaudited Condensed Consolidated Financial Statements for the non-current balance due to Handsfull.

Transactions with related parties

	Successor For the period from January 6 through June 30, 2026		Predecessor For the six months ended June 30, 2025
		US$		US$
Sales of service to related parties
GPA S.A.		90,369		389,401
WKM Ltd.		20,876		—
Mobilum Tech UAB		—		78,320
	US$	111,245	US$	467,721
Purchase of service from related parties
TTP Limited		20,277		12,297
Santochi Co.		—		24,266
Hubert Kowalski		41,223		—
KOGOM Ltd.		1,326		—
	US$	62,826	US$	36,563
Purchase of research and development service from a related party
TTP Limited	US$	—	US$	128,364
Interest accrued from related parties
WKM2		—		17
WKM Ltd		—		1,542
	US$	—	US$	1,559
Interest accrued to related parties
Handsfull		3,398		—
Mr. Lin		367		—
Mr. Kaszycki		—		13,662
	US$	3,765	US$	13,662

	Predecessor For the year ended December 31, 2025		Predecessor For the year ended December 31, 2024
	US$		US$
Sales of service to related parties
GPA S.A.		567,300		348,205
Mobilum Tech UAB		147,869		186,216
	US$	715,169	US$	534,421
Purchase of service from related parties
TTP Limited		25,363		11,977
Santochi Co.		78,914		47,268
	US$	104,277	US$	59,245
Purchase of research and development service from a related party
TTP Limited	US$	256,858	US$	649,169
Interest accrued from related parties
WKM Ltd		3,031		2,606
WKM2		99		118
	US$	3,130	US$	2,724
Interest accrued to a related party
Mr. Kaszycki	US$	25,680	US$	43,448
Advances/loans to related parties
WKM Ltd		—		100,505
WKM2		15,098		11,558
	US$	15,098	US$	112,063
Repayment from related parties
Kogom		61,258		57,973
WKM2		8,878		17,644
TTP Limited		—		14,858
WKM		112,208		—
	US$	182,344	US$	90,475
Advances from a related party
WKM2	US$	—	US$	72,687
Repayment to related parties
WKM2		76,963		—
Mr. Kaszycki		156,767		—
	US$	233,730	US$	—

On February 20, 2024, CADV lent a loan to WKM Ltd. of PLN 400,000 (US$97,532), please refer to amount due from a related party, non-current for details.

On March 10, 2024, CADV lent a loan of PLN 25,000 (US$6,281) to WKM2 with an annual interest rate of 2.0% and maturity date of 1 year. On September 2, 2024, CADV entered into two loans to lent a total of PLN 10,000 (US$2,513) to WKM2 with an annual interest rate of 2.0% and maturity date of 1 year. On November 28, 2024, CADV lent a loan of PLN 11,000 (US$2,764) to WKM2 with an annual interest rate of 2.0% and maturity date of 1 year. All these loans to WKM2. were fully repaid on December 23, 2024.

On May 19, 2025, the Company lent a loan of PLN 33,000 (US$8,779) to WKM2 with an annual interest rate of 2.0% and maturity date of 1 year. The loan is fully repaid on December 12, 2025.

On December 18, 2025, Kogom entered the Debt transfer agreement with Mr. Kaszychi.

222

BENEFICIAL OWNERSHIP OF PUBCO

The following table sets forth information regarding (i) the actual beneficial ownership of SPAC Ordinary Shares as of September 17, 2026 and (ii) expected beneficial ownership of PubCo Ordinary Shares immediately following the Business Combination, assuming that no SPAC Ordinary Shares are redeemed, and alternatively the maximum number of SPAC Ordinary Shares are redeemed, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding PubCo Ordinary Shares immediately after the Closing;

●	each of SPAC’s Sponsor and current executive officers and directors;

●	each person who will become an executive officer or director of PubCo immediately after the Closing; and

●	all current executive officers and directors of SPAC, as a group, and all executive officers and directors of PubCo immediately after the Closing, as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the ordinary shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below. PubCo Class A Ordinary shares issuable upon exercise of PubCo Warrants are based on the current exercise price of $11.50. Beneficial ownership of shares currently owned by holders of SPAC Ordinary Shares below are presented after giving effect to the Business Combination.

Beneficial ownership of SPAC Ordinary Shares pre-Business Combination is based on 8,828,100 SPAC Ordinary Shares outstanding as of September 17, 2026.

Beneficial ownership of CADV pre-Business Combination is based on 100,000 Company Ordinary Shares outstanding as of September 17, 2026.

The expected beneficial ownership of PubCo Ordinary Shares post-Business Combination is based on 46,194,692 PubCo Ordinary Shares issued and outstanding, assuming no redemption, and 38,939,171 PubCo Ordinary Shares issued and outstanding, assuming the maximum redemption scenario of Public Shareholders exercising their rights to redeem all 6,900,000 Public Shares (as more fully described under “Unaudited Pro Forma Condensed Combined Financial Information” herein). If the actual facts are different than these assumptions, the numbers in the below table will be different.

Unless otherwise indicated, PubCo believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To PubCo’s knowledge, no PubCo Ordinary Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

	Pre-Business Combination				Post-Business Combination
					Assuming No					Assuming Maximum
					Redemptions					Redemptions
					Number of	% of	Number of	% of		Number of	% of	Number of	% of
	Number of SPAC	% of SPAC	Number of CADV	% of CADV	PubCo Class A	PubCo Class A	PubCo Class B	PubCo Class B	% of Total	PubCo Class A	PubCo Class A	PubCo Class B	PubCo Class B	% of Total
Name and Address of Beneficial Owner(1)	Ordinary Shares	Ordinary Shares	Ordinary Shares	Ordinary Shares	Ordinary Shares	Ordinary Shares	Ordinary Shares	Ordinary Shares	Voting Power	Ordinary Shares	Ordinary Shares	Ordinary Shares	Ordinary Shares	Voting Power
Executive Officers and Directors of SPAC Before the Business Combination
Hao Yuan	0	-	-	-	-	-	-	-	-	-	-	-	-	-
Daniel Albert Mace	25,000	*	-	-	25,000	*	-	-	*	25,000	*	-	-	*
Luhuan Zhong	10,000	*	-	-	10,000	*	-	-	*	10,000	*	-	-	*
Ya Ting Lee	10,000	*	-	-	10,000	*	-	-	*	10,000	*	-	-	*
Yajuan Ding	10,000	*	-	-	10,000	*	-	-	*	10,000	*	-	-	*
All Executive Officers and Directors of SPAC as a Group (5 persons)	55,000	*	-	-	55,000	*	-	-	*	55,000	*	-	-	*
5% and Greater Shareholder of SPAC
MilunaC Technology Limited(2)	1,848,100	20.93%	-	-	2,051,200	4.74%	-	-	1.06%	2,051,200	5.69%	-	-	1.10%
Westchester Capital Management, LLC(3)	446,002	5.05%	-	-	446,002	1.23%	-	-	*	-	-	-	-	*
Wolverine Asset Management, LLC(4)	454,947	5.15%	-	-	454,947	1.26%	-	-	*	-	-	-	-	*
Aristeia Capital, L.L.C.(5)	475,000	5.38%	-	-	475,000	1.31%	-	-	*	-	-	-	-	*
Mizuho Financial Group, Inc.(6)	740,259	8.4%	-	-	740,259	2.05%	-	-	*	-	-	-	-	*

Executive Officers and Directors of CADV Before the Business Combination
Shang Ju Lin(7)	25,000	*	100,000	100.00%	21,900,000	60.51%	10,000,000	100.00%	92.32%	21,900,000	75.68%	10,000,000	100.00%	96.07%
Elzbieta Barbarska	-	-	-	-	-	-	-	-		-	-	-	-
Emilio Gomez	-	-	-	-	-	-	-	-		-	-	-	-
Hubert Kowalski	-	-	-	-	v	-	-	-		-	-	-	-
All Executive Officers and Directors of CADV as a group (4 persons)	25,000	*	100,000	100.00%	21,900,000	60.51%	10,000,000	100.00%	92.32%	21,900,000	75.68%	10,000,000	100.00%	96.07%
5% and Greater Shareholder of CADV
Kukugan Invest(8)	-	-	100,000	100.00%	-	-	-	-	-	-	-	-	-	-

Executive Officers and Directors of PubCo After the Business Combination
Shang Ju Lin(7)	25,000	*	100,000	100.00%	21,900,000	60.51%	10,000,000	100.00%	92.32%	21,900,000	75.68%	10,000,000	100.00%	96.07%
Elzbieta Barbarska	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Emilio Gomez	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Hubert Kowalski	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Hoan S. Lee, Ph.D.	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Luhuan Zhong	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Jeffrey Chi	-	-	-	-	-	-	-	-	-	-	-	-	-	-
All Executive Officers, Directors of PubCo as a group (7 persons)	25,000	*	100,000	100.00%	21,900,000	60.51%	10,000,000	100.00%	92.32%	21,900,000	75.68%	10,000,000	100.00%	96.07%
5% and Greater Shareholder of PubCo
KKXX Investment(9)	-	-	-	-	-	-	10,000,000	100%	80.56%	-	-	10,000,000	100.00%	83.83%
Shang Ju Lin(7)	25,000	*	100,000	100.00%	21,900,000	60.51%	10,000,000	100.00%	92.32%	21,900,000	75.68%	10,000,000	100.00%	96.07%

*	Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the individuals or the entities is c/o Miluna Acquisition Corp, 12F, No. 43, Cheng Gong Road, Sec 4, Neihu, Taipei, Taiwan.

223

(2)	Pre-Business Combination interests shown consist of 1,645,000 Insider Shares and 203,100 SPAC Ordinary Shares underlying the Private Placement Units. MilunaC Technology Limited, the Sponsor, is the record holder of such shares. The Sponsor has three shareholders: Mr. Shang Ju Lin, who holds 30% of the Sponsor’s ordinary shares, and two other individuals who collectively hold the remaining 70%. Each shareholder has sole voting and dispositive power over his or her respective equity interests in the Sponsor. No shareholder of the Sponsor, including Mr. Lin, has the right to vote or dispose of, or direct the voting or disposition of, the securities of SPAC held by the Sponsor. Accordingly, the Sponsor reports beneficial ownership of 100% of the securities it directly holds, and no individual shareholder of the Sponsor is deemed to beneficially own more than his or her respective indirect pecuniary interest in such securities. Post-Business Combination interests consist of 2,051,200 PubCo Class A Ordinary Shares (including 203,100 PubCo Class A Ordinary Shares underlying the Private Placement Units and 203,100 PubCo Class A Ordinary Shares issuable upon exercise of warrants included in the Private Placement Units). The principal business address for MilunaC Technology Limited, is c/o Miluna Acquisition Corp, 12F, No. 43, Cheng Gong Road, Sec 4, Neihu, Taipei, Taiwan.
(3)	According to a Schedule 13G filed by Westchester Capital Management, LLC (“Westchester”) and Westchester Capital Partners, LLC (“WCP”) on May 15, 2026, interests shown relate to SPAC Ordinary Shares directly held by the Funds for which Westchester and WCP serve as investment adviser or sub-adviser. Westchester, a registered investment adviser, serves as sub-advisor to each of The Merger Fund (“MF”), The Merger Fund VL (“MF VL”), Virtus Westchester Event-Driven Fund (“EDF”), Virtus Westchester Credit Event Fund (“CEF”), JNL/Westchester Capital Event Driven Fund (“JNL”), JNL Multi-Manager Alternative Fund (“JARB”) and Principal Funds, Inc. - Global Multi-Strategy Fund (“PRIN”). WCP, a registered investment adviser, serves as investment adviser to Westchester Capital Master Trust (“Master Trust,” together with MF, MF VL, EDF, CEF, JNL, JARB and PRIN, the “Funds”). The Funds directly hold Ordinary Shares of the Company for the benefit of investors in the Funds. In such capacities, Westchester and WCP may each be deemed to beneficially own the shares held by the Funds. Mr. Roy Behren and Mr. Michael T. Shannon each serve as Co-Presidents of Westchester. Post-Business Combination interests consist of (i) in the No Redemptions Scenario, 446,002 PubCo Class A Ordinary Shares beneficially owned by Westchester and WCP through the Funds, and (ii) in the Maximum Redemptions Scenario, no PubCo Ordinary Shares beneficially owned by Westchester and WCP. The principal business address of Westchester and WCP is 100 Summit Lake Drive, Valhalla, NY 10595.
(4)	According to a Schedule 13G filed by Wolverine Asset Management, LLC (“WAM”), Wolverine Holdings, LLC (“Wolverine Holdings”), Christopher L. Gust, and Robert R. Bellick on April 20, 2026, interests shown relate to SPAC Ordinary Shares directly held by Wolverine Flagship Fund Trading Limited. WAM, a registered investment adviser, has voting and dispositive power over 454,947 SPAC Ordinary Shares. Wolverine Holdings is the sole member and manager of WAM. Mr. Christopher L. Gust and Mr. Robert R. Bellick may be deemed to control Wolverine Holdings in their capacities as managers of Wolverine Holdings. Post-Business Combination interests consist of (i) in the No Redemptions Scenario, 454,947 PubCo Class A Ordinary Shares beneficially owned by WAM, Wolverine Holdings, Mr. Gust and Mr. Bellick, and (ii) in the Maximum Redemptions Scenario, no PubCo Ordinary Shares beneficially owned by WAM, Wolverine Holdings, Mr. Gust and Mr. Bellick. The principal business address of WAM, Wolverine Holdings, Mr. Gust and Mr. Bellick is c/o Wolverine Asset Management, LLC 175 West Jackson Boulevard, Suite 340 Chicago, IL 60604.
(5)	According to a Schedule 13G filed by Aristeia Capital, L.L.C. on February 17, 2026, interests shown relate to SPAC Ordinary Shares beneficially owned by Aristeia Capital, L.L.C. Post-Business Combination interests consist of (i) in the No Redemptions Scenario, 475,000 PubCo Class A Ordinary Shares beneficially owned by Aristeia Capital, L.L.C., and (ii) in the Maximum Redemptions Scenario, no PubCo Ordinary Shares beneficially owned by Aristeia Capital, L.L.C. The principal business address of Aristeia Capital, L.L.C. is One Greenwich Plaza, Suite 300, Greenwich, CT 06830.
(6)	According to a Schedule 13G filed by Mizuho Financial Group, Inc. on August 13, 2026, interests shown relate to SPAC Ordinary Shares directly held by Mizuho Securities USA LLC, a wholly-owned subsidiary of Mizuho Americas LLC. Mizuho Financial Group, Inc., Mizuho Bank, Ltd. and Mizuho Americas LLC may be deemed to be indirect beneficial owners of such securities. Post-Business Combination interests consist of (i) in the No Redemptions Scenario, 740,259 PubCo Class A Ordinary Shares beneficially owned by Mizuho Financial Group, Inc., Mizuho Bank, Ltd., Mizuho Americas LLC and Mizuho Securities USA LLC, and (ii) in the Maximum Redemptions Scenario, no PubCo Ordinary Shares beneficially owned by such entities. The principal business address of Mizuho Financial Group, Inc. is 1-5-5, Otemachi, Chiyoda-ku, Tokyo, 100-8176, Japan.
(7)	Pre-Business Combination interests shown consist of 25,000 Insider Shares held directly by Mr. Lin and 100,000 ordinary shares of CADV held of record by Kukugan Invest, a Cayman Islands exempted company (“Parent” or “Kukugan”). Mr. Lin is the sole shareholder of Parent and beneficially owns the 100,000 ordinary shares of CADV. Mr. Lin previously served as SPAC’s chief executive officer and director and was the sole director and sole shareholder of the Sponsor. Post-Business Combination interests consist of (i) 25,000 PubCo Class A Ordinary Shares issuable upon the conversion of the 25,000 Insider Shares held directly by Mr. Lin, (ii) 21,875,000 Transaction Consideration Shares issuable to the Parent Shareholder upon the Closing of the Business Combination, and (iii) 10,000,000 PubCo Class B Ordinary Shares issuable to KKXX Investment, a British Virgin Islands business company controlled by Mr. Shang Ju Lin, upon the Closing of the Business Combination. Accordingly, Mr. Lin is expected to beneficially own 21,900,000 PubCo Class A Ordinary Shares and 10,000,000 PubCo Class B Ordinary Shares after the Business Combination, representing approximately 92.32% of the total voting power under the No Redemptions Scenario and approximately 96.07% under the Maximum Redemptions Scenario. The principal business address for Mr. Lin is c/o CADV Ventures S.A., Plac Powstańców Warszawy 2, 00-030 Warsaw, Poland.
(8)	Represents 100,000 ordinary shares of CADV. Kukugan Invest, a Cayman Islands exempted company is the record holder of the 100,000 ordinary shares of CADV. Mr. Lin is the sole shareholder of Kukugan and beneficially owns the 100,000 ordinary shares of CADV. Mr. Lin previously served as SPAC’s chief executive officer and director and was the sole director and sole shareholder of the Sponsor. The principal business address for Mr. Lin and Kukugan, is c/o CADV Ventures S.A., Plac Powstańców Warszawy 2, 00-030 Warsaw, Poland.
(9)	Represents 10,000,000 PubCo Class B Ordinary Shares issuable to KKXX Investment, a British Virgin Islands business company controlled by Mr. Shang Ju Lin, the Parent Shareholder, upon the Closing of the Business Combination. Mr. Lin previously served as SPAC’s chief executive officer and director and was the sole director and sole shareholder of the Sponsor. Pursuant to the PubCo A&R Articles, each PubCo Class A Ordinary Share is entitled to one vote per share. Each PubCo Class B Ordinary Share is entitled to 15 votes per share but carries no economic rights, including no rights to dividends or other distributions or to participate in the net assets of PubCo upon liquidation (other than the right to receive its nominal par value, if any). The principal business address for KKXX Investment and Mr. Lin is c/o CADV Ventures S.A., Plac Powstańców Warszawy 2, 00-030 Warsaw, Poland.

224

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, PubCo will have, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 46,194,692 PubCo Ordinary Shares outstanding, assuming no SPAC Ordinary Shares are redeemed in connection with the Business Combination. All of the PubCo Ordinary Shares issued to holders of Public Shares, Insider Shares and Private Placement Shares will be freely transferable by persons other than by PubCo “affiliates” without restriction or further registration under the Securities Act, subject to any lock-up restrictions. Sales of substantial amounts of PubCo Ordinary Shares in the public market could adversely affect prevailing market prices of the PubCo Ordinary Shares.

Registration Rights and Lock-Up Agreements

The Business Combination Agreement contemplates that, at the Closing, Purchaser, the Sponsor, certain shareholders of Parent and the other parties shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) and a Lock-Up Agreement (the “Lock-Up Agreement”). The Registration Rights Agreement and Lock-Up Agreement will provide that the PubCo will be obligated to file a Registration Statement after Closing to register the resale of certain securities, and will also provide the respective parties with “piggy-back” registration rights, subject to certain requirements and customary conditions.

For more information about the New Registration Rights Agreement and the Lock-Up Agreements, see the section entitled “Ancillary Documents.”

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”) and subject to the requirements set forth under “— Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” below, a Person who has beneficially owned restricted PubCo Ordinary Shares or restricted PubCo Warrants for at least six months would be entitled to sell their securities, provided that (a) such Person is not deemed to have been an affiliate of PubCo at the time of, or at any time during the three months preceding, a sale and (b) PubCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as PubCo was required to file reports) preceding the sale.

Persons who have beneficially owned restricted PubCo Ordinary Shares or restricted PubCo Warrants for at least six months but who are affiliates of PubCo at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the volume limitations set forth in Rule 144.

Sales by affiliates of PubCo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about PubCo.

All of the PubCo Ordinary Shares that will be outstanding upon the completion of the Business Combination, other than those PubCo Ordinary Shares registered pursuant to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part, will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of PubCo and has beneficially owned restricted PubCo’s securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about PubCo. Persons who are affiliates of PubCo and have beneficially owned PubCo’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following: (i) 1% of the then outstanding equity shares of the same class which, immediately after the Business Combination and assuming no redemptions of public shares for cash, will equal 361,947 PubCo Class A Ordinary Shares; or (ii) the average weekly trading volume of the PubCo Ordinary Shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of PubCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about PubCo.

225

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, SPAC had 8,828,100 Ordinary Shares outstanding. Of these shares, 6,900,000 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by SPAC’s affiliates within the meaning of Rule 144 under the Securities Act. All of the 1,928,100 SPAC Ordinary Shares held by the Sponsor, directors and officers of SPAC and Mr. Lin are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are a total of SPAC Warrants outstanding, consisting of Public Warrants and Private Placement Warrants. Each warrant is exercisable for one Miluna Ordinary Share (or one PubCo Ordinary Share post-Business Combination), in accordance with the terms of the Miluna Warrant Agreement. The Public Warrants are freely tradable, except for any warrants held by one of our affiliates within the meaning of Rule 144 under the Securities Act. The Private Placement Warrants will be forfeited at Closing.

In addition, PubCo will be obligated to file no later than 20 business days after the Closing a registration statement under the Securities Act covering the PubCo Ordinary Shares that may be issued upon the exercise of the SPAC Warrants post-Business Combination and use best efforts to cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the Public Warrants.

We anticipate that following the consummation of the Business Combination, PubCo will not be a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of PubCo Ordinary Shares.

Rule 145

The PubCo Ordinary Shares to be issued to certain persons or entities pursuant to the registration statement of which this proxy statement/prospectus forms a part will be subject to the provisions of Rule 145 under the Securities Act (“Rule 145”). Under Rule 145, a person or entity that is an affiliate of a party to the Business Combination at the time that it is submitted for vote or consent is deemed to be an underwriter in connection with any transaction to publicly offer or sell securities acquired in the Business Combination unless the following conditions are met:

●	the conditions set forth under “Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” are met; and

●	either (i) the sale occurs at least 90 days after the securities were acquired in the Business Combination and the conditions applicable to resales under Rule 144(b)(2), other than the notice requirement, are satisfied or (ii) for a person who is not an affiliate of PubCo on the date of sale (and has not been an affiliate of PubCo within three months prior to the date of sale), either (A) at least one year has elapsed since the securities were acquired in the Business Combination or (B) if PubCo satisfies the current public information requirements set forth in Rule 144, at least six months have elapsed since the securities were acquired in the Business Combination.

Securities subject to Rule 145 may be resold pursuant to a registration statement registering their resale.

226

PRICE RANGE OF SECURITIES AND DIVIDENDS

SPAC

Price Range of SPAC’s Securities

SPAC Ordinary Shares, SPAC Warrants and SPAC Units are listed on the Nasdaq Stock Market LLC under the symbols “MMTX”, “MMTXW” and “MMTXU,” respectively.

The closing prices of SPAC Ordinary Shares, SPAC Units and SPAC Warrants on April 24, 2026, the last trading day before announcement of the execution of the Business Combination Agreement, $10.15, $10.05, and $0.17 respectively. As of         , 2026, the Record Date for the EGM, the closing prices of SPAC Ordinary Shares, SPAC Units and SPAC Warrants were $ , $ and $ , respectively.

Holders

As of        , 2026, the Record Date for the EGM, there were holders of record of SPAC Ordinary Shares, holders of record of SPAC Warrants and holder of record of SPAC Units. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose SPAC Ordinary Shares, SPAC Warrants and SPAC Units are held of record by banks, brokers and other financial institutions.

Dividend Policy

SPAC has not paid any cash dividends on its shares to date and does not intend to pay cash dividends prior to the completion of an initial business combination.

CADV

Price Range of CADV Securities

Historical market price information regarding CADV’s securities is not provided because, as of the date of this proxy statement/prospectus, there is no public market for CADV’s securities.

Dividend Policy

CADV has not paid any cash dividend on its equity securities to date and does not intend to pay cash dividends prior to the Closing.

PubCo

Price Range of PubCo Securities

Historical market price information regarding PubCo securities is not provided because, as of the date of this proxy statement/prospectus, there is no public market for PubCo’s securities.

Dividend Policy

PubCo does not intend to pay cash dividends on any equity securities after the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon PubCo’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of PubCo’s board of directors at such time. If PubCo incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants it may agree to in connection therewith.

227

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with SPAC Board, any committee chairperson or the non-management directors as a group by writing to SPAC Board or committee chairperson in care of Miluna Acquisition Corp, 12F, No. 43, Cheng Gong Road, Sec 4, Neihu, Taipei, Taiwan. Following the Closing, such communications should be sent to PubCo at Plac Powstańców Warszawy 2, 00-030 Warsaw, Poland, Attn: Board of Directors. Each communication will be forwarded, depending on the subject matter, to the board of directors of PubCo the appropriate committee chairperson or all non-management directors.

APPRAISAL RIGHTS

Under the Cayman Companies Act, save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from a merger or consolidation is entitled to payment of the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Cayman Companies Act. However, regardless of whether such rights are or are not available, Public Shareholders are still entitled to exercise the rights of redemption in respect to their Public Shares as detailed in this proxy statement/prospectus, and the redemption proceeds payable to Public Shareholders who exercise such redemption rights will represent the fair value of those shares. Any Public Shareholder who elects to exercise appraisal rights under Section 238 of the Cayman Islands Companies Act will lose their right to have their Public Shares redeemed in accordance with the SPAC Articles. The certainty provided by the redemption process may be preferable for Public Shareholders wishing to exchange their Public Shares for cash.

LEGAL MATTERS

The validity of the PubCo Ordinary Shares offered by this proxy statement/prospectus and other matters relating to Cayman Islands law will be passed upon for PubCo by Harney Westwood & Riegels.

Rimon P.C., as U.S. counsel to PubCo, has passed upon the validity of the securities offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Miluna Acquisition Corp as of as of December 31, 2025, and the related statements of operations and comprehensive loss, stockholders’ equity and cash flows for the year ended, and the related notes, included in this proxy statement/prospectus, which forms a part of this Registration Statement, have been audited by Guangdong Prouden CPAs GP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited financial statements of CADV Ventures S.A. as of December 31, 2025 and 2024, the related statements of operations and comprehensive loss, changes in shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2025, and the related notes included in this proxy statement/prospectus, which forms a part of this Registration Statement, have been audited by Guangdong Prouden CPAs GP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited financial statements of Kukugan Invest (formerly known as Clomar Solutions Corp.) as of September 3, 2025 (the incorporation date of Kukugan Invest) and December 31, 2025, the related statements of changes in shareholders’ equity from the incorporation date of September 3, 2025 to December 31, 2025, and the related notes included in this proxy statement/prospectus, which forms a part of this Registration Statement, have been audited by Guangdong Prouden CPAs GP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

228

HOUSEHOLDING INFORMATION

Unless SPAC has received contrary instructions, SPAC may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if SPAC believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce SPAC’s expenses. However, if shareholders prefer to receive multiple sets of SPAC’s disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of SPAC’s disclosure documents, the shareholders should follow these instructions:

●	if the shares are registered in the name of the shareholder, the shareholder should contact SPAC at the following address:

Miluna Acquisition Corp
12F, No. 43,

Cheng Gong Road, Sec 4, Neihu

Taipei, 114

Taiwan, 114049

●	if a broker, bank or nominee holds the shares, the shareholder should contact the broker, bank or nominee directly.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of PubCo in addition to being a proxy statement of SPAC for the EGM. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to SPAC has been supplied by SPAC, all such information relating to Parent has been supplied by Parent, and all such information relating to CADV has been supplied by CADV. information provided by SPAC, Parent or CADV does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of SPAC for the EGM. SPAC has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including SPAC, which is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

WHERE YOU CAN FIND MORE INFORMATION

SPAC files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. SPAC’s public filings are also available to the public from the SEC’s website at www.sec.gov.

PubCo and CADV are not subject to Exchange Act reporting requirements and do not file reports, proxy statements or other information with the SEC. CADV maintains a website at https://cadv.ai/. Information contained on or available through the CADV’s website shall not be deemed to be incorporated in this proxy statement/prospectus and does not form a part of this proxy statement/prospectus.

229

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or SPAC’s filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the EGM, you should contact SPAC at the following address and telephone number:

12F, No. 43,

Cheng Gong Road, Sec 4, Neihu

Taipei, Taiwan

Telephone: +886 900-605-199
Attention: Hao Yuan

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from SPAC’s proxy solicitation agent at the following address and telephone number:

[●]
[●]
[●]
Tel: [●] (toll-free) or
[●] (banks and brokers can call collect)
Email: [●]

Any of the documents you request will be available without charge. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a SPAC shareholder and would like to request documents, please do so by , 2026, or five business days prior to the EGM, in order to receive them before the EGM. If you request any documents from SPAC, such documents will be mailed to you by first class mail, or another equally prompt means.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of SPAC in addition to being a proxy statement of SPAC for the EGM as allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to SPAC has been supplied by SPAC, and all such information relating to CADV has been supplied by CADV. information provided by either SPAC or CADV does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of SPAC for the EGM. SPAC has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including SPAC, which is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

230

Page
Audited Financial Statements of Miluna Acquisition Corp:
Report of Guangdong Prouden CPAs GP, Independent Registered Public Accounting Firm (PCAOB ID: 7254)	F-2
Financial Statements:
Balance Sheet as of December 31, 2025	F-3
Statement of Operations for the period from June 24, 2025 (inception) through December 31, 2025	F-4
Statement of Changes in Shareholders’ Equity for the period from June 24, 2025 (inception) through December 31, 2025	F-5
Statement of Cash Flows for the period from June 24, 2025 (inception) through December 31, 2025	F-6
Notes to the Financial Statements	F-7 - F-20

Unaudited Financial Statements of Miluna Acquisition Corp:
Condensed Balance Sheets as of June 30, 2026 (unaudited) and December 31, 2025	F-21
Condensed Statement of Operations for the three and six months ended June 30, 2026 and for the period from June 24, 2025 (inception) through June 30, 2025 (unaudited)	F-22
Condensed Statement of Changes in Shareholders’ Equity (Deficit) for the six months ended June 30, 2026 and for the period from June 24, 2025 (inception) through June 30, 2025 (unaudited)	F-23
Condensed Statement of Cash Flows for the six months ended June 30, 2026 and for the period from June 24, 2025 (inception) through June 30, 2025 (unaudited)	F-24
Notes to Financial Statements (Unaudited)	F-25 - F-36

Audited Financial Statements of CADV Ventures S.A.
Report of Guangdong Prouden CPAs GP, Independent Registered Public Accounting Firm (PCAOB ID: 7254)	F-37
Balance Sheets as of December 31, 2025 and 2024	F-38
Statements of Operations and Comprehensive Loss for the Years ended December 31, 2025 and 2024	F-39
Statements of Changes in Shareholders’ Deficit for the Years ended December 31, 2025 and 2024	F-40
Statements of Cash Flows for the Years ended December 31, 2025 and 2024	F-41
Notes to the Financial Statements	F-42 - F-59

Audited Financial Statements of Kukugan Invest
Report of Guangdong Prouden CPAs GP, Independent Registered Public Accounting Firm (PCAOB ID: 7254)	F-61
Statements of financial position as of September 3, 2025 (the incorporation date) and December 31, 2025	F-62
Statements of changes in equity from the incorporation date of September 3, 2025 to December 31, 2025	F-63
Notes to the Financial Statements	F-64

Unaudited Financial Statements of Kukugan Invest:
Unaudited Condensed Consolidated Balance Sheets as of June 30, 2026 (Successor) and Audited Balance Sheets as of December 31, 2025 (Predecessor)	F-66

Unaudited Condensed Consolidated Statements of Operations and Other Comprehensive Loss for the period from January 6, 2026 through June 30, 2026 (Successor) and Unaudited Condensed Statements of Operations and Other Comprehensive (Loss)/income for the period from January 1, 2026 through January 5, 2026 (Predecessor) and Six Months Ended June 30, 2025 (Predecessor)

F-67
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the period from January 6, 2026 through June 30, 2026 (Successor) and Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the period from January 1 through January 5, 2026 (Predecessor) and Six Months Ended June 30, 2025 (Predecessor)	F-68

Unaudited Condensed Consolidated Statements of Cash Flows for the period from January 6, 2026 through June 30, 2026 (Successor) and Unaudited Condensed Statements of Cash Flows for the period from January 1 through January 5, 2026 (Predecessor) and Six Months Ended June 30, 2025 (Predecessor)

F-69
Notes to Unaudited Condensed Consolidated Financial Statements	F-70 - F-88

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Miluna Acquisition Corp

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Miluna Acquisition Corp. (the “Company”) as of December 31, 2025, the related statements of operations, changes in shareholders’ equity and cash flows for the period from June 24, 2025 (inception) through December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and the results of its operations and its cash flows for the period from June 24, 2025 (inception) through December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

We have served as the Company’s auditor since 2025.

Guangzhou, China

February 12, 2026

PCAOB ID NO. 7254

F-2

MILUNA ACQUISITION CORP

BALANCE SHEET

December 31, 2025
ASSETS
Cash	$692,004
Prepaid expenses	60,002
Total Current Assets	752,006

Cash and marketable securities held in trust account	69,471,486
Total Assets	$70,223,492

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accrued Expenses	$50,000
Other Payable	748
Total Current Liabilities	50,748
Deferred underwriting fee	690,000
Total Liabilities	740,748

Commitments and Contingencies
Ordinary share subject to possible redemption, $0.0001 par value; 550,000,000 shares authorized; 6,900,000 shares issued and outstanding, at redemption value of $10.07	69,471,486

Shareholders’ Equity
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	-
Ordinary Shares, $0.0001 par value; 550,000,000 shares authorized; 1,928,100 issued and outstanding	193
Retained earnings	11,065
Total Shareholders’ Equity	11,258
Total Liabilities and Shareholders’ Equity	$70,223,492

The accompanying notes are an integral part of these financial statements.

F-3

MILUNA ACQUISITION CORP

STATEMENT OF OPERATIONS

For the Period from June 24, 2025 (Inception) through December 31, 2025
Formation and operating costs	$(154,977)
Loss from Operations	(154,977)

Other Income
Interest income on trust account	471,486
Net Income	$316,509

Basic and diluted weighted average shares outstanding, redeemable ordinary shares	2,450,526
Basic and diluted net income per share, redeemable ordinary shares	$0.07
Basic and diluted weighted average shares outstanding, non-redeemable ordinary shares	1,770,262
Basic and diluted net income per share, non-redeemable ordinary shares	$0.07

The accompanying notes are an integral part of these financial statements.

F-4

MILUNA ACQUISITION CORP

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM JUNE 24, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

	Ordinary shares		Additional Paid-In	Retained	Total Shareholders’
	Shares	Amount	Capital	Earnings	Equity
Balance – June 24, 2025 (inception)	-	$-	$-	$-	$-
Ordinary shares issued to Sponsor	1,725,000	173	24,827	-	25,000
Issuance of Public Warrants, net of issuance costs	-	-	2,734,910	-	2,734,910
Sale of Private Units, net of issuance costs	203,100	20	1,975,586	-	1,975,606
Reverse over-allotment option liability	-	-	66,600	-	66,600
Accretion in value of ordinary shares subject to possible redemption	-	-	(4,801,923)	(305,444)	(5,107,367)
Net income	-	-	-	316,509	316,509
Balance – December 31, 2025	1,928,100	$193	$-	$11,065	$11,258

The accompanying notes are an integral part of these financial statements.

F-5

MILUNA ACQUISITION CORP

STATEMENT OF CASH FLOWS

For the period from June 24, 2025 (inception) through December 31, 2025
Cash flows from Operating Activities:
Net Income	$316,509

Adjustments to reconcile net income to net cash used in operating activities:
Payment of expenses through promissory note – related party	44,128
Interest income on trust account	(471,486)
Changes in operating assets and liabilities:
Prepaid expenses	(60,002)
Other Payables	748
Accrued Expenses	50,000
Net cash used in operating activities	(120,103)

Cash flows from investing activities:
Investment of cash in Trust Account	(69,000,000)
Net cash used in investing activities	(69,000,000)

Proceeds from issuance of ordinary shares to Sponsor	25,000
Proceeds from sale of public units, net of underwriting discount paid	68,310,000
Proceeds from sale of private placement units	2,031,000
Repayment of promissory note	(294,067)
Payment of offering costs	(259,826)
Net cash provided by financing activities	69,812,107

Net change in cash	692,004
Cash at the beginning of the period	-
Cash at the end of the period	$692,004

Supplemental disclosure of non-cash financing activities:
Deferred underwriting fee payable	$690,000
Accretion of ordinary shares subject to redemption for interest income on trust account	$471,486

The accompanying notes are an integral part of these financial statements.

F-6

MILUNA ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS

MILUNA ACQUISITION CORP (the “Company”) is a blank check company incorporated in the Cayman Islands on June 24, 2025. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, the Company intends to focus on industries that complement our management team’s background, and to capitalize on the ability of our management team to identify and acquire a business.

At December 31, 2025, the Company had not yet commenced any operations. All activity through December 31, 2025 related to the Company’s formation and the Initial Public Offering (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company’s sponsor is MilunaC Technology Limited (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on September 30, 2025. On October 22, 2025, the Company filed a subsequent registration statement pursuant to Section 462(b) of the Securities Act of 1933, as amended, and also in connection with its Initial Public Offering, which subsequent registration statement became automatically effective upon its filing. On October 24, 2025, the Company consummated its Initial Public Offering of 6,000,000 units (the “Units” and, with respect to the Ordinary Shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $60,000,000 (the “Initial Public Offering” or “IPO”). The Company granted the underwriter a 45-day option to purchase up to an additional 900,000 Units at the Initial Public Offering price to cover over-allotments, if any.

Simultaneously with the consummation of the closing of the Offering, the Company consummated the private placement of an aggregate of 194,100 units (the “Private Units”) to the Sponsor at a price of $10.00 per Unit, generating gross proceeds of $1,941,000 (the “Private Placement”). (see Note 4).

On October 25, 2025, the underwriters of the IPO notified the Company of their fully exercise of the over-allotment option and purchased 900,000 additional units (the “Option Units”) at $10.00 per unit upon the closing of the over-allotment option, generating gross proceeds of $9,000,000. The over-allotment option closed on October 28, 2025. Simultaneously with the consummation of the closing of the over-allotment option, the Company consummated the private placement of an aggregate of 9,000 Private Units to the Sponsor at a price of $10.00 per Unit, generating gross proceeds of $90,000. An amount of $9,000,000 from the net proceeds of the sale of the over-allotment option and the Private Units was further placed in the trust account.

Total transaction costs amounted to $1,889,764, consisting of $690,000 cash underwriting fee, $509,764 other offering costs and $690,000 deferred underwriting fee.

Following the closing of the Initial Public Offering on October 24, 2025 and closing of the over-allotment option on October 28, 2025, an amount of $69,000,000 (from the net proceeds of the sale of the Units in the Initial Public Offering and over-allotment option and a portion of the proceeds from the sale of the Placement Units was placed in a trust account (the “Trust Account”), and will be invested only in U.S. government treasury obligations with a maturity of 185 days or less, in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act and in cash or cash like items (including demand deposit accounts) at a bank; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended business combination. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that the Company hold investments in the trust account, the Company may, at any time (based on our management team’s ongoing assessment of all factors related to our potential status under the Investment Company Act), instruct the trustee to liquidate the investments held in the trust account and instead to hold the funds in the trust account in cash or in an interest bearing demand deposit account at a bank.

F-7

The Company will either (i) seek shareholder approval of our initial business combination at a meeting called for such purpose at which public shareholders may seek to convert their public shares, regardless of whether they vote for or against the proposed business combination or abstain from voting, into their pro rata portion of the aggregate amount then on deposit in the trust account, including interest (net of taxes payable) or (ii) provide our public shareholders with the opportunity to sell their public shares to us by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (net of taxes payable).

The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. These ordinary shares was recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

Unlike other blank check companies which require shareholder votes and conduct proxy solicitations in conjunction with their initial business combinations and related redemptions of public shares for cash upon consummation of such initial business combination even when a vote is not required by law, the Company will have the flexibility to avoid such shareholder vote and allow our shareholders to sell their shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act which regulate issuer tender offers. In that case, the Company will file tender offer documents with the SEC which will contain substantially the same financial and other information about the initial business combination as is required under the SEC’s proxy rules.

The sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to any insider shares, private placement shares included in any private units and public shares they hold in connection with the completion of our initial business combination, (ii) to waive their redemption rights with respect to any insider shares, private placement shares included in any private units and public in connection with the implementation of, following a shareholder vote to approve, an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of the Initial Public Offering, subject to extension up to 21 months by means of three one-month extensions provided that $0.033 per public share is deposited into the trust account for each one-month extension and further provided that the Company has entered into an agreement for an initial business combination within that 18-month period, to complete an initial business combination, or (B) with respect to any other material provisions relating to (x) the rights of holders of our ordinary shares or (y) pre-initial business combination activity; and (iii) waive their rights to liquidating distributions from the trust account with respect to any insider shares or private placement shares included in private units they hold if we fail to consummate an initial business combination within 18 months from the closing of the Initial Public Offering, subject to extension up to 21 months by means of three one-month extensions provided that $0.033 per public share is deposited into the trust account for each one-month extension, and provided that the Company has entered into an agreement for an initial business combination within that 18-month period, to complete an initial business combination (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within 18 months from the closing of the Initial Public Offering, subject to extension up to 21 months by means of three one-month extensions provided that $0.033 per public share is deposited into the trust account for each one-month extension and further provided that the Company has entered into an agreement for an initial business combination within that 18-month period, to complete an initial business combination).

F-8

The Company will have until 18 months from the closing of the Initial Public Offering, with three one-month extensions at the option of the sponsor by depositing into the trust account, for each one-month extension, $198,000, or $227,700 if the underwriters’ over-allotment option is exercised in full ($0.033 per unit in either case) (as may be extended by shareholder approval to amend our amended and restated memorandum and articles of association to extend the date by which the Company must consummate our initial business combination) or until such earlier liquidation date as our board of directors may approve, to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter, subject to lawfully available funds, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us for permitted withdrawals (less up to $100,000 of interest to pay liquidation expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the trust account to below $10.00 per share (whether or not the underwriters’ over-allotment option is exercised in full), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third party claims. However, our sponsor may not be able to satisfy those obligations. Other than as described above, none of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses. We have not independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations. We therefore believe it is unlikely our sponsor would be able to satisfy its indemnity obligations if it were required to do so. However, we believe the likelihood of our sponsor having to indemnify the trust account is limited because we will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. Dollars and conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

F-9

Liquidity and Capital Resources

As of December 31, 2025, the Company had $692,004 in cash and a working capital of 641,256.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on the Company’s behalf in exchange for issuance of Insider Shares (as defined in Note 5), and loan from the Sponsor of $294,067 under the Note (as defined in Note 5). The Company has repaid the Note on October 24, 2025. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. We expect to incur significant costs such as legal fee and other professional fees in connection with a Business Combination, but management believes that the Company has sufficient cash to meet its obligations as they become due within one year after the date that the financial statements are available to be issued. In addition, in order to finance such transaction costs, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of December 31, 2025, there were no amounts outstanding under any Working Capital Loan.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.

The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $692,004 of Cash held in operating account as of December 31, 2025. The Company had no cash equivalents as of December 31, 2025.

F-10

Investments Held in Trust Account

As of December 31, 2025  , substantially all of the assets held in the Trust Account were held in U.S. Treasury Securities Money Market Funds. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in investment income earned on investments held in Trust in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information. As of December 31, 2025, the estimated fair values of investments held in Trust Account amounted to $69,471,486.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. Financial Accounting Standards Board (“FASB”) ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Public Units between ordinary shares and warrants based on their relative fair values. Offering costs allocated to the Class ordinary shares subject to possible redemption was charged to temporary equity, and offering costs allocated to the warrants included in the Public Units and Private Units was charged to shareholder’s equity as the warrants, after management’s evaluation, was accounted for under equity treatment. Upon IPO closing on October 24, 2025, the Company had offering costs of $1,708,648, consisting of $600,000 cash underwriting fee, $508,648 other offering costs and $600,000 deferred underwriting fee. Approximately $121,068 of such costs were allocated to the Public Warrants and the Private Units and the remainder, approximately $1,587,580 was allocated to ordinary shares subject to redemption.   Upon closing of the over-allotment option on October 28, 2025, the Company had additional offering costs of $181,116, consisting of $90,000 cash underwriting fee, $1,116 other offering costs and $90,000 deferred underwriting fee. Approximately $9,095 of such costs were allocated to the Public Warrants and the Private Units and the remainder, approximately $172,021 was allocated to ordinary shares subject to redemption. As of December 31, 2025, the Company had total offering costs of $1,889,764.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of December 31, 2025 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be a Cayman Islands business company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the provision for income taxes was deemed to be de minimis for the period from June 24, 2025 (inception) to December 31, 2025.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The underwriters’ over-allotment option was deemed to be a freestanding financial instrument indexed to the contingently redeemable shares and was accounted for as a liability pursuant to ASC 480 at the time of the Initial Public Offering.

Warrant Instruments

We account for Warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to a company’s common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of a company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of Warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. Upon review of the Warrant Agreement, Management concluded that the public warrants and private warrants issued pursuant to such warrant agreement qualify for equity accounting treatment. Following the closing of the Initial Public Offering on October 24, 2025 and underwriter’s full exercise of over-allotment option on October 28, 2025, the Company accounted for the 6,900,000 public warrants and 203,100 private warrants issued under equity treatment at their assigned values.

F-11

Ordinary Shares Subject to Possible Redemption

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. As of December 31, 2025, the 6,900,000 ordinary shares subject to redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$69,000,000
Less:

Proceeds allocated to Public Warrants	(2,809,680)
Proceeds allocated to Over-allotment Option	(66,600)
Issuance costs allocated to Ordinary Shares subject to possible redemption	(1,759,601)
Plus:
Accretion of carrying value to redemption value	5,107,367
Ordinary Shares subject to possible redemption, December 31, 2025	$69,471,486

Net income per share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. The Company has two outstanding classes of shares, which are referred to as redeemable ordinary shares and non-redeemable ordinary shares. Net income is shared pro rata between the two classes of ordinary shares. Net income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. At December 31, 2025, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

The net income per share presented in the statement of operations is based on the following:

	For the Period from June 24, 2025 (Inception) through December 31, 2025
	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income	$183,760	$132,749
Denominator:
Basic and diluted weighted average shares outstanding	2,450,526	1,770,262
Basic and diluted net income per ordinary share	$0.07	$0.07

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution, which at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2025, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to its short-term nature.

F-12

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires the disclosure of additional segment information. ASU No. 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-07 as of the inception of the Company. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

In December 2023, the FASB issued ASU 2023-09, Income taxes (Topic 740): Improvements to Income Tax Disclosure (“ASU 2023-09”), which enhances the transparency and usefulness of income tax disclosures. ASU 2023-09 will be effective for fiscal years beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The Company adopted ASU 2023-09 since inception. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

NOTE 3. INITIAL PUBLIC OFFERING

On October 24, 2025, the Company consummated its Initial Public Offering of 6,000,000 Units, at $10.00 per Unit, generating gross proceeds of $60,000,000. The Company granted the underwriter a 45-day option to purchase up to an additional 900,000 Units at the Initial Public Offering price to cover over-allotments, if any. Each Unit consists of one Ordinary Share and one redeemable warrant. Each warrant entitles the holder thereof to purchase ordinary share at a price of $11.50 per share, subject to adjustment. On October 28, 2025, the over-allotment options was exercised in full.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering and underwriter’s full exercise over-allotment options, the Sponsor purchased an aggregate of 203,100 Private Units at a price of $10.00 per Private Unit from the Company in a private placement. The proceeds from the sale of the Private Units were added to the net proceeds from the Offering held in the Trust Account. The Placement Units are identical to the Units sold in the Initial Public Offering, as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Warrants will expire worthless.

F-13

NOTE 5. RELATED PARTY TRANSACTIONS

Insider shares

On June 30, 2025, the Company issued an aggregate of 1,725,000 insider shares to the Sponsor for an aggregate purchase price of $25,000 in cash. The funds were received by October 24, 2025. Such ordinary shares includes an aggregate of up to 225,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Sponsor will collectively own 20% of the outstanding shares after the Initial Public Offering (not including the ordinary shares that are included within the private units). Following the full exercise of over-allotment options on October 28, 2025, no insider shares will subject to forfeiture.

The insider shares, except as described below, are identical to ordinary shares included in the units being sold in the Initial Public Offering, and holders of insider shares have the same shareholder rights as public shareholders, except that:

●	the insider shares are subject to certain transfer restrictions, as described in more detail below;

●	our initial shareholders have entered into an agreement with us, pursuant to which they have agreed to (i) waive their redemption rights with respect to any insider shares, private placement shares included in any private units and public shares they hold in connection with the completion of our initial business combination, (ii) to waive their redemption rights with respect to any insider shares, private placement shares included in any private units and public in connection with the implementation of, following a shareholder vote to approve, an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of the Initial Public Offering, subject to extension up to 21 months by means of three one-month extensions provided that $0.033 per public share is deposited into the trust account for each one-month extension and further provided that the Company has entered into an agreement for an initial business combination within that 18-month period, to complete an initial business combination, or (B) with respect to any other material provisions relating to (x) the rights of holders of our ordinary shares or (y) pre-initial business combination activity; and (iii) waive their rights to liquidating distributions from the trust account with respect to any insider shares or private placement shares included in private units they hold if we fail to consummate an initial business combination within 18 months from the closing of the Initial Public Offering, subject to extension up to 21 months by means of three one-month extensions provided that $0.033 per public share is deposited into the trust account for each one-month extension, and provided that the Company has entered into an agreement for an initial business combination within that 18-month period, to complete an initial business combination (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within 18 months from the closing of the Initial Public Offering, subject to extension up to 21 months by means of three one-month extensions provided that $0.033 per public share is deposited into the trust account for each one-month extension and further provided that the Company has entered into an agreement for an initial business combination within that 18-month period, to complete an initial business combination);

●	the insider shares are subject to anti-dilution adjustments to ensure that the initial shareholders maintain their proportionate ownership following the consummation of our initial business combination, as described below and in our amended and restated memorandum and articles of association; and

●	the insider shares are entitled to registration rights.

If we submit our initial business combination to our public shareholders for a vote, our sponsor and our management team have agreed to vote their insider shares, private placement shares included in any private units and any public shares purchased during or after the Initial Public Offering in favor of our initial business combination (except with respect to any such public shares which may not be voted in favor of approving the business combination transaction in accordance with the requirements of Rule 14e-5 under the Exchange Act and any SEC interpretations or guidance relating thereto).

F-14

The initial shareholders have agreed not to transfer, assign or sell any of their insider shares until the earliest of (A) six months after the completion of our initial business combination and (B) subsequent to our initial business combination, the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Note – Related Party

On June 24, 2025, the Sponsor issued an unsecured promissory note to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $350,000, to be used for payment of costs related to the Proposed Offering. The note is non-interest bearing and payable on the earlier of (i) December 31, 2025 or (ii) the consummation of the Initial Public Offering. On October 24, 2025, the Company has fully repaid the borrowing under the promissory note with our Sponsor.

Administrative Services Arrangement

On July 8, 2025, our Sponsor has agreed, commencing from October 23, 2025, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain office space, utilities and secretarial and administrative support as may be reasonably required by the Company. The Company has agreed to pay to our Sponsor, $10,000 per month, for up to 18 months, subject to extension to up to 21 months, as provided in the Company’s registration statement, for such administrative services.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Up to $3,000,000 of such loans may be convertible into private units, at a price of $10.00 per unit, at the option of the applicable lender. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2025, no amounts under such loans have been drawn.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The sponsor, and our officers and directors prior to or on the effective date of the Initial Public Offering, at any time and from time to time on or after the date that we consummate a business combination, the holders of a majority-in-interest of (i) 1,500,000 insider shares (or 1,725,000 insider shares if the overallotment is exercised in full), (ii) 194,100 private shares (or 203,100 private shares if the overallotment is exercised in full), (iii) 194,100 ordinary shares (or 203,100 ordinary shares if the overallotment is exercised in full) underlying the private warrants included in the private units, (iv) any securities issuable upon conversion of working capital loans from our sponsor, officers, directors or their affiliates, if any, (v) any warrants, rights, shares of our company issued as a dividend or other distribution with respect to or in exchange for or in replacement of the aforementioned securities, and (vi) any other equity security held by our initial shareholders as of the date of the registration rights agreement (including shares issued or issuable upon the exercise of such equity security) are entitled to make up to two demands that the Company register the resale of such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination.

F-15

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 900,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On October 28, 2025, the over-allotment options were exercised in full.

The Underwriters were entitled to a cash underwriting discount of: (i) two percent (2.00%) of the gross proceeds of the Initial Public Offering, $1,380,000 as the underwriters’ over-allotment was exercised in full. The underwriters have reimbursed the Company one percent (1.00%) of the gross proceeds of the Initial Public Offering for the Company’s offering expenses, which was deducted from the cash underwriting commission. In addition, the underwriters are entitled to a deferred fee of one percent (1.0%) of the gross proceeds of the Initial Public Offering, or $690,000 as the underwriters’ over-allotment was exercised in full upon closing of the Business Combination (or an amount equal to 5.0% of the balance remaining in the trust account, without accrued interest, adjusted only to account for payment of redemptions and prior to any other disbursements therefrom, upon the consummation of an initial business combination, whichever amount is greater). The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. At the Closing, D. Boral has reimbursed the Company one percent (1.00%) of the gross proceeds of the Offering for the Company’s offering expenses.

Administrative Services Arrangement

The Company has committed to pay to our Sponsor $10,000 per month for administrative services as discussed in Note 5 commencing from October 23, 2025, through the earlier of the Company’s consummation of a Business Combination and its liquidation.

Right of First Refusal

For a period beginning on the closing of the Initial Public Offering and ending 12 months from the closing of a Business Combination, the Company has granted D. Boral Capital LLC and ARC Group Securities LLC, a right of first refusal to serve as exclusive investment banker, exclusive book-runner, and/or exclusive placement agent on terms to be negotiated and consistent with the other terms offered to us for similar offerings for each and every future public and private equity and debt offering, including all equity linked financings, forward purchase agreements or similar type of equity line financing of the Company, or any successor to or any current or future subsidiary of the Company, within twelve months after the consummation of a business combination provided, however, that in accordance with FINRA Rule 5110(g)(6)(A), such “right of first refusal” shall not have a duration of more than three years from the commencement of sales of the Initial Public Offering. This “right of first refusal” is considered to be an item of value in connection with the Initial Public Offering pursuant to FINRA Rule 5110 and has a deemed compensation value of one percent of the proceeds of the Initial Public Offering.

NOTE 7. STOCKHOLDER’S EQUITY

Preferred shares — The Company is authorized to issue 5,000,000 preferred shares with a par value of $0.0001 per share. Holders of the Company’s ordinary shares are entitled to one vote for each share. As of December 31, 2025, there were no preferred shares issued or outstanding.

Ordinary shares — On August 28, 2025, the board of directors and shareholders of the Company unanimously approved, through an ordinary resolution, the redesignation of authorized share capital from two classes of ordinary shares (Class A and Class B) to ordinary shares and, through a special resolution, related amendments to the memorandum and articles of association. All share and per-share amounts and descriptions have been retrospectively presented. The Company is authorized to issue 550,000,000 ordinary shares with a par value of $0.0001 per share. Holders of the Company’s ordinary shares are entitled to one vote for each share.

On June 30, 2025, the Company issued an aggregate of 1,725,000 ordinary shares to the Sponsor for an aggregate purchase price of $25,000 in cash, of which 225,000 shares held by the Sponsor are subject to forfeiture to the extent that the underwriter’s over-allotment option is not exercised in full. On July 18, 2025, our sponsor transferred a total of 80,000 insider shares among our then Chief Executive Officer, Mr. Shang Ju Lin, our Chief Financial Officer and our three independent directors pursuant to executed share transfer agreements. Following its Initial Public Offering and underwriter’s full exercise of over-allotment option, there were 1,928,100 ordinary shares issued and outstanding as of December 31, 2025, excluding 6,900,000 shares subject to possible redemption and no ordinary shares were subject to forfeiture.

F-16

Warrants — Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Warrants. The Warrants will become exercisable on the later of the completion of our initial business combination (the “warrant exercise date”) or 12 months after this registration statement is declared effective by the Securities and Exchange Commission (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement and have an effective registration statement covering the ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30-day redemption period; and

●	if, and only if, the last reported sale price (the “closing price”) of our ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

The private warrants will be identical to the warrants sold in the Initial Public Offering except that, the private warrants (including the ordinary shares issuable upon exercise of the private warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except pursuant to limited exceptions) and they will not be redeemable by the Company. Our sponsor, or its permitted transferees, has the option to exercise the private warrants on a cashless basis. Any amendment to the terms of the private warrants or any provision of the warrant agreement with respect to the private warrants will require a vote of holders of at least 50% of the number of the then outstanding private warrants.

The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

F-17

The exercise price is $11.50 per share, subject to adjustment as described herein. In addition, if (x) we issue additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholder or its affiliates, without taking into account any insider shares held by our initial shareholder or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances and the Initial Public Offering), and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

F-18

The following table presents information about the Company’s assets that are measured at fair value as of October 24, 2025 and December 31, 2025, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	October 24, 2025
Liability:
Fair value of over-allotment liability	3	$66,600
Equity:
Fair value of Public Warrants for ordinary shares subject to possible redemption allocation	3	$2,443,200

	Level	December 31, 2025
Asset:
Cash and marketable securities held in trust account	1	$69,471,486

The over-allotment option was accounted for as a liability in accordance with ASC 815-40 and was presented within liabilities on the balance sheet. The over-allotment option liability is measured at fair value at October 24, 2025 and on a recurring basis, with changes in fair value presented within change in fair value of over-allotment option liability in the statement of operations.

The Company used a Black-Scholes model to value the over-allotment option. The over-allotment option liability was classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs inherent in pricing models and assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary share based on historical volatility that matches the expected remaining life of the over-allotment option. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the over-allotment option. The expected life of the over-allotment option is assumed to be equivalent to its remaining contractual term.

The key inputs into the Black-Scholes model were as follows at initial measurement of the over-allotment option:

October 24, 2025
Risk-free interest rate	4.00%
Expected term (years)	0.12
Expected volatility	3.24%
Exercise price	$10.00
Fair value of over-allotment option	$0.0740

The fair value of Public Warrants was determined using Monte Carlo Simulation Model. The Public Warrants have been classified within shareholders’ equity and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Warrants:

October 24, 2025
Estimated share price	$9.59
Exercise price	$11.50
Term (years)	2.75
Annual risk-free rate (term-matched)	3.43%
Expected warrant implied volatility based on warrants from comparable SPAC securities	11.57%

F-19

NOTE 9. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker has been identified as the Chief Financial Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

For the Period from June 24, 2025 (inception) through December 31, 2025
Formation and operating costs	$(154,977)
Interest income on trust account	$471,486
Cash and marketable securities held in trust account	$69,471,486

The key measures of segment profit or loss reviewed by the CODM are formation and operating costs, interest income on trust account, and cash and marketable securities held in trust account. The CODM reviews interest earned on cash or investments held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. Within the operating expenses, the CODM specifically reviews professional service fees, which are a significant segment expense, and include legal fees and advisory fees. These expenses are monitored to manage and forecast cash available to complete a Business Combination within the required period. Other general and administrative expenses, including accounting expenses, printing expenses, and regulatory filing fees, are reviewed in the aggregate to ensure alignment with budget and contractual obligations. Funds invested in the Trust Account represent the predominant portion of the Company’s total assets and are monitored by the CODM to determine the most effective strategy of investment with the Trust Account funds, while maintaining compliance with the trust agreement.

NOTE 10. SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred through the date the audited financial statements were available to issue. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

F-20

MILUNA ACQUISITION CORP

CONDENSED BALANCE SHEETS

	December 31, 2025	June 30, 2026
	(Audited)	(Unaudited)
ASSETS
Cash	$692,004	$136,583
Prepaid expenses	60,002	72,508
Total Current Assets	752,006	209,091

Cash and marketable securities held in trust account	69,471,486	70,703,700
Total Assets	$70,223,492	$70,912,791

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accrued Expenses	$50,000	$184,181
Other Payable	748	-
Deferred underwriting fee	690,000	690,000
Total Liabilities	740,748	874,181

Commitments and Contingencies
Ordinary share subject to possible redemption, $0.0001 par value; 550,000,000 shares authorized; 6,900,000 shares issued and outstanding, at redemption value of $10.07 as of December 31, 2025 and $10.25 as of June 30,2026, respectively	69,471,486	70,703,700

Shareholders’ Equity (Deficit)
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Ordinary Shares, $0.0001 par value; 550,000,000 shares authorized; 1,928,100 issued and outstanding	193	193
Retained earnings (Accumulated deficit)	11,065	(665,283)
Total Shareholders’ Equity (Deficit)	11,258	(665,090)
Total Liabilities and Shareholders’ Equity (Deficit)	$70,223,492	$70,912,791

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-21

MILUNA ACQUISITION CORP

CONDENSED STATEMENT OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30, 2026	For the Period from June 24, 2025 (Inception) through June 30, 2025	For the Six Months Ended June 30, 2026
Formation and operating costs	$(526,603)	$(25,128)	$(676,348)
Loss from Operations	(526,603)	(25,128)	(676,348)

Other Income
Interest income on trust account	620,012	-	1,232,214
Net Income (Loss)	$93,409	$(25,128)	$555,866

Basic and diluted weighted average shares outstanding, redeemable ordinary shares	6,900,000	-	6,900,000
Basic and diluted net income per share, redeemable ordinary shares	$0.01	$-	$0.06
Basic and diluted weighted average shares outstanding, non-redeemable ordinary shares	1,928,100	1,725,000	1,928,100
Basic and diluted net income per share, non-redeemable ordinary shares	$0.01	$(0.01)	$0.06

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-22

MILUNA ACQUISITION CORP

CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2026

(UNAUDITED)

	Ordinary shares		Additional Paid-In	Retained Earnings (Accumulated	Total Shareholders’ Equity
	Shares	Amount	Capital	Deficit)	(Deficit)
Balance – January 1, 2026	1,928,100	$193	$-	$11,065	$11,258

Accretion in value of redeemable shares	-	-	-	(612,202)	(612,202)
Net income (Loss)	-	-	-	462,457	462,457
Balance – March 31, 2026	1,928,100	$193	$-	$(138,680)	$(138,487)
Accretion in value of redeemable shares	-	-	-	(620,012)	(620,012)
Net income (Loss)	-	-	-	93,409	93,409
Balance – June 30, 2026	1,928,100	$193	$-	$(665,283)	$(665,090)

MILUNA ACQUISITION CORP

STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY (DEFICIT)

FOR THE PERIOD FROM JUNE 24, 2025 (INCEPTION) THROUGH JUNE 30, 2025

	Ordinary shares		Additional Paid-In	Accumulated	Subscription	Total Shareholder’s
	Shares	Amount	Capital	Deficit	Receivable	Deficit
Balance – June 24, 2025 (inception)	-	$-	$-	$-	$-	$-
Ordinary shares issued to Sponsor(1)	1,725,000	173	24,827	-	(25,000)	-
Net income (Loss)	-	-	-	(25,128)	-	(25,128)
Balance – June 30, 2025	1,725,000	$173	$24,827	$(25,128)	$(25,000)	$(25,128)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-23

MILUNA ACQUISITION CORP

CONDENSED STATEMENT OF CASH FLOWS

(UNAUDITED)

	For the Six months Ended June 30, 2026	For the Period from June 24, 2025 (Inception) through June 30, 2025
Cash flows from Operating Activities:
Net income (Loss)	$555,866	$(25,128)

Adjustments to reconcile net loss to net cash used in operating activities:
Formation and operating costs paid by Sponsor under Promissory Note – Related Party	-	25,128
Interest income on trust account	(1,232,214)	-
Changes in operating assets and liabilities:
Prepaid expenses	(12,506)	-
Other Payables	(748)	-
Accrued Expenses	134,181	-
Net cash used in operating activities	(555,421)	-

Cash flows from financing activities:
Net cash provided by financing activities	-	-

Net change in cash	(555,421)	-
Cash at the beginning of the period	692,004	-
Cash at the end of the period	$136,583	$-

Supplemental disclosure of non-cash financing activities:
Accretion in value of redeemable shares	$1,232,214	$-
Deferred offering costs included in promissory note	$-	$95,128
Deferred offering costs included in accrued offering costs	$-	$25,000
Insider shares issued for subscription fee receivable	$-	$25,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-24

MILUNA ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS

Miluna Acquisition Corp (the “Company”) is a blank check company incorporated in the Cayman Islands on June 24, 2025. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, the Company intends to focus on industries that complement our management team’s background, and to capitalize on the ability of our management team to identify and acquire a business.

At June 30, 2026, the Company had not yet commenced any operations. All activities through June 30, 2026, were related to the Company’s formation and the Initial Public Offering (as defined below). Since the IPO, the Company’s activity has been limited to the costs in pursuit of the consummation of an initial business combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company’s sponsor is MilunaC Technology Limited (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on September 30, 2025. On October 22, 2025, the Company filed a subsequent registration statement pursuant to Section 462(b) of the Securities Act of 1933, as amended, and also in connection with its Initial Public Offering, which subsequent registration statement became automatically effective upon its filing. On October 24, 2025, the Company consummated its Initial Public Offering of 6,000,000 units (the “Units” and, with respect to the Ordinary Shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $60,000,000 (the “Initial Public Offering” or “IPO”). The Company granted the underwriter a 45-day option to purchase up to an additional 900,000 Units at the Initial Public Offering price to cover over-allotments, if any.

Simultaneously with the consummation of the closing of the Initial Public Offering, the Company consummated the private placement of an aggregate of 194,100 units (the “Private Units”) to the Sponsor at a price of $10.00 per Unit, generating gross proceeds of $1,941,000 (the “Private Placement”). (see Note 4).

On October 25, 2025, the underwriters of the IPO notified the Company of their full exercise of the over-allotment option and purchased 900,000 additional units (the “Option Units”) at $10.00 per unit upon the closing of the over-allotment option, generating gross proceeds of $9,000,000. The over-allotment option closed on October 28, 2025. Simultaneously with the consummation of the closing of the over-allotment option, the Company consummated the private placement of an aggregate of 9,000 Private Units to the Sponsor at a price of $10.00 per Unit, generating gross proceeds of $90,000. An amount of $9,000,000 from the net proceeds of the sale of the over-allotment option and the Private Units was further placed in the trust account.

Total transaction costs amounted to $1,889,764, consisting of $690,000 cash underwriting fee, $509,764 other offering costs and $690,000 deferred underwriting fee.

Following the closing of the Initial Public Offering on October 24, 2025 and closing of the over-allotment option on October 28, 2025, an amount of $69,000,000 (from the net proceeds of the sale of the Units in the Initial Public Offering and over-allotment option and a portion of the proceeds from the sale of the Private Units) was placed in a trust account (the “Trust Account”), and will be invested only in U.S. government treasury obligations with a maturity of 185 days or less, in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act and in cash or cash like items (including demand deposit accounts) at a bank; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended business combination. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that the Company holds investments in the trust account, the Company may, at any time (based on our management team’s ongoing assessment of all factors related to our potential status under the Investment Company Act), instruct the trustee to liquidate the investments held in the trust account and instead to hold the funds in the trust account in cash or in an interest bearing demand deposit account at a bank.

F-25

The Company will either (i) seek shareholder approval of our initial business combination at a meeting called for such purpose at which public shareholders may seek to convert their public shares, regardless of whether they vote for or against the proposed business combination or abstain from voting, into their pro rata portion of the aggregate amount then on deposit in the trust account, including interest (net of taxes payable) or (ii) provide our public shareholders with the opportunity to sell their public shares to us by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (net of taxes payable).

The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. These ordinary shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

Unlike other blank check companies which require shareholder votes and conduct proxy solicitations in conjunction with their initial business combinations and related redemptions of public shares for cash upon consummation of such initial business combination even when a vote is not required by law, the Company will have the flexibility to avoid such shareholder vote and allow our shareholders to sell their shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act which regulate issuer tender offers. In that case, the Company will file tender offer documents with the SEC which will contain substantially the same financial and other information about the initial business combination as is required under the SEC’s proxy rules.

The sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to any insider shares, private placement shares included in any private units and public shares they hold in connection with the completion of our initial business combination, (ii) waive their redemption rights with respect to any insider shares, private placement shares included in any private units and public in connection with the implementation of, following a shareholder vote to approve, an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of the Initial Public Offering, subject to extension up to 21 months by means of three one-month extensions provided that $0.033 per public share is deposited into the trust account for each one-month extension and further provided that the Company has entered into an agreement for an initial business combination within that 18-month period, to complete an initial business combination, or (B) with respect to any other material provisions relating to (x) the rights of holders of our ordinary shares or (y) pre-initial business combination activity; and (iii) waive their rights to liquidating distributions from the trust account with respect to any insider shares or private placement shares included in private units they hold if we fail to consummate an initial business combination within 18 months from the closing of the Initial Public Offering, subject to extension up to 21 months by means of three one-month extensions provided that $0.033 per public share is deposited into the trust account for each one-month extension, and provided that the Company has entered into an agreement for an initial business combination within that 18-month period, to complete an initial business combination (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within 18 months from the closing of the Initial Public Offering, subject to extension up to 21 months by means of three one-month extensions provided that $0.033 per public share is deposited into the trust account for each one-month extension and further provided that the Company has entered into an agreement for an initial business combination within that 18-month period, to complete an initial business combination).

F-26

The Company will have until 18 months from the closing of the Initial Public Offering, with three one-month extensions at the option of the sponsor by depositing into the trust account, for each one-month extension, $198,000, or $227,700 if the underwriters’ over-allotment option is exercised in full ($0.033 per unit in either case) (as may be extended by shareholder approval to amend our amended and restated memorandum and articles of association to extend the date by which the Company must consummate our initial business combination) or until such earlier liquidation date as our board of directors (the “Board”) may approve, to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter, subject to lawfully available funds, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us for permitted withdrawals (less up to $100,000 of interest to pay liquidation expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the trust account to below $10.00 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third-party claims. However, our sponsor may not be able to satisfy those obligations. Other than as described above, none of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses. We have not independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations. We therefore believe it is unlikely our sponsor would be able to satisfy its indemnity obligations if it were required to do so. However, we believe the likelihood of our sponsor having to indemnify the trust account is limited because we will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account.

On February 17, 2026, the Company received a letter of resignation (the “Resignation Letter”) from Ms. Mei Chi Tsai. Pursuant to the Resignation Letter, Ms. Tsai resigned from her position as a member of the Board and from all the committees on which she served, effective February 17, 2026.

On February 25, 2026, the Board appointed Ms. Yajuan Ding to serve as a director of the Company commencing on the same day. The Board determined that Ms. Ding qualifies as an “independent director” under the Nasdaq Stock Market Listing Rules.

On April 23, 2026, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Kukugan Invest, a Cayman Islands exempted company (“Parent”), and CADV Ventures S.A., a Polish company and a wholly-owned subsidiary of Parent. Pursuant to the Business Combination Agreement, Parent will merge with and into the Company, with the Company continuing as the surviving company, and as a result of which, CADV.AI will become a wholly-owned subsidiary of the Company. Upon the closing of the transactions contemplated by the Business Combination Agreement, the combined company will be renamed Kukugan Corp. The Business Combination Agreement and related agreements are further described in the Company’s Current Report on Form 8-K filed with the SEC on April 27, 2026. Other than as specifically discussed, this report does not assume the closing of the transactions contemplated by the Business Combination Agreement.

F-27

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X promulgated under the Securities Act. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements as of December 31, 2025 filed with the SEC on February 12, 2026. The interim results for the six months ended June 30, 2026 are not necessarily indicative of the results to be expected for the period ending December 31, 2026 or for any other future periods.

Liquidity, Capital Resources and Going Concern Consideration

As of June 30, 2026, the Company had $136,583 in cash and a working capital deficit of $665,090.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover certain offering costs on the Company’s behalf in exchange for issuance of Insider Shares (as defined in Note 5), and loan from the Sponsor of $294,067 under the Note. The Company has repaid the Note on October 24, 2025. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of June 30, 2026, there were no amounts outstanding under any Working Capital Loan.

The Company expects to incur significant costs in pursuit of its acquisition plans and will not generate any operating revenues until after the completion of its initial business combination. In addition, the Company expects to have negative cash flows from operations as it pursues an initial business combination target. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” the Company does not currently have adequate liquidity to sustain operations, which consist solely of pursuing a Business Combination.

The Company may raise additional capital through loans or additional investments from the Sponsor or its shareholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may, but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs.

As is customary for a special purpose acquisition company, if the Company is not able to consummate a Business Combination during the Combination Period, it will cease all operations and redeem the Public Shares. Management plans to continue its efforts to consummate a Business Combination during the Combination Period.

While the Company expects to have access to additional sources of capital if necessary, there is no current commitment on the part of any financing source to provide additional capital and no assurances can be provided that such additional capital will ultimately be available. The liquidity condition and mandatory liquidation raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate. There is no assurance that the Company’s plans to raise additional capital (to the extent ultimately necessary) or to consummate a Business Combination will be successful or successful within the Combination Period. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.

The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

F-28

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $136,583 of Cash held in operating account as of June 30, 2026. The Company had no cash equivalents as of June 30, 2026.

Investments Held in Trust Account

As of June 30, 2026, substantially all of the assets held in the Trust Account were held in U.S. Treasury Securities Money Market Funds. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in investment income earned on investments held in Trust in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information. As of June 30, 2026, the estimated fair values of investments held in Trust Account amounted to $70,703,700.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of June 30, 2026 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be a Cayman Islands exempted company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the provision for income taxes was deemed to be de minimis for the three and six months ended June 30, 2026.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The underwriters’ over-allotment option was deemed to be a freestanding financial instrument indexed to the contingently redeemable shares and was accounted for as a liability pursuant to ASC 480 at the time of the Initial Public Offering.

Warrant Instruments

We account for Warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to a company’s common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of a company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of Warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. Upon review of the Warrant Agreement, Management concluded that the public warrants and private warrants issued pursuant to such warrant agreement qualify for equity accounting treatment. Following the closing of the Initial Public Offering on October 24, 2025 and underwriter’s full exercise of over-allotment option on October 28, 2025, the Company accounted for the 6,900,000 public warrants and 203,100 private warrants issued under equity treatment at their assigned values.

F-29

Ordinary Shares Subject to Possible Redemption

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. As of December 31, 2025 and June 30, 2026, the 6,900,000 ordinary shares subject to redemption reflected in the balance sheet are reconciled in the following table:

Ordinary Shares subject to possible redemption, December 31, 2025	$69,471,486
Plus:
Accretion in value of redeemable shares	1,232,214
Ordinary Shares subject to possible redemption, June 30, 2026	$70,703,700

Net income per share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. The Company has two outstanding classes of shares, which are referred to as redeemable ordinary shares and non-redeemable ordinary shares. Net income is shared pro rata between the two classes of ordinary shares. Net income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. At June 30, 2026, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income per share is the same as basic loss per share for the periods presented.

The net income per share presented in the statement of operations is based on the following:

	For the three months ended June 30, 2026		For the Period from June 24, 2025 (Inception) through June 30, 2025		For the six months ended June 30, 2026
	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income (loss)	$73,008	$20,401	$-	$(25,128)	$434,462	121,404
Denominator:
Basic and diluted weighted average shares outstanding	6,900,000	1,928,100	-	1,725,000	6,900,000	1,928,100
Basic and diluted net income per ordinary share	$0.01	$0.01	$-	$(0.01)	$0.06	0.06

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At June 30, 2026, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to its short-term nature.

F-30

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires the disclosure of additional segment information. ASU No. 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-07 as of the inception of the Company. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

In December 2023, the FASB issued ASU 2023-09, Income taxes (Topic 740): Improvements to Income Tax Disclosure (“ASU 2023-09”), which enhances the transparency and usefulness of income tax disclosures. ASU 2023-09 will be effective for fiscal years beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The Company adopted ASU 2023-09 since inception. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

NOTE 3. INITIAL PUBLIC OFFERING

On October 24, 2025, the Company consummated its Initial Public Offering of 6,000,000 Units, at $10.00 per Unit, generating gross proceeds of $60,000,000. The Company granted the underwriter a 45-day option to purchase up to an additional 900,000 Units at the Initial Public Offering price to cover over-allotments, if any. Each Unit consists of one Ordinary Share and one redeemable warrant. Each warrant entitles the holder thereof to purchase ordinary shares at a price of $11.50 per share, subject to adjustment. On October 28, 2025, the underwriters’ over-allotment option was exercised in full.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering and underwriter’s full exercise of the over-allotment option, the Sponsor purchased an aggregate of 203,100 Private Units at a price of $10.00 per Private Unit from the Company in a private placement. The proceeds from the sale of the Private Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. The Private Units are identical to the Units sold in the Initial Public Offering, as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Warrants will expire worthless.

F-31

NOTE 5. RELATED PARTY TRANSACTIONS

Insider shares

On July 18, 2025, the Company issued an aggregate of 1,725,000 insider shares to the Sponsor for an aggregate purchase price of $25,000 in cash. The funds were received by October 24, 2025. Such ordinary shares include an aggregate of up to 225,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Sponsor will collectively own 20% of the outstanding shares after the Initial Public Offering (not including the ordinary shares that are included within the Private Units). Following the full exercise of the underwriters’ over-allotment option on October 28, 2025, no insider shares will be subject to forfeiture.

The insider shares, except as described below, are identical to ordinary shares included in the units being sold in the Initial Public Offering, and holders of insider shares have the same shareholder rights as public shareholders, except that:

●	the insider shares are subject to certain transfer restrictions, as described in more detail below;

●	our initial shareholders have entered into an agreement with us, pursuant to which they have agreed to (i) waive their redemption rights with respect to any insider shares, private placement shares included in any private units and public shares they hold in connection with the completion of our initial business combination, (ii) waive their redemption rights with respect to any insider shares, private placement shares included in any private units and public shares in connection with the implementation of, following a shareholder vote to approve, an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of the Initial Public Offering, subject to extension up to 21 months by means of three one-month extensions provided that $0.033 per public share is deposited into the trust account for each one-month extension and further provided that the Company has entered into an agreement for an initial business combination within that 18-month period, to complete an initial business combination, or (B) with respect to any other material provisions relating to (x) the rights of holders of our ordinary shares or (y) pre-initial business combination activity; and (iii) waive their rights to liquidating distributions from the trust account with respect to any insider shares or private placement shares included in private units they hold if we fail to consummate an initial business combination within 18 months from the closing of the Initial Public Offering, subject to extension up to 21 months by means of three one-month extensions provided that $0.033 per public share is deposited into the trust account for each one-month extension, and provided that the Company has entered into an agreement for an initial business combination within that 18-month period, to complete an initial business combination (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within 18 months from the closing of the Initial Public Offering, subject to extension up to 21 months by means of three one-month extensions provided that $0.033 per public share is deposited into the trust account for each one-month extension and further provided that the Company has entered into an agreement for an initial business combination within that 18-month period, to complete an initial business combination);

●	the insider shares are subject to anti-dilution adjustments to ensure that the initial shareholders maintain their proportionate ownership following the consummation of our initial business combination, as described below and in our amended and restated memorandum and articles of association; and

●	the insider shares are entitled to registration rights.

If we submit our initial business combination to our public shareholders for a vote, our Sponsor and our management team have agreed to vote their insider shares, private placement shares included in any private units and any public shares purchased during or after the Initial Public Offering in favor of our initial business combination (except with respect to any such public shares which may not be voted in favor of approving the business combination transaction in accordance with the requirements of Rule 14e-5 under the Exchange Act and any SEC interpretations or guidance relating thereto).

The initial shareholders have agreed not to transfer, assign or sell any of their insider shares until the earliest of (A) six months after the completion of our initial business combination and (B) subsequent to our initial business combination, the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Administrative Services Arrangement

On July 8, 2025, our Sponsor agreed, commencing from October 23, 2025, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain office space, utilities and secretarial and administrative support as may be reasonably required by the Company. The Company has agreed to pay our Sponsor, $10,000 per month, for up to 18 months, subject to extension to up to 21 months, as provided in the Company’s registration statement, for such administrative services. For the three and six months ended June 30, 2026, $30,000 and $60,000 was charged to operations respectively and no amounts were outstanding on June 30, 2026.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Up to $3,000,000 of such loans may be convertible into private units, at a price of $10.00 per unit, at the option of the applicable lender. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2026, no amounts under such loans have been drawn.

F-32

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The Sponsor, and our officers and directors prior to or on the effective date of the Initial Public Offering, at any time and from time to time on or after the date that we consummate a business combination, the holders of a majority-in-interest of (i) 1,725,000 insider shares, (ii) 203,100 private shares, (iii) 203,100 ordinary shares underlying the private warrants included in the private units, (iv) any securities issuable upon conversion of working capital loans from our sponsor, officers, directors or their affiliates, if any, (v) any warrants, rights, shares of our company issued as a dividend or other distribution with respect to or in exchange for or in replacement of the aforementioned securities, and (vi) any other equity security held by our initial shareholders as of the date of the registration rights agreement (including shares issued or issuable upon the exercise of such equity security) are entitled to make up to two demands that the Company register the resale of such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 900,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On October 28, 2025, the over-allotment option was exercised in full.

The Underwriters were entitled to a cash underwriting discount of: (i) two percent (2.00%) of the gross proceeds of the Initial Public Offering, $1,380,000 as the underwriters’ over-allotment was exercised in full. The underwriters have reimbursed the Company one percent (1.00%) of the gross proceeds of the Initial Public Offering for the Company’s offering expenses, which was deducted from the cash underwriting commission. In addition, the underwriters are entitled to a deferred fee of one percent (1.0%) of the gross proceeds of the Initial Public Offering, or $690,000 as the underwriters’ over-allotment was exercised in full upon closing of the Business Combination (or an amount equal to 5.0% of the balance remaining in the trust account, without accrued interest, adjusted only to account for payment of redemptions and prior to any other disbursements therefrom, upon the consummation of an initial business combination, whichever amount is greater). The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. At the Closing, D. Boral has reimbursed the Company one percent (1.00%) of the gross proceeds of the offering for the Company’s offering expenses.

Administrative Services Arrangement

The Company has committed to paying our Sponsor $10,000 per month for administrative services as discussed in Note 5 commencing from October 23, 2025, through the earlier of the Company’s consummation of a Business Combination and its liquidation.

Right of First Refusal

For a period beginning on the closing of the Initial Public Offering and ending 12 months from the closing of a Business Combination, the Company has granted D. Boral Capital LLC and ARC Group Securities LLC, a right of first refusal to serve as exclusive investment banker, exclusive book-runner, and/or exclusive placement agent on terms to be negotiated and consistent with the other terms offered to us for similar offerings for each and every future public and private equity and debt offering, including all equity linked financings, forward purchase agreements or similar type of equity line financing of the Company, or any successor to or any current or future subsidiary of the Company, within twelve months after the consummation of a business combination provided, however, that in accordance with FINRA Rule 5110(g)(6)(A), such “right of first refusal” shall not have a duration of more than three years from the commencement of sales of the Initial Public Offering. This “right of first refusal” is considered to be an item of value in connection with the Initial Public Offering pursuant to FINRA Rule 5110 and has a deemed compensation value of one percent of the proceeds of the Initial Public Offering.

NOTE 7. STOCKHOLDER’S EQUITY

Preferred shares — The Company is authorized to issue 5,000,000 preferred shares with a par value of $0.0001 per share. Holders of the Company’s ordinary shares are entitled to one vote for each share. As of June 30, 2026, there were no preferred shares issued or outstanding.

Ordinary shares — On August 28, 2025, the board of directors and shareholders of the Company unanimously approved, through an ordinary resolution, the redesignation of authorized share capital from two classes of ordinary shares (Class A and Class B) to ordinary shares and, through a special resolution, related amendments to the memorandum and articles of association. All share and per-share amounts and descriptions have been retrospectively presented. The Company is authorized to issue 550,000,000 ordinary shares with a par value of $0.0001 per share. Holders of the Company’s ordinary shares are entitled to one vote for each share.

F-33

On July 18, 2025, the Company issued an aggregate of 1,725,000 ordinary shares to the Sponsor for an aggregate purchase price of $25,000 in cash, of which 225,000 shares held by the Sponsor are subject to forfeiture to the extent that the underwriter’s over-allotment option is not exercised in full. On July 18, 2025, our sponsor transferred a total of 80,000 insider shares among our then Chief Executive Officer, Mr. Shang Ju Lin, our Chief Financial Officer and our three then-independent directors pursuant to executed share transfer agreements. Following its Initial Public Offering and underwriter’s full exercise of over-allotment option, there were 1,928,100 ordinary shares issued and outstanding as of June 30, 2026, excluding 6,900,000 shares subject to possible redemption and no ordinary shares were subject to forfeiture.

Warrants — Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Warrants. The Warrants will become exercisable on the later of the completion of our initial business combination (the “warrant exercise date”) or 12 months after this registration statement is declared effective by the Securities and Exchange Commission (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement and have an effective registration statement covering the ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30-day redemption period; and

●	if, and only if, the last reported sale price (the “closing price”) of our ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

The private warrants will be identical to the warrants sold in the Initial Public Offering except that, the private warrants (including the ordinary shares issuable upon exercise of the private warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except pursuant to limited exceptions) and they will not be redeemable by the Company. Our sponsor, or its permitted transferees, has the option to exercise the private warrants on a cashless basis. Any amendment to the terms of the private warrants or any provision of the warrant agreement with respect to the private warrants will require a vote of holders of at least 50% of the number of the then outstanding private warrants.

F-34

The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

The exercise price is $11.50 per share, subject to adjustment as described herein. In addition, if (x) we issue additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholder or its affiliates, without taking into account any insider shares held by our initial shareholder or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances and the Initial Public Offering), and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value as of June 30, 2026, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	June 30, 2026
Asset:
Cash and marketable securities held in trust account	1	$70,703,700

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NOTE 9. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker has been identified as the Chief Financial Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

For the Six Months Ended June 30, 2026
Formation and operating costs	$(676,348)
Interest income on trust account	$1,232,214
Cash and marketable securities held in trust account	$70,703,700

The key measures of segment profit or loss reviewed by the CODM are formation and operating costs, interest income on trust account, and cash and marketable securities held in trust account. The CODM reviews interest earned on cash or investments held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. Within the operating expenses, the CODM specifically reviews professional service fees, which are a significant segment expense, and include legal fees and advisory fees. These expenses are monitored to manage and forecast cash available to complete a Business Combination within the required period. Other general and administrative expenses, including accounting expenses, printing expenses, and regulatory filing fees, are reviewed in the aggregate to ensure alignment with budget and contractual obligations. Funds invested in the Trust Account represent the predominant portion of the Company’s total assets and are monitored by the CODM to determine the most effective strategy of investment with the Trust Account funds, while maintaining compliance with the trust agreement.

NOTE 10. SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before unaudited condensed financial statements are issued, the Company has evaluated all events or transactions that occurred through the date the unaudited condensed financial statements were available to issue. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

F-36

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of CADV Ventures S.A.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of CADV Ventures S.A. (the “Company”) as of December 31, 2025 and 2024, the related statements of operations and comprehensive loss, changes in shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

We have served as the Company’s auditor since 2025.

Guangzhou, China

May 14, 2026

F-37

CADV Ventures S.A.

Balance Sheets

(In US$, except for share and per share data, or otherwise stated)

	Note	As of December 31,
		2025		2024
Assets
Current assets:
Cash and cash equivalents		US$	16,468	US$	32,370
Prepayments and other current assets	3		7,032		40,733
Deferred offering costs			56,190		—
Accounts receivable from a related party	11		—		10,596
Prepayment to a related party	11		—		45,870
Amount due from related parties	11		6,594		56,144
Total current assets			86,284		185,713

Non-current asset:
Amount due from a related party, non-current	11		—		100,061
Total assets			86,284		285,774

Liabilities and equity
Current liabilities:
Accounts payable		US$	8,639	US$	7,543
Deferred revenue			48,129		296,437
Accounts payable to related parties	11		19,383		5,938
Amount due to related parties	11		8		945,863
Accrued expenses and other liabilities	4		7,738		9,581
Tax payable			2,656		2,144
Total current liabilities			86,553		1,267,506

Non-current liability
Other payable, non-current	4		156,190		—
Total Liabilities			242,743		1,267,506

Commitments and contingencies

Shareholders’ deficit:
Ordinary Shares (PLN$0.1 par value; 22,640,989 shares authorized, issued and outstanding as of December 31, 2025 and 3,200,050 shares authorized, issued and outstanding as of December 31, 2024)	6		629,859		87,543
Additional paid-in capital	6		577,169		269,388
Accumulated deficit			(1,198,557)		(1,308,689)
Accumulated other comprehensive loss			(164,930)		(29,974)
Total shareholders’ deficit			(156,459)		(981,732)
Total liabilities and shareholders’ deficit		US$	86,284	US$	285,774

The accompanying notes are an integral part of these financial statements.

F-38

CADV Ventures S.A.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In US$, except for share and per share data, or otherwise stated)

	For the years ended December 31,
	2025		2024
Revenues
Sales of service – third parties	US$	57,664	US$	4,645
Sales of service – related parties		715,169		534,421
Total revenues		772,833		539,066

Cost of revenues
Cost of sales of service – third parties		89,163		134,420
Cost of sales of service – related parties		104,277		59,245
Taxes and other surcharges		5,806		1,564
Total cost of revenues		199,246		195,229

Gross profit		573,587		343,837

Operating expenses
Sales and marketing expenses		7,390		43,273
General and administrative expenses		192,170		107,190
Research and development expenses		256,858		649,169
Total operating expenses		456,418		799,632

Income (loss) from operations		117,169		(455,795)

Other expense, net		(7,037)		(46,974)

Profit/(loss) before income tax		110,132		(502,769)
Income tax expenses		—		—
Net profit/(loss)	US$	110,132	US$	(502,769)
Other comprehensive loss
Foreign currency translation (loss) gain		(134,956)		35,727
Total comprehensive loss	US$	(24,824)	US$	(467,042)

Weighted average number of ordinary shares outstanding:
Ordinary Shares – Basic and diluted		3,892,467		3,200,050
Earnings/(loss) per ordinary share
Ordinary Shares – Basic and diluted	US$	0.03	US$	(0.16)

The accompanying notes are an integral part of these financial statements.

F-39

CADV Ventures S.A.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(In US$, except for share and per share data, or otherwise stated)

	Number of Ordinary Shares	Amount	Additional paid in capital	Accumulated deficit	Accumulated other comprehensive loss	Total deficit
Balance at, January 1, 2024	3,200,050	87,543	269,388	(805,920)	(65,701)	(514,690)
Net loss for the year	—	—	—	(502,769)	—	(502,769)
Foreign currency translation adjustment	—	—	—	—	35,727	35,727
Balance at, December 31, 2024	3,200,050	87,543	269,388	(1,308,689)	(29,974)	(981,732)
Net profit for the year	—	—	—	110,132	—	110,132
Debt settlement with equity	19,440,939	542,316	307,781	—	—	850,097
Foreign currency translation adjustment	—	—	—	—	(134,956)	(134,956)
Balance at, December 31, 2025	22,640,989	629,859	577,169	(1,198,557)	(164,930)	(156,459)

The accompanying notes are an integral part of these financial statements.

F-40

CADV Ventures S.A.
STATEMENTS OF CASH FLOWS

(In US$, except for share and per share data, or otherwise stated)

	For the year ended December 31,
	2025		2024
Cash flows from operating activities
Net profit/(loss)	US$	110,132	US$	(502,769)
Adjustments to reconcile net income to net cash provided by operating activities
Changes in assets and liabilities
Accounts receivable		—		5,910
Prepayments and other current assets		37,706		(11,933)
Accounts payable		48		(27,647)
Tax payable		205		(956)
Deferred revenue		(277,325)		305,471
Accounts receivable from related parties		8,431		154,660
Prepayment to a related party		50,049		(47,268)
Accounts payable to related parties		24,919		31,577
Accrued expenses and other liabilities		92,780		(73,923)
Net cash provided by (used in) operating activities		46,945		(166,878)

Cash flows from investing activities
Loan made to related parties		(15,098)		(112,063)
Repayment of loan made to related parties		182,344		90,475
Net cash provided by (used in) investing activities		167,246		(21,588)

Cash flows from financing activities
Proceeds from related parties		—		72,687
Repayment of loans due to related parties		(233,730)		—
Net cash (used in) provided by financing activities		(233,730)		72,687

Effect of exchange rate changes on cash and cash equivalents		3,637		(2,688)

Net decrease in cash and cash equivalents		(15,902)		(118,467)

Cash and cash equivalents at beginning of the year		32,370		150,837
Cash and cash equivalents at end of the year	US$	16,468	US$	32,370

Supplemental disclosure of cash flow information
Income tax paid	US$	6,282	US$	—
Interest received in cash	US$	5,889	US$	116

Supplemental disclosure of investing and financing non-cash activities
Debt waived by a related party in exchange of issuance of equity	US$	542,316	US$	—
Waiver of interest due to a related party	US$	307,781	US$	—
Expenses paid by a third party on the Company’s behalf	US$	156,190	US$	—

The accompanying notes are an integral part of these financial statements.

F-41

CADV Ventures S.A.
NOTES TO FINANCIAL STATEMENTS

1. Organization

CADV Ventures S.A. (the “Company” or “CADV”), was incorporated in The Republic of Poland, on January 8, 2013. The Company is focusing on providing services in second-line technical support for server and cloud infrastructure. The main revenue stream includes providing intellectual technology support services (“IT support”), outsourced human resource service and licensing service. The Company is controlled by Kogom Ltd (“Kogom”), a private limited company incorporated under the laws of England and Wales.

a. Reorganization

On January 6, 2026, Clomar Solutions Corp. (“Clomar”) completed a series of reorganization transactions (collectively, the “Reorganization”) with Kogom Ltd., pursuant to which Clomar acquired 100% of the outstanding equity interests of CADV. The Reorganization consisted of the following steps: (i) an Exchange Agreement between Clomar and Kogom Ltd., pursuant to which Clomar acquired all of the outstanding equity interests of CADV from Kogom Ltd. in exchange for 99,900 newly issued shares of Clomar common stock (the “Exchange”), representing 99.9% of the total issued and outstanding shares of Clomar immediately following the Share Exchange; (ii) a Transfer Agreement between Kogom Ltd. and Shang Ju Lin, pursuant to which Kogom transferred 99,900 shares of Clomar common stock, representing 99.9% of the total issued shares of Clomar, to Shang Ju Lin at a consideration of US$100; and (iii) a re-domiciliation of Clomar from its prior jurisdiction to the Cayman Islands (the “Re-domicile”), following which Clomar changed its name to Kukugan Invest. The substance of the Reorganization was evaluated and concluded that the acquisition of CADV should be accounted for as a business combination under ASC 805, with Clomar identified as the accounting acquirer and CADV as the accounting acquiree. This conclusion was based on an assessment of the factors set forth in ASC 805-10-55-11 through 55-15, including the relative voting rights in the combined entity and the composition of the governing body and senior management of the combined entity. Upon completion of the Reorganization, the ultimate controlling shareholder of CADV was changed to Shang Ju Lin.

On April 23, 2026, Miluna Acquisition Corp. (“SPAC” or “Miluna”), Kukugan and the Company entered into a Business Combination Agreement (the “BCA”). Pursuant to the BCA, Kukugan will merge with and into Miluna, with Miluna continuing as the surviving company (the “Merger”), and following the Merger, Miluna will be renamed Kukugan Corp (“PubCo”). As a result of the Merger, CADV will become a wholly-owned subsidiary of PubCo. At the closing of the Business Combination, all issued and outstanding ordinary shares of Parent will be cancelled and converted into the right of the shareholders of Parent to receive newly issued PubCo ordinary shares. The Merger will be accounted for as a reverse recapitalization accordance with U.S. GAAP. Kukugan will be treated as the accounting acquirer and Miluna as the accounting acquiree.

As of the date of this report, the Reorganization is substantially completed, except for the on-going process of registration of the shareholder change for the Company in the Republic of Poland.

The financial statement only reflects the standalone financial position and result of operations of the Company.

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2. Summary of Significant Accounting Policies

a) Basis of presentation

The Company’s financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”).

b) Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of these financial statements, and the reported amounts of revenue and expenses during the reporting period. The Company continually evaluates these estimates and assumptions based on the most recently available information, historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Significant accounting estimates reflected in the Company’s financial statements include but are not limited to estimates and judgments applied in determination of allowance for credit losses and valuation allowance for deferred tax assets. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

c) Foreign currency translation and transactions

The Company’s reporting currency is United States Dollars (“US$”). The Company’s operations are principally conducted in Poland where Polish Zloty (“PLN”) is the functional currency. Assets and liabilities are translated using the exchange rate at each balance sheet date. Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in shareholders’ equity.

The following table outlines the currency exchange rates that were used in creating the financial statements in this report, representing the certified exchange rate published by the Narodowy Bank Polski:

	As of December 31,
	2025	2024
PLN into US$ for balance sheet items, except for equity accounts	3.6016	4.1012

F-43

	For the years ended December 31
	2025	2024
PLN into US$ for items in the statements of operations and comprehensive income, and cash flows	3.7588	3.9799

No representation is intended to imply that the PLN amounts could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2025, or at any other rate.

Transactions denominated in currencies other than functional currency are translated into functional currency at the exchange rates quoted by authoritative banks prevailing at the dates of the transactions. Exchange gains and losses resulting from those foreign currency transactions denominated in a currency other than the functional currency are recorded as a component of other expense, net in the statements of operations and comprehensive income/(loss).

d) Cash and cash equivalents

Cash and cash equivalents consist of bank deposits, which are unrestricted as to withdrawal and use.

e) Accounts receivable from a related party

Accounts receivable from a related party represented the trade receivables from the provision of IT service and human resource service to a related party.

f) Expected credit loss

ASC 326 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Pursuant to ASC 326, an allowance for expected credit losses for financial assets is carried at amortized cost to the net amount expected to be collected as of the balance sheet date.

Such allowance is based on expected credit losses expected to arise over the life of the financial asset’s contractual term using the aging method, which includes consideration of accounts receivable due from a related party, amount due from related parties, amount due from a related party, non-current and other current assets. Assets are written off when the Company determines that such financial assets are deemed uncollectible and are recognized as a deduction from the allowance for expected credit losses. Expected recoveries of amounts previously written off, not to exceed the aggregate of the amount previously written off, are included in determining the necessary reserve at the balance sheet date.

The Company estimated its provision for expected credit losses using relevant available information from internal and external sources relating to past events including aging schedules of receivables, migration risk of receivables, assessment of receivables due from specific identifiable countries that are considered at risk of uncollectible, current conditions and reasonable and supportable forward-looking factors.

During the years ended December 31, 2024 and 2025, the Company accrued nil provision for expected credit losses on the financial statement related to financial assets. As of December 31, 2024 and 2025, there are nil provision for expected credit losses.

g) Deferred revenue

Deferred revenue represented advances received from a customer for the provision of IT support services and licensing fee received from a customer for licensing service to be provided in the future. It is stated at the amount of service fee received less the amount previously recognized as revenue upon the provision of service to the customer.

h) Deferred offering cost

Pursuant to ASC 340-10-S99-1, offering costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. Deferred offering costs consist of legal, accounting and other incremental costs incurred through the balance sheet date that are directly related to the proposed public offering. Should the proposed public offering prove to be unsuccessful, the deferred cost, as well as additional expenses to be incurred, will be charged to operations. As of December 31, 2024 and 2025, the Company had capitalized deferred offering costs of nil and US$56,190, respectively.

F-44

i) Fair value of financial instruments

The Company’s financial instruments primarily consist of cash and cash equivalents, accounts receivable from a related party, other current assets, amount due from related parties, amount due from a related party, non-current, accounts payable, accounts payable to related parties, amount due to related parties, accrued expenses and other liabilities. The carrying values of the current financial instruments approximate fair values due to their short maturities.

For non-current financial instruments, primarily consisting of amount due from a related party, non-current, the Company estimates fair value using a discounted cash flow methodology. The discount rates are based on observable market interest rates for comparable instruments with similar credit profiles and maturities, which are classified as Level 2 inputs in the fair value hierarchy. The Company considered the interest rate is close to the market rate, the carrying values of the non-current financial instruments approximate their fair value as of December 31, 2024.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This note also establishes a fair value hierarchy which requires classification based on observable and unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

Level 1	—	Quoted prices in active markets for identical assets or liabilities.

Level 2	—	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter.

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j) Revenue recognition

The Company focusing on providing second-line technical support services for server and cloud infrastructure. The Company’s revenue is principally derived from three revenue streams: IT support services, outsourced human resources services and licensing services. The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. Revenue is recognized when, or as, control of the promised services or licenses is transferred to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services or licenses. The Company determines revenue recognition through the following five-step model: identifying the contract with the customer; identifying the performance obligations in the contract; determining the transaction price; allocating the transaction price to the performance obligations in the contract; and recognizing revenue when, or as, the Company satisfies the applicable performance obligation. The Company also evaluates its revenue arrangements to determine whether it is acting as principal or agent.

For IT support services, the Company generally enters into master service agreements with customers under which the Company provides technical support for servers and cloud infrastructure. The master agreements are for an indefinite term and are terminable by either party upon 30 to 90 days’ notice. Under these master service agreements, the Company receives individual service orders that specify the scope, timeline, and fixed price for the services to be rendered. Invoices are issued per order with payment due within 21 to 30 days. Each individual service order has a duration of one year or less. The Company’s performance obligation is generally to provide a stand-ready service over the period specified in the orders, and revenue is recognized ratably over the period in which the services are provided because the customer simultaneously receives and consumes the benefits of the Company’s performance.

For outsourced human resources services, the Company generally provides personnel outsourcing, staffing support or related administrative services pursuant to customer agreements or service orders. The agreements provide for a fixed monthly fee and an hourly rate for technical personnel. The framework agreements are for an indefinite term and are terminable by either party upon 90 days’ notice. Invoices are issued monthly with payment due within 14 days. Services are performed on a month-to-month basis, and the Company’s performance obligation is satisfied over time as the services are rendered. Revenue from outsourced human resources services is recognized over time, generally on a monthly basis or as services are performed, in accordance with the fees specified in the applicable contract. Customers are generally billed periodically based on fixed monthly fees, time incurred or other agreed-upon service metrics.

For licensing services, the Company grants customers the right to access its artificial intelligence solutions over the license term. Licenses are granted on a month-to-month basis and payment is due upon invoice. The Company continues to provide updates, error corrections and enhancements during the license period, and retains control of the artificial intelligence solutions. Accordingly, the Company’s performance obligation is satisfied over time, and revenue from licensing services is recognized on a straight-line basis over the license term.

The Company has elected to apply the practical expedient in ASC 606-10-50-14 and does not disclose information about remaining performance obligations for contracts that have an original expected duration of one year or less. As of each balance sheet date presented, the Company did not have any material contracts with customers with an original expected duration of more than one year for which performance obligations remained unsatisfied or partially unsatisfied. Accordingly, the Company had no material remaining performance obligations required to be disclosed under ASC 606-10-50-13. If, in future periods, the Company enters into material customer contracts with original expected terms exceeding one year, the Company will disclose the aggregate amount of the transaction price allocated to unsatisfied or partially unsatisfied performance obligations as of period end and an explanation of when the Company expects to recognize that amount as revenue.

A summary of the Company’s gross revenue disaggregated by major service lines and timing of revenue recognition for the years ended December 31, 2024 and 2025, respectively, are as follows:

	For the years ended December 31,
	2025	2024
	US$	US$
By revenue streams
IT support service	545,219	348,205
Outsourced human resources service	213,050	186,216
Licensing service	14,564	4,645
Total	772,833	539,066

Timing of revenue recognition
Service transferred overtime	772,833	539,066

IT support service

Revenues generated from IT support service is earned by the Company to provide 24/7 round-the-clock technical service categories specified in individual orders. The service categories include installation, implementation, consulting, technical documentation development and training. Although the detailed works are in different categories, the single performance obligation identified is to deliver round the clock IT service according to client specification. The Company subcontracts this IT support work to third party vendors.

Based on the consideration of primary responsibility, service risks and pricing discretion of the arrangement, the Company is considered the principal party in fulfilling the identified performance obligation. In reaching this conclusion, the Company evaluated the guidance in ASC 606-10-55-36 through 55-40. For its IT support services, the Company has determined that it acts as the principal based on the following reasons:

(a) The Company is primarily responsible for fulfilling the promise to the customer as the contracting party, determines the scope and service requirements under each order, manages service delivery, and remains obligated to resolve any service deficiencies regardless of whether the work is performed internally or by vendors. The customer looks to the Company, not the vendors, for performance;

(b) The Company bears service and fulfillment risk. If a subcontracted vendor fails to perform, the Company remains obligated to fulfill the contract. The Company is also responsible for vendor oversight and payment, and its payment obligations to vendors are not contingent upon customer payment;

(c) The Company has the sole discretion to establish the transaction price to customers. The transaction price is agreed with the customer in each order based on the scope, service categories, service period, technical requirements and other commercial terms negotiated by the Company. The Company independently negotiates costs with subcontractors and retains the margin risk and benefit. This discretion is a key demonstration of control; and

(d) The Company has discretion in supplier selection and management. The Company selects, qualifies, and manages vendors based on its proprietary standards and internal criteria, and retains the responsibility to ensure that all deliverables meet customer specifications regardless of whether the work is performed internally or by subcontractors.

Based on these factors, the Company has concluded that it controls the integrated IT support service before the service is transferred to the customer and therefore acts as principal, rather than as an agent, in satisfying the performance obligation. Accordingly, the Company recognizes revenue from these IT support service arrangements on a gross basis in the amount of consideration to which it expects to be entitled in exchange for providing the contracted services. The revenue is recognized over time for the whole service period as the client simultaneously receiving and consuming the benefits as the Company performed.

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Revenues are measured as the progress toward satisfying this performance obligation using a method that faithfully depicts the transfer of services. Since the customer benefits from the Company’s 24/7 round-the-clock IT support services available evenly throughout the service period. Consequently, the Company concludes that the best measure of progress toward complete satisfaction of the performance obligation over time is a time-based measure, and it recognizes revenue on a straight-line basis throughout the service period. Consideration is recorded net of value-added tax. The transaction price is not fixed and will be variable and agreed upon each order with the customer. According to ASC 606-10-32-12, variable consideration should only be recognized to the extent that it is probable that a significant reversal will not occur. The Company relies on agreed upon order, customer sign-off and the enforceable right to payment to confirm the variable consideration being recognized are determinable at each reporting date.

Outsourced human resources service

Revenues generated from outsourced human resources service is earned by providing outsourced manpower to help clients completing various technical related problems and program management tasks. Services are settled at the rate of PLN200 (US$53) net for each commenced hour of work of the Company or subcontracted vendor’s personnel, on top of a fixed monthly fee of PLN35,000 (US$9,309) per month. The single performance obligation identified is to deliver outsourced human resources based on separate purchase orders.

Based on the consideration of primary responsibility, service risks and pricing discretion of the arrangement, the Company is considered the principal party in fulfilling the identified performance obligation. In reaching this conclusion, the Company evaluated the guidance in ASC 606-10-55-36 through 55-40:

(a) The Company is primarily responsible for fulfilling the promise to the customer as the named service provider. The customer has no direct relationship with or recourse against subcontracted personnel;

(b) The Company bears service and fulfillment risk. In the event of customer non-payment, the loss is borne by the Company, which remains liable for payments to vendors. If a subcontracted vendor fails to perform, the Company remains obligated to fulfill the contract. The Company is also responsible for vendor oversight and payment, and its payment obligations to vendors are not contingent upon customer payment;

(c) The Company has discretion in establishing the price, independently setting the fixed monthly fee and hourly rate charged to customers while separately negotiating costs with subcontractors; and

(d) The Company has discretion in supplier selection and management. The Company selects, qualifies, and manages vendors based on its proprietary standards and internal criteria, and retains the responsibility to ensure that all deliverables meet customer specifications regardless of whether the work is performed internally or by subcontractors.

Based on these factors, the Company acts as principal and recognizes revenue from outsourced human resource service arrangements on a gross basis.

The fixed monthly fee is recognized on a straight-line basis over the month. The variable hourly fee for outsourced human resource service, is recognized over the service period when the service is transferred to the customer. The customer receives the benefits of the Company’s performance as the Company performs and simultaneously consumes those benefits as they are received.

Since the service of variable hourly fee is based on time spent, the Company applies an output method, recognizing revenue based on amount billable to the customer for each hour of service provided. This method is appropriate because the hourly rate corresponds directly with the value of the Company’s performance to the customer. Consideration is recorded net of value-added tax. The variable hourly fee is the variable consideration in the outsourced human resources services. According to ASC 606-10-32-12, variable consideration should only be recognized to the extent that it is probable that a significant reversal will not occur. The Company relies on monthly confirmation, customer sign-off and the enforceable right to payment to confirm the variable consideration being recognized are determinable at each reporting date.

Licensing service

The company also provides licensing services to the customers, which allows them to use the Company’s artificial intelligence solutions. This is a single performance obligation. The company provides licensing services to the customer and grant the customer access to the Company’s artificial intelligence solutions during the licensing period, while the Company continuously provide updates, error corrections and enhancement. As the result the revenue is recognized over the licensing period.

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Contract balance

When a revenue contract has been performed, the Company presents the contract in the balance sheet as a contract asset or a contract liability, depending on the relationship between the Company’s performance and the customer’s payment. Contract balances consist of contract assets and contract liabilities.

Contract assets represent the Company’s right to consideration in exchange for services that the entity has transferred to a customer when that right is conditioned on something other than the passage of time. As of December 31, 2025 and 2024, the Company does not have any contract assets.

Contract liabilities consist of deferred revenue, which represents consideration received or billed from customers prior to the satisfaction of corresponding performance obligation and transfer of control of promised service. The Company primarily generates such deferred revenue from the provision of IT support service. It is recognized as revenue when all of the Company’s revenue recognition criteria are met. The Company’s deferred revenue amounted to US$48,129 and US$296,437 as of December 31, 2025 and 2024, respectively. For the years ended December 31, 2025 and 2024, deferred revenue at the beginning of the reporting period recognized as revenue were US$296,437 and nil, respectively. The Company expects to recognize the deferred revenue balance as of December 31, 2025 as revenue over the next 12 months.

k) Cost of revenues

Cost of revenues primarily consists of cost paid to related parties for subcontracting the provision of services and staff payroll and welfare.

l) Selling expenses

Selling expenses consists of marketing expenses paid to third party companies for performing marketing service.

m) General and administrative expenses

General and administrative expenses primarily consist of salaries and benefits of management, accounting and administrative personnel, office rentals, professional service fees, subscribed service fees, utilities and other office expenses.

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n) Research and development expenses

Research and development expenses consist of expenses paid to a related party for technology and development functions. The Company follows the guidance in FASB ASC 985-20, Cost of Software to Be Sold, Leased or Marketed, regarding software development costs to be sold, leased, or otherwise marketed.

FASB ASC 985-20-25 requires research and development costs for software development to be expensed as incurred until the software model is technologically feasible. Technological feasibility is established when the enterprise has completed all planning, designing, coding, testing, and identification of risks activities necessary to establish that the product can be produced to meet its design specifications, features, functions, technical performance requirements. A certain amount of judgment and estimation is required to assess when technological feasibility is established, as well as the ongoing assessment of the recoverability of capitalized costs. The Company’s products reach technological feasibility shortly before the products are released and sold to the public. Therefore research and development costs are generally expensed as incurred.

o) Employee benefits

The Company provides mandatory social security contributions (ZUS) for all employees in Poland, covering pension, disability, medical, accident, and unemployment insurance, calculated as a percentage of gross salary (total employer contribution rate: 19.48% in 2025 and 19.43% in 2024). Additionally, we participate in the Polish Employee Capital Plan (PPK), a defined contribution pension scheme where the employer contributes 1.5% of eligible salary, and employees contribute 2% (with a 2% state subsidy for eligible participants). The Company recognizes PPK and ZUS contributions as expenses in the period incurred, in accordance with ASC 715-30.

p) Income taxes

The Company follows the guidance of ASC Topic 740 “Income taxes” and uses liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets, if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in statement of operations and comprehensive income in the period that includes the enactment date.

q) Value added tax (“VAT”)

The Company is subject to VAT on revenue generated from the provision of services, software development, and other taxable activities in Poland. The Company records revenue net of VAT. This VAT may be offset by qualified input VAT paid by the Company to suppliers. VAT balances are presented as other current assets (for recoverable input VAT) or other current liabilities (for VAT payable) in the balance sheets.

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The standard VAT rate applicable to the Company’s operations in Poland is 23%. Reduced rates of 8% and 5% apply to certain eligible goods and services as prescribed by Polish tax regulations. Exports and intra-EU supplies of goods and services are generally subject to 0% VAT. The Company complies with mandatory VAT registration, filing, and payment requirements under Polish tax law and EU VAT directives, including electronic invoicing and reporting via the National System of e-Invoices (KSeF).

r) Uncertain tax positions

The Company uses a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Interest on underpayment of taxes and penalties related to tax positions that do not meet the minimum statutory threshold to avoid penalties are recognized as a component of income tax expense, if applicable. The tax returns of the Company is subject to examination by the Polish National Revenue Administration (Krajowa Administracja Skarbowa, KAS). Under Polish tax regulations, tax return is normally subject to examination by the tax authority for up to five years of assessment prior to the current year of assessment. The general statute of limitations for tax assessments is five years from the end of the year in which the tax return was filed. The statute of limitations may be extended in cases involving tax fraud, intentional tax evasion or certain criminal tax offenses.

For the years ended December 31, 2025 and 2024, the Company did not have any material interest or penalties associated with tax positions. The Company did not have any significant unrecognized uncertain tax positions as of December 31, 2025 or 2024. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

s) Related parties

The Company adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

t) Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (the “CODM”), which is the Company’s chief executive officer. Consequently, the Company has determined that it has only one reportable operating segment. The single segment derived its revenue from IT support service, outsourced human resources service and licensing service described in revenue recognition section. As all the Company’s revenues and expenses are derived from within Poland, no geographical segments are presented. The business activities are being managed on a consolidated basis. The CODM uses net income/loss as the measure of segment profit or loss to evaluate the performance of the segment and to make decisions regarding the allocation of resources, including whether to invest in sales and marketing, research and development, or other operating initiatives. The CODM reviews net income/loss against the Company’s internally prepared budget on a quarterly basis to assess financial performance and determine whether adjustments to operating expenses are necessary. Net income/loss is derived from the line items presented in the statements of operations, mainly including revenue, cost of sales, and operating expenses.

The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The measure of segment assets is reported on the balance sheet as the single company total assets.

The following table presents financial information regularly provided to the CODM and included in the measure of segment profit or loss:

	For the years ended December 31,
	2025	2024
	US$	US$
Revenues	772,833	539,066
Less: Cost of revenues	199,246	195,229
Gross profit	573,587	343,837
Less: Operating expenses	456,418	799,632
Operating income (loss)	117,169	(455,795)
Other expense, net	(7,037)	(46,974)
Segment net income (loss)	110,132	(502,769)
Reconciliation of profit and loss	-	-
Net profit (loss)	110,132	(502,769)

Significant Segment Expenses

The following table shows the significant expense disclosure for the reportable segment:

	For the years ended December 31,
	2025	2024
	US$	US$
Research and development expenses	256,858	649,169
Subcontracting costs	182,426	183,971
Professional fees	113,059	20,169
Staff salaries, social securities and benefits	74,248	50,926
Interest expenses	26,007	45,337
Marketing expenses	-	43,273
Other expenses	10,103	48,990
Total expenses deducted from segment revenue to arrive at reported segment net income (loss)	662,701	1,041,835

Other segment items consist of facilities costs, business taxes and surcharges, travel expenses, and other miscellaneous operating costs, none of which are individually significant.

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u) Comprehensive income

Comprehensive income includes all changes in equity from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the years presented, total comprehensive income included foreign currency translation adjustments.

v) Earnings (Loss) per share

Earnings (loss) per share is computed in accordance with ASC 260. The two-class method is used for computing earnings per share in the event the Company has net income available for distribution. Under the two-class method, net income is allocated between ordinary shares and participating securities based on dividends declared and participating rights in undistributed earnings as if all the earnings for the reporting period had been distributed. For the years ended December 31, 2025 and 2024, there were only Ordinary Shares issued and outstanding, so the two-class method is not applicable as no participating securities existed.

Basic earnings per ordinary share is computed by dividing net income attributable to holders of ordinary shares by the weighted average number of Ordinary Shares outstanding during the year. Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or in the case of contingently issuable shares that all necessary conditions for issuance have not been satisfied.

w) Commitments and contingencies

The Company accrues estimated losses from loss contingencies by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an asset had been impaired, or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

As of both December 31, 2025 and 2024, there were no contingent liabilities relating to litigations against the Company.

x) Extinguishment of debt owed to related party

According to ASC 470-50-40-2, debt extinguishment with related party should be recognized as capital contributions unless there is substantive evidence that the entity would have obtained the economic outcome in an arm’s length transaction. As stated in note 6, the Company has extinguished the debt owed to a related party in exchange of issuance of equity. This transaction is recognized as an equity contribution and there is no gain or loss recognized from this transaction.

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y) Recently issued accounting pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company does not opt out of extended transition period for complying with any new or revised financial accounting standards. Therefore, the Company’s financial statements may not be comparable to companies that comply with public company effective dates.

Recently adopted accounting pronouncements

In November 2023, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant expenses. The amendments will require public entities to disclose significant segment expenses that are regularly provided to the chief operating decision maker and included within segment profit and loss. The Company adopted this ASU for fiscal 2024 and 2025. The amendments were effective for the Company’s annual periods beginning January 1, 2024. The Company has evaluated the impact of the adoption of this update and it should have no material impact on the Company’s financial statements.

New accounting pronouncements not yet adopted

In December 2023, the FASB issued ASU 2023-09, “Improvement to Income Tax Disclosure”. This standard requires more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This standard also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for public business entities, for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. The Company has evaluated the impact of this standard and it should have no material impact on the Company’s financial statements.

In November 2024, the FASB issued ASU 2024-03, “Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” and issued subsequent amendment within ASU 2025-01. The amendments require disaggregation disclosure for certain expense captions presented on the face of income statement, as well as additional disclosure about selling expenses. This guidance is effective for the Company for the year ending March 31, 2028 and interim reporting periods during the year ending March 31, 2029. Early adoption is permitted. The Company is evaluating the impact of the adoption of this guidance on its disclosures.

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s financial position and results of operations upon adoption.

3. Prepayments and Other Current Assets

	As of December 31,
	2025	2024
	US$	US$
Prepaid taxes	6,447	37,013
Prepaid service charges	400	3,565
Other current assets	185	155
Deposits, prepayments and other current assets	7,032	40,733

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4. Accrued Expenses and Other Liabilities and Other Payables, Non-current

	As of December 31,
	2025	2024
	US$	US$
Accrued service expenses	4,477	3,932
Accrued professional fees	1,648	942
Payroll and social welfare payables	1,613	4,438
Other payables	—	158
Accrued office expense	—	111
Accrued expenses and other liabilities	7,738	9,581

On December 31, 2025, the Company entered into a promissory note agreement (“Promissory note”) with Handsfull Technology Corporation (“Handsfull”), a company organized under the law of Republic of China, Taiwan, which Handsfull agreed to grant the Company a promissory note amounted US$156,190 with maturity date on June 30, 2027 and an annual interest rate 3%. The Promissory note is used by Handsfull to pay the offering related expenses on behalf of the Company.

5. Income Taxes

The Company only files tax return in Poland in which it operates.

Poland

Under the Polish tax system, the standard corporate income tax rate is 19%. A preferential corporate income tax rate of 9% applies to small taxpayers whose annual revenue does not exceed Euro 2 million in a given tax year, excluding capital gains. A further preferential intellectual property box tax rate of 5% is available for qualifying income derived from eligible intellectual property rights, including software copyrights, patents, utility models, and industrial designs, subject to qualifying research and development activities and the nexus ratio requirements. The Company assesses its eligibility for preferential tax rates and applicable tax incentives at each reporting date. The Company does not subject to preferential tax rate for the years ended December 31, 2024 and 2025 as the historical profit is over Euro 2 million.

The Company files corporate income tax returns with the Polish tax authorities, primarily the National Revenue Administration (Krajowa Administracja Skarbowa). The Company is subject to corporate income tax examinations by the relevant Polish tax authorities. Under Polish tax regulations, the statute of limitations for tax assessments is generally five years from the end of the calendar year in which the deadline for the payment of the tax expired. As of December 31, 2025, in the Polish tax jurisdiction, the Company’s tax returns for the tax years ended December 31, 2020 through 2025 remain subject to examination by the tax authorities.

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For the years ended December 31,
	2025	2024
	US$	US$
Current tax expense	—	—
Deferred tax expense	—	—
Income tax expenses	—	—

A reconciliation of the income tax expense determined at the Poland statutory income tax rate to the Company’s actual income tax expense is as follows:

	For the years ended December 31,
	2025	2024
	US$	US$
Income/(loss) before income tax expense	110,132	(502,769)
Statutory income tax rate	19%	19%
Income tax at Poland statutory income tax rate	20,925	(95,526)
Tax effect of non-taxable items	1,160	14
Tax effect of waived interest payable to related parties	13,764	—
Tax effect of non-deductible offering expenses	19,000	—
Change in valuation allowance of deferred tax assets	(54,849)	95,512
Income tax expense	—	—
Effective income tax rate	0%	0%

The Company’s deferred tax assets at December 31, 2025 and 2024 were as follows:

	As of December 31,
	2025	2024
	US$	US$
Deferred tax assets
Net operating loss carried forward	47,441	87,249
Other temporary differences	3,940	5,438
Total deferred tax assets	51,381	92,687
Less, valuation allowance	(51,381)	(92,687)
Deferred tax assets, net	—	—

The movement of the Company’s deferred tax valuation allowance for the years ended December 31, 2025 and 2024 were as follows:

	As of December 31,
	2025	2024
	US$	US$
Balance at beginning of the year	92,687	—
Addition of valuation allowance	—	95,512
Reversal of valuation allowance	(54,849)	—
Foreign exchange translation adjustment	13,543	(2,825)
Balance at end of the year	51,381	92,687

Under Article 7(5) of the Polish CIT Act, tax losses incurred in a given tax year may be carried forward and utilized to offset taxable income from the same source over the next five consecutive tax years. Taxpayers have the option to either deduct up to 50% of the original loss in any single year, or utilize a one-time deduction of up to PLN 5 million (US$1.33 million) from the income of one of the five subsequent years, with any remaining balance capped at 50% per year. As of December 31, 2025, the net operating loss carried forward is PLN899,279 (US$249,689).

For the years ended December 31, 2025 and 2024, the Company did not have any material interest or penalties associated with tax positions. The Company did not have any significant unrecognized uncertain tax positions as of December 31, 2025 or 2024. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

6. Ordinary Shares and additional paid-in capital

As of December 31, 2025, the Company had 22,640,989 Ordinary Shares, with par value of PLN 0.1 each. As of December 31, 2024, there are 3,200,050 issued and outstanding Ordinary Shares of the Company.

On December 18, 2025, Wojciech Andrzej Kaszycki (“Mr. Kaszycki”), a related party and debt holder of the Company, entered a debt transfer agreement (“Debt transfer agreement”) with Kogom, the sole shareholder of the Company. According to the Debt transfer agreement, Mr. Kaszycki agreed to transfer his debt claim on the Company of PLN1,944,094 (US$542,316), along with all claims on existing and future interest, to Kogom.

After the transfer, Kogom agreed with the Company to issue 19,440,939 Ordinary Shares of the Company to Kogom to settle this debt claim to the Company. Kogom also waived all outstanding interest arising from the debt claim which amounted to PLN 1,104,718 (US$307,781). The waived interest is recorded as additional paid-in capital by the Company.

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7. Employee Defined Contribution Plan

Full-time employees of the Company’s subsidiary in Poland participate in government-mandated defined contribution plans administered by the Polish social security system (ZUS) and the Employee Capital Plan (“PPK”).

Pursuant to Polish labor and social security regulations, the Company is required to make monthly contributions to these plans at statutory rates based on the employees’ gross salaries. These contributions fund pension, disability, medical, accident, unemployment benefits, and supplementary retirement benefits under the PPK program. For the years ended December 31, 2024 and 2025, the expenses regarding employee benefits were US$5,855 and US$5,196, respectively.

8. Concentration of Risk

Interest rate risk

The Company is exposed to interest rate risk primarily through its interest-bearing borrowings lent to and borrowed from related parties and a third party. Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market interest rates. For the years ended December 31, 2025 and 2024, all interest-bearing borrowings of the Company are fixed rate debt facilities.

The Company monitors and manages its interest rate exposure by assessing the mix of fixed-rate and variable-rate debt within its capital structure. As of the balance sheet date, the Company did not hold any interest rate swaps or other derivative financial instruments to hedge its exposure to interest rate fluctuations.

If market interest rates were to change by 100 basis points, with all other variables held constant, the Company’s annual interest expense and future cash flows would change proportionately based on the principal amount of outstanding variable-rate borrowings. The potential change in interest expense is not expected to have a material impact on the Company’s results of operations, financial position, or liquidity.

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable from a related party, amount due from related parties, amount due from a related party, non-current and other current assets. As of December 31, 2024 and 2025, all of the Company’s cash and cash equivalents was held by major financial institutions located in Poland. The Company believes that these financial institutions located in Poland are of high credit quality. For accounts receivable from a related party and amounts due from related parties, the Company extends credit based on an evaluation of the customer’s or other parties’ financial condition, generally without requiring collateral or other security. In order to minimize the credit risk, the Company delegated a team responsible for credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. Further, the Company reviews the recoverable amount of each individual receivable at each balance sheet date to ensure that adequate allowances are made for doubtful accounts. In this regard, the Company considers that the Company’s credit risk for accounts receivable from a related party, amount due from related parties and other receivables are significantly reduced.

Concentration of customers and suppliers

The following tables summarize the information about the Company’s concentration of customers and suppliers for the years ended December 31, 2025 and 2024 or as of December 31, 2025 and 2024, respectively. For purposes of the customer table, Customer A is GPA S.A., a related party, and Customer B is Mobilum Tech UAB, a related party. These two significant customers accounted for approximately 92.5% (rounded to 93%) of total revenue for 2025, with GPA S.A. representing approximately 73.4% and Mobilum Tech UAB representing approximately 19.1%, and approximately 99.1% (rounded to 100%) for 2024, with GPA S.A. representing approximately 64.6% and Mobilum Tech UAB representing approximately 34.5%. The Company identified Santochi Co. (Supplier A) and TTP Limited (Supplier C) as related parties.

	Customer A^	Customer B^
Total revenues
Year ended December 31, 2025	73%	19%
Year ended December 31, 2024	65%	35%

Total accounts receivable
As of December 31, 2025	—	—
As of December 31, 2024	—	100%

	Supplier A^	Supplier B	Supplier C^	Supplier D
Total purchase
Year ended December 31, 2025	41%	40%	13%	—
Year ended December 31, 2024	24%	26%	*	39%

Total accounts payable
As of December 31, 2025	*	31%	68%	—
As of December 31, 2024	—	56%	44%	—

*	Percentage less than 10%.
^	These companies are related parties of the Company.
—	No transaction incurred during the year/no balance existed as of the reporting date.

9. Commitments and Contingencies

As of December 31, 2025 and 2024, the Company has no operating lease commitment for more than 1 year.

F-55

10. Earnings/(loss) Per Share

Basic and diluted earnings/(loss) per ordinary share for each of the year presented is calculated as follows:

	For the years ended December 31,
	2025	2024
	US$	US$
Numerators
Net income/(loss)	110,132	(502,769)

Denominators
Weighted average number of Ordinary Shares outstanding-Basic and diluted*	3,892,467	3,200,050
Net income/(loss) per Ordinary Share-Basic and diluted*	0.03	(0.16)

Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) are excluded from the calculation of diluted earnings per share. For the years ended December 31, 2025 and 2024, the Company had no dilutive shares.

11. Related parties balances and transactions

The following is a list of the related parties with whom the Company conducted transactions during the years ended December 31, 2025 and 2024, and their relation with the Company:

Name of the related parties	Relation with the Company
Wojciech Kaszycki (“Mr. Kaszycki”)	Member of supervisory board
Emilio Gomez (“Mr. Gomez”)	Chief executive officer and president of the management board of CADV before the Reorganization; founder and Chief Executive Officer of Kogom Ltd.; current Chief Operating Officer of CADV
GPA S.A.	Entity of which Mr. Gomez holds 66% of equity interests
Santochi Co.	Entity to which the spouse of Mr. Gomez is a director
Kogom Ltd. (“Kogom”)	Shareholder of the Company, 100% controlled by Mr. Gomez
Mobilum Tech UAB	100% controlled by Mr. Kaszycki
Mobilum OU	100% controlled by Mr. Kaszycki
TTP Ltd	100% controlled by Mr. Kaszycki
WKM Ltd	100% controlled by Mr. Kaszycki
WKM2 sp.z.o.o. (“WKM2”)	100% controlled by Mr. Kaszycki

	As of December 31, 2025		As of December 31, 2024
	US$		US$
Accounts receivable from a related party
Mobilum Tech UAB	US$	—	US$	10,596

F-56

Accounts receivable from a related party represents receivables from this related party for the provision of service during the Company’s operations

	As of December 31, 2025		As of December 31, 2024
	US$		US$
Prepayment to a related party
Santochi Co.	US$	—	US$	45,870

Prepayment to a related party represents prepaid service expense to a related party during the Company’s operations.

	As of December 31, 2025		As of December 31, 2024
	US$		US$
Amount due from related parties
WKM2	US$	6,594	US$	—
Kogom		—		56,144
	US$	6,594	US$	56,144

Amount due from related parties represents advances to these related parties for their operation. These amounts are interest free, unsecured and repayment on demand.

	As of December 31, 2025		As of December 31, 2024
	US$		US$
Amount due from a related party, non-current
WKM Ltd	US$	—	US$	100,061

Amount due from a related party, non-current represents a loan to WKM Ltd of PLN 400,000 (US$97,532) on February 20, 2024, with an annual interest rate of 3.0% and maturity date of 2 years. The loan is fully repaid in December 2025 and the outstanding value is nil as of December 31, 2025.

	As of December 31, 2025		As of December 31, 2024
	US$		US$
Account payable to related parties
TTP Limited		19,130		5,938
Santochi Co.		253		—
	US$	19,383	US$	5,938

F-57

Account payable to related parties represents payables to these related parties for their provision of service during the Company’s daily operation.

	As of December 31, 2025		As of December 31, 2024
	US$		US$
Amount due to related parties
Mr. Kaszycki	US$	8	US$	875,326
WKM2		—		70,537
	US$	8	US$	945,863

Balance due to WKM2 represents advances from the related party for daily operation. It is interest free and has no repayment date. Balance due to Mr. Kaszycki represents advances for daily operation. It bears an annual interest rate of 7.22% from December 31, 2023 to December 30, 2024, and an annual interest rate of 4.31% during the period from December 31, 2024 to December 30, 2025. On December 18, 2025, Mr. Kaszycki entered into the Debt transfer agreement to transfer his debt claim on the Company to Kogom. After the transfer, Kogom agreed with the Company to issue 19,440,939 Ordinary Shares of the Company to settle the debt claim and all outstanding interest on the debt. Please refer to Note 6 for details.

Transactions with related parties

	For the year ended December 31, 2025		For the year ended December 31, 2024
	US$		US$
Sales of service to related parties
GPA S.A.		567,300		348,205
Mobilum Tech UAB		147,869		186,216
	US$	715,169	US$	534,421

Purchase of service from related parties
TTP Limited		25,363		11,977
Santochi Co.		78,914		47,268
	US$	104,277	US$	59,245

Purchase of research and development service from a related party
TTP Limited	US$	256,858	US$	649,169

Interest accrued from related parties
WKM Ltd		3,031		2,606
WKM2		99		118
	US$	3,130	US$	2,724

Interest accrued to a related party
Mr. Kaszycki	US$	25,680	US$	43,448

Advances/loans to related parties
WKM Ltd		—		100,505
WKM2		15,098		11,558
	US$	15,098	US$	112,063

Repayment from related parties
Kogom		61,258		57,973
WKM2		8,878		17,644
TTP Limited		—		14,858
WKM		112,208		—
	US$	182,344	US$	90,475

Advances from a related party
WKM2	US$	—	US$	72,687

Repayment to related parties
WKM2		76,963		—
Mr. Kaszycki		156,767		—
	US$	233,730	US$	—

F-58

On February 20, 2024, the Company lent a loan to WKM Ltd of PLN 400,000 (US$97,532), please refer to amount due from a related party, non-current for details.

On March 10, 2024, the Company lent a loan of PLN 25,000 (US$6,281) to WKM2 with an annual interest rate of 2.0% and maturity date of 1 year. On September 2, 2024, the Company entered into two loans to lent a total of PLN 10,000 (US$2,513) to WKM2 with an annual interest rate of 2.0% and maturity date of 1 year. On November 28, 2024, the Company lent a loan of PLN 11,000 (US$2,764) to WKM2 with an annual interest rate of 2.0% and maturity date of 1 year. All these loans to WKM2. were fully repaid on December 23, 2024.

On May 19, 2025, the Company lent a loan of PLN 33,000 (US$8,779) to WKM2 with an annual interest rate of 2.0% and maturity date of 1 year. The loan is fully repaid on December 12, 2025.

On December 18, 2025, Kogom entered the Debt transfer agreement with Mr. Kaszycki. Please refer to Note 6 for details.

12. Subsequent Events

An Exchange Agreement was entered into on January 06, 2026 which allowed Clomar to acquire 100% of the issued and outstanding shares of the Company, by issuing shares of its own common stock to Kogom. Upon closing, Kogom owned 99.9% of the issued and outstanding common stock of Clomar, and Clomar became the sole shareholder of the Company. Please refer to Note 1a for details.

At the same date, Kogom entered into a Transfer agreement with the Transferee to transfer 99.9% shares of Clomar to the Transferee. Upon closing of this transaction, the Transferee, Shang Ju Lin, became the ultimate controlling shareholder of the Company. Please refer to Note 1a for details.

On April 23, 2026, Miluna, Kukugan and the Company entered into a BCA. Pursuant to the BCA, Kukugan will merge with and into Miluna, with Miluna continuing as the surviving company, and following the Merger, Miluna will be renamed PubCo. As a result of the Merger, CADV will become a wholly-owned subsidiary of PubCo. At the closing of the business combination, all issued and outstanding ordinary shares of Parent will be cancelled and converted into the right of the shareholders of Parent to receive newly issued PubCo ordinary shares. The Merger will be accounted for as a reverse recapitalization accordance with U.S. GAAP. Kukugan will be treated as the accounting acquirer and Miluna as the accounting acquiree.

The Company has evaluated subsequent events through the date of issuance of this financial statements, which was through May 14, 2026, and noted that there are no other material subsequent events.

F-59

KUKUGAN INVEST

F-60

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Kukugan Invest

Opinion on the Financial Statements

We have audited the accompanying statements of financial position of Kukugan Invest (the “Company”, formerly known as Clomar Solutions Corp.) as of September 3, 2025 (the incorporation date of the Company) and December 31, 2025, the related statements of changes in shareholders’ equity from the incorporation date of September 3, 2025 to December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 3, 2025 and December 31, 2025, in accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

We have served as the Company’s auditor since 2026.

Guangzhou, China

May 14, 2026

F-61

KUKUGAN INVEST

STATEMENTS OF FINANCIAL POSITION

(Amounts in US dollar (“USD”))

	As of September 3, 2025 (Date of incorporation)	As of December 31, 2025
	US$	US$
TOTAL ASSETS	—	—

TOTAL LIABILITIES	—	—

COMMITMENTS AND CONTINGENCIES	—	—

SHAREHOLDER’S EQUITY
Ordinary shares (2,000 shares with nil par value authorized and nil issued and outstanding as of September 3, 2025; 1,000,000 shares authorized, US$0.01 par value, 100 share issued and outstanding as of December 31, 2025)	—	1
Subscription receivable	—	(1)
TOTAL SHAREHOLDER’S EQUITY	—	—

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	—	—

The accompanying notes are an integral part of these financial statements.

F-62

KUKUGAN INVEST

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In US$, except for share and per share data, or otherwise stated)

	Ordinary shares
	Number of Ordinary Shares	Amount	Subscription receivable	Total Equity
Balance at, September 3, 2025 (Date of incorporation)	—	—	—	—
Issuance of ordinary shares	100	1	(1)	—
Balance at, December 31, 2025	100	1	(1)	—

The accompanying notes are an integral part of these financial statements.

F-63

KUKUGAN INVEST

NOTES TO THE BALANCE SHEET

1. ORGANIZATION AND PRINCIPAL ACTIVITES

The financial statement is presented in US Dollars (“US$”), the entity’s functional currency. The figures shown in the financial statement is rounded to the nearest dollar.

Kukugan Invest (“the Company”), was incorporated as an offshore holding company under the laws of the Delaware on September 3, 2025 with the original name as Clomar Solutions Corp. The Company is controlled by Mr. Shang Ju Lin (“Mr. Lin”).

The Company has completed a reorganization process. Upon the completion of the reorganization, CADV Ventures S.A. (“CADV”) (incorporated January 8, 2013), a Polish company, will become the Company’s primary operating subsidiary. After the reorganization, the Company performed procedures which will ultimately re-domicile the Company from Delaware, United States of America to Cayman Islands for the De-SPAC purpose (the “Re-domicile”). After the Re-domicile, the Company’s name was changed to Kukugan Invest (“Kukugan”).

On April 23, 2026, Miluna Acquisition Corp. (“Miluna”), the Company and CADV entered into a Business Combination Agreement (the “BCA”). Pursuant to the BCA, the Company will merge with and into Miluna, with Miluna continuing as the surviving company (the “Merger”), and following the Merger, Miluna will be renamed PubCo. As a result of the Merger, CADV will become a wholly-owned subsidiary of PubCo. At the closing of the business combination, all issued and outstanding ordinary shares of the Company will be cancelled and converted into the right of the shareholders of the Company to receive newly issued PubCo ordinary shares. The Merger will be accounted for as a reverse recapitalization accordance with U.S. GAAP. The Company will be treated as the accounting acquirer and Miluna as the accounting acquiree.

The Company did not have any activity outside of the formation and share issuance as of December 31, 2025. As of the date of this report, the Reorganization is substantially completed, except for the on-going process of registration of the shareholder change for CADV in the Republic of Poland.

The financial statement only reflects the standalone financial position of the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission. Separate statements of operations and cash flow have not been presented because the Company has not engaged in any activities except in connection with its incorporation.

(b) Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates, and as such, differences may be material to the financial statements.

3. SHAREHOLDER’S EQUITY

As of the incorporation date, September 3, 2025, the Company was authorized to issue 2,000 shares of common stock with no par value. On October 28, 2025, the Company issued 100 shares to Mr. Lin. On October 29, 2025, the Company was authorized to issue 1,000,000 shares of common stock with par value of US$0.1 per share. The subscription receivable is reflected as a reduction to shareholder’s equity.

4. COMMITMENTS AND CONTINGENCIES

The Company did not have any contractual commitment as of December 31, 2025. The Company, in conjunction with its legal counsel, assesses the need to record a liability for litigation or loss contingencies. A liability is recorded when and if it is determined that such a liability for litigation or loss contingencies is both probable and estimable.

The Company is not currently a party to any legal proceedings, which would, individually or in the aggregate, have a material adverse effect on its results of operations, cash flows, or financial position.

5. SUBSEQUENT EVENTS

Subsequent to the balance sheet date, shareholder of the Company was undergoing a reorganization with the CADV as described in Note 1. Additionally, on April 23, 2026, the Company entered into a Business Combination Agreement with Miluna Acquisition Corp and CADV Ventures S.A., the details of which are described in Note 1. The Company has assessed all events occurred from December 31, 2025, up through May 14, 2026, which is the date that these financial statements are available to be issued. Except as disclosed elsewhere in this report, there are no material subsequent events that require disclosure in these financial statements.

F-64

Kukugan Invest.

Pages
Unaudited Condensed Consolidated Balance Sheets as of June 30, 2026 (Successor) and Audited Balance Sheets as of December 31, 2025 (Predecessor)	F-66
Unaudited Condensed Consolidated Statements of Operations and Other Comprehensive Loss for the period from January 6, 2026 through June 30, 2026 (Successor) and Unaudited Condensed Statements of Operations and Other Comprehensive (Loss)/income for the period from January 1, 2026 through January 5, 2026 (Predecessor) and Six Months Ended June 30, 2025 (Predecessor)	F-47
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the period from January 6, 2026 through June 30, 2026 (Successor) and Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the period from January 1 through January 5, 2026 (Predecessor) and Six Months Ended June 30, 2025 (Predecessor)	F-68
Unaudited Condensed Consolidated Statements of Cash Flows for the period from January 6, 2026 through June 30, 2026 (Successor) and Unaudited Condensed Statements of Cash Flows for the period from January 1 through January 5, 2026 (Predecessor) and Six Months Ended June 30, 2025 (Predecessor)	F-69
Notes to Unaudited Condensed Consolidated Financial Statements	F-70 – F-88

F-65

KUKUGAN INVEST

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2026 (SUCCESSOR) AND AUDITED CONDENSED BALANCE SHEETS AS OF DECEMBER 31, 2025 (PREDECESSOR)

(In US$, except for share and per share data, or otherwise stated)

	Note	Successor As of June 30, 2026		Predecessor As of December 31, 2025
Assets
Current assets:
Cash and cash equivalents		US$	36,789	US$	16,468
Prepayments and other current assets, net	4		49,049		7,032
Deferred offering costs			204,000		56,190
Accounts receivable, net			120,869		—
Amount due from a related party	11		—		6,594
Total current assets			410,707		86,284

Non-current assets
Long-term prepayment			48,480		—
Goodwill	2g		156,766		—
Total non-current assets			205,246		—
Total assets			615,953		86,284

Liabilities and equity
Current liabilities:
Accounts payable		US$	147,571	US$	8,639
Deferred revenue			163,122		48,129
Accounts payable to related parties	11		8,155		19,383
Amount due to a related party	11		—		8
Accrued expenses and other liabilities	5		43,190		7,738
Tax payable			334		2,656
Total current liabilities			362,372		86,553

Non-current liability
Amount due to related parties, non-current	11		348,543		—
Other payables, non-current	5		—		156,190
Total Liabilities			710,915		242,743

Shareholders’ deficit:
Ordinary Shares (Successor: US$0.01 par value; 1,000,000 shares authorized, 100,000 shares issued and outstanding as of June 30, 2026; Predecessor: PLN$0.1 par value; 22,640,989 shares authorized, issued and outstanding as of December 31, 2025)	6		1,000		629,859
Subscription receivable			(1,000)		—
Additional paid-in capital	6		100		577,169
Accumulated deficit			(105,668)		(1,198,557)
Accumulated other comprehensive income (loss)			10,606		(164,930)
Total shareholders’ deficit			(94,962)		(156,459)
Total liabilities and shareholders’ deficit		US$	615,953	US$	86,284

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-66

KUKUGAN INVEST

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS FOR THE PERIOD FROM JANUARY 6 THROUGH JUNE 30, 2026 (SUCCESSOR) AND UNAUDITED CONDENSED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE (LOSS)/ INCOME FOR THE PERIOD FROM JANUARY 1 THROUGH JANUARY 5, 2026 (PREDECESSOR) AND SIX MONTHS ENDED JUNE 30, 2025 (PREDECESSOR)

(In US$, except for share and per share data, or otherwise stated)

	Successor		Predecessor
	For the period from January 6 through June 30, 2026		For the period from January 1 through 5, 2026		For the six months ended June 30, 2025
Revenues
Sales of service – third parties	US$	663,679	US$	—	US$	9,387
Sales of service – related parties		111,245		—		467,721
Total revenues		774,924		—		477,108

Cost of revenues
Cost of sales of service – third parties		606,130		—		44,114
Cost of sales of service – related parties		62,826		—		36,563
2Total cost of revenues		668,956		—		80,677

Gross profit		105,968		—		396,431

Operating expenses
Sales and marketing expenses		2,777		—		7,166
General and administrative expenses		187,279		333		35,032
Research and development expenses		—		—		128,364
Total operating expenses		190,056		333		170,562

(Loss) income from operations		(84,088)		(333)		225,869

Other expense, net		(21,580)		—		(35,122)

(Loss) profit before income tax		(105,668)		(333)		190,747
Income tax expenses		—		—		—
Net (loss) profit	US$	(105,668)	US$	(333)	US$	190,747
Other comprehensive (loss) income
Foreign currency translation gain (loss)		10,606		126		(117,900)
Total comprehensive (loss) income	US$	(95,062)	US$	(207)	US$	72,847

Weighted average number of ordinary shares outstanding:
Ordinary Shares – Basic and diluted		100,000		22,640,989		3,200,050
(Loss) earnings per ordinary share
Ordinary Shares – Basic and diluted	US$	(1.06)	US$	(0.00)	US$	0.06

See notes to unaudited condensed consolidated financial statements

F-67

KUKUGAN INVEST

UNAUDITED CONDENSED CONSOLIDAYED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT FOR THE PERIOD FROM JANUARY 6, 2026 THROUGH JUNE 30, 2026 (SUCCESSOR) AND UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT FOR THE PERIOD FROM JANUARY 1 THROUGH JANUARY 5, 2026 (PREDECESSOR) AND SIX MONTHS ENDED JUNE 30, 2025 (PREDECESSOR)

(In US$, except for share and per share data, or otherwise stated)

	Number of Ordinary Shares	Amount	Subscription receivable	Additional paid in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total deficit
Balance at, January 1, 2025 (Predecessor)	3,200,050	87,543	—	269,388	(1,308,689)	(29,974)	(981,732)
Net profit for the period	—	—	—	—	190,747	—	190,747
Foreign currency translation adjustment	—	—	—	—	—	(117,900)	(117,900)
Balance at, June 30, 2025 (Predecessor)	3,200,050	87,543	—	269,388	(1,108,426)	(147,874)	(908,885)

Balance at, January 1, 2026 (Predecessor)	22,640,989	629,859	—	577,169	(1,198,557)	(164,930)	(156,459)
Net loss for the period	—	—	—	—	(333)	—	(333)
Foreign currency translation	—	—	—	—	—	126	126
Balance at, January 5, 2026 (Predecessor)	22,640,989	629,859	—	577,169	(1,198,890)	(164,804)	(156,666)

Balance at, January 6, 2026 (Successor)	100	1	(1)	—	—	—	—
Net loss for the period	—	—	—	—	(105,668)	—	(105,668)
Issuance of ordinary shares for business combination	99,900	999	(999)	100	—	—	100
Foreign currency translation adjustment	—	—	—	—	—	10,606	10,606
Balance at, June 30, 2026 (Successor)	100,000	1,000	(1,000)	100	(105,668)	10,606	(94,962)

See notes to unaudited condensed consolidated financial statements

F-68

KUKUGAN INVEST

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM JANUARY 6, 2026 THROUGH JUNE 30, 2026 (SUCCESSOR) AND UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM JANUARY 1 THROUGH JANUARY 5, 2026 (PREDECESSOR) AND SIX MONTHS ENDED JUNE 30, 2025 (PREDECESSOR)

(In US$, except for share and per share data, or otherwise stated)

	Successor		Predecessor
	For the period from January 6 through June 30,		For the period from January 1 through January 5，		For the six months ended June 30,
	2026		2026		2025
Cash flows from operating activities
Net (loss) profit	US$	(105,668)	US$	(333)	US$	190,747
Adjustments to reconcile net income to net cash used in operating activities
Allowance for doubtful accounts		6,527		—		—
Changes in assets and liabilities
Accounts receivable		(120,869)		—		—
Deposits, prepayments and other current assets		(97,040)		(57)		32,119
Accounts payable		119,659		178		—
Tax payable		(2,351)		57		(6,473)
Deferred revenue		115,486		—		(206,018)
Amount due from related parties		6,527		—		(78,633)
Prepayment to a related party		—		—		24,266
Amount due to related parties		8,155		—		45,800
Accrued expenses and other liabilities		81,090		—		(1,359)
Net cash provided by/(used in) operating activities		11,516		(155)		449

Cash flow from investing activities
Cash acquired through business combination		16,300		—		—
Net cash provided by investing activities		16,300		—		—

Net cash used in financing activities		—		—		—

Effect of exchange rate changes on cash and cash equivalents		8,973		(13)		4,373

Net increase/(decrease) in cash and cash equivalents		36,789		(168)		4,822

Cash and cash equivalents at beginning of the period		—		16,468		32,370
Cash and cash equivalents at end of the period	US$	36,789	US$	16,300	US$	37,192

Supplemental disclosure of cash flow information
Income tax paid	US$	5,450		—		—

Supplemental disclosure of investing and financing non-cash activities
Deemed contribution from the controlling shareholder for acquisition consideration paid on the Group’s behalf	US$	100		—		—
Expenses paid by the controlling shareholder on the Group’s behalf	US$	195,432	US$	—		—

See notes to unaudited condensed consolidated financial statements

F-69

KUKUGAN INVEST

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

Kukugan Invest (“Kukugan”), was incorporated as an offshore holding company under the laws of the Delaware, United States of America on September 3, 2025 with the original name as Clomar Solutions Corp (“Clomar”). Subsequently, Kukugan performed procedures to re-domicile the jurisdiction from Delaware, United States of America to Cayman Islands, with its name changed to Kukugan. Kukugan, through its subsidiary, CADV Ventures S.A. (“CADV”) (collectively as the “Group”) principally engaged in the provision of services in second-line technical support for server and cloud infrastructure. The main revenue stream includes providing intellectual technology support services (“IT support”), IT migration service, outsourced human resource service, software testing and development service and licensing service in the Republic of Poland. The Company is controlled by Mr. Shang Ju Lin (“Mr. Lin”), a citizen of the Republic of China (Taiwan).

Reorganization

CADV was incorporated in the Republic of Poland on January 8, 2013. The Company was previously controlled by Kogom Ltd (“Kogom”), a private limited company incorporated under the laws of England and Wales.

On January 6, 2026 (“Acquisition Date”), Clomar completed a series of reorganization transactions (collectively, the “Reorganization”) with Kogom Ltd. pursuant to which Clomar acquired 100% of the outstanding equity interests of CADV. The Reorganization consisted of the following steps: (i) an exchange agreement between Clomar and Kogom Ltd., pursuant to which Clomar acquired all of the outstanding equity interests of CADV from Kogom Ltd. in exchange for 99,900 newly issued shares of Clomar common stock (the “Share Exchange”), representing 99.9% of the total issued and outstanding shares of Clomar immediately following the Share Exchange; (ii) a transfer agreement between Kogom Ltd. and Mr. Lin, pursuant to which Kogom transferred 99,900 shares of Clomar common stock, representing 99.9% of the total issued shares of Clomar, to Mr. Lin at a consideration of US$100 (“the “Transfer Agreement”); and (iii) a re-domiciliation of Clomar from its prior jurisdiction to the Cayman Islands (the “Re-domicile”), following which Clomar changed its name to Kukugan Invest. Although the underlying transaction documents outlined a reverse merger structure, the substance of the Reorganization was evaluated and concluded that the acquisition of CADV should be accounted for as a business combination under ASC 805, with Clomar identified as the accounting acquirer and CADV as the accounting acquiree. This conclusion was based on an assessment of the factors set forth in ASC 805-10-55-11 through 55-15, including the relative voting rights in the combined entity, the composition of the governing body and senior management of the combined entity. Upon completion of the Reorganization, the ultimate controlling shareholder of CADV was changed to Mr. Lin.

For the presentation purpose, references herein to “we”, “us”, “our” and “the Company” refer to the business and operations of CADV (the “Predecessor”) for all periods prior to the Reorganization and to the business and operations of Kukugan Invest and its consolidated subsidiary (the “Successor”) for all periods after the Reorganization. As a result of this designation, the financial statements reflect a change in reporting entity. Financial information for the Predecessor and Successor periods is presented on different accounting bases and is therefore not comparable. This lack of comparability is primarily due to the application of the acquisition method of accounting as of the Acquisition Date, which required the remeasurement of all acquired assets and assumed liabilities at their acquisition-date fair values. These purchase accounting adjustments established a new basis of accounting that directly impacts the comparability of revenues, expenses, and balance sheet line items between the Predecessor and Successor periods.

As a result of applying the acquisition method of accounting as of the Acquisition Date, the accompanying Successor consolidated financial statements and Predecessor standalone financial statements include a black line division to distinguish between the Predecessor and Successor reporting entities. These entities are presented on different bases and are therefore not comparable in principle. The lack of comparability is primarily due to the impacts of the Reorganization, including the re-measurement of acquired assets and assumed liabilities at fair value in the Successor consolidated financial statements. While CADV is the only subsidiary of the Company, and the Company itself has no substantial operations before the acquisition of CADV, the operational information has a considerable degree of comparability for the periods presented in the financial statements.

On April 23, 2026, Miluna Acquisition Corp. (“Miluna”), Kukugan and CADV entered into a Business Combination Agreement (the “BCA”). Pursuant to the BCA, Kukugan will merge with and into Miluna, with Miluna continuing as the surviving company (the “Merger”), and following the Merger, Miluna was renamed Kukugan Corp (“Pubco”). As a result of the Merger, CADV become a wholly-owned subsidiary of Pubco. At the closing of the Business Combination, all issued and outstanding ordinary shares of Kukugan were converted into the right of the shareholders of Pubco to receive newly issued PubCo ordinary shares. The Merger is accounted for as a reverse recapitalization accordance with U.S. GAAP. Kukugan is treated as the accounting acquirer and Miluna as the accounting acquiree.

As of the date of this report, the Merger is and the combination between Miluna and Kukugan has completed.

F-70

2. Summary of Significant Accounting Policies

a) Basis of presentation

The accompanying unaudited condensed consolidated financial statements of the Successor and standalone financial statements of the Predecessor are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Certain information and footnote disclosures normally included in the annual financial statements prepared in conformity with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these statements should be read in conjunction with the Predecessor’s audited financial statements for the years ended December 31, 2025.

In the opinion of the management, the accompanying unaudited condensed consolidated financial statements of the Successor and standalone financial statements of the Predecessor reflect all normal recurring adjustments, which are necessary for a fair statement of financial results for the interim periods presented. The Company believes that the disclosures are adequate to make the information presented not misleading. The accompanying unaudited condensed consolidated financial statements of the Successor and standalone financial statements of the Predecessor have been prepared using the same accounting policies as used in the preparation of the Predecessor’s standalone financial statements for the year ended December 31, 2025. The results of operations for the six months ended June 30, 2026 are not necessarily indicative of the results for the full year.

b) Business Combination

Business combination is accounted for under ASC 805 “Business Combination” using the acquisition accounting method. Consideration transferred, identifiable assets and liabilities assumed are measured at fair value at acquisition date. Acquisition-related costs are expensed as incurred.

Where the consideration transferred exceeds the fair value of the assets acquired and liabilities assumed, the excess is recorded as goodwill. The costs of effecting an acquisition are charged to the consolidated statement of income in the period in which they are incurred. Goodwill is capitalized as a separate item in the case of subsidiaries. Goodwill is denominated in the currency of the operation acquired.

c) Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of these financial statements, and the reported amounts of revenue and expenses during the reporting period. The Company continually evaluates these estimates and assumptions based on the most recently available information, historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Significant accounting estimates reflected in the Company’s financial statements include but are not limited to estimates and judgments applied in determination of allowance for credit losses, valuation allowance for deferred tax assets, valuation in the purchase price allocation associated with business combination and the assessment of impairment of goodwill. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

d) Foreign currency translation and transactions

The Company’s reporting currency is United States Dollars (“US$”). The Company’s operations are principally conducted in Poland where Polish Zloty (“PLN”) is the functional currency. Assets and liabilities are translated using the exchange rate at each balance sheet date. Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in shareholders’ equity.

F-71

The following table outlines the currency exchange rates that were used in creating the financial statements in this report, representing the certified exchange rate published by the Narodowy Bank Polski:

	As of June 30, 2026	As of December 31, 2025
PLN into US$ for balance sheet items, except for equity accounts	3.7708	3.8643

	For the period from January 6 through June 30,	For the six months ended June 30,
	2026	2025
PLN into US$ for items in the statements of operations and comprehensive (loss) income, and cash flows	3.6388	3.8763

For the period from January 1 through 5
2026
PLN into US$ for items in the statements of operations and comprehensive loss, and cash flows	3.6004

No representation is intended to imply that the PLN amounts could have been, or could be, converted, realized or settled into US$ at that rate on June 30, 2026, or at any other rate.

Transactions denominated in currencies other than functional currency are translated into functional currency at the exchange rates quoted by authoritative banks prevailing at the dates of the transactions. Exchange gains and losses resulting from those foreign currency transactions denominated in a currency other than the functional currency are recorded as a component of other expense, net in the statements of operations and comprehensive income/(loss).

e) Accounts receivable

Accounts receivable represented the trade receivables from the provision of IT support service IT migration service. Accounts receivables are stated at the original amount less an allowance for doubtful receivables. Accounts receivables are recognized in the period when the Company has provided services to its customers and when its right to consideration is unconditional. As of June 30, 2026 and December 31, 2025, there were no allowance for doubtful receivables and there were nil provision for the Successor period from January 6 through June 30, 2026 and for the Predecessor periods from January 1 through 5, 2026 and six months ended June 30, 2025. The estimation of allowance for doubtful accounts were based on individual assessment due to the customers does not share similar risk characteristics with other financial assets. The Company considers factors such as historical credit loss experience and payment pattern of the counterparties, age of receivable balances, current market conditions and reasonable and supportable forecasts of future economic conditions to determine whether these receivables are considered at risk or uncollectible. For receivables evaluated individually, if there is strong evidence indicating that the accounts receivable are likely to be unrecoverable, the Company will make specific allowance in the period in which a loss is determined to be probable. Accounts receivable balances are written off after all collection efforts have been exhausted.

f) Expected credit loss

ASC 326 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Pursuant to ASC 326, an allowance for expected credit losses for financial assets is carried at amortized cost to the net amount expected to be collected as of the balance sheet date.

F-72

Such allowance is based on expected credit losses expected to arise over the life of the financial asset’s contractual term using the aging method, which includes consideration of accounts receivable, amount due from a related party, and other current assets. Assets are written off when the Company determines that such financial assets are deemed uncollectible and are recognized as a deduction from the allowance for expected credit losses. Expected recoveries of amounts previously written off, not to exceed the aggregate of the amount previously written off, are included in determining the necessary reserve at the balance sheet date.

The Company estimated its provision for expected credit losses using relevant available information from internal and external sources relating to past events including aging schedules of receivables, migration risk of receivables, assessment of receivables due from specific identifiable countries that are considered at risk of uncollectible, current conditions and reasonable and supportable forward-looking factors.

During the Successor period from January 6 through June 30, 2026, the Company accrued US$6,527 provision for expected credit losses related to financial assets. During the Predecessor periods from January 1 through January 5, 2026 and six months ended June 30, 2025, the Company accrued nil provision for expected credit losses on the financial statement related to financial assets. As of December 31, 2025 and June 30, 2026, there are nil and US$6,527 provision for expected credit losses relating to other receivable, respectively.

g) Goodwill

Goodwill represents the excess of acquisition over the fair value of net identifiable assets acquired. It is not amortized and is assessed for impairment annually, or more frequently if adverse event occurs. Impairment loss is recorded if a reporting units carrying amount exceeds its fair value. In accordance with ASC 350, the Company may first assess qualitative factors to determine whether it is necessary to perform the quantitative goodwill impairment test. In the qualitative assessment, the Company considers factors such as macroeconomic conditions, industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations, business plans and strategies of the reporting unit. Based on the qualitative assessment, if it is more likely than not that the fair value of a reporting unit is less than the carrying amount, the quantitative impairment test is performed. The Company may also bypass the qualitative assessment and proceed directly to perform the quantitative impairment test.

The quantitative impairment test is performed by comparing the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered to be impaired. If the carrying amount of a reporting unit exceeds its fair value, the amount by which the carrying amount exceeds the reporting unit’s fair value is recognized as impairment. Application of a goodwill impairment test requires significant management judgment, including the identification of reporting units, allocation of assets, liabilities and goodwill to reporting units, and determination of the fair value of each reporting unit. For the Successor period from January 6 through June 30, 2026, there were only one reporting unit in the Company and the Company assessed there were nil goodwill impairment as the Company has just completed the acquisition and there are no indicator for impairment during the period.

h) Deferred offering cost

Pursuant to ASC 340-10-S99-1, offering costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. Deferred offering costs consist of legal, accounting and other incremental costs incurred through the balance sheet date that are directly related to the proposed public offering. Should the proposed public offering prove to be unsuccessful, the deferred cost, as well as additional expenses to be incurred, will be charged to operations. As of December 31, 2025 and June 30, 2026, the Company had capitalized deferred offering costs of US$56,190 and US$204,000, respectively.

F-73

i) Fair value of financial instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This note also establishes a fair value hierarchy which requires classification based on observable and unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

Level 1	—	Quoted prices in active markets for identical assets or liabilities.

Level 2	—	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter.

The Company’s financial instruments primarily consist of cash and cash equivalents, accounts receivable, other current assets, amount due from a related party, accounts payable, accounts payable to related parties, amount due to a related party, accrued expenses and other liabilities, amount due to a related party, non-current and other payables, non-current. The carrying values of the current financial instruments approximate fair values due to their short maturities.

For non-current financial instruments, primarily consisting of amount due to a related party, non-current and other payables, non-current, the Company estimates fair value using a discounted cash flow methodology. The discount rates are based on observable market interest rates for comparable instruments with similar credit profiles and maturities, which are classified as Level 2 inputs in the fair value hierarchy. The Company considered the interest rate of the financial instruments is close to the market rate, and the carrying values of the non-current financial instruments approximate their fair value as of June 30, 2026.

As part of the purchase price allocation, the determination of the fair value of the assets acquired and liabilities assumed, including the identifiable intangible assets, incorporates significant unobservable inputs and requires significant judgement and estimates. Accordingly, the Company classifies the valuation techniques that use these inputs as Level 3.

j) Revenue recognition

The company is focusing on providing services in second-line technical support for server and cloud infrastructure, as well as outsourced human resource services, software testing and development service and software licensing. The main revenue stream including providing IT support, IT migration service, outsourced human resources service, software testing and development service and licensing service. In accordance with ASC Topic 606, revenues are recognized when control of the contracted services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. In determining when and how much revenue is recognized from contracts with customers, the Company performs the following five-step analysis: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; (5) recognize revenue when (or as) the entity satisfies a performance obligation. The Company assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent. Revenue is recognized upon the transfer of control of services to a customer.

A summary of the Company’s gross revenue disaggregated by major service lines and timing of revenue recognition for the Successor period from January 6 through June 30, 2026, Predecessor periods from January 1 through January 5, 2026 and six months ended June 30, 2025, respectively, are as follows:

Point-in-time revenue for the Successor period from January 6 through June 30, 2026 consists of revenue from (i) IT migration services of $388,564, recognized upon completion and customer acceptance in March 2026, and (ii) fixed-scope software delivery services of $100,217, recognized upon completion and customer acceptance. Revenue transferred over time consists of IT support services, outsourced human resource services and technical assistance services recognized ratably or as services are rendered over the applicable service periods.

	Successor		Predecessor
	For the period from January 6 through June 30,		For the period from January 1 through 5		For the six months ended June 30,
	2026		2026		2025
	US$		US$
By revenue streams
IT support service	US$	215,625	US$	—	US$	389,402
Outsourced human resources service		56,063		—		78,319
IT migration service		388,564		—		—
Software testing and development service		114,672		—		—
Licensing service		—		—		9,387
Total		774,924		—		477,108
Timing of revenue recognition
Service transferred overtime		286,143		—		477,108
Service transferred at point of time		488,781		—		—
Total		774,924		—		477,108

F-74

For IT support service, outsourced human resources service and licensing service, please refer to the note of predecessor’s audited financial statements.

IT migration service

Revenues generated from IT migration service is earned by the Company to provide infrastructure migration and transition services. The service includes infrastructure assessment, data backup, environment migration, database migration, configuration migration, testing, and technical workshops. These services constitute a single performance obligation because these services are highly interdependent and performed in a sequence to deliver combined outcome which can bring benefit to the customer. Customer can only benefit from a complete migration service but not any single service.

The Company evaluates whether it acts as principal or agent for this revenue stream in accordance with ASC 606-10-55-36 through 55-40:

(a) The Company is primarily responsible for fulfilling the promise to the customer as the named service provider, defining project specifications and managing subcontractors to ensure alignment with customer requirements. The Company, not the customer, directs the work of the subcontractors, and the customer’s contract is solely with the Company;

(b) The Company bears service and fulfillment risk. In the event of customer non-payment, the loss is borne by the Company, which remains liable for payments to vendors. If a subcontracted vendor fails to perform, the Company remains obligated to fulfill the contract;

(c) The Company has discretion in establishing the price, as the fixed project fees is agreed directly with the customer, while the Company independently negotiates costs with subcontractors; and

(d) The Company has discretion in supplier selection and management. The Company selects, qualifies, and manages vendors based on its proprietary standards and internal criteria, and retains the responsibility to ensure that all deliverables meet customer specifications regardless of whether the work is performed internally or by subcontractors.

Based on these factors, the Company acts as principal and recognizes revenue from IT migration service arrangements on a gross basis. The contract has a fixed transaction price with payment due within 14 days of invoice. Consideration is recorded net of value-added tax. Acceptance occurs upon delivery of all deliverables, successful restoration testing, and confirmation of system recoverability. The performance obligation is satisfied at a point in time upon completion of the migration and customer acceptance, as control of the services transfers to the customer at that point. The contract has an expected duration of one year or less.

F-75

All significant indicators point to the Company acting as a principal. Accordingly, the Company recognizes revenue from these services at the gross amount of consideration received from customers, with subcontracting costs recorded as cost of revenues.

Software testing and development service

Revenues generated from software testing and development service is earned by the Company to provide two separate types of service, (1) fixed scope software delivery and (2) ongoing technical assistance services.

(1)	Fixed scope software delivery

The fixed scope software delivery includes customer software delivery, installation, configuration, commissioning and operational verification. These services constitute a single performance obligation because these services are highly interdependent and performed in a sequence to deliver combined outcomes which can bring benefit to the customer. Customer can only benefit from a fully operational, custom-made software solution rather than a stand-along software program. The transaction price is fixed for each arrangement. There are no variable consideration or significant financing components.

The single performance obligation is satisfied at a point in time upon the customer acceptance. Customer can only receive benefits when the software is operational and the solution is fully functional. The control of the service is transferred upon customer acceptance, which then generate the right to payment. The Company recognize revenue when upon completion of installation and customer acceptance.

The Company procures the software development service from a subcontractor. The Company evaluates whether it acts as principal or agent for this revenue stream in accordance with ASC 606-10-55-36 through 55-40.

(a) The Company is primarily responsible for fulfilling the promise to the customer as the named service provider. The Company is solely accountable for the delivery, quality and performance of the complete solution;

(b) The Company bears service and performance risk. In the event the subcontracted vendor fails to perform, the Company remains obligated to fulfill the contract, the Company is also responsible for integration and ensuring the final solution is fully operation upon delivery;

(c) The Company has discretion in establishing the price, as the fixed project fees is agreed directly with the customer, while the Company independently negotiates costs with subcontractors; and

(d) The Company has discretion in supplier selection and management. The Company selects, qualifies, and manages vendors based on its proprietary standards and internal criteria, and retains the responsibility to ensure that all deliverables meet customer specifications.

Based on these factors, the Company acts as principal and recognizes revenue from fixed scope software delivery on a gross basis. The contract has a fixed transaction price with payment due within 7 days of invoice. Consideration is recorded net of value-added tax. All significant indicators point to the Company acting as a principal. Accordingly, the Company recognizes revenue from these services at the gross amount of consideration received from customers, with subcontracting costs recorded as cost of revenues.

(2)	Ongoing technical assistance

The ongoing technical assistance includes application testing and ongoing platform technical assistance, which further includes architectural support, API analysis, implementation support and general technical problem solutions. There are two separate performance obligations identified: (1) technical testing service for the Mobilum Wallet application, which consists of a defined set of testing activities, and (2) technical consulting and support for the QPEXA platform, which are provided on an ongoing, as needed basis. These services are separately identifiable because customers can benefit from each service on its own, and they are distinct in nature. The transaction price is fixed for each arrangement. According to ASC 606-10-32-33, when a standalone selling price is not directly observable, an entity shall estimate it using methods that maximize the use of observable inputs. The Company does not sell these services separately to other customers, and therefore no directly observable standalone selling price exists for either performance obligation. In estimating the standalone selling prices, the Company considered that (a) the services are highly customized to the customer’s specific software platform and development environment, and (b) the contract prices were negotiated on an arm’s-length basis. The Company concluded that the contractually stated amounts represent the best estimate of each service’s standalone selling price, consistent with ASC 606-10-32-32, which provides that a contractually stated price may be (but shall not be presumed to be) the standalone selling price. Accordingly, the transaction price is allocated to each performance obligation at the fixed price specified in the contract, and no additional estimation or allocation methodology is required. There are no variable consideration or significant financing components.

F-76

The performance obligations are satisfied over time because the customer can simultaneously receive and consume benefits as the testing and technical assistance service rendered. Each test performed, issue identified, or technical question answered provides immediate value to the customer. The Company recognize revenue on a straight-line basis over the service period, as the customer benefits evenly throughout the engagement. Payment should be made after 7 days upon issuance of invoice if no objection is raised. The contract has an expected duration of one year or less.

Contract balance

When a revenue contract has been performed, the Company presents the contract in the balance sheet as a contract asset or a contract liability, depending on the relationship between the Company’s performance and the customer’s payment. Contract balances consist of contract assets and contract liabilities.

Contract assets represent the Company’s right to consideration in exchange for services that the entity has transferred to a customer when that right is conditioned on something other than the passage of time. As of December 31, 2025 (Predecessor) and June 30, 2026 (Successor), the Company does not have any contract assets.

Contract liabilities consist of deferred revenue, which represents consideration received or billed from customers prior to the satisfaction of corresponding performance obligation and transfer of control of promised service. The Company primarily generates such deferred revenue from the provision of IT support service. It is recognized as revenue when all of the Company’s revenue recognition criteria are met. The Company has elected to apply the practical expedient in ASC 606-10-50-14 and does not disclose information about remaining performance obligations for contracts that have an original expected duration of one year or less. As of June 30, 2026 (Successor), the Company has material contracts amounted US$140,980 with a customer with expected duration more than one year with the aggregate unsatisfied or partially unsatisfied performance obligation amounted US$122,597. The Company expects this unsatisfied performance obligation to be fully recognized as revenue before July 2028. There was no material contract with duration more than one year as of December 31, 2025 (Predecessor).

The Company’s deferred revenue are US$163,122 and US$48,129 as of June 30, 2026 and December 31, 2025, respectively. For the Successor period from January 6 through June 30, 2026 and the Predecessor period for six months ended June 30, 2025, deferred revenue at the beginning of the reporting period recognized as revenue were US$48,129 and US$296,437, respectively.

k) Income taxes

The Company follows the guidance of ASC Topic 740 “Income taxes” and uses liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets, if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in statement of operations and comprehensive income in the period that includes the enactment date.

l) Uncertain tax positions

The Company uses a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Interest on underpayment of taxes and penalties related to tax positions that do not meet the minimum statutory threshold to avoid penalties are recognized as a component of income tax expense, if applicable. The tax returns of the Company is subject to examination by the Polish National Revenue Administration (Krajowa Administracja Skarbowa, KAS). Under Polish tax regulations, tax case is normally subject to examination by the tax authority for up to five years of assessment prior to the current year of assessment. The general statute of limitations for tax assessments is five years from the end of the year in which the tax return was filed. The statute of limitations may be extended in cases involving tax fraud, intentional tax evasion or certain criminal tax offenses.

F-77

For the Successor period from January 6 through June 30, 2026 and the Predecessor periods from January 1, through January 5, 2026 and six months ended June 30, 2025, the Company did not have any material interest or penalties associated with tax positions. The Company did not have any significant unrecognized uncertain tax positions as of June 30, 2026 or December 31, 2025. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

m) Related parties

The Company adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

n) Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (the “CODM”), which is the Company’s chief executive officer. Consequently, the Company has determined that it has only one reportable operating segment. The single segment derived its revenue from IT support service, IT migration service, outsourced human resources service and licensing service described in revenue recognition section. As all the Company’s revenues and expenses are derived from within Poland, no geographical segments are presented. The business activities are being managed on a consolidated basis. The CODM uses net income/loss as the measure of segment profit or loss to evaluate the performance of the segment and to make decisions regarding the allocation of resources, including whether to invest in sales and marketing, research and development, or other operating initiatives. The CODM reviews net income/loss against the Company’s internally prepared budget on a quarterly basis to assess financial performance and determine whether adjustments to operating expenses are necessary. Net income/loss is derived from the line items presented in the statements of operations, mainly including revenue, cost of sales, and operating expenses.

The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The measure of segment assets is reported on the balance sheet as the single company total assets.

Significant Segment Expenses

The following table presents financial information regularly provided to the CODM and included in the measure of segment profit or loss:

	Successor	Predecessor
	For the period from January 6 through June 30,	For the period from January 1 through 5	For the six months ended June 30,
	2026	2026	2025
	US$	US$
Revenues	774,924	—	477,108
Less: Cost of revenues	668,956	—	80,677
Gross profit	105,968	—	396,431
Less: Operating expenses	190,056	333	170,562
Operating (loss) income	(84,088)	(333)	225,869
Other expense, net	(21,580)	—	(35,122)
Segment net (loss) income	(105,668)	(333)	190,747
Reconciliation of profit and loss	—	—	—
Net (loss) profit	(105,668)	(333)	190,747

F-78

The following table shows the significant expense disclosure for the reportable segment:

	Successor		Predecessor
	For the period from January 6 through June 30,		For the period from January 1 through 5		For the six months ended June 30,
	2026		2026		2025
	US$		US$
Research and development expenses	US$	—	US$	—	US$	35,032
Subcontracting costs		663,013		—		80,677
Professional fees		160,906		—		11,441
Staff salaries, social securities and benefits		19,331		—		31,589
Interest expenses		3,843		—		14,344
Exchange loss		13,764		—		22,335
Bad debt provision		6,527		—		—
Other expenses		13,208		333		90,943
Total expenses deducted from segment revenue to arrive at reported segment loss		880,592		333		286,361

Other segment items consist of facilities costs, business taxes and surcharges, travel expenses, and other miscellaneous operating costs, none of which are individually significant.

o) Recently issued accounting pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company does not opt out of extended transition period for complying with any new or revised financial accounting standards. Therefore, the Company’s financial statements may not be comparable to companies that comply with public company effective dates.

Recently adopted accounting pronouncements

In December 2023, the FASB issued ASU 2023-09, “Improvement to Income Tax Disclosure”. This standard requires more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This standard also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for public business entities, for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. The Company has made the required disclosures related to this ASU within Note 6. Income Taxes.

F-79

New accounting pronouncements not yet adopted

In November 2024, the FASB issued ASU 2024-03, “Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” and issued subsequent amendment within ASU 2025-01. The amendments require disaggregation disclosure for certain expense captions presented on the face of income statement, as well as additional disclosure about selling expenses. This guidance is effective for the Company for the year ending June 30, 2028 and interim reporting periods during the year ending June 30, 2029. Early adoption is permitted. The Company is evaluating the impact of the adoption of this guidance on its disclosures.

In March 2025, the FASB issued ASU 2025-02 — Liabilities (405): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 122, which updates certain SEC-related guidance in the Codification. ASU 2025-02 does not introduce new accounting requirements for non-SEC filers. The Company is currently evaluating the effect of adoption of this standard to its consolidated financial statements and disclosures.

In July 2025, the FASB issued ASU 2025-05 “Financial Instruments — Credit Losses (Topic 326) — Measurement of Credit Losses for Accounts Receivable and Contract Assets.” It applies to entities that use the practical expedient and accounting policy election (if applicable) when estimating expected credit losses on current accounts receivable and/or current contract assets from transactions under Topic 606, including such assets acquired in a business combination accounted for under Topic 805. The amendments will be effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual periods. Early adoption is permitted. The Company does not expect to adopt this guidance early and does not expect the adoption of this ASU to have a material impact on its future consolidated financial statements.

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s financial position and results of operations upon adoption.

F-80

3. Business Combination

As discussed in Note 1a. Reorganization, on January 6, 2026, there were a series of transactions under Reorganization which together achieved the completed commercial result of transferring control of CADV from Kogom to Mr. Lin. The substance of the Reorganization was evaluated and concluded that the acquisition of CADV should be accounted for as a business combination under ASC 805, with Kukugan identified as the accounting acquirer and CADV as the accounting acquiree, and accounted for using acquisition method of accounting.

The consideration transferred for the acquisition of CADV is the US$100 cash consideration paid by Mr. Lin to Kogom in the Transfer Agreement, which represents the economic consideration transferred to the selling shareholder to obtain control of CADV. The entire excess of consideration transferred over the fair value of identifiable assets acquired and liabilities assumed is recognized as goodwill.

The Company engaged an independent valuer to assist in performing the valuation of purchase price allocation, among which the fair value of tangible assets acquired and liabilities assumed were determined approximate to their carrying amount at the time of acquisition. The Company also concluded that there were no separately identifiable intangible assets acquired from CADV. On the acquisition date January 6, 2026, the allocation of the assets acquired and liabilities assumed based on their fair value was as follows:

January 6
2026
US$
Fair value of consideration transferred	100
Fair value of the assets acquired and liabilities assumed
Cash and cash equivalent	16,300
Deferred offering costs	56,144
Other current assets	13,671
Current liabilities	(86,717)
Other payable, non-current	(156,064)
Total identifiable liabilities	(156,666)
Goodwill recognized	156,766

As of January 6, 2026, CADV has identifiable net liabilities of $156,666. Goodwill of US$156,766 is recognized as the excess of consideration transferred over the fair value of identifiable net liabilities assumed. No transaction costs are recognized for this Reorganization.

4. Prepayments and Other Current Assets

	Successor	Predecessor
	As of June 30, 2026	As of December 31, 2025
	US$	US$
Prepaid taxes	9,939	6,447
Prepaid service charges	39,107	400
Other current assets	3	185
Deposits, prepayments and other current assets	49,049	7,032

There is a provision for other current assets provided for the successor period from January 6 to June 30, 2026. The movement of the provision is as follows:

Successor
From January 6 through June 30, 2026
US$
Beginning balance	—
Additional during the period	6,527
Ending balance	6,527

5. Accrued Expenses and Other Liabilities and Other Payables, Non-current

	Successor	Predecessor
	As of June 30, 2026	As of December 31, 2025
	US$	US$
Accrued service expenses	1,179	4,477
Accrued professional fees	38,429	1,648
Payroll and social welfare payables	3,582	1,613
Accrued expenses and other liabilities	43,190	7,738

On December 31, 2025 and March 30, 2026, the Company entered into promissory note agreements (“Promissory note”) with Handsfull Technology Corporation (“Handsfull”), a company organized under the law of Republic of China, Taiwan and fully controlled by Mr. Lin, pursuant to which Handsfull agreed to grant the Company a promissory note amounted US$156,190 and US$140,725 with maturity date on June 30, 2027 and an annual interest rate of 3%. On June 30, 2026, the Company entered into amendments to Promissory note agreements to extend the maturity date to December 31, 2027.

On April 1, 2026, the Company entered into promissory note agreement with Mr. Lin, which Mr. Lin agreed to grant the Company a promissory note amounted US$49,034 with maturity date on December 31, 2027 and an annual interest rate of 3%.

The promissory notes are used by Mr. Lin and Handsfull to pay the IPO expenses on behalf of the Company. After the Reorganization, Mr. Lin and Handsfull became related parties of the Company. As of June 30, 2026, the outstanding amount of the Promissory note is US$345,949. The outstanding balance is reclassified as amount due to a related party, non-current because Mr. Lin became the Group’s ultimate controlling shareholder after the Reorganization on January 6, 2026.

F-81

6. Income Taxes

The entities within the Group file separate tax returns in the respective tax jurisdictions in which they operate.

Cayman Islands

The Company is a Cayman Islands exempted company. Under Cayman law, no income tax, capital gains tax, or withholding tax is levied on the Company’s income or distributions to shareholders. The statutory income tax rate is 0% for offshore operations. The Company complies with Cayman economic substance requirements.

Poland

The Company’s subsidiary, CADV, was incorporated in the Republic of Poland and is subject to enterprise income tax on its taxable income as determined under Poland tax laws and accounting standards at a statutory tax rate of 19%. A preferential corporate income tax rate of 9% applies to small taxpayers whose annual revenue does not exceed Euro 2 million in a given tax year, excluding capital gains. A further preferential intellectual property box tax rate of 5% is available for qualifying income derived from eligible intellectual property rights, including software copyrights, patents, utility models, and industrial designs, subject to qualifying research and development activities and the nexus ratio requirements. CADV assesses its eligibility for preferential tax rates and applicable tax incentives at each reporting date. CADV does not subject to preferential tax rate for the Six months ended June 30, 2025 and 2026 as the historical profit is over Euro 2 million.

CADV files corporate income tax returns with the Polish tax authorities, primarily the National Revenue Administration (Krajowa Administracja Skarbowa). The Company is subject to corporate income tax examinations by the relevant Polish tax authorities. Under Polish tax regulations, the statute of limitations for tax assessments is generally five years from the end of the calendar year in which the deadline for the payment of the tax expired. As of June 30, 2026, in the Polish tax jurisdiction, CADV’s tax returns for the tax years ended December 31, 2020 through 2025 remain subject to examination by the tax authorities.

	Successor	Predecessor
	For the period from January 6 through June 30,	For the period from January 1 through 5	For the six months ended June 30
	2026	2026	2025
	US$	US$	US$
Current tax expense	—	—	—
Deferred tax expense	—	—	—
Income tax expenses	—	—	—

F-82

All the Group’s operation is conducted through its subsidiary, CADV, therefore the profit/loss before tax is entirely generated from the Republic of Poland. A reconciliation of the income tax expense determined at the Poland statutory income tax rate to the Company’s actual income tax expense is as follows:

	Successor		Predecessor
	For the period from January 6 through June 30,		For the period from January 1 through 5,		For the six months ended June 30,
	2026		2026		2025
	US$		US$		US$
(Loss) income before income tax expense	(105,668)	100%	(333)	100%	190,748	100%
Statutory income tax rate	19%		19%		19%
Income tax at Poland statutory income tax rate	(20,077)	19%	(63)	19%	36,242	19%
Tax effect of non-deductible items	386	0.4%	—	—	60	0.03%
Tax effect of non-deductible IPO expenses	28,135	26.6%	—	—	—	—
Change in valuation allowance of deferred tax assets	(8,445)	(8.0)%	63	19%	(36,302)	(19)%
Income tax expense	—	—	—	—	—	—
Effective income tax rate	0%		0%		0%

The Group’s deferred tax assets at June 30, 2026 and December 31, 2025 were as follows:

	Successor	Predecessor
	As of June 30,	As of December 31,
	2026	2025
	US$	US$
Deferred tax assets
Net operating loss carried forward	33,716	47,441
Other temporary differences	6,809	3,940
Total deferred tax assets	40,525	51,381
Less, valuation allowance	(40,525)	(51,381)
Deferred tax assets, net	—	—

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Recovery of substantially all of the Group’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences. The valuation allowance is considered on an individual entity basis. As of December 31, 2025 (Predecessor) and June 30, 2026 (Successor), based upon the projections for future taxable income over the periods in which the deferred tax assets are recoverable, the Group believes that it is more-likely-than-not that it will be unable to generate sufficient taxable income in the near future and to realize the deferred tax assets carried forwards. Accordingly, as of December 31, 2025 (Predecessor) and June 30, 2026 (Successor), valuation allowance of US$51,381 and US$40,525 had been made, respectively.

F-83

The movement of the Group’s deferred tax valuation allowance for the Successor period from January 6 through June 30, 2026 and for the Predecessor periods from January 1 through 5, 2026 and for the six months ended June 30, 2025 were as follows:

	Successor	Predecessor
	For the period from January 6 through June 30,	For the period from January 1 through January 5,	For the six months ended June 30,
	2026	2026	2025
	US$	US$	US$
Balance at beginning of the period	51,420	51,381	92,687
Addition of valuation allowance	—	63	—
Reversal of valuation allowance	(8,445)	—	(36,302)
Foreign exchange translation adjustment	(2,450)	(24)	4,587
Balance at end of the period	40,525	51,420	60,972

Under Article 7(5) of the Polish CIT Act, tax losses incurred in a given tax year may be carried forward and utilized to offset taxable income from the same source over the next five consecutive tax years. Taxpayers have the option to either deduct up to 50% of the original loss in any single year, or utilize a one-time deduction of up to PLN 5 million (US$1.33 million) from the income of one of the five subsequent years, with any remaining balance capped at 50% per year. As of June 30, 2026, the net operating loss carried forward is PLN669,140 (US$177,453).

For the Successor period from January 6 through June 30, 2026 and the Predecessor periods from January 1 through January 5, 2026 and the six months ended June 30, 2025, the Company did not have any material interest or penalties associated with tax positions. The Company did not have any significant unrecognized uncertain tax positions as of December 31, 2025 or June 30, 2026. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

7. Ordinary Shares and additional paid-in capital

Predecessor

As of December 31, 2025, CADV had 22,640,989 Ordinary Shares, with par value of PLN 0.1 each, authorized, issued and outstanding. As of June 30, 2025, CADV has 3,200,050 Ordinary Shares authorized, issued and outstanding.

On December 18, 2025, Wojciech Andrzej Kaszycki (“Mr. Kaszycki”), a former related party and debt holder of CADV, entered a debt transfer agreement (“Debt transfer agreement”) with Kogom, the sole shareholder of CADV. According to the Debt transfer agreement, Mr. Kaszycki agreed to transfer his debt claim on CADV of PLN1,944,094 (US$542,316), along with all claims on existing and future interest, to Kogom.

After the transfer, Kogom agreed with CADV to issue 19,440,939 Ordinary Shares of CADV to Kogom to settle this debt claim to CADV. Kogom also waived all outstanding interest arising from the debt claim which amounted to PLN 1,104,718 (US$307,781). The waived interest is recorded as additional paid-in capital by CADV.

Successor

As of June 30, 2026, the Company had 100,000 Ordinary Shares, with par value of US$0.01 each, issued and outstanding. Please refer to Note 3 for the issuance of Ordinary Shares for business combination as of January 6, 2026. Before the Reorganization, The Company had 100 Ordinary Shares, with par value of US$0.01 each, issued and outstanding.

F-84

8. Concentration of Risk

Interest rate risk

The Company is exposed to interest rate risk primarily through its interest-bearing borrowings lent to and borrowed from related parties. Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market interest rates. For the Successor period from January 6 through June 30, 2026 and for the Predecessor periods from January 1 through January 5, 2026 and six months ended June 30, 2025, all interest-bearing borrowings of the Company are fixed rate debt facilities.

If the Company were to enter into any variable rate financing, the Company might then be subject to interest rate risk. The Company monitors and manages its interest rate exposure by assessing the mix of fixed-rate and variable-rate debt within its capital structure.

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, amount due from a related party, and other current assets. As of June 30, 2026 and December 31, 2025, all of the Company’s cash and cash equivalents was held by major financial institutions located in Poland. The Company believes that these financial institutions located in Poland are of high credit quality. For accounts receivable from a related party and amounts due from related parties, the Company extends credit based on an evaluation of the customer’s or other parties’ financial condition, generally without requiring collateral or other security. In order to minimize the credit risk, the Company delegated a team responsible for credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. Further, the Company reviews the recoverable amount of each individual receivable at each balance sheet date to ensure that adequate allowances are made for doubtful accounts. In this regard, the Company considers that the Company’s credit risk for accounts receivable, amount due from a related party and other current assets are significantly reduced.

Concentration of customers and suppliers

The following tables summarized the information about the Company’s concentration of customers and suppliers for the Successor period from January 6 through June 30, 2026 and for the Predecessor period for six months ended June 30, 2025 and as of June 30, 2026 for the Successor and December 31, 2025 for the Predecessor, respectively:

	A	B	C	D
Total revenues
Successor period from January 6 through June 30, 2026	12%	54%	16%	13%
Predecessor period for the six months ended June 30, 2025	82%	16%	—	—

Total accounts receivable	A	B	C	D
As of June 30, 2026 (Successor)	—	—	100%	—
As of December 31, 2025 (Predecessor)	—	—	—	—

F-85

	B	E	F	G
Total purchase
Successor period from January 6 through June 30, 2026	14%	—	*	76%
Predecessor period for six months ended June 30, 2025	—	30%	48%	15%
Total accounts payable
As of June 30, 2026 (Successor)	—	—	* %	95%
As of December 31, 2025 (Predecessor)	—	13%	87%	—

*	Percentage less than 10%.
—	No transaction incurred during the period/no balance existed as of the reporting date.

9. Commitments and Contingencies

As of June 30, 2026 and December 31, 2025, the Company has no operating lease commitment for more than 1 year.

The Company has not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. The Company have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our unaudited consolidated financial statements. As of December 31, 2025 (Predecessor) and June 30, 2026 (Successor), the Company had neither significant financial nor capital commitment and there were no pending or threatened claims and litigation.

10. (Loss) earnings Per Share

Basic and diluted (loss) earnings per ordinary share for each of the period presented is calculated as follows:

	Successor	Predecessor
	For the period from January 6 through June 30,	For the period from January 1 through 5,	For the six months ended June 30,
	2026	2026	2025
	US$	US$	US$
Numerators
Net (loss) income	(105,668)	(333)	190,747
Denominators
Weighted average number of Ordinary Shares outstanding-Basic and diluted*	100,000	22,640,989	3,200,050
Net (loss) income per Ordinary Share-Basic and diluted*	(1.06)	(0.00)	0.05

Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) are excluded from the calculation of diluted earnings per share. For the Successor period from January 6 through June 30, 2026 and for the Predecessor periods from January 1 through January 5, 2026 and for the six months ended June 30, 2025, the Company had no dilutive shares.

F-86

11. Related parties balances and transactions

The following is a list of the related parties with whom the Company conducted transactions during the Successor period from January 6 through June 30, 2026 and the Predecessor period from January 1 through 5, 2026 and for the six months ended June 30, 2025, and their relation with the Company:

Name of the related parties	Relation with the Company
Mr. Lin#	Chief executive officer and president of the management board
Wojciech Kaszycki (“Mr. Kaszycki”)*	Member of supervisory board
Hubert Kowalski	Chief technology officer
Emilio Gomez (“Mr. Gomez”)	Chief operating officer
GPA S.A.	Entity of which Mr. Gomez holds 66% of equity interests
Santochi Co.	Entity to which the spouse of Mr. Gomez is a director
Kogom Ltd. (“Kogom”)	Former Shareholder of the Company, 100% controlled by Mr. Gomez
Mobilum Tech UAB*	100% controlled by Mr. Kaszycki
Mobilum OU*	100% controlled by Mr. Kaszycki
TTP Ltd*	100% controlled by Mr. Kaszycki
WKM Ltd*	100% controlled by Mr. Kaszycki
WKM2 sp.z.o.o. (“WKM2”)*	100% controlled by Mr. Kaszycki
Handsfull#	100% controlled by Mr. Lin

*	Mr. Kaszychi ceased to be the member of supervisory board since February 1, 2026. All these entities and person are not related parties to the Group since February 1, 2026.

#	Mr. Lin became the controlling shareholder of the Group since January 6, 2026 and since then Handsfull became the related party to the Group.

	Successor As of June 30, 2026		Predecessor As of December 31, 2025
	US$		US$
Amount due from a related party
WKM2	US$	—	US$	6,594

Amount due from a related party represents advances to a related party for its operation. These amounts are interest free, unsecured and repayment on demand.

	As of June 30, 2026		As of December 31, 2025
	US$		US$
Accounts payable to related parties
Hubert Kowalski	US$	8,155	US$	—
TTP Limited		—		19,130
Santochi Co.		—		253
		8,155		19,383

Account payable to related parties represents payables to these related parties for their provision of service during the Company’s daily operation.

	As of June 30, 2026		As of December 31, 2025
	US$		US$
Amount due to a related party
Mr. Kaszychi	US$	—	US$	8
Amount due to related parties, non-current
Handsfull	US$	299,142	US$	—
Mr. Lin		49,401		—
		348,543		—

F-87

Mr. Lin and Handsfull became related party of the Group after the Reorganization on January 6, 2026. Current balance due to Handsfull represents advances from the related party for daily operation. Please refer to note 5 for the non-current balance due to Handsfull.

Transactions with related parties

	Successor For the period from January 6 through June 30, 2026		Predecessor For the six months ended June 30, 2025
	US$		US$
Sales of service to related parties
GPA S.A.		90,369		389,401
WKM Ltd.		20,876		—
Mobilum Tech UAB		—		78,320
	US$	111,245	US$	467,721
Purchase of service from related parties
TTP Limited		20,277		12,297
Santochi Co.		—		24,266
Hubert Kowalski		41,223		—
KOGOM Ltd.		1,326		—
	US$	62,826	US$	36,563
Purchase of research and development service from a related party
TTP Limited	US$	—	US$	128,364
Interest accrued from related parties
WKM2		—		17
WKM Ltd		—		1,542
	US$	—	US$	1,559
Interest accrued to related parties
Handsfull		3,398		—
Mr. Lin		367		—
Mr. Kaszycki		—		13,662
	US$	3,765	US$	13,662

12. Subsequent Events

The Company has evaluated subsequent events through the date of issuance of this financial statements, which was through July 28, 2026, and noted that there are no material subsequent events.

F-88

ANNEX A

BUSINESS COMBINATION AGREEMENT

by and among

MILUNA ACQUISITION CORP,

as Purchaser,

KUKUGAN INVEST,

as Parent

and

CADV VENTURES S.A.,

as the Company

Dated as of April 23, 2026

A-1

Article I MERGER and transaction consideration		7
1.1	Merger.	7
1.2	Effective Time.	7
1.3	Effect of the Merger.	8
1.4	Organizational Documents of the Surviving Company.	8
1.5	Post-Closing Board of Directors and Executive Officers.	8
1.6	Effect of Merger on Issued Securities of Purchaser and Parent.	8
1.7	Earn-Out.	12
1.8	Lost, Stolen or Destroyed Parent or Purchaser Certificates.	13
1.9	Register of Members.	12
1.10	Tax Consequences.	13
1.11	Taking of Necessary Action; Further Action.	13
1.12	Fractional Shares.	13
Article II CLOSING		14
2.1	Closing.	14
2.2	Withholding.	14
Article III REPRESENTATIONS AND WARRANTIES OF PURCHASER		14
3.1	Organization and Standing.	14
3.2	Authorization; Binding Agreement.	15
3.3	Governmental Approvals.	15
3.4	Non-Contravention.	16
3.5	Capitalization.	16
3.6	SEC Filings and Purchaser Financials.	17
3.7	Absence of Certain Changes.	18
3.8	Compliance with Laws.	18
3.9	Actions; Orders; Permits.	18
3.10	Taxes and Returns.	19
3.11	Employees and Employee Benefit Plans.	20
3.12	Properties.	20
3.13	Material Contracts.	20
3.14	Transactions with Affiliates.	21
3.15	Investment Company Act.	21
3.16	Finders and Brokers.	21
3.17	Certain Business Practices.	21
3.18	Insurance.	22
3.19	Independent Investigation.	22
3.20	Information Supplied.	23
3.21	Purchaser Trust Account.	22

2

Article IV REPRESENTATIONS AND WARRANTIES of the company		24
4.1	Organization and Standing.	24
4.2	Authorization; Binding Agreement.	24
4.3	Capitalization.	24
4.4	Subsidiaries.	25
4.5	Governmental Approvals.	25
4.6	Non-Contravention.	26
4.7	Financial Statements.	25
4.8	Absence of Certain Changes.	27
4.9	Compliance with Laws.	27
4.10	Company Permits.	28
4.11	Litigation.	29
4.12	Material Contracts.	29
4.13	Intellectual Property.	30
4.14	Privacy Compliance.	31
4.15	Taxes and Returns.	33
4.16	Real Property.	35
4.17	Personal Property.	36
4.18	Title to and Sufficiency of Assets.	36
4.19	Employee Matters.	36
4.20	Benefit Plans.	38
4.21	Environmental Matters.	39
4.22	Transactions with Related Persons.	40
4.23	Insurance.	40
4.24	Top Customers and Suppliers.	40
4.25	Certain Business Practices.	41
4.26	Finders and Brokers.	41
4.27	Information Supplied.	41
4.28	Independent Investigation.	42
4.29	No Other Representations.	42
Article V REPRESENTATIONS AND WARRANTIES of Parent		43
5.1	Organization and Standing.	43
5.2	Authorization; Binding Agreement.	43
5.3	Ownership.	43
5.4	Governmental Approvals.	43
5.5	Non-Contravention.	44
5.6	Finders and Brokers.	44
5.7	Information Supplied.	44
5.8	Independent Investigation.	45
5.9	No Other Representations.	45

3

Article VI COVENANTS		46
6.1	Access and Information.	46
6.2	Conduct of Business of Parent and the Company.	46
6.3	Conduct of Business of Purchaser.	50
6.4	Annual and Interim Financial Statements.	53
6.5	Purchaser Public Filings.	53
6.6	No Solicitation.	53
6.7	No Trading.	54
6.8	Notification of Certain Matters.	54
6.9	Efforts.	55
6.10	Further Assurances.	56
6.11	Registration Statement.	57
6.12	Public Announcements.	59
6.13	Confidential Information.	60
6.14	PubCo A&R Charter.	60
6.15	Indemnification of Directors and Officers; Tail Insurance.	60
6.16	Use of Trust Account Proceeds.	61
6.17	Transaction Financing.	62
6.18	Equity Incentive Plan and Awards.	62
6.19	Reserved.	62
6.20	Working Capital Loans.	63
6.21	Section 16 Matters.	63
6.22	Valuation Adjustment.	63
ARTICLE VII CLOSING CONDITIONS		64
7.1	Conditions to Each Party’s Obligations.	64
7.2	Conditions to Obligations of Parent and the Company.	64
7.3	Conditions to Obligations of Purchaser.	65
7.4	Frustration of Conditions.	66
ARTICLE VIII TERMINATION AND EXPENSES		66
8.1	Termination.	66
8.2	Effect of Termination.	68
8.3	Fees and Expenses.	68
Article IX TRUST ACCOUNT WAIVER		69
9.1	Waiver of Claims Against Trust.	69
Article X MISCELLANEOUS		70
10.1	Notices.	70
10.2	Binding Effect; Assignment.	70
10.3	Third Parties.	70
10.4	Governing Law; Jurisdiction.	71
10.5	WAIVER OF JURY TRIAL.	71
10.6	Specific Performance.	71
10.7	Severability.	72
10.8	Amendment.	72
10.9	Waiver.	72
10.10	Entire Agreement.	72
10.11	Interpretation.	73
10.12	Counterparts.	73
10.13	Non-Survival of Representations, Warranties and Covenants.	74
10.14	Legal Representation.	74
Article XI DEFINITIONS		75
11.1	Certain Definitions.	75

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EXHIBITS

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Plan of Merger
Exhibit D	Form of PubCo A&R Charter

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of April 23, 2026 by and among (i) Miluna Acquisition Corp, a Cayman Islands exempted company (together with its successors, “Purchaser”), (ii) Kukugan Invest, a Cayman Islands exempted company (“Parent”), and (iii) CADV Ventures S.A., a Poland company and a wholly-owned Subsidiary of Parent (the “Company”). Purchaser, Parent, and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, Purchaser is a special purpose acquisition company incorporated in Cayman Islands for the purpose of entering into a Business Combination with one or more businesses or entities;

WHEREAS, on the date hereof, Parent owns 100% of the issued and outstanding shares of the Company;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby Parent will merge with and into Purchaser, with Purchaser continuing as the surviving company, as a result of which the Company shall become a wholly-owned Subsidiary of Purchaser (the “Merger” and, collectively with the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law, including, with respect to the Merger, the provisions of the Cayman Companies Act;

WHEREAS, as a condition and inducement to Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, in connection with the Transactions, Parent, Purchaser, and MilunaC Technology Limited, a British Virgin Islands company (the “Sponsor”) are entering into the Sponsor Support Agreement (the “Sponsor Support Agreement”), providing that, among other things, (i) the Sponsor shall vote its Purchaser Ordinary Shares in favor of the adoption and approval of this Agreement and the Transactions, and (ii) to grant certain waivers and consents in connection herewith and therewith pursuant to the Purchaser’s Organizational Documents (as defined below), as applicable;

WHEREAS, as a condition and inducement to Purchaser’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, in connection with the Transactions, Parent, Purchaser, and the shareholders of Parent are entering into certain Parent Support Agreement (the “Parent Support Agreement”), providing that, among other things, (i) support the Transactions contemplated hereby, and (ii) grant certain waivers and consents in connection herewith and therewith pursuant to Parent’s Organizational Documents;

WHEREAS, at the Closing, Purchaser, the Sponsor, certain shareholders of Parent and the other parties contemplated therein shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A (with such changes as may be agreed in writing by Purchaser, Sponsor and the shareholders of Parent);

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WHEREAS, at the Closing, certain shareholders of Parent as of immediately prior to the Effective Time (as defined below) shall enter into a Lock-Up Agreement with Purchaser in substantially the form attached as Exhibit B hereto (each, a “Lock-Up Agreement”);

WHEREAS, the independent directors of Purchaser (the “Independent Directors”), the boards of directors of Purchaser, Parent, and the Company have each (a) determined that the Transactions are fair, advisable and in the best commercial interests of their respective companies and shareholders, and, in the case of Purchaser, acting upon the recommendation of the special committee of the board of directors of Purchaser (the “Special Committee”), (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, and (c) determined to recommend to its shareholders the approval and adoption of this Agreement and the Transactions contemplated hereby, including the Merger;

WHEREAS, the Parties intend that for U.S. federal income Tax purposes, the Merger shall constitute a transaction that qualifies as an exchange described in Section 351 of the Code (the “Intended Tax Treatment”); and

WHEREAS, certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
MERGER and transaction consideration

1.1 Merger.

At the Effective Time, subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”), Purchaser and Parent shall consummate the Merger, pursuant to which Parent shall be merged with and into Purchaser, following which the separate corporate existence of Parent shall cease and shall be struck off from the register of companies in the Cayman Islands and Purchaser shall continue as the surviving company. Purchaser, as the surviving company in the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to Purchaser for periods after the Effective Time shall include the Surviving Company). The Merger shall have the effects specified in the Cayman Companies Act.

1.2 Effective Time.

On the Closing Date, Purchaser and Parent shall execute and file a plan of merger (the “Plan of Merger”) in substantially the form attached as Exhibit C hereto and such other documents required under the Cayman Companies Act to effect the Merger with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) as provided by Section 233 of the Cayman Companies Act and the Purchaser and Parent’s Organizational Documents. The Merger shall become effective on the date the Plan of Merger is registered by the Cayman Registrar or at such later time or on such later date as may be agreed by Purchaser and Parent in writing and, in either case, as specified in the Plan of Merger, provided that such date shall not be a date later than the ninetieth (90th) day after the date of such registration in accordance with the Cayman Companies Act (the “Effective Time”).

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1.3 Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of Parent and Purchaser shall immediately vest in the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Parent and Purchaser set forth in this Agreement, and the Company shall continue its existence as a wholly-owned Subsidiary of the Surviving Company.

1.4 Organizational Documents of the Surviving Company.

At the Effective Time, Purchaser shall adopt a new amended and restated memorandum and articles of association in substantially the form attached hereto as Exhibit D (the “PubCo A&R Charter”), which shall be the memorandum and articles of association of the Surviving Company until thereafter amended in accordance with the PubCo A&R Charter and applicable Law.

1.5 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective immediately after the Closing, the Surviving Company’s board of directors (the “Post-Closing Board”) will consist of five (5) individuals, which shall include (i) two (2) persons that are designated by Purchaser prior to the Closing, and (ii) three (3) persons that are designated by the Company prior to the Closing; provided, that at least three (3) of the five (5) members of the Post-Closing Board shall qualify as independent directors under Nasdaq rules, to the effect that the board composition of the Surviving Company will be compliant with Nasdaq rules. At or prior to the Closing, Purchaser will provide each Purchaser director and Company director with a customary director indemnification agreement, in form and substance reasonably acceptable to such directors of the Post-Closing Board.

(b) At the Effective Time, the officers of Purchaser as of immediately prior to the Effective Time shall resign, and, with effect from and after the Closing, and subject to the PubCo A&R Charter, the individuals set forth in Section 1.5(b) of the Company Disclosure Schedules shall be appointed as the officers of Surviving Company (the “Post-Closing PubCo Officers”), each Post-Closing PubCo Officer to hold office in accordance with the PubCo A&R Charter until his or her respective successor is duly appointed and qualified or his or her earlier death, resignation or removal.

1.6 Effect of Merger on Issued Securities of Purchaser and Parent.

At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Purchaser:

(a) Parent Ordinary Share. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Purchaser or Parent, each Parent Ordinary Share (other than any Parent Excluded Shares and Parent Dissenting Shares (as defined below)), issued and outstanding immediately prior to the Effective Time, shall be converted into, and the holder of such Parent Ordinary Share shall be entitled to receive:

(i) a number of class A ordinary shares of a par value of $0.0001 each of PubCo (the “PubCo Class A Ordinary Shares”), equal to the quotient of the Transaction Consideration Shares, divided by the total number of Parent Ordinary Shares issued and outstanding immediately prior to the Effective Time; and

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(ii) such holder’s pro rata portion of any Earn-Out Shares that may become issuable pursuant to Section 1.7.

All Parent Ordinary Shares converted pursuant to this Section 1.6(a) shall automatically be cancelled and shall cease to exist, and each holder thereof shall thereafter cease to have any rights with respect to such shares, except the right to receive the PubCo Class A Ordinary Shares and any Earn-Out Shares.

(b) Issuance of PubCo Class B Ordinary Shares. The PubCo A&R Charter shall authorize a class of class B ordinary shares of a par value of $0.0001 each of PubCo (the “PubCo Class B Ordinary Shares”, together with PubCo Class A Ordinary Shares, the “PubCo Ordinary Shares”) with the following rights, preferences, and privileges as set forth in the PubCo A&R Charter:

(i) each PubCo Class B Ordinary Share shall entitle the holder to fifteen (15) votes per share on all matters submitted to a vote of shareholders;

(ii) the PubCo Class B Ordinary Shares shall not be convertible into PubCo Class A Ordinary Shares or any other securities;

(iii) upon any liquidation, dissolution, winding up or redemption of the Surviving Company, each PubCo Class B Ordinary Share shall be entitled to receive an amount equal to its par value, and no more, prior and in preference to any distribution to holders of PubCo Class A Ordinary Shares, and shall not participate further in any remaining assets of the Surviving Company;

(iv) each PubCo Class B Ordinary Share may only be beneficially and exclusively owned by the Designated Individual, and no PubCo Class B Ordinary Share shall be transferable, assignable or otherwise disposable, whether voluntarily, involuntarily, by operation of law or otherwise, including upon the death or incapacity of the Designated Individual, and any purported transfer in violation of this clause (iv) shall be null and void ab initio; provided, however, such PubCo Class B Ordinary Shares may be transferred to (a) any Affiliate of the Designated Individual or (b) any trust, foundation, partnership, limited liability company or other entity (i) established for the direct or indirect benefit of the Designated Individual, and (ii) with respect to which the Designated Individual is the sole or primary beneficial owner of the PubCo Ordinary Shares held by such entity; provided that, in each case, (x) such Designated Individual shall at all times remain the ultimate sole beneficial owner of the transferred PubCo Class B Ordinary Shares and (y) the transferee agrees in writing to be bound by the terms of this Agreement;

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(v) except as expressly set forth herein, the PubCo Class B Ordinary Shares shall have no economic participation rights, including that they shall not be entitled to any dividends or distributions, whether in cash, securities or other property, other than the right to receive their par value as set forth in clause (iii) above; and

(vi) notwithstanding anything to the contrary, the PubCo Class B Ordinary Shares may only be redeemed, repurchased or otherwise acquired by Purchaser for an amount equal to their par value and shall not be entitled to any premium, participation, dividend or other economic upside.

At the Effective Time, Purchaser shall issue the PubCo Class B Ordinary Shares to the Persons and in the amounts set forth in Section 1.6(b) of the Company Disclosure Schedules, which shall specify the number of PubCo Class B Ordinary Shares to be issued to each such holder. The issuance of PubCo Class B Ordinary Shares pursuant to this Section 1.6(b) shall be made for nominal consideration and in accordance with the PubCo A&R Charter.

For the avoidance of doubt, the PubCo Class B Ordinary Shares are issued in addition to the Transaction Consideration Shares and shall not form part of the Aggregate Transaction Consideration Value. The rights, preferences, restrictions, and limitations of the PubCo Class B Ordinary Shares shall be set forth in the PubCo A&R Charter, as the Board may determine necessary to preserve the 15:1 voting power of the PubCo Class B Ordinary Shares.

In addition to the foregoing, each such holder shall be entitled to receive such holder’s pro rata portion of any Earn-Out Shares (as defined below) that may become issuable pursuant to and subject to the terms and conditions of Section 1.7 below.

(c) Purchaser Securities. At the Effective Time, each issued and outstanding Purchaser Unit prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Ordinary Share and one Purchaser Warrant in accordance with the terms of the Purchaser Units. Each Purchaser Ordinary Share (other than Redeeming Purchaser Shares), shall remain issued and outstanding, and be re-designated into one PubCo Class A Ordinary Share. Each issued and outstanding Purchaser Public Warrant and Purchaser Private Warrant prior to the Effective Time shall remain issued and outstanding and unchanged, provided, however, that the Surviving Company shall have authorized the PubCo Class B Ordinary Shares as of or prior to the Effective Time, and such PubCo Class B Ordinary Shares shall be issued in accordance with Section 1.6. For the avoidance of doubt, Purchaser Warrants shall be exercisable solely for PubCo Class A Ordinary Shares and shall not be exercisable for PubCo Class B Ordinary Shares.

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(d) Redeeming Purchaser Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of Purchaser Ordinary Shares, each Purchaser Ordinary Share issued and outstanding immediately prior to the Effective Time (if any) that is redeemed pursuant to the Redemption shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Purchaser Ordinary Shares shall thereafter cease to have any rights with respect to such securities except the right to be paid the Redemption Price (as defined below) in respect of any Purchaser Ordinary Shares redeemed in the redemption. For the avoidance of doubt, Purchaser Preferred Shares shall not be subject to redemption pursuant to this Section 1.6(d).

(e) Parent Excluded Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the Parent’s shareholders, any shares of Parent that are held by Parent as treasury shares (“Parent Excluded Shares”) shall no longer be issued and shall automatically be cancelled and shall cease to exist, without any conversion thereof and no consideration shall be paid with respect thereto.

(f) Parent Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, and subject at all times to applicable Law, Parent Ordinary Shares issued and outstanding immediately prior to the Effective Time and held by a Parent Shareholder who is entitled to demand and has properly exercised in writing dissenter rights in respect of such shares in accordance with Section 238 of the Cayman Companies Act and who has otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (such Parent Ordinary Shares being referred to collectively as the “Parent Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s dissenter rights under the Cayman Companies Act with respect to such shares) shall not be converted into the right to receive any Transaction Consideration Shares, PubCo Class B Ordinary Shares or any Earn-Out Shares. Each Parent Dissenting Share shall no longer be issued and outstanding and shall automatically be cancelled by virtue of the Merger, and the holder of such Parent Dissenting Share shall thereafter cease to have any rights with respect to such Parent Dissenting Share, but instead shall be entitled to the right to be paid the fair value for such Parent Dissenting Share and such other rights as are granted by Section 238 of the Cayman Companies Act; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to dissent pursuant to Section 238 of the Cayman Companies Act, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Act, such Parent Ordinary Shares shall cease to be Parent Dissenting Shares and shall be treated as if they had been converted as of the Effective Time into the right to receive the Transaction Consideration Shares in accordance with clause 1.6(a) without interest thereon. During the period from the date of this Agreement through the Interim Period, Parent shall provide Purchaser written notice as promptly as practicable following receipt of any written objections to the Merger, notices of election to dissent, demands received by Parent for appraisal of Parent Ordinary Shares, any waiver or withdrawal of any such objections, notices or demands, and any other demand, notice, or instrument delivered to Parent prior to the Effective Time that relates to the foregoing. Subject at all times to the Cayman Companies Act, except with the prior written consent of Purchaser (which consent shall not be unreasonably conditioned, withheld, or delayed), Parent shall not make any payment with respect to, or settle, or offer to settle, any such demands during the Interim Period (as defined below).

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(g) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, Purchaser or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7 Earn-Out.

(a) Following the Closing and in addition to the Transaction Consideration Shares issuable pursuant to Section 1.6(a), the former holder of Parent Ordinary Shares as of immediately prior to the Effective Time (the “Earn-Out Recipients”) shall be entitled to receive, in the aggregate, up to an additional 5,000,000 PubCo Class A Ordinary Shares (the “Earn-Out Shares”), if, for the fiscal year ending December 31, 2027, the Surviving Company reports its consolidated revenue of no less than $7,000,000 as indicated in its audited consolidated financial statements for such fiscal year, then Purchaser shall issue, or cause to be issued, to the Earn-Out Recipients the Earn-Out Shares, in the aggregate, pro rata in accordance with each such Earn-Out Recipient’s relative share of the Transaction Consideration Shares received pursuant to Section 1.6(a).

(b) The applicable number of Earn-Out Shares, if any, shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the PubCo Class A Ordinary Shares prior to the issuance of such Earn-Out Shares.

(c) Restrictions on Earn-Out Shares. The Earn-Out Shares, when issued, shall be subject to the terms and conditions of any applicable Lock-Up Agreement then in effect with respect to the applicable Earn-Out Recipient. Prior to the issuance of the Earn-Out Shares, the Earn-Out Recipients shall not have any rights as shareholders of Purchaser with respect to such Earn-Out Shares, including any voting rights or rights to receive dividends or other distributions.

(d) Issuance Mechanics. Purchaser shall issue the applicable Earn-Out Shares within ten (10) Business Days following the date on which the Surviving Company files its annual report on Form 20-F or Form 10-K, as applicable, with the SEC containing audited consolidated financial statements of the Surviving Company for the fiscal year ending December 31, 2027, accompanied by an audit report issued by the Surviving Company’s independent auditor, provided that such Earn-Out Shares shall only be issuable if, and to the extent that, the revenue reflected in such audited consolidated financial statements satisfies the earn-out milestone set forth in Section 1.7(a) above. Notwithstanding the foregoing, in the event that the earn-out milestone set forth in Section 1.7(a) above shall have been satisfied, as determined by the Parties, prior to the Effective Time, the 5,000,000 Earn-Out Shares otherwise issuable to the Earn-Out Recipients upon achievement of such milestone shall be issued to the Earn-Out Recipients at the Closing, concurrently with, and in addition to, the Transaction Consideration Shares issuable pursuant to Section 1.6(a). For the avoidance of doubt, the earn-out milestone may be achieved, and the corresponding Earn-Out Shares issued, only once. All Earn-Out Shares, when issued, shall be duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens (other than restrictions under applicable securities Laws and any applicable Lock-Up Agreement). Purchaser or the Surviving Company, as applicable, shall at all times before June 30, 2028, reserve and keep available out of its authorized but unissued PubCo Class A Ordinary Shares a sufficient number of shares to provide for the issuance of the Earn-Out Shares.

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1.8 Lost, Stolen or Destroyed Parent or Purchaser Certificates.

In the event any certificates representing Parent Securities or Purchaser Securities shall have been lost, stolen or destroyed, the Surviving Company shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.6; provided, however, that the Surviving Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Company with respect to the certificates alleged to have been lost, stolen or destroyed.

1.9 Register of Members.

At the Effective Time, the register of members of Parent shall be closed, and there shall be no further registration of transfers of Parent Securities thereafter on the records of Parent.

1.10 Tax Consequences.

The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, the Merger shall qualify for the Intended Tax Treatment. None of the Parties or their respective Affiliates shall knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed on a basis of treating the Transactions as a transaction that qualifies under Section 351 of the Code. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger does not qualify under Section 351 of the Code.

1.11 Taking of Necessary Action; Further Action.

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with all the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of Purchaser and Parent, the officers and directors of Purchaser and Parent are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.12 Fractional Shares.

Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued, in any form, by virtue of this Agreement, the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that would otherwise be received by such Person) shall instead have the aggregate number of PubCo Ordinary Shares issued to such Person rounded down to the nearest whole PubCo Ordinary Share. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

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Article II
CLOSING

2.1 Closing.

Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Transactions (the “Closing”) shall take place remotely by electronic exchange of signatures, on a date to be agreed by Purchaser and Parent, which date shall be no later than on the second (2nd) Business Day after all the Closing conditions in Article VII have been satisfied or waived, or at such other date or in such other manner as Purchaser and Parent may agree (the date and time at which the Closing is actually held being the “Closing Date”).

2.2 Withholding.

Each of the Parties and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to Parent on the date of this Agreement (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature) (it being further acknowledged that nothing disclosed in such an SEC Report shall modify or qualify the representations and warranties set forth in Section 3.5 (Capitalization); Section 3.9 (Actions; Orders; Permits); Section 3.10 (Tax and Returns); and Section 3.21 (Purchaser Trust Account)), Purchaser represents and warrants to Parent, the Company, as of the date of this Agreement, as follows:

3.1 Organization and Standing.

Purchaser is a blank check company incorporated in and validly existing under the laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser has heretofore made available to Parent accurate and complete copies of its Organizational Documents each as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

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3.2 Authorization; Binding Agreement.

Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Purchaser Required Shareholder Approval, the Independent Director Approval and subject to the approval and recommendation of the Special Committee. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the board of directors of Purchaser and (b) other than the Purchaser Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which Purchaser is a party has been or shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held, acting upon the unanimous recommendation of the Special Committee, (i) determined that this Agreement and the Merger and the other Transactions are advisable, fair to, and in the best interests of, Purchaser and its shareholders, (ii) approved this Agreement and the Merger and the Transactions in accordance with the Cayman Companies Act, (iii) directed that this Agreement be submitted to Purchaser’s shareholders for adoption, and (iv) resolved to recommend that Purchaser’s shareholders adopt this Agreement. The Special Committee, by resolutions duly adopted at a meeting duly called and held, (i) determined that this Agreement and the Merger and the other Transactions are advisable, fair to, and in the best interests of, Purchaser and its shareholders, (ii) approved this Agreement and the Merger and the Transactions, and (iii) recommended that Purchaser’s board of directors and shareholders adopt and approve this Agreement and the Transactions.

3.3 Governmental Approvals.

No Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the Transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

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3.4 Non-Contravention.

The execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the Transactions, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a material default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clause (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

3.5 Capitalization.

(a) The authorized share capital of the Purchaser is US$55,500 divided into 555,000,000 shares of par value of US$0.0001 each, comprising (i) 550,000,000 ordinary shares of a par value of US$0.0001 each and (ii) 5,000,000 preferred shares of a par value of US$0.0001 each. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Section 3.5(a) of the Purchaser Disclosure Schedules. There are no issued or outstanding Purchaser Preferred Shares. All outstanding Purchaser Securities are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b) Other than the Purchaser Warrants, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued Purchaser Securities, (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any securities, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Other than as disclosed in the SEC Reports, there are no shareholder agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

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(c) All Indebtedness of Purchaser as of the date of this Agreement is disclosed in the SEC Reports. No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser (iii) the ability of Purchaser to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions.

(d) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and Purchaser Financials.

(a) Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses, and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s website through EDGAR, Purchaser has delivered to Parent copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses, and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively referred to herein as, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (as defined below) or the SEC Reports) to (A) Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that was or may be required as a result of related statements by the SEC staff or recommendations or requirements of Purchaser’s auditors, or (B) Purchaser’s historical or future accounting relating to any other guidance from the SEC staff after the date of this Agreement relating to non-cash accounting matters applicable to special purpose acquisition companies generally (clauses (A) through (B), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or pending comments from the SEC with respect to the SEC Reports, and no SEC Reports are subject to SEC review or investigation. The Public Certifications are each true as of their respective dates of filing. The Parties acknowledge and agree that any restatement, revision or other modification of Purchaser Financials or the SEC Reports as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. Other than as disclosed in the SEC Reports, as of the date of this Agreement, (A) the Purchaser Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants are listed on Nasdaq, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities and Purchaser are in compliance with all of the applicable corporate governance rules of Nasdaq.

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(b) Except for any SEC SPAC Accounting Changes, the financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except for any SEC SPAC Accounting Changes and except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of any nature whatsoever, whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or not, due or not, individually or in the aggregate, and of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business.

(d) Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) and a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, except, in each case, as disclosed in the Purchaser SEC Reports filed prior to the date hereof. To Purchaser’s Knowledge, such disclosure controls and procedures are designed and effective in all material respects to ensure that material information relating to Purchaser is made known to Purchaser’s management as appropriate, and to Purchaser’s Knowledge, such internal controls are sufficient to provide the reasonable assurance described above.

(e) Neither Purchaser nor, to the Knowledge of Purchaser, any Representative of Purchaser, has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion, claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Purchaser with respect to the Purchaser Financials or the internal accounting controls of Purchaser, including any written complaint, allegation, assertion or claim that Purchaser has engaged in questionable accounting or auditing practices. No attorney or accountant representing Purchaser, whether or not employed by Purchaser, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Purchaser or any of its Representatives to the board of directors of Purchaser or the Special Committee or to any director or officer of Purchaser.

3.7 Absence of Certain Changes.

As of the date of this Agreement, Purchaser has, since its formation, (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) not been subject to a Material Adverse Effect.

3.8 Compliance with Laws.

Except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, Purchaser is, and has since its formation been, in all material respects, in compliance with all Laws applicable to it and the conduct of its business, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser. Purchaser is not under investigation with respect to any violation or alleged violation of any Law or judgement, Order or decree of any court or Governmental Authority.

3.9 Actions; Orders; Permits.

There is no pending or, to the Knowledge of Purchaser, threatened in writing, Action to which Purchaser is subject. There is no Action that Purchaser has pending against any other Person. Purchaser is not subject to any Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

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3.10 Taxes and Returns.

(a) Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld. There are no audits, examinations, investigations, claims, assessments or other proceedings pending against Purchaser in respect of any Tax, and Purchaser has not been notified in writing of any proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any Tax Liability or refund.

(c) To the Knowledge of Purchaser, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(d) Purchaser is not currently engaged in any material audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. Purchaser has not received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Purchaser does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Purchaser, and no written request for any such waiver or extension is currently pending.

(e) Purchaser will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) Section 965 of the Code.

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(f) There are no Liens with respect to Taxes on any of the assets of Purchaser, other than Permitted Liens.

(g) Purchaser has no liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(h) Purchaser is not a party to or bound by, nor does it have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(i) Other than the representations and warranties set forth in Section 3.11, this Section 3.10 contains the exclusive representations and warranties of Purchaser with respect to Tax matters. Nothing in this Section 3.10 shall be construed as providing a representation or warranty with respect to (i) other than the representations and warranties set forth in Section 3.10(e), any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

3.11 Employees and Employee Benefit Plans.

Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties.

Purchaser does not own, license or otherwise have any right, title or interest in any Intellectual Property. Purchaser does not own or lease any real property or Personal Property.

3.13 Material Contracts.

(a) Except as disclosed in the SEC Reports, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser from engaging in business as currently conducted by it or from competing with any other Person or from entering into this Agreement or Ancillary Documents or consummating the Transactions (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to Parent other than those that are exhibits to the SEC Reports.

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(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

3.14 Transactions with Affiliates.

Except as disclosed in the SEC Report, there are no existing Contracts and arrangements as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser and any (a) present or former director, officer, employee or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding share capital.

3.15 Investment Company Act.

As of the date of this Agreement, Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

3.16 Finders and Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser or any of its respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

3.17 Certain Business Practices.

(a) Neither Purchaser, nor any of its Representatives while acting for it or on its behalf, has, in connection with the business of the Purchaser, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened in writing.

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(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.18 Insurance.

Section 3.18 of the Purchaser Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened in writing termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on Purchaser.

3.19 Independent Investigation.

Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Parent and the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Parent and the Company for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of Parent and the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of Parent or the Company for the Registration Statement; and (b) none of Parent, the Company, or their respective Representatives have made any representation or warranty as to Parent or the Company or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Purchaser or its Representatives or reviewed by Purchaser pursuant to the Confidentiality Agreement (as defined below) or otherwise) or management presentations that have been or shall hereafter be provided to Purchaser or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Company, Parent, any of their Subsidiaries, or shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV and Article V. Except as otherwise expressly set forth in this Agreement, Purchaser understands and agrees that any assets, properties and business of the Company, Parent and any of their Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV and Article V, with all faults and without any other representation or warranty of any nature whatsoever.

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3.20 Information Supplied.

None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.21 Purchaser Trust Account.

As of the date of this Agreement, there is at least $70,083,687.52 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Purchaser’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Purchaser has performed all obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of Purchaser, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed, or furnished by Purchaser to Parent, to be inaccurate or that would entitle any Person (other than holders of Purchaser Ordinary Shares who shall have elected to redeem their Purchaser Ordinary Shares pursuant to the Purchaser’s Organizational Documents to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. There are no Actions pending with respect to the Trust Account. Purchaser has not released any money from the Trust Account other than as permitted by the Trust Agreement. Following the Closing, no shareholder of Purchaser is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to redeem its Purchaser Ordinary Shares pursuant to the Redemption.

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Article IV
REPRESENTATIONS AND WARRANTIES of the company

Except as set forth in the disclosure schedules delivered by the Company to Purchaser on the date of this Agreement (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to Purchaser as of the date of this Agreement, as follows:

4.1 Organization and Standing.

The Company is a company duly incorporated, validly existing and in good standing under the Laws of Poland, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of the Company, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents in any material respect. No order has been made, petition presented or resolution passed by the Company for its winding up.

4.2 Authorization; Binding Agreement.

The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Transactions subject to obtaining any approvals required by the Polish Commercial Companies Code. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions, (a) have been duly and validly authorized by the board of directors of the Company in accordance with the Company’s Organizational Documents, the Polish Commercial Companies Code and any other applicable Law, and any Contract to which the Company is a party or bound, and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions, except approval by the Company’s board of directors, shareholders and other approvals required by the Polish Commercial Companies Code and any other applicable Law. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Capitalization.

(a) The Company has an issued share capital of PLN 2,264,098.90, comprised of 22,640,989 ordinary shares (the “Company Shares”). Parent is the sole holder of all of the issued and outstanding Company Shares, and all such Company Shares were issued free and clear of any Liens, other than those imposed under the Company Organizational Documents and applicable Laws. All of the issued and outstanding Company Shares have been duly authorized, are fully paid and non-assessable and were not issued by the Company in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Polish Commercial Companies Code, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any Company Shares or other equity interests in treasury.

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(b) (i) There are no Company convertible securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of their respective shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding, (ii) there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company, and (iii) to the Company’s Knowledge, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued by the Company in compliance with all applicable securities Laws. As a result of the consummation of the Transactions, no equity interests of the Company are issuable by the Company, and no rights granted by the Company in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

4.4 Subsidiaries.

Except as otherwise described in Section 4.4 of the Company Disclosure Schedules, the Company does not (i) own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person, (ii) participate in any joint venture, partnership or similar arrangement, and (iii) have any outstanding contractual obligation to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5 Governmental Approvals.

Except as otherwise described in Section 4.5 of the Company Disclosure Schedules, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Transactions other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws and (c) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Company.

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4.6 Non-Contravention.

Except as otherwise described in Section 4.6 of the Company Disclosure Schedules, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, and the consummation by the Company of the Transactions and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents required from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets in any material respect, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company under, (viii) except as set forth in Section 4.6 of the Company Disclosure Schedules, give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a material default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of a Company Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on (x) the Company taken as a whole, or (y) the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or shall be a party.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2025 and December 31, 2024, and the related income statements, changes in shareholder equity and statements of cash flows for the fiscal years then ended. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein in all material respects, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) As of the date of this Agreement, the Company does not have any Indebtedness other than the Indebtedness set forth on Section 4.7(b) of the Company Disclosure Schedules, and in such amounts (including principal and any accrued but unpaid interest with respect to such Indebtedness), as set forth on Section 4.7(b) of the Company Disclosure Schedules.

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(c) Except as set forth on Section 4.7(c) of the Company Disclosure Schedules, the Company is not subject to any material Liabilities (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning of Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the balance sheet of the Company as of December 31, 2025 contained in the Company Financials, (ii) not material and that were incurred after December 31, 2025 in the ordinary course of business (other than Liabilities for breach of any Contract or violation of any Law), or (iii) obligations for future performance under any Contract to which the Company is a party.

4.8 Absence of Certain Changes.

Except as set forth on Section 4.8 of the Company Disclosure Schedules or for actions expressly contemplated by this Agreement, since December 31, 2025, the Company has (a) conducted its business only in the ordinary course of business, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) (without giving effect to Section 6.2 of the Company Disclosure Schedules) if such action were taken on or after the date of this Agreement without the consent of Purchaser.

4.9 Compliance with Laws.

Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(a) The Company is in compliance, with all Laws and Orders applicable to Company’s business or Assets, nor does the Company have Knowledge of the issuance or proposed issuance of, any notice by any Governmental Authority of any violation or any alleged violation of any Law or Order.

(b) None of the Company, or its respective directors, officers, or controlling shareholders, its employees or agents, or, to the Company’s Knowledge or as applicable, their respective vendors, suppliers, consultants, contractors, business partners, or any Person acting on behalf of the Company (i) has violated, has caused other Persons to be in violation of, is currently violating, or is reasonably expected to violate ABAC Laws; (ii) has with a corrupt or improper intention directly or indirectly (through other Persons) paid, provided, promised, offered, or authorized the payment or provision of money, a financial advantage, favor, or anything else of value to a Governmental Official or any other Person for purposes of obtaining, retaining, or directing permits, export or other licenses, favorable tax or customs duty determinations, court decisions, special concessions, contracts, business, or any other improper advantage; (iii) has otherwise offered, promised, authorized, provided, or incurred any bribe, kickback, or other corrupt or unlawful payment, expense, contribution, gift, gratuity, favor, entertainment, travel or other benefit or advantage (collectively, “Restricted Benefits”) to or for the benefit of any Governmental Official or other Person whether in the public or private sector; (iv) has solicited, accepted, or received any Restricted Benefits from any Person; (v) has established or maintained any slush fund or other unlawful, unrecorded, or off-the-books fund or account; (vi) has inserted, concealed, or misrepresented corrupt, illegal, fraudulent, false, or improper payments, expenses, or other entries in the books and records of the Company or its Subsidiaries; (vii) is a Governmental Official or has immediate family members who are Governmental Officials; (viii) has laundered, concealed, or disguised the existence, illegal origins, and/or illegal application of, criminally derived income/assets or otherwise caused such income or assets to appear to have legitimate origins or constitute legitimate assets; (ix) has used or dealt with funds or proceeds derived from illegal activities such as corruption, fraud, embezzlement, drug trafficking, arms smuggling, prostitution, organized crime, or terrorism (collectively, “Illegal Activities”); (x) has used any funds to finance Illegal Activities; or (xi) has taken any action which caused or would cause the Company to be in violation of ABAC Laws.

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(c) Each of the Company and its respective directors, officers, and controlling shareholders, its employees or agents, and, to the Knowledge of the Company its respective vendors, suppliers, consultants, contractors, business partners, or any Person acting on behalf of the Company (i) are and have been in compliance with all applicable Trade Laws and all Permits issued pursuant to Trade Laws; (ii) have not made or authorized any unlawful import into or export from the United States in violation of U.S. Trade Laws; (iii) have not engaged in any Business in, or provided, sold to, or otherwise transferred any products, software, technology, or services, directly or indirectly, to Iran, Cuba, North Korea, Syria, or Ukraine’s regions of Crimea, Donetsk, Luhansk, Zaporizhzhia, Kherson, or any other country or region subject to comprehensive or partial U.S. sanctions (collectively, the “Restricted Regions”) or any instrumentality, agent, entity, or individual acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Authority of such countries or regions in violation of Trade Laws; (iv) have obtained all registrations, approvals licenses, or other Permits necessary for importing, exporting or providing products and services in relation to the Business in accordance with all applicable Trade Laws (collectively, “Trade Licenses”) and all such Trade Licenses are valid, current, and in full force and effect; (v) have made available to Purchaser true and complete copies of all such Trade Licenses as well as export classifications of the Company; and (vi) have at all times conducted the Business in accordance with all applicable Trade Laws.

(d) None of the Company, or any of its respective directors, officers, or controlling shareholders, its employees, agents, vendors, suppliers, consultants, contractors, business partners, customers, or any Person acting on behalf of the Company (i) is a national or resident of the Restricted Regions; (ii) appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC or any other applicable list of sanctioned, embargoed, blocked, criminal, or debarred persons maintained by any U.S. or non-U.S. Governmental Authority, the European Union, the United Nations, or any other public international organization; or (iii) is otherwise the subject of any sanctions, suspensions, embargoes or debarment by the U.S. Government or any other Governmental Authority or public international organization.

(e) None of the Company, or its respective directors, officers, or controlling shareholders, its employees or agents, or, to the Knowledge of the Company, its respective vendors, suppliers, consultants, contractors, business partners, or any Person acting on behalf of the Company (i) is or has been the subject of any past, present, future, or threatened Claim, allegation, or whistleblower or other complaint or has undertaken any internal investigation regarding an actual or alleged violation of any ABAC Law, Trade Law, or other Law; (ii) is reasonably expected to become the subject of or associated with any Claim in relation to a violation of any ABAC Law, Trade Law, or other Law; (iii) has made, intends or can reasonably be expected to make, any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any actual or potential violation of or liability arising under or relating to any ABAC Law, Trade Law, or other Law.

4.10 Company Permits.

The Company holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to hold such Permits would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Purchaser true, correct and complete copies of all Company Permits. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) all of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened in writing, (ii) the Company is not in violation in any respect of the terms of any Company Permit and the Company has not received, in the past three (3) years, any written notice of any Actions relating to the revocation or modification of the Company Permit and (iii) there are no circumstances which would reasonably be expected to result in any Company Permit not being extended, renewed or granted.

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4.11 Litigation.

Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (a) there is no Action of any nature currently pending or, to the Company’s Knowledge, threatened in writing, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened in writing in the past three (3) years); (b) there is no Order now pending or that was rendered by a Governmental Authority in the past three (3) years, (in either case of (a) or (b), by or against the Company, or to the Company’s Knowledge, against its current directors, officers or equity holders; provided, that any Action or Order involving the directors, officers or equity holders of the Company must be directly related to such Person’s role with respect to the Company or the Company’s business, equity securities or assets); or (c) in the past three (3) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Section 4.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to Purchaser, true, correct and complete copies of, each Contract, effective as of the date of this Agreement, to which the Company is a party or by which the Company, or any of its properties or assets are currently bound (each Contract required to be set forth on Section 4.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit the ability of the Company in any material respect (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $100,000;

(iv) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business) or shares or other equity interests of the Company or another Person;

(v) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vi) by its terms, calls for aggregate payments or receipts by the Company under such Contract of at least $100,000 per year;

(vii) is with any Top Customer or Top Supplier;

(viii) obligates the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date of this Agreement in excess of $100,000;

(ix) is between the Company and any directors or officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business) or any Related Person, including all non-competition, severance and indemnification agreements; or

(x) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which the Company has material outstanding obligations (other than customary confidentiality obligations) in excess of $100,000.

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(b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions will not affect the validity or enforceability of such Company Material Contract; (iii) the Company is not in breach or default, and to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company taken as a whole; and (vi) the Company has not waived any rights under any such Company Material Contract.

4.13 Intellectual Property.

Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(a) Section 4.13(a) of the Company Disclosure Schedules sets forth all Patents, Trademarks, Copyright, Internet Assets owned by and registered in the name of the Company (“Company Registered IP”), specifying as to each item, as applicable: (i) the nature of the item, including the title, (B) the Company as registered owner of the item, (ii) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (iii) the issuance, registration or application numbers and dates; and (ii) unregistered Trademarks or Software owned by the Company and material to business of the Company.

(b) Section 4.13(b) of the Company Disclosure Schedules sets forth all written and oral licenses of Intellectual Property or other similar Contracts (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”) which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Company IP is governed.

(c) Except as provided in Section 4.13(c) of the Company Disclosure Schedules, the Company exclusively owns, or will exclusively own following the Closing, free and clear of all Liens, all Company-Owned IP. All Company Owned IP is owned by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to the Company Owned IP.

(d) The Company has a valid and enforceable license to use all Company Licensed IP. The Company IP includes all of the Intellectual Property rights necessary to operate the Company as presently conducted. The Company has performed in all respects all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. All registrations for the Company Owned IP currently owned by the Company, or to be registered in the name of the Company following the Closing, are valid and in force, and all applications to register any of Company Owned IP are pending and in good standing, all without challenge of any kind (other than routine office actions). The Company is not party to any Contract that requires the Company to assign to any Person any of its rights in any Intellectual Property owned or developed by the Company under such Contract.

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(e) No Action is pending or, to the Company’s Knowledge, threatened in writing, against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense the Company-Owned IP or, the Knowledge of Company, the Company-Licensed IP. The Company has not received any written notice or claim asserting or suggesting any infringement, misappropriation, violation, dilution or unauthorized use of Intellectual Property of any other Person that is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect the Company IP used by the Company. To the Company’s Knowledge, the Company is not currently infringing and has not, in the past three (3) years, infringed, misappropriated or violated any Intellectual Property of another Person in any respect in connection with the conduct of the respective businesses of the Company. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating the Company-Owned IP in any respect.

(f) All employees and independent contractors of the Company have assigned to the Company all Intellectual Property arising from the services performed for the Company by such Persons in furtherance of the business of the Company, except as otherwise required or prohibited by applicable Law. To the Knowledge of the Company, no current or former officers, employees or independent contractors of the Company have claimed any ownership interest in the Company-Owned IP. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of the Company IP or any confidentiality or nondisclosure Contract relating to the Company IP. The Company has made available to Purchaser true and complete copies of all written Contracts referenced in this Section 4.13(f) (or the form of such Contracts used by the Company) subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order that would conflict with the business of the Company as presently conducted. The Company has taken reasonable security measures in order to protect the confidentiality of the Company IP.

4.14 Privacy Compliance.

Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(a) The Company complies and at all times in the past three (3) years has complied, in all material respects with all of the following in the conduct of the business: (A) Privacy Laws; (B) binding rules of self-regulatory organizations, including the Payment Card Industry Data Security Standard or similar local payment card industry standards; (C) the Business Privacy and Data Security Policies; and (D) any contractual requirements or terms of use concerning the Processing of Personal Information to which Company is a party or otherwise bound as of the date hereof.

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(b) The execution, delivery, and performance of this Agreement and the consummation of the Transactions, including the transfer to Purchaser of all Personal Information in the possession or control of the Company in connection with the business, do not and will not: (A) conflict with or result in a violation or breach of any applicable Privacy Laws, or applicable Business Privacy and Data Security Policies; or (B) require the consent of or notice to any Person concerning such Person’s Personal Information.

(c) For the past three (3) years, Company has posted to each of its websites and mobile applications, and provided or otherwise made available in connection with the Company products, a Business Privacy and Data Security Policy.

(d) In the past three (3) years, (A) to Company’s Knowledge, no Personal Information in the possession or control of Company, or held or Processed by any vendor, processor, or other third party for or on behalf of Company, in the conduct of the business has been subject to any known or reasonably suspected unauthorized access, disclosure, use, alteration, corruption, destruction, or loss of such Personal Information, or that has caused or would reasonably be expected to cause a material disruption to the conduct of the business (a “Security Incident”), and (B) Company has not notified and, to Company’s Knowledge, there have been no facts or circumstances that would require Company to notify, any governmental authority or other person of any such Security Incident.

(e) In the past three (3) years, Company has not received any notice, request, claim, complaint, correspondence, or other communication in writing from any governmental authority or other person, and to Company’s Knowledge there has not been any audit, investigation, enforcement action (including any fines or other sanctions), or other action, relating to any actual, alleged, or suspected Security Incident or violation of any Privacy Law or Business Privacy and Data Security Policy involving Personal Information in the possession or control of Company, or held or Processed by any vendor, processor, or other third party for or on behalf of Company, in the conduct of the business.

(f) In conducting its business, Company has at all times in the past three (3) years implemented and maintained (i) commercially reasonable plans and procedures to provide notification in compliance, and in all material respects, with applicable Privacy Laws in the case of any Security Incident and (ii) commercially reasonable administrative, technical, and physical safeguards designed to protect such Personal Information and the operation, integrity, and security of its software, systems, applications, and websites involved in the Processing of Personal Information.

(g) In the past three (3) years, Company has regularly, but at least annually, performed a security risk assessment and obtained an independent vulnerability assessment performed by a recognized third-party audit firm, in each case to the extent required by applicable Privacy Laws. There are no material, critical or high risk threats and deficiencies identified in each such assessment that have not been remediated.

(h) In the past three (3) years since, the Company has maintained a cyber insurance policy that is adequate and suitable for the nature and volume of Personal Information Processed by or on behalf of Company in the conduct of its business. The Company has delivered or made available to Purchaser a true, complete, and correct copy of such cyber insurance policy.

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4.15 Taxes and Returns.

Except as set forth on Section 4.15 of the Company Disclosure Schedules or as would not reasonably be expected to have a Material Adverse Effect on the Company:

(a) The Company has filed, or caused to be timely filed, all Tax Returns required to be filed by it within the past three (3) years (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld.

(b) There is no current Action pending or to the Company’s Knowledge, threatened in writing against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company is not being audited by any Tax authority nor has the Company been notified in writing by any Tax authority that any such audit is contemplated or pending. To the Company’s Knowledge, there are no written claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments which are being actively contested in good faith, for which adequate reserves in the Company Financials have been established, and the amount of and a description of which is set forth on the Company Disclosure Schedules).

(d) There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e) The Company does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) The Company has not made any change in tax accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have an impact on its Taxes following the Closing.

(g) The Company has not been a party to any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

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(h) The Company does not have any Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(i) The Company has not requested, and is not the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(j) The Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code within the two-year period ending on the date of this Agreement; nor (ii) has the Company ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(k) The Company is not treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

(l) To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(m) The Company is not currently engaged in any material audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. The Company has not received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company, and no written request for any such waiver or extension is currently pending.

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(n) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) Section 965 of the Code.

(o) The Company has no liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(p) The Company is not a party to or bound by, nor does it have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(q) Other than the representations and warranties set forth in Section 4.20, this Section 4.15 contains the exclusive representations and warranties of the Company with respect to Tax matters. Nothing in this Section 4.15 shall be construed as providing a representation or warranty with respect to (i) any taxable period (or portion thereof) beginning following the Closing Date, or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

4.16 Real Property.

(a) The Company has provided to Purchaser a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Company for the operation of the business of the Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) assuming the due authorization, execution and delivery thereof by the other parties thereto, the Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to the Enforceability Exceptions and (ii) no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or, to the Company’s Knowledge, of any other party under any of the Company Real Property Leases, and the Company has not received written notice of any such condition.

(b) Except as set forth in Section 4.16(b) of the Company Disclosure Schedules, the Company does not own, nor has within the past three (3) years owned, any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

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4.17 Personal Property.

The Company has provided to Purchaser a complete and accurate list of each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than $100,000, along with, to the extent applicable, a list of written lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (a) all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company, (b) the operation of the Company’s business as it is now conducted is not dependent upon the right to use the Personal Property of Persons other than the Company, (c) assuming the due authorization, execution and delivery thereof by the other parties thereto, the Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions, and (d) no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or to the Knowledge of the Company, of any other party under any of the Company Personal Property Leases, and the Company has not received written notice of any such condition.

4.18 Title to and Sufficiency of Assets.

Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified on the Company Financials. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted or that are used or held by the Company for use in the operation of the businesses of the Company, and taken together, are the assets necessary for the operation of the businesses of the Company as currently conducted.

4.19 Employee Matters.

(a) The Company is not a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened in writing any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. There are no unresolved material labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company and Persons currently or previously employed by or providing services as independent contractors to the Company. To the Knowledge of the Company, (i) no current officer or management level employee of the Company is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that would materially interfere with: (A) the performance by such officer or employee of any of his or her duties or responsibilities as an officer or employee of the Company or (B) the Company’s business or operations; or (ii) no such employee or officer of the Company has given written notice of their interest to terminate their employment with the Company, nor does the Company have any intention to terminate the employment of any of the foregoing.

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(b) The Company (i) is and has for the past three (3) years been in compliance in all material respects, with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice that there is any threatened or pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business). There are no Actions pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) The Company has provided to Purchaser a complete and accurate list as of the date of this Agreement of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Company)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2025, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2025. No employee is a party to a written employment Contract with the Company, and the Company has paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and the Company does not have any material obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written agreement, or commitment or any applicable Law, custom, trade or practice. The Company employees have entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Purchaser by the Company.

(d) The Company has provided to Purchaser a list of all independent contractors (including consultants) currently engaged by the Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration for each such Person, and except as set forth in Section 4.19(d) of the Company Disclosure Schedules: (i) all of such independent contractors are a party to a written Contract with the Company, (ii) each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to Purchaser by the Company, and (iii) each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee. To the Company’s Knowledge, no material Company liability exists related to the classification of any individual as an independent contractor who is currently, or within the last three (3) years has been, engaged by the Company.

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4.20 Benefit Plans.

(a) Set forth on Section 4.20(a) of the Company Disclosure Schedules is a true and complete list of each material Foreign Plan of the Company (each, a “Company Benefit Plan”) and, except as set forth therein, the Company has not maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company and under which the Company has any obligation or liability under, the Company has made available to Purchaser accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of the Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all non-routine communications with any Governmental Authority concerning any matter with respect to the Company Benefit Plan that is still pending or for which the Company has any outstanding Liability or obligation as of the date hereof.

(c) With respect to each Company Benefit Plan: (i) the Company Benefit Plan has been administered and enforced in all respects in accordance with its terms and the requirements of all applicable Laws, and has for the past three (3) years been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) to the Knowledge of the Company, no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened in writing (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to the Company Benefit have been timely made except as would not result in Liability to the Company; (v) all benefits accrued under any unfunded the Company Benefit Plan has been paid, accrued, or otherwise adequately reserved in accordance with GAAP and are reflected on the Company Financials except as would not result in Liability to the Company; and (vi) the Company Benefit Plan does not provide for retroactive increases in contributions, premiums or other payments in relation thereto. To the Company’s Knowledge, the Company has not incurred any obligation in connection with the termination of, or withdrawal from, the Company Benefit Plan.

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(d) The consummation of the Transactions will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under the Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of the Company.

(e) The Company does not provide health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

4.21 Environmental Matters.

Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(a) The Company is and has been in compliance in all respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened in writing to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could be reasonably expected to adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened in writing Release of a Hazardous Material. The Company has not assumed, contractually or, to the Company’s Knowledge, by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened in writing against the Company or any assets of the Company alleging either or both that the Company may be in violation of any Environmental Law or Environmental Permit or may have any Liability under any Environmental Law.

(d) The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any Liability or obligation under applicable Environmental Laws.

(e) To the Company’s Knowledge, there is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company, that is pending or, to the Company’s Knowledge, threatened in writing that could lead to the imposition of any Liens on the Company taken as a whole under any Environmental Law or Environmental Liabilities.

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(f) The Company has provided to Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed by the Company in the past two (2) years in respect of the currently or previously owned, leased, or operated properties of the Company.

4.22 Transactions with Related Persons.

Except as would not reasonably be expected to have a Material Adverse Effect on the Company, none of the Company or any of its Affiliates, nor any officer, director, controlling shareholder or employee, of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company).

4.23 Insurance.

Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has insurance policies covering such risks as are customarily carried by Persons conducting business in the industries and geographies in which the Company operates. All such policies (as applicable) are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, (a) no claims have been made which remain outstanding and unpaid under such insurance policies, (b) no circumstances exist that would reasonably be expected to give rise to a claim of under such insurance policies, and (c) there are no circumstances which might lead to any Liability under such insurance policies of the Company being avoided or rendered unenforceable by the relevant insurers or otherwise reduce the amount recoverable under any policy of this type.

4.24 Top Customers and Suppliers.

Section 4.24 of the Company Disclosure Schedules lists, by dollar volume received or paid, as applicable, for the twelve (12) months ended on December 31, 2025, the ten (10) largest customers of the Company (the “Top Customers”) and the ten largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes.

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4.25 Certain Business Practices.

(a) None of the Company or any of its Representatives acting on its behalf has in the past three (3) years (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the applicable bribery Laws or (iii) made any other unlawful payment in violation of applicable bribery Laws. None of the Company or its Representatives acting on its behalf has, in the past three (3) years, directly or indirectly, given or agreed to give any unlawful gift or benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) The operations of the Company are and have in the past three (3) years been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority applicable to the Company, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c) None of the Company and its respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not, in the past three (3) years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.26 Finders and Brokers.

Except as set forth in Section 4.26 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.27 Information Supplied.

None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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4.28 Independent Investigation.

The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser for the Registration Statement; and (b) none of Purchaser or its Representatives have made any representation or warranty as to Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Purchaser Disclosure Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Company, Parent or their Representatives or reviewed by the Company and Parent pursuant to the Confidentiality Agreement or otherwise) or management presentations that have been or shall hereafter be provided to the Company, Parent, or any of their Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of Purchaser or any of its shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III. Except as otherwise expressly set forth in this Agreement, the Company understands and agrees that any assets, properties and business of Purchaser are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

4.29 No Other Representations.

Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or as expressly set forth in any Ancillary Document, neither the Company nor any other Person on their behalf makes any express or implied representation or warranty with respect to the Company or their respective business, operations, assets or Liabilities, or the Transactions, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Purchaser or its Representatives (including any opinion, information, projection or advice that may have been or may be provided to Purchaser or its Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the business of the Company.

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Article V
REPRESENTATIONS AND WARRANTIES of Parent

Except as set forth in the Company Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Parent hereby represents and warrants to Purchaser, as of the date of this Agreement, as follows:

5.1 Organization and Standing.

Parent is duly organized, validly existing and in good standing (to the extent such concept is applicable in the jurisdiction of such entity’s formation) under the Laws of the jurisdiction of its formation, and has all requisite power and authority to carry on its business as now being conducted. Parent is a holding company and has not conducted any business operations other than holding the Company Shares and activities undertaken in connection with this Agreement and the Transactions.

5.2 Authorization; Binding Agreement.

Parent has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform Parent’s obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been, and each Ancillary Document to which Parent is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by Parent and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Ownership.

Parent has good, valid and marketable title to the Company Shares, free and clear of any and all Liens.

5.4 Governmental Approvals.

Except as otherwise described in Section 5.4 of the Company Disclosure Schedules, no Consent of or with any Governmental Authority on the part of Parent is required to be obtained or made in connection with the execution, delivery or performance by Parent of this Agreement or any Ancillary Documents or the consummation by Parent of the Transactions other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws and (c) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Parent.

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5.5 Non-Contravention.

The execution and delivery by Parent of this Agreement and each Ancillary Document to which it is a party or otherwise bound, and the consummation by Parent of the Transactions, and compliance by Parent with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of Parent’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to Parent or any of its properties or assets or (c) (i) violate, conflict with or result in a material breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Parent under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a material default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which Parent is a party or its properties or assets are bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the ability of Parent to perform its obligations under this Agreement or the Ancillary Documents to which it is or shall be a party.

5.6 Finders and Brokers.

Except as set forth on Section 5.6 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Parent or any of its respective Affiliates in connection with the Transactions directly based upon arrangements made by Parent.

5.7 Information Supplied.

None of the information supplied or to be supplied by Parent in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, or similar forms, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Parent in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Company, or any of their respective Affiliates.

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5.8 Independent Investigation.

Parent has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser for such purpose. Parent acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules, a true, complete and correct copy of which Purchaser Disclosure Schedules has been provided to Parent) and in any certificate delivered to Parent pursuant hereto, and the information provided by or on behalf of Purchaser for the Registration Statement; and (b) none of Purchaser or its respective Representatives have made any representation or warranty as to Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Parent pursuant hereto. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Purchaser Disclosure Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Company, Parent or their Representatives or reviewed by the Company and Parent pursuant to the Confidentiality Agreement or otherwise) or management presentations that have been or shall hereafter be provided to the Company, Parent, or any of their Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Purchaser, or any of its shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III. Except as otherwise expressly set forth in this Agreement, Parent understands and agrees that any assets, properties and business of Purchaser are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

5.9 No Other Representations.

Except for the representations and warranties expressly made by Parent in this Article V (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, Parent makes no other express or implied representation or warranty with respect to the Transactions, and Parent hereby expressly disclaims any other representations or warranties with respect thereto. Except for the representations and warranties expressly made by Parent in this Article V (as modified by the Company Disclosure Schedules) or in an Ancillary Document, Parent hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Purchaser or its Representatives (including any opinion, information, projection or advice that may have been or may be provided to Purchaser or its Representatives by any Representative of Parent), including any representations or warranties regarding the probable success or profitability of the business of Parent or any of its Affiliates.

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Article VI
COVENANTS

6.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 6.14, each of Parent and the Company, shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all Contracts, agreements, books and records, financial and operating data and other reasonable information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company or Parent, as Purchaser or its Representatives may reasonably request regarding the Company or Parent and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Representatives of the Company and Parent to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company or Parent.

(b) During the Interim Period, subject to Section 6.14, Purchaser shall give, and shall cause its Representatives to give Parent and the Company and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser, as Parent, the Company or their respective Representatives may reasonably request regarding Purchaser and its respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each its Representatives to reasonably cooperate with Parent, the Company, and their respective Representatives in their investigation; provided, however, that Parent, the Company, and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser.

6.2 Conduct of Business of Parent and the Company.

(a) Unless the Special Committee shall otherwise consent in writing on behalf of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document or as set forth on Section 6.2(a) of the Company Disclosure Schedules, or as required by applicable Law, Parent and the Company shall (i) use commercially reasonable efforts to conduct their respective business, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all Laws applicable to them and their business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets.

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(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or any Ancillary Document or as set forth on Section 6.2(b) of the Company Disclosure Schedules, or as required by applicable Law, during the Interim Period, without the prior written consent of the Special Committee on behalf of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), Parent and the Company shall not:

(i) amend, waive or otherwise change, in any respect, their Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of their equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of their equity securities, or other securities, including any securities convertible into or exchangeable for any of their shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except in each case for the issuance of shares pursuant to the exercise of convertible securities outstanding as of the date of this Agreement in accordance with the terms of any written agreements governing the exercise of such convertible securities;

(iii) split, combine, recapitalize or reclassify any of their shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of their equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of their securities;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise) in excess of $1,000,000 in the aggregate, (B) make a loan or advance to or investment in any third party in excess of $500,000 individually or $1,000,000 in the aggregate (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) in excess of $500,000 individually or $1,000,000 in the aggregate, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business;

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(v) except as required pursuant to any Company Benefit Plan, applicable Law or other written agreement, (A) increase the wages, salaries or compensation of their employees other than in the ordinary course of business (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than in the ordinary course of business, (C) grant any severance, change in control or termination or similar pay, other than in the ordinary course of business or as required by applicable Law, (D) establish any trust or take any other action to secure the payment of any compensation payable by Parent or the Company, (E) increase other benefits of employees generally, or enter into, establish, amend or terminate any material Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee other than in connection with the Transactions or, except with respect to a director, officer or manager, in the ordinary course of business, (F) hire any employee with an annual base salary greater than or equal to $300,000 or engage any person as an independent contractor with annual payments greater than or equal to $300,000, in each case other than in the ordinary course of business or (G) terminate the employment of any employee with an annual base salary greater than or equal to $300,000 or due to death or disability other than for cause or in the ordinary course of business; provided, however, with respect to increases, payments, grants, amendments or terminations set forth in subsections (A), (B), (C), and (E) above, such increases, payments, grants, amendments or terminations shall not individually or in the aggregate be material;

(vi) waive any restrictive covenant obligations of any employee or individual independent contractor of Parent, the Company, or any of the Company’s Subsidiaries;

(vii) unless required by applicable Law or a Company Benefit Plan (A) modify, extend or enter into any collective bargaining agreement, or (B) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of Parent, the Company, or any of the Company’s Subsidiaries;

(viii) (A) make, change or rescind any election in respect of Taxes, (B) settle any material Action in respect of Taxes, (C) make any material change to their methods of Tax accounting, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension resulting from an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts not primarily related to Taxes), (F) file any amended material Tax Return, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or non-U.S. Tax Law) pertaining to Taxes with any Governmental Authority, (H) change their jurisdiction of tax residence or establish a permanent establishment or other taxable presence in any jurisdiction outside their jurisdiction of incorporation or organization, as applicable, or (I) surrender or allow to expire any right to claim a refund of material Taxes;

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(ix) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, the Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(x) fail to maintain their books, accounts and records in all material respects in the ordinary course of business;

(xi) enter into (A) any new line of business or (B) jurisdiction with respect to their current line of business;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are substantially similar to those currently in effect;

(xiii) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transaction), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the Company Financials, as applicable;

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xv) make any capital expenditures in excess of $500,000 (individually for any project (or set of related projects) or $1,000,000 in the aggregate);

(xvi) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) except in the ordinary course of business, sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of their material properties, assets or rights;

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(xix) enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of Parent, the Company, or any of the Company’s subsidiaries;

(xx) make any change in accounting methods, principles or practices, except as required by IFRS or GAAP, as applicable, or Parent and the Company’s auditors;

(xxi) take any action that would reasonably be expected to materially delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person in excess of $500,000 (individually for any transaction or $1,000,000 in the aggregate) (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

(xxiii) authorize or agree to do any of the foregoing actions in each case, pursuant to a binding agreement, arrangement or commitment, whether oral or in writing (and for the avoidance of doubt, excluding non-binding discussions, negotiations, or exploratory activities).

6.3 Conduct of Business of Purchaser.

(a) Unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document, or as required by applicable Law, Purchaser shall (i) conduct its businesses, in all material respects, in the ordinary course of business, (ii) comply with all Laws applicable to Purchaser and its businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with the Purchaser Charter and IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document (including as contemplated by any PIPE Investment or ELOC), or as required by applicable Law, during the Interim Period, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

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(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent Purchaser from borrowing from Sponsor or its Affiliates funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, including any PIPE Investment or ELOC, and costs and expenses necessary for an Extension, up to aggregate additional Indebtedness during the Interim Period of $1,000,000 so long as any such loans are made on a non-interest bearing basis in a customary manner between Sponsor and Purchaser);

(v) make or rescind any material election relating to Taxes, settle any claim, Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or IFRS, as applicable;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(vii) terminate, waive or assign any material right under any material agreement to which it is a party or any Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

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(ix) establish any Subsidiary or enter into any new line of business;

(x) enter into, renew, modify or revise any Contract with an Affiliate of Purchaser without the prior written consent of the Special Committee, other than in connection with any non-interest bearing working capital loans that would be permitted by Section 6.20;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xv) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $200,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement;

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of its securities;

(xviii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

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(xix) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; or

(xx) authorize or agree to do any of the foregoing actions.

6.4 Annual and Interim Financial Statements.

During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to Purchaser an unaudited income statement and an unaudited balance sheet of the Company for the period from December 31, 2025 through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with IFRS, subject to year-end audit adjustments and excluding footnotes. From the date of this Agreement through the Closing Date, the Company will also promptly deliver to Purchaser copies of any audited financial statements of the Company that the Company’s certified public accountants may issue.

6.5 Purchaser Public Filings.

During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and prior to the Merger shall use its commercially reasonable efforts to maintain the listing of the Purchaser Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Purchaser Ordinary Shares and the Purchaser Public Warrants.

6.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to Parent and the Company and their respective Affiliates, a transaction (other than the Transactions) concerning the sale of (x) all or substantially all of the business or assets of the Company (other than in the ordinary course of business) or (y) all or substantially all of the equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the Transactions) concerning a Business Combination involving Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the other Parties, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

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(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information, subject to applicable confidentiality restrictions. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(d) Nothing in this Section 6.6 shall be construed to require the Purchaser, the Special Committee or their Representatives to engage in any act or omission which the Board or the Special Committee determines in good faith, after consultation with outside legal counsel, that the taking or failure to take any action would be inconsistent with its fiduciary duties under applicable law. In addition, at any time prior to obtaining the Purchaser Required Shareholder Approval, the Board of Directors of the Purchaser or the Special Committee may, directly or indirectly through advisors or representatives, withdraw, qualify, or modify its approval or recommendation of this Agreement and the Transactions, or approve, recommend, or enter into an agreement regarding a superior proposal, if the Board determines in good faith, after consultation with outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable law.

6.7 No Trading.

Each of Parent and the Company acknowledge and agree that it is aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) on a Person possessing material nonpublic information about a publicly traded company.

6.8 Notification of Certain Matters.

During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed.

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6.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b) In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with each of Purchaser and the Company bearing fifty percent (50%) of the filing fees thereof, with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the Transactions and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened in writing to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened in writing to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the execution, performance or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Purchaser, during the Interim Period, the Company and Purchaser shall take all commercially reasonable actions necessary to cause Purchaser to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

6.10 Further Assurances.

The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

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6.11 Registration Statement.

(a) As promptly as practicable after the date of this Agreement, Purchaser, Parent and Company shall prepare and file with the SEC, a registration statement on Form S-4 or such other form of registration statement deemed appropriate by the SEC (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the securities to be issued under this Agreement to the holders of the securities of Parent immediately prior to the Effective Time, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from the holders of Purchaser Ordinary Shares for the matters to be acted upon at the Special Meeting and providing the Purchaser Public Shareholders (as defined below) an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares (or if after the Effective Time, their PubCo Class A Ordinary Shares) redeemed (the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters (as defined below). The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser Public Shareholders to vote, at a special meeting of Purchaser Public Shareholders to be called and held for such purpose (the “Special Meeting”), in favor of resolutions approving, based upon the recommendation of the Special Committee, (i) the adoption and approval of this Agreement and the Transactions (including, to the extent required, the issuance of any PIPE Shares) by the Purchaser Public Shareholders in accordance with Purchaser’s Organizational Documents, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq (provided that the Merger and the Plan of Merger must be authorized by a special resolution), (ii) such other matters as the Company, Purchaser and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) and (ii), collectively, the “Purchaser Shareholder Approval Matters,” which approvals shall be subject to the prior approval and recommendation of the Special Committee), and (iii) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Purchaser Required Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Meeting; provided, however, the Special Meeting is not adjourned or postponed more than an aggregate of forty five (45) consecutive days in connection with such adjournment or postponement; provided, further, that nothing in this Section 6.11(a) shall require the Special Committee or the directors of Purchaser to take, or refrain from taking, any action that would be inconsistent with their respective fiduciary duties under applicable Law. In connection with the Registration Statement, Purchaser, Parent and Company will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Purchaser’s Organizational Documents, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq. Purchaser, Parent and the Company shall cooperate and provide each Party (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser with such information concerning the Company and its shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. The Registration Statement and Proxy shall include a statement to the effect that the board of directors of Purchaser and Special Committee have unanimously recommended that the holders of Purchaser Ordinary Shares vote in favor of the Purchaser Shareholder Approval Matters at the Special Meeting.

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(b) Purchaser, Parent, and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Meeting and the Redemption. Each of Purchaser, Parent and the Company shall, and shall cause each of its Subsidiaries (if applicable) to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Parent and Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser, Parent and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser Public Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents, provided that Purchaser shall not amend or supplement the Registration Statement without adequate notice to and prior consultation with the Company.

(c) Purchaser, Parent and the Company, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, including to the extent possible, participation by the Company or its counsel in discussions with the SEC.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to the Purchaser Public Shareholders and, pursuant thereto, shall use commercially reasonable efforts to call the Special Meeting in accordance with the Cayman Companies Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement, subject however to any necessary adjournments or postponements as described in Section 6.11(a) above.

(e) Purchaser, Parent and the Company shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Meeting and the Redemption.

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(f) If, in connection with the preparation and filing of the Registration Statement or the SEC’s review thereof, the SEC requests or requires that a Tax opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the Parties shall deliver to counsel tasked with preparing such Tax opinion customary Tax representation letters satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such Tax opinion. Notwithstanding anything to the contrary in this Agreement, none of the Parties or their respective Tax advisors are obligated to provide any Tax opinion other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC, nor will a Tax opinion by any Party’s advisors be a condition precedent to the Transactions.

6.12 Public Announcements.

(a) The Parties agree that during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser and Parent, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement), provided that Purchaser provides the Company with a reasonable period of time to complete such review, comment and approval prior thereto. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Purchaser shall file a report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Purchaser and the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Transactions.

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6.13 Confidential Information.

The Parties hereby agree that any Purchaser Confidential Information and Company Confidential Information shall be kept confidential in accordance with the terms of the non-disclosure agreement, dated January 13, 2026 (the “Confidentiality Agreement”), between Parent and Purchaser. Notwithstanding anything in this Agreement to the contrary, each Party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

6.14 PubCo A&R Charter.

At or prior to the Closing, the shareholders of Purchaser shall amend and restate, effective as of the Effective Time, the PubCo A&R Charter in substantially the form attached hereto as Exhibit D.

6.15 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser, Parent, or the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Purchaser, Parent, or the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Purchaser, Parent, or the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Purchaser shall cause the Organizational Documents of the Company, and the Surviving Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Purchaser, Parent, and the Company to the extent permitted by applicable Law. The provisions of this Section 6.15(a) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

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(b) For a period of six (6) years after the Effective Time, Purchaser shall maintain in effect directors’ and officers’ liability insurance covering those Persons (including, in any event, the D&O Indemnified Persons) who are currently covered by Purchaser’s, Parents’, and the Company’s, respectively, directors’ and officers’ liability insurance policies (complete copies of which have been made available to the Purchaser and Parent prior to the date of this Agreement) (the “D&O Tail Insurance”) on terms substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing coverage. Notwithstanding anything to the contrary contained in this Agreement, Purchaser and its Subsidiaries may cause coverage to be extended under Purchaser’s, Parents’, and the Company’s current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing at or prior to the Effective Time and if and to the extent such policies have been obtained prior to the Effective Time with respect to any such Persons. Purchaser and its Subsidiaries, respectively, shall maintain such policies in effect and shall continue to honor the obligations thereunder, and if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.15(b) shall be continued in respect of such claim until the final disposition thereof.

(c) Purchaser shall be permitted prior to the Effective Time to obtain at the expense of the Surviving Company D&O Tail Insurance on terms and conditions reasonably satisfactory to the Purchaser for any and all D&O Indemnified Persons of the Purchaser existing prior to the Effective Time with respect to claims arising from facts and events that occurred prior to the Effective Time. Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder until Closing and the Surviving Company shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance after the Closing.

6.16 Use of Trust Account Proceeds.

Purchaser shall provide Parent with an estimated written statement of Expenses prepared in good faith (the “Purchaser Expenses Statement”), at least five (5) Business Days prior to the Closing, and shall deliver to Parent a final Purchaser Expenses Statement on or prior to the Closing. At the Closing, Purchaser shall cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Purchaser or Parent from any PIPE Investment shall first be used, and Purchaser will make all appropriate arrangements to cause the Trustee to pay the following (in the following order): (a) first, Purchaser’s accrued Expenses set forth on the Purchaser Expenses Statement, (b) second, the Parent’s and Company’s accrued Expenses (including fees or commissions payable to the underwriters and any legal fees, in each case, including any value-added tax thereon) of the IPO, without double-counting with any accrued Purchaser’s accrued Expenses that have already been paid prior to the Closing, (c) third, Working Capital Loans in accordance with, and subject to, Section 6.20 of this Agreement and the Sponsor Support Agreement. Immediately after such payments are made in accordance with this Section 6.16 and the Trust Agreement, any remaining cash in the Trust Account will be distributed to Purchaser or the Company as directed by Parent and used for working capital and general corporate purposes.

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6.17 Transaction Financing.

(a) PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, each of Purchaser and Parent shall use commercially reasonable efforts as practicable, after the date of this Agreement and at or prior to the Closing, to enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser or Parent to purchase shares of Purchaser or Parent (“PIPE Shares”) in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to Parent and Purchaser, acting reasonably (a “PIPE Investment”), and, if Purchaser seeks a PIPE Investment, Parent and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having Parent’s and the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). At the election of Purchaser, Parent and the Company, any PIPE Investment may take the form of a convertible debt financing whereby the PIPE Investors shall enter into convertible note purchase agreements or other alternative financing, including an equity line of credit. For avoidance of doubt, the Parties to this Agreement acknowledge and agree that there is no present requirement to pursue a PIPE Investment.

(b) ELOC. Without limiting anything to the contrary contained herein, during the Interim Period, each of Purchaser and Parent shall use commercially reasonable efforts as practicable, after the date of this Agreement and at or prior to the Closing, to enter into and consummate an equity line of credit (“ELOC”) in the amount of Fifty Million Dollars ($50,000,000) on such terms and conditions as shall be mutually agreed upon by Purchaser and Parent, each acting reasonably, which can be drawn down over a period of twenty-four (24) months from Closing, at the Company’s option, subject to the terms and conditions of such ELOC, and, if Purchaser seeks an ELOC, Parent and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such ELOC and use their respective commercially reasonable efforts to cause such ELOC to occur (including having Parent’s and the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). For avoidance of doubt, the Parties to this Agreement acknowledge and agree that there is no present requirement to pursue an ELOC.

6.18 Equity Incentive Plan and Awards.

Prior to the Effective Time, Purchaser shall adopt, subject to Purchaser shareholder approval, an evergreen equity incentive plan with a reserve of no more than five percent (5%) of the post-Closing issued and outstanding Parent Ordinary Shares, subject to annual review by the compensation committee of the Surviving Company, and approve certain equity awards that will be subject to vesting (the “Equity Incentive Awards”), pursuant to the terms and conditions determined by Parent.

6.19 Reserved.

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6.20 Working Capital Loans.

Purchaser agrees that, at and in connection with the Closing, any and all amounts outstanding under any Working Capital Loans (which Purchaser agrees shall not exceed an aggregate amount of $3,000,000) shall be repaid as follows (and in the following order): (a) first, from any funds in the Trust Account, and (b) second, for any remaining unpaid balance of such Working Capital Loans after applying Section 6.20 (a) above, Purchaser shall, and shall cause Sponsor to, convert such remaining unpaid balance (not to exceed $3,000,000) into Purchaser Units.

6.21 Section 16 Matters.

Prior to the Closing, Purchaser shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of Purchaser Ordinary Shares (or if after the Effective Time, their PubCo Class A Ordinary Shares or PubCo Class B Ordinary Shares) or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions (including the PIPE Investment or ELOC) by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to the Surviving Company, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.22 Valuation Adjustment.

(a) At least ten (10) Business Days prior to the date on which the Purchaser Required Shareholder Approval is sought at the Special Meeting, the Company shall deliver to Purchaser a certificate, signed by the Chief Financial Officer of the Company, confirming that (i) the financial projections and forecasts furnished by or on behalf of the Company to Purchaser on or prior to the date of this Agreement in connection with the Transactions and relied upon in connection with any fairness opinion obtained by Purchaser or the Special Committee (collectively, the “Company Projections”) have not been materially restated, revised or otherwise determined to be materially inaccurate, and (ii) no facts or circumstances have arisen since the date such Company Projections were delivered that would cause the Company Projections to be materially inaccurate or misleading in any material respect (the “Projections Bring-Down Certificate”).

(b) In the event that, prior to the date on which the Purchaser Required Shareholder Approval is obtained at the Special Meeting, (i) the Company Projections are materially restated or revised, (ii) the Company is unable to deliver the Projections Bring-Down Certificate, or (iii) Purchaser reasonably determines, based on information available to it, that the Company Projections are materially inaccurate (each, a “Projections Adjustment Event”), then Purchaser and Parent shall negotiate in good faith to agree upon a downward adjustment to the Aggregate Transaction Consideration Value (and a corresponding reduction in the number of Transaction Consideration Shares) that reflects the impact of such Projections Adjustment Event on the valuation of the Company. For the avoidance of doubt, (x) in no event shall the Aggregate Transaction Consideration Value or the number of Transaction Consideration Shares be increased as a result of a Projections Adjustment Event, and (y) the occurrence of a Projections Adjustment Event shall not, in and of itself, give rise to a right of termination of this Agreement by any Party.

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ARTICLE VII CLOSING CONDITIONS

7.1 Conditions to Each Party’s Obligations.

The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible), by Purchaser and Parent, of the following conditions:

(a) Purchaser Required Shareholder Approval. The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of Purchaser at the Special Meeting in accordance with the Purchaser Charter, applicable Law and the Proxy Statement (the “Purchaser Required Shareholder Approval”).

(b) Parent Required Shareholder Approval. The Transactions have been approved by the requisite vote of the shareholders of Parent in accordance with Parent’s Organizational Documents, the Cayman Companies Act, and other applicable Law.

(c) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and not withdrawn.

(e) Listing. The PubCo Class A Ordinary Shares shall have been conditionally approved for listing on Nasdaq, NYSE American or any other major U.S. national securities exchange, subject only to official notice thereof.

(f) Independent Director Approval. The majority of independent directors shall have approved this Agreement and the Transactions, and such approval shall not have been withdrawn, modified or changed in a manner adverse to Purchaser.

(g) Special Committee Approval. The Special Committee shall have approved and recommended this Agreement and the Transactions, and such approval and recommendation shall not have been withdrawn, modified or changed in a manner adverse to Purchaser.

7.2 Conditions to Obligations of Parent and the Company.

In addition to the conditions specified in Section 7.1, the obligations of Parent and the Company to consummate the Transactions are subject to the satisfaction, or written waiver by Parent, of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by Purchaser or on behalf of Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

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(b) Agreements and Covenants. Purchaser shall have performed in all material respects all of its respective obligations and complied in all material respects with all of its respective agreements and covenants under this Agreement to be performed or complied with thereby on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by Purchaser at or prior to the Closing Date shall have been executed and delivered to the Parent and Company.

(e) Officer Certificate. Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c) with respect to Purchaser.

7.3 Conditions to Obligations of Purchaser.

In addition to the conditions specified in Section 7.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company and Parent set forth in this Agreement and in any certificate delivered by or behalf of the Company and Parent pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company taken as a whole, or Purchaser or the Company.

(b) Agreements and Covenants. Each of the Company and Parent shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

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(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company and Parent since the date of this Agreement which is continuing and uncured.

(d) Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c).

(e) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by the Parent, Company and the Key Personnel at or prior to the Closing shall have been executed and delivered to the Purchaser.

(f) Payoff. All of the Indebtedness due and outstanding under the Contracts listed on Section 4.7(b) of the Company Disclosure Schedules will have been discharged in full.

7.4 Frustration of Conditions.

Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII TERMINATION AND EXPENSES

8.1 Termination.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and Parent;

(b) by written notice by Purchaser or Parent if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by the date that is nine (9) months after the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or directly resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either Purchaser or Parent if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

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(d) by written notice by Parent to Purchaser, if (i) there has been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser by Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time Parent, or the Company is in material uncured breach of this Agreement;

(e) by written notice by Purchaser to Parent, if (i) there has been a breach by Parent or the Company of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within twenty (20) days after written notice of such breach or inaccuracy is provided to Parent by Purchaser; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time Purchaser is in material uncured breach of this Agreement;

(f) by written notice by Purchaser to Parent, if there shall have been a Material Adverse Effect on the Company taken as a whole, following the date of this Agreement which is uncured and continuing;

(g) by written notice by either Purchaser or Parent to the other if the Special Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Purchaser Required Shareholder Approval was not obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(g) shall not be available to Purchaser where the failure to obtain the Purchaser Required Shareholder Approval shall have been caused by the action or failure to act of Purchaser and such action or failure to act constitutes a material breach by Purchaser of this Agreement;

(h) by written notice by Parent to Purchaser if Purchaser receives a Delisting Determination or trading in Purchaser’s securities is suspended for more than one Trading Day; or

(i) by written notice by Parent to Purchaser if the Special Committee shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Transactions in a manner adverse to Purchaser.

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8.2 Effect of Termination.

This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 6.13, Section 6.15, Section 8.3, Section 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.6), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3 Fees and Expenses.

(a) Subject to Section 9.1, all Expenses incurred in connection with this Agreement and the Transactions shall be allocated as follows: (i) all Expenses incurred by any Party that is six (6) months after the date of this Agreement and prior to the Closing shall be borne and paid by the Party incurring such Expenses; (ii) all Expenses incurred by the Parties after the date that is six (6) months after the date of this Agreement and prior to the Closing (or, if the Closing does not occur, prior to the date of termination of this Agreement) shall be borne by the Party incurring such Expenses; provided, however, that in the event the Purchaser has exhausted its available working capital in its working capital account, such Expenses shall be borne by the Company (and, following the Closing, by the Surviving Company) subject to advance written consent by the Company (and such consent shall not be delayed, withheld, or conditioned), and for the avoidance of doubt, Purchaser shall not be required to obtain or draw down on any Working Capital Loans or other financing in order to fund such Expenses prior to the Company’s obligation to bear such Expenses arising hereunder; and (iii) all Expenses incurred by the Surviving Company after the Closing shall be borne and paid by the Surviving Company.

(b) As used in this Agreement, “Expenses” shall include all out-of-pocket fees, debts, costs and expenses, in each case including any value-added tax thereon (whether or not yet invoiced), that have been incurred by or on behalf of a Party, which such Party has agreed to pay or is otherwise liable for (including, if applicable, fees, debts, costs and expenses of the managers, directors, officers, employees and consultants of a Party which such Party has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions or the IPO and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts (including deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO).

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Article IX
TRUST ACCOUNT WAIVER

9.1 Waiver of Claims Against Trust.

Reference is made to the IPO Prospectus. Each of Parent and the Company understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (including any successors after the Merger, the “Purchaser Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Purchaser Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares (or PubCo Class A Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Purchaser Public Shareholders if Purchaser fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO (provided such date may be extended by an additional three (3) months), subject to further extension by amendment to Purchaser’s Organizational Documents), (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any franchise or income taxes and up to $100,000 in dissolution expenses, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parent and the Company hereby agree on behalf of themselves and their Affiliates that, notwithstanding anything to the contrary in this Agreement, none of Parent, nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Parent and the Company, on behalf of themselves and their Affiliates, hereby irrevocably waive any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements hereunder and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates); provided, however, the foregoing waiver will not limit or prohibit Parent or the Company from pursuing a claim against Purchaser or any other person for legal relief against monies or other assets of Purchaser held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions. This Section 9.1 shall survive termination of this Agreement for any reason.

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Article X MISCELLANEOUS

10.1 Notices.

All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt or (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Closing, to: Miluna Acquisition Corp 12F, No. 43, Cheng Gong Road, Sec 4, Neihu Taipei, Taiwan Attn: Hao Yuan Email: [Redacted]	with a copy (which will not constitute notice) to: Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, New York 10022 Attn: Sally Yin, Esq. Email: sally.yin@htflawyers.com

If to Parent at any time, or to the Company at or prior to the Closing, to: CADV Ventures S.A. Plac Powstańców Warszawy 2 00-030 Warsaw, Poland Attn: Shang Ju Lin Email: [Redacted]

with a copy (which will not constitute notice) to:

Rimôn PC

1050 Connecticut Avenue, NW Suite 500

Washington, DC, 20036

Attn: Deborrah Klis; Mark Lee

Email: deborrah.klis@rimonlaw.com;

mark.c.lee@rimonlaw.com

If to Purchaser, the Company or the Surviving Company after the Closing, to: CADV Ventures S.A. Plac Powstańców Warszawy 2 00-030 Warsaw, Poland Attn: Shang Ju Lin Email: czhang1@gmail.com with a copy (which will not constitute notice) to:

Rimôn PC

1050 Connecticut Avenue, NW Suite 500

Washington, DC, 20036

Attn: Deborrah Klis; Mark Lee

Email: deborrah.klis@rimonlaw.com;

mark.c.lee@rimonlaw.com

10.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.15(a), which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

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10.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law. Notwithstanding the foregoing, (a) the following matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the Laws of the Cayman Islands, in respect of which the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of each of Parent and Purchaser in the Surviving Company, the cancellation and/or conversion of the Parent Ordinary Shares into shares of the Surviving Company, the fiduciary or other duties of the directors of Parent and the directors of Purchaser, the general rights of the respective shareholders of Parent and Purchaser and the internal corporate affairs of the Parent and Purchaser.

10.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at law, and agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

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10.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Parties.

10.9 Waiver. Each of Purchaser and Parent, on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by any other Party such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein, except for the Confidentiality Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

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10.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

10.12 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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10.13 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 8.2, the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing and (b) this Article X.

10.14 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Hunter Taubman Fischer & Li LLC (“HTFL”) may have, prior to Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser and its Affiliates in connection with matters other than the Transactions, HTFL will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Purchaser, Sponsor or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. Parent and the Company hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with HTFL’s future representation of one or more of Purchaser, the Sponsor or their Affiliates in which the interests of such Person are adverse to the interests of Parent, the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by HTFL of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of HTFL with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Parent, the Surviving Company or the Company; provided, further, that nothing contained herein shall be deemed to be a waiver by the Sponsor, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party. Notwithstanding the foregoing, any privileged communications or information shared by Purchaser or Sponsor prior to the Closing with Parent or the Company under a common interest agreement shall remain privileged communications or information of the Surviving Company.

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(b) The Parties agree that, notwithstanding the fact that Rimon, P.C. (“Rimon”) may have, prior to Closing, jointly represented Parent and the Company in connection with this Agreement, the Ancillary Documents and the Transactions, and may have also represented Parent, the Company, and/or their respective Affiliates in connection with matters other than the Transactions, Rimon will be permitted in the future, after Closing, to represent Parent, the Company, or their respective Affiliates in connection with matters in which such Persons are adverse to any other Party to the Agreement, or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. Each of Purchaser and the Sponsor hereby agrees, in advance, to waive and to cause its Affiliates (including the Surviving Company after the Closing) to waive any actual or potential conflict of interest that may hereafter arise in connection with Rimon’s future representation of Parent, the Company or their Affiliates in which the interests of such Person are adverse to the interests of Purchaser, the Sponsor or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Rimon of Parent, the Company, or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Parent and the Company shall be deemed the clients of Rimon with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong to each such respective party, shall be controlled thereby and shall not pass to or be claimed by any other party, including Sponsor; provided, further, that nothing contained herein shall be deemed to be a waiver by any Party or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party. Notwithstanding the foregoing, any privileged communications or information shared by Parent or the Company prior to the Closing with Sponsor or Purchaser under a common interest agreement shall remain privileged communications or information of the Surviving Company.

Article XI
DEFINITIONS

11.1 Certain Definitions.

For purpose of this Agreement, the following capitalized terms have the following meanings:

“ABAC Laws” mean the FCPA, the U.S. Travel Act, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the UK Bribery Act 2010, the Money Laundering Control Act of 1986, the Uniting and Strengthening America by Providing Appropriate Tools to Restrict, Intercept, and Obstruct Terrorism Act of 2001 (the USA PATRIOT Act), the UK Proceeds of Crime Act 2002, and all other applicable Laws that address (i) anti-bribery, anti-corruption, and anti-kickback matters in the public or private sector or otherwise, or (ii) anti-money laundering, anti-terrorism, anti-terrorist financing, or anti-narcotics matters.

“Action” means any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Aggregate Transaction Consideration Value” means $250,000,000, subject to the valuation adjustment described in Section 6.22 herein, and for the avoidance of doubt, the Aggregate Transaction Consideration Value shall exclude any PubCo Class B Ordinary Shares or Earn-Out Shares issued in connection with the Merger.

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“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit or to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement, including without limitation, the Registration Rights Agreement, Lock-Up Agreement, the Parent Support Agreement, the Sponsor Support Agreement, and the PubCo A&R Charter.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York and Warsaw, Poland are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York and Warsaw, Poland are generally open for use by customers on such day.

“Business Privacy and Data Security Policies” means all of Company’s past or present, internal or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information in the conduct of the Company.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

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“Company Confidential Information” means all confidential or proprietary documents and information concerning Parent and the Company, or any of their respective Representatives, furnished in connection with this Agreement or the Transactions.

“Company IP” means collectively, all the Company-Owned IP and the Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or to which the Company otherwise has a right to use.

“Company-Owned IP” means all Intellectual Property rights owned by the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, in writing (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights, moral rights in those jurisdictions within where such rights are recognized, and database protections in those jurisdictions that provide distinct legal protections for databases.

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“Delisting Determination” means a “Staff Delisting Determination” (within the meaning of Nasdaq rules) or other written determination by Nasdaq to delist Purchaser’s securities for failure to meet a continued listing standard.

“Designated Individual” means Mr. Shang Ju Lin, who is the sole shareholder of the Parent as of the date of this Agreement.

“DTC” means The Depository Trust Company.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened in writing Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excise Tax” means any and all Taxes in respect of any taxable year or period (or portion thereof) ending on or before the Closing Date imposed on the fair market value of certain repurchases (including certain redemptions) of share by publicly traded United States corporations (and certain non-U.S. corporations treated as “surrogate foreign corporations”) by the Inflation Reduction Act of 2022, as modified by the rules and regulations promulgated by the U.S. Department of the Treasury.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

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“Fraud” means actual and intentional fraud, with elements of scienter and reliance, under the Laws of the State of New York.

“Fraud Claim” means any claim based in whole or in part upon Fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (g) all obligation described in clauses (a) through (f) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, and Internet Assets, and all other intellectual property protections recognized within any such jurisdictions, and all proceeds of, and rights associated with, the foregoing (as appropriate to such rights), including the right to sue third parties for any actual or threatened past, present, or future infringements, dilutions or misappropriations of any of the foregoing, or for any injury to the goodwill associated with the use of any such property or rights.

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“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, filed with the SEC on October 22, 2025 (File No. 333-289973).

“Key Personnel” means Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.

“Knowledge” means, with respect to (i) the Company, the actual knowledge that the Persons set forth on Section 11.1(a) of the Company Disclosure Schedules have or should have after reasonable inquiry, or (ii) Purchaser, the actual knowledge Hao Yuan and Daniel Albert Mace have or should have, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest (including any created by law), attachment, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Majority of Voting Power” means more than fifty percent (50%) of the Voting Power.

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“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Transactions or to perform its obligations in connection therewith; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster; or any outbreak or continuation of an epidemic or pandemic or the effects of the actions of any Governmental Authority, including government shutdowns or slowdown, or Laws or other responses with respect thereto, (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) the taking of any action required to be taken by this Agreement, (vii) any events that are cured by such Person prior to the Closing, and (viii), with respect to Purchaser, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption or the failure to obtain the Purchaser Required Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser.

“Nasdaq” means The Nasdaq Stock Market.

“NYSE American” means NYSE American LLC.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

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“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Parent Ordinary Shares” means the ordinary shares of a nominal or par value of $0.01 per share of the Parent.

“Parent Securities” means the Parent Ordinary Shares.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) non-exclusive licenses entered in the ordinary course of business or (f) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any information that either directly or indirectly identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Privacy Laws.

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“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PLN” means Poland Zloty.

“Privacy Laws” means all applicable Laws concerning the privacy, security, or Processing of Personal Information.

“Processing” means any operation performed on Personal Information that is subject to applicable Privacy Laws, including, as applicable, the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Personal Information.

“Purchaser Charter” means the amended and restated memorandum and articles of association of the Purchaser adopted by a special resolution passed on 28 August 2025 currently in effect under the Cayman Companies Act.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives.

“Purchaser Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any shares in the capital of Purchaser or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares in the capital of Purchaser.

“Purchaser Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Preferred Shares” means the preferred shares, par value $0.0001 per share, of Purchaser.

“Purchaser Private Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Purchaser Ordinary Share (or one (1) PubCo Class A Ordinary Share upon the Merger) at a purchase price of $11.50 per share.

“Purchaser Private Unit” means one private unit of purchaser comprised of one Purchaser Ordinary Share and one Purchaser Private Warrant.

“Purchaser Public Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Purchaser Ordinary Share (or one (1) PubCo Class A Ordinary Share upon the Merger) at a purchase price of $11.50 per share.

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“Purchaser Public Unit” means one public unit of Purchaser comprised of one Purchaser Ordinary Share and one Purchaser Public Warrant.

“Purchaser Securities” means the Purchaser Ordinary Shares, the Purchaser Preferred Shares, the Purchaser Warrants, and the Purchaser Units, collectively.

“Purchaser Units” means, collectively, the Purchaser Private Units and the Purchaser Public Units.

“Purchaser Warrants” means, collectively, the Purchaser Private Warrants and the Purchaser Public Warrants.

“Redemption Price” means an amount equal to the price at which each Purchaser Ordinary Share is redeemed or converted pursuant to the Redemption in accordance with the Purchaser’s Organizational Documents (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

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“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Trade Laws” mean the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Export Administration Act, the Arms Export Control Act, the United Nations Participation Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 (CISADA), the Countering America’s Adversaries Through Sanctions Act (CAATSA), the International Boycott Provisions of Section 999 of the Code, the International Traffic in Arms Regulations (ITAR), the Export Administration Regulations (EAR), all as amended, and any and all Laws (i) administered and/or implemented by OFAC, the Bureau of Industry and Security and the U.S. Census Bureau of the U.S. Department of Commerce, the U.S. Department of State, and U.S. Customs and Border Protection of the U.S. Department of Homeland Security or (ii) that address exports, reexports, deemed exports, export controls, sanctions, embargoes, import controls, customs, anti-boycott compliance, and/or national security matters.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

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“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which the Nasdaq is open for trading or the principal securities exchange or securities market on which the Purchaser Ordinary Shares (or PubCo Class A Ordinary Shares upon the Merger) are then traded.

“Transaction Consideration Shares” means that number of PubCo Class A Ordinary Shares equal to the quotient of Aggregate Transaction Consideration Value divided by (y) $10.00.

“Trust Account” means the trust account established by Purchaser and the Trustee with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of October 22, 2025, as it may be amended, by and between Purchaser and the Trustee.

“Trustee” means Lucky Lucko, Inc. d/b/a Efficiency, in its capacity as trustee under the Trust Agreement.

“Voting Power” means, with respect to any matter to be voted on by shareholders, the total number of votes entitled to be cast by all outstanding shares of Purchaser entitled to vote on such matter, taking into account the respective voting rights of each class or series of shares, including the Purchaser Preferred Shares.

“Working Capital Loan” means, as described in the IPO Prospectus, any loan made to Purchaser by any of Sponsor, an Affiliate of Sponsor, or any of Purchaser’s officers or directors, and evidenced by one or more promissory notes, for the purpose of financing costs incurred in connection with the Transactions.

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11.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
ABAC Laws	11.1
Acquisition Proposal	6.6(a)
Action	11.1
Affiliate	11.1
Aggregate Transaction Consideration Value	11.1
Agreement	Preamble
Alternative Transaction	6.6(a)
Ancillary Documents	11.1
Antitrust Laws	6.9(b)
Benefit Plan	11.1
Business Combination	9.1
Business Day	11.1
Business Privacy and Data Security Policies	11.1
Cayman Companies Act	11.1
Closing	2.1
Closing Date	2.1
Closing Filing	6.12(b)
Closing Press Release	6.12(b)
Code	11.1
Company	Preamble
Company Benefit Plan	4.20(a)
Company Confidential Information	11.1
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company IP	11.1
Company IP Licenses	4.13(b)
Company Material Contract	4.12(a)
Company Permits	4.10
Company Personal Property Leases	4.17
Company Projections	6.22
Company Real Property Leases	4.16(a)
Company Registered IP	4.13(a)
Company Shares	4.3(a)
Company-Licensed IP	11.1
Company-Owned IP	11.1
Confidentiality Agreement	6.13
Consent	11.1
Contracts	11.1
Control	11.1
Copyrights	11.1
Delisting Determination	11.1
Designated Individual	11.1
DTC	11.1
D&O Indemnified Persons	6.15(a)
D&O Tail Insurance	6.15(b)

87

Earn-Out Period	1.7(a)
Earn-Out Recipients	1.7(a)
Earn-Out Shares	1.7(a)
Effective Time	1.2
ELOC	6.17(b)
Enforceability Exceptions	3.2
Environmental Law	11.1
Environmental Liabilities	11.1
Environmental Permits	4.21(a)
Equity Incentive Awards	6.18
ERISA	11.1
Exchange Act	11.1
Excise Tax	11.1
Expenses	8.3(b)
Extension	6.3(a)
Federal Securities Laws	6.7
Foreign Plan	11.1
Fraud	11.1
Fraud Claim	11.1
GAAP	11.1
Governmental Authority	11.1
Hazardous Material	11.1
HTFL	10.14(a)
IFRS	11.1
Illegal Activities	4.9(b)
Indebtedness	11.1
Independent Directors	Recitals
Intellectual Property	11.1
Intended Tax Treatment	Recitals
Interim Period	6.1(a)
Internet Assets	11.1
Investment Company Act	11.1
IPO	11.1
IPO Prospectus	11.1
Key Personnel	11.1
Knowledge	11.1
Law	11.1
Liabilities	11.1
Lien	11.1
Majority of Voting Power	11.1
Material Adverse Effect	11.1
Merger	Recitals
Nasdaq	11.1
NYSE American	11.1
OFAC	3.17(c)
Off-the-Shelf Software	4.13(b)

88

Order	11.1
Organizational Documents	11.1
Outside Date	8.1(b)
Parent	Preamble
Parent Dissenting Shares	1.6(f)
Parent Excluded Shares	1.6(e)
Parent Ordinary Shares	11.1
Parent Securities	11.1
Parent Support Agreement	Recitals
Parties	Preamble
Party	Preamble
Patents	11.1
Permits	11.1
Permitted Liens	11.1
Person	11.1
Personal Information	11.1
Personal Property	11.1
PIPE Investment	6.17
PIPE Shares	6.17
Plan of Merger	1.2
PLN	11.1
Post-Closing Board	1.5(a)
Post-Closing PubCo Officers	1.5(b)
Privacy Laws	11.1
Processing	11.1
Projections Adjustment Event	6.22
Projections Bring-Down Certificate	6.22
Proxy Statement	6.11(a)
PubCo A&R Charter	1.4
PubCo Class A Ordinary Shares	1.6(a)
PubCo Class B Ordinary Shares	1.6(b)
PubCo Ordinary Shares	1.6(b)
Public Certifications	3.6(a)
Purchaser	Preamble
Purchaser Charter	11.1
Purchaser Confidential Information	11.1
Purchaser Convertible Securities	11.1
Purchaser Disclosure Schedules	Article III
Purchaser Expenses Statement	6.16
Purchaser Financials	3.6(b)
Purchaser Material Contract	3.13(a)
Purchaser Ordinary Shares	11.1
Purchaser Preferred Shares	11.1
Purchaser Private Warrant	11.1
Purchaser Public Shareholders	9.1
Purchaser Public Unit	11.1

89

Purchaser Public Warrant	11.1
Purchaser Required Shareholder Approval	7.1(a)
Purchaser Securities	11.1
Purchaser Shareholder Approval Matters	6.11(a)
Purchaser Units	11.1
Purchaser Warrants	11.1
Redemption	6.11(a)
Redemption Price	11.1
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	6.11(a)
Related Person	4.22
Release	11.1
Released Claims	9.1
Remedial Action	11.1
Representatives	11.1
Restricted Benefits	4.9(b)
Restricted Regions	4.9(c)
Rimon	10.14(b)
SEC	11.1
SEC Reports	3.6(a)
SEC SPAC Accounting Changes	3.6(a)
Securities Act	11.1
Security Incident	4.14(d)
Signing Filing	6.12(b)
Signing Press Release	6.12(b)
Software	11.1
SOX	11.1
Special Committee	Recitals
Special Meeting	6.11(a)
Specified Courts	10.4
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Subsidiary	11.1
Surviving Company	1.1
Tax Return	11.1
Taxes	11.1
Top Customers	4.24
Top Suppliers	4.24
Trade Laws	11.1
Trade Secrets	11.1
Trademarks	11.1
Transaction Consideration Shares	11.1
Transactions	Recitals
Trust Account	11.1
Trust Agreement	11.1
Trustee	11.1
Voting Power	11.1
Working Capital Loans	11.1

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:

MILUNA ACQUISITION CORP

By:	/s/ Hao Yuan
Name:	Hao Yuan
Title:	Chief Executive Officer

Parent:

KUKUGAN INVEST

By:	/s/ Shang Ju Lin
Name:	Shang Ju Lin
Title:	Director

The Company:

CADV VENTURES S.A.

By:	/s/ Shang Ju Lin
Name:	Shang Ju Lin
Title:	Chief Executive Officer

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Annex B

Miluna Acquisition Corp

(the Surviving Company)

and

Kukugan Invest

(the Merging Company)

PLAN OF MERGER

B-1

THIS PLAN OF MERGER is dated ___________ 2026

BETWEEN

1	Miluna Acquisition Corp, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Ascentium (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (the Surviving Company or the Purchaser); and

2	Kukugan Invest, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of c/o Stuarts Corporate Services Ltd., Kensington House, 69 Dr Roy’s Drive, P.O. Box 2510, Grand Cayman KY1-1104 Cayman Islands (the Merging Company or the Parent, and together with the Surviving Company, the Companies).

WHEREAS

A	The respective directors of the Surviving Company and the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the Merger), upon the terms and subject to the conditions of the business combination agreement dated April 23, 2026 and made and entered into by and among the Surviving Company, Merging Company and CADV Ventures S.A., a Poland company and a wholly-owned subsidiary of Merging Company, including all exhibits and schedules thereto and a copy of which is annexed hereto as Appendix 1 (the Business Combination Agreement), this plan of merger (the Plan of Merger) and pursuant to the provisions of Part 16 of the Companies Act (Revised) of the Cayman Islands (the Companies Act).

B	The shareholder(s) of each of the Surviving Company and the Merging Company have adopted this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

C	Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part 16 of the Companies Act.

IT IS AGREED

1	Definitions and Interpretation

1.1	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Business Combination Agreement which is annexed at Appendix I hereto and/or the Companies Act.

2	Company Details

2.1	The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Surviving Company and the Merging Company (the Constituent Companies).

2.2	The registered office of the Surviving Company is at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

B-2

2.3	Immediately prior to the Effective Time (as defined below), the authorised share capital of the Surviving Company is US$55,500 divided into 555,000,000 shares of a par value of US$0.0001 each, comprising (i) 550,000,000 ordinary shares of a par value of US$0.0001 each and (ii) 5,000,000 preferred shares of a par value of US$0.0001 each.

2.4	Immediately prior to the Effective Time, the authorised share capital of the Merging Company is US$10,000 divided into 1,000,000 shares of a par value of US$0.01 each.

2.5	At the Effective Time, the authorised share capital of the Surviving Company shall be US$57,500 divided into 575,000,000 shares of par value of US$0.0001 each, comprising (i) 555,000,000 Class A Ordinary shares of a par value of US$0.0001 each and (ii) 20,000,000 Class B Ordinary shares of a par value of US$0.0001 each.

3	Name of Surviving Company

3.1	The Surviving Company shall be the surviving company (as defined in the Companies Act) and the name of the surviving company shall be changed to Kukugan Corp.

4	Effective Time

4.1	In accordance with section 233(13) of the Companies Act, the Merger shall be effective on the date the Plan of Merger is registered by the Registrar of Companies in the Cayman Islands (the Registrar) or at such later time or on such later date as may be agreed between the Constituent Companies in writing and, in either case, as specified in the Plan of Merger in accordance with the Companies Act (the Effective Time).

5	Terms and Conditions; Share Rights

5.1	The terms and conditions of the Merger are as follows:

4.1.1	At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holders of any of the following securities:

(a)	Parent Ordinary Share. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Purchaser or Parent, each Parent Ordinary Share (other than any Parent Excluded Shares and Parent Dissenting Shares) issued and outstanding immediately prior to the Effective Time, shall be converted into, and the holder of such Parent Ordinary Share shall be entitled to receive: (i) a number of PubCo Class A Ordinary Shares equal to the quotient of the Transaction Consideration Shares, divided by the total number of Parent Ordinary Shares issued and outstanding immediately prior to the Effective Time; and such holder’s pro rata portion of any Earn-Out Shares that may become issuable pursuant to Section 1.7 of the Business Combination Agreement. All Parent Ordinary Shares converted pursuant to this Section 1.6(a) of the Business Combination Agreement shall automatically be cancelled and shall cease to exist, and each holder thereof shall thereafter cease to have any rights with respect to such shares, except the right to receive the PubCo Class A Ordinary Shares and any Earn-Out Shares.

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(b)	Issuance of PubCo Class B Ordinary Shares. At the Effective Time, the Purchaser shall issue the PubCo Class B Ordinary Shares to the Persons and in the amounts set forth in Section 1.6(b) of the Company Disclosure Schedules, which shall specify the number of PubCo Class B Ordinary Shares to be issued to each such holder. The issuance of PubCo Class B Ordinary Shares pursuant to Section 1.6(b) of the Business Combination Agreement shall be made for nominal consideration and in accordance with the Articles (as defined below).

Purchaser Securities. At the Effective Time, each issued and outstanding Purchaser Unit prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Ordinary Share and one Purchaser Warrant in accordance with the terms of the Purchaser Units. Each Purchaser Ordinary Share (other than Redeeming Purchaser Shares) shall remain issued and outstanding, and be re-designated into one PubCo Class A Ordinary Share. Each issued and outstanding Purchaser Public Warrant and Purchaser Private Warrant prior to the Effective Time shall remain issued and outstanding and unchanged, provided, however, that the Purchaser shall have authorized PubCo Class B Ordinary Shares as of or prior to the Effective Time, and such PubCo Class B Ordinary Shares shall be issued in accordance with Section 1.6(b) of the Business Combination Agreement. For the avoidance of doubt, Purchaser Warrants shall be exercisable solely for PubCo Class A Ordinary Shares and shall not be exercisable for PubCo Class B Ordinary Shares.

(c)	Redeeming Purchaser Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of Purchaser Ordinary Shares, each Purchaser Ordinary Share issued and outstanding immediately prior to the Effective Time (if any) that is redeemed pursuant to the Redemption shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Purchaser Ordinary Shares shall thereafter cease to have any rights with respect to such securities except the right to be paid the Redemption Price in respect of any Purchaser Ordinary Shares redeemed in the redemption. For the avoidance of doubt, Purchaser Preferred Shares shall not be subject to redemption pursuant to Section 1.6(d) of the Business Combination Agreement.

(d)	Parent Excluded Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the Parent’s shareholders, any shares of Parent that are held by Parent as treasury shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, without any conversion thereof and no consideration shall be paid with respect thereto.

(e)	Parent Dissenting Shares. Each Parent Dissenting Share shall no longer be issued and outstanding and shall automatically be cancelled by virtue of the Merger, and the holder of such Parent Dissenting Share shall thereafter cease to have any rights with respect to such Parent Dissenting Share, but instead shall be entitled to the right to be paid the fair value for such Parent Dissenting Share and such other rights as are granted by Section 238 of the Companies Act; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to dissent pursuant to Section 238 of the Companies Act, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Companies Act, such Parent Ordinary Shares shall cease to be Parent Dissenting Shares and shall be treated as if they had been converted as of the Effective Time into the right to receive the Transaction Consideration Shares without interest thereon.

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5.2	At the Effective Time, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company and the Surviving Company shall be liable for and subject to, in the same manner as the Constituent Companies, all mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

5.3	From the Effective Time, the amended and restated memorandum and articles of association of the Surviving Company shall be amended and restated by their deletion in their entirety and substitution in their place of the second amended and restated memorandum and articles of association of the Surviving Company in the form set out in the Appendix II to this Plan of Merger (the Articles).

5.4	The rights and restrictions attaching to the shares of the Surviving Company are as set out in the Articles, and the authorised share capital of the Surviving Company shall be as set out in the Articles.

6	security creditors

6.1	There are no secured creditors of either of the Constituent Companies and, as such, no consents to this Plan of Merger are required in accordance with section 233(8) of the Companies Act.

7	Directors’ Interests in the Merger

7.1	The name and address of each director of the Surviving Company are as follows:

(a)	[●] of [●];

(b)	[●] of [●];

(c)	[●] of [●];

(d)	[●]of [●]; and

(e)	[●] of [●].

7.2	There are no amounts or benefits payable to any director of either of the Constituent Companies on or as a result of the Merger.

8	approvalS

8.1	This Plan of Merger has been approved by the director(s) of each of the Constituent Companies in accordance with section 233(3) of the Companies Act.

8.2	This Plan of Merger has been approved by the shareholder(s) of each of the Constituent Companies pursuant to section 233(6) of the Companies Act.

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8.3	Each of the Constituent Companies agrees and undertakes with the other that it will, and will procure that any director will, give, execute and file with the Registrar such certificates, documents, declarations, undertakings and confirmations, and pay such fees, as may be required to be filed pursuant to section 233 of the Companies Act in order to consummate the Merger (the Filings).

8.4	The registered office provider of the Surviving Company shall be authorised to make the Filings with the Registrar upon instructions from the Constituent Companies.

9	termination and amendment

9.1	This Plan of Merger may be terminated by the director(s) of either of the Constituent Companies;

9.2	This Plan of Merger may be amended by the director(s) of either of the Constituent Companies to:

(a)	change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

(b)	effect any other changes to this Plan of Merger as this Plan of Merger may expressly authorise the director(s) of either of the Constituent Companies to effect at his discretion.

10	Counterparts

10.1	This Plan of Merger may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original, and all the counterparts shall together constitute one and the same instrument.

11	Governing Law

11.1	This Plan of Merger and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of the Cayman Islands.

11.2	Each party irrevocably agrees that the courts of the Cayman Islands shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) that arises out of or in connection with this Plan of Merger or its subject matter or formation.

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IN WITNESS whereof the parties hereto have caused this Plan of Merger to be executed and delivered as a deed on the day and year first above written.

Execution Page

Surviving Company

Executed and delivered as a deed by	)
Miluna Acquisition Corp	)	[Print Name]
acting by a duly authorised director	)	(Director)

Merging Company

Executed and delivered as a deed by	)
Kukugan Invest	)	[Print Name]
acting by a duly authorised director	)	(Director)

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Appendix I

Business Combination Agreement

Appendix II

Second Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex C

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION

OF

Kukugan Corp

(adopted by a Special Resolution passed on [date] and effective on [date])

1.	The name of the Company is Kukugan Corp.

2.	The Registered Office of the Company will be situated at Ascentium (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, or at such other location within the Cayman Islands as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands.

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by the Companies Act.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of each Shareholder is limited to the amount, if any, unpaid on the Shares held by such Shareholder.

7.	The authorised share capital of the Company is US$57,500 divided into 575,000,000 shares of par value of US$0.0001 each, (i) 555,000,000 class A ordinary shares of a par value of US$0.0001 each and (ii) 20,000,000 class B ordinary shares of a par value of US$0.0001 each. Subject to the Companies Act and the Articles, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorised share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company has the power contained in the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

9.	Capitalised terms that are not defined in this Memorandum of Association bear the same meanings as those given in the Articles of Association of the Company.

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THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Kukugan Corp.

(adopted by a Special Resolution passed on [date] and effective on [date])

TABLE A

The regulations contained or incorporated in Table A in the First Schedule of the Companies Act shall not apply to the Company and the following Articles shall comprise the Articles of Association of the Company.

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“AEOI Laws”

means the Tax Information Authority Act (Revised) of the Cayman Islands and any regulations made from time to time thereunder, and/or any existing or future legislation applicable to the Company enacted by any jurisdiction that provides for the exchange of information regarding direct or indirect holders of shares from time to time including, without limitation, FATCA and CRS;

“Affiliate”	means in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and (i) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brothers-in-law and sisters-in-law, whether by blood, marriage or adoption, a trust for the benefit of any of the foregoing, and a corporation, partnership or any other entity wholly or jointly owned by any of the foregoing, and (ii) in the case of an entity, shall include a partnership, a corporation or any other entity or any natural person which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty per cent (50%) of the voting power of the corporation, partnership or other entity (other than, in the case of a corporation, securities having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity;

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“Articles”	means these articles of association of the Company, as amended and restated and/or substituted from time to time;

“Board” and “Board of Directors” and “Directors”	means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof;

“Chairman”	means the chairman of the Board of Directors;

“Class” or “Classes”	means any class or classes of Shares as may from time to time be issued by the Company;

“Class A Ordinary Share”	means an ordinary share of a par value of US$0.0001 in the capital of the Company, designated as Class A Ordinary Share and having the rights provided for in these Articles;
“Class B Ordinary Share”	means an ordinary share of a par value of US$0.0001 in the capital of the Company, designated as a Class B Ordinary Share and having the rights provided for in these Articles;

“Commission”	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Communication Facilities”	means video, video-conferencing, internet or online conferencing applications, telephone or tele-conferencing and/or any other video-communications, internet or online conferencing application or telecommunications facilities by means of which all Persons participating in a meeting are capable of hearing and being heard by each other;

“Company”	means Kukugan Corp, a Cayman Islands exempted company;

“Companies Act”	means the Companies Act (Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof;

“Company’s Website”

means the main corporate/investor relations website of the Company, the address or domain name of which has been disclosed in any registration statement filed by the Company with the Commission in connection with its initial public offering of the Shares, or which has otherwise been notified to Shareholders;

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“CRS”	means one of the following, as the context requires:

(i) the Common Reporting Standard, being the standard for automatic exchange of financial account information developed by the Organisation for Economic Co-operation and Development (“OECD”) as amended from time to time by the OECD; and

(ii) any legislation, regulations or guidance in the Cayman Islands that give effect to the matters outlined in the preceding paragraph of this definition;

“Designated Stock Exchange”	means the stock exchange in the United States on which any Shares are listed for trading;

“Designated Person”	means Shang Ju Lin, the founder of the Company;

“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchange;

“electronic”	has the meaning given to it in the Electronic Transactions Act and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“electronic communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Commission) or other electronic delivery methods as otherwise decided and approved by not less than a majority of the vote of the Board;

“electronic record”

has the meaning given to it in the Electronic Transactions Act and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“Electronic Transactions Act”	means the Electronic Transactions Act (Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof;

“FATCA”	means one of the following, as the context requires:

(i) sections 1471 to 1474 of the US Internal Revenue Code of 1986 and any associated legislation, regulations or guidance, or similar legislation, regulations or guidance enacted in any jurisdiction which seeks to implement similar tax reporting and/or withholding tax regimes;

(ii) any intergovernmental agreement, treaty, regulation, guidance or any other agreement between the Cayman Islands (or any Cayman Islands government body) and the United States, the United Kingdom or any other jurisdiction (including any government bodies in such jurisdiction), entered into in order to comply with, facilitate, supplement or implement the legislation, regulations or guidance described in paragraph (i) of this definition; and

any legislation, regulations or guidance in the Cayman Islands that give effect to the matters outlined in the preceding paragraphs of this definition;

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“Memorandum of Association”	means the memorandum of association of the Company, as amended and restated or substituted from time to time;

“Ordinary Resolution”	means a resolution:

(a) passed by a simple majority of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at a general meeting of the Company held in accordance with these Articles (in computing the majority regard shall be had to the number of votes to which each Shareholder is entitled by these Articles); or

(b) approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

“Ordinary Share”	means a Class A Ordinary Share or a Class B Ordinary Share;

“paid up”	means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up;

“Permitted Transferee”	means, in respect of the Designated Holder, any of the following persons to whom the Designated Holder may Transfer his Class B Shares without the consent of the Board:

(a) an Affiliate of the Designated Holder;

(b) any trust, foundation, partnership, limited liability company or other entity (i) established for the direct or indirect benefit of such Designated Holder and (ii) with respect to which the Designated Holder is the sole or primary beneficial owner of the assets (including the Shares) held by such entity, provided that, in each case, the Designated Holder shall at all times remain the ultimate sole beneficial owner of the transferred Class B Shares and such transferee agrees in writing to be bound by the terms of the Articles;

“Person”

means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires;

“Present”	means, in respect of any Person, such Person’s presence at a general meeting of Shareholders (or any meeting of the holders of any Class of Shares), which may be satisfied by means of such Person or, if a corporation or other non-natural Person, its duly authorised representative (or, in the case of any Shareholder, a proxy which has been validly appointed by such Shareholder in accordance with these Articles), being: (a) physically present at the meeting; or (b) in the case of any meeting at which Communication Facilities are permitted in accordance with these Articles, including any Virtual Meeting, connected by means of the use of such Communication Facilities;

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“Register”	means the register of members of the Company maintained in accordance with the Companies Act;

“Registered Office”	means the registered office of the Company as required by the Companies Act;

“Seal”	means the common seal of the Company (if adopted) including any facsimile thereof;

“Secretary”	means any Person appointed by the Directors to perform any of the duties of the secretary of the Company;

“Securities Act”	means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Share”	means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share;

“Shareholder”	means a Person who is registered as the holder of one or more Shares in the Register;

“Share Premium Account”	means the share premium account established in accordance with these Articles and the Companies Act;

“signed”	means bearing a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a Person with the intent to sign the electronic communication;

“Special Resolution”	means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)	passed by not less than two-thirds of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or

	(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed;

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Companies Act;

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“United States”	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction; and

“Virtual Meeting”	means any general meeting of the Shareholders (or any meeting of the holders of any Class of Shares) at which the Shareholders (and any other permitted participants of such meeting, including without limitation the chairman of the meeting and any Directors) are permitted to attend and participate solely by means of Communication Facilities.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars (or US$) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(g)	any phrase introduced by the terms “including”, “include” or “in particular” or similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing including in the form of an electronic record or partly one and partly another;

(i)	any requirements as to delivery under the Articles include delivery in the form of an electronic record or an electronic communication;

(j)	any requirements as to execution or signature under the Articles, including the execution of the Articles themselves, can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act; and

(k)	Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

3.	Subject to the last two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

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PRELIMINARY

4.	The business of the Company may be conducted as the Directors see fit.

5.	The Registered Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.	The Directors shall keep, or cause to be kept, the Register at such place as the Directors may from time to time determine and, in the absence of any such determination, the Register shall be kept at the Registered Office.

SHARES

8.	Subject to these Articles and where applicable the Designated Stock Exchange Rules, all Shares for the time being unissued shall be under the control of the Directors who may, in their absolute discretion and without the approval of the Shareholders, cause the Company to:

(a)	issue, allot, or otherwise dispose of Shares (including, without limitation, Class B Ordinary Shares) (whether in certificated form or non-certificated form) to such Persons, in such manner, at such times and on such terms and having such rights and being subject to such restrictions as they may from time to time determine;

(b)	grant rights over Shares or other securities to be issued in one or more classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper; and

(c)	grant options with respect to Shares and issue warrants or similar instruments with respect thereto, at such times and on such terms and having such rights and being subject to such restrictions as they may from time to time determine.

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9.	The Directors may authorise the division of Shares into any number of Classes and the different Classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or by an Ordinary Resolution. The Directors may issue Shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate. Notwithstanding Article 19, the Directors may issue from time to time, out of the authorised share capital of the Company, series of preferred shares in their absolute discretion and without approval of the Shareholders; provided, however, before any preferred shares of any such series are issued, the Directors may by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a)	the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b)	whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of shares;

(d)	whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)	whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Shareholders upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of shares of any other class or any other series of shares;

(f)	whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)	whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)	the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of preferred shares;

(i)	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of preferred shares; and

any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof; and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued. The Company shall not issue Shares to bearer.

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10.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

CLASS A ORDINARY SHARES AND CLASS B ORDINARY SHARES

12.	Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Shareholders. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall entitle the holder thereof to fifteen (15) votes on all matters subject to vote at general meetings of the Company.

13.	In no event shall Class B Ordinary Shares be convertible into Class A Ordinary Shares, and in no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

14.	Each Class A Ordinary Share confers upon the holder thereof the right to receive distributions and dividends as provided for in these Articles. Class B Ordinary Shares do not confer upon the holders thereof any rights to receive any dividend or other Distribution made by the Company or return of capital or the distribution of the surplus assets of the Company.

15.	Notwithstanding any other provision of these Articles, the Class B Ordinary Shares may only be beneficially held by the Designated Holder.

a.	Subject to Article 15(b) below, no Class B Ordinary Share shall be transferable by the Designated Holder or any registered holder thereof to any Person under any circumstances whatsoever, whether voluntarily, involuntarily, by operation of law or otherwise, including without limitation upon the death, incapacity, bankruptcy or liquidation of the Designated Holder or any registered holder thereof.

b.	Notwithstanding Article 15(a), the Designated Holder may transfer Class B Shares to a Permitted Transferee, provided that the Designated Holder shall at all times remain the ultimate sole beneficial owner of the Class B Shares and the transferee agrees in writing to be bound by these Articles;

c.	Any purported transfer of Class B Ordinary Shares in contravention of this Article shall be null and void and of no effect, and the Company shall not register any such transfer in the Register.

d.	Upon the death of the Designated Holder, or if the Designated Holder ceases for any reason to hold the Class B Ordinary Shares, all Class B Ordinary Shares shall be automatically cancelled for nil consideration and the Directors shall update the Register accordingly.

16.	Notwithstanding any other provision of these Articles, the Class B Ordinary Shares shall not be subject to redemption or repurchase by the Company or at the option of any holder thereof for an amount more than its par value.

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17.	Notwithstanding any other provision of these Articles, upon any liquidation, dissolution, or winding up, each Class B Ordinary Share shall be entitled to receive an amount equal to its par value, and no more, prior and in preference to any distribution to Shareholders of Class A Ordinary Shares, and shall not participate further in any remaining assets of the Company.

18.	Save and except for the rights as set out in Articles 12 to 17 (inclusive), the Class A Ordinary Shares and the Class B Ordinary Shares shall rank pari passu with one another and shall have the same rights, preferences, privileges and restrictions.

MODIFICATION OF RIGHTS

19.	Whenever the capital of the Company is divided into different Classes the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially and adversely varied with the consent in writing of the holders of two-thirds of the issued Shares of that Class or with the sanction of a Special Resolution passed at a separate meeting of the holders of the Shares of that Class. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not Present, those Shareholders who are Present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall have one (1) vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.

20.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially and adversely varied by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company. The rights of the holders of Shares shall not be deemed to be materially and adversely varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

CERTIFICATES

21.	A Shareholder may only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

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22.	Every share certificate of the Company shall bear such legends as may be required under applicable laws, including the Securities Act.

23.	No certificate shall be issued representing shares of more than one class.

24.	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Shareholder upon request, subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

25.	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person. In the event that Shares are held jointly by several Persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

FRACTIONAL SHARES

26.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

27.	The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it, including but not limited to dividends.

28.	The Company may sell, in such manner as the Directors in their absolute discretion think fit, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen calendar days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

29.	For giving effect to any such sale the Directors may authorise a Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

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30.	The proceeds of the sale after deduction of expenses, fees and commissions incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

31.	Subject to the terms of the allotment, the Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

32.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

33.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at such rate as the Directors may determine from time to time (and in addition all expenses that have been incurred by the Company by reason of such non-payment), from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

34.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

35.	The Directors may make arrangements with respect to the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

36.	The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors. No such sum paid in advance of calls shall entitle the Shareholder paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

37.	If a Shareholder fails to pay any call or instalment of a call in respect of partly paid Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

38.	The notice shall name a further day (not earlier than the expiration of fourteen calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

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39.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

40.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

41.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

42.	A certificate in writing under the hand of a Director that a Share has been duly forfeited on a date stated in the certificate shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

43.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

44.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

45.	The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares. Subject to these Articles, any Shareholder may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

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46.

(a)	The Directors may in their absolute discretion decline to register any transfer of Shares which is not fully paid up or on which the Company has a lien.

(b)	The Directors may also decline to register any transfer of any Share unless:

(i)	the instrument of transfer is lodged with the Company, accompanied by the certificate for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(ii)	the instrument of transfer is in respect of only one Class of Shares;

(iii)	the instrument of transfer is properly stamped, if required;

(iv)	in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

(v)	a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board of Directors may from time to time require, is paid to the Company in respect thereof.

47.	The registration of transfers may, after compliance with any notice required by the Designated Stock Exchange Rules, be suspended and the Register closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register closed for more than thirty calendar days in any calendar year.

48.	All instruments of transfer that are registered shall be retained by the Company. If the Directors refuse to register a transfer of any Shares, they shall within two calendar months after the date on which the transfer was lodged with the Company send notice of the refusal to each of the transferor and the transferee.

TRANSMISSION OF SHARES

49.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only Person recognised by the Company as having any title to the Share.

50.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

51.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided however, that the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to transfer the Share, and if the notice is not complied with within ninety calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

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REGISTRATION OF EMPOWERING INSTRUMENTS

52.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

ALTERATION OF SHARE CAPITAL

53.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine.

54.	The Company may by Ordinary Resolution:

(a)	increase its share capital by new Shares of such amount as it thinks appropriate;

(b)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(c)	divide its Shares into several classes and without prejudice to any special rights previously conferred on the holders of existing Shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine provided always that, for the avoidance of doubt, where a Class of Shares has been authorised by the Company, no resolution of the Company in general meeting is required for the issuance of Shares of that Class and the Directors may issue Shares of that Class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such Shares and where the equity capital includes shares with different voting rights, the designation of each Class of Shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;

(d)	subdivide its Shares, or any of them, into Shares of an amount smaller than that fixed by the Memorandum, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

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55.	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, Liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital. The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation and division under the preceding Article and in particular but without prejudice to the generality of the foregoing may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Shareholders who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

56.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by the Companies Act.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

57.	Subject to the provisions of the Companies Act and these Articles, the Company may:

(a)	issue Shares that are to be redeemed or are liable to be redeemed at the option of the Shareholder or the Company. The redemption of Shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by the Board;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner and terms as have been approved by the Board, or are otherwise authorised by these Articles; and

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Act, including out of capital.

58.	The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

59.	The holder of the Shares being purchased shall be bound to deliver up to the Company the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

60.	The Directors may accept the surrender for no consideration of any fully paid Share.

TREASURY SHARES

61.	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

62.	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

GENERAL MEETINGS

63.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

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64.

(a)	The Company may (but shall not be obliged to) in each calendar year hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as may be determined by the Directors.

(b)	At these meetings the report of the Directors (if any) shall be presented.

65.

(a)	The Chairman or a majority of the Directors (acting by a resolution of the Board) may call general meetings, and they shall on a Shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

(b)	A Shareholders’ requisition is a requisition of Shareholders holding at the date of deposit of the requisition Shares which carry in aggregate not less than one-third (1/3) of the total number of votes attaching to all issued and outstanding Shares that as at the date of the deposit carry the right to vote at general meetings of the Company.

(c)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

(d)	If there are no Directors as at the date of the deposit of the Shareholders’ requisition, or if the Directors do not within twenty-one (21) calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) calendar days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three calendar months after the expiration of the said twenty-one (21) calendar days.

(e)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

66.	At least ten (10) clear days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all the Shareholders (or their proxies) entitled to attend and vote thereat; and

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(b)	in the case of an extraordinary general meeting, by holders of two-thirds of the Shareholders having a right to attend and vote at the meeting Present or, in the case of a corporation or other non-natural person, represented by its duly authorised representative or proxy.

67.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

68.	No business except for the appointment of a chairman for the meeting shall be transacted at any general meeting unless a quorum of Shareholders is Present at the time when the meeting proceeds to business. One or more Shareholders holding Shares which carry in aggregate (or representing by proxy) not less than a majority of all votes attaching to all Shares in issue and entitled to vote at such general meeting Present shall be a quorum for all purposes.

69.	If within half an hour from the time appointed for the meeting a quorum is not Present, the meeting shall be dissolved.

70.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, attendance and participation in any general meeting of the Company may be by means of Communication Facilities. Without limiting the generality of the foregoing, the Directors may determine that any general meeting may be held as a Virtual Meeting. The notice of any general meeting at which Communication Facilities will be utilised (including any Virtual Meeting) must disclose the Communication Facilities that will be used, including the procedures to be followed by any Shareholder or other participant of the meeting who wishes to utilise such Communication Facilities for the purposes of attending and participating in such meeting, including attending and casting any vote thereat.

71.	The Chairman, if any, shall preside as chairman at every general meeting of the Company. If there is no such Chairman, or if at any general meeting he is not Present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman of the meeting, any Director or Person nominated by the Directors shall preside as chairman of that meeting, failing which the Shareholders Present shall choose any Person Present to be chairman of that meeting.

72.	The chairman of any general meeting shall be entitled to attend and participate at any such general meeting by means of Communication Facilities, and to act as the chairman of such general meeting, in which event the following provisions shall apply:

(a)	The chairman of the meeting shall be deemed to be Present at the meeting; and

(b)	If the Communication Facilities are interrupted or fail for any reason to enable the chairman of the meeting to hear and be heard by all other Persons participating in the meeting, then the other Directors Present at the meeting shall choose another Director Present to act as chairman of the meeting for the remainder of the meeting; provided that if no other Director is Present at the meeting, or if all the Directors Present decline to take the chair, then the meeting shall be automatically adjourned to the same day in the next week and at such time and place as shall be decided by the Board of Directors.

73.	The chairman of any general meeting at which a quorum is Present may with the consent of the meeting (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

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74.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

75.	At any general meeting a resolution put to the vote of the meeting shall be decided by poll.

76.	A poll shall be taken in such manner as the chairman of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting.

77.	All questions submitted to a meeting shall be decided by an Ordinary Resolution except where a greater majority is required by these Articles or by the Companies Act. In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

VOTES OF SHAREHOLDERS

78.	Subject to any rights and restrictions for the time being attached to any Share, every Shareholder Present in person or represented by its duly authorised representative or proxy shall have one (1) vote for each Class A Ordinary Share and fifteen (15) votes for each Class B Ordinary Share of which such Shareholder is the holder.

79.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy (or, if a corporation or other non-natural person, by its duly authorised representative or proxy) shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

80.	Shares carrying the right to vote that are held by a Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may be voted, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person may vote in respect of such Shares by proxy.

81.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

82.	Votes may be given either personally or by proxy.

83.	Each Shareholder, other than a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)), may only appoint one proxy. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Shareholder.

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84.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

85.	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited at such other time (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman of the meeting may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

86.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

87.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DEPOSITARY AND CLEARING HOUSES

88.	If a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Shareholder of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any Class of Shareholders provided that, if more than one Person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such Person is so authorised. A Person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Shareholder holding the number and Class of Shares specified in such authorisation, including the right to vote individually.

DIRECTORS

89.

(a)	Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than one (1) Directors, the exact number of Directors to be determined from time to time by the Board of Directors.

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(b)	The Board of Directors shall elect and appoint a Chairman by a majority of the Directors then in office. The period for which the Chairman will hold office will also be determined by a majority of all of the Directors then in office. The Chairman shall preside as chairman at every meeting of the Board of Directors. To the extent the Chairman is not present at a meeting of the Board of Directors within fifteen minutes after the time appointed for holding the same, the attending Directors may choose one of their number to be the chairman of the meeting.

(c)	The Company may by Ordinary Resolution appoint any person to be a Director.

(d)	The Board may, by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, appoint any person as a Director, to fill a casual vacancy on the Board or as an addition to the Board.

(e)	An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the Director, if any; but no such term shall be implied in the absence of express provision. Any Director whose term of office expires shall be eligible for re-election at a meeting of the Shareholders or re-appointment by the Board.

90.	A Director may be removed from office for Cause and only by Shareholders holding not less than two-thirds (2/3) of the voting rights of the Shares entitled to vote on such matter, voting together as a single class, whether in person or by proxy at a duly convened general meeting.

For the purposes of this Article, “Cause” shall mean fraud, willful misconduct, gross negligence, material breach of fiduciary duty, incapacity, bankruptcy or such other events as may be specified in these Articles or finally determined by a court of competent jurisdiction. Any resolution for the removal of a Director shall be proposed only if the notice of the meeting expressly states the intention to consider such removal, and such notice must be served on that Director not less than ten (10) calendar days before the meeting. Such Director is entitled to attend the meeting and be heard on the motion for his removal. A vacancy on the Board created by the removal of a Director under the previous sentence may be filled by an Ordinary Resolution or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting.

91.	The Board may, from time to time, and except as required by applicable law or Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company and determine on various corporate governance related matters of the Company as the Board shall determine by resolution of Directors from time to time.

92.	A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Shareholder of the Company shall nevertheless be entitled to attend and speak at general meetings.

93.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

94.	The Directors shall be entitled to be paid for their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive such fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

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ALTERNATE DIRECTOR OR PROXY

95.	Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be required to sign such written resolutions where they have been signed by the appointing director, and to act in such Director’s place at any meeting of the Directors at which the appointing Director is unable to be present. Every such alternate shall be entitled to attend and vote at meetings of the Directors as a Director when the Director appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall be deemed for all purposes to be a Director and shall not be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

96.	Any Director may appoint any Person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

97.	Subject to the Companies Act, these Articles and any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

98.	Subject to these Articles, the Directors may from time to time appoint any natural person or corporation, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, chief executive officer, one or more other executive officers, president, one or more vice presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any natural person or corporation so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases for any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

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99.	The Directors may appoint any natural person or corporation to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

100.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

101.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such Person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

102.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

103.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural person or corporation.

104.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any natural person or corporation so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

105.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS

106.	The Directors may from time to time at their discretion exercise all the powers of the Company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

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THE SEAL

107.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixing of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

108.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixing of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

109.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

110.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	without special leave of absence from the Board, is absent from meetings of the Board for three consecutive meetings and the Board resolves that his office be vacated;

(e)	is prohibited by law from being a director; or

(f)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

111.	The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. At any meeting of the Directors, each Director present in person or represented by his proxy or alternate shall be entitled to one vote. In case of an equality of votes the chairman of the meeting shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

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112.	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

113.	The quorum necessary for the transaction of the business of the Board may be fixed by the Directors, and unless so fixed the presence of a majority of Directors then in office shall constitute a quorum. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

114.	A Director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the Designated Stock Exchange Rules and disqualification by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

115.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

116.	Any Director may act by himself or through his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

117.	The Directors shall cause minutes to be made for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

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118.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

119.	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

120.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

121.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

122.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

123.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

PRESUMPTION OF ASSENT

124.	A Director who is present at a meeting of the Board of Directors at which an action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIVIDENDS

125.	Subject to any rights and restrictions for the time being attached to any Shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

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126.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

127.	The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors, be applicable for meeting contingencies or for equalising dividends or for any other purpose to which those funds may be properly applied, and pending such application may in the absolute discretion of the Directors, either be employed in the business of the Company or be invested in such investments (other than Shares of the Company) as the Directors may from time to time think fit.

128.	Any dividend payable in cash to the holder of Shares may be paid in any manner determined by the Directors. If paid by cheque it will be sent by mail addressed to the holder at his address in the Register, or addressed to such person and at such addresses as the holder may direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such Shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company.

129.	The Directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Directors may fix the value of such specific assets, may determine that cash payment shall be made to some Shareholders in lieu of specific assets and may vest any such specific assets in trustees on such terms as the Directors think fit.

130.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share.

131.	If several Persons are registered as joint holders of any Share, any of them may give effective receipts for any dividend or other moneys payable on or in respect of the Share.

132.	No dividend shall bear interest against the Company.

133.	Any dividend unclaimed after a period of six calendar years from the date of declaration of such dividend may be forfeited by the Board of Directors and, if so forfeited, shall revert to the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

134.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

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135.	The books of account shall be kept at the Registered Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

136.	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right to inspect any account or book or document of the Company except as conferred by law or authorised by the Directors, provided that the Shareholders shall receive the annual audited financial statements of the Company.

137.	The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors or failing any determination as aforesaid shall not be audited.

138.	The Directors may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

139.	Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

140.	The auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Shareholders.

141.	The Directors in each calendar year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

142.	Subject to the Companies Act, the Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), which is available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

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(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to the resolution.

143.	Notwithstanding any provisions in these Articles and subject to the Companies Act, the Directors may resolve to capitalise an amount standing to the credit of reserves (including the share premium account, capital redemption reserve and profit and loss account) or otherwise available for distribution by applying such sum in paying up in full unissued Shares to be allotted and issued to:

(a)	employees (including Directors) or service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or the Shareholders; or

(b)	any trustee of any trust or administrator of any share incentive scheme or employee benefit scheme to whom shares are to be allotted and issued by the Company in connection with the operation of any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or Shareholders.

SHARE PREMIUM ACCOUNT

144.	The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

145.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

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NOTICES

146.	Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it by airmail or a recognised courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Shareholder may have specified in writing for the purpose of such service of notices, or by placing it on the Company’s Website should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

147.	Notices sent from one country to another shall be sent or forwarded by prepaid airmail or a recognised courier service.

148.	Any Shareholder Present at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

149.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five calendar days after the time when the letter containing the same is posted;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic means, shall be deemed to have been served immediately (i) upon the time of the transmission to the electronic mail address supplied by the Shareholder to the Company or (ii) upon the time of its placement on the Company’s Website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

150.	Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

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151.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INFORMATION

152.	Subject to the relevant laws, rules and regulations applicable to the Company, no Shareholder shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Shareholders of the Company to communicate to the public.

153.	Subject to due compliance with the relevant laws, rules and regulations applicable to the Company, the Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Shareholders including, without limitation, information contained in the Register and transfer books of the Company.

INDEMNITY

154.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere. To the extent permissible under applicable laws, the Shareholders waive any claim or right of action that they may have, both individually and on the Company’s behalf, against any Director in relation to any action or failure to take action by such Director in the performance of his or her duties with or for the Company, except in respect of any dishonesty, willful default or fraud of such Director.

155.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

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(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, willful default or fraud.

FINANCIAL YEAR

156.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31 December in each calendar year and shall begin on 1 January in each calendar year.

NON-RECOGNITION OF TRUSTS

157.	No Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register.

WINDING UP

158.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Companies Act, divide amongst the Shareholders in species or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any asset upon which there is a liability.

159.	If the Company shall be wound up, and the assets available for distribution amongst the Shareholders shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Shareholders in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Shareholders in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

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AMENDMENT OF MEMORANDUM OF ASSOCIATION

160.	Subject to and insofar as permitted by the Companies Act, the Company may at any time and from time to time by Special Resolution alter or amend its Memorandum of Association with respect to any objects, powers or other matters specified therein.

AMENDMENT OF ARTICLES OF ASSOCIATION

161.	Subject to the Companies Act, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

162.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case thirty calendar days in any calendar year.

163.	In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within ninety calendar days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

164.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

165.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

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DISCLOSURE

166.	The Directors, or any service providers (including the officers, the Secretary and the registered office provider of the Company) specifically authorised by the Directors, shall be entitled to disclose to any regulatory or judicial authority any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.

AUTOMATIC EXCHANGE OF INFORMATION

167.	Notwithstanding any provision of these Articles to the contrary, each Shareholder agrees to provide any information or certifications (including information about such Shareholder’s direct and indirect owners) that may reasonably be requested in writing by the Directors (or any such person to whom the Directors have delegated responsibility for compliance with applicable AEOI Laws) to allow the Company to:

a.	satisfy any due diligence, information reporting or other obligations under any applicable AEOI Laws; and

b.	satisfy any requirements necessary to avoid withholding taxes under FATCA (or any other law) with respect to any payments to be received or made by the Company.

168.	Each Shareholder also acknowledges and agrees that the Company (or any such person to whom the Directors have delegated responsibility for compliance with applicable AEOI Laws) shall be entitled to release and/or disclose on behalf of the Company to the Cayman Islands Tax Information Authority or equivalent authority (the “TIA”) and any other foreign government body as required by any applicable AEOI Laws, any information in its or its agents’ or delegates’ possession regarding a Shareholder including, without limitation, financial information concerning the Shareholder’s investment in the Company, and any information relating to any shareholders, principals, partners, beneficial owners (direct or indirect) or controlling persons (direct or indirect) of such Shareholder. The Company (acting by the Directors or any such person to whom the Directors have delegated responsibility for compliance with applicable AEOI Laws) may also authorise any third party agent to release and/or disclose such information on behalf of the Company.

a.	In order to comply with any applicable AEOI Laws and, if necessary, to reduce or eliminate any risk that the Company or any of its Shareholders are subject to withholding taxes pursuant to FATCA (or any other law) or incur any costs or liabilities associated with any applicable AEOI Laws, the Directors may cause the Company to undertake any of the following actions:

b.	compulsorily redeem or repurchase any or all of the shares held by a Shareholder either (i) where the Shareholder fails to provide (in a timely manner) to the Company, or any agent or delegate of the Company, any information requested by the Company or such agent or delegate pursuant to these Articles or any applicable AEOI Laws; or (ii) where there has otherwise been non-compliance by the Company with any applicable AEOI Laws whether caused, directly or indirectly, by the action or inaction of such Shareholder, or any related person, or otherwise;

c.	deduct from, or hold back, redemption or any other distributions owed to the Shareholder, in order to:

i.	comply with any requirement to apply and collect withholding tax pursuant to FATCA (or any other law);

ii.	allocate to a Shareholder an amount equal to any withholding tax imposed on the Company as a result of the Shareholder’s, or any related person’s, action or inaction (direct or indirect), or where there has otherwise been non-compliance by the Company with any applicable AEOI Laws; or

iii.	ensure that costs, debts, expenses, obligations or liabilities (whether external, or internal, to the Company) relating to any applicable AEOI Laws are recovered from the Shareholder(s) whose action or inaction (directly or indirectly, including the action or inaction of any person related to such Shareholder) gave rise or contributed to such costs or liabilities; and/or

d.	take any other action the Directors deem in good faith to be reasonable to mitigate any adverse effect on the Company or any other Shareholder of the failure by any Shareholder (the “Defaulting Shareholder”) to provide (in a timely manner) to the Company, or any agent or delegate of the Company, any information requested by the Company or such agent or delegate pursuant to these Articles or any applicable AEOI Laws including, without limitation to convert the Defaulting Shareholder’s shares to a different class of shares and adjust the rights attaching to that Defaulting Shareholder’s shares so as to effectively pass the economic burden of any withholding or other cost or liability incurred by the Company as a result of the Defaulting Shareholder’s default to the Defaulting Shareholder.

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Annex D

PARENT SUPPORT AGREEMENT

This PARENT SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 23, 2026, by and among Kukugan Invest, a Cayman Islands exempted company (“Parent”), Miluna Acquisition Corp, a Cayman Islands exempted company (“Purchaser”), and the sole shareholder of Parent listed on Schedule A hereto (the “Parent Shareholder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, contemporaneously herewith, Purchaser, Parent, and CADV Ventures S.A., a company incorporated under the laws of Poland and a wholly-owned Subsidiary of Parent (the “Company”) have entered into that certain Business Combination Agreement (the “Business Combination Agreement”) pursuant to which, upon the terms and subject to the conditions set forth in the Business Combination Agreement, Parent will merge with and into Purchaser, with Purchaser continuing as the surviving company, as a result of which the Company shall become a wholly-owned subsidiary of Purchaser (the “Merger” and, collectively with the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Transactions”);

WHEREAS, as of the date of this Agreement, each Parent Shareholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the issued and outstanding Parent Ordinary Shares set forth opposite such Parent Shareholder’s name on Schedule A hereto (all such securities or other equity securities, together with any classes of Parent’s shares, or other equity securities of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by such Parent Shareholder during the period from the date hereof through the termination of this Agreement are referred to herein as the “Subject Shares”); and

WHEREAS, in order to induce Purchaser to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto are executing and delivering this Agreement.

NOW, THEREFORE, in consideration of the foregoing, which are incorporated into this Agreement as if fully set forth below, and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Agreement to Vote. Each Parent Shareholder, severally and not jointly, with respect to the Subject Shares, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as Purchaser may request in connection therewith), irrevocably and unconditionally, to:

(a) when any meetings of the shareholders of Parent are held, appear at such meeting or otherwise cause the Subject Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote at any meetings of the shareholders of Parent, and in any action by written consent of the shareholders of Parent, all of the Subject Shares (i) in favor of the approval and adoption of the Business Combination Agreement, the Ancillary Documents and the Transactions, (ii) in favor of the approval and any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the Parent Shareholder, and (iii) against (A) any Acquisition Proposal relating to an Alternative Transaction with respect to Parent and/or the Company and any and all other proposals (x) for a Business Combination involving Parent or the Company with other Person(s), (y) that could reasonably be expected to in any material respect delay or impair the ability of Parent and the Company to consummate any of the Transactions, or (z) which are in competition with or materially inconsistent with the Business Combination Agreement or the Ancillary Documents or (B) any action or proposal involving the Company or Parent that is intended, or would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Closing under the Business Combination Agreement not being fulfilled;

(c) execute and deliver all related documentation and take such other action in support of the Business Combination Agreement, the Ancillary Documents and the Transactions, as shall reasonably be requested by Purchaser, in order to carry out the terms and provisions of this Section 1, including, without limitation, the execution and delivery of any applicable Ancillary Documents, customary instruments of conveyance and transfer, and any consent, waiver, governmental filing, and any similar or related documents; and

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(d) except as contemplated by the Business Combination Agreement or the Ancillary Documents, not make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote.

2. No Transfer. Each Parent Shareholder agrees that it shall not, and shall cause its Affiliates not to, except as otherwise contemplated pursuant to the Business Combination Agreement, directly or indirectly, (a) sell, assign, transfer (including by operation of law), redeem, pledge, distribute, dispose of or otherwise encumber any of the Subject Shares (collectively, a “Transfer”) or otherwise agree to do any of the foregoing, (b) deposit any Subject Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto, (c) enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of any Subject Shares, or (d) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations hereunder. Notwithstanding the foregoing, a Parent Shareholder may Transfer Subject Shares to (i) any Affiliate of such Parent Shareholder, (ii) any immediate family member of such Parent Shareholder (if an individual), or (iii) any trust or other entity established for estate planning purposes, in each case provided that the transferee executes a written joinder agreeing to be bound by the terms of this Agreement.

3. Transaction Financing. From the date hereof and until the termination of this Agreement, Parent shall use its reasonable best efforts to raise the PIPE Investment and the ELOC, including utilizing its Subject Shares in connection with such reasonable best efforts, including directly transferring or constructively (if applicable, pursuant to a forfeiture and reissuance) the Subject Shares to any such PIPE Investment investors and/or to any counterparty or financing source provider facilitating the ELOC.

4. Representations and Warranties. Each Parent Shareholder, severally and not jointly represents and warrants to Purchaser and the Company as follows:

(a) Such Parent Shareholder has received and reviewed a copy of the Business Combination Agreement and this Agreement and has had the opportunity to consult with their tax and legal advisors.

(b) The execution, delivery and performance by such Parent Shareholder of this Agreement and the consummation by such Parent Shareholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to such Parent Shareholder or any agreement to which such Parent Shareholder is bound, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Subject Shares of such Parent Shareholder (other than pursuant to this Agreement to the extent applicable), or (iv) conflict with or result in a breach of or constitute a default under any provision of the Organizational Documents of such Parent Shareholder, if and as applicable.

(c) Such Parent Shareholder owns of record and has good, valid and marketable title to all of the Subject Shares free and clear of any Lien (other than pursuant to this Agreement to the extent applicable) and has the sole or shared power (as currently in effect) to vote the Subject Shares and has the full right, power and authority to sell, transfer and deliver the Subject Shares. Such Parent Shareholder does not own, directly or indirectly, (i) any other Parent Securities other than the Subject Shares or (ii) any options, warrants or other rights to acquire any additional shares of Parent or any security exercisable for or convertible into Parent Securities other than the Subject Shares.

(d) If such Parent Shareholder (i) is not an individual, such Parent Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and has the power, authority and capacity to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by such Parent Shareholder; and (ii) is an individual, the signature on this Agreement is genuine, such Parent Shareholder has legal competence and capacity to execute the same.

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(e) This Agreement has been duly executed and delivered by such Parent Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Parent Shareholder, enforceable against Parent Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(f) There is no Action pending, or, to the knowledge of such Parent Shareholder, threatened, against such Parent Shareholder in writing that would reasonably be expected to materially impair the ability of such Parent Shareholder to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement or the Transactions.

(g) Such Parent Shareholder has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

(h) Except as set forth in the Company Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by or on behalf of such Parent Shareholder.

5. Other Covenants and Agreements.

(a) Each Parent Shareholder agrees to and shall be bound by and subject to Section 6.6 (No Solicitation), Section 6.12 (Public Announcements), Section 6.13 (Confidential Information), and Section 9.1 (Waiver of Claims Against Trust) of the Business Combination Agreement to the same extent as such provisions apply to Parent, as if such Parent Shareholder was directly party thereto.

(b) Each Parent Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Business Combination that such Parent Shareholder may have by virtue of ownership of the Subject Shares and agrees not to commence or participate in any claim, derivative or otherwise, against Purchaser relating to the negotiation, execution or delivery of this Agreement or the Business Combination Agreement or the consummation of the Business Combination.

(c) Each Parent Shareholder agrees not to take or agree or commit to take any action that would make any representation or warranty of such Parent Shareholder contained in this Agreement inaccurate in any material respect. Each Parent Shareholder further agrees that it shall use its reasonable best efforts to cooperate with the Company and Purchaser to effect the Transactions, the Business Combination Agreement, the Ancillary Documents, and the provisions of this Agreement.

(d) Each Parent Shareholder hereby consents to the publication and disclosure in the Form F-4 or S-4, as applicable, and the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Parent or the Company to any Authority or to securityholders of Parent or the Company) of such Parent Shareholder’s identity and beneficial ownership of the Subject Shares and the nature of such Parent Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Parent or the Purchaser, a copy of this Agreement. Each Parent Shareholder will promptly provide any information reasonably requested by Parent or the Purchaser for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC). No Parent Shareholder shall issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of the Purchaser and Parent.

6. Termination. This Agreement, and the obligations of the Parent Shareholder under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time; (b) the termination of the Business Combination Agreement in accordance with its terms; or (c) the mutual written agreement of the Parent Shareholder, Parent, the Company and Purchaser. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

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7. Miscellaneous.

(a) Except as otherwise provided herein or in the Business Combination Agreement or any Ancillary Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, e-mail, facsimile or other electronic means, with affirmative confirmation of receipt, one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service, or three (3) Business Days after being mailed, if sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to Purchaser, to:

Miluna Acquisition Corp

12F, No. 43, Cheng Kong Road, Sec. 4, Neihu

Taipei, Taiwan

Attention: Hao Yuan

E-mail:

with a copy (which shall not constitute notice) to:

Hunter Taubman Fisher & Li LLC

950 Third Avenue, 19th Floor

New York, New York 10022

Attn: Sally Yin, Esq.

Email: sally.yin@htflawyers.com

If to Parent or the Company, at or prior to the Closing:

Kukugan Invest

c/o CADV Ventures S.A.

Plac Powstańców Warszawy 2

00-030 Warsaw, Poland

Attention: Shang Ju Lin

Email: [Redacted]

with a copy (which shall not constitute notice) to:

Rimôn PC

1050 Connecticut Avenue, NW Suite 500

Washington, DC, 20036

Attn: Deborrah Klis; Mark Lee

Email: deborrah.klis@rimonlaw.com; mark.c.lee@rimonlaw.com

If to the Parent Shareholder:

To the address set forth opposite each Parent Shareholder’s name on Schedule A hereto.

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(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement, the Business Combination Agreement and the Ancillary Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance, and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

(g) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All actions, suits or proceedings (collectively, “Action”) arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court having jurisdiction located in New York, New York (or in any appellate courts thereof) (the “Specified Courts”). The parties hereto hereby (i) submit to the exclusive jurisdiction of federal or state courts within the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 7(b). Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(h) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(i) This Agreement may be executed and delivered (including by facsimile or electronic portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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(j) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k) This Agreement shall not be effective or binding upon any Parent Shareholder until such time as the Business Combination Agreement is executed by each of the parties thereto.

(l) If, and as often as, there are any changes in Company or Parent Ordinary Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Company, Parent, the Parent Shareholder and the Subject Shares as so changed, and the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

(m) The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(n) Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Purchaser, Parent, the Parent Shareholder (acting by majority in interest of the Subject Shares), and the Company. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(o) Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

(p) This Agreement is intended to create a contractual relationship among Parent, the Parent Shareholder, the Company and Purchaser, and is not intended to create, and does not create, any agency, partnership, joint venture, or any like relationship among the parties hereto or among any other shareholders of Parent entering into voting agreements with Parent, the Company or Purchaser. Each Parent Shareholder has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in Parent Shareholder, Parent, the Company or Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PURCHASER:

MILUNA ACQUISITION CORP

By:	/s/ Hao Yuan
Name:	Hao Yuan
Title:	Chief Executive Officer

PARENT:

KUKUGAN INVEST

By:	/s/ Shang Ju Lin
Name:	Shang Ju Lin
Title:	Director

PARENT SHAREHOLDER:

By:	/s/ Shang Ju Lin
Name:	Shang Ju Lin

[Signature Page to Parent Support Agreement]

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Schedule A

ANNEX E

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 23, 2026, by and among MilunaC Technology Limited, a British Virgin Islands company (“Sponsor”), Miluna Acquisition Corp, a Cayman Islands exempted company (“Purchaser”), and Kukugan Invest, a Cayman Islands exempted company (“Parent”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, contemporaneously herewith, Purchaser, Parent, and CADV Ventures S.A., a company incorporated under the laws of Poland and a wholly-owned Subsidiary of Parent (the “Company”) have entered into that certain Business Combination Agreement (the “Business Combination Agreement”) pursuant to which, upon the terms and subject to the conditions set forth in the Business Combination Agreement, Parent will merge with and into Purchaser, with Purchaser continuing as the surviving company, as a result of which the Company shall become a wholly-owned subsidiary of Purchaser (the “Merger” and, collectively with the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Transactions”);

WHEREAS, Sponsor is, as of the date of this Agreement, the sole legal owner of 1,848,100 outstanding ordinary shares of the Purchaser (“Purchaser Ordinary Shares”) (such Purchaser Ordinary Shares owned by Sponsor, together with any additional shares of Purchaser Ordinary Shares or other Purchaser securities (including any securities convertible into or exercisable for Purchaser Ordinary Shares or other securities), whether by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon the exercise or conversion of any securities, acquired by the Sponsor after the date hereof and during the term of this Agreement being collectively referred to herein as the “Subject Securities”);

WHEREAS, in connection with Purchaser’s initial public offering, Purchaser, Sponsor and certain other parties thereto entered into a letter agreement, dated October 22, 2025 (and, together with a joinder to the letter agreement, dated February 25, 2026, the “Letter Agreement”), pursuant to which Sponsor and certain other parties thereto agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the securities of Purchaser owned by them; and

WHEREAS, in order to induce Parent and the Company to enter into the Business Combination Agreement and consummate the Transactions, Sponsor is executing and delivering this Agreement.

NOW, THEREFORE, in consideration of the foregoing, which are incorporated into this Agreement as if fully set forth below, and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Agreement to Vote. Sponsor, with respect to the Subject Securities, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as Parent may request in connection therewith), irrevocably and unconditionally, to:

(a) when any meetings of the shareholders of Purchaser are held, appear at such meeting or otherwise cause the Subject Securities to be counted as present thereat for the purpose of establishing a quorum;

(b) vote at any meetings of the shareholders of Purchaser, and in any action by written consent of the shareholders of Purchaser, all of the Subject Securities (i) in favor of the approval and adoption of the Business Combination Agreement, the Ancillary Documents and the Transactions, (ii) in favor of Purchaser Shareholder Approval Matters and any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the shareholders of Purchaser, and (iii) against (A) any Acquisition Proposal relating to an Alternative Transaction with respect to Purchaser and any and all other proposals (x) for a Business Combination involving Purchaser with other Person(s) (y) that could reasonably be expected to in any material respect delay or impair the ability of Purchaser to consummate any of the Transactions, or (z) which are in competition with or materially inconsistent with the Business Combination Agreement or the Ancillary Documents or (B) any action or proposal involving Purchaser or Sponsor that is intended, or would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Closing under the Business Combination Agreement not being fulfilled;

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(c) execute and deliver all related documentation and take such other action in support of the Business Combination Agreement, the Ancillary Documents and the Transactions, as shall reasonably be requested by Parent, in order to carry out the terms and provision of this Section 1, including, without limitation, the execution and delivery of any applicable Ancillary Documents, customary instruments of conveyance and transfer, and any consent, waiver, governmental filing, and any similar or related documents; and

(d) except as contemplated by the Business Combination Agreement or the Ancillary Documents, make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote (other than a proxy granted to a representative of Sponsor to attend the vote of a meeting which is voted in accordance with this Agreement).

2. No Transfer. Sponsor agrees that it shall not, and shall cause its Affiliates not to, except as otherwise contemplated pursuant to the Business Combination Agreement, directly or indirectly, (a) sell, assign, transfer (including by operation of law), redeem, pledge, distribute, dispose of or otherwise encumber any of the Subject Securities (collectively, a “Transfer”) or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement), (b) deposit any Subject Securities into a voting trust, enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto (other than a proxy granted to a representative of Sponsor to attend and vote at a meeting which is voted in accordance with this Agreement), (c) or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of any Subject Securities, or (d) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations hereunder.

3. No Redemption. Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, Sponsor shall not elect to cause or demand that Purchaser redeem any Purchaser Ordinary Shares now or at any time legally or beneficially owned by Sponsor, or submit, tender, or surrender any of its Subject Securities for redemption.

4. Waiver of Anti-Dilution Protection. Sponsor hereby waives (and agrees to execute such documents or certificates evidencing such waiver as Purchaser, Parent and/or the Company may reasonably request), forfeits, surrenders and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable Law, any anti-dilution protection (if any) pursuant to Purchaser’s Organizational Documents in connection with the transactions contemplated by this Agreement, the Business Combination Agreement and any other Ancillary Document. Sponsor acknowledges and agrees that (i) this Section 4 shall constitute written consent waiving, forfeiting and surrendering the adjustment anti-dilution protection pursuant to Purchaser’s Organizational Documents in connection with the transactions contemplated by this Agreement, the Business Combination Agreement and any other Ancillary Document; and (ii) such waiver, forfeiture and surrender granted hereunder shall only terminate upon the termination of this Agreement.

5. Letter Agreement. Sponsor and Purchaser shall comply with, and fully perform all of its obligations, covenants, and agreements set forth in the Letter Agreement. Without the prior written consent of the Company, Sponsor and Purchaser hereby agree that from the date hereof until the termination of this Agreement, neither of them shall, or shall agree to, amend, modify or vary the Letter Agreement, except as otherwise provided for under this Agreement, the Business Combination Agreement or any Ancillary Documents. In the event of a conflict between the Letter Agreement and this Agreement, the terms and conditions of this Agreement shall control.

6. Representations and Warranties. Sponsor represents and warrants to Parent and the Company as follows:

(a) Sponsor has received and reviewed a copy of the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors.

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(b) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to Sponsor or any agreement to which Sponsor is bound, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Subject Securities (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws, the Organizational Documents of the Purchaser and Sponsor, the Letter Agreement, or the SEC Reports available on the SEC’s website through EDGAR), or (iv) conflict with or result in a breach of or constitute a default under any provision of the Organizational Documents of Sponsor, if and as applicable.

(c) Sponsor owns of record and has good, valid and marketable title to all of the Subject Securities free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws, the Organizational Documents of the Purchaser and Sponsor, the Letter Agreement, or the SEC Reports available on the SEC’s website through EDGAR) and has the sole power (as currently in effect) to vote the Subject Securities and has the full right, power and authority to sell, transfer and deliver the Subject Securities. Sponsor does not own, directly or indirectly, (i) any other Purchaser Ordinary Shares other than the Subject Securities or (ii) any options, warrants or other rights to acquire any additional Purchaser Ordinary Shares or any security exercisable for or convertible into the Purchaser Ordinary Shares other than the Subject Securities.

(d) Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and has the power, authority and capacity to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by such Sponsor.

(e) This Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(f) There is no Action pending, or, to the Knowledge of Sponsor, threatened, against Sponsor in writing that would reasonably be expected to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement or the Transactions.

(g) Sponsor has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

(h) Except as set forth in Purchaser Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by or on behalf of Sponsor.

7. Other Covenants and Agreements.

(a) Sponsor agrees to and shall be bound by and subject to Section 6.6 (No Solicitation), Section 6.12 (Public Announcements), Section 6.13 (Confidential Information), and Section 9.1 (Waiver of Claims Against Trust) of the Business Combination Agreement to the same extent as such provisions apply to Purchaser, as if Sponsor was directly party thereto.

(b) Sponsor hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Business Combination that Sponsor may have by virtue of ownership of the Subject Securities and agrees not to commence or participate in any claim, derivative or otherwise, against Purchaser relating to the negotiation, execution or delivery of this Agreement or the Business Combination Agreement or the consummation of the Business Combination.

(c) Sponsor agrees not to take or agree or commit to take any action that would make any representation or warranty of such Sponsor contained in this Agreement inaccurate in any material respect. Such Sponsor further agrees that it shall use its reasonable best efforts to cooperate with Parent, the Company, and Purchaser to effect the Transactions, the Business Combination Agreement, the Ancillary Documents, and the provisions of this Agreement.

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(d) Sponsor hereby consents to the publication and disclosure in the Form F-4 or S-4, as applicable, and the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Purchaser to any Authority or to securityholders of Purchaser) of such Sponsor’s identity and beneficial ownership of the Subject Securities and the nature of such Sponsor’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Parent or the Purchaser, a copy of this Agreement. Sponsor will promptly provide any information reasonably requested by Parent or the Purchaser for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC). Sponsor shall not issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of the Purchaser and Parent.

8. Termination. Other than Section 5, which shall terminate in accordance with the terms of the Letter Agreement, this Agreement, and the obligations of Sponsor under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time; (b) the termination of the Business Combination Agreement in accordance with its terms; or (c) the mutual written agreement of Parent, the Company and Purchaser. Other than pursuant to (i) Section 5, which shall terminate in accordance with the terms of the Letter Agreement, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

9. Miscellaneous.

(a) Except as otherwise provided herein or in the Business Combination Agreement or any Ancillary Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, e-mail, facsimile or other electronic means, with affirmative confirmation of receipt, one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service, or three (3) Business Days after being mailed, if sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9(b)):

If to Purchaser at or prior to the Closing, to:

Miluna Acquisition Corp

12F, No. 43, Cheng Kong Road, Sec. 4, Neihu

Taipei, Taiwan

Attn: Hao Yuan

Email: [Redacted]

with a copy (which shall not constitute notice) to:

Hunter Taubman Fisher & Li LLC

950 Third Avenue, 19th Floor

New York, New York 10022

Attn: Sally Yin, Esq.

Email: sally.yin@htflawyers.com

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If to Sponsor, to:

MilunaC Technology Limited

c/o Miluna Acquisition Corp

12F, No. 43, Cheng Kong Road, Sec. 4, Neihu

Taipei, Taiwan

Attn: Hao Yuan

Email: [Redacted]

with a copy (which shall not constitute notice) to:

Hunter Taubman Fisher & Li LLC

950 Third Avenue, 19th Floor

New York, New York 10022

Attn: Sally Yin, Esq.

Email: sally.yin@htflawyers.com

If to Parent or the Company, to:

CADV Ventures S.A.

Plac Powstańców Warszawy 2

00-030 Warsaw, Poland

Attn: Shang Ju Lin

Email: [Redacted]

with a copy (which shall not constitute notice) to:

Rimôn PC

1050 Connecticut Avenue, NW Suite 500

Washington, DC, 20036

Attn: Deborrah Klis; Mark Lee

Email: deborrah.klis@rimonlaw.com; mark.c.lee@rimonlaw.com

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement, the Business Combination Agreement and the Ancillary Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance, and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

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(g) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All actions, suits or proceedings (collectively, “Action”) arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court having jurisdiction located in New York, New York (or in any appellate courts thereof) (the “Specified Courts”). The parties hereto hereby (i) submit to the exclusive jurisdiction of federal or state courts within the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 9(b). Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(h) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(i) This Agreement may be executed and delivered (including by facsimile or electronic portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k) This Agreement shall not be effective or binding upon Sponsor until such time as the Business Combination Agreement is executed by each of the parties thereto.

(l) If, and as often as, there are any changes in Purchaser or Purchaser Ordinary Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Purchaser, Sponsor and the Subject Securities as so changed, and the term “Subject Securities” shall be deemed to refer to and include the Subject Securities as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Securities may be changed or exchanged or which are received in such transaction.

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(m) The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(n) Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Purchaser, Parent, the Company and Sponsor. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(o) Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

(p) This Agreement is intended to create a contractual relationship among Sponsor, Parent, the Company and Purchaser, and is not intended to create, and does not create, any agency, partnership, joint venture, or any like relationship among the parties hereto or among any other shareholders of Purchaser entering into voting agreements with Parent, the Company or Purchaser. Sponsor has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in Parent, the Company or Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Subject Securities.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PURCHASER:

MILUNA ACQUISITION CORP

By:	/s/ Hao Yuan
Name:	Hao Yuan
Title:	Chief Executive Officer

SPONSOR:

MILUNAC TECHNOLOGY LIMITED

By:	/s/ Hao Yuan
Name:	Hao Yuan
Title:	Director

PARENT:

KUKUGAN INVEST

By:	/s/ Shang Ju Lin
Name: Title:	Shang Ju Lin Director

[Signature Page to Sponsor Support Agreement]

Annex f

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], between (i) Kukugan Corp, a Cayman Islands exempted company (formerly known as Miluna Acquisition Corp, hereinafter referred to as “Purchaser” prior to the Closing and “PubCo” following the Closing), and (ii) the undersigned (each of such undersigned, a “Holder” and collectively, the “Holders”). Purchaser (or PubCo) and the Holders are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, Purchaser, Kukugan Invest, a Cayman Islands exempted company (“Parent”), and CADV Ventures S.A., a company incorporated under the laws of Poland and a wholly-owned subsidiary of Parent (the “Company”), entered into a business combination agreement, dated April 23, 2026 (the “Business Combination Agreement”), pursuant to which the parties thereto shall consummate a series of transactions, including the merger of Parent with and into Purchaser, with Purchaser continuing as the surviving company, such that the Company shall become a wholly-owned subsidiary of Purchaser;

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holders thereunder, the Parties desire to enter into this Agreement, pursuant to which the PubCo Ordinary Shares to be received by the Holders pursuant to the Business Combination Agreement and in accordance with the provisions of applicable Law (together with any securities paid as bonus share issuance, dividends or distributions with respect to such securities or into which such securities are changed or exchanged or which are received in any recapitalization, share exchange, share conversion or similar transactions, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein; and

WHEREAS, as of immediately after the Effective Time, each Holder will be the holder of record and beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), with the sole or shared power to dispose of (or power to cause the disposition of) and the sole or shared power to vote (or power to direct the voting of) such number of Restricted Securities set forth opposite such Holder’s name on Exhibit A hereto.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Lock-Up Provisions.

(a) For the purposes of this Section 1, “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell (including, for the avoidance of doubt, by operation of law and through a distribution in specie), hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (iii) deposit any Restricted Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (iv) public announcement of any intention to effect any transaction specified in clause (i), (ii) or (iii).

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(b) Subject to Section 1(c) and the other terms of this Agreement, each Holder agrees that it shall not effectuate a Transfer of the Restricted Securities during the period commencing on the Closing Date and ending at 11:59 p.m. Eastern time on the date that is the earliest of (x) six (6) months after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property (the “Lock-Up Period”).

(c) Notwithstanding the provisions set forth in Section 1(b), the following Transfers of the Restricted Securities that are held by any of the Holders (and that have complied with this Section 1(c)) are permitted during the Lock-Up Period in the case of any Holder or its permitted transferees:

(i)	to any Affiliates or immediate family members of any of the relevant Holder’s officers or directors, any Affiliates of the Holders, or any employees of such Affiliates;

(ii)	in the case of an individual, to any immediate family members of such individual;

(iii)	to any investment funds or vehicles controlled or managed by the securityholder or any of its Affiliates;

(iv)	by gift to a trust, the beneficiary of which is a Person to whom a Transfer would be permitted under Section 1(c)(i), or to a charitable organization;

(v)	in the case of an individual, by virtue of laws of descent and distribution upon death of such individual;

(vi)	in the case of an individual, pursuant to a qualified domestic relations order;

(vii)	in the case of an individual, to a partnership, limited liability company or other entity of which such individual and/or the family members of such individual are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(viii)	to a nominee or custodian of a Person to whom a Transfer would be permitted under Section 1(c)(i);

(ix)	pursuant to any final, non-appealable order of a court or regulatory authority of competent jurisdiction to which such Holder is subject;

(x)	in the case of an entity that is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(xi)	in the case of an entity, as part of a distribution to members, partners, shareholders or equityholders of the entity;

(xii)	by virtue of the laws of an entity’s jurisdiction of incorporation or organization, an entity’s organizational documents or the rights attaching to the equity interests in the entity upon dissolution of such entity;

(xiii)	in connection with the exercise of any options, warrants or other convertible securities to purchase PubCo Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis) to the extent that any PubCo Ordinary Shares issued upon such exercise are Restricted Securities subject to the applicable restrictions under Section 1(b) of this Agreement;

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(xiv)	in the case of an entity, to satisfy tax withholding obligations in connection with such entity’s equity incentive plans or arrangements;

(xv)	in connection with any bona fide mortgage, pledge or encumbrance to a financial institution, as collateral or security in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof;

(xvi)	in connection with a transfer pursuant to a bona fide third party tender offer, merger, consolidation, liquidation, share exchange or other similar transaction made to all holders of PubCo Ordinary Shares involving a change of control of PubCo or which results in all of the holders of PubCo Ordinary Shares having the right to exchange their PubCo Ordinary Shares for cash, securities or other property subsequent to the consummation of such transaction;

(xvii)	the entry, by the securityholder, at any time on or after the Closing Date, of any trading plan providing for the sale of Restricted Securities, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any Restricted Securities during the applicable Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the applicable Lock-Up Period; and

(xviii)	to satisfy any applicable U.S. or non-U.S. federal, state, or local income tax obligations of a securityholder (or its direct or indirect owners) arising from a change in applicable tax law after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Business Combination from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Business Combination does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, that in each of clauses (i) through (xiii), (xv) and (xvi), the transferee must enter into a written joinder agreement, in a form reasonably acceptable to PubCo, agreeing to be bound by the terms of the applicable restrictions under Section 1(a) and the Lock-Up Period in Section 1(b) of this Agreement (unless the transferee is PubCo). If dividends are declared and payable on any Restricted Securities, such dividends will also be Restricted Securities subject to the applicable restrictions under Section 1(b) of this Agreement.

(d) If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and PubCo shall refuse to recognize any such transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, PubCo may impose stop-transfer instructions with respect to the Restricted Securities of the Holder (and any transferees and assigns thereof) until the end of the Lock-Up Period and may pursue any other remedy available to it at law or in equity.

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(e) During the Lock-Up Period, each certificate and book entry position evidencing any Restricted Securities (if any are issued) shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT, AS AMENDED, WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f) For the avoidance of any doubt, each Holder shall retain all of its, his or her rights as a shareholder of PubCo with respect to the Restricted Securities during the Lock-Up Period, including the right to receive dividends and the right to vote any Restricted Securities (subject to the other provisions hereof).

2. Miscellaneous.

(a) Authorization. Each Holder, severally and not jointly, hereby represents and warrants that he, she or it has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of such Holder, enforceable in accordance with its terms. Upon request, each Holder will execute any additional documents as may be necessary in connection with enforcement hereof.

(b) Termination. This Agreement shall automatically terminate with respect to each of the Parties when the applicable restrictions on the securities of such Party hereunder, have ended.

(c) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of all Parties hereto, provided, further, that no consent shall be required in connection with an assignment of rights arising solely from a Transfer permitted under Section 1(c) of this Agreement. Any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

(d) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(e) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). The Parties hereby (a) submit to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

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(f) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(f).

(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service or (d) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser, at or prior to the Closing, to: Miluna Acquisition Corp 12F, No. 43, Cheng Gong Road, Sec 4, Neihu Taipei, Taiwan Attn: Hao Yuan Email: [Redacted]	with a copy (which will not constitute notice) to: Hunter Taubman Fisher & Li LLC 950 Third Avenue, 19th Floor New York, New York 10022 Attn: Sally Yin Email: sally.yin@htflawyers.com

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If to a Holder, to: the address on such Holder’s signature page hereto with a copy (which will not constitute notice) to:

Rimôn PC

1050 Connecticut Avenue, NW Suite 500

Washington, DC, 20036

Attn: Deborrah Klis; Mark Lee

Email: deborrah.klis@rimonlaw.com;

mark.c.lee@rimonlaw.com

(i) Amendments and Waivers. This Agreement may be amended, supplemented, modified or waived only by execution of a written instrument signed by each of the Parties. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k) Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties further agree that each party shall be entitled to seek specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree (i) not to assert that a remedy of specific enforcement pursuant to this Section 2(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (ii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(l) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Parties, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties.

(m) Entire Agreement. This Agreement and the Business Combination Agreement constitute the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly superseded; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Parties under any other agreement among the Parties or any certificate or instrument executed by any Holder in favor of PubCo, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of the Parties under this Agreement.

(n) Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(o) Counterparts; Electronic Signatures. This Agreement may be executed and delivered (including by email, electronic signature (including via DocuSign or similar platform) or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PUBCO

Kukugan Corp

By:
Name:
Title:

HOLDER

By:
Name:
Address:

[Signature Page to Lock-Up Agreement]

Exhibit A

Restricted Securities

Party	Restricted Securities
[●]	[●]

Exhibit A

Annex G

FORM OF

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], is made and entered into by and among (i) MilunaC Technology Limited, a British Virgin Islands company (the “Sponsor”), (ii) directors of Purchaser (as defined below) (the “SPAC Directors”), (iii) a certain holder of securities of Purchaser (the “Founder Holder”), (iv) the sole shareholder of Kukugan Invest, a Cayman Islands exempted company (“Parent”) identified on the signature pages hereto (the “Parent Shareholder”), and (v) such Parent Shareholder together with Sponsor, the SPAC Directors, the Founder Holder, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”), and, for the limited purpose set forth in Section 5.4 of this Agreement, Kukugan Corp, a Cayman Islands exempted company (formerly known as Miluna Acquisition Corporation, hereinafter referred to as “Purchaser” prior to the Closing and “PubCo” following the Closing). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, Purchaser, Parent and CADV Ventures S.A., a company incorporated under the laws of Poland and a wholly-owned Subsidiary of Parent (the “Company”), have entered into that certain Business Combination Agreement, dated as of April 23, 2026 (the “Business Combination Agreement”), pursuant to which, among other things, Parent will merge with and into Purchaser, with the result that the Company will become a wholly-owned Subsidiary of Purchaser (the “Merger,” and, together with the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Transactions”);

WHEREAS, it is a condition to the consummation of the transactions contemplated by the Business Combination Agreement that the parties hereto enter into this Agreement, to be effective upon the Closing of the Merger;

WHEREAS, Purchaser and Sponsor are parties to that certain Registration Rights Agreement, dated as of October 22, 2025 (the “Prior Agreement”);

WHEREAS, pursuant to Section 5.5 of the Prior Agreement, the Prior Agreement may be amended or modified with the written consent of PubCo (as successor to Purchaser) and the holders of at least a majority in interest of the registrable securities thereunder;

WHEREAS, each of PubCo and Sponsor intends for its entry into this Agreement to constitute written consent pursuant to Section 5.5 of the Prior Agreement to amend and restate the entirety of the Prior Agreement, as set forth herein;

WHEREAS, in connection with the consummation of the Transactions, PubCo and the Holders desire to enter into this Agreement, pursuant to which PubCo shall grant the Holders certain registration rights with respect to certain securities of PubCo, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

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Article I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of PubCo or the Board, in each case, after consultation with counsel to PubCo, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) PubCo has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall have the meaning set forth in Section 2.5(a) of this Agreement.

“Board” shall mean the board of directors of PubCo.

“Business Combination Agreement” shall have the meaning given in the Recitals.

“Business Days” shall have the meaning given in the Business Combination Agreement.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Recitals.

“Demand Registration” shall have the meaning given in Section 2.1.1 of this Agreement.

“Demanding Holder” shall have the meaning given in Section 2.1.1 of this Agreement.

“Effectiveness Period” shall have the meaning given in Section 3.1.1 of this Agreement.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.

“Form S-1” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall have the meaning given in subsection 2.1.1.

“Holder” or “Holders” shall have the meaning given in the Preamble.

“Holder Information” shall have the meaning given in subsection 4.1.2.

“Insider Shares” shall mean 1,725,000 Purchaser Ordinary Shares initially purchased by Sponsor in a private placement for an aggregate purchase price of $25,000 prior to Purchaser’s initial public offering.

“Letter Agreement” shall mean the letter agreement executed by Purchaser, Sponsor and Purchaser’s officers and directors on October 22, 2025.

“Lock-up Agreement” shall mean each Lock-Up Agreement (as defined in the Business Combination Agreement) entered into between Purchaser and the holders or the Letter Agreement, as applicable.

“Lock-up Period” shall mean, with respect to any Registrable Securities that are held by the Initial Holders or the Stockholder Parties, the period specified in the Lock-up Agreement applicable to such Registrable Securities.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.4 of this Agreement.

“Miluna IPO” shall mean the initial public offering of Purchaser consummated on October 22, 2025.

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“Misstatement” shall mean in the case of a Registration Statement, an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, and in the case of a Prospectus, an untrue statement of a material fact or an omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“Permitted Transferees” shall mean subject to the provisions of Section 5.2, any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period pursuant to the terms of the Lock-Up Agreement applicable between such Holder and PubCo, for so long as such agreements remain in effect, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1 of this Agreement.

“Piggyback Securities” shall have the meaning given in Section 2.2.1 of this Agreement.

“Prior Agreement” shall have the meaning given in the Recitals.

“Private Placement Units” shall mean 203,100 units, consisting of the Private Placement Shares and the Private Placement Warrants, which Sponsor privately purchased under an exemption from registration under the Securities Act simultaneously with the consummation of Purchaser’s initial public offering and the full exercise of the over-allotment options by the underwriters of its initial public offering.

“Private Placement Shares” shall mean 203,100 Purchaser Ordinary Shares included in the Private Placement Units.

“Private Placement Warrants” shall mean 203,100 warrants included in the Private Placement Units.

“Pro Rata” shall have the meaning given in Section 2.1.4 of this Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“PubCo” shall have the meaning given in the Preamble.

“PubCo Class A Ordinary Shares” shall mean Class A ordinary shares, with $0.0001 par value per share, of PubCo.

“PubCo Class B Ordinary Shares” shall mean Class B ordinary shares, with $0.0001 par value per share, of PubCo.

“PubCo Ordinary Shares” shall mean PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares.

“Purchaser” shall have the meaning given in the Preamble.

“Purchaser Ordinary Shares” shall mean the ordinary shares, with $0.0001 par value per share, of Purchaser.

“Registrable Security” shall mean all of the following securities, determined as of two (2) Business Days prior to any applicable filing of a Registration Statement:

(a) any PubCo Ordinary Shares held by a Holder immediately following the Closing (including any PubCo Ordinary Shares issued in exchange for Parent Ordinary Shares in connection with the Transactions);

(b)       the Insider Shares initially purchased by Sponsor in a private placement for an aggregate purchase price of $25,000 prior to Purchaser’s initial public offering, subject to conversion to PubCo Ordinary Shares;

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(c)       the Private Placement Warrants and any Purchaser Ordinary Shares issued or PubCo Ordinary Shares issuable upon the exercise of the Private Placement Warrants issued to Sponsor in the private placements that closed simultaneously with the closing of Purchaser’s initial public offering and the full exercise of the over-allotment options by the underwriters of its initial public offering;

(d)        any equity securities (including the ordinary shares issued or issuable upon the exercise of any such equity security) of Purchaser issuable upon conversion of any working capital loans in an amount up to $3,000,000 made to Purchaser by a Holder;

(e)       any shares of PubCo or any other equity security (including, without limitation, the shares of PubCo issued or issuable upon the exercise of any other equity security and warrants) of the Company otherwise acquired or owned by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; and

(f)       any other equity security of PubCo issued or issuable with respect to any securities referenced in clauses (a) through (e) above by way of a share dividend, share split, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction;

provided, however, that any such securities shall cease to be Registrable Securities when: (i) a Registration Statement covering such securities has been declared effective under the Securities Act and such securities have been sold, transferred, disposed of or exchanged pursuant thereto; (ii) such securities have been sold pursuant to Rule 144 (or any successor rule) under the Securities Act; (iii) such securities have ceased to be outstanding; (iv) such securities shall have been otherwise transferred, new certificates or book-entry provisions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction or have been transferred to a Person who is not a Holder or a Permitted Transferee who has executed a joinder agreement pursuant to Section 5.2.2.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses relating to a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which PubCo Ordinary Shares are then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for PubCo;

(e) all of PubCo’s internal expenses (including all salaries and expenses of its officers and employees);

(f) all reasonable fees and expenses of any special experts retained by PubCo in connection with such registration;

(g) reasonable fees and disbursements of underwriters customarily paid by issuers of securities in a secondary offering, but excluding underwriting discounts, commissions and transfer taxes, if any, with respect to Registrable Securities sold by the Holders;

(h) reasonable fees and disbursements of all independent registered public accountants of PubCo incurred specifically in connection with such Registration; and

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(i) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in Section 2.1.1 of this Agreement.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.

“Shelf Registration Statement” shall have the meaning given in Section 2.3(a) of this Agreement.

“Specified Courts” shall have the meaning given in Section 5.5 of this Agreement.

“Sponsor” shall have the meaning given in the Preamble.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.3(b) of this Agreement.

“Suspension Event” shall have the meaning set forth in Section 3.4 of this Agreement.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of PubCo are sold to one or more Underwriters in a firm commitment underwriting for distribution to the public.

Article II

REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of the Lock-up Agreement, Section 2.1.4, Section 2.3, and Section 3.4 hereof and provided at least 12 months have passed since the filing of the Form 10 information (as defined in Rule 144(i)(3) of the Securities Act) with the Commission, any of (x) Holders of at least a majority-in-interest of the then outstanding number of Registrable Securities, (y) Sponsor or (z) affiliates of Sponsor (clauses (x) through (z), “Demanding Holders”), may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). PubCo shall, promptly following PubCo’s receipt of a Demand Registration and, in any event, within twenty (20) days of its receipt of such Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify PubCo, in writing, within five (5) Business Days after the receipt by the Holder of the notice from PubCo. Upon receipt by PubCo of any such written notification from a Requesting Holder(s) to PubCo, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and PubCo shall effect, as soon thereafter as reasonably practicable, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. PubCo shall not be obligated to effect (x) more than an aggregate of three (3) Registrations pursuant to a Demand Registration with respect to any or all Registrable Securities; provided that, a Registration shall not be counted for such purpose unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) or if available to PubCo, a Registration Statement on Form S-3 or any similar short form registration statement that may be available at such time (“Form S-3”), has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 or S-3, as the case may be, Registration have been sold, in accordance with Section 3.1 of this Agreement.

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2.1.2 Effective Registration. Notwithstanding the provisions of Section 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) PubCo has complied with all of its obligations under this Agreement with respect thereto; provided that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify PubCo in writing, but in no event later than five (5) days of the removal, rescission, or termination of such stop order or injunction; provided further that PubCo shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering. Subject to the provisions of Section 2.1.4, Section 2.3, and Section 3.4 hereof, if a majority-in-interest of the Demanding Holders so advise PubCo as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein; provided that PubCo shall only be obligated to effect an Underwritten Offering pursuant to this Section 2.1.3 if such offering shall include Registrable Securities proposed to be sold by such Holders with an anticipated aggregate offering price, before deduction of underwriting discounts and commissions, of at least $5 million. The applicable Holders shall have the right to select the underwriter(s) for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to PubCo’s prior approval which shall not be unreasonably withheld, conditioned or delayed.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other PubCo Ordinary Shares or other equity securities that PubCo desires to sell and PubCo Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), PubCo Ordinary Shares or other equity securities of other persons or entities that PubCo is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

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2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under Section 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least three (3) Business Days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with a Demand Registration prior to its withdrawal under this Section 2.1.5.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the date hereof, PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities for its own account or for the account of persons other than the Holders of Registrable Securities (or by PubCo and by the shareholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (a) filed in connection with any employee or director share option, compensation or other benefit plan, (b) for an exchange offer or offering of securities solely to PubCo’s existing shareholders, (c) for an offering of debt that is convertible into equity securities of PubCo, (d) for an “at-the-market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (e) relating to a transaction pursuant to Rule 145 under the Securities Act or (f) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed filing to all of the Holders of Registrable Securities who hold Registrable Securities that are not then subject to any applicable lock-up, as soon as reasonably practicable, but not less than ten (10) days (or, in the case of a Block Trade or Other Coordinated Offering, five (5) days), before the anticipated filing date of such Registration Statement, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (ii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) Business Days (unless such offering is an overnight or bought Underwritten Offering, Block Trade or Other Coordinated Offering, then two (2) days), in each case after receipt of such written notice (such Registration a “Piggyback Registration” and such Registrable Securities that a Holder timely requests to include therein, the “Piggyback Securities”); provided, that if PubCo has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing, or distribution method of the PubCo Ordinary Shares in, or probability of success of, an Underwritten Offering, then if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), PubCo shall not be required to offer such opportunity to such Holders. Subject to the foregoing proviso, PubCo shall, in good faith, cause such Piggyback Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Piggyback Securities to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such Registration and to permit the sale or other disposition of such Piggyback Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Piggyback Securities through an Underwritten Offering under this Section 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by PubCo. PubCo may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises PubCo and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of PubCo Ordinary Shares that PubCo desires to sell, taken together with (a) PubCo Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (c) PubCo Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of PubCo, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for PubCo’s account, PubCo shall include in any such Registration: (A) first, PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), PubCo Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; or

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(ii) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then PubCo shall include in any such Registration: (A) first, PubCo Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), PubCo Ordinary Shares or other equity securities for the account of other persons or entities that PubCo is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (but subject to Section 3.2), PubCo shall be responsible for all Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Shelf Registration

(a) PubCo shall as soon as reasonably practicable, but in any event within thirty (30) days after the Closing Date (as defined in the Business Combination Agreement), file with the Commission a registration statement on Form S-1 under the Securities Act for the shelf registration (a “Shelf Registration Statement”) covering, subject to Section 3.3, the public sale or resale of all of the Registrable Securities on a delayed or continuous basis. PubCo shall use its commercially reasonable efforts to cause any Shelf Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after the initial filing of such Shelf Registration Statement, but no later than the earlier of (i) the 90th calendar day following the filing date thereof if the Commission notifies PubCo that it will “review” the Shelf Registration Statement and (ii) the tenth (10th) business day after the date PubCo is notified (orally or in writing, whichever is earlier) by the Commission that the Shelf Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Section 3.4, PubCo shall maintain a Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event PubCo files a Shelf Registration Statement on Form S-1, PubCo shall use its commercially reasonable efforts to convert such Shelf Registration Statement (and any Subsequent Shelf Registration) to a registration statement on Form S-3 as soon as reasonably practicable after PubCo is eligible to use Form S-3.

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(b) If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, PubCo shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf Registration Statement to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional registration statement as a Shelf Registration Statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf Registration Statement, and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, PubCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if PubCo is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

(c) Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Shelf Registration Statement or a Subsequent Shelf Registration.

2.4 [Reserved]

2.5 Block Trades; Other Coordinated Offerings.

(a) Notwithstanding anything contained in this Section 2, following the expiration of the lock-up period applicable to such Holder, in the event of a sale of Registrable Securities in (a) an underwritten transaction requiring the involvement of PubCo but not involving any “road show” and which is commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), (1) the Holder shall (i) give at least five Business Days prior notice in writing of such transaction to PubCo, (ii) identify the potential underwriter(s) in such notice with contact information for such underwriter(s) and (iii) the maximum number of Registrable Securities to be sold in such offering and the expected gross proceeds of such offering; and (2) PubCo shall cooperate with such requesting Holder or Holders to the extent it is reasonably able to effect such Block Trade or Other Coordinated Offering. Any Block Trade or Other Coordinated Offering shall be for at least $10 million in expected gross proceeds. For the avoidance of doubt, a Block Trade or Other Coordinated Offering shall not constitute an Underwritten Takedown. The Holders of at least a majority of the Registrable Securities being sold in any Block Trade or Other Coordinated Offering shall select the underwriter(s), brokers, sales agents or distribution agents to administer such Block Trade or Other Coordinated Offering, as applicable; provided that such underwriter(s), brokers, sales agents or distribution agents shall be reasonably acceptable to PubCo.

(b) Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, the Holder shall have the right to submit a written notice of withdrawal to PubCo of its intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to such Holder’s withdrawal under this Section 2.5(b).

(c) Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Holder pursuant to this Agreement.

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Article III

PUBCO PROCEDURES

3.1 General Procedures. If at any time on or after the date hereof PubCo is required to effect the Registration of Registrable Securities, PubCo shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto PubCo shall, as soon as reasonably possible:

3.1.1 prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding or no longer constitute Registrable Securities (such period, the “Effectiveness Period”);

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding or no longer constitute Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, upon the reasonable written request of Holders, furnish without charge to the Underwriters, brokers, distribution agents, or sales agents, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters, brokers, distribution agents, or sales agents, if any, and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that PubCo will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

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3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening in writing of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each Holder of such Registrable Securities or its counsel; provided, that PubCo will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, subject to the provisions of this Agreement, notify the Holders of the happening of any event as a result of which a Misstatement exists, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, or other financial institutions facilitating such offering, if any, and any attorney or accountant retained by such Holders or Underwriters or other financial institutions facilitating such offering to participate, at each such person’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, or other financial institutions facilitating such offering, attorney or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or other financial institutions enter into a confidentiality agreement, in form and substance reasonably satisfactory to PubCo, prior to the release or disclosure of any such information; provided, further, that PubCo may not include the name of any Holder, Underwriter, or other financial institution that is facilitating or may facilitate an offering, in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder, Underwriter, or other financial institution, and providing each such Holder, Underwriter, or other financial institution a reasonable amount of time to review and comment on such applicable document.

3.1.11 obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from PubCo’s independent registered public accountants, in the event of an Underwritten Registration, a Block Trade, an Other Coordinated Offering or a sale by a broker, distribution agent or sales agent pursuant to a Registration Statement (subject to such Underwriter or other financial institution facilitating such offering providing such certification or representation as reasonably requested by PubCo’s independent registered public accountants and PubCo’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or other similar type of sales agent or distribution agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Registration, a Block Trade, an Other Coordinated Offering or a sale by a broker, distribution agent or sales agent pursuant to a Registration Statement obtain an opinion and negative assurance letter, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the participating Holders, the broker, distribution agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, distribution agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, provided, in each case, that such participating Holders provide such information to such counsel as is customarily required for, or is reasonably requested by such counsel for purposes of, such opinion or negative assurance letter;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, distribution agent or sales agent pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, purchase agreement, sales agreement or distribution agreement, in usual and customary form, with the managing Underwriter or broker, sales agent or distribution agent of such offering or sale;

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3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of PubCo’s first (1st) full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 with respect to an Underwritten Offering, use its commercially reasonable efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. All Registration Expenses of all Registrations in the aggregate shall be borne by PubCo. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable and documented fees and expenses of any external legal counsel representing the Holders.

3.3 Requirements for Participation. The Holders of Registrable Securities shall provide such information as may reasonably be requested by PubCo, or the managing Underwriter or distribution agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article II and in connection with PubCo’s obligation to comply with federal and applicable state securities Laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide PubCo with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering, Block Trade or Other Coordinated Offering for equity securities of PubCo pursuant to a Registration initiated by PubCo hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by PubCo and (ii) completes and executes all questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other documents as may be required under the terms of such arrangements and that are reasonable or otherwise customary. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Restrictions on Registration Rights.

(a) Notwithstanding anything to the contrary in this Agreement, PubCo shall be entitled to postpone the effectiveness of a Registration Statement, and from time to time to require Holders not to sell under a Registration Statement or to suspend the effectiveness thereof, for the shortest period of time determined in good faith by PubCo to be necessary for such purpose, if the Registration Statement or Prospectus (i) contains a Misstatement, or in the opinion of counsel for PubCo it is necessary to supplement or amend such Prospectus to comply with applicable law, (ii) would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, (iii) in the good faith judgment of a majority of the Board, would be seriously detrimental to PubCo and the Board concludes, as a result, that it is necessary to defer such filing, initial effectiveness, or continued use at such time, (iv) require PubCo to make an Adverse Disclosure, or (v) would otherwise render PubCo unable to comply with requirements under the Securities Act or Exchange Act (each, a “Suspension Event”); provided, however, that PubCo may not delay or suspend a Registration Statement on more than two (2) occasions or for more than sixty (60) consecutive calendar days in each case or for more than ninety (90) total calendar days during any 12 month period. Upon notice from PubCo of the occurrence of a Suspension Event, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Registration Statement or Prospectus correcting such Suspension Event (it being understood that PubCo hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by PubCo that the use of the Registration Statement or Prospectus may be resumed. If so directed by PubCo, the Holders will deliver to PubCo or, in Holders’ sole discretion destroy, all copies of each Prospectus covering Registrable Securities in Holders’ possession; provided, however, that this obligation to deliver or destroy shall not apply (i) to the extent the Holders are required to retain a copy of such Prospectus (A) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data backup.

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(b) If (a) during the period starting with the date sixty (60) days prior to PubCo’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a PubCo-initiated Registration and provided that PubCo has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; or (b) the Holders have requested an Underwritten Registration and PubCo and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer, then in each case upon prompt written notice of such action to the Holders, PubCo shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that PubCo shall not defer its obligation in this manner more than once in any 12-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. PubCo further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell PubCo Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to PubCo), including providing any customary legal opinions. Upon the request of any Holder, PubCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Restrictive Legend Removal. In connection with a Registration pursuant to Sections 2.1, 2.2 or 2.3, or any sale or other disposition of the Registrable Securities by a Holder pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) upon the request of a Holder, PubCo shall (i) authorize PubCo’s transfer agent to remove any legend on share certificates of such Holder’s Registrable Securities restricting further transfer (or any similar restriction in book entry positions of such Holder), and cause PubCo’s counsel to issue an opinion to PubCo’s transfer agent in connection therewith, if such restrictions are no longer required by the Securities Act or any applicable state securities laws or any agreement with PubCo to which such Holder is a party, (ii) request PubCo’s transfer agent to issue in lieu thereof securities without such restrictions to the Holder upon, as applicable, surrender of any certificates or to update the applicable book entry position of such Holder so that it no longer is subject to such a restriction, and (iii) use its commercially reasonable efforts to cooperate with such Holder to have such Holder’s Registrable Securities transferred into a book entry position at The Depository Trust Company, in each case, subject to delivery of customer documentation, including any documentation required by such restrictive legend or book entry notation.

Article IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 PubCo agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, employees, advisors, agents, representatives and each person who controls (within the meaning of the Securities Act) such Holder against all losses, claims, damages, liabilities and expenses (including reasonable and documented external attorneys’ fees) caused by any Misstatement, except insofar as the same are arising out of, based on or contained in any information furnished in writing to PubCo by such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each person who controls (within the meaning of the Securities Act) such Underwriters to the same extent as provided in the foregoing with respect to the indemnification of the Holders.

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4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify PubCo, its directors, officers, employees, advisors, representatives and agents and each person who controls (within the meaning of the Securities Act) PubCo against any losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented external attorneys’ fees) arising out of, based on or directly or indirectly caused by any Misstatement to the extent contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls (within the meaning of the Securities Act) such Underwriters to the same extent as provided in the foregoing with respect to indemnification of PubCo. Each Holder of Registrable Securities agrees that Holder Information shall include all information and affidavits previously furnished or provided to Purchaser in connection with the Business Combination Agreement and the Transactions contemplated therein, including without limitation, the preparation and filing of any registration statement covering the transactions and securities issued pursuant to the Business Combination Agreement.

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus one local counsel if necessary in the reasonable judgment of the indemnified party) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. PubCo and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event PubCo’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be several, not joint and several, and shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, the indemnity agreement contained in this Section 4 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of PubCo, which consent shall not be unreasonably withheld, conditioned, or delayed.

4.2 Waiver of Medallion Guaranty. PubCo agrees to use commercially reasonable efforts to enter into that certain indemnification agreement, substantially in the form attached as Exhibit A to this Agreement, in favor of Lucky Lucko, Inc. d/b/a Efficiency (or any successor transfer agent or warrant agent of PubCo) in connection with the waiver of any requirement to provide a medallion guarantee in connection with any transfer of any PubCo Ordinary Shares or other equity securities of PubCo by Sponsor, SPAC Directors, Founder Holder, or any of its Permitted Transferees; provided that, in each case, as a prerequisite to PubCo’s entry into such indemnification agreement, the applicable transferor enters into an indemnification agreement in favor of PubCo, substantially in the form attached as Exhibit B to this Agreement.

Article V

MISCELLANEOUS

5.1 Notices. All notices, demands, requests, consents, approvals or waivers and other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (having obtained electronic delivery confirmation thereof), (c) by reputable, nationally recognized overnight courier service providing evidence of delivery, or (d) by registered or certified mail, pre-paid and return receipt requested. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the second (2nd) business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery or overnight mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed to the applicable party at their respective addresses set forth in Schedule A hereto.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of Purchaser hereunder may not be assigned or delegated by Purchaser in whole or in part.

5.2.2 This Agreement and the rights, duties and obligations of the Holders hereunder may not be assigned or delegated by the Holders in whole or in part; provided, however, that, subject to Section 5.2.5, a Holder may assign the rights and obligations of such Holder hereunder relating to particular Registrable Securities in connection with the transfer of such Registrable Securities to a Permitted Transferee of such Holder (it being understood that no such transfer shall reduce any rights of the Holder with respect to Registrable Securities still held by such Holder). A Permitted Transferee receiving Registrable Securities from Sponsor shall be treated as Sponsor for all purposes of this Agreement, a Permitted Transferee receiving Registrable Securities from a SPAC Director shall be treated as a SPAC Director all purposes of this Agreement, a Permitted Transferee receiving Registrable Securities from the Founder Holder shall be treated as the Founder Holder for all purposes of this Agreement, and a Permitted Transferee receiving Registrable Securities from a Parent Shareholder shall become a Parent Shareholder; provided that, as a precondition to such transfer, such Permitted Transferee enters into a written agreement with PubCo agreeing to be bound by the terms and conditions of this Agreement.

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5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate PubCo unless and until PubCo shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to PubCo, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Delivery of a signed counterpart of this Agreement by facsimile or electronic transmission shall constitute valid and sufficient delivery thereof.

5.4 Entire Agreement; Restatement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties with respect to the subject matter contained herein. Upon the Closing, the Prior Agreement shall no longer be of any force or effect.

5.5 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent that the laws of the Cayman Islands are mandatorily applicable. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). The Parties hereby (a) submit to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waive, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

5.6 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE HOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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5.7 Amendments and Modifications. Upon the written consent of PubCo and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects the Sponsor shall also require the written consent of Sponsor (or its successor or assign) so long as the Sponsor and their respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding PubCo Ordinary Shares; and provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of PubCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided further that no consent of any holder of piggyback registration rights shall be required with respect to any such waiver, amendment or modification, except with respect to any waiver, amendment or modification that adversely affects such holder of Piggyback Registration rights, solely in its capacity as a holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity). No course of dealing between any Holder or PubCo and any other party hereto or any failure or delay on the part of a Holder or PubCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or PubCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 5.7 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

5.8 Other Registration Rights. PubCo represents and warrants that no person, other than a holder of Registrable Securities, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration by PubCo for the sale of securities for its own account or for the account of any other person. Further, PubCo represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9 Scope of the Holders’ Obligations. In this Agreement, (a) any obligation, covenant, representation or warranty, indemnity, liability or other requirement provided by or in respect of any Holder shall be on a several basis (not jointly and not jointly and severally) as to such Holder and only pertain to it, (b) each Holder shall be liable for its own breaches and (c) no party hereto shall be entitled to recover more than once (i.e., “double recovery”) for the same loss or losses even in the event of breaches by multiple Holders.

5.10 Term and Effectiveness. This Agreement shall become effective concurrently with the Closing and shall terminate upon the earlier of (a) the seventh (7th) anniversary of the date of this Agreement, (b) the date as of which no Registrable Securities remain outstanding and (c) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PUBCO:

By:
Name:
Title:

SPONSOR:
MILUNAC TECHNOLOGY LIMITED

By:
Name:	Hao Yuan
Title:	Director

PARENT SHAREHOLDER:

[●]

By:

SPAC DIRECTORS:

[●]

By:
Name:
Title:

FOUNDER HOLDER:

[●]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Schedule A

PURCHASER:

Miluna Acquisition Corp

12F, No. 43,

Cheng Gong Road, Sec 4, Neihu

Taipei, Taiwan

Attn: Hao Yuan

Email: [Redacted]

with a required copy to (which copy shall not constitute notice):

Hunter Taubman Fisher & Li LLC

950 Third Avenue, 19th Floor

New York, New York 10022

Attn: Sally Yin, Esq.

Email: sally.yin@htflawyers.com

SPONSOR:

MilunaC Technology Limited

c/o Miluna Acquisition Corp

12F, No. 43,

Cheng Gong Road, Sec 4, Neihu

Taipei, Taiwan

Attn: Hao Yuan

Email: [Redacted]

PARENT SHAREHOLDER:

[______________]:

[______________]

c/o [______________]

[______________]

[______________]

[______________]:

[______________]

c/o [______________]

[______________]

[______________]

Schedule A

Exhibit A

[ ● ]

[ ● ]

[ ● ]

[ ], 2026

Lucky Lucko, Inc. d/b/a Efficiency

415 Mission St.

San Francisco, CA 94105

Attn: Carol Nguyen

Re: Indemnification in-lieu-of Medallion Signature Guarantee

To whom it may concern:

This letter is in regards to the transfer by [Name of Holder] to [ ], of [ ] [ordinary shares] of [●] (the “Company”). Please be advised that the Company authorizes Lucky Lucko, Inc. d/b/a Efficiency to process the subject transfer, which includes securities that have been duly endorsed by the registered holder but do not bear a customary medallion signature guarantee. The Company agrees to indemnify Lucky Lucko, Inc. d/b/a Efficiency against all losses, damages, costs, charges and expenses that it may in any way sustain, incur, or become liable for by reason related to the above referenced transaction.

I, [ ● ], a duly authorized officer of the Company, have the authority to execute this indemnification on behalf of the Company.

Very truly yours,

[post-combined company name]

By:
Name:
Title:

Schedule A

Exhibit B

[Name of Holder]

[●]

[●]

[  ], 2026

[●]

[●]

[●]

Re: Indemnification in-lieu-of Medallion Signature Guarantee

To whom it may concern:

This letter is in regards to the transfer by [Name of Holder] (the “Transferor”) to [  ], of [  ] [ordinary shares] of [[post-combined company name] (the “Company”). Please be advised that the Transferor authorizes the Company and Lucky Lucko, Inc. d/b/a Efficiency to process the subject transfer, which includes securities that have been duly endorsed by the Transferor but do not bear a customary medallion signature guarantee. The Transferor agrees to indemnify the Company against all losses, liability or costs that may ensue as a result of its processing the above referenced transaction.

I, [●], have the authority to execute this indemnification on behalf of the Transferor.

Very truly yours,

[Name of Holder]

By:
Name:
Title:

Exhibit B

Annex H

FAIRNESS OPINION PRESENTED TO MILUNA

ACQUISITION CORP

Client: Miluna Acquisition Corp

Contract No.: SH24/01/28RZP

Report date: 17 April 2026

H-1

17 April 2026

Board of Directors

Miluna Acquisition Corp

Dear Sirs,

With regard to the Transaction (as defined herein), King Kee Appraisal and Advisory Limited (“KKG”) hereby delivers to Miluna Acquisition Corp (“MMTX”) its written opinion (the “Opinion”) dated 17 April 2026, and subject to suppositions, limitations, qualifications and other matters considered with relation to the preparation of the Opinion, to the effect that the compensation (as defined below) to be paid by MMTX to the shareholders of CADV Ventures (“CADV” or “Company”) for the Transaction be fair and reasonable, from the strictly financial standpoint, for the unaffiliated security holders of MMTX.

KKG understands that MMTX has proposed to enter into a business combination agreement with CADV and its shareholder (the “Merger Agreement”), whereby MMTX will acquire 100% of the outstanding equity of the Company (the “Transaction”), with total consideration of USD300 million, comprising USD250 million payable at the closing of the Transaction and a potential USD50 million earn-out payment, contingent upon the achievement of specified revenue milestone set forth in the Merger Agreement. In accordance with your instructions, we have undertaken an investigation and analysis to express an independent opinion of the market value of 100% equity value of CADV. The report which follows is dated 17 April 2026 (the “Report Date”).

KKG understands that pursuant to the Merger Agreement, the total consideration proposed to the Company or the Company shareholders at the Closing in the Transaction (the “Transaction Consideration”) is based on a total equity value of the Company of USD300 million.

KKG presented the Opinion to the MMTX board of directors with regard to and for effects of the evaluation of the Transaction.

We planned and performed our analysis so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to express our opinion on the subject asset. We believe that the valuation procedures we employed provide a reasonable basis for our opinion.

Our analysis of the 100% equity value of CADV was developed through the application of a market approach known as comparable company/transaction methodology. Market approach considers prices recently paid for similar assets, with adjustments made to market prices to reflect condition and utility of the appraised assets relative to the market comparative.

As part of our analysis, we have reviewed information prepared by the Company and relevant operational information regarding the subject business from public sources. We have relied to a considerable extent on such information in arriving at our opinion of value.

The conclusion of value is based on accepted valuation procedures and practices that rely substantially on our use of numerous assumptions and our consideration of various factors that are relevant to the operation of the Company. We have also considered various risks and uncertainties that have potential impact on the businesses. Further, while the assumptions and consideration of such matters are considered by us to be reasonable, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company and KKG.

2

We do not intend to express any opinion on matters which require legal or other specialized expertise or knowledge, beyond what is customarily employed by valuers. Our conclusions assume continuation of prudent management of the Company over whatever period of time that is reasonable and necessary to maintain the character and integrity of the assets valued.

The nature of the amount of compensation to be paid in the Transaction was not determined by KKG. The negotiation of, and the decision to celebrate, the Transaction and any related Merger Agreement was exclusively carried out by the MMTX Board of Directors. Likewise, we were not requested, nor did we participate in, the negotiation of the terms of the Transaction, nor were we requested, nor did we render, any advising or service with relation to the Transaction, other than the rendering of this Opinion.

The Opinion is not a recommendation to MMTX with respect to whether recommend or not proceedings, with the authorization to carry out the Transaction to the form and terms and conditions, as to how to go about it or not.

The Opinion’s complete text dated 17 April 2026, which describes, among others, the assumptions used, procedures followed, factors considered and limitations of the completed revision, is attached to this statement and shall be incorporated in its totality to this document as reference. The Summary is qualified in its entirety for reference to the complete Opinion text.

Based on the investigation and analyses outlined in the report which follows, we are of the opinion that the market value of 100% equity value of CADV is reasonably stated as below:

Market value of 100% equity value (In USD’000)
283,000 ~ 305,000

3

We are further of the opinion that, as at the date hereof, the consideration of USD300 million, comprising USD250 million to be paid by MMTX at the closing of the Transaction and a potential USD50 million earn-out payment, pursuant to the Merger Agreement is fair, from a financial point of view, for the unaffiliated security holders of MMTX.

Yours faithfully,

For and on behalf of

King Kee Appraisal and Advisory Limited

Richard Zhang

Managing Director

ASA, MRICS, CPV

4

REMARK:

This report and the conclusion of values arrived at herein are for the sole and specific purposes as noted herein. Furthermore, the report and conclusion of values are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusion of values represents the consideration based on information furnished by the Company/engagement parties and other sources.

TABLE OF CONTENTS

Introduction	6
Engagement	6
Purpose of Valuation	6
Basis of Opinion	6
The following factors form an integral part of our basis of opinion:	7
Scope of Review	7
Sources of Information	8
Methodology	8
Selection of Analysis Approach and Methodology	9
Major Assumptions	9
Summary of Comparable Companies Method under Market Approach	11
Summary of Comparable Transactions Method under Market Approach	12
Analysis Comments	12
Risk Factors	13
Fairness Opinion Conclusion	13
Limiting Conditions	14
Exhibit A – Limiting Conditions	15
Exhibit B – Professional Declaration	17
Exhibit C – Analysis Result under Comparable Companies Method	18
Exhibit D – Analysis Result under Comparable Transactions Method (Cross Check)	19

5

Introduction

This report has been prepared in accordance with instructions from MMTX to express an independent opinion of the market value of 100% equity value of CADV. The report which follows is dated 17 April 2026 (the “Report Date”).

As we understand it, completion of the Transaction is subject to a number of conditions, including, but not limited to, the receipt of all required approvals. KKG has assumed that all of the terms and conditions required to implement the Transaction will be satisfied, and that the Transaction will be completed as described in the Merger Agreement, as amended, without material variation in the terms and conditions.

Engagement

The board of directors of MMTX (board of directors) has engaged KKG to prepare a fairness opinion. The fairness opinion serves as a basis to assess the financial adequacy of CADV.

The fairness opinion intends to give MMTX board of directors a neutral opinion and assure that the offered price is fair and reasonable from a financial point of view to the public shareholders of MMTX.

The fairness opinion does not constitute a recommendation regarding the acceptance or rejection of the offer. The fairness opinion does not contain any assessment of the possible impact an acceptance or rejection of the offer may have and makes no statement about the future performance of a MMTX share and the price at which the MMTX shares that are not being tendered may trade in the future.

Since our assessment is largely based on information obtained directly or indirectly from CADV, our responsibility is limited to the careful and professional analysis and assessment of the information provided to us. Furthermore, CADV confirmed to us that they are not aware of any facts or circumstances, according to which the information provided would be misleading, inaccurate or incomplete.

KKG is an independent valuation company. It has received a fixed fee for its services and is not affected by the results of this possible merger.

Purpose of Valuation

The purpose of this analysis is to express an independent opinion of the market value of the 100% equity value of CADV.

Basis of Opinion

The Opinion does not concern itself with any other aspect of the Transaction and no opinion or point of view was expressed with regard to relative merits of the Transaction compared to other strategic alternatives that shall be at the disposal of CADV, or where MMTX could participate, or regarding the underlying business decision of MMTX to proceed or complete the Transaction.

6

The Opinion is neither, i) a recommendation regarding the convenience of the Transaction, nor of the terms and conditions of this; nor ii) a recommendation to MMTX regarding whether or not to recommend proceeding with the authorization to carry out the Transaction or the form or terms and conditions as to how to do so or not.

Relationships with Interested Parties

None of KKG, its associates or affiliates, is an insider, or holds any securities of MMTX or the Company or any of their associates or affiliates. KKG is not an advisor to any person or company with respect to the Transaction. Other than pursuant to the Engagement Agreement, KKG has not previously provided any financial advisory services to MMTX for which it has received compensation in the past 12 months.

Other than the Engagement Agreement, there are no understandings, agreements, or commitments between KKG and MMTX.

The following factors form an integral part of our basis of opinion:

1. Assumptions on the market and the asset that are considered to be fair and reasonable;

2. Financial performance that shows a consistent trend of the operation;

3. Consideration and analysis on the micro and macro economy affecting the subject asset;

4. Analysis on tactical planning, management standard and synergy of the subject asset;

5. Analytical review of the subject asset;

6. Assessment of the leverage and liquidity of the subject asset.

Scope of Review

In connection with this Fairness Opinion, KKG has reviewed and relied upon, among other things, the following:

1. Certain files submitted by CADV, including technical reports relating to CADV ‘s resource properties, annual reports, material change reports, management information and interim financial statements;

2. The financial terms, to the extent they are publicly available, of certain transactions of a nature comparable to the Transaction, that KKG considered to be relevant;

3. Certain public filings and other publicly available information of companies which are comparable in nature to the Company, that KKG considered to be relevant;

4. Discussions with members of CADV Management where the Transaction, the financial condition of CADV, and certain other matters KKG believed necessary or appropriate for the purpose of rendering this Fairness Opinion were discussed;

5. Merger Agreement in respect of the Transaction;

6. Such other information, analyses, investigations and discussions as KKG considered necessary or appropriate in the circumstances.

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Sources of Information

Our analysis is based on data and information furnished by CADV Management, which includes, but not limited to, the following;

1. Annual reports of the Company on 31 December 2024-2025, and 31 March 2026;

2. Company’s Business Projection; and

3. Other operational and market information in relation to the Company’s business.

We have also discussed and examined other operational and business information through interviews with relevant senior management. We have relied to a considerable extent on such information in arriving at our opinion of value. We assumed that the data we obtained in the course of the valuation, along with the opinions and representations provided to us by the Company, are true and accurate.

We also conducted research using various sources including government statistics and other publications to verify the reasonableness and fairness of information provided and we believe that the information is reasonable and reliable.

Methodology

In arriving at our assessed value, we have considered three generally accepted approaches, namely, market approach, cost approach and income approach.

Market Approach considers prices recently paid for similar assets, with adjustments made to market prices to reflect condition and utility of the appraised assets relative to the market comparative. Assets for which there is an established secondary market may be valued by this approach.

Benefits of using this approach include its simplicity, clarity, speed and the need for few or no assumptions. It also introduces objectivity in application as publicly available inputs are used. However, one has to be wary of the hidden assumptions in those inputs as there are inherent assumptions on the value of those comparable assets. It is also difficult to find comparable assets. Furthermore, this approach relies exclusively on the efficient market hypothesis.

Cost Approach considers the cost to reproduce or replace in new condition the assets appraised in accordance with current market prices for similar assets, with allowance for accrued depreciation or obsolescence present, whether arising from physical, functional or economic causes. The cost approach generally furnishes the most reliable indication of value for assets without a known secondary market. Despite the simplicity and transparency of this approach, it does not directly incorporate information about the economic benefits contributed by the subject asset.

Income Approach is the conversion of expected periodic benefits of ownership into an indication of value. It is based on the principle that an informed buyer would pay no more for the project than an amount equal to the present worth of anticipated future benefits (income) from the same or a substantially similar project with a similar risk profile.

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This approach allows for the prospective valuation of future profits and there are numerous empirical and theoretical justifications for the present value of expected future cash flows. However, this approach relies on numerous assumptions over a long-time horizon and the result may be very sensitive to certain inputs. It also presents a single scenario only.

Selection of Analysis Approach and Methodology

In our opinion, the cost approach is inappropriate for valuing the 100% equity value of CADV. The cost approach does not directly incorporate information about the economic benefits contributed by equity value of CADV.

Furthermore, given that there is some uncertainty in the Company’s financial forecasts, we find it unreasonable to apply an income approach for valuing the 100% equity value of CADV. We have therefore relied on the comparable companies method under the market approach in determining our opinion of value, and performed a cross-check on the value using the comparable transaction method under the market approach.

The market approach considers prices recently paid for similar assets, with adjustments made to market prices to reflect condition and utility of the appraised assets relative to the market comparative. Assets for which there is an established secondary market may be valued by this approach. Benefits of using this approach include its simplicity, clarity, speed and the need for few or no assumptions. It also introduces objectivity in application as publicly available inputs are used.

Major Assumptions

Assumptions considered to have significant sensitivity effects in this analysis have been evaluated in order to provide a more accurate and reasonable basis for arriving at our assessed value, the following key assumptions have been made:

The facilities and systems proposed are assumed to be sufficient for future expansion in order to realize the growth potential of the business and maintain a competitive edge.

There will be no material change in the existing political, legal, technological, fiscal or economic conditions, which might adversely affect the business of the Company.

The projected business performance can be achieved with the effort of the management of the Company.

The financial and operational information provided to us by CADV is true and accurate.

There are no hidden or unexpected conditions associated with the assets valued that might adversely affect the reported value. Further, we assume no responsibility for changes in market conditions after the date of the Transaction.

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The information and other material (financial and otherwise) provided orally by, or in the presence of, an officer of the Company or in writing by the Company, or its agents to KKG relating to the Company or any of its respective subsidiaries or the Transaction for the purpose of preparing this Opinion was, at the date such Information was provided to KKG, and is, complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Transaction and did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Transaction necessary to make such information not misleading in light of the circumstances under which it was made or provided.

Since the dates on which information was provided to KKG by the Company, except as subsequently disclosed in writing to KKG or in a public filing with securities regulatory authorities, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred which would have or which would reasonably be expected to have a material effect on this Fairness Opinion.

There will be no material change in the financial condition of the Company as at the BCA date from that as indicated by the latest historical financial statements provided to KKG.

Further, in preparing this Fairness Opinion, in addition to the facts and conclusions contained in the information, the completion of the Transaction is subject to a number of conditions outside the control of MMTX and CADV, and KKG has assumed all conditions precedent to the completion of the Transaction can be satisfied in due course and all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse conditions or qualification.

This Fairness Opinion is limited to the fairness, from a financial point of view, of the Transaction to MMTX’s public shareholders and KKG expresses no opinion as to any alternative transaction. KKG expresses no opinion as to the fairness of the Transaction relative to the consideration offered under any proposed alternative transaction. This Fairness Opinion does not constitute a recommendation to any shareholder of MMTX as to how such shareholder should vote with respect to the Transaction. Furthermore, KKG has not been asked to address, and this Fairness Opinion does not address, the fairness of the Transaction to the holders of any class of securities of MMTX other than the holders of MMTX’s ordinary shares.

KKG believes that this Fairness Opinion must be considered and reviewed as a whole and that selecting portions of the stated analyses or factors considered by KKG, without considering all the stated analyses and factors together, could create a misleading view of the process underlying or the scope of this Fairness Opinion. The preparation of a fairness opinion of this nature is a complex process and is not necessarily amenable to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

This Fairness Opinion is given as of the date hereof, and KKG disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Fairness Opinion which may come or be brought to KKG ‘s attention after the date hereof. Without limiting the foregoing, in the event that there is any material in the Company or MMTX, or any change in any material fact affecting this Fairness Opinion after the date hereof, KKG reserves the right to change, modify or withdraw this Fairness Opinion.

KKG did not, in considering the fairness, from a financial point of view, of the Transaction to the public shareholders of MMTX, assess any tax consequences that any particular shareholder of CADV may face as a result of the Transaction.

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Summary of Comparable Companies Method under Market Approach

In determining the market multiple, a list of comparable companies was identified. The selection includes companies that:

●	Are primarily engaged in the application software industry;

●	Main business includes artificial intelligence services; and

●	Are listed on a U.S. stock exchange or other major international stock exchange and searchable in Capital IQ database.

The details of the comparable companies which are considered as fair and representative samples are listed below (market data is shown as of 31 March 2026).

Multiple Selection

Given the Company has generated profits in 2025, the market multiple of price-to-earnings (“P/E”) is selected in this method. The median and average of market multiple are selected to calculate the low-end and high-end of the 100% equity value of CADV.

Value adjustment

Minority shareholders are often in a passive position in investment, and it is difficult to make contributions to the operation of the company or even make no contributions. Therefore, when the minority equity of companies is traded, there is usually a discount to the potential net asset value. This reflects the relationship between the lack of control and minority shareholders’ equity. On the contrary, when most shareholders’ equity is traded, there is usually a premium to the net asset value. We consider the market multiple based on market daily valuation of the comparable companies implies a valuation on a non-control basis, and as such an adjustment has been made to the market multiple result in order to conclude on a control basis.

The 25% control premium comes from two studies: one study shows that the average acquisition premium is between 35% and 42%, while another study on the transaction shows that the average acquisition premium is between 16% and 29%. We selected 25% as the reasonable control premium of the target company. The acquisition premium not only reflects the premium required for control, but also includes the view on the degree of merger benefits.

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Summary of Comparable Transactions Method under Market Approach

In determining the market multiple, a list of comparable transactions was identified. The selection includes transactions based on the following criteria:

●	Target companies of the transactions are primarily engaged in the application software industry;

●	Main business of the target companies includes artificial intelligence services;

●	Transaction status: closed;

●	Merger/Acquisition features: acquisition of majority stake; and

●	Searchable in Capital IQ database.

The details of the comparable transactions which are considered as fair and representative samples are listed below.

Analysis Comments

The valuation of an interest in a business enterprise requires consideration of all relevant factors affecting the operation of the business and its ability to generate future investment returns. The factors considered in the valuation includes, but not limited to, the following:

1. The nature of the business and the historical performance of the enterprise;

2. The financial condition of the business and the economic outlook in general;

3. The operational contracts and agreements in relation to the business;

4. Past and projected operating results;

5. The financial and business risk of the enterprise including the continuity of income and the projected future results; and

6. The nature of the related agreements.

We confirm that we have carried out an inspection on the assets of the Company and we have made relevant searches, inquiries and have obtained such further information which is considered necessary for the purposes of this valuation.

In arriving at our assessed value, we have mainly considered the core business of the business. We have not made provision for other non-operating cash flow items such as interest income, exchange rate gain/loss, etc. in the valuation model.

The conclusion of value is based on accepted valuation procedures and practices that rely substantially on the use of numerous assumptions and the consideration of many uncertainties, not all of which can be easily quantified or ascertained. Further, while the assumptions and consideration of such matters are considered by us to be reasonable, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company and KKG.

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Risk Factors

We caution readers to be aware of the following risks which we believe could influence the assessment. Such risks can range from very subject specific factors to more systematic factors.

Social, Political and Macroeconomic Considerations

Various economic, political and social phenomena surrounding the subject items may change so as to affect our opinion of value. International or nationwide policy and / or legislative changes that alter existing rights and obligations may directly or indirectly influence the subject items. Macroeconomic circumstances including inflation, interest rate fluctuations and existing and forecast levels of growth in the broader economy may also have an effect. Societal factors encompassing the perception and preferences of people in general may swing rendering the subject items more or less desirable and thus more or less valuable. The Company is subject to various laws and regulations governing its operations in Poland. Future political and legal changes in Poland might have either favorable or unfavorable impacts on the Company.

Environmental Conditions

Phenomena within the physical environment can severely impact the factors of production and demand factors within an economy for the counterparty. The occurrence of natural disasters, resource depletion and variations in climate conditions may influence resource availability and prices for inputs on the supply side or may influence market access and preferences for products and services associated to the counterparty from end-user demand.

Realization of forecast and projection

This valuation is premised in part on the historical financial information and projections provided by the management of the Company. We have assumed accuracy of the information provided and relied to a considerable extent on such information in arriving at our opinion of value. Although appropriate tests and analyses have been carried out to verify the reasonableness and fairness of the information provided, events and circumstances frequently do not occur as expected. Since projections relate to the future, there will usually be differences between projections and actual results and in some cases, those variances may be material. Accordingly, to the extent any of the abovementioned information requires adjustment; the resulting investment value may differ.

Fairness Opinion Conclusion

Based upon and subject to the foregoing, and such other factors as KKG considered relevant, KKG is of the opinion that, as at the date hereof, the consideration of USD300 million to be paid by MMTX to the CADV shareholders pursuant to the Transaction is fair, from a financial point of view, for the unaffiliated security holders of MMTX.

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We are of the opinion that the market value of 100% equity value of CADV is reasonably stated as below:

Market value of 100% equity value (In USD’000)
283,000 ~ 305,000

Limiting Conditions

This report and opinion of value are subject to our Limiting Conditions as included in Exhibit A of this report.

Yours faithfully,

For and on behalf of

King Kee Appraisal and Advisory Limited

Richard Zhang

Managing Director

ASA, MRICS, CPV

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Exhibit A – Limiting Conditions

1.	In the preparation of our reports, we relied on the accuracy, completeness and reasonableness of the financial information, forecast, assumptions and other data provided to us by the Company/engagement parties and/or its representatives. We did not carry out any work in the nature of an audit and neither are we required to express an audit or viability opinion. We take no responsibility for the accuracy of such information. The responsibility for determining expected values rests solely with the Company/engagement parties and our reports were only used as part of the Company’s/engagement parties’ analysis in reaching their conclusion of value.

2.	We have explained as part of our service engagement procedure that it is the director’s responsibility to ensure proper books of accounts are maintained, and the financial information and forecast give a true and fair view and have been prepared in accordance with the relevant standards and companies ordinance.

3.	Public information and industry and statistical information have been obtained from sources we deem to be reputable; however, we make no representation as to the accuracy or completeness of such information, and have accepted the information without any verification.

4.	KKG shall not be required to give testimony or attendance in court or to any government agency by reason of this analysis, with reference to the project described herein. Should there be any kind of subsequent services required, the corresponding expenses and time costs will be reimbursed from you. Such kind of additional work may incur without prior notification to you.

5.	No opinion is intended to be expressed for matters which require legal or other specialized expertise or knowledge, beyond what is customarily employed by valuers.

6.	The use of and/or the validity of the report is subject to the terms of engagement letter/proposal and the full settlement of the fees and all the expenses.

7.	Our conclusions assume continuation of prudent management policies over whatever period of time that is considered to be necessary in order to maintain the character and integrity of the assets valued.

8.	We assume that there are no hidden or unexpected conditions associated with the subject matter under review that might adversely affect the reported review result. Further, we assume no responsibility for changes in market conditions, government policy or other conditions after the Valuation/Reference Date. We cannot provide assurance on the achievability of the results forecasted by the Company/engagement parties because events and circumstances frequently do not occur as expected; difference between actual and expected results may be material; and achievement of the forecasted results is dependent on actions, plans and assumptions of management.

9.	This calculation of values expressed herein is valid only for the purpose stated in the engagement letter/or proposal.

10.	Where a distinct and definite representation has been made to us by party/parties interested in the assets valued, we are entitled to rely on that representation without further investigation into the veracity of the representation if such investigation is beyond the scope of normal scenario analysis work.

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11.	You agree to indemnify and hold us and our personnel harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorney’s fees, to which we may become subjects in connection with this engagement. Our maximum liability relating to services rendered under this engagement (regardless of form of action, whether in contract, negligence or otherwise) shall be limited to the charges paid to us for the portion of its services or work products giving rise to liability. In no event shall we be liable for consequential, special, incidental or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.), even if it has been advised of their possible existence.

12.	We are not environmental consultants or auditors, and we take no responsibility for any actual or potential environmental liabilities exist, and the effect on the value of the asset is encouraged to obtain a professional environmental assessment. We do not conduct or provide environmental assessments and have not performed one for the subject property.

13.	This analysis is premised in part on the historical financial information and future forecast provided by the management of the Company/engagement parties. We have assumed the accuracy and reasonableness of the information provided and relied to a considerable extent on such information in arriving at our calculation of value. Since projections relate to the future, there will usually be differences between projections and actual results and in some cases, and those variances may be material. Accordingly, to the extent any of the abovementioned information requires adjustments, the resulting value may differ significantly.

14.	Actual transactions involving the subject assets / business might be concluded at a higher or lower value, depending upon the circumstances of the transaction and the business, and the knowledge and motivation of the buyers and sellers at that time.

15.	This report and the conclusion of values arrived at herein are for the sole and specific purposes as noted herein. Furthermore, the report and conclusion of values are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusion of values represents the consideration based on information furnished by the Company/engagement parties and other sources.

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Exhibit B – Professional Declaration

The valuers certify, to the best of their knowledge and belief, that:

1.	Information has been obtained from sources that are believed to be reliable. All facts which have a bearing on the value concluded have been considered by the valuers and no important facts have been intentionally disregarded.

2.	The reported analyses, opinions, and conclusions are subject to the assumptions as stated in the report and based on the valuers’ personal, unbiased professional analyses, opinions, and conclusions. The valuation analysis is also bounded by the limiting conditions.

3.	The reported analyses, opinions, and conclusions are independent and objective.

4.	The valuers have no present or prospective interest in the asset that is the subject of this report, and have no personal interest or bias with respect to the parties involved.

5.	The valuers’ compensation is not contingent upon the amount of the value estimate, the attainment of a stipulated result, the occurrence of a subsequent event, or the reporting of a predetermined value or direction in value that favors the cause of the client.

6.	The analyses, opinions, and conclusions were developed, and this report has been prepared, in accordance with the International Valuation Standards published by the International Valuation Standards Council.

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Exhibit C – Analysis Result under Comparable Companies Method

Note:

●	Target financial is based on the Company’s net income forecast in 2030, discounted to the date which the analysis is performed using the Company’s cost of capital.

●	Minority shareholders are often in a passive position in investment, and it is difficult to make contributions to the operation of the company or even make no contributions. Therefore, when the minority equity of companies is traded, there is usually a discount to the potential net asset value. This reflects the relationship between the lack of control and minority shareholders’ equity. On the contrary, when most shareholders’ equity is traded, there is usually a premium to the net asset value.

●	The 25% control premium comes from two studies: one study shows that the average acquisition premium is between 35% and 42%, while another study on the transaction shows that the average acquisition premium is between 16% and 29%. We selected 25% as the reasonable control premium of the target company. The acquisition premium not only reflects the premium required for control, but also includes the view on the degree of merger benefits.

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Exhibit D – Analysis Result under Comparable Transactions Method (Cross-Check)

Note:

●	The multiple is based on implied transaction enterprise value and respective net income of the target.

●	Target financial is based on the Company’s net income forecast in 2030, discounted to the date which the analysis is performed using the Company’s WACC.

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Annex I

Proposal No. 1 — The Business Combination Proposal —To consider and vote upon a proposal to approve, subject to the approval of the Merger Proposal, by ordinary resolution, the Business Combination Agreement, dated April 23, 2026, by and among SPAC, Kukugan Invest, a Cayman Islands exempted company (“Parent” or “Kukugan”), and CADV Ventures S.A., a Poland company and a wholly-owned subsidiary of Parent (the “Company” or “CADV”) (as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which the following will occur: Parent will merge with and into the SPAC, with the SPAC continuing as the surviving company, as a result of which the Company shall become a wholly-owned subsidiary of the surviving company (the “Merger” or the “Business Combination,” and the time of the Merger, the “Effective Time”). Following the Effective Time, Miluna will be renamed Kukugan Corp and is referred to herein as “PubCo”. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Transactions.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

Proposal No. 2 — The Merger Proposal — To consider and vote upon a proposal to approve, subject to the approval of the Business Combination Proposal, by special resolution, the Plan of Merger with respect to the Merger (the “Plan of Merger”), pursuant to which Parent will merge with and into SPAC, as a result of which the separate corporate existence of Parent will cease and SPAC will continue as the surviving company, with CADV becoming a wholly owned subsidiary of the surviving company. We refer to this proposal as the “Merger Proposal.” A copy of the Plan of Merger is attached to the accompanying proxy statement/prospectus as Annex B.

Proposal No. 3 — The Nasdaq Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the issuance of PubCo Ordinary Shares in connection with the Business Combination to comply with Nasdaq Listing Rules 5635(a), (b), and (d).

Proposal No. 4 — The Advisory Organizational Document Proposals — To consider and vote upon the following five separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve by special resolution the following, among others, material differences between the SPAC Articles and the PubCo A&R Articles and the adoption of the PubCo A&R Articles:

●	Advisory Organizational Documents Proposal 4A — Under the PubCo A&R Articles, the authorised share capital of PubCo is US$57,500 divided into 575,000,000 shares of par value of US$0.0001 each, comprising (i) 555,000,000 class A ordinary shares of a par value of US$0.0001 each and (ii) 20,000,000 class B ordinary shares of a par value of US$0.0001 each.

●	Advisory Organizational Documents Proposal 4B — The PubCo A&R Articles would implement a dual class structure in which PubCo’s outstanding share capital will be re-designated into Class A Ordinary Shares and Class B Ordinary Shares and the holders of Class A Ordinary Shares will be entitled to one vote per share and holders of Class B Ordinary Shares will be entitled to fifteen votes per share, on all matters properly submitted to the Combined Company’s shareholders entitled to vote thereon.

●	Advisory Organizational Documents Proposal 4C — The PubCo A&R Articles would require the affirmative vote of at least two-thirds of the voting rights of the shares entitled to vote on such matter, voting together as a single class, whether in person or by proxy at a duly convened general meeting, to remove a director from office for cause.

●	Advisory Organizational Documents Proposal 4D — The PubCo A&R Articles would (1) change the name from “Miluna Acquisition Corp” to “Kukugan Corp”, and (2) remove certain provisions related to the SPAC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

●	Advisory Organizational Documents Proposal 4E — The PubCo A&R Articles be approved and adopted in substitution for and to the exclusion of the SPAC Articles.

Proposal No. 5 — The Incentive Plan Proposal — To approve, by ordinary resolution, the PubCo 2026 Equity Incentive Plan (the “2026 EIP”). A form of the 2026 EIP is attached to the accompanying proxy statement/prospectus as Annex J.

Proposal No. 6 — The Adjournment Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the EGM to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the EGM, (ii) if SPAC Board determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements.

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ANNEX J

KUKUGAN CORP

FORM OF 2026 OMNIBUS EQUITY INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Kukugan Corp 2026 Omnibus Equity Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, non-employee directors and consultants of Kukugan Corp (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its shareholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board, or the Compensation Committee of the Board or a similar committee performing the functions of that committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Share Options, Non-Qualified Share Options, Share Appreciation Rights, Restricted Share Units, Restricted Share Awards, Unrestricted Share Awards, Cash-Based Awards, and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Closing Date” means the date of the closing of the transactions contemplated by that certain Business and Combination Agreement, dated as of April 23, 2026, by and among the Company and the other parties thereto.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 20.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

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“Fair Market Value” of the Share on any given date means the fair market value of the Share determined in good faith by the Administrator; provided, however, that if the Share is listed on the Nasdaq Share Market, The New York Share Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

“Incentive Share Option” means any Share Option intended to qualify as an “incentive share option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Share Option” means any Share Option that is not an Incentive Share Option.

“Option” or “Share Option” means any option to purchase shares granted pursuant to Section 5.

“Restricted Shares” means the shares underlying a Restricted Share Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Share Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Share Units” means a right to receive, in cash and/or shares, as determined by the Administrator, the Fair Market Value of a share of Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding share immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding share or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Share of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which, immediately upon completion of the transaction, an unrelated person, entity or group thereof acting in concert will own at least a majority of the outstanding voting power of the Company or any successor entity other than (A) as a result of the acquisition of securities directly from the Company and (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by shareholders, per share of Share pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).

“Share” or “share” means the Class A Ordinary Shares of the Company, subject to adjustments pursuant to Section 3.

“Share Appreciation Right” means an Award entitling the recipient to receive shares (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Share on the date of exercise over the exercise price of the Share Appreciation Rights multiplied by the number of shares with respect to which the Share Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a fifty percent (50%) interest, either directly or indirectly.

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“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of share of the Company or any parent or subsidiary corporation.

“Unrestricted Share Award” means an Award of shares free of any restrictions.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan. The Plan shall be administered by the Administrator.

(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority to:

(i) select the individuals to whom Awards may from time to time be granted;

(ii) determine the time or times of grant, and the extent, if any, of Incentive Share Options, Non-Qualified Share Options, Share Appreciation Rights, Restricted Share Awards, Restricted Share Units, Unrestricted Share Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) determine the number of shares to be covered by any Award;

(iv) correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Certificate;

(v) determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(vi) accelerate at any time the exercisability or vesting of all or any portion of any Award or waive any forfeiture provision with respect to an Award;

(vii) subject to the provisions of Section 5(c) or Section 6(d), extend at any time of the period in which Share Options or Share Appreciation Right, respectively, may be exercised; and

(viii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company, including the Chief Executive Officer of the Company, all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Share underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

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(d) Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e) Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the administration of the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s certificate of incorporation or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3. SHARE ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Share Issuable. The maximum number of shares reserved and available for issuance under the Plan shall be [2,414,889] shares (the “Initial Limit”), subject to adjustment as provided in this Section 3, plus on January 1, 2028 and each January 1 thereafter, the number of shares reserved and available for issuance under the Plan shall be cumulatively increased by five percent (5%) of the number of shares issued and outstanding on the immediately preceding December 31 or such lesser amount as determined by the Board (the “Annual Increase”). Subject to such overall limitation, the maximum aggregate number of shares that may be issued in the form of Incentive Share Options shall not exceed the Initial Limit cumulatively increased on January 1, 2028 and on each January 1 thereafter by the lesser of the Annual Increase for such year or [120,744] shares of Share, subject in all cases to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Share underlying any awards under the Plan that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Share or otherwise terminated (other than by exercise) shall be added back to the shares of Share available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Share that may be issued as Incentive Share Options. The shares available for issuance under the Plan may be authorized but unissued shares of Share or shares of Share reacquired by the Company. Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the shares of Share authorized for grant to any grantee in any calendar year.

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(b) Changes in Share. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or other similar change in the Company’s capital share, the outstanding shares of Share are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Share or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Share are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator, in its sole discretion, shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Share Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Share Award, and (iv) the exercise price for each share subject to any then outstanding Share Options and Share Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Share Options and Share Appreciation Rights) as to which such Share Options and Share Appreciation Rights remain exercisable. The Administrator may also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Share shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(c) Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Options and Share Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, the Administrator shall have the option (in its sole discretion) to effect either of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder: (i) make or provide for a payment, in cash or in kind, to the grantees holding Options and Share Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares subject to outstanding Options and Share Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Share Appreciation Rights (provided that, in the case of an Option or Share Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Share Appreciation Right shall be cancelled for no consideration); or (ii) permit a grantee to exercise all or any portion of such grantee’s outstanding Options and Share Appreciation Rights (to the extent then exercisable), for a limited period of time on or before a date prior to the consummation of the Sale Event as specified by the Administrator, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate. The Administrator shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Awards other than Options and Share Appreciation Rights, in an amount equal to the Sale Price multiplied by the number of vested shares of Share under such Awards.

(d) Maximum Awards to Non-Employee Directors. The aggregate amount of compensation, including both Awards granted under this Plan and cash compensation, paid to any Non-Employee Director in a calendar year period shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Non-Employee Director is initially appointed to the Board. For the purpose of this limitation, the amount of any Award paid in a calendar year shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the share underlying the Awards is treated as “service recipient share” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.

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SECTION 5. SHARE OPTIONS

(a) Award of Share Options. The Administrator may grant Share Options under the Plan. Any Share Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Share Options granted under the Plan may be either Incentive Share Options or Non-Qualified Share Options. Incentive Share Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Share Option, it shall be deemed a Non-Qualified Share Option.

Share Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Share Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b) Exercise Price. The exercise price per share for the Share covered by a Share Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Share Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Share Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c) Option Term. The term of each Share Option shall be fixed by the Administrator, but no Share Option shall be exercisable more than ten years after the date the Share Option is granted. In the case of an Incentive Share Option that is granted to a Ten Percent Owner, the term of such Share Option shall be no more than five years from the date of grant.

(d) Exercisability; Rights of a Shareholder. Share Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Share Option. An optionee shall have the rights of a shareholder only as to shares acquired upon the exercise of a Share Option and not as to unexercised Share Options.

(e) Method of Exercise. Share Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii) Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares that are not then subject to restrictions under any Company plan, with such surrendered shares to be valued at Fair Market Value on the exercise date;

(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv) To the extent permitted by the Administrator and set forth in an Award Certificate, with respect to Share Options that are not Incentive Share Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

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Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Share to be purchased pursuant to the exercise of a Share Option will be contingent upon receipt from the optionee (or a purchaser acting in his or her stead in accordance with the provisions of the Share Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Share through the attestation method, the number of shares transferred to the optionee upon the exercise of the Share Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Share Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Share Options may be permitted through the use of such an automated system.

(f) Annual Limit on Incentive Share Options. To the extent required for “incentive share option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Share with respect to which Incentive Share Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Share Option exceeds this limit, it shall constitute a Non-Qualified Share Option.

SECTION 6. SHARE APPRECIATION RIGHTS

(a) Award of Share Appreciation Rights. The Administrator may grant Share Appreciation Rights under the Plan. A Share Appreciation Right is an Award entitling the recipient to receive shares of Share (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Share on the date of exercise over the exercise price of the Share Appreciation Right multiplied by the number of shares with respect to which the Share Appreciation Right shall have been exercised.

(b) Exercise Price of Share Appreciation Rights. The exercise price of a Share Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Share on the date of grant.

(c) Grant and Exercise of Share Appreciation Rights. Share Appreciation Rights may be granted by the Administrator independently of any Share Option granted pursuant to Section 5 of the Plan.

(d) Terms and Conditions of Share Appreciation Rights. Share Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Share Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7. RESTRICTED SHARE AWARDS

(a) Nature of Restricted Share Awards. The Administrator may grant Restricted Share Awards under the Plan. A Restricted Share Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.

(b) Rights as a Shareholder. Upon the grant of the Restricted Share Award and payment of any applicable purchase price, a grantee shall have the rights of a shareholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that any dividends paid by the Company shall accrue and shall not be paid to the grantee until the lapse of restrictions on such Restricted Shares, and such dividends shall expire or be forfeited or annulled under the same conditions as the Restricted Shares. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

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(c) Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Share Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8. RESTRICTED SHARE UNITS

(a) Nature of Restricted Share Units. The Administrator may grant Restricted Share Units under the Plan. The vesting conditions or other restrictions associated with the Restricted Share Unit may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Share Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Share Units, to the extent vested, shall be settled in the form of shares (or cash, to the extent explicitly provided for in the Award Certificate). Restricted Share Units with deferred settlement dates may be subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b) Election to Receive Restricted Share Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Share Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Share Units based on the Fair Market Value of Share on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Share Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c) Rights as a Shareholder. A grantee shall have the rights as a shareholder only as to shares of Share acquired by the grantee upon settlement of Restricted Share Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the share units underlying his Restricted Share Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Share Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED SHARE AWARDS

Grant or Sale of Unrestricted Share. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Share Award under the Plan. An Unrestricted Share Award is an Award pursuant to which the grantee may receive shares of Share free of any restrictions under the Plan. Unrestricted Share Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

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SECTION 10. CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11. DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Share specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Share Units or as a freestanding award. In no event shall any Dividend Equivalent Right be granted to an optionee as a component of a Share Option. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Share, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Share or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Share Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 12. TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Share Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c) Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than fifty percent (50%) of the voting interests.

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(d) Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 13. TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Share or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal or non-U.S. income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or share certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Share. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Share to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Share includible in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

SECTION 14. SECTION 409A AWARDS

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 15. TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.

(a) Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.

(b) For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:

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(i) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another;

(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing;

(iii) an employee becoming a Consultant or a Non-Employee Director upon the termination of such employee’s employment, unless otherwise determined by the Administrator, in its sole discretion; or

(iv) a Consultant or a Non-Employee Director becoming an employee.

SECTION 16. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. The Administrator is specifically authorized to exercise its discretion to reduce the exercise price of outstanding Share Options or Share Appreciation Rights or effect the repricing of such Awards through cancellation and re-grants. To the extent required under the rules of any securities exchange or market system on which the Share is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Share Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company shareholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 17. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Share or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Share or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18. GENERAL PROVISIONS

(a) No Distribution. The Administrator may require each person acquiring Share pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b) Issuance of Share. To the extent certificated, share certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a share transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Share shall be deemed delivered for all purposes when the Company or a Share transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Share pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Share are listed, quoted or traded. Any Share issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Share is listed, quoted or traded. The Administrator may place legends on any Share certificate or notations on any book entry to reference restrictions applicable to the Share. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

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(c) Shareholder Rights. Until Share is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a shareholder will exist with respect to shares of Share to be issued in connection with an Award, notwithstanding the exercise of a Share Option or any other action by the grantee with respect to an Award.

(d) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f) Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

SECTION 19. STATUS UNDER ERISA

The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

SECTION 20. EFFECTIVE DATE OF PLAN

This Plan shall become effective upon the date immediately preceding the Closing Date subject to prior shareholder approval in accordance with applicable state law, the Company’s bylaws and certificate of incorporation, and applicable securities exchange rules. No grants of Share Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Share Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 21. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the British Virgin Islands, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS: ______________________________

DATE APPROVED BY SHAREHOLDERS: ____________________________________

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public policy, such as providing indemnification against wilful default, fraud or the consequences of committing a crime.

The PubCo A&R Articles provide that every director (including any alternate director), secretary, assistant secretary, or other officer for the time being and from time to time of our company (but not including our company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. To the extent permissible under applicable laws, the shareholders waive any claim or right of action that they may have, both individually and on the PubCo’s behalf, against any director in relation to any action or failure to take action by such director in the performance of his or her duties with or for PubCo, except in respect of any dishonesty, willful default or fraud of such director.

We plan to enter into indemnification agreements with our directors and executive officers, the form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part, pursuant to which we will agree to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions.

In addition, pursuant to the Business Combination Agreement, we agreed that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of our company and our subsidiaries as provided in the Organizational Documents of such company in effect as of the date of the Business Combination Agreement will survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable law.

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In addition, we plan to maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

A list of exhibits included as part of this Registration Statement on Form S-4 is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

(b)	Financial Statements

See page F-1 for an index of financial statements included in this Registration Statement on Form S-4.

Item 22. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the U.S. Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved thereby, that was not the subject of and included in the registration statement when it became effective.

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EXHIBIT INDEX

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
2.1†	Business Combination Agreement, dated as of April 23, 2026, by and among Miluna Acquisition Corp, Kukugan Invest, and CADV Ventures S.A. (included as Annex A to the proxy statement/prospectus).
3.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 of Miluna Acquisition Corp’s Annual Report on Form 10-K, filed with the SEC on February 12, 2026).
3.2	Form of Second Amended and Restated Memorandum and Articles of Association of Kukugan Invest (attached to the proxy statement/prospectus that forms a part of this registration statement as Annex C).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 of Miluna Acquisition Corp’s Annual Report on Form 10-K, filed with the SEC on February 12, 2026).
4.2	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 of Miluna Acquisition Corp’s Annual Report on Form 10-K, filed with the SEC on February 12, 2026).
4.3	Specimen Warrants Certificate (incorporated by reference to Exhibit 4.3 of Miluna Acquisition Corp’s Annual Report on Form 10-K, filed with the SEC on February 12, 2026).
4.4	Warrant Agreement, dated October 22, 2025, by and between the Company and Lucky Lucko, Inc. d/b/a Efficiency (incorporated by reference to Exhibit 4.1 of Miluna Acquisition Corp’s Annual Report on Form 10-K, filed with the SEC on February 12, 2026).
5.1***	Opinion of Harney Westwood & Riegels.
8.1***	Opinion of Hunter Taubman Fischer & Li LLC regarding certain U.S. federal income tax matters.
8.2*	Opinion of Rimôn PC regarding certain tax matters.
10.1	Sponsor Support Agreement, dated as of April 23, 2026, by and among MilunaC Technology Limited, Miluna Acquisition Corp, and Kukugan Invest (incorporated by reference to Exhibit 10.1 of Miluna Acquisition Corp’s Current Report on Form 8-K, filed with the SEC on April 27, 2026).
10.2	Parent Support Agreement, dated as of April 23, 2026, by and among Kukugan Invest, Miluna Acquisition Corp, and the sole shareholder of Parent (incorporated by reference to Exhibit 10.2 of Miluna Acquisition Corp’s Current Report on Form 8-K, filed with the SEC on April 27, 2026).
10.3	Form of Registration Rights Agreement) (incorporated by reference to Exhibit 10.3 of Miluna Acquisition Corp’s Current Report on Form 8-K, filed with the SEC on April 27, 2026).
10.4	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.4 of Miluna Acquisition Corp’s Current Report on Form 8-K, filed with the SEC on April 27, 2026).
10.5	Letter Agreement, dated October 22, 2025, by and among the Company, its executive officers, its directors and the Sponsor (incorporated by reference to Exhibit 10.1 of Miluna Acquisition Corp’s Annual Report on Form 10-K, filed with the SEC on February 12, 2026).
10.6	Investment Management Trust Agreement, dated October 22, 2025, by and between the Company and Lucky Lucko, Inc. d/b/a Efficiency (incorporated by reference to Exhibit 10.2 of Miluna Acquisition Corp’s Annual Report on Form 10-K, filed with the SEC on February 12, 2026).
10.7	Registration Rights Agreement, dated October 22, 2025, among the Company, the Sponsor and the Holders signatory thereto (incorporated by reference to Exhibit 10.3 of Miluna Acquisition Corp’s Annual Report on Form 10-K, filed with the SEC on February 12, 2026).
10.8	Private Units Purchase Agreement, dated October 22, 2025, by and between the Company and the Sponsor (incorporated by reference to Exhibit 10.4 of Miluna Acquisition Corp’s Annual Report on Form 10-K, filed with the SEC on February 12, 2026).
10.9	Administrative Support Agreement, dated July 8, 2025, by and between Miluna Acquisition Corp and the Sponsor (incorporated by reference to Exhibit 10.6 of Miluna Acquisition Corp’s Annual Report on Form 10-K, filed with the SEC on February 12, 2026).
10.10	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.6 of Miluna Acquisition Corp’s Annual Report on Form 10-K, filed with the SEC on February 12, 2026).
10.11	Securities Subscription Agreement, dated June 30, 2025, by and between Miluna Acquisition Corp and MilunaC Technology Limited (incorporated by reference to Exhibit 10.7 of Miluna Acquisition Corp’s Registration Statement on Form S-1, filed with the SEC on September 2, 2025).
10.12	Promissory Note, dated as of June 24, 2025, by and between the Company and the Sponsor (incorporated by reference to Exhibit 10.8 of Miluna Acquisition Corp’s Annual Report on Form 10-K, filed with the SEC on February 12, 2026).
21.1***	List of Subsidiaries.
23.1***	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 8.1).
23.2***	Consent of Prouden CPAs GP (Miluna Acquisition Corp)
23.3***	Consent of Prouden CPAs GP (CADV Ventures S.A. and Kukugan Invest)
23.4***	Consent of King Kee Appraisal and Advisory Limited
24.1	Power of Attorney (included on the signature page to the initial filing of this registration statement).
99.1***	Consent of Shang Ju Lin to be Named as Director
99.2***	Consent of Luhuan Zhong to be Named as Director
99.3***	Consent of Hoan S. Lee, Ph.D. to be Named as Director
99.4***	Consent of Jeffrey Chi to be Named as Director
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107***	Filing Fee Table.

* Filed herewith.

** To be filed by amendment.

*** Previously filed

† Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission upon its request.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on this 17th day of September, 2026.

Miluna Acquisition Corp

By:	/s/ Hao Yuan
Name:	Hao Yuan
Title:	Chief Executive Officer and Chairman

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hao Yuan as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on September 17, 2026.

Signature	Title	Date

/s/ Hao Yuan	Chief Executive Officer and Chairman	September 17, 2026
Hao Yuan	(Principal Executive Officer)

/s/ Daniel Albert Mace	Chief Financial Officer and Director	September 17, 2026
Daniel Albert Mace	(Principal Financial and Accounting Officer)

/s/ Luhuan Zhong	Director	September 17, 2026
Luhuan Zhong

/s/ Yajuan Ding	Director	September 17, 2026
Yajuan Ding

/s/ Ya Ting Lee	Director	September 17, 2026
Ya Ting Lee

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the United States, on this 17th day of September, 2026.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei, Taiwan, on this 17th day of September, 2026.

CADV Ventures S.A.

By:	/s/ Shang Ju Lin
Name:	Shang Ju Lin
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shang Ju Lin as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on this 17th day of September, 2026.

Signature	Title	Date

/s/ Shang Ju Lin	Chief Executive Officer and Chairman	September 17, 2026
Shang Ju Lin	(Principal Executive Officer)

/s/ Elzbieta Barbarska	Chief Financial Officer	September 17, 2026
Elzbieta Barbarska	(Principal Financial and Accounting Officer)

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement or the amendment thereto in the State of California, on this 17th day of September, 2026.

By:	/s/ Debbie A. Klis
Name:	Debbie A. Klis
Title:	Authorized Representative

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